FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-226943-03

The information in this preliminary prospectus is not complete and may be changed. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

THIS PRELIMINARY PROSPECTUS, DATED AUGUST 5, 2019, MAY BE AMENDED OR COMPLETED PRIOR TO THE TIME OF SALE.

PROSPECTUS

$677,165,000 (Approximate)

CD 2019-CD8 Mortgage Trust

(Central Index Key Number 0001782003)

Issuing Entity

Deutsche Mortgage & Asset Receiving Corporation

(Central Index Key Number 0001013454)

Depositor

German American Capital Corporation

(Central Index Key Number 0001541294)

MUFG Principal Commercial Capital

(Central Index Key Number 0000016287)

Cantor Commercial Real Estate Lending, L.P.
(Central Index Key Number 0001558761)

Citi Real Estate Funding Inc.

(Central Index Key Number 0001701238)

Sponsors and Mortgage Loan Sellers

CD 2019-CD8 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2019-CD8

Deutsche Mortgage & Asset Receiving Corporation is offering certain classes of the CD 2019-CD8 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2019-CD8 identified in the table below. The offered certificates (and the non-offered certificates identified under “Summary of Certificates”) will represent the ownership interests in the issuing entity, CD 2019-CD8 Mortgage Trust, a New York common law trust. The assets of the issuing entity will primarily consist of a pool of fixed rate commercial mortgage loans, which are generally the sole source of payments on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates will be entitled to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th is not a business day, the next business day), commencing in September 2019. The rated final distribution date for each class of offered certificates is the distribution date in August 2057.

Class	Initial Class Certificate Balance or Notional Amount(1)	Approx. Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(2)
Class A-1	$10,401,000%		(3)	July 2024
Class A-2	$7,644,000%		(3)	July 2024
Class A-SB	$16,457,000%		(3)	May 2029
Class A-3	(4)%		(3)	(4)
Class A-4	(4)%		(3)	(4)
Class X-A	$598,653,000(5)%		Variable(6)	August 2029
Class A-M	$49,070,000%		(3)	August 2029
Class B	$40,237,000%		(3)	August 2029
Class C	$38,275,000%		(3)	August 2029

(Footnotes on table begin on page 3)

You should carefully consider the risk factors beginning on page 53 of this prospectus.

Neither the certificates nor the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

The certificates will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, the depositor, any of their affiliates or any other entity.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. Deutsche Mortgage & Asset Receiving Corporation will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”), contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The underwriters, Deutsche Bank Securities Inc., Cantor Fitzgerald & Co., Citigroup Global Markets Inc., MUFG Securities Americas Inc., Academy Securities, Inc. and Drexel Hamilton, LLC will purchase the offered certificates from Deutsche Mortgage & Asset Receiving Corporation and will offer them to the public at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. Deutsche Bank Securities Inc., Cantor Fitzgerald & Co. and Citigroup Global Markets Inc. are acting as co-lead managers and joint bookrunners in the following manner: Deutsche Bank Securities Inc. is acting as sole bookrunning manager with respect to approximately 66.6% of each class of offered certificates, Cantor Fitzgerald & Co. is acting as sole bookrunning manager with respect to approximately 19.4% of each class of offered certificates and Citigroup Global Markets Inc. is acting as sole bookrunning manager with respect to approximately 14.0% of each class of offered certificates. MUFG Securities Americas Inc., Academy Securities, Inc. and Drexel Hamilton, LLC are acting as co-managers.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, société anonyme and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about August 22, 2019. Deutsche Mortgage & Asset Receiving Corporation expects to receive from this offering approximately      % of the aggregate certificate balance of the offered certificates, plus accrued interest from August 1, 2019, before deducting expenses payable by the depositor.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)
Commercial Mortgage Pass-Through Certificates	$677,165,000	100%	$677,165,000	$82,072.40

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Calculated according to Rule 457(s) of the Securities Act of 1933.

Deutsche Bank Securities	Citigroup	Cantor Fitzgerald & Co.
Co-Lead Managers and Joint Bookrunners
MUFG Co-Manager	Academy Securities Co-Manager	Drexel Hamilton Co-Manager

August [_], 2019

Summary of Certificates

Class	Initial Certificate Balance or Notional Amount(1)		Approx. Initial Credit Support(7)	Pass-Through Rate Description	Assumed Final Distribution Date(2)	Approx. Initial Pass-Through Rate	Weighted Average Life (Yrs.)(8)	Principal Window(8)
Offered Certificates
Class A-1	$10,401,000		30.000%	(3)	July 2024%		3.00	1 – 59
Class A-2	$7,644,000		30.000%	(3)	July 2024%		4.90	59 – 59
Class A-SB	$16,457,000		30.000%	(3)	May 2029%		7.43	59 – 117
Class A-3	(4)		30.000%	(3)	(4)%		(4)	(4)
Class A-4	(4)		30.000%	(3)	(4)%		(4)	(4)
Class X-A	$598,653,000	(5)	N/A	Variable(6)	August 2029%		N/A	N/A
Class A-M	$49,070,000		23.750%	(3)	August 2029%		9.98	120 – 120
Class B	$40,237,000		18.625%	(3)	August 2029%		9.98	120 – 120
Class C	$38,275,000		13.750%	(3)	August 2029%		9.98	120 – 120
Non-Offered Certificates(9)
Class X-B	$78,512,000	(5)	N/A	Variable(6)	August 2029%		N/A	N/A
Class X-D	$44,163,000	(5)	N/A	Variable(6)	August 2029%		N/A	N/A
Class X-F	$21,591,000	(5)	N/A	Variable(6)	August 2029%		N/A	N/A
Class D	$24,535,000		10.625%	(3)	August 2029%		9.98	120 – 120
Class E	$19,628,000		8.125%	(3)	August 2029%		9.98	120 – 120
Class F	$21,591,000		5.375%	(3)	August 2029%		9.98	120 – 120
Class G-RR	$8,832,000		4.250%	(3)	August 2029%		9.98	120 – 120
Class H-RR	$16,684,000		2.125%	(3)	August 2029%		9.98	120 – 120
Class J-RR	$16,684,305		0.000%	(3)	August 2029%		9.98	120 – 120
Class S(10)	N/A		N/A	N/A	N/A	N/A	N/A	N/A
Class R(11)	N/A		N/A	N/A	N/A	N/A	N/A	N/A
VRR Interest(12)	$26,000,000	(13)	N/A	(14)	August 2029%		9.67	1 – 120

(1)	Approximate, subject to a permitted variance of plus or minus 5%. The certificate balance of the VRR Interest is not included in the certificate balance or notional amount of any class of certificates set forth under “Offered Certificates” or “Non-Offered Certificates” in the table above, and the VRR Interest is not offered by this prospectus. In addition, the certificate balance of each class of principal balance certificates (and correspondingly, the initial notional amount of each class of Class X certificates) is subject to change as described in footnote (5) below.

(2)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.

(3)	The pass-through rates for the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-M, Class B, Class C, Class D, Class E, Class G-RR, Class H-RR and Class J-RR certificates (referred to as the “principal balance certificates”), in each case, will be one of (i) a fixed per annum rate, (ii) the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which such distribution date occurs (referred to as the “WAC rate”), (iii) a rate equal to the lesser of a specified pass-through rate and the WAC rate, or (iv) the WAC rate, less a specified rate. See “Description of the Certificates—Distributions—Pass-Through Rates”.

(4)	The exact certificate balances of the Class A-3 and Class A-4 certificates are unknown and will be determined based on the final pricing of those classes of certificates. However, the respective initial certificate balances and weighted average lives of the Class A-3 and Class A-4 certificates are expected to be within the applicable ranges reflected in the following chart. The aggregate initial certificate balance of the Class A-3 and Class A-4 certificates is expected to be approximately $515,081,000, subject to a variance of plus or minus 5%.

Class of Certificates	Expected Range of Initial Certificate Balance	Assumed Final Distribution Date	Expected Range of Weighted Avg. Life (Yrs)	Principal Window
Class A-3	$75,000,000 - $257,000,000	January 2029 – July 2029	9.39 – 9.67	112 – 113 / 112 – 119
Class A-4	$258,081,000 - $440,081,000	August 2029	9.94 – 9.88	119 – 120 / 113 – 120

(5)	The notional amount of the Class X-A certificates will be equal to the aggregate certificate balance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 and Class A-M certificates. The notional amount of the Class X-B certificates will be equal to the aggregate certificate balance of the Class B and Class C certificates. The notional amount of the Class X-D certificates will be equal to the aggregate certificate balance of the Class D and Class E certificates. The notional amount of the Class X-F certificates will be equal to the certificate balance of the Class F certificates. The Class X-A, Class X-B, Class X-D and Class X-F certificates (referred to as the “Class X certificates”) will not be entitled to distributions of principal. The notional amount of each class of the Class X certificates is subject to change depending upon the final pricing of the principal balance certificates, as follows: (1) if as a result of such pricing the pass-through rate of any class of principal balance certificates whose certificate balance comprises such notional amount is equal to the WAC rate, the certificate balance of such class of principal balance certificates may not be part of, and reduce accordingly, such notional amount of the related Class X certificates (or, if as a result of such pricing the pass-through rate of the related Class X certificates is equal to zero, such Class X certificates may not be issued on the closing date), and/or (2) if as a result of such pricing the pass-through rate of any class of principal balance certificates that does not comprise such notional amount of the related Class X certificates is equal to less than the WAC rate, such class of principal balance certificates may become a part of, and increase accordingly, such notional amount of the related Class X certificates. See “Description of the Certificates—Distributions—Pass-Through Rates”.

(6)	Each class of Class X certificates will not be entitled to distributions of principal. Each class of Class X certificates will accrue interest on their respective notional amount and at their respective pass-through rate as described in “Description of the Certificates—Distributions—Pass-Through Rates”.

(7)	The approximate initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, are represented in the aggregate. The approximate initial credit support percentages shown in the table above do not take into account the VRR Interest. However, losses incurred on the mortgage loans will be allocated between the VRR Interest, on the one hand, and the principal balance certificates, on the other hand, pro rata in accordance with their respective outstanding certificate balances. See “Credit Risk Retention” and “Description of the Certificates”.

(8)	The weighted average life and principal window during which distributions of principal would be received as set forth in the foregoing table with respect to each class of principal balance certificates are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates and mortgage loans with anticipated repayment dates, if any, are repaid on the respective anticipated repayment dates.

(9)	The classes of certificates set forth in the table under “Non-Offered Certificates” are not offered by this prospectus. Any information in this prospectus concerning the non-offered certificates is presented solely to enhance your understanding of the offered certificates.

(10)	The Class S certificates will not have a certificate balance, notional amount, pass-through rate, assumed final distribution date or rating. Excess interest accruing after the related anticipated repayment date on any mortgage loan with an anticipated repayment date will, to the extent collected, be allocated to the Class S certificates and the VRR Interest as described in this prospectus. The Class S certificates will not be entitled to distributions in respect of principal or interest other than excess interest.

(11)	The Class R certificates will not have a certificate balance, notional amount, pass-through rate, assumed final distribution date or rating. The Class R certificates will represent the residual interests in each Trust REMIC, as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.

(12)	German American Capital Corporation, as retaining sponsor, is expected to acquire from the depositor, on the closing date, an “eligible vertical interest” (as defined in Regulation RR) in the form of a single vertical security with an expected aggregate initial certificate balance of approximately $26,000,000 (the “VRR Interest”), which is expected to represent approximately 3.205% of all classes of principal balance certificates and the VRR Interest. The VRR Interest will be retained by certain retaining parties in accordance with the credit risk retention rules applicable to this securitization transaction. See “Credit Risk Retention”. The VRR Interest is a class of certificates.

(13)	The initial certificate balance of the VRR Interest is subject to change depending on the final pricing all classes of regular certificates with the final initial certificate balance of the VRR Interest determined such that, upon initial issuance, the percentage of the fair value of the HRR certificates and the percentage of the VRR Interest (in the aggregate) will equal at least 5. If the initial certificate balance of the VRR Interest is reduced, the initial certificate balance of each class of principal balance certificates (and correspondingly, the initial notional amount of each class of Class X certificates) will be increased on a pro rata basis (based on the initial certificate balance set forth in the table above) in an aggregate amount equal to such reduction in the initial certificate balance of the VRR Interest. If the initial certificate balance of the VRR Interest is increased, the initial certificate balance of each class of principal balance certificates (and correspondingly, the initial notional amount of each class of Class X certificates) will be decreased on a pro rata basis (based on the initial certificate balance set forth in the table above) in an aggregate amount equal to such increase in the initial certificate balance of the VRR Interest. For a further description, see “Credit Risk Retention”.

(14)	Although it does not have a specified pass-through rate (other than for tax reporting purposes), the effective interest rate for the VRR Interest will be the WAC rate.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	11
Important Notice About Information Presented in This Prospectus	12
Summary of Terms	19
Risk Factors	53
The Certificates May Not Be a Suitable Investment for You	53
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	53
Risks Related to Market Conditions and Other External Factors	53
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS	53
Other Events May Affect the Value and Liquidity of Your Investment	53
Risks Relating to the Mortgage Loans	54
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	54
Risks of Commercial and Multifamily Lending Generally	54
Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	56
Retail Properties Have Special Risks	60
Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers	60
The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector	61
Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants	61
Office Properties Have Special Risks	62
Hospitality Properties Have Special Risks	63
Risks Relating to Affiliation with a Franchise or Hotel Management Company	64
Mixed Use Properties Have Special Risks	65
Multifamily Properties Have Special Risks	65
Leased Fee Properties Have Special Risks	68
Industrial Properties Have Special Risks	69
Self-Storage Properties Have Special Risks	70
Condominium Ownership May Limit Use and Improvements	71
Operation of a Mortgaged Property Depends on the Property Manager’s Performance	73
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	73
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	74
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	75
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	76
Risks Related to Zoning Non-Compliance and Use Restrictions	78
Risks Relating to Inspections of Properties	79
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	79
Insurance May Not Be Available or Adequate	79
Terrorism Insurance May Not Be Available for All Mortgaged Properties	82
Risks Associated with Blanket Insurance Policies or Self-Insurance	83
Limited Information Causes Uncertainty	84
Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions	84
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	85
The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us	86
Static Pool Data Would Not Be Indicative of the Performance of this Pool	86
Appraisals May Not Reflect Current or Future Market Value of Each Property	87

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	88
The Borrower’s Form of Entity May Cause Special Risks	88
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	90
Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions	90
Other Financings or Ability to Incur Other Indebtedness Entails Risk	92
Tenancies-in-Common May Hinder Recovery	93
Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions	93
Risks Associated with One Action Rules	93
State Law Limitations on Assignments of Leases and Rents May Entail Risks	94
Various Other Laws Could Affect the Exercise of Lender’s Rights	94
Risks of Anticipated Repayment Date Loans	94
Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	95
Risks Related to Ground Leases and Other Leasehold Interests	96
Increases in Real Estate Taxes May Reduce Available Funds	98
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds	98
Risks Related to Conflicts of Interest	98
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests	98
The Servicing of the Wind Creek Leased Fee Whole Loan Will Shift to Other Servicers	100
Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests	101
Potential Conflicts of Interest of the Master Servicer and the Special Servicer	102
Potential Conflicts of Interest of the Operating Advisor	104
Potential Conflicts of Interest of the Asset Representations Reviewer	105
Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders	105
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	107
Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Holder To Terminate the Special Servicer of the Applicable Whole Loan	108
Other Potential Conflicts of Interest May Affect Your Investment	109
Other Risks Relating to the Certificates	109
The Certificates Are Limited Obligations	109
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	110
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Certificates	110
Recent Developments Concerning the Proposed Japanese Retention Requirements	111
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	112
Subordination of the Subordinate Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinate Certificates	114
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	115
Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment	118
Risks Relating to Modifications of the Mortgage Loans	123
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan	124
Payments Allocated to the VRR Interest Will Not Be Available to Make Payments on the Non-VRR

Certificates, and Payments Allocated to the Non-VRR Certificates Will Not Be Available to Make Payments on the VRR Interest	124
Risks Relating to Interest on Advances and Special Servicing Compensation	125
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	125
The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	125
The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity	126
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	126
Description of the Mortgage Pool	129
General	129
Certain Calculations and Definitions	130
Definitions	131
Mortgage Pool Characteristics	137
Overview	137
Property Types	138
Multi-Property Mortgage Loans and Related Borrower Mortgage Loans	143
Geographic Concentrations	144
Mortgaged Properties With Limited Prior Operating History	145
Tenancies-in-Common	145
Condominium and Other Shared Interests	145
Fee & Leasehold Estates; Ground Leases	146
Environmental Considerations	147
Redevelopment, Renovation and Expansion	150
Assessment of Property Value and Condition	150
Litigation and Other Considerations	151
Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings	151
Loan Purpose	151
Default History, Bankruptcy Issues and Other Proceedings	151
Tenant Issues	153
Tenant Concentrations	153
Lease Expirations and Terminations	153
Purchase Options and Rights of First Refusal	159
Insurance Considerations	160
Use Restrictions	161
Appraised Value	162
Non-Recourse Carveout Limitations	164
Real Estate and Other Tax Considerations	164
Delinquency Information	166
Certain Terms of the Mortgage Loans	166
Amortization of Principal	166
Due Dates; Mortgage Rates; Calculations of Interest	166
ARD Loan(s)	167
Single Purpose Entity Covenants	167
Prepayment Protections and Certain Involuntary Prepayments	167
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	170
Defeasance; Collateral Substitution	171
Partial Releases	171
Escrows	173
Mortgaged Property Accounts	174
Exceptions to Underwriting Guidelines	174
Additional Indebtedness	175
General	175
Whole Loans	175
Mezzanine Indebtedness	175
Preferred Equity	178
Other Secured Indebtedness	178
Other Unsecured Indebtedness	178
The Whole Loans	179
General	179
The Serviced Pari Passu Whole Loans	183
The Non-Serviced Pari Passu Whole Loans	186
The AB Whole Loans	188
Woodlands Mall Whole Loan	188
Moffett Towers II - Buildings 3 & 4 Whole Loan	197
The Citizen Hotel Sacramento Whole Loan	204
Additional Information	211
Transaction Parties	212
The Sponsors and Mortgage Loan Sellers	212
German American Capital Corporation	212
MUFG Principal Commercial Capital	220
Cantor Commercial Real Estate Lending, L.P.	229
Citi Real Estate Funding Inc.	237
The Depositor	246
The Issuing Entity	246
The Trustee and the Certificate Administrator	247
The Master Servicer and Special Servicer	249
The Operating Advisor and Asset Representations Reviewer	256
Credit Risk Retention	257
Qualifying CRE Loans	258
The VRR Interest	258
Material Terms of the VRR Interest	258
HRR Certificates	261
General	261
Retaining Third-Party Purchaser	262

Material Terms of the HRR Certificates	262
Determination of Amount of Required Horizontal Credit Risk Retention	262
Hedging, Transfer and Financing Restrictions	269
Operating Advisor	269
Representations and Warranties	270
Description of the Certificates	272
General	272
Distributions	274
Method, Timing and Amount	274
Available Funds	275
Priority of Distributions	276
Pass-Through Rates	279
Interest Distribution Amount	281
Principal Distribution Amount	282
Certain Calculations with Respect to Individual Mortgage Loans	283
Excess Interest	284
Application Priority of Mortgage Loan Collections or Whole Loan Collections	284
Allocation of Yield Maintenance Charges and Prepayment Premiums	287
Assumed Final Distribution Date; Rated Final Distribution Date	288
Prepayment Interest Shortfalls	288
Subordination; Allocation of Realized Losses	290
Reports to Certificateholders; Certain Available Information	292
Certificate Administrator Reports	292
Information Available Electronically	297
Voting Rights	302
Delivery, Form, Transfer and Denomination	302
Denomination	302
Book-Entry Registration	302
Definitive Certificates	305
Certificateholder Communication	306
Access to Certificateholders’ Names and Addresses	306
Requests to Communicate	306
List of Certificateholders	306
Description of the Mortgage Loan Purchase Agreements	307
General	307
Dispute Resolution Provisions	317
Asset Review Obligations	317
Pooling and Servicing Agreement	318
General	318
Assignment of the Mortgage Loans	319
Servicing Standard	319
Subservicing	321
Advances	321
P&I Advances	321
Servicing Advances	322
Nonrecoverable Advances	323
Recovery of Advances	324
Accounts	325
Withdrawals from the Collection Account	327
Servicing and Other Compensation and Payment of Expenses	330
General	330
Master Servicing Compensation	334
Special Servicing Compensation	336
Disclosable Special Servicer Fees	340
Certificate Administrator and Trustee Compensation	341
Operating Advisor Compensation	341
Asset Representations Reviewer Compensation	342
CREFC® Intellectual Property Royalty License Fee	343
Appraisal Reduction Amounts	343
Maintenance of Insurance	349
Modifications, Waivers and Amendments	352
Mortgage Loans with “Due-on-Sale” and “Due-on-Encumbrance” Provisions	354
Inspections	356
Collection of Operating Information	357
Special Servicing Transfer Event	357
Asset Status Report	359
Realization Upon Mortgage Loans	362
Sale of Defaulted Loans and REO Properties	364
The Directing Holder	367
General	367
Major Decisions	369
Asset Status Report	372
Replacement of Special Servicer	372
Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event	373
Servicing Override	374
Rights of Holders of Companion Loans	375
Limitation on Liability of Directing Holder	375
The Operating Advisor	376
General	376
Duties of Operating Advisor at All Times	377
Annual Report	378
Additional Duties of the Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing	379
Recommendation of the Replacement of the Special Servicer	380
Eligibility of Operating Advisor	380
Other Obligations of Operating Advisor	381
Delegation of Operating Advisor’s Duties	381
Termination of the Operating Advisor With Cause	382
Rights Upon Operating Advisor Termination Event	382
Waiver of Operating Advisor Termination Event	383

Termination of the Operating Advisor Without Cause	383
Resignation of the Operating Advisor	383
Operating Advisor Compensation	384
The Asset Representations Reviewer	384
Asset Review	384
Eligibility of Asset Representations Reviewer	389
Other Obligations of Asset Representations Reviewer	389
Delegation of Asset Representations Reviewer’s Duties	390
Assignment of Asset Representations Reviewer’s Rights and Obligations	390
Asset Representations Reviewer Termination Events	390
Rights Upon Asset Representations Reviewer Termination Event	391
Termination of the Asset Representations Reviewer Without Cause	391
Resignation of Asset Representations Reviewer	392
Asset Representations Reviewer Compensation	392
Limitation on Liability of the Risk Retention Consultation Parties	392
Replacement of Special Servicer Without Cause	393
Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote	395
Termination of Servicer and Special Servicer for Cause	396
Servicer Termination Events	396
Rights Upon Servicer Termination Event	398
Waiver of Servicer Termination Event	400
Resignation of the Master Servicer and Special Servicer	400
Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation	401
Limitation on Liability; Indemnification	401
Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA	404
Dispute Resolution Provisions	404
Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder	404
Repurchase Request Delivered by a Party to the PSA	405
Resolution of a Repurchase Request	405
Mediation and Arbitration Provisions	408
Servicing of the Non-Serviced Mortgage Loans	409
General	409
Servicing of the Woodlands Mall Mortgage Loan	412
Servicing of the 505 Fulton Street Mortgage Loan and the Wind Creek Leased Fee Mortgage Loan	412
Servicing of the Moffett Towers II – Buildings 3 & 4 Mortgage Loan	413
Servicing of the Visions Hotel Portfolio II Mortgage Loan	414
Rating Agency Confirmations	415
Evidence as to Compliance	416
Limitation on Rights of Certificateholders to Institute a Proceeding	418
Termination; Retirement of Certificates	418
Amendment	419
Resignation and Removal of the Trustee and the Certificate Administrator	422
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	423
Certain Legal Aspects of Mortgage Loans	423
General	425
Types of Mortgage Instruments	425
Leases and Rents	425
Personalty	426
Foreclosure	426
General	426
Foreclosure Procedures Vary from State to State	426
Judicial Foreclosure	426
Equitable and Other Limitations on Enforceability of Certain Provisions	427
Nonjudicial Foreclosure/Power of Sale	427
Public Sale	427
Rights of Redemption	428
Anti-Deficiency Legislation	429
Leasehold Considerations	429
Cooperative Shares	429
Bankruptcy Laws	430
Environmental Considerations	435
General	435
Superlien Laws	435
CERCLA	435
Certain Other Federal and State Laws	436
Additional Considerations	437
Due-on-Sale and Due-on-Encumbrance Provisions	437
Subordinate Financing	437
Default Interest and Limitations on Prepayments	437
Applicability of Usury Laws	438
Americans with Disabilities Act	438
Servicemembers Civil Relief Act	438
Anti-Money Laundering, Economic Sanctions and Bribery	439

Potential Forfeiture of Assets	439
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	439
Pending Legal Proceedings Involving Transaction Parties	441
Use of Proceeds	441
Yield and Maturity Considerations	441
Yield Considerations	441
General	441
Rate and Timing of Principal Payments	442
Losses and Shortfalls	443
Certain Relevant Factors Affecting Loan Payments and Defaults	444
Delay in Payment of Distributions	444
Yield on the Certificates with Notional Amounts	445
Weighted Average Life	445
Pre-Tax Yield to Maturity Tables	451
Material Federal Income Tax Considerations	454
General	454
Qualification as a REMIC	454
Status of Offered Certificates	456
Taxation of Regular Interests	457
General	457
Original Issue Discount	457
Acquisition Premium	459
Market Discount	459
Premium	460
Election To Treat All Interest Under the Constant Yield Method	460
Treatment of Losses	461
Yield Maintenance Charges and Prepayment Provisions	462
Sale or Exchange of Regular Interests	462
Taxes That May Be Imposed on a REMIC	463
Prohibited Transactions	463
Contributions to a REMIC After the Startup Day	463
Net Income from Foreclosure Property	463
Bipartisan Budget Act of 2015	463
Taxation of Certain Foreign Investors	464
FATCA	465
Backup Withholding	465
Information Reporting	465
3.8% Medicare Tax on “Net Investment Income”	466
Reporting Requirements	466
Certain State and Local Tax Considerations	466
Method of Distribution (Conflicts of Interest)	467
Incorporation of Certain Information by Reference	469
Where You Can Find More Information	469
Financial Information	469
Certain ERISA Considerations	470
General	470
Plan Asset Regulations	470
Administrative Exemption	471
Insurance Company General Accounts	473
Legal Investment	473
Legal Matters	474
Ratings	474
Index of Defined Terms	477

ANNEX A-1	CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
ANNEX A-2	CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
ANNEX A-3	DESCRIPTION OF TOP FIFTEEN MORTGAGE LOANS AND ADDITIONAL MORTGAGE LOAN INFORMATION
ANNEX B	FORM OF REPORT TO CERTIFICATEHOLDERS
ANNEX C	FORM OF OPERATING ADVISOR ANNUAL REPORT
ANNEX D-1	MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX D-2	EXCEPTIONS TO GACC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX D-3	EXCEPTIONS TO MPCC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX D-4	EXCEPTIONS TO CCRE LENDING MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX D-5	EXCEPTIONS TO CREFI MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX E	CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS. HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE OBTAINED ELECTRONICALLY THROUGH THE SEC’S INTERNET WEBSITE (HTTP://WWW.SEC.GOV).

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE INFORMATION IN THIS PROSPECTUS IS PRELIMINARY AND MAY BE SUPPLEMENTED OR AMENDED PRIOR TO THE TIME OF SALE.

IN ADDITION, THE OFFERED CERTIFICATES REFERRED TO IN THIS PROSPECTUS, AND THE ASSET POOL BACKING THEM, ARE SUBJECT TO MODIFICATION OR REVISION (INCLUDING THE POSSIBILITY THAT ONE OR MORE CLASSES OF OFFERED CERTIFICATES MAY BE SPLIT, COMBINED OR ELIMINATED) AT ANY TIME PRIOR TO ISSUANCE, AND ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR AND MAY BE SUPERSEDED BY INFORMATION DELIVERED TO SUCH PROSPECTIVE INVESTOR PRIOR TO THE TIME OF SALE.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING HOLDER, THE RISK RETENTION CONSULTATION PARTIES, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—OTHER RISKS RELATING TO THE CERTIFICATES—THE CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE CERTIFICATES MAY DECLINE” IN THIS PROSPECTUS.

Important Notice About Information Presented in This Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

This prospectus begins with several introductory sections describing the certificates and the issuing entity in abbreviated form:

●	Summary of Certificates, which sets forth important statistical information relating to the certificates;

●	Summary of Terms, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and

●	Risk Factors, which describes risks that apply to the certificates.

This prospectus includes cross references to sections in this prospectus where you can find further related discussions. The table of contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Defined Terms”.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

●	the terms “depositor”, “we”, “us” and “our” refer to Deutsche Mortgage & Asset Receiving Corporation.

●	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.

●	unless otherwise specified, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (ii) references to a mortgage loan by name refer to such mortgage loan secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (iii) any parenthetical with a percent next to a mortgaged property name (or portfolio of mortgaged properties name) indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization, and (iv) any parenthetical with a percent next to a mortgage loan name or a group of mortgage loans indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization.

This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state or other jurisdiction where such offer, solicitation or sale is not permitted.

NOTICE TO RESIDENTS WITHIN EUROPEAN ECONOMIC AREA

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE PROSPECTUS DIRECTIVE (AS DEFINED BELOW).

THE CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO ANY RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA (“EEA”). FOR THESE PURPOSES, A RETAIL INVESTOR MEANS A PERSON WHO IS ONE (OR MORE) OF: (I) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (“MIFID II”); OR (II) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97 (AS AMENDED) (THE INSURANCE MEDIATION DIRECTIVE), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR (III) NOT A QUALIFIED INVESTOR AS DEFINED IN THE PROSPECTUS DIRECTIVE.

CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 (THE “PRIIPS REGULATION”) FOR OFFERING OR SELLING THE CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO RETAIL INVESTORS IN THE EEA HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY RETAIL INVESTOR IN THE EEA MAY BE UNLAWFUL UNDER THE PRIIPS REGULATION.

THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF CERTIFICATES IN ANY MEMBER STATE OF THE EEA WHICH HAS IMPLEMENTED THE PROSPECTUS DIRECTIVE (EACH, A “RELEVANT MEMBER STATE”) WILL ONLY BE MADE TO A LEGAL ENTITY WHICH IS A QUALIFIED INVESTOR UNDER THE PROSPECTUS DIRECTIVE (“QUALIFIED INVESTORS”). ACCORDINGLY ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THAT RELEVANT MEMBER STATE OF CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED IN THIS PROSPECTUS MAY ONLY DO SO WITH RESPECT TO QUALIFIED INVESTORS. NEITHER THE ISSUING ENTITY, THE DEPOSITOR OR ANY OF THE UNDERWRITERS HAVE AUTHORISED, NOR DO THEY AUTHORISE, THE MAKING OF ANY OFFER OF CERTIFICATES OTHER THAN TO QUALIFIED INVESTORS. THE EXPRESSION “PROSPECTUS DIRECTIVE” MEANS DIRECTIVE 2003/71/EC (AS AMENDED, INCLUDING BY DIRECTIVE 2010/73/EU), AND INCLUDES ANY RELEVANT IMPLEMENTING MEASURE IN THE RELEVANT MEMBER STATE.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT OFFERED, SOLD OR OTHERWISE MADE AVAILABLE AND WILL NOT OFFER, SELL OR OTHERWISE MAKE AVAILABLE ANY CERTIFICATES TO ANY RETAIL INVESTOR IN THE EEA. FOR THE PURPOSES OF THIS PROVISION:

●	THE EXPRESSION “RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING:

(A)	A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II”);

(B)	A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97 (THE INSURANCE MEDIATION DIRECTIVE) AS AMENDED, WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR

(C)	NOT A QUALIFIED INVESTOR AS DEFINED IN DIRECTIVE 2003/71/EC (THE PROSPECTUS DIRECTIVE) AS AMENDED; AND

●	THE EXPRESSION “OFFER” INCLUDES THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE

CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE THE CERTIFICATES.

NOTICE TO RESIDENTS OF THE UNITED KINGDOM

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (“FSMA”) THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UNITED KINGDOM TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) HAVE PROFESSIONAL EXPERIENCE OF MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (THE “FINANCIAL PROMOTION ORDER”), OR (II) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.) OF THE FINANCIAL PROMOTION ORDER OR (III) ARE PERSONS TO WHOM THIS PROSPECTUS MAY OTHERWISE LAWFULLY BE COMMUNICATED (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) HAVE PROFESSIONAL EXPERIENCE OF PARTICIPATING IN UNREGULATED SCHEMES AS DEFINED FOR PURPOSES OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”) AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER OR (II) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (III) ARE PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH SECTION 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “PCIS PERSONS” AND, TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS. ANY PERSONS OTHER THAN RELEVANT PERSONS SHOULD NOT ACT OR RELY ON THIS PROSPECTUS.

POTENTIAL INVESTORS IN THE UNITED KINGDOM ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UNITED KINGDOM REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UNITED KINGDOM FINANCIAL SERVICES COMPENSATION SCHEME.

UNITED KINGDOM SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

(A)	IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF FSMA) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE ISSUING ENTITY OR THE DEPOSITOR; AND

(B)	IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

THIS PROSPECTUS HAS NOT BEEN DELIVERED FOR REGISTRATION TO THE REGISTRAR OF COMPANIES IN HONG KONG AND THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. THIS PROSPECTUS DOES NOT CONSTITUTE NOR INTEND TO BE AN OFFER OR INVITATION TO THE PUBLIC IN HONG KONG TO ACQUIRE THE OFFERED CERTIFICATES.

Each UNDERWRITER has represented, warranted and agreed that: (1) It has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any OFFERED certificates (except for certificates which are a “structured product” as defined in the securities and futures ordinance (Cap. 571)(the “SFO”) of Hong Kong) Other than (A) to “Professional Investors” as defined in the SFO and any rules OR REGULATIONS made under the SFO; or (B) in other circumstances which do not result in the document being a “Prospectus” as defined in the companies (winding up and miscellaneous provisions) ordinance (CAP. 32)(The “C(WUMP)O”) of Hong Kong or which do not constitute an offer to the public within the meaning of the C(WUMP)O; and (2) it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the OFFERED certificates, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (Except if permitted to do so under the securities laws of Hong Kong) other than with respect to certificates which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under the SFO.

W A R N I N G

THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFER. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN OR WILL BE LODGED OR REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (“SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT.

THIS PROSPECTUS AND ANY OTHER DOCUMENTS OR MATERIALS IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE DIRECTLY OR INDIRECTLY ISSUED, CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN TO AN INSTITUTIONAL INVESTOR (AS DEFINED IN SECTION 4A(1)(C) OF THE SFA) (“INSTITUTIONAL INVESTOR”) PURSUANT TO SECTION 304 OF THE SFA.

UNLESS SUCH OFFERED CERTIFICATES ARE OF THE SAME CLASS AS OTHER OFFERED CERTIFICATES OF THE ISSUING ENTITY THAT ARE LISTED FOR QUOTATION ON AN APPROVED EXCHANGE (AS DEFINED IN SECTION 2(1) OF THE SFA) (“APPROVED EXCHANGE”) AND IN RESPECT OF WHICH ANY OFFER INFORMATION STATEMENT, INTRODUCTORY DOCUMENT, SHAREHOLDERS’ CIRCULAR FOR A REVERSE TAKE-OVER, DOCUMENT ISSUED FOR THE PURPOSES OF A TRUST SCHEME, OR ANY OTHER SIMILAR DOCUMENT APPROVED BY AN APPROVED EXCHANGE, WAS ISSUED IN CONNECTION WITH AN OFFER, OR THE LISTING FOR QUOTATION, OF THOSE OFFERED CERTIFICATES, ANY SUBSEQUENT OFFERS IN SINGAPORE OF OFFERED CERTIFICATES ACQUIRED PURSUANT TO AN INITIAL OFFER MADE HEREUNDER MAY ONLY BE MADE, PURSUANT TO THE REQUIREMENTS OF SECTION 304A, TO PERSONS WHO ARE INSTITUTIONAL INVESTORS.

AS THE OFFERED CERTIFICATES ARE ONLY OFFERED TO PERSONS IN SINGAPORE WHO QUALIFY AS AN INSTITUTIONAL INVESTOR, THE ISSUING ENTITY IS NOT REQUIRED TO DETERMINE THE CLASSIFICATION OF THE OFFERED CERTIFICATES PURSUANT TO SECTION 309B OF THE SFA.

NOTHING SET OUT IN THIS NOTICE SHALL BE CONSTRUED AS LEGAL ADVICE AND EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN LEGAL COUNSEL. THIS NOTICE IS FURTHER SUBJECT TO THE PROVISIONS OF THE SFA AND ITS REGULATIONS, AS THE SAME MAY BE AMENDED OR CONSOLIDATED FROM TIME TO TIME, AND DOES NOT PURPORT TO BE EXHAUSTIVE IN ANY RESPECT.

NOTICE TO RESIDENTS OF THE REPUBLIC OF KOREA

THIS PROSPECTUS IS NOT, AND UNDER NO CIRCUMSTANCES IS TO BE CONSTRUED AS, A PUBLIC OFFERING OF SECURITIES IN KOREA. NEITHER THE ISSUER NOR ANY OF ITS AGENTS MAKE ANY REPRESENTATION WITH RESPECT TO THE ELIGIBILITY OF ANY RECIPIENTS OF THIS PROSPECTUS TO ACQUIRE THE OFFERED CERTIFICATES UNDER THE LAWS OF KOREA, INCLUDING, BUT WITHOUT LIMITATION, THE FOREIGN EXCHANGE TRANSACTION LAW AND REGULATIONS THEREUNDER (THE “FETL”). THE OFFERED CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA FOR PUBLIC OFFERING IN KOREA, AND NONE OF THE OFFERED CERTIFICATES MAY BE OFFERED, SOLD OR DELIVERED, DIRECTLY OR INDIRECTLY, OR OFFERED OR SOLD TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY IN KOREA OR TO ANY RESIDENT OF KOREA EXCEPT PURSUANT TO THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE DECREES AND REGULATIONS THEREUNDER (THE “FSCMA”), THE FETL AND ANY OTHER APPLICABLE LAWS, REGULATIONS AND MINISTERIAL GUIDELINES IN KOREA. WITHOUT PREJUDICE TO THE FOREGOING, THE NUMBER OF OFFERED CERTIFICATES OFFERED IN KOREA OR TO A RESIDENT OF KOREA SHALL BE LESS THAN FIFTY AND FOR A PERIOD OF ONE YEAR FROM THE ISSUE DATE OF THE OFFERED CERTIFICATES, NONE OF THE OFFERED CERTIFICATES MAY BE DIVIDED RESULTING IN AN INCREASED NUMBER OF OFFERED CERTIFICATES. FURTHERMORE, THE OFFERED CERTIFICATES MAY NOT BE RESOLD TO KOREAN RESIDENTS UNLESS THE PURCHASER OF THE OFFERED CERTIFICATES COMPLIES WITH ALL APPLICABLE REGULATORY REQUIREMENTS (INCLUDING, BUT NOT LIMITED TO, GOVERNMENT REPORTING APPROVAL REQUIREMENTS UNDER THE FETL AND ITS SUBORDINATE DECREES AND REGULATIONS) IN CONNECTION WITH THE PURCHASE OF THE OFFERED CERTIFICATES.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN. AS PART OF THIS OFFERING OF THE OFFERED CERTIFICATES, THE UNDERWRITERS MAY OFFER THE OFFERED CERTIFICATES IN JAPAN TO UP TO 49 OFFEREES IN ACCORDANCE WITH THE ABOVE PROVISIONS.

JAPANESE RETENTION REQUIREMENT

The Japanese Financial Services Agency (“JFSA”) published a risk retention rule as part of the regulatory capital regulation of certain categories of Japanese investors seeking to invest in securitization transactions (the “JRR Rule”). The JRR Rule mandates an “indirect” compliance requirement, meaning that certain categories of Japanese investors will be required to apply higher risk weighting to securitization exposures they hold unless the relevant originator commits to hold a retention interest in the securities issued in the securitization transaction equal to at least 5% of the exposure of the total underlying assets in the securitization transaction (the “Japanese Retention Requirement”), or such investors determine that the underlying assets were not “inappropriately originated.” In the absence of such a determination by such investors that such underlying assets were not “inappropriately originated,” the Japanese Retention Requirement would apply to an investment by such investors in such securities.

No party to the transaction described in this PROSPECTUS has committed to hold a risk retention interest in compliance with the Japanese Retention Requirement, and we make no representation as to whether the transaction described in this PROSPECTUS would otherwise comply with the JRR Rule.

NOTICE TO RESIDENTS OF CANADA

THE CERTIFICATES MAY BE SOLD ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

Summary of Terms

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Depositor	Deutsche Mortgage & Asset Receiving Corporation, a Delaware corporation. The depositor’s principal offices are located at 60 Wall Street, New York, New York 10005, and its telephone number is (212) 250-2500. See “Transaction Parties—The Depositor”.

Issuing Entity	CD 2019-CD8 Mortgage Trust, a New York common law trust. The issuing entity will be established on the closing date pursuant to the pooling and servicing agreement that will be entered into between certain parties to this securitization transaction. See “Transaction Parties—The Issuing Entity”.

Sponsors	The sponsors of this transaction are:

●	German American Capital Corporation, a Maryland corporation;

●	MUFG Union Bank, N.A., a national banking association, d/b/a MUFG Principal Commercial Capital (also referred to herein as “MUFG Principal Commercial Capital”);

●	Cantor Commercial Real Estate Lending, L.P., a Delaware limited partnership; and

●	Citi Real Estate Funding Inc., a New York corporation.

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

The sponsors originated or acquired and will transfer to the depositor the mortgage loans set forth in the following chart:

Mortgage Loan Seller	Number of Mortgage Loans	Aggregate Cut-off Date Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
German American Capital Corporation(1)(2)	7	$279,305,000	34.4%
MUFG Principal Commercial Capital	11	250,705,000	30.9
Cantor Commercial Real Estate Lending, L.P.(3)(4)	7	127,419,965	15.7
Citi Real Estate Funding Inc.	7	113,689,341	14.0
German American Capital Corporation/Cantor Commercial Real Estate Lending, L.P.(5)	1	40,000,000	4.9
Total	33	$811,119,305	100.0%

(1)	Five (5) mortgage loans (20.9%) were originated by Deutsche Bank AG, New York Branch (“DBNY”), and two (2) mortgage loans (13.6%) were originated by DBR Investments Co. Limited (“DBRI”), each an affiliate of German American Capital Corporation (“GACC”).

(2)	The Moffett Towers II - Buildings 3 & 4 mortgage loan (4.2%) is part of a whole loan that was co-originated by Barclays Capital Real Estate Inc., DBNY and Goldman Sachs Bank USA.

(3)	The Uline Arena mortgage loan (5.2%) is part of a whole loan that was co-originated by Cantor Commercial Real Estate Lending, L.P. (“CCRE Lending”) and Natixis Real Estate Capital LLC.

(4)	The Visions Hotel Portfolio II mortgage loan (2.1%) is a part of a whole loan that was originated by Starwood Mortgage Capital LLC, a portion of which was subsequently acquired by CCRE Lending.

(5)	The Wind Creek Leased Fee mortgage loan (4.9%) is part of a whole loan that was originated by CCRE Lending, a portion of which is expected to be acquired by DBRI, and subsequently transferred to GACC prior to the closing date. The mortgage loan is evidenced by two promissory notes, Note A-1 with a Cut-off Date Balance of $30,000,000 as to which CCRE Lending is acting as the mortgage loan seller and Note A-2 with a Cut-off Date Balance of $10,000,000 as to which GACC is acting as the mortgage loan seller.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Master Servicer	Midland Loan Services, a Division of PNC Bank, National Association, a national banking association, is expected to act as the master servicer and will be responsible for the master servicing and administration of the serviced mortgage loans and any related serviced companion loans pursuant to the pooling and servicing agreement. The principal commercial mortgage master servicing offices of the master servicer are located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210, and its telephone number is (913) 253-9000. See “Transaction Parties—The Master Servicer” and “Pooling and Servicing Agreement”.

Special Servicer	Midland Loan Services, a Division of PNC Bank, National Association, a national banking association, is also expected to act as the special servicer with respect to the serviced mortgage loans (other than any excluded loan) and any related serviced companion loans. The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to such serviced mortgage loans and any related serviced companion loans as to which a special servicing transfer event (such as a default or an imminent default) has occurred and (ii) in certain circumstances, reviewing, evaluating, processing and providing or withholding consent as to certain major decisions and special servicer decisions and other transactions and performing certain enforcement actions relating to such serviced mortgage loans and any related serviced companion loans for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement. The principal servicing offices of the special servicer are located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210, and its telephone number is (913) 253-9000. See “Transaction Parties—The Special Servicer” and “Pooling and Servicing Agreement”.

If the special servicer obtains knowledge that it has become a borrower party with respect to any serviced mortgage loan and any related serviced companion loan (referred to as an “excluded loan”), if any, the special servicer will be required to resign as special servicer of that excluded loan. See “Pooling and Servicing Agreement—Termination of Servicer and Special Servicer for Cause”.

Midland Loan Services, a Division of PNC Bank, National Association is expected to be appointed as the special servicer by Eightfold Real Estate Capital Fund V, L.P., or its affiliate, which is expected to purchase each of the Class X-F, Class F, Class G-RR, Class H-RR, Class J-RR and Class S certificates (and may purchase certain other classes of certificates) and, on the closing date, is expected to be the initial directing holder with respect to each serviced mortgage loan (other than, for so long as no control appraisal period under the related intercreditor agreement is continuing, any serviced AB whole loans, any servicing shift mortgage loan or any excluded loans) and any related serviced companion loans. See “Pooling and Servicing Agreement—The Directing Holder”.

Midland Loan Services, a Division of PNC Bank, National Association, or its affiliate, assisted Eightfold Real Estate Capital Fund V, L.P. (or its affiliate) with due diligence relating to the mortgage loans to be included in the mortgage pool.

Primary Servicer	Principal Real Estate Investors, LLC, will act as primary servicer with respect to the serviced mortgage loans sold to the depositor by MUFG Principal Commercial Capital. See “Transaction Parties—Primary Servicer— Principal Real Estate Investors, LLC”.

The master servicer (or related outside servicer, in the case of an outside serviced mortgage loan) will be responsible to pay the fees of Principal Real Estate Investors, LLC and each other primary servicer out of the servicing fees payable under the pooling and servicing agreement for this transaction or the related outside servicing agreement, as applicable.

Trustee	Wells Fargo Bank, National Association, a national banking association, will be the trustee. The corporate trust office of Wells Fargo Bank, National Association, in its capacity as trustee, is located at 9062 Old Annapolis Road, Columbia, Maryland 21045. Following the transfer of the mortgage loans to the issuing entity, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each serviced mortgage loan and any related serviced companion loans. See “Transaction Parties—The Trustee and the Certificate Administrator” and “Pooling and Servicing Agreement”.

Certificate Administrator	Wells Fargo Bank, National Association, a national banking association, will be certificate administrator. The certificate administrator will also be required to act as custodian, 17g-5 information provider, certificate registrar and authenticating agent. The corporate trust offices of Wells Fargo Bank, National Association, in its capacity as certificate administrator, are located at 9062 Old Annapolis Road, Columbia, Maryland 21045, and for certificate transfer services, Wells Fargo Bank, NA, 600 South 4th Street, 7th Floor MAC N9300-070, Minneapolis, Minnesota 55479. See “Transaction Parties—The Trustee and the Certificate Administrator” and “Pooling and Servicing Agreement”.

Operating Advisor	Park Bridge Lender Services LLC, a New York limited liability company and an indirect wholly owned subsidiary of Park Bridge Financial LLC, will be the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of the special servicer and, in certain circumstances may recommend to the certificateholders that the special servicer be replaced. The operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan or any related REO property. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

Asset Representations Reviewer	Park Bridge Lender Services LLC, a New York limited liability company and an indirect wholly owned subsidiary of Park Bridge Financial LLC, will also be the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and notification from the certificate administrator that the required percentage of certificateholders have voted to direct a review of such delinquent mortgage loans.

See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Directing Holder	The directing holder will have certain consent and consultation rights in certain circumstances with respect to the serviced mortgage loans (other than any servicing shift mortgage loans or any excluded loans) and any related serviced companion loans, as further described in this prospectus. The directing holder (other than with respect to any servicing shift mortgage loans and, for so long as no control appraisal period under the related intercreditor agreement is continuing, any serviced AB whole loans) will generally be the controlling class certificateholder (or its representative) selected by more than a specified percentage of the controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time as provided for in the pooling and servicing agreement). See “Pooling and Servicing Agreement—The Directing Holder”. However, in certain circumstances there may be no directing holder even if there is a controlling class, and in other circumstances there will be no controlling class.

With respect to the directing holder, an “excluded loan” is a mortgage loan or whole loan with respect to which the directing holder or the holder of the majority of the controlling class certificates (by certificate balance), is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate thereof.

The controlling class will be the most subordinate class of the Class F, Class G-RR, Class H-RR and Class J-RR certificates then-outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reduction amounts allocable to such class, at least equal to 25% of the initial certificate balance of that class. No class of certificates, other than as described above, will be eligible to act as the controlling class or appoint a directing holder.

It is anticipated that Eightfold Real Estate Capital Fund V, L.P., or its affiliate, will purchase each of the Class X-F, Class F, Class G-RR, Class H-RR, Class J-RR and Class S certificates (and may purchase certain other classes of certificates) and, on the closing date, is expected to be the initial directing holder with respect to each serviced mortgage loan (other than, for so long as no control appraisal period under the related intercreditor agreement is continuing, any serviced AB whole loans, any servicing shift mortgage loans or any excluded loans) and any related serviced companion loans. During the continuation of a control appraisal period under the related intercreditor agreement, the controlling class certificateholder will be the directing holder for the related serviced AB whole loan and will generally have the same consent and consultation rights with respect to the related serviced AB whole loan as it does for the other mortgage loans (other than any non-serviced mortgage loan, any applicable excluded loan or any servicing shift mortgage loan) in the mortgage pool.

Risk Retention
Consultation Party	The “risk retention consultation parties” will be (i) a party selected by Deutsche Bank AG, New York Branch and (ii) a party selected by MUFG Principal Commercial Capital, in each case, selected by such entity as a holder of the VRR interest. Each risk retention consultation party will have certain non-binding consultation rights in certain circumstances (i) for so long as no consultation termination event is continuing, with respect to any serviced mortgage loan (other than any servicing shift mortgage loan or any excluded loans) and any related serviced companion loans that is a specially serviced loan, and (ii) during the continuance of a consultation termination event, with respect to any serviced mortgage loan (other than any servicing shift mortgage loan or any excluded loans) and any related serviced companion, as further described in this prospectus. For the avoidance of doubt, none of the risk retention consultation parties will have any consultation rights with respect to any applicable excluded loan. Deutsche Bank AG, New York Branch and MUFG Principal Commercial Capital (or affiliates thereof) are expected to be appointed as the initial risk retention consultation parties.

With respect to any risk retention consultation party, an “excluded loan” is a mortgage loan or whole loan with respect to which such risk retention consultation party or the person entitled to appoint such risk retention consultation party is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate thereof.

Non-Serviced Mortgage Loan
Related Parties	With respect to each non-serviced mortgage loan, the entities acting or expected to act as of the date of this prospectus as master servicer, special servicer, trustee, custodian, directing certificateholder, operating advisor and asset representations reviewer (or, in each case, in similar capacities) are identified in the table titled “Non-Serviced Whole Loans” under “—Whole Loans” below in connection with the related securitization transactions. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Certain Affiliations	The originators, the sponsors, the underwriters and parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. These roles and other potential relationships may give rise to conflicts of interest as further described in this prospectus under “Risk Factors—Risks Related to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Relevant Dates and Periods

Cut-off Date	With respect to each mortgage loan, the later of the related due date of such mortgage loan in August 2019 (or, in the case of any mortgage loan that has its first due date after August 2019, the date that would have been its due date in August 2019 under the terms of that mortgage loan if a monthly payment were scheduled to be due in that month) and the date of origination of such mortgage loan.

Closing Date	On or about August 22, 2019.

Distribution Date	The 4th business day following each determination date. The first distribution date will be in September 2019.

Determination Date	The 11th day of each month or, if the 11th day is not a business day, then the business day immediately following such 11th day.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs.

Interest Accrual Period	Interest will accrue on the offered certificates during the calendar month immediately preceding the related distribution date. Interest will be calculated on the offered certificates based on a 360-day year consisting of 30-day months, or a “30/360 basis”.

Collection Period	For any mortgage loan to be held by the issuing entity and any distribution date, the period commencing on the day immediately following the due date for such mortgage loan, in the month preceding the month in which that distribution date occurs and ending on and including the due date for such mortgage loan, occurring in the month in which that distribution date occurs. However, in the event that the last day of a collection period (or applicable grace period) is not a business day, any periodic payments received with respect to the mortgage loans, relating to that collection period on the business day immediately following that last day will be deemed to have been received during that collection period and not during any other collection period.

Assumed Final Distribution
Date; Rated Final
Distribution Date	Each class of offered certificates will have the assumed final distribution dates set forth below and have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”:

Class A-1	July 2024
Class A-2	July 2024
Class A-SB	May 2029
Class A-3	(1)
Class A-4	(1)
Class X-A	August 2029
Class A-M	August 2029
Class B	August 2029
Class C	August 2029

(1)	The exact certificate balances of the Class A-3 and Class A-4 certificates are unknown and will be determined based on the final pricing of those classes of certificates. The assumed final distribution date for Class A-3 will be between January 2029 and July 2029, and the assumed final distribution date for Class A-4 will be August 2029.

The rated final distribution date for each class of offered certificates will be the distribution date in August 2057.

Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a common law trust created on the closing date. The issuing entity will be formed pursuant to the pooling and servicing agreement.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below:

The foregoing illustration does not take into account the sale of any non-offered certificates.

Offered Certificates

General	We are offering the following classes of CD 2019-CD8 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2019-CD8 set forth below (referred to as the “offered certificates”):

●	Class A-1

●	Class A-2

●	Class A-SB

●	Class A-3

●	Class A-4

●	Class X-A

●	Class A-M

●	Class B

●	Class C

The certificates will consist of (i) the offered certificates, and (ii) each class of non-offered certificates, which consists of the Class X-B, Class X-D, Class X-F, Class D, Class E, Class F, Class G-RR, Class H-RR, Class J-RR, Class S and Class R Certificates and VRR Interest. The certificates (other than the VRR Interest and the Class R Certificates) are collectively referred to as the “non-VRR certificates,”. The Class G-RR, Class H-RR, Class J-RR are collectively referred to as the “HRR certificates”.

Certificate Balances and
Notional Amounts	Each class of offered certificates will have the approximate aggregate initial certificate balance or notional amount set forth below, subject to a variance of plus or minus 5%:

Initial Certificate Balance or Notional Amount
Class A-1	$10,401,000
Class A-2	$7,644,000
Class A-SB(1)	$16,457,000
Class A-3	(2)
Class A-4	(2)
Class X-A(3)	$598,653,000
Class A-M	$49,070,000
Class B	$40,237,000
Class C	$38,275,000

(1)	The Class A-SB certificates have certain priority with respect to reducing the principal balance of those certificates to their planned principal balance, as described in this prospectus.

(2)	The exact certificate balances of the Class A-3 and Class A-4 certificates are unknown and will be determined based on the final pricing of those classes of certificates. The certificate balance of the Class A-3 certificates will be between $75,000,000 and $257,000,000, and the certificate balance of the Class A-4 certificates will be between $258,081,000 and $440,081,000.

(3)	The notional amount of the Class X-A certificates is subject to change depending upon the final pricing of the principal balance certificates, as follows: (1) if as a result of such pricing the pass-through rate of any class of principal balance certificates whose certificate balance comprises such notional amount is equal to the WAC rate, the certificate balance of such class of principal balance certificates may not be part of, and reduce accordingly, such notional amount of the Class X-A certificates (or, if as a result of such pricing the pass-through rate of the Class X-A certificates is equal to zero, such Class X-A certificates may not be issued on the closing date), and/or (2) if as a result of such pricing the pass-through rate of any class of principal balance certificates that does not comprise such notional amount of the Class X-A certificates is equal to less than the WAC rate, such class of principal balance certificates may become a part of, and increase accordingly, such notional amount of the Class X-A certificates.

Pass-Through Rates

A. Offered Certificates	Each class of offered certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate for each class of offered certificates is set forth below:

Class A-1	%(1)
Class A-2	%(1)
Class A-SB	%(1)
Class A-3	%(1)
Class A-4	%(1)
Class X-A	%(2)
Class A-M	%(1)
Class B	%(1)
Class C	%(1)

(1)	The pass-through rates for the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-M, Class B and Class C certificates, in each case, will be one of (i) a fixed per annum rate, (ii) the WAC rate, (iii) a rate equal to the lesser of a specified pass-through rate and the WAC rate, or (iv) the WAC rate, less a specified rate.

(2)	The pass-through rate for the Class X-A certificates for any distribution date will equal the excess, if any, of (a) the WAC rate, over (b) the weighted average of the pass-through rates of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 and Class A-M certificates for that distribution date, weighted on the basis of their respective certificate balances immediately prior to that distribution date.

See “Description of the Certificates—Distributions—Pass-Through Rates” in this prospectus.

B. Interest Rate Calculation
Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 30/360 basis.

For purposes of calculating the pass-through rates on each class of Class X certificates and any other class of certificates that has a pass-through rate limited by, equal to or based on the weighted average net mortgage interest rate (which calculation does not include any companion loan interest rate), the mortgage loan interest rates will not reflect any default interest rate, any loan term modifications agreed to by the special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency.

For purposes of calculating the pass-through rates on the offered certificates, the interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year (“actual/360 basis”), will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Distributions—Pass-Through Rates” and
“—Interest Distribution Amount”.

C. Servicing and
Administration Fees	The master servicer and special servicer will be entitled to a master servicing fee and a special servicing fee, respectively,

from the payments on each mortgage loan (other than a non-serviced mortgage loan with respect to the special servicing fee only), any related serviced companion loans and any related REO loans and, with respect to the special servicing fees, if the related loan interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then from general collections on all mortgage loans. The servicing fee for each distribution date, including the master servicing fee and the portion of the servicing fee payable to any primary servicer or subservicer, is calculated on the stated principal amount of each mortgage loan and any related serviced companion loans at the servicing fee rate equal to a per annum rate ranging from 0.00250% to 0.08625%.

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the special servicing fee, the workout fee and the liquidation fee.

The special servicing fee for each distribution date is calculated based on the stated principal amount of each serviced mortgage loan and any related serviced companion loans as to which a special servicing transfer event has occurred (including any REO loans), on a loan-by-loan basis at the special servicing fee rate equal to 0.25% per annum with a minimum monthly fee of $3,500. The special servicer will not be entitled to a special servicing fee with respect to any non-serviced mortgage loan.

The workout fee will generally be payable with respect to each specially serviced loan and any related serviced companion loans which has become a “corrected loan” (which will occur (i) with respect to a specially serviced loan as to which there has been a payment default, when the borrower has brought the mortgage loan current and thereafter made three consecutive full and timely monthly payments, including pursuant to any workout and (ii) with respect to any other specially serviced loan, when the related default is cured or the other circumstances pursuant to which it became a specially serviced loan cease to exist in the commercially reasonable judgment of the special servicer). The workout fee will be payable out of each collection of interest and principal (including scheduled payments, prepayments, balloon payments, and payments at maturity) received on the related mortgage loan (or serviced whole loan, as applicable) for so long as it remains a corrected mortgage loan, in an amount equal to the lesser of (1) 1.0% of each such collection of interest and principal (or, if such rate would result in an aggregate workout fee of less than $25,000, then such higher rate as would result in an aggregate workout fee equal to $25,000) and (2) $1,000,000 in the aggregate with respect to any particular workout of a specially serviced loan.

A liquidation fee will generally be payable with respect to each specially serviced loan (and any related serviced companion loans) and any related REO property, each mortgage loan repurchased by a mortgage loan seller or each defaulted mortgage loan that is a non-serviced mortgage loan sold by the special servicer, as to which the special servicer obtains a full, partial or discounted payoff from the related borrower, loan purchaser or which is repurchased by the related mortgage loan seller outside the applicable cure period and, except as otherwise described in this prospectus, with respect to any specially serviced loan or REO property as to which the special servicer receives any liquidation proceeds. The liquidation fee for each mortgage loan (and any related serviced companion loans) and REO property will be payable from the related payment or proceeds in an amount equal to the lesser of (1) 1.0% of such payment or proceeds (or, if such rate would result in an aggregate liquidation fee of less than $25,000, then the liquidation fee rate will be equal to such higher rate as would result in an aggregate liquidation fee equal to $25,000) and (2) $1,000,000.

Workout fees and liquidation fees paid by the issuing entity with respect to each serviced mortgage loan and any related serviced companion loans will be subject to an aggregate cap per serviced mortgage loan and any related serviced companion loans of $1,000,000 as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Special Servicing Compensation”. Any workout fees or liquidation fees paid to a predecessor or successor special servicer will not be taken into account in determining the cap.

Any primary servicing fees or sub-servicing fees with respect to each serviced mortgage loan and any related serviced companion loan will be paid by the master servicer out of the fees described above.

The master servicer and special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

The certificate administrator fee for each distribution date is calculated on the stated principal amount of each serviced mortgage loan and REO loan at a per annum rate equal to 0.00894%. The trustee fee will be payable by the certificate administrator from the certificate administrator fee.

The operating advisor will be entitled to a fee on each distribution date calculated on the stated principal amount of each mortgage loan and REO loan at a per annum rate equal to (i) 0.00213% with respect to each such mortgage loan (except the 888 Figueroa, Uline Arena, Pharr Town Center and Liberty MA Portfolio mortgage loans), (ii) 0.00346% with respect to the 888 Figueroa mortgage loan, (iii) 0.00451% with respect to the Uline Arena mortgage loan, (iv) 0.00463% with respect to the Pharr Town Center mortgage loan and (v) 0.00713% with respect to the Liberty MA Portfolio mortgage loan.

The asset representations reviewer will be entitled to a reasonable hourly fee (to be paid by the applicable mortgage loan seller except as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of

Expenses”) upon the completion of the review it conducts with respect to certain delinquent mortgage loans, which will be subject to a cap as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement will be generally payable prior to any distributions to certificateholders.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the stated principal amount of each mortgage loan and any REO loan will be payable to CRE Finance Council© as a license fee for use of its name and trademarks, including an investor reporting package. This fee will be payable prior to any distributions to certificateholders.

Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Limitation on Liability; Indemnification”.

With respect to each non-serviced mortgage loan set forth in the following table, the master servicer under the related pooling and servicing agreement governing the servicing of that loan will be entitled to a primary servicing fee (which includes any sub-servicing fee) at a rate equal to a per annum rate set forth in the following table, and the special servicer under the related pooling and servicing agreement will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to the related pooling and servicing agreement governing the servicing of such non-serviced whole loan will be entitled to receive other fees and reimbursements with respect to the related non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the related non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans to the extent not recoverable from the related non-serviced whole loan and to the extent allocable to the related non-serviced mortgage loan pursuant to the related intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans

Non-Serviced Loan	Primary Servicer Fee	Special Servicer Fee
Woodlands Mall	0.00125%	0.250%(1)(2)
505 Fulton Street	0.00125%	0.250%(3)(4)
Wind Creek Leased Fee(5)	0.00125%	0.250%(3)(4)
Moffett Towers II - Buildings 3 & 4	0.00125%	0.125%
Visions Hotel Portfolio II	0.00250%	0.250%(1)

(1)	Subject to a monthly minimum amount of $3,500.

(2)	The fees specified in the table above are based on a publicly available preliminary prospectus for the Benchmark 2019-B12 securitization and/or the related co-lender agreement.

(3)	Subject to a monthly minimum amount of $5,000.

(4)	The fees specified in the table above are based on a publicly available preliminary prospectus for the CGCMT 2019-GC41 securitization.

(5)	The Wind Creek Leased Fee mortgage loan is expected to be serviced under the pooling and servicing agreement that governs the CGCMT 2019-GC41 securitization, from the closing of the CGCMT 2019-GC41 securitization until the securitization of the related controlling pari passu companion loan. With respect to such mortgage loan, upon the securitization of the related controlling pari passu companion loan, such mortgage loan will be serviced under the pooling and servicing agreement governing such securitization and the related primary servicing fee rate and special servicing fee rate will be such rates as are specified in such pooling and servicing agreement.

Distributions

A. Allocation Between VRR
Interest and Non-VRR
Certificates	The aggregate amount available for distribution to holders of the certificates (including the VRR Interest) on each distribution date will be: (i) the gross amount of interest, principal, yield maintenance charges and prepayment premiums collected with respect to the mortgage loans in the applicable one-month collection period (other than any excess interest accrued after the related anticipated repayment date on any mortgage loan with an anticipated repayment date), net of specified expenses of the issuing entity, including fees payable therefrom to, and losses, liabilities, costs and expenses reimbursable or indemnifiable therefrom to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer and CREFC®; and (ii) allocated to amounts available for distribution to the holders of the VRR Interest, on the one hand, and amounts available for distribution to the holders of the non-VRR certificates, on the other hand. On each distribution date, the portion of such aggregate available funds allocable to: (a) the VRR Interest will be the product of such aggregate available funds multiplied by a fraction, expressed as a percentage, the numerator of which is the initial certificate balance of the VRR Interest, and the denominator of which is the aggregate initial certificate balance of all of the classes of principal balance certificates and the initial certificate balance of the VRR interest; and (b) the non-VRR certificates will at all times be the product of such aggregate available funds multiplied by the difference between 100% and the percentage referenced in clause (a). With respect to each of the VRR Interest and the non-VRR certificates, the percentage referred to in the preceding sentence is referred to in this prospectus as its “percentage allocation entitlement”.

B. Amount and Order of
Distributions	On each distribution date, funds available for distribution to the holders of the non-VRR certificates (other than the Class S certificates) (exclusive of any portion thereof that represents the related percentage allocation entitlement of any yield maintenance charges and prepayment premiums) and the Class R certificates will be distributed in the following amounts and order of priority:

First, to the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D and Class X-F certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes;

Second, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, in reduction of the certificate balances of those classes, in the following priority:

First, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to the planned principal balance for the related distribution date set forth in Annex E to this prospectus;

Second, to principal on the Class A-1 certificates, until the certificate balance of the Class A-1 certificates has been reduced to zero;

Third, to principal on the Class A-2 certificates, until the certificate balance of the Class A-2 certificates has been reduced to zero;

Fourth, to principal on the Class A-3 certificates, until the certificate balance of the Class A-3 certificates has been reduced to zero;

Fifth, to principal on the Class A-4 certificates, until the certificate balance of the Class A-4 certificates has been reduced to zero; and

Sixth, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to zero.

However, if the certificate balances of each class of principal balance certificates, other than the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, having an initial principal balance have been reduced to zero, funds available for distributions of principal will be distributed to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, pro rata, based on their respective certificate balances and without regard to the Class A-SB planned principal balance;

Third, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, pro rata, based on the aggregate unreimbursed losses, for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those classes;

Fourth, to the Class A-M certificates, as follows: (a) to interest on the Class A-M certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class A-M certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class A-M certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to that class of certificates;

Fifth, to the Class B certificates, as follows: (a) to interest on the Class B certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class B certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to that class of certificates;

Sixth, to the Class C certificates, as follows: (a) to interest on the Class C certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class C certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to that class of certificates;

Seventh, to the non-offered certificates (other than the Class X-B, Class X-D, Class X-F, Class S and Class R certificates and the VRR Interest), in the amounts and order of priority described in “Description of the Certificates—Distributions”; and

Eighth, to the Class R certificates, any remaining amounts.

For more detailed information regarding distributions on the certificates, see “Description of the Certificates—Distributions—Priority of Distributions”.

C. Interest and Principal
Entitlements	A description of the interest entitlement of each class of certificates (other than the Class S and Class R certificates), including the VRR Interest, can be found in “Description of the Certificates—Distributions—Interest Distribution Amount” and “Credit Risk Retention—The VRR Interest—Priority of Distributions on the VRR Interest”. As described in those sections, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.

A description of the amount of principal required to be distributed to each class of certificates entitled to principal on a particular distribution date can be found in “Description of the Certificates—Distributions—Principal Distribution Amount”.

D. Yield Maintenance Charges,
Prepayment Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the holders of the VRR Interest, on the one hand, and to the holders of certain of the non-VRR certificates, on the other hand, in accordance with their respective percentage allocation entitlement as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. Yield maintenance charges and prepayment premiums with respect to the mortgage loans that are allocated to the non-VRR certificates will be further allocated as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

E. Subordination, Allocation of
Losses and Certain Expenses	The following chart generally sets forth the manner in which the payment rights of certain classes of non-VRR certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of non-VRR certificates. On any distribution date, the aggregate amount available for distributions on the certificates will be allocated between the VRR Interest and the non-VRR certificates in accordance with their respective percentage allocation entitlement, and principal and interest (other than excess interest that accrues on a mortgage loan that has an anticipated repayment date (if any)) allocated to the non-VRR certificates will be further allocated to the specified classes of those certificates in descending order (beginning with the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D and Class X-F certificates), in each case as set forth in the following chart. Certain payment rights between the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D and Class X-F certificates are more particularly described under “Description of the Certificates—Distributions”.

On any distribution date, mortgage loan losses will be allocated between the VRR Interest and non-VRR certificates in accordance with their respective percentage allocation entitlement, and the mortgage loan losses allocated to the non-VRR certificates will be further allocated to the specified classes of those certificates in ascending order (beginning with certain non-VRR certificates that are not being offered by this prospectus), in each case as set forth in the chart below.

*	The Class A-SB certificates have certain priority with respect to reducing the principal balance of those certificates to their planned principal balance as described in this prospectus.

**	The Class X-A, Class X-B, Class X-D and Class X-F certificates are interest-only certificates and the Class X-B, Class X-D and Class X-F certificates are not offered by this prospectus.

***	Other than the Class X-B, Class X-D, Class X-F, Class S and Class R certificates and the VRR Interest.

The VRR percentage and the non-VRR percentage are subject to change as described in “Credit Risk Retention—The VRR Interest—Material Terms of the VRR Interest—Priority of Distributions on the VRR Interest”.

Credit enhancement will be provided solely by certain classes of subordinate principal balance certificates that will be subordinate to certain classes of senior non-VRR certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. No other form of credit enhancement will be available for the benefit of the holders of the offered certificates. The right to payment of holders of the VRR Interest will be pro rata and pari passu with the right to payment of holders of the non-VRR certificates (as a collective whole), and as described above any losses incurred on the mortgage loans will be allocated between the VRR Interest, on the one hand, and the non-VRR certificates, on the other hand, pro rata in accordance with their respective percentage allocation entitlements.

Principal losses and principal payments, if any, on mortgage loans that are allocated to a class of non-VRR certificates (other than the Class X-A, Class X-B, Class X-D and Class X-F, Class R or Class S certificates) will reduce the certificate balance of that class of certificates. Principal losses and principal payments, if any, on mortgage loans that are allocated to the VRR interest will reduce the certificate balance of the VRR interest.

The notional amount of the Class X-A certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 and Class A-M certificates. The notional amount of the Class X-B certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class B and Class C certificates. The notional amount of the Class X-D certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class D and Class E certificates. The notional amount of the Class X-F certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class F certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates in accordance with the distribution priorities.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” and “Credit Risk Retention—The VRR Interest—Allocation of VRR Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and the allocation of losses to the certificates.

F. Shortfalls in Available Funds	The following types of shortfalls will reduce the aggregate available funds and will correspondingly reduce the amount allocated to the VRR interest and the non-VRR certificates. The reduction in amounts available for distribution to the non-VRR certificates will reduce distributions to the classes of non-VRR certificates with the lowest payment priorities:

●	shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive;

●	shortfalls resulting from interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);

●	shortfalls resulting from the application of appraisal reductions to reduce interest advances;

●	shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;

●	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and

●	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer are required to be allocated between the VRR Interest, on the one hand, and the non-VRR certificates, on the other hand, in accordance with their respective percentage allocation entitlement. The prepayment interest shortfalls allocated to the non-VRR certificates (other than the Class S certificates) entitled to interest, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Distributions—Priority of Distributions”.

With respect to a whole loan that is comprised of a mortgage loan, one or more subordinate companion loans and, in some cases, one or more pari passu companion loans, shortfalls in available funds resulting from any of the foregoing will result first in a reduction in amounts distributable in accordance with the related intercreditor agreement in respect of the related subordinate companion loan(s), and then, result in a reduction in amounts distributable in accordance with the related intercreditor agreement in respect of the related mortgage loan (and any pari passu companion loans, on a pro rata basis), which allocations to the related mortgage loan will in turn reduce distributions in respect of the certificates as described above. See “Description of the Mortgage Pool—The Whole Loans” and “Yield and Maturity Considerations—Yield Considerations—Losses and Shortfalls”.

G. Excess Interest	On each distribution date, any excess interest in respect of the increase in the interest rate on any mortgage loan with an anticipated repayment date (which accrues after the related anticipated repayment date), to the extent actually collected and applied as interest during a collection period, will be allocated to the holders of the Class S certificates and the VRR Interest on the related distribution date. This excess interest will not be available to make distributions to any other class of certificates, to provide credit support for other classes of certificates, to offset any interest shortfalls or to pay any other amounts to any other party under the pooling and servicing agreement.

Advances
A. P&I Advances	The master servicer will be required to advance a delinquent periodic payment on each mortgage loan (unless the master servicer or the special servicer determines that the advance would be non-recoverable). Neither the master servicer nor the trustee will be required to advance balloon payments due at maturity in excess of the regular periodic payment, interest in excess of a mortgage loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.

The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be non-recoverable. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that constitutes its servicing fee, but will advance the portion of interest that constitutes the regular monthly fees payable to the certificate administrator, the trustee, the operating advisor and the CREFC® license fee.

Neither the master servicer nor the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan that is not held by the issuing entity.

None of the master servicer, special servicer or trustee will make, or be permitted to make, any advance in connection with the exercise of any cure rights or purchase rights granted to the holder of any subordinate companion loan under the related intercreditor agreement.

See “Pooling and Servicing Agreement—Advances”.

B. Servicing Advances	The master servicer may be required to make advances with respect to serviced mortgage loans and any related serviced companion loans to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:

●	protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;

●	maintain the priority of the lien on the related mortgaged property; and/or

●	enforce the related mortgage loan documents.

The special servicer will have no obligation to make any servicing advances.

If the master servicer fails to make a required advance of this type, the trustee will be required to make this advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be non-recoverable.

See “Pooling and Servicing Agreement—Advances”.

With respect to any non-serviced mortgage loan, the master servicer and/or the special servicer (and the trustee, as applicable) under the related pooling and servicing agreement governing the servicing of the related non-serviced whole loan will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on the above described advances at the “Prime Rate” as published in The Wall Street Journal, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan, until the related due date has passed and any grace period for late payments applicable to the mortgage loan has expired. See “Pooling and Servicing Agreement—Advances”.

With respect to any non-serviced mortgage loan, the applicable makers of advances under the related pooling and servicing agreement governing the servicing of the related non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on servicing advances made in respect of the related non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced mortgage loan and to the extent allocable to the related non-serviced mortgage loan in accordance with the related intercreditor agreement.

The Mortgage Pool

The Mortgage Pool	The issuing entity’s primary assets will be 33 fixed rate commercial mortgage loans, each evidenced by one or more promissory notes secured by first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee simple and/or leasehold estate of the related borrowers in 58 commercial and/or multifamily properties. See “Description of the Mortgage Pool—Additional Indebtedness”.

The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $811,119,305.

In this prospectus, unless otherwise specified, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (ii) references to a mortgage loan by name refer to such mortgage loan secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (iii) any parenthetical with a percent next to a mortgaged property name (or portfolio of mortgaged properties name) indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization, and (iv) any parenthetical with a percent next to a mortgage loan name or a group of mortgage loans indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization.

Whole Loans

Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the 33 commercial mortgage loans to be held by the issuing entity. Of the mortgage loans, each of the mortgage loans in the following table is part of a larger whole loan, each of which is comprised of (i) the related mortgage loan, (ii) one or more loans that are pari passu in right of payment to the related mortgage loan (each referred to in this prospectus as a “pari passu companion loan”) and (iii) in the case of 3 of the mortgage loans in the following table, one or more loans that are subordinate in right of payment to the related mortgage loan and any related pari passu companion loans (each referred to in this prospectus as a “subordinate companion loan”). Each of the pari passu companion loans and the subordinate companion loans are referred to in this prospectus as a “companion loan”. The companion loans, together with their related mortgage loan, are each referred to in this prospectus as a “whole loan”.

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan LTV Ratio(1)(3)	Mortgage Loan Underwritten NCF DSCR(1)	Mortgage Loan Underwritten NOI Debt Yield(1)	Whole Loan LTV Ratio(2)(3)	Whole Loan Underwritten NCF DSCR(2)	Whole Loan Underwritten NOI Debt Yield(2)
888 Figueroa	$75,000,000	9.2%	$40,000,000	N/A	54.8%	2.53x	10.1%	54.8%	2.53x	10.1%
Woodlands Mall	$70,000,000	8.6%	$177,600,000	$177,400,000	26.0%	3.95x	17.4%	44.6%	2.30x	10.1%
Uline Arena	$42,000,000	5.2%	$78,000,000	N/A	56.6%	1.75x	7.4%	56.6%	1.75x	7.4%
505 Fulton Street	$40,000,000	4.9%	$45,000,000	N/A	48.6%	2.67x	9.9%	48.6%	2.67x	9.9%
Pharr Town Center	$40,000,000	4.9%	$30,000,000	N/A	67.1%	1.36x	8.6%	67.1%	1.36x	8.6%
Wind Creek Leased Fee	$40,000,000	4.9%	$106,600,000	N/A	85.0%	1.27x	7.1%	85.0%	1.27x	7.1%
Moffett Towers II - Buildings 3 & 4	$34,450,000	4.2%	$315,550,000	$155,000,000	44.3%	3.46x	13.2%	63.9%	2.40x	9.2%
The Citizen Hotel Sacramento	$34,000,000	4.2%	N/A	$6,000,000	53.4%	2.95x	14.9%	62.8%	2.06x	12.7%
Liberty MA Portfolio	$20,000,000	2.5%	$15,500,000	N/A	66.2%	1.52x	10.9%	66.2%	1.52x	10.9%
Visions Hotel Portfolio II	$16,979,965	2.1%	$45,146,730	N/A	59.2%	2.08x	14.3%	59.2%	2.08x	14.3%

(1)	Calculated based on the balance of or debt service on, as applicable, the related whole loan excluding any related subordinate companion loans.

(2)	Calculated based on the balance of or debt service on, as applicable, the related whole loan excluding any related mezzanine debt.

(3)	Calculated based on other than the “as is” appraised value with respect to the 888 Figueroa, Uline Arena, Moffett Towers II – Buildings 3 & 4, The Citizen Hotel Sacramento, Liberty MA Portfolio and Visions Hotel Portfolio II whole loans. See “Description of the Mortgage Pool—Appraised Value” for more information.

The 888 Figueroa, Uline Arena, Pharr Town Center, The Citizen Hotel Sacramento and Liberty MA Portfolio whole loans will be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction and are each referred to in this prospectus as a “serviced whole loan”, the related companion loans are referred to in this prospectus as “serviced companion loans” and any related pari passu companion loan is referred to in this prospectus as a “serviced pari passu companion loan”.

In addition, The Citizen Hotel Sacramento mortgage loan is referred to as a “serviced AB mortgage loan”, and The Citizen Hotel Sacramento whole loan is referred to as a “serviced AB whole loan”.

Each mortgage loan identified in the following table will not be serviced under the pooling and servicing agreement for this transaction and instead will be serviced under a separate pooling and servicing agreement or trust and servicing agreement identified in the following table relating to the securitization of a related companion loan and is, together with the related companion loan(s), referred to in this prospectus as a “non-serviced whole loan”. Each related mortgage loan is referred to as a “non-serviced mortgage loan” and each of the related companion loans are referred to in this prospectus as a “non-serviced companion loan”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans

Loan Name	Transaction/ Pooling and Servicing Agreement	% of Initial Pool Balance	Master Servicer	Special Servicer	Trustee	Certificate Administrator and Custodian	Directing Certificate-holder(1)	Operating Advisor	Asset Representations Reviewer
Woodlands Mall	BMARK 2019-B12(2)	8.6%	Midland Loan Services, a Division of PNC Bank, National Association	Pacific Life Insurance Company	Wilmington Trust, National Association	Citibank, N.A.	Pacific Life Insurance Company	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC
505 Fulton Street	CGCMT 2019-GC41(3)	4.9%	Midland Loan Services, a Division of PNC Bank, National Association	Rialto Capital Advisors, LLC	Wilmington Trust, National Association	Citibank, N.A.	RREF III-D AIV RR, LLC	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC
Wind Creek Leased Fee(4)	CGCMT 2019-GC41	4.9%	Midland Loan Services, a Division of PNC Bank, National Association	Rialto Capital Advisors, LLC	Wilmington Trust, National Association	Citibank, N.A.	DBR Investments Co. Limited(5)	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC
Moffett Towers II - Buildings 3 & 4	MFTII 2019-B3B4	4.2%	KeyBank National Association	Situs Holdings, LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	PMIT Master Fund, LLC	N/A	N/A
Visions Hotel Portfolio II	MSC 2019-H7	2.1%	Midland Loan Services, a Division of PNC Bank, National Association	LNR Partners, LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Argentic Securities Income USA LLC	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC

(1)	The entity listed as the “Directing Certificateholder” reflects the party entitled to exercise control and consultation rights with respect to the related mortgage loan until such party’s rights are terminated pursuant to the related pooling and servicing agreement, trust and servicing agreement or intercreditor agreement, as applicable.

(2)	With respect to the Woodlands Mall whole loan, the related controlling subordinate companion loan is expected to be contributed to the BMARK 2019-B12 securitization prior to the closing date for this transaction. Accordingly, such whole loan is expected to be serviced and administered pursuant to the BMARK 2019-B12 pooling and servicing agreement by the parties thereto.

(3)	With respect to the 505 Fulton Street whole loan, the related controlling pari passu companion loan is expected to be contributed to the CGCMT 2019-GC41 securitization prior to the closing date for this securitization. Accordingly*, such whole loan is expected to be serviced and administered pursuant to the CGCMT 2019-GC41 pooling and servicing agreement by the parties thereto.

(4)	The Wind Creek Leased Fee mortgage loan is expected to be serviced under the pooling and servicing agreement that governs the CGCMT 2019-GC41 securitization, from the closing of the CGCMT 2019-GC41 securitization until the securitization of the related controlling pari passu companion loan. During such time, DBR Investments Co. Limited, the expected holder of the control note, will be entitled to exercise the rights of the controlling noteholder with respect to the related whole loan. After the securitization of the related controlling pari passu companion loan, the securitization trust holding such controlling pari passu companion loan will be the controlling noteholder for the Wind Creek Leased Fee whole loan, which will be serviced by the master servicer and special servicer designated in the pooling and servicing agreement for such securitization, subject to the rights of any directing certificateholder (or equivalent entity) under the related pooling and servicing agreement governing such securitization trust.

(5)	DBR Investments Co. Limited is expected to acquire from Cantor Commercial Real Estate Lending, L.P. the controlling pari passu companion loan with respect to the Wind Creek Leased Fee mortgage loan.

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”, and for information regarding the servicing of the non-serviced whole loan, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Mortgage Loan Characteristics

The following table sets forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) with respect to any mortgage loan with one or more pari passu companion loans or subordinate companion loans is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but is calculated excluding any related subordinate companion loans, mezzanine debt or preferred equity. However, unless specifically indicated, for the purpose of numerical and statistical information with respect to the composition of the mortgage pool contained in this prospectus (including any tables, charts and information set forth on Annex A-1, A-2 and A-3), no subordinate companion loan is reflected in this prospectus.

The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Additional Information” and, unless otherwise indicated, such figures and percentages are approximate and in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts as stated in Annex A-1.

The mortgage loans will have the following approximate characteristics as of the cut-off date:

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$811,119,305
Number of mortgage loans	33
Number of mortgaged properties	58
Range of Cut-off Date Balances	$2,700,000 to $75,000,000
Average Cut-off Date Balance	$24,579,373
Range of Mortgage Rates	3.1320% to 5.3350%
Weighted average Mortgage Rate	4.2661%
Range of original terms to maturity(2)	60 months to 120 months
Weighted average original term to maturity(2)	119 months
Range of remaining terms to maturity(2)	59 months to 120 months
Weighted average remaining term to maturity(2)	118 months
Range of original amortization term(3)	300 months to 420 months
Weighted average original amortization term(3)	366 months
Range of remaining amortization terms(3)	300 months to 420 months
Weighted average remaining amortization term(3)	366 months
Range of LTV Ratios as of the Cut-off Date(4)(5)	26.0% to 85.0%
Weighted average LTV Ratio as of the Cut-off Date(4)(5)	55.9%
Range of LTV Ratios as of the maturity date(2)(4)(5)	26.0% to 72.8%
Weighted average LTV Ratio as of the maturity date(2)(4)(5)	53.5%
Range of UW NCF DSCR(5)(6)	1.27x to 4.58x
Weighted average UW NCF DSCR(5)(6)	2.32x
Range of UW NOI Debt Yield(5)	7.0% to 17.4%
Weighted average UW NOI Debt Yield(5)	11.0%
Percentage of Initial Pool Balance consisting of:
Interest Only	72.2%
Interest Only, then Amortizing Balloon	13.0%
Amortizing Balloon	10.6%
Interest Only, ARD	4.2%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	With respect to any mortgage loan with an anticipated repayment date, calculated through or as of, as applicable, such anticipated repayment date.

(3)	Does not include mortgage loans that pay interest-only until their maturity dates or anticipated repayment dates.

(4)	Unless otherwise indicated under “Description of the Mortgage Pool—Appraised Value”, the cut-off date loan-to-value ratio and the loan-to-value ratio as of the maturity date or anticipated repayment date have been calculated using the “as-is” appraised value. However, with respect to 9 mortgage loans (32.2%), the related loan-to-value ratios have been calculated using “as-stabilized”, “hypothetical as-is”, “as-portfolio”, “as-leased”, “as-complete” or similar hypothetical values. Such mortgage loans are identified under “Description of the Mortgage Pool—Appraised Value.” For further information, see Annex A-1. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value.”

(5)	In the case of the 10 mortgage loans (50.8%), each of which has one or more pari passu companion loans and, in certain cases, one or more subordinate companion loans that are not included in the issuing entity, the debt service coverage ratios, loan-to-value ratios and debt yields have been calculated including the related pari passu companion loan(s), but excluding any related subordinate companion loan(s).

(6)	Debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the mortgage loan following the cut-off date (but without regard to any leap year adjustments), provided that (i) in the case of a mortgage loan that provides for interest-only payments through maturity or its anticipated repayment date, as applicable, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such mortgage loan and (ii) in the case of a mortgage loan that provides for an initial interest-only period that ends prior to its maturity or its anticipated repayment date, as applicable, and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable immediately following the expiration of the interest-only period.

All of the mortgage loans accrue interest on an actual/360 basis.

For further information regarding the Mortgage Loans, see “Description of the Mortgage Pool”.

Modified and Refinanced Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency.

As indicated below, one of the mortgage loans (1.1%) (i) was a refinancing in whole or in part of a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the related mortgaged property, which prior loan was in default at the time of refinancing and/or otherwise involved a discounted pay-off, maturity extension, short sale or other restructuring, or (ii) provided acquisition financing for the related borrower’s purchase of the related mortgaged property at a foreclosure sale or after becoming an REO property.

With respect to the Cypress Corporate Plaza mortgage loan (1.1%), the mortgaged property secured a prior securitized mortgage loan, which was foreclosed on in December 2015, after declines in occupancy and the prior sponsorship filing for Chapter 11 bankruptcy. The current borrower acquired the mortgaged property from the foreclosing lender.

See “Description of the Mortgage Pool”.

Loans Underwritten Based on
Projections of Future Income	Seven (7) of the mortgage loans (19.5%) are secured, in whole or in part, by mortgaged properties that (i) were constructed, in a lease-up period or the subject of a major renovation that was completed within 12 calendar months prior to the cut-off date and, therefore, the related mortgaged property has no or limited prior operating history or the mortgage loan seller did not take the operating history into account in the underwriting of the related mortgage loan, (ii) were acquired by the related borrower or an affiliate of the borrower within 12 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information (or provided limited historical financial information) for such acquired mortgaged property, (iii) are subject to one or more double-net or triple-net leases with the related tenant(s) where the related borrower did not provide the related mortgage loan seller with historical financial information for the related mortgaged property or (iv) the related borrower was only able to provide limited operating histories for the related mortgaged property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Mortgaged Properties With Limited Prior Operating History”.

Certain Variances from
Underwriting Standards	Certain of the mortgage loans may vary from the underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers” with respect to the related third party reports requirements. The mortgage loans to be contributed by German American Capital Corporation were originated in accordance with German American Capital Corporation’s underwriting standards, except with respect to the Moffett Towers II – Buildings 3 & 4 mortgage loan (4.2%), as described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation—Exceptions”. The mortgage loans to be contributed by MUFG Principal Commercial Capital were originated in accordance with MUFG Principal Commercial Capital’s underwriting standards, except with respect to the 888 Figueroa (9.2%) and Hilton Garden Inn Sugarland (2.1%) mortgage loans as described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—MUFG Principal Commercial Capital—MUFG Principal Commercial Capital’s Underwriting Guidelines and Processes— Exceptions”. The mortgage loans to be contributed by Cantor Commercial Real Estate Lending, L.P. were originated in accordance with Cantor Commercial Real Estate Lending, L.P.’s underwriting standards as described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Cantor Commercial Real Estate Lending, L.P.—CCRE Lending’s Origination Procedures and Underwriting Guidelines”. The mortgage loans to be contributed by Citi Real Estate Funding Inc. were originated in accordance with Citi Real Estate Funding Inc.’s underwriting standards as described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”.

Additional Aspects of Certificates

Denominations	The offered certificates with certificate balances will be issued, maintained and transferred only in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The offered certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $100,000 and in integral multiples of $1 in excess of $100,000.

Registration, Clearance and
Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Credit Risk Retention	For a discussion of the manner by which German American Capital Corporation, as retaining sponsor, intends to satisfy the credit risk retention requirements of the credit risk retention rules, see “Credit Risk Retention”.

Information Available to
Certificateholders	On each distribution date, the certificate administrator will prepare and make available to each certificateholder a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may be available to subscribers through the following services:

●	BlackRock Financial Management, Inc., Moody’s Analytics, Bloomberg Financial Markets, RealINSIGHT, CMBS.com, Inc., L.P., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corporation, Markit LLC and Thomson Reuters Corporation;

●	The certificate administrator’s website initially located at www.ctslink.com; and

●	The master servicer’s website initially located at www.pnc.com/midland.

Optional Termination	On any distribution date on which the aggregate principal balance of the pool of mortgage loans is less than 1.0% of the aggregate principal balance of the mortgage loans as of the cut-off date (solely for purposes of this calculation, if such right is being exercised after August 2029 and the Moffett Towers II – Buildings 3 & 4 mortgage loan is still an asset of the trust, then such mortgage loan will be excluded from the aggregate outstanding principal balance and the aggregate cut-off date principal balance), certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus.

The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (other than the Class S and Class R certificates) for the mortgage loans held by the issuing entity, provided that (i) the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-M, Class B,

Class C, Class D and Class E certificates are no longer outstanding and (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class S and Class R certificates).

See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases
or Substitutions of Mortgage
Loans; Loss of Value
Payment	Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan, the value of the related mortgaged property or the interests of any certificateholders in the mortgage loan or mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(but without regard to the rule of Treas. Reg. Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”). See “Description of the Mortgage Loan Purchase Agreements”.

Sale of Defaulted Loans	Pursuant to the pooling and servicing agreement, the special servicer is required to solicit offers for defaulted serviced mortgage loans and any related serviced companion loans and/or related REO properties and accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for such defaulted serviced mortgage loan and any related serviced companion loans or related REO property, determined as described in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard, that rejection of such offer would be in the best interests of the certificateholders and the related pari passu companion loan holders (as a collective whole as if such certificateholders and such companion loan holders constituted a single lender).

If a non-serviced mortgage loan with a related pari passu companion loan becomes a defaulted mortgage loan and the special servicer under the related pooling and servicing agreement or trust and servicing agreement for the related pari passu companion loan determines to sell such pari passu companion loan, then that special servicer will be required to sell such non-serviced mortgage loan together with the related pari passu companion loan and any related subordinate companion loans, in a manner similar to that described above. See “Description of the Mortgage Pool—The Whole Loans—The

Non-Serviced Pari Passu Whole Loans” and “—The AB Whole Loans”.

Pursuant to each mezzanine loan intercreditor agreement with respect to the mortgage loans with mezzanine indebtedness, the holder of the related mezzanine loan has the right to purchase the related mortgage loan as described in “Description of the Mortgage Pool—Additional Indebtedness”. Additionally, in the case of mortgage loans that permit certain equity owners of the borrower to incur future mezzanine debt as described in “Description of the Mortgage Pool—Additional Indebtedness”, the related mezzanine lender may have the option to purchase the related mortgage loan after certain defaults. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”, “—Sale of Defaulted Loans and REO Properties” and “Description of the Mortgage Pool—The Whole Loans”.

Tax Status	Elections will be made to treat designated portions of the issuing entity (exclusive of interest that is deferred after the anticipated repayment date of each mortgage loan with an anticipated repayment date and the excess interest distribution account) as two separate REMICs (the “Lower-Tier REMIC” and the “Upper-Tier REMIC” and each, a “Trust REMIC”) for federal income tax purposes.

In addition, the portions of the issuing entity consisting of entitlement to Excess Interest and the Excess Interest Distribution Account will be classified as a trust under Treasury Regulations section 301.7701-4 (the “Grantor Trust”) and the holders of the Class S certificates and the VRR Interest will be treated as the beneficial owners of such entitlements under section 671 of the Code.

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will constitute REMIC “regular interests”.

●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

●	You will be required to report income on your offered certificates using the accrual method of accounting.

●	It is anticipated that the Class [_] certificates will be issued with original issue discount, that the Class [_] certificates will be issued with de minimis original issue discount and that the Class [_] certificates will be issued at a premium for federal income tax purposes.

See “Material Federal Income Tax Considerations”.

Certain ERISA Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	None of the certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.

If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the certificates.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

See “Legal Investment”.

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

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Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to, the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

Risks Related to Market Conditions and Other External Factors

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

●	Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, natural disasters and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates; and

●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned.

You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity or anticipated repayment date is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness. In addition, certain mortgage loans may provide for recourse to a guarantor for a portion of the indebtedness or for any loss or costs that may be incurred by the borrower or the lender with respect to certain borrower obligations under the related mortgage loan documents. In such cases, we cannot assure you any recovery from such guarantor will be made or that such guarantor will have assets sufficient to pay any otherwise recoverable claim under a guaranty.

Risks of Commercial and Multifamily Lending Generally

The mortgage loans will be secured by various income producing commercial and multifamily properties. The repayment of a commercial or multifamily loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

●	the age, design and construction quality of the properties;

●	perceptions regarding the safety, convenience and attractiveness of the properties;

●	the characteristics and desirability of the area where the property is located;

●	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;

●	the proximity and attractiveness of competing properties;

●	the adequacy of the property’s management and maintenance;

●	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;

●	an increase in the capital expenditures needed to maintain the properties or make improvements;

●	a decline in the businesses operated by tenants or in their financial condition;

●	an increase in vacancy rates; and

●	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

●	national or regional economic conditions, including plant closings, military base closings, industry slowdowns and unemployment rates;

●	local real estate conditions, such as an oversupply of competing properties;

●	demographic factors;

●	consumer confidence;

●	consumer tastes and preferences;

●	retroactive changes in building codes;

●	changes or continued weakness in specific industry segments;

●	location of certain mortgaged properties in less densely populated or less affluent areas; and

●	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);

●	the quality and creditworthiness of tenants;

●	tenant defaults;

●	in the case of rental properties, the rate at which new rentals occur; and

●	the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month to month leases, and may lead to higher rates of delinquency or defaults.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General. Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

●	a significant tenant were to become a debtor in a bankruptcy case;

●	rental payments could not be collected for any other reason; or

●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business. We cannot assure you that any such litigation or dispute will not result in a material decline in net operating income at the related mortgaged property.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels. See “Description of the Mortgage Pool—Tenant Issues”.

A Tenant Concentration May Result in Increased Losses. Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;

●	more time may be required to re-lease the space; and

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan. In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain of these mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks. If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the five largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks. If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliates could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including treatment of the mortgage loan as an unsecured obligation, a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates.

See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease. The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the federal bankruptcy code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure. In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to subordinate the lease if the mortgagee agrees to enter into a non-disturbance agreement, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal to purchase and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right may not be subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal or first offer, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow. Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

●	if the related borrower allows uses at the mortgaged property in violation of use restrictions in current tenant leases;

●	if the related borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions;

●	if the related borrower fails to provide a designated number of parking spaces;

●	if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease;

●	upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time or if the casualty or condemnation occurs within a specified period of the lease expiration date;

●	if a tenant’s use is not permitted by zoning or applicable law;

●	if the tenant is unable to exercise an expansion right;

●	if the landlord defaults on its obligations under the lease;

●	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor;

●	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time;

●	if significant tenants at the subject property go dark or terminate their leases, or if a specified percentage of the mortgaged property is unoccupied;

●	if the landlord violates the tenant’s exclusive use rights for a specified period of time;

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations;

●	in the case of government sponsored tenants, any time or for lack of appropriations; or

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

Any exercise of a termination right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks. Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Retail Properties Have Special Risks

Some of the mortgage loans are secured by retail properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties.” The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, as well as changes in shopping methods and choices. Some of the risks related to these matters are further described in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, and “—Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers,” “—The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector” and “Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. The correlation between success of tenant business and a retail property’s value may be more direct with respect to retail properties than other types of commercial property because a component of the total rent paid by certain retail tenants is often tied to a percentage of gross sales. We cannot assure you that the net operating income contributed by the mortgaged retail properties or the rates of occupancy at the retail stores will remain at the levels specified in this prospectus or remain consistent with past performance. In addition, some or all of the rental payments from tenants may be tied to tenant’s gross sales. To the extent that a tenant changes the manner in which its gross sales are reported it could result in lower rent paid by that tenant. For example, if a tenant takes into account customer returns of merchandise purchased online and reduces the gross sales, this could result in lower gross sales relative to gross sales previously reported at that location even if the actual performance of the store remained unchanged.

Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers

Online shopping and the use of technology, such as smartphone shopping applications, to transact purchases or to aid purchasing decisions have increased in recent years and are expected to continue to increase in the future. This trend is affecting business models, sales and profitability of some retailers and could adversely affect the demand for retail real estate and occupancy at retail properties securing the mortgage loans. Any resulting decreases in rental revenue could have a material adverse effect on the value of retail properties securing the mortgage loans.

Some of these developments in the retail sector have led to retail companies, including several national retailers, filing for bankruptcy and/or voluntarily closing certain of their stores. Borrowers may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect a retail borrower’s revenues. In addition, such closings may allow other tenants to modify their leases to terms that are less favorable for borrowers or to terminate their leases, also adversely impacting their revenues. See also “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

In addition to competition from online shopping, retail properties face competition from sources outside a specific geographical real estate market. For example, all of the following compete with more traditional retail properties for consumer dollars: factory outlet centers, discount shopping centers and clubs, catalogue retailers, home shopping networks, and telemarketing. Continued growth of these alternative retail outlets (which often have lower operating costs) could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property.

Moreover, additional competing retail properties may be built in the areas where the retail properties are located.

We cannot assure you that these developments in the retail sector will not adversely affect the performance of retail properties securing the mortgage loans.

The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector

Retail properties are also subject to conditions that could negatively affect the retail sector, such as increased unemployment, increased federal income and payroll taxes, increased health care costs, increased state and local taxes, increased real estate taxes, industry slowdowns, lack of availability of consumer credit, weak income growth, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters, plant closings, and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may negatively impact those retail properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important to the performance of a retail property because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Retail properties may also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants in the mortgaged property and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants in the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, anchor tenants and non-anchor tenants at anchored or shadowed anchored retail centers may have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if the anchor or shadow anchor tenant goes dark or is otherwise no longer in occupancy, if the subject store is not meeting the minimum sales requirements under its lease or if a specified percentage of the related mortgaged property is vacant. Even if non-anchor tenants do not have termination or rent abatement rights, the loss of an anchor tenant or a shadow anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate because the anchor or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants. This, in turn, may adversely impact the borrower’s ability to meet its obligations under the related loan. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy may be to terminate that lease after the anchor tenant has been dark for a specified amount of time.

If anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, we cannot assure you that the related borrower’s ability to repay its mortgage loan would not be materially and adversely affected.

Certain tenant estoppels will have been obtained in connection with the origination of the mortgage loans. These estoppels may identify disputes between the related borrower and the applicable tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and/or operating agreement (each, an “REA”). Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or REA by the tenant or to the tenant withholding some or all of its rental payments or to litigation against the related borrower. We cannot assure you that the tenant estoppels obtained identify all potential disputes that may arise with the subject tenants or with respect to the mortgaged retail properties, or that anchor tenant or tenant disputes will not have a material adverse effect on the ability of borrowers to repay their mortgage loans.

Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

●	the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);

●	the adaptability of the building to changes in the technological needs of the tenants;

●	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space);

●	in the case of medical office properties, the performance of a medical office property may depend on (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at such mortgaged property; and

●	office space used as lab and/or research and development may rely on funds for research and development from government and/or private sources of funding, which may become unavailable.

In addition, in the case of tenants that offer co-working or office-sharing space designed for multiple, unaffiliated space users, licenses or subleases of space to users are generally of shorter-term duration, and user turnover is generally greater than with typical office leases. Co-working tenants may experience higher operating costs than typical office tenants, and revenues may lag expenses until the co-working space is filled out. Shorter-term space leases and users may be more impacted by economic fluctuations compared to traditional long term office leases. Further, if office rents decrease, shorter-term space users may move to properties with lower rent, while co-working tenants would be left with longer-term lease obligations. Additionally, if there is a concentration of subleases of the co-working space to a single tenant or affiliated tenants, expiration or termination of such subleases may leave a large block of the co-working space unoccupied. The foregoing factors may subject the related mortgage loan to increased risk of default and loss.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Hospitality Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, various other factors may adversely affect the financial performance and value of hospitality properties, including:

●	adverse economic and social conditions, either local, regional or national (which may limit the amount that can be charged for a room and reduce occupancy levels);

●	continuing expenditures for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives;

●	ability to convert to alternative uses which may not be readily made;

●	a deterioration in the financial strength or managerial capabilities of the owner or operator of a hospitality property;

●	changes in travel patterns caused by general adverse economic conditions, fear of terrorist attacks, adverse weather conditions and changes in access, energy prices, strikes, travel costs, relocation of highways, the construction of additional highways, concerns about travel safety or other factors; and

●	relative illiquidity of hospitality investments which limits the ability of the borrowers and property managers to respond to changes in economic or other conditions.

Because rooms are generally rented for short periods of time, the financial performance of hospitality properties tends to be affected by adverse economic conditions and competition more quickly than other commercial properties. Additionally, as a result of high operating costs, relatively small decreases in revenue can cause significant stress on a property’s cash flow.

Moreover, the hospitality and lodging industry is generally seasonal in nature and different seasons affect different hospitality properties differently depending on type and location. This seasonality can be expected to cause periodic fluctuations in a hospitality property’s room and restaurant revenues, occupancy levels, room rates and operating expenses. We cannot assure you that cash flow will be sufficient to offset any shortfalls that occur at the mortgaged property during slower periods or that the related mortgage loans provide for seasonality reserves, or if seasonality reserves are provided for, that such reserves will be funded or will be sufficient or available to fund such shortfalls.

In addition, some of the hospitality properties are limited-service, select service or extended stay hotels. Hospitality properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hospitality properties as they generally require less capital for construction than full-service hospitality properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hospitality properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hospitality properties also operate entertainment complexes that include restaurants, lounges, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hospitality property’s nightclubs, restaurants or bars will maintain their current level of popularity or perception in the market. Any such change could have a material adverse effect on the net cash flow of the property.

Some of the hospitality properties have liquor licenses associated with the mortgaged property. The liquor licenses for these mortgaged properties are generally held by affiliates of the related borrowers, unaffiliated managers or operating lessees. The laws and regulations relating to liquor licenses generally prohibit the transfer of such licenses to any person, or condition such transfer on the prior approval of the governmental authority that issued the license. In the event of a foreclosure of a hospitality property that holds a liquor license, the special servicer on behalf of the issuing entity or a purchaser in a foreclosure sale would likely have to apply for a new license, which might not be granted or might be granted only after a delay that could be significant. We cannot assure you that a new license could be obtained promptly or at all. The lack of a liquor license in a hospitality property could have an adverse impact on the revenue from the related mortgaged property or on the hospitality property’s occupancy rate.

In addition, hospitality properties may be structured with a master lease (or operating lease) in order to minimize potential liabilities of the borrower. Under the master lease structure, an operating lessee (typically affiliated with the borrower) is also an obligor under the related mortgage loan and the operating lessee borrower pays rent to the fee owner borrower.

In addition, there may be risks associated with hospitality properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hospitality properties often enter into these types of agreements in order to align the hospitality property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hospitality properties that lack such benefits will be able to operate successfully on an independent basis.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hospitality Properties”.

Risks Relating to Affiliation with a Franchise or Hotel Management Company

The performance of a hospitality property affiliated with a franchise or hotel management company depends in part on:

●	the continued existence and financial strength of the franchisor or hotel management company;

●	the public perception of the franchise or hotel chain service mark; and

●	the duration of the franchise licensing or management agreements.

The continuation of a franchise agreement, license agreement or hotel management agreement is subject to specified operating standards and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions, such as property improvement plans, could result in the loss or cancellation of their rights under the franchise, license or management agreement. We cannot assure you that a replacement franchise could be obtained in the event of termination. In addition, replacement franchises, licenses and/or hospitality property managers may require significantly higher fees as well as the investment of capital to bring the hospitality property into compliance with the requirements of the replacement franchisor, licensor and/or hospitality property manager. Any provision in a franchise agreement or management agreement providing for termination because of a bankruptcy of a franchisor or manager generally will not be enforceable.

The transferability of franchise agreements, license agreements and property management agreements may be restricted. In the event of a foreclosure, the lender may not have the right to use the franchise license without the franchisor’s consent or the manager might be able to terminate the management agreement. Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor/licensor or a hotel management company that it desires to replace following a foreclosure and, further, may be limited as regards the pool of potential transferees for a foreclosure, licensor or real estate owned property.

In some cases where a hospitality property is subject to a license or franchise agreement, the licensor or franchisor has required or may in the future require the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the licensor or franchisor. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion”. Failure to complete those repairs and/or renovations in accordance with the plan could result in the hospitality property losing its license or franchise. Annex A-1 and the related footnotes set forth the amount of reserves, if any, established under the related mortgage loans in connection with any of those repairs and/or renovations. We cannot assure you that any amounts reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hospitality property. In addition, in some cases, those reserves will be maintained by the franchisor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hospitality Properties”.

Mixed Use Properties Have Special Risks

Certain properties are mixed use properties. Such mortgaged properties are subject to the risks relating to the property types described in “—Retail Properties Have Special Risks”, “—Office Properties Have Special Risks”, “—Multifamily Properties Have Special Risks” “—Industrial Properties Have Special Risks” and/or “—Self-Storage Properties Have Special Risks”. See Annex A-1 for the 5 largest tenants (by net rentable area leased) at the mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Mixed Use Properties”.

Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

●	the quality of property management;

●	the ability of management to provide adequate maintenance and insurance;

●	the types of services or amenities that the property provides;

●	the property’s reputation;

●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

●	the generally short terms of residential leases and the need for continued reletting;

●	rent concessions and month-to-month leases, which may impact cash flow at the property;

●	the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base;

●	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months;

●	certain multifamily properties may be considered to be “flexible apartment properties”. Such properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;

●	restrictions on the age of tenants who may reside at the property;

●	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;

●	adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;

●	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment; and

●	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies.

Certain states regulate the relationship of an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase its rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship, numerous counties and municipalities impose rent control on apartment buildings. These ordinances may limit rent increases to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

Some counties and municipalities may later impose stricter rent control regulations on apartment buildings. For example, on June 14, 2019, the New York State Senate passed the Housing Stability and Tenant Protection Act of 2019 (the “HSTP ACT”), which, among other things, limits the ability of landlords to increase rents in rent stabilized apartments at the time of lease renewal and after a vacancy. The HSTP Act also limits potential rent increases for major capital improvements and for individual apartment improvements. In addition, the HSTP Act permits certain qualified localities in the State of New York to implement the rent stabilization system.

Moreover, legislative or judicial actions concerning rent-stabilized properties may adversely affect, among other things, existing market rent units and a borrower’s ability to convert rent-stabilized units to market rent units in the future or may give rise to liability in connection with previously converted units, which may adversely impact the net operating income or the appraised value of the property and/or the value of the property.

Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. These programs may include, among others:

●	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expense; and

●	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

Certain of the multifamily properties may be residential cooperative buildings where the land under the building is owned or leased by a non-profit residential cooperative corporation. The cooperative owns all the units in the building and all common areas. Its tenants own stock, shares or membership certificates in the corporation. This ownership entitles the tenant-stockholders to proprietary leases or occupancy agreements which confer exclusive rights to occupy specific units. Generally, the tenant-stockholders make monthly maintenance payments which represent their share of the cooperative corporation’s mortgage loan payments, real property taxes, reserve contributions and capital expenditures, maintenance and other expenses, less any income the corporation may receive. These payments are in addition to any payments of principal and interest the tenant-stockholder may be required to make on any loans secured by its shares in the cooperative.

A number of factors may adversely affect the value and successful operation of a residential cooperative property. Some of these factors include:

●	the primary dependence of a borrower upon maintenance payments and any rental income from units or commercial areas to meet debt service obligations;

●	the initial concentration of shares relating to occupied rental units of the sponsor, owner or investor after conversion from rental housing, which may result in an inability to meet debt service obligations on the residential cooperative corporation’s mortgage loan if the sponsor, owner or investor is unable to make the required maintenance payments;

●	the failure of a borrower to qualify for favorable tax treatment as a “cooperative housing corporation” each year, which may reduce the cash flow available to make payments on the related mortgage loan; and

●	that, upon foreclosure, in the event a cooperative property becomes a rental property, certain units could be subject to rent control, stabilization and tenants’ rights laws, at below market rents,

which may affect rental income levels and the marketability and sale proceeds of the rental property as a whole.

Certain of the mortgaged properties may contain co-living space, which is generally leased on a per bedroom basis, and may have characteristics similar to student housing, such as common living areas, kitchens and/or amenities. Co-living space is typically leased to subtenants for shorter terms than typical for leases of multifamily housing; for example, for periods of three to twelve months. Accordingly, turnover may be higher than for traditional multifamily space. Co-living space may also be more sensitive to economic fluctuations than traditional multifamily space. Further, co-living space may be leased in blocks; for example, by a company for certain of its employees. In such event, expiration or termination of the related leases may result in a large block of space being unoccupied. Tenants that operate co-living space may experience high operating costs, and revenues may lag expenses until the co-living space is subleased. Further, if multifamily rents decrease, shorter-term co-living space users may move to properties with lower rent, while tenants that operate co-living space would be left with longer-term lease obligations. The foregoing factors may subject the related mortgage loan to increased risk of default and loss.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

Leased Fee Properties Have Special Risks

Land subject to a ground lease presents special risks. In such cases, where the borrower owns the fee interest but not the related improvements, such borrower will only receive the rental income from the ground lease and not from the operation of any related improvements. Any default by the ground lessee would adversely affect the borrower’s ability to make payments on the related mortgage loan. While ground leases may contain certain restrictions on the use and operation of the related mortgaged property, the ground lessee generally enjoys the rights and privileges of a fee owner, including the right to construct, alter and remove improvements and fixtures from the land and to assign and sublet the ground leasehold interest. However, the borrower has the same risk of interruptions in cash flow if such ground lessee defaults under its lease as it would on another single tenant commercial property, without the control over the premises that it would ordinarily have as landlord. In addition, in the event of a condemnation, the borrower would only be entitled to an allocable share of the condemnation proceeds. Furthermore, the insurance requirements are often governed by the terms of the ground lease and, in some cases, certain tenants or subtenants may be allowed to self-insure. The ground lessee is commonly permitted to mortgage its ground leasehold interest, and the leasehold lender will often have notice and cure rights with respect to material defaults under the ground lease. In addition, leased fee interests are less frequently purchased and sold than other interests in commercial real property. It may be difficult for the issuing entity, if it became a foreclosing lender, to sell the fee interests if the tenant and its improvements remain on the land. In addition, if the improvements are nearing the end of their useful life, there could be a risk that the tenant defaults in lieu of performing any obligations it may otherwise have to raze the structure and return the land in raw form to the developer. Furthermore, leased fee interests are generally subject to the same risks associated with the property type of the ground lessee’s use of the premises because that use is a source of revenue for the payment of ground rent.

With respect to the Wind Creek Leased Fee mortgage loan (4.9%), the mortgaged property is a leased fee property which is ground leased to the owners of casino and hotel improvements located on the mortgaged property. The ability of the borrower to make payments on the mortgage loan is dependent on the ground tenant’s ability to make payments under such ground lease. The ground tenant operates a casino business, which is subject to a number of risks including (i) the casino business is highly competitive among a large number of participants, including riverboat casinos, dockside casinos, land-based casinos, video lottery, sweepstakes and poker machines not located in casinos, internet lotteries and other internet wagering gaming services, (ii) the casino business is subject to changes in discretionary consumer spending, which may decline during economic downturns or for other reasons, (iii) the gaming industry is characterized by an element of chance, which may result in the actual win rates of the casino being less than anticipated, (iv) the risk that customers or employees may attempt or commit fraud or theft or cheat in order to increase winnings, (v) the risk that credit extended to customers may be uncollectable, and (vi) the gaming industry is subject to significant regulation, and loss of its gaming license could materially adversely affect the ability of the tenant to pay its rent. Due to the borrower’s dependence on rental payments from the ground tenant as a primary source of revenues, the borrower may be limited in its ability to enforce any rights under the ground lease or to terminate the ground lease. Failure by the tenant to comply with the terms of the ground lease or to comply with the gaming regulations to which the property is subject could require the borrower to find another lessee for the property and there could be a decrease or cessation of rental payments by the tenant. In such event, the borrower may be unable to locate a suitable lessee at similar rental rates or at all. In addition, casino licenses are generally not transferable. As such, in the event of a foreclosure and termination of the ground lease, the lender or its agent, or a purchaser of the property, would not have the right to operate the casino without first obtaining a license.

Industrial Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties, including:

●	reduced demand for industrial space because of a decline in a particular industry segment;

●	the property becoming functionally obsolete;

●	building design and adaptability;

●	unavailability of labor sources;

●	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;

●	changes in proximity of supply sources;

●	the expenses of converting a previously adapted space to general use; and

●	the location of the property.

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment in which the related tenant(s) conduct their businesses (for example, a decline in consumer demand for products sold by a tenant using the property as a distribution center). In addition, a particular industrial or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Furthermore, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property. In addition, mortgaged properties used for many industrial purposes are more prone to environmental concerns than other property types.

Aspects of building site design and adaptability affect the value of an industrial property. Site characteristics that are generally desirable to a warehouse/industrial property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.

In addition, because of unique construction requirements of many industrial properties, any vacant industrial property space may not be easily converted to other uses. Thus, if the operation of any of the industrial properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial property were readily adaptable to other uses.

Location is also important because an industrial property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

Further, certain of the industrial properties may have tenants that are subject to risks unique to their business, such as cold storage facilities. Cold storage facilities may have unique risks such as short lease terms due to seasonal use, making income potentially more volatile than for properties with longer term leases, and customized refrigeration design, rendering such facilities less readily convertible to alternative uses. Because of seasonal use, leases at such facilities are customarily for shorter terms, making income potentially more volatile than for properties with longer term leases. In addition, such facilities require customized refrigeration design, rendering them less readily convertible to alternative uses.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Industrial Properties”.

Self-Storage Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of self-storage properties, including:

●	decreased demand;

●	lack of proximity to apartment complexes or commercial users;

●	apartment tenants moving to single family homes;

●	decline in services rendered, including security;

●	dependence on business activity ancillary to renting units;

●	security concerns;

●	age of improvements; or

●	competition or other factors.

Self-storage properties are considered vulnerable to competition, because both acquisition costs and break-even occupancy are relatively low. The conversion of self-storage facilities to alternative uses would generally require substantial capital expenditures. Thus, if the operation of any of the self-storage properties becomes unprofitable, the liquidation value of that self-storage mortgaged property may be substantially less, relative to the amount owing on the mortgage loan, than if the self-storage mortgaged property were readily adaptable to other uses.

Tenants at self-storage properties tend to require and receive privacy, anonymity and efficient access, each of which may heighten environmental and other risks related to such property as the borrower may be unaware of the contents in any self-storage unit. No environmental assessment of a self-storage mortgaged property included an inspection of the contents of the self-storage units at that mortgaged property, and there is no assurance that all of the units included in the self-storage mortgaged properties are free from hazardous substances or other pollutants or contaminants or will remain so in the future.

Certain mortgage loans secured by self-storage properties may be affiliated with a franchise company through a franchise agreement. The performance of a self-storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent. In addition, certain self-storage properties may derive a material portion of revenue from business activities ancillary to self-storage such as truck rentals, parking fees and similar activities which require special use permits or other discretionary zoning approvals.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Self-Storage Properties”.

Parking Properties Have Special Risks

Certain of the mortgaged properties are comprised in whole or in part of, or contain, a parking lot or parking garage. The primary source of income for parking lots and garages is the rental fees charged for parking spaces (or in the case of a parking lot or parking garage leased in whole or part to a parking garage or parking lot operator, rents from such operating lease). Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

With respect to parking properties leased to a parking garage, parking lot operator or single tenant user, such leases generally provide the parking operator the right to terminate such leases upon various contingencies, which may include if there are specified reductions in gross receipts, or specified income targets are not met, if certain subleases of such parking properties are terminated or reduced, or upon a specified amount of capital expenditures to such properties being required in order to comply with applicable law, or other adverse events. There can be no assurance that the operating lessee of a parking property will not terminate its lease upon such an event.

Condominium Ownership May Limit Use and Improvements

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium rules or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a unit owner’s ability to control decisions of the board are generally related to the number of units owned by such owner as a percentage of the total number of units in the condominium. In certain cases, the related borrower does not have a majority of votes on the condominium board, which result in the related borrower not having control of the related condominium or owners association.

The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Even if a borrower or its designated board members, either through control of the appointment and voting of sufficient members of the related condominium board or by virtue of other provisions in the related condominium documents, has consent rights over actions by the related condominium associations or owners, we cannot assure you that the related condominium board will not take actions that would materially adversely affect the related borrower’s unit. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have a significant adverse impact on the related mortgage loans in the issuing entity that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans.

The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds.

In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to properly maintain and operate the common elements of the property. Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral described above could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. For example, the New York Condominium Act provides for a withdrawal of the property from a condominium structure by vote of 80% of unit owners. If the condominium is terminated, the building will be subject to an action for partition by any unit owner or lienor as if owned in common. This could cause an early and unanticipated prepayment of the mortgage loan. We cannot assure you that the proceeds from partition would be sufficient to satisfy borrower’s obligations under the mortgage loan. See also “—Risks Related to Zoning Non-Compliance and Use Restrictions” for certain risks relating to use restrictions imposed pursuant to condominium declarations or other condominium especially in a situation where the mortgaged property does not represent the entire condominium building.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium and Other Shared Interests”.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

●	responding to changes in the local market;

●	planning and implementing the rental structure;

●	operating the property and providing building services;

●	managing operating expenses; and

●	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short term sources, such as hotel guests or short term or month to month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining certificateholders may pose a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the tables entitled “Stated Remaining Term (Mos.)” in Annex A-2 for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es), if any, have been paid in full, classes that have a lower sequential priority are more likely to face these types of risk of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are retail, office, hospitality, mixed use and multifamily. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties.

Mortgaged properties securing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are located in California, Texas, Pennsylvania, New York, Illinois and the District of Columbia. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

●	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;

●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions. Moreover, we cannot assure you that:

●	future laws, ordinances or regulations will not impose any material environmental liability; or

●	the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that with respect to any mortgaged property, any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee, the special servicer or the master servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty number 41 in Annex D-1, and the identified exceptions to those representations and warranties in Annex D-2, Annex D-3, Annex D-4 or Annex D-5, as applicable.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation”, “—MUFG Principal Commercial Capital”, “—Cantor Commercial Real Estate Lending, L.P.”, “—Citi Real Estate Funding Inc.”, “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans”.

See “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. In addition, the related borrower may be permitted under the related mortgage loan documents, at its option and cost but subject to certain conditions, to undergo future construction, renovation or alterations of the mortgaged property. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents. In addition, such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease(s) and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

Certain of the hospitality properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans (“PIPs”). In some circumstances, these renovations or PIPs may necessitate taking a portion of the available guest rooms temporarily offline, temporarily decreasing the number of available rooms and the revenue generating capacity of the related hospitality property. In other cases, these renovations may involve renovations of common spaces or external features of the related hospitality property, which may cause disruptions or otherwise decrease the attractiveness of the related hospitality property to potential guests. These PIPs may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. See also Annex A-3 for additional information on redevelopment, renovation and expansion at the mortgaged properties securing the 10 largest mortgage loans.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

For example, retail, mixed-use or office properties may have theater tenants. Properties with theater tenants are exposed to certain unique risks. Aspects of building site design and adaptability affect the value of a theater. In addition, decreasing attendance at a theater could adversely affect revenue of the theater, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit ratings and, in certain cases, bankruptcy filings. In addition, because of unique construction requirements of theaters, any vacant theater space would not easily be converted to other uses.

Retail, mixed-use or office properties may also have health clubs as tenants. Several factors may adversely affect the value and successful operation of a health club, including:

●	the physical attributes of the health club (e.g., its age, appearance and layout);

●	the reputation, safety, convenience and attractiveness of the property to users;

●	management’s ability to control membership growth and attrition;

●	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and

●	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.

Certain retail, mixed use or office properties may be partially comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces.

Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

Mortgaged properties may have other specialty use tenants, such as medical and dental offices, fitness centers, lab space, gas stations, bank branches, data centers, urgent care facilities, schools, daycare centers and/or restaurants, as part of the mortgaged property.

In the case of specialty use tenants such as bank branches, restaurants and theaters, aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience financial difficulties, resulting in downgrades in their credit, lease defaults, ratings and, in certain cases, bankruptcy filings. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above. Additionally, receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

Mortgaged properties with specialty use tenants may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. In addition, converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. See “—Condominium Ownership May Limit Use and Improvements” above.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs. For example, a government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be usable as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance. Zoning protection insurance will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, vertical subdivisions and related structures, the related declarations or other use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties.

Additionally, some of the mortgaged properties may have current or past tenants that handle or have handled hazardous materials and, in some cases, related contamination at some of the mortgaged properties was previously investigated and, as warranted, remediated with regulatory closure, the conditions of which in some cases may include restrictions against any future redevelopment for residential use or other land use restrictions. See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty number 40 in Annex D-1, and the identified exceptions to those representations and warranties in Annex D-2, Annex D-3, Annex D-4 or Annex D-5, as applicable.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole or major tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

Certain Risks Are Not Covered under Standard Insurance Policies. In general (other than where the mortgage loan documents permit the borrower to rely on a tenant (including a ground tenant) or other third party (such as a condominium association, if applicable) to obtain the insurance coverage, on self-insurance provided by a tenant or on a tenant’s agreement to rebuild or continue paying rent), the master servicer and special servicer will be required to cause the borrower on each mortgage loan to maintain such insurance coverage in respect of the related mortgaged property as is required under the related mortgage loan documents. See “Description of the Mortgage Pool—Insurance Considerations”. In general, the standard form of fire and extended coverage policy covers physical damage to or destruction of the improvements of a property by fire, lightning, explosion, smoke, windstorm and hail, and riot, strike and civil commotion, subject to the conditions and exclusions specified in each policy (windstorm is a common exclusion for properties located in certain locations). Most policies typically do not cover any physical damage resulting from, among other things:

●	war;

●	revolution;

●	terrorism;

●	nuclear, biological or chemical materials;

●	governmental actions;

●	floods and other water related causes;

●	earth movement, including earthquakes, landslides and mudflows;

●	wet or dry rot;

●	vermin; and

●	domestic animals.

Unless the related mortgage loan documents specifically require the borrower to insure against physical damage arising from such causes, then, the resulting losses may be borne by you as a holder of certificates.

Standard Insurance May Be Inadequate Even for Types of Losses That Are Insured Against. Even if a type of loss is covered by the insurance policies required to be in place at the mortgaged properties, the mortgaged properties may suffer losses for which the insurance coverage is inadequate. For example:

●	in a case where terrorism coverage is included under a policy, if the terrorist attack is, for example, nuclear, biological or chemical in nature, the policy may include an exclusion that precludes coverage for such terrorist attack;

●	in certain cases, particularly where land values are high, the insurable value (at the time of origination of the mortgage loan) of the mortgaged property may be significantly lower than the principal balance of the mortgage loan;

●	with respect to mortgaged properties located in flood prone areas where flood insurance is required, the related mortgaged property may only have federal flood insurance (which only covers up to $500,000), not private flood insurance, and the related mortgaged property may suffer losses that exceed the amounts covered by the federal flood insurance;

●	the mortgage loan documents may limit the requirement to obtain related insurance to where the premium amounts are “commercially reasonable” or a similar limitation; and

●	if reconstruction or major repairs are required, changes in laws may materially affect the borrower’s ability to effect any reconstruction or major repairs and/or may materially increase the costs of the reconstruction or repairs and insurance may not cover or sufficiently compensate the insured.

There Is No Assurance That Required Insurance Will Be Maintained. There is no assurance that borrowers have maintained or will maintain the insurance required under the mortgage loan documents or that such insurance will be adequate.

Even if the mortgage loan documents specify that the related borrower must maintain standard extended coverage casualty insurance or other insurance that covers acts of terrorism, the borrower may fail to maintain such insurance and the master servicer or the special servicer may not enforce such default or cause the borrower to obtain such insurance if the special servicer has determined, in accordance with the servicing standard and subject to the discussion under “Pooling and Servicing Agreement—The Directing Holder” and “—The Operating Advisor”, that either (a) such insurance is not available at commercially reasonable rates and the subject hazards are not commonly insured against by prudent owners of similar real properties located in or near the geographic region in which the mortgaged property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or (b) such insurance is not available at any rate. Additionally, if the related borrower fails to maintain such terrorism insurance coverage, neither the master servicer nor the special servicer will be required to maintain such terrorism insurance coverage if the special servicer determines, in accordance with the servicing standard, that such terrorism insurance coverage is not available for the reasons set forth in the preceding sentence. Furthermore, at the time existing insurance policies are subject to renewal, there is no assurance that terrorism insurance coverage will be available and covered under the new policies or, if covered, whether such coverage will be adequate. Most insurance policies covering commercial real properties such as the mortgaged properties are subject to renewal on an annual basis. If this coverage is not currently in effect, is not adequate or is ultimately not continued with respect to some of the mortgaged properties and one of those properties suffers a casualty loss as a result of a terrorist act, then the resulting casualty loss could reduce the amount available to make distributions on your certificates.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the master servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

Certain of the insurance policies maintained with respect to the mortgaged properties are subject to premium financing arrangements. In such cases, the financing entity may have the right to terminate the policies if the financing entity is not paid when installments are due, even if the lender has not received the notice that is required under the loan documents.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

The National Flood Insurance Program (“NFIP”) is scheduled to expire on September 30, 2019.  We cannot assure you if or when NFIP will be reauthorized. If NFIP is not reauthorized, it could have an adverse effect on the value of properties in flood zones or their ability to repair or rebuild after flood damage.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2014 by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and was subsequently reauthorized on January 12, 2015 for a period of six years through December 31, 2020 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 81% in 2019 (subject to annual 1% decreases until such percentage equals 80%) of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $180 million in 2019 (subject to annual $20 million increases until such threshold equals $200 million). The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2020, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans do not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA. See “Annex A-3—Description of Top Fifteen Mortgage Loans and Additional Mortgage Loan Information” for a summary of the terrorism insurance requirements under each of the ten largest mortgage loans.

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Insurance Considerations”.

Limited Information Causes Uncertainty

Historical Information. Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for, among other things, inflation, significant occupancy increases and/or a market rate management fee. In some cases, underwritten net cash flows and underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent, which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions” below.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three calendar years, to the extent available.

Ongoing Information. The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions

As described under “Description of the Mortgage Pool—Additional Information”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (or letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy in all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Additional Information”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the issuing entity.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements” and the sponsor’s description of its underwriting criteria described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation—DBRI’s Underwriting Guidelines and Processes”, “—DB Originators’ Underwriting Guidelines and Processes”, “—MUFG Principal Commercial Capital—MUFG Principal Commercial Capital’s Underwriting Guidelines and Processes”, “—Cantor Commercial Real Estate Lending, L.P.—CCRE Lending’s Origination Procedures and Underwriting Guidelines”, and “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”. A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation—Review of GACC Mortgage Loans”, “—MUFG Principal Commercial Capital—Review of MPCC Mortgage Loans”, “—Cantor Commercial Real Estate Lending, L.P.—Review of CCRE Mortgage Loans”, and “—Citi Real Estate Funding Inc.—Review of CREFI Mortgage Loans”. The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of the performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the applicable mortgage loan (or whole loan, if applicable). See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;

●	potential environmental or other legal liabilities;

●	the availability of refinancing; and

●	changes in interest rate levels.

In certain cases, appraisals may reflect the “as-is” value as well as an “as-stabilized”, “hypothetical as-is”, “as complete”, “hypothetical as-leased” or “as portfolio” value or similar hypothetical value. However, the appraised value reflected in this prospectus with respect to each mortgaged property reflects the “as-is” value, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Appraised Value”, where, to the extent another value is used, such value and the satisfaction of the related conditions or assumptions are described, which may contain certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. See “Description of the Mortgage Pool”.

Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the “as-stabilized”, “hypothetical as-is”, “as complete”, “hypothetical as-leased” or “as portfolio” values or similar hypothetical values, we cannot assure you that those assumptions are or will be accurate or that such value will be the value of the related mortgaged property at the indicated stabilization or other relevant date or at maturity or anticipated repayment date. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. For additional information regarding the appraisals obtained by the sponsors or, in the case of any mortgage loan acquired by the related sponsor, appraisal(s) obtained by the related originator and relied upon by such sponsor, see “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation”, “—MUFG Principal Commercial Capital”, “—Cantor Commercial Real Estate Lending, L.P.”, and “—Citi Real Estate Funding Inc.”. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake. The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, and will comply, with such requirements, and in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single purpose entities”.

Although a borrower may currently be a single purpose entity, in certain cases the borrowers were not originally formed as single purpose entities, but at origination of the related mortgage loan their organizational documents were amended. That borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single purpose entity” and thus may have liabilities arising from events prior to becoming a single purpose entity.

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s)(and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage. Certain of the mortgage loans have been made to single purpose limited partnerships that have a general partner or general partners that are not themselves single purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain borrowers’ organizational documents or the terms of certain mortgage loans permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain real estate investment trusts, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, borrowers may own a mortgaged property as a Delaware statutory trust or as tenants-in-common. Delaware statutory trusts may be restricted in their ability to actively operate a property, and in the case of a mortgaged property that is owned by a Delaware statutory trust or by tenants-in-common, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust or the consent of the tenants-in-common will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property. See “—Tenancies-in-Common May Hinder Recovery” below. See also “Description of the Mortgage Pool—Delaware Statutory Trusts”.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the federal bankruptcy code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability to Incur Other Indebtedness Entails Risk” below, “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors and the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors or managers for the mortgaged properties and their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any such litigation or dispute may materially impair distributions to certificateholders if borrowers must use property income to pay judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or has been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In some cases, mortgaged properties securing certain of the mortgage loans previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that the borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the federal bankruptcy code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations” and “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. See also representation and warranty number 32 in Annex D-1, and the identified exceptions to those representations and warranties in Annex D-2, Annex D-3, Annex D-4 or Annex D-5, as applicable. However, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

Other Financings or Ability to Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;

●	the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);

●	the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although the companion loans related to the whole loans are not assets of the issuing entity, each related borrower is still obligated to make interest and principal payments on such companion loans. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity or anticipated repayment date.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the sponsor of the borrower. See “Description of the Mortgage Pool—Additional Indebtedness—Other Unsecured Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi-property mortgage loan which is secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and “—Bankruptcy Laws”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;

●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;

●	whether and to what extent recourse to the borrower is permitted; and

●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted mortgage loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders. See “Certain Legal Aspects of Mortgage Loans”.

Risks of Anticipated Repayment Date Loans

Certain of the mortgage loans provide that, if after a certain date (referred to as the anticipated repayment date) the related borrower has not prepaid the mortgage loan in full, any principal outstanding after that anticipated repayment date will accrue interest at an increased interest rate rather than the stated mortgage loan rate. Generally, from and after the anticipated repayment date, cash flow in excess of that required for debt service, the funding of reserves and certain approved operating expenses with respect to the related mortgaged property, and in certain cases, debt service on any related subordinate companion loan or mezzanine loan, will be applied toward the payment of principal (without payment of a yield maintenance charge) of the related mortgage loan until its principal balance has been reduced to zero. Although these provisions may create an incentive for the borrower to repay the mortgage loan in full on its anticipated repayment date, a substantial payment would be required and the borrower has no obligation to do so. While interest at the initial mortgage rate continues to accrue and be payable on a current basis on the related mortgage loan after its anticipated repayment date, the payment of excess interest will be deferred and will be required to be paid only after the outstanding principal balance of the related mortgage loan has been paid in full, at which time the excess interest on the mortgage loan that has been deferred, to the extent actually collected, will be paid to the holders of the Class S certificates and the VRR Interest, neither of which are offered by this prospectus. To the extent that payments are required to be made on a related subordinate companion loan or mezzanine loan prior to application of excess cash flow to repay an anticipated repayment date mortgage loan, the amount of excess cash flow available to repay such mortgage loan will be reduced. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loan(s)”.

Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans. This is because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity.

All of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity or anticipated repayment date, as applicable, and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date or anticipated repayment date of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity or repay the outstanding principal amount at the anticipated repayment date and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity or anticipated repayment date if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan on its stated maturity date or anticipated repayment date, as applicable, typically will depend upon its ability either to refinance the mortgage loan or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

●	the prevailing interest rates;

●	the net operating income generated by the mortgaged property;

●	the fair market value of the related mortgaged property;

●	the borrower’s equity in the related mortgaged property;

●	significant tenant rollover at the related mortgaged properties (see “—Retail Properties Have Special Risks” and “—Office Properties Have Special Risks” above);

●	the borrower’s financial condition;

●	the operating history and occupancy level of the mortgaged property;

●	reductions in applicable government assistance/rent subsidy programs;

●	the tax laws; and

●	prevailing general and regional economic conditions.

In addition, compliance with legal requirements, such as the credit risk retention regulations under the Dodd-Frank Act, could cause commercial real estate lenders to tighten their lending standards and reduce the availability of debt financing for commercial real estate borrowers. This, in turn, may adversely affect a borrower’s ability to refinance the related mortgage loan or sell the related mortgaged property on or before the related mortgage loan’s maturity date or anticipated maturity date, as applicable.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of the related companion loans.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and each pooling and servicing agreement governing the servicing of a non-serviced whole loan may permit the related special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the master servicer nor the special servicer will have the ability to extend or modify a non-serviced mortgage loan because such mortgage loan is being serviced by a master servicer or special servicer pursuant to the pooling and servicing agreement governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In any event, we cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Risks Related to Ground Leases and Other Leasehold Interests

With respect to certain mortgaged properties, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to the federal bankruptcy code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 Amendments to the federal bankruptcy code, such a result would be consistent with the purpose of the 1994 Amendments to the federal bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the federal bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the federal bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the federal bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not. See representation and warranty number 35 in Annex D-1, and the identified exceptions to those representations and warranties in Annex D-2, Annex D-3, Annex D-4 or Annex D-5, as applicable.

Except as noted in this prospectus, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the mortgage loan (taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal or first offer in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Risks Related to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of German American Capital Corporation, one of the sponsors, DBR Investments Co. Limited, an originator, Deutsche Bank AG, New York Branch, an originator and one of the initial risk retention consultation parties, and Deutsche Bank Securities Inc., one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators or their affiliates are the holders of the mezzanine loans and/or companion loans related to their mortgage loans. The originators and/or their respective affiliates may retain existing mezzanine loans and/or companion loans or originate future permitted mezzanine indebtedness with respect to the mortgage loans. These transactions may cause the originators and their affiliates or their clients or counterparties who purchase the mezzanine loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loans or any existing or future mezzanine loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not that of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective affiliates, or a sponsor, an originator or one of their respective affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsors, the originators and their respective affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsors, the originators and their respective affiliates may differ from, and compete with, the interests of the issuing entity.

In addition, Deutsche Bank AG, New York Branch and MUFG Principal Commercial Capital are each expected to hold a portion of the VRR Interest as described in “Credit Risk Retention”, and are (or are affiliated with the entities) expected to be appointed as the initial risk retention consultation parties. Each risk retention consultation party may, on a strictly non-binding basis, consult with the special servicer and recommend that the special servicer take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not required to follow any such recommendations or take directions from any risk retention consultation party and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents. The risk retention consultation parties and the holders of the VRR Interest by whom they are appointed may have interests that are in conflict with those of certain other certificateholders, in particular if any risk retention consultation party or holder of the VRR Interest holds companion loan securities, or has financial interests in, or other financial dealings (as a lender or otherwise) with, a borrower or an affiliate of a borrower under any of the mortgage loans. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is a risk retention consultation party or the holder of the VRR Interest entitled to appoint such risk retention consultation party (any such mortgage loan referred to in this context as an “excluded loan” as to such risk retention consultation party), then such risk retention consultation party will not have consultation rights solely with respect to any such excluded loan. See “Credit Risk Retention”.

There can be no assurance that none of Deutsche Bank AG, New York Branch or MUFG Principal Commercial Capital (in each case as a holder of the VRR Interest or a risk retention consultation party) will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to any such mortgage loan or whole loan or otherwise seek to exert its influence over the special servicer in the event such mortgage loan or whole loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

In addition, three of the borrower sponsors with respect to the Wind Creek Leased Fee mortgage loan (4.9%) are in senior management positions at entities affiliated with Cantor Commercial Real Estate Lending, L.P., a mortgage loan seller, originator and sponsor. The interests of such borrower sponsors may conflict with the interests of the certificateholders, and Cantor Commercial Real Estate Lending, L.P. has no obligation to act in the best interest of the certificateholders. In addition, there can be no assurance that the related mortgage loan does not contain terms less favorable to the lender (and consequently, to the investors) than loans that were not made to senior management at affiliates of the sponsor.

For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described in
“—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”,
“—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

The Servicing of the Wind Creek Leased Fee Whole Loan Will Shift to Other Servicers

The servicing of the Wind Creek Leased Fee whole loan is expected to be governed by the pooling and servicing agreement for the CGCMT 2019-GC41 securitization only temporarily, until such time as the related controlling pari passu companion loan is securitized in a separate securitization. At that time, the servicing and administration of such whole loan will shift to the related master servicer and related special servicer under the related pooling and servicing agreement and will be governed exclusively by the pooling and servicing agreement entered into in connection with that securitization and the related intercreditor agreement. Neither the closing date of such securitization nor the identities of the related master servicer or special servicer have been determined. In addition, the provisions of the related pooling and servicing agreement have not yet been determined. Prospective investors should be aware that they will not have any control over the identity of the master servicer or special servicer under the pooling and servicing agreement that will govern any such future securitization, nor will they have any assurance as to the particular terms of the related pooling and servicing agreement except to the extent of compliance with the requirements of the related intercreditor agreement. Moreover, the directing certificateholder for this securitization will not have any consent or consultation rights with respect to the servicing of such whole loan other than those limited consent and consultation rights as are provided in the related intercreditor agreement, and the holder of the related controlling pari passu companion loan or the controlling party in the related securitization of such controlling pari passu companion loan or such other party specified in the related intercreditor agreement may have rights similar to, or more expansive than, those granted to the directing certificateholder in this transaction. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans”.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. Similarly, the expected holders of the VRR Interest and the parties expected to be designated to consult with the special servicer on their behalf as the risk retention consultation parties are each an Underwriter Entity. There can be no assurance that any actions that such party takes in either such capacity will necessarily be aligned with the interests of the holders of other classes of certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of the depositor, German American Capital Corporation, a sponsor, DBR Investments Co. Limited, an originator, and Deutsche Bank AG, New York Branch, an originator, an initial risk retention consultation party and a holder of a portion of the VRR Interest. Cantor Fitzgerald & Co., one of the underwriters, is an affiliate of Cantor Commercial Real Estate Lending, L.P., a sponsor and an originator. Citigroup Global Markets Inc., one of the underwriters, is an affiliate of Citi Real Estate Funding Inc., a sponsor and an originator. MUFG Securities Americas Inc., one of the underwriters, is an affiliate of MUFG Principal Commercial Capital, a sponsor, an originator, an initial risk retention consultation party and a holder of a portion of the VRR Interest.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer and the Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer, the special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. The trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan provides that such non-serviced whole loan is required to be administered in accordance with a servicing standard that is generally similar to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, a sub-servicer, the special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, each applicable master servicer, sub-servicer, special servicer or any of their respective affiliates under the pooling and servicing agreement governing the servicing of a non-serviced whole loan, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if the master servicer, a sub-servicer, the special servicer or any of their respective affiliates holds certificates or securities relating to any of the applicable companion loans, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, if the special servicer obtains knowledge that it has become a borrower party with respect to a serviced mortgage loan and any related serviced companion loan, the special servicer will be required to resign as special servicer with respect to that mortgage loan or serviced whole loan (referred to in this prospectus as an “excluded loan”) and a separate special servicer that is not a borrower party (referred to in this prospectus as an “excluded special servicer”) will be appointed as special servicer for such excluded loan as described under “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause” in this prospectus. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded loan and will be entitled to all special servicing compensation with respect to such excluded loan earned during such time as the related mortgage loan is a excluded loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect all mortgage loans and serviced whole loans that are not excluded loans). While the special servicer will have the same access to information related to the excluded loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to the excluded loan to the related borrower party or any employees or personnel of such borrower party involved in the management of any investment in the related borrower party or the related mortgaged property and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to a, excluded mortgage loan.

Each of these relationships may create a conflict of interest. For instance, if the special servicer or its affiliate holds a subordinate class of certificates, the special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. In addition, no servicer is required to act in a manner more favorable to the offered certificates or any particular class of certificates than to the Series 2019-CD8 non-offered certificates, any serviced companion loan holder or the holder of any serviced companion loan securities.

Each of the master servicer and the special servicer services and is expected to continue to service, in the ordinary course of its business, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan sellers will determine who will service mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the master servicer or special servicer under the pooling and servicing agreement including, among other things, the manner in which the master servicer or special servicer enforces breaches of representations and warranties against the related mortgage loan seller. This may pose inherent conflicts for the master servicer or the special servicer.

The special servicer may enter into one or more arrangements with the directing holder, a controlling class certificateholder, a serviced companion loan holder or other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related intercreditor agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

Eightfold Real Estate Capital Fund V, L.P. or one of its affiliates is expected to be the initial directing holder (other than with respect to any excluded loan and, for so long as no control appraisal period under the related intercreditor agreement is continuing, any serviced AB whole loan) and the purchaser of each of the Class X-F, Class F, Class G-RR, Class H-RR, Class J-RR and Class S certificates. Midland Loan Services, a Division of PNC Bank, National Association is expected to act as the special servicer with respect to each serviced mortgage loan (other than any applicable excluded loans) and any related serviced companion loans and it or an affiliate assisted each of Eightfold Real Estate Capital Fund V, L.P. (or its affiliate) with its due diligence on the mortgage loans prior to the Closing Date.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Operating Advisor

Park Bridge Lender Services LLC has been appointed as the initial operating advisor with respect to all of the serviced mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, Park Bridge Lender Services LLC and its affiliates may have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing certificateholder, the risk retention consultation parties, collateral property owners and their vendors or affiliates of any of those parties. These relationships may continue in the future. In the normal course of its business, Park Bridge Lender Services LLC and its affiliates are also hired by trustees and other transaction parties to perform valuation services with respect to properties that may have mortgages attached. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the duties of Park Bridge Lender Services LLC as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial operating advisor performs its duties under the pooling and servicing agreement.

In addition, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders, especially if the operating advisor or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent or sponsor of a borrower or any of their affiliates.

Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Park Bridge Lender Services LLC.

Potential Conflicts of Interest of the Asset Representations Reviewer

Park Bridge Lender Services LLC has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans other than the non-serviced mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial asset representations reviewer and its affiliates have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing holder, the risk retention consultation parties or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial asset representations reviewer’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

In addition, the asset representations reviewer and its affiliates may have interests that are in conflict with those of certificateholders, especially if the asset representations reviewer or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent of a borrower or any of their affiliates.

Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Park Bridge Lender Services LLC.

Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders

It is expected that Eightfold Real Estate Capital Fund V, L.P., or its affiliate, will be the initial directing holder (other than with respect to any non-serviced mortgage loan, any servicing shift whole loan, any applicable excluded loan and, for so long as no control appraisal period under the related intercreditor agreement is continuing, any serviced AB whole loan). The special servicer may, at the direction of the directing holder (for so long as a control termination event does not exist and other than with respect to any applicable excluded loan), take actions with respect to the specially serviced mortgage loans administered under the pooling and servicing agreement that could adversely affect the holders of some or all of the classes of certificates. The directing holder will be controlled by the controlling class certificateholders. Similarly, with respect to a serviced AB whole loan, the special servicer may, at the direction of the holder of the related subordinate companion loan, while such holder is the related directing holder, take actions with respect to the related serviced AB whole loan that could adversely affect the holders of some or all of the classes of certificates.

The controlling class certificateholders and the holders of the companion loans or securities backed by such companion loans may have interests in conflict with those of the other certificateholders. As a result, it is possible that the directing holder on behalf of the controlling class certificateholders (for so long as a control termination event does not exist and other than with respect to any applicable excluded loan and any servicing shift mortgage loan) or on behalf of the subordinate companion loan holders (in the case of the serviced AB whole loans, for so long as the related control appraisal period is not continuing) or the directing holder (which term as used herein will include any equivalent entity or any representative thereof) under the pooling and servicing agreement governing the servicing of a non-serviced whole loan may direct the special servicer or the special servicer under such pooling and servicing agreement relating to the other securitization transaction, as the case may be, to take actions that conflict with the interests of holders of certain classes of the certificates. Set forth in the following table is the identity of the initial directing holder for each pari passu whole loan, the expected securitization trust holding the controlling note in such whole loan and the pooling and servicing agreement under which it is expected to be serviced.

Whole Loan	Pooling/Trust and Servicing Agreement	Controlling Noteholder	Directing Party(1)
888 Figueroa	CD 2019-CD8	CD 2019-CD8 Mortgage Trust	Eightfold Real Estate Capital Fund V, L.P.
Woodlands Mall	BMARK 2019-B12(2)	Benchmark 2019-B12 Mortgage Trust(2)	Pacific Life Insurance Company(2)
Uline Arena	CD 2019-CD8	CD 2019-CD8 Mortgage Trust	Eightfold Real Estate Capital Fund V, L.P.
505 Fulton Street	CGCMT 2019-GC41(3)	CGCMT 2019-GC41 Mortgage Trust(3)	RREF III-D AIV RR, LLC(3)
Pharr Town Center	CD 2019-CD8	CD 2019-CD8 Mortgage Trust	Eightfold Real Estate Capital Fund V, L.P.
Wind Creek Leased Fee	CGCMT 2019-GC41(4)	DBR Investments Co. Limited(5)	DBR Investments Co. Limited(5)
Moffett Towers II - Buildings 3 & 4	MFTII 2019-B3B4	MFTII 2019-B3B4 Mortgage Trust	PMIT Master Fund, LLC
The Citizen Hotel Sacramento	CD 2019-CD8	KCM Sacramento, LLC(6)	KCM Sacramento, LLC(6)
Liberty MA Portfolio	CD 2019-CD8	CD 2019-CD8 Mortgage Trust	Eightfold Real Estate Capital Fund V, L.P.
Visions Hotel Portfolio II	MSC 2019-H7	MSC 2019-H7 Mortgage Trust	Argentic Securities Income USA LLC

(1)	The entity with the heading “Directing Party” above reflects the party entitled to exercise control and consultation rights with respect to the related mortgage loan until such party’s rights are terminated pursuant to the related pooling and servicing agreement, trust and servicing agreement or intercreditor agreement, as applicable.

(2)	With respect to the Woodlands Mall whole loan, the related controlling subordinate companion loan is expected to be contributed to the Benchmark 2019-B12 securitization prior to the closing date for this securitization.

(3)	With respect to the 505 Fulton Street whole loan, the related controlling pari passu companion loan is expected to be contributed to the CGCMT 2019-GC41 securitization prior to the closing date for this securitization.

(4)	The servicing of the Wind Creek Leased Fee whole loan will be transferred upon the securitization of the related control note. The initial controlling noteholder of the Wind Creek Leased Fee whole loan will be the holder of the related controlling companion loan. After the securitization of the related control note, the controlling noteholder of the Wind Creek Leased Fee whole loan is expected to be the directing holder or other directing certificateholder (or equivalent entity) under such securitization.

(5)	DBR Investments Co. Limited is expected to acquire from Cantor Commercial Real Estate Lending, L.P. the controlling pari passu companion loan with respect to the Wind Creek Leased Fee mortgage loan.

(6)	The initial directing holder for The Citizen Hotel Sacramento whole loan is KCM Sacramento, LLC, as holder of The Citizen Hotel Sacramento subordinate companion loan designated as Note B. Pursuant to the related co-lender agreement, following the occurrence (and during the continuance) of a Note B control appraisal period (within the meaning of the related co-lender agreement), the holder of Note A (which, after the closing date for the CD 2019-CD8 mortgage trust, will be the party designated to perform such role under the pooling and servicing agreement) will be the directing holder for The Citizen Hotel Sacramento whole loan. See “Description of the Mortgage Pool—The Whole Loans—The AB Whole Loans” in this prospectus

The special servicer, in connection with obtaining the consent of, or upon consultation with (or, in the case of a servicing shift whole loan, prior to the related servicing shift securitization date, at the direction or with the approval of), the directing holder or a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”. In connection with the pari passu whole loans serviced under the pooling and servicing agreement for this securitization, the serviced companion loan holders do not have any duties to the holders of any class of certificates, and they may have interests in conflict with those of the certificateholders. As a result, it is possible that a serviced companion loan holder (solely with respect to the related serviced whole loan) may advise the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents. In addition, except as limited by certain conditions described under “Pooling and Servicing Agreement—Termination of Servicer and Special Servicer for Cause—Servicer Termination Events”, the special servicer may be replaced by the directing holder for cause at any time and without cause (for so long as a control termination event does not exist and other than with respect to any applicable excluded loan) (or, in the case of a servicing shift mortgage loan, prior to the related servicing shift securitization date, by the holder of the related controlling companion loan at any time, for cause or without cause). See “Pooling and Servicing Agreement—The Directing Holder” and “—Termination of Servicer and Special Servicer for Cause—Servicer Termination Events”.

Similarly, the applicable controlling class related to the securitization trust indicated in the chart above as the controlling noteholder (or, on and after the securitization for the related controlling companion loan, the securitization trust for the related controlling companion loan) has certain consent and/or consultation rights with respect to the non-serviced mortgage loans under the related pooling and servicing agreement governing the servicing of that related non-serviced whole loan and have similar conflicts of interest with the holders of other certificates backed by the companion loans. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The directing holder and its affiliates (and the directing holder under the pooling and servicing agreement governing the servicing of a non-serviced whole loan and their respective affiliates) may have interests that are in conflict with those of certain certificateholders, especially if the applicable directing holder or any of its affiliates holds certificates or companion loan securities, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the directing holder or the holder of the majority of the controlling class (any such mortgage loan referred to in this prospectus as an “excluded loan”), the directing holder will not have consent or consultation rights solely with respect to the related excluded loan (however, the directing holder will be provided certain notices and certain information relating to such excluded loan as described in the pooling and servicing agreement). In addition, for so long as any borrower party is the directing holder or a controlling class certificateholder, as applicable, the directing holder or such controlling class certificateholder, as applicable, will not be given access to any excluded information solely relating to the related excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding those restrictions, there can be no assurance that the directing holder or any controlling class certificateholder will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded loan or otherwise seek to exert its influence over the special servicer in the event an excluded loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus. Each of these relationships may create a conflict of interest.

Eightfold Real Estate Capital Fund V, L.P. or one of its affiliates is expected to be the initial directing holder (other than with respect to any non-serviced mortgage loan, any servicing shift whole loan, any applicable excluded loan, and, for so long as no control appraisal period under the related intercreditor agreement is continuing, the serviced AB whole loans) and the purchaser of each of the Class X-F, Class F, Class G-RR, Class H-RR, Class J-RR and Class S certificates. Midland Loan Services, a Division of PNC Bank, National Association is expected to act as the special servicer with respect to each serviced mortgage loan (other than any applicable excluded loans) and any related serviced companion loans and it or an affiliate assisted of Eightfold Real Estate Capital Fund V, L.P. (or its affiliate) with its due diligence on the mortgage loans prior to the Closing Date.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investors in the Class G-RR, Class H-RR and Class J-RR certificates, which are each referred to in this prospectus as a “Retaining Third-Party Purchaser” (see “Pooling and Servicing Agreement—The Directing Holder—General”), were required under the credit risk retention rules to perform certain due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity. In addition, the Retaining Third-Party Purchaser was given the opportunity by the sponsors to request the removal, re-sizing, decrease in the principal balance of the mortgage loan, reduction of the time during which the loan pays interest-only, increase in the amount of required reserves or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors was adjusted based on certain of these requests. In addition, the Retaining Third-Party Purchaser received or may receive price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the Retaining Third-Party Purchaser or that the final pool as influenced by the Retaining Third-Party Purchaser’s feedback will not adversely affect the performance of your certificates and benefit the performance of the Retaining Third-Party Purchaser’s certificates. Because of the differing subordination levels, the Retaining Third-Party Purchaser has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the Retaining Third-Party Purchaser but that does not benefit other investors. In addition, the Retaining Third-Party Purchaser may enter into hedging or other transactions (except as may be restricted pursuant to the credit risk retention rules) or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The Retaining Third-Party Purchaser performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The Retaining Third-Party Purchaser is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the Retaining Third-Party Purchaser’s acceptance of a mortgage loan. The Retaining Third-Party Purchaser’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The Retaining Third-Party Purchaser will have no liability to any certificateholder for any actions taken by them as described in the preceding two paragraphs.

It is anticipated that Eightfold Real Estate Capital Fund V, L.P., or its affiliate will be the Retaining Third-Party Purchaser. Eightfold Real Estate Capital Fund V, L.P., or its affiliate, will constitute the initial directing holder with respect to the serviced mortgage loans (other than with respect to any applicable excluded loan or any servicing shift mortgage loan). The directing holder will have certain rights to direct and consult with the special servicer. In addition, the directing holder will generally have certain consultation rights with regard to a non-serviced mortgage loan under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of such non-serviced whole loan and the related intercreditor agreement. See “Pooling and Servicing Agreement—The Directing Holder” and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—Control Rights” and “—The AB Whole Loans”.

Midland Loan Services, a Division of PNC Bank, National Association is expected to act as the special servicer with respect to each serviced mortgage loan (other than any applicable excluded loans) and any related serviced companion loans and it or an affiliate assisted Eightfold Real Estate Capital Fund V, L.P. (or its affiliate) with its due diligence on the mortgage loans prior to the Closing Date.

Because the incentives and actions of the Retaining Third-Party Purchaser may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Holder To Terminate the Special Servicer of the Applicable Whole Loan

With respect to each whole loan, the directing holder exercising control rights over that whole loan (or, with respect to any servicing shift whole loan, the holder of the related controlling companion loan) will be entitled, under certain circumstances, to remove the special servicer under the applicable pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of such whole loan and, in such circumstances, appoint a successor special servicer for such whole loan (or have certain consent rights with respect to such removal or replacement). The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the directing holder or, with respect to any servicing shift whole loan, the holder of the related controlling companion loan, under the pooling and servicing agreement for this securitization or under any pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan, or against any other parties for having acted solely in their respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate the special servicer.

The special servicer (or a successor special servicer) may enter into one or more arrangements with the directing holder, a controlling class certificateholder, a companion loan holder, a holder of a companion loan security or other certificateholders (or an affiliate or a third party representative of one or more of the preceding) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the appointment (or continuance) of the special servicer under the pooling and servicing agreement and the co-lender agreements and limitations on the right of such person to replace the special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans, and distributions on any class of certificates will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the certificateholders will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. The underwriters have no obligation to make a market in the offered certificates. We cannot assure you that an active secondary market for the certificates will develop. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates.

The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;

●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans; and

●	investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans.

We cannot assure you that your certificates will not decline in value.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Certificates

We make no representation as to the proper characterization of the certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the certificates for such purposes or under such restrictions. Changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets including the CMBS market. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Recent changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets. In particular, new capital regulations were issued by the U.S. banking regulators in July 2013; these regulations implement the increased capital requirements established under the Basel Accord and are being phased in over time. These new capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect with respect to investments in asset-backed securities, including CMBS. As a result of these regulations, investments in CMBS such as the certificates by financial institutions subject to bank capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of CMBS for their regulatory capital purposes.

●	Regulations were adopted on December 10, 2013 to implement Section 619 of the Dodd-Frank Act (such statutory provision together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. The Volcker Rule became effective on July 21, 2012. Subject to certain exceptions, banking entities are required to be in conformance with the Volcker Rule by July 21, 2015. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.

The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. Accordingly, the issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other bank affiliate, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.

●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of certificates will constitute “mortgage related securities”.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have adverse effect on the liquidity, market value and regulatory characteristics of the certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment” in this prospectus.

Recent Developments Concerning the Proposed Japanese Retention Requirements

The Japanese Financial Services Agency the (“JFSA”) recently published a risk retention rule as part of the regulatory capital regulation of certain categories of Japanese investors seeking to invest in securitization transactions (the “JRR Rule”). The JRR Rule mandates an “indirect” compliance requirement, meaning that certain categories of Japanese investors will be required to apply higher risk weighting to securitization exposures they hold unless the relevant originator commits to hold a retention interest in the certificates equal to at least 5% of the exposure of the total underlying assets in the transaction (the “Japanese Retention Requirement”) or such investors determine that the underlying assets were not “inappropriately originated.” In the absence of such a determination with respect to the mortgage loans by such investors, the Japanese Retention Requirement as set out in the JRR Rule will apply to an investment by such investors in the certificates. The Japanese investors to which the JRR Rule applies include banks, bank holding companies, credit unions (shinyo kinko), credit cooperatives (shinyo kumiai), labor credit unions (rodo kinko), agricultural credit cooperatives (nogyo kyodo kumiai), ultimate parent companies of large securities companies and certain other financial institutions regulated in Japan (such investors, “Japanese Affected Investors”). Such Japanese Affected Investors may be subject to punitive capital requirements and/or other regulatory penalties with respect to investments in securitizations that fail to comply with the Japanese Retention Requirement.

The JRR Rule became effective on March 31, 2019. At this time, you should understand that there are a number of unresolved questions and no established line of authority, precedent or market practice that provides definitive guidance with respect to the JRR Rule, and no assurances can be made as to the content, impact or interpretation of the JRR Rule. In particular, the basis for the determination of whether an asset is “inappropriately originated” remains unclear, and therefore unless the JFSA provides further specific clarification, it is possible that this transaction may contain assets deemed to be “inappropriately originated” and as a result may not be exempt from the Japanese Retention Requirement. The JRR Rule or other similar requirements may deter Japanese Affected Investors from purchasing the certificates, which may limit the liquidity of the certificates and adversely affect the price of the certificates in the secondary market. Whether and to what extent the JFSA may provide further clarification or interpretation as to the JRR Rule is unknown.

Each purchaser or prospective purchaser of certificates is itself responsible for monitoring and assessing any changes to Japanese risk retention laws and regulations, including any delegated or implementing legislation made pursuant to the JRR Rule, and for analyzing its own regulatory position. Each purchaser or prospective purchaser of certificates is advised to consult with its own advisers regarding the suitability of the certificates for investment and the applicability of the JRR Rule and the Japanese Retention Requirement to this transaction. None of the depositor, the issuing entity, the retaining sponsor, the certificate administrator, the trustee, the master servicer, the special servicer, any borrowers, the underwriters, any other party to the transactions contemplated by this prospectus, or their respective affiliates makes any representation or agreement regarding compliance with the JRR Rule or the consequences of the JRR Rule for any person, including any Japanese Affected Investor, and none of the depositor, the issuing entity, the retaining sponsor, the certificate administrator, the trustee, the master servicer, the special servicer, any borrowers, the underwriters, any other party to the transactions contemplated by this prospectus, or their respective affiliates intends to take any steps to comply (or facilitate compliance by any person, including any Japanese Affected Investor) with the JRR Rule or makes any representation, warranty or agreement regarding compliance with the JRR Rule or the consequences of the JRR Rule for any person.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

●	do not represent any assessment of the yield to maturity that a certificateholder may experience;

●	reflect only the views of the respective rating agencies as of the date such ratings were issued;

●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to 6 nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected 3 of those nationally recognized statistical rating organizations to rate certain classes of the certificates and not the other nationally recognized statistical rating organizations, due in part to their initial subordination levels for the various classes of the certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you that the ratings such other nationally recognized statistical rating organizations would have assigned to the certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of one nationally recognized statistical rating organization engaged by the depositor, the depositor only requested ratings for certain classes of rated certificates, due in part to the initial subordination levels provided by such nationally recognized statistical rating organization for the classes of certificates. If the depositor had selected such nationally recognized statistical rating organizations to rate those other classes of rated certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations engaged to rate such certificates. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, consolidated ratings on one or more classes of certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates. To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the certificates or, in the case of a serviced whole loan, any related companion loan securities.

In August 2011, S&P Global Ratings downgraded the U.S. Government’s credit rating from “AAA” to “AA+”. In the event that S&P Global Ratings is engaged by the depositor and thereafter elects pursuant to the transaction documents not to review, declines to review, or otherwise waives its review of one or more proposed defeasances of mortgage loans included in the trust and for which defeasance is permitted under the related loan documents, the transaction documents would then permit the related borrower to defease any such mortgage loan without actually obtaining a rating agency confirmation from S&P Global Ratings. Subsequent to any such defeasance(s), there can be no assurance that S&P Global Ratings would not thereafter decrease the ratings, if any, which it has assigned to the certificates.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

In addition, on May 29, 2019, Morningstar Credit Ratings, LLC announced that it had entered into a definitive agreement to acquire DBRS, Inc. (the “Acquisition”). According to that announcement, Morningstar Credit Ratings, LLC expects to complete the Acquisition in the third quarter of 2019. If the Acquisition is completed, it is unclear how the CMBS ratings methodologies for Morningstar Credit Ratings, LLC and DBRS, Inc. will change, whether such ratings methodologies will be combined and, if they are combined, the impact any such combined rating methodology will have on the ratings, if any, assigned by Morningstar Credit Ratings, LLC or DBRS, Inc. We cannot assure you that the completion of the Acquisition and any related methodology change will not have an adverse impact on the ratings of the certificates, if any, assigned by Morningstar Credit Ratings, LLC or DBRS, Inc.

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions”, “Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Subordination of the Subordinate Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinate Certificates

As described in this prospectus, the rights of the holders of each class of subordinate certificates to receive payments of principal and interest otherwise payable on such class of subordinate certificates will be subordinated to the rights of the holders of more senior certificates having an earlier alphabetical or alphanumeric class designation.

If you acquire Class A-M, Class B or Class C certificates, then your rights to receive distributions of amounts collected or advanced on or in respect of the mortgage loans will be subordinated to those of the holders of the senior certificates. The Class A-M certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class E, Class F, Class G-RR, Class H-RR and Class J-RR certificates. The Class B certificates will likewise be protected by the subordination of the Class C, Class D, Class E, Class F, Class G-RR, Class H-RR and Class J-RR certificates. The Class C certificates will likewise be protected by the subordination of the Class D, Class E, Class F, Class G-RR, Class H-RR and Class J-RR certificates. As a result, investors in those classes of pooled certificates that are subordinated in whole or part to other classes of pooled certificates will generally bear the effects of losses on the mortgage loans and unreimbursed expenses of the issuing entity before the holders of those other classes of pooled certificates. See “Description of the Certificates—Distributions” and “—Subordination; Allocation of Realized Losses”.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General. The yield to maturity on each class of offered certificates will depend in part on the following:

●	the purchase price for the certificates;

●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and

●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted mortgage loans.

Any changes in the weighted average lives of your certificates may adversely affect your yield. In general, if you buy a certificate at a premium or buy any of the Class X-A, Class X-B, Class X-D or Class X-F certificates, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If prepayment principal distributions are very high, holders of certificates purchased at a premium or holders of any of the Class X-A, Class X-B, Class X-D or Class X-F certificates might not fully recover their initial investment. Conversely, if you buy a certificate at a discount (other than any of the Class X-A, Class X-B, Class X-D or Class X-F certificates) and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of weighted average lives of your certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the certificates will depend on the terms of the certificates, more particularly:

●	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

●	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield. The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

●	the level of prevailing interest rates;

●	the availability of credit for commercial real estate;

●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

●	the failure to meet certain requirements for the release of escrows;

●	the occurrence of casualties or natural disasters; and

●	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the master servicer or the special servicer, if any, forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted mortgage loans will affect the weighted average lives of your certificates. If the master servicer or the special servicer, if any, forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties or sells defaulted mortgage loans, your certificates may have a shorter weighted average life.

Delays in liquidations of defaulted mortgage loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity or provide incentives for the borrower to repay by the related anticipated repayment date and there is a risk that a number of those mortgage loans may default at maturity, or that the master servicer or the special servicer, if any, may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity or anticipated repayment date. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, the holder of a subordinate companion loan or any mezzanine lender (if any) may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in the Class X-A, Class X-B, Class X-D and Class X-F certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of the certificates indicated in the following table is based upon all or a portion of the outstanding certificate balances of the related class of certificates, the yield to maturity on the indicated certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the related certificates.

Interest-Only Class of Certificates	Underlying Class or Classes
Class X-A	Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-M
Class X-B	Class B, Class C
Class X-D	Class D, Class E
Class X-F	Class F

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A, Class X-B, Class X-D and/or Class X-F certificates. Investors in the Class X-A, Class X-B, Class X-D and Class X-F certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the certificates with notional amounts may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves. With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A-1. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the master servicer will not apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield. If losses on the mortgage loans allocated to the principal balance certificates exceed the aggregate certificate balance of principal balance certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee reimburses itself (or a master servicer, special servicer, trustee or other party to a pooling and servicing agreement governing the servicing of the non-serviced whole loan) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of a class of principal balance certificates and the VRR Interest, pro rata based on their respective percentage allocation entitlement as described in this prospectus. See “Description of the Certificates—Distributions”. Likewise, if the master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the principal balance certificates and the VRR Interest, pro rata based on their respective percentage allocation entitlement as described in this prospectus, on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the Class S and Class R certificates and the certificates with notional amounts) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans and allocated to the principal balance certificates, first the Class J-RR certificates, then the Class H-RR certificates then the Class G-RR certificates, then the Class F certificates, then the Class E certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-M certificates and, then pro rata, the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance of that class. A reduction in the certificate balance of any of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 or Class A-M certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates. A reduction in the certificate balance of any of the Class B or Class C certificates will result in a corresponding reduction in the notional amount of the Class X-B certificates. A reduction in the certificate balance of any of the Class D or Class E certificates will result in a corresponding reduction in the notional amount of the Class X-D certificates. A reduction in the certificate balance of the Class F certificates will result in a corresponding reduction in the notional amount of the Class X-F certificates. We make no representation as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield and Maturity Considerations”.

Risk of Early Termination. The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights. Except as described in this prospectus, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans (other than any mortgage loan that will be serviced under a separate pooling and servicing agreement), those decisions are generally made, subject to the express terms of the pooling and servicing agreement for this transaction, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing holder or the risk retention consultation parties under the pooling and servicing agreement for this transaction and the rights of the holders of the related companion loans and mezzanine debt under the related intercreditor agreement. With respect to the non-serviced mortgage loans, you will generally not have any right to vote or make decisions with respect the non-serviced mortgage loans, and those decisions will generally be made by the master servicer or the special servicer under the pooling and servicing agreement governing the servicing of the related non-serviced mortgage loan and the related companion loan, subject to the rights of the directing holder appointed under such pooling and servicing agreement. See “Pooling and Servicing Agreement” and

“Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. In all cases voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer and the operating advisor, certain voting rights will also be reduced by appraisal reductions, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights”. You will have no rights to vote on any servicing matters related to the mortgage loans that will be serviced under a pooling and servicing agreement governing the servicing of a non-serviced whole loan.

In general, a certificate beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any excluded special servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a borrower party or affiliate of any of such persons will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports” in this prospectus.

The Rights of the Directing Holder, the Risk Retention Consultation Parties and the Operating Advisor Could Adversely Affect Your Investment. The directing holder will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans (other than a non-serviced mortgage loan, any servicing shift mortgage loan or any applicable excluded loan) and the right to replace the special servicer with or without cause, except that if a control termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class, as reduced by the application of appraisal reductions and realized losses, is less than 25% of its initial certificate balance), occurs and is continuing, the directing holder will lose the consent rights and the right to replace the special servicer, and if a consultation termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class (as reduced by the application of realized losses) is less than 25% of its initial certificate balance) occurs, then the directing holder will lose the consultation rights. See “Pooling and Servicing Agreement—The Directing Holder”.

In addition, each risk retention consultation party will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than any non-serviced mortgage loan, any servicing shift mortgage loan and any applicable excluded loan). See “Pooling and Servicing Agreement—The Directing Holder—Major Decisions”.

These actions and decisions with respect to which the directing holder has consent or consultation rights and any risk retention consultation party has consultation rights include, among others, certain modifications to the mortgage loans or serviced whole loans, including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing holder and any risk retention consultation party, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

Similarly, with respect to a non-serviced mortgage loan, the special servicer under the pooling and servicing agreement or trust and servicing agreement governing the servicing of such non-serviced mortgage loan may, at the direction or upon the advice of the directing holder of the related securitization trust holding the controlling note for the related non-serviced whole loan, take actions with respect to such non-serviced mortgage loan and related companion loan that could adversely affect such non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates. Similarly, with respect to any servicing shift whole loan, prior to the related servicing shift securitization date, the special servicer may, at the direction or upon the advice of the holder of the related controlling companion loan, take actions with respect to such whole loan that could adversely affect such whole loan, and therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of the non-controlling notes) will have limited consultation rights with respect to major decisions relating to each non-serviced whole loan (and any servicing shift whole loan) and in connection with a sale of a defaulted loan, and such rights will be exercised by the directing holder for this transaction so long as no control termination event has occurred and is continuing and by the special servicer if a control termination event has occurred and is continuing. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Although the special servicer under the pooling and servicing agreement and the special servicer for a non-serviced mortgage loan are not permitted to take actions which are prohibited by law or violate the servicing standard under the applicable pooling and servicing agreement or the terms of the related loan documents, it is possible that the directing holder (or equivalent entity) under such pooling and servicing agreement may direct or advise, as applicable, the related special servicer to take actions with respect to such mortgage loan that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the directing holder, the controlling note holder for any servicing shift whole loan, the risk retention consultation parties and the directing holder (or equivalent entity) under the pooling and servicing agreement or the trust and servicing agreement governing the servicing of each non-serviced mortgage loan:

(i) may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(ii) may act solely in its own interests or the interests of the holders of the controlling class or the VRR Interest, as applicable (or in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan);

(iii) does not have any duties to the holders of any class of certificates other than the controlling class or the VRR Interest, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan);

(iv) may take actions that favor its own interests or the interests of the holders of the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan) over the interests of the holders of one or more other classes of certificates; and

(v) will have no liability whatsoever (other than to a controlling class certificateholder) for having so acted as set forth in clauses (i) – (iv) above, and that no certificateholder may take any action whatsoever against the directing holder, any risk retention consultation party, a controlling companion loan holder or the directing holder (or the equivalent) under the pooling and servicing agreement or the trust and servicing agreement, as applicable, governing the servicing of such non-serviced mortgage loan or any of their respective affiliates, directors, officers, employees, shareholders, members, partners, agents or principals for having so acted.

In addition, if the certificate balances of the Class G-RR, Class H-RR and Class J-RR certificates in the aggregate (taking into account the application of any cumulative appraisal reduction amounts to notionally reduce the certificate balances of such classes) is 25% or less of the initial certificate balances of such classes in the aggregate, (such event being referred to in this prospectus as an “operating advisor consultation event”), then so long as an operating advisor consultation event has occurred and is continuing, the operating advisor will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than a non-serviced mortgage loan). Further, the operating advisor will have the right to recommend a replacement of the special servicer, as described under “Pooling and Servicing Agreement—The Operating Advisor” and “—Replacement of the Special Servicer After

Operating Advisor Recommendation and Certificateholder Vote”. The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders and, with respect to any serviced whole loan (other than any servicing shift whole loan), for the benefit of the holders of the related companion loan (as a collective whole as if the certificateholders and companion loan holders constituted a single lender, taking into account the subordinate nature of a subordinate companion loan). We cannot assure you that any actions taken by the special servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in any one or more classes of certificates. With respect to any non-serviced mortgage loan, any operating advisor appointed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan may have rights and duties under such pooling and servicing agreement that vary in certain respects from those under the pooling and servicing agreement for this transaction. Further, the operating advisor will generally have no obligations or consultation rights under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan, any servicing shift whole loan or any related REO property. Additionally, with respect to any servicing shift mortgage loan, in the event that the related controlling pari passu companion loan is not included in a future securitization, the pooling and servicing agreement under this securitization does not provide for an operating advisor with rights and duties in connection with the servicing and administration of such serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer. In general, the directing holder will have the right to terminate and replace the special servicer (other than with respect to any servicing shift whole loan) with or without cause so long as no control termination event has occurred and is continuing as described in this prospectus. After the occurrence and during the continuance of a control termination event under the pooling and servicing agreement, the special servicer may also be removed (other than with respect to any servicing shift whole loan) in certain circumstances (x) if a request is made by certificateholders evidencing not less than 25% of the voting rights (taking into account the application of any appraisal reduction amounts to notionally reduce the certificate balances of the principal balance certificates) and (y) upon receipt of approval by (i) certificateholders holding at least 66 2/3% of a quorum of the certificateholders (which is the holders of certificates evidencing at least 50% of the voting rights (taking into account the application of realized losses and the application of appraisal reductions to notionally reduce the respective certificate balances)) or (ii) certificateholders holding more than 50% of each class of “non-reduced certificates” (each class of certificates (other than the Class X-A, Class X-B, Class X-D, Class X-F, Class S and Class R certificates) outstanding that has not been reduced to less than 25% of its initial certificate balance through the application of appraisal reduction amounts and realized losses). See “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”.

In addition, if at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the pooling and servicing agreement or is otherwise not acting in accordance with the servicing standard, and (2) the replacement of the special servicer would be in the best interest of the certificateholders as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “Pooling and Servicing Agreement—Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote”. The operating advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of voting rights of principal balance certificates and the VRR Interest evidencing at least a majority of a quorum (which, for this purpose, is holders that (i) evidence at least 20% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) of all principal balance certificates and the VRR Interest on an aggregate basis, and (ii) consist of at least three certificateholders or certificate owners that are not “risk retention affiliated” with each other).

Additionally, with respect to any servicing shift whole loan, prior to the related servicing shift securitization date, the holder of the related controlling companion loan will have the right to terminate and replace the special servicer (solely with respect to such servicing shift whole loan) with or without cause at any time. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans—Control Rights with respect to Servicing Shift Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans—Control Rights”.

The certificateholders will generally have no right to replace and terminate the master servicer, the trustee and the certificate administrator without cause. The vote of the requisite percentage of certificateholders may terminate the operating advisor or the asset representations reviewer without cause. The vote of the requisite percentage of the certificateholders will be required to replace the master servicer, the special servicer, the operating advisor and the asset representations reviewer even for cause, and certain termination events may be waived by the vote of the requisite percentage of the certificateholders. The certificateholders will have no right to replace the master servicer or the special servicer of the pooling and servicing agreement relating to a non-serviced mortgage loan. We cannot assure you that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Loan Holders and Mezzanine Debt Could Adversely Affect Your Investment. The holders of a pari passu companion loan relating to the serviced mortgage loans will have certain consultation rights (on a non-binding basis) with respect to major decisions relating to the related whole loan under the related intercreditor agreement. Such companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Although any such consultation is non-binding and the special servicer is not obligated to consult with the companion loan holder if required under the servicing standard, we cannot assure you that the exercise of the rights of such companion loan holder will not delay any action to be taken by the special servicer and will not adversely affect your investment.

With respect to any mortgage loan that is subject to one or more subordinate companion loans, the holders of such companion loan(s) will generally have the right under limited circumstances to (i) cure certain defaults with respect to the related mortgage loan and to purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) prior to the occurrence and continuance of a “control period” or a “control termination event” applicable to such subordinate companion loan, approve certain modifications and consent to certain actions to be taken with respect to the related whole loan. The rights of the holder of a subordinate companion loan could adversely affect your ability to protect your interests with respect to matters relating to the related mortgage loan. See “Description of the Mortgage Pool—The Whole Loans”.

With respect to mortgage loans that have or may in the future have mezzanine debt, the related mezzanine lender will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

The purchase option that the holder of a subordinate companion loan or mezzanine debt holds pursuant to the related intercreditor agreement generally permits such holder to purchase its related defaulted mortgage loan for a purchase price generally equal to the outstanding principal balance of the related defaulted mortgage loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted mortgage loan. However, in the event such holder is not obligated to pay some or all of those fees and additional expenses, including any liquidation fee payable to the special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the co-lender agreement or intercreditor agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted mortgage loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted mortgage loan.

In addition, with respect to a non-serviced mortgage loan, you will not have any right to vote with respect to any matters relating to the servicing and administration of the non-serviced mortgage loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”,
“—The AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the companion loan holders:

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	do not have any duties to any other person, including the holders of any class of certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the companion loan holder or its representative or any director, officer, employee, agent or principal of the companion loan holder or its representative for having so acted.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the special servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the issuing entity, the special servicer and any sub-servicer will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer or any sub-servicer in order to maximize ultimate proceeds of such mortgage loans to issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received with respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The ability to modify mortgage loans by the special servicer may be limited by several factors. First, if the special servicer has to consider a large number of modifications, operational constraints may affect the ability of the special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit the special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by a special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates. The pooling and servicing agreement obligates the special servicer not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the special servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except German American Capital Corporation, in its capacity as a sponsor) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the sponsor defaults on its obligation to do so. We cannot assure you that the sponsors will effect such repurchases or substitutions or make such payment to compensate the issuing entity. Although a loss of value payment may only be made to the extent that the special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. In particular, in the case of a non-serviced loan that is serviced under the pooling and servicing agreement entered into in connection with the securitization of the related pari passu companion loan, the asset representations reviewer (if applicable) under that pooling and servicing agreement may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as one or more REMICs or cause the issuing entity to incur a tax. See “Description of the Mortgage Loan Purchase Agreements”.

Payments Allocated to the VRR Interest Will Not Be Available to Make Payments on the Non-VRR Certificates, and Payments Allocated to the Non-VRR Certificates Will Not Be Available to Make Payments on the VRR Interest

As described in this prospectus, payments of principal and interest in respect of the mortgage loans will be distributed to the holders of the non-VRR certificates and the VRR Interest, pro rata, based upon their respective percentage allocation entitlement. Amounts received and allocated to the non-VRR certificates will not be available to satisfy any amounts due and payable to the VRR Interest. Likewise, amounts received and allocated to the VRR Interest will not be available to satisfy any amounts due and payable to the non-VRR certificates. Accordingly, any losses incurred by the issuing entity will also be effectively allocated between the non-VRR certificates (collectively) and the VRR Interest, pro rata, based upon their respective percentage allocation entitlement. See “Description of the Certificates—Distributions” and “Credit Risk Retention”.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, the master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “prime rate” as published in The Wall Street Journal. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

The master servicer or the special servicer may be eligible to become a debtor under the federal bankruptcy code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If a master servicer or special servicer, as applicable, were to become a debtor under the federal bankruptcy code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the master servicer or special servicer, as applicable, the provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by a master servicer or special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or special servicer, as applicable. An assumption under the federal bankruptcy code would require the master servicer or special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the master servicer or special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the master servicer or special servicer, as applicable, would not adversely impact the servicing of the mortgage loans or the issuing entity would be entitled to terminate the master servicer or special servicer, as applicable, in a timely manner or at all.

If any master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity claim to collections in that master servicer or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy or insolvency of a sponsor or the depositor, it is possible the issuing entity’s right to payment from or ownership of the mortgage loans could be challenged, and if such challenge were successful, delays, reductions in payments and/or losses on the certificates could occur.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the “FDIC”) for securitizations sponsored by insured depository institutions. However, the safe harbor is non-exclusive.

In the case of each sponsor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the applicable mortgage loans by such sponsor to the depositor would generally be respected in the event of a bankruptcy or insolvency of such sponsor. A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In any event, we cannot assure you that the Federal Deposit Insurance Corporation, a bankruptcy trustee or another interested party, as applicable, would not attempt to assert that such transfer was not a sale. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the then-acting general counsel of the FDIC issued a letter (the “Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the federal bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the then-acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur.

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reductions, which could result in the holders of a given class of certificates continuing to hold the full non-notionally reduced amount of such certificates for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure. If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed in lieu of foreclosure, the special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other limitations, the independent contractor generally will not be allowed to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan becomes imminent. Any (i) net income from such operation (other than qualifying “rents from real property”), (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to holders of certificates is greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed in lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders. In most circumstances, the special servicer will be required to sell the mortgaged property prior to the close of the third calendar year beginning after the year of acquisition.

REMIC Status. If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the Code during any taxable year, the Code provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the issuing entity, including the Upper-Tier REMIC and the Lower-Tier REMIC, may be treated as one or more separate associations taxable as corporations under Treasury regulations, and the offered certificates may be treated as stock interests in those associations and not as debt instruments.

Material Federal Tax Considerations Regarding Original Issue Discount. One or more classes of the offered certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in the holder recognizing taxable income in advance of the receipt of cash attributable to that income. Investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount. In addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to a bad debt deduction. In the alternative, the investor may be required to treat such uncollectible amount as a capital loss under Section 166 of the United States Internal Revenue Code of 1986, as amended.

State and Local Taxes Could Adversely Impact Your Investment. In addition to the federal income tax consequences described under the heading “Material Federal Income Tax Considerations”, potential purchasers should consider the state and local income tax consequences of the acquisition, ownership and disposition of the certificates. State income tax laws may differ substantially from the corresponding federal income tax laws, and this prospectus does not purport to describe any aspects of the income tax laws of the states or localities in which the Mortgaged Properties are located or of any other applicable state or locality or other jurisdiction.

It is possible that one or more jurisdictions may (i) attempt to tax nonresident holders of certificates solely by reason of the location in that jurisdiction of the Depositor, the trustee, the certificate administrator, a borrower or a mortgaged property or on some other basis, (ii) require nonresident holders of certificates to file returns in such jurisdiction or (iii) attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of certificates.

We cannot assure you that holders of certificates will not be subject to tax in any particular state or local taxing jurisdiction.

If any tax or penalty is successfully asserted by any state or local taxing jurisdiction, neither we nor any other person will be obligated to indemnify or otherwise to reimburse the holders of Certificates for such tax or penalty.

You should consult your own tax advisors with respect to the various state and local tax consequences of an investment in the certificates.

Changes to REMIC Restrictions on Loan Modifications and REMIC Rules on Partial Releases May Impact an Investment in the Certificates. Ordinarily, a REMIC that modifies a mortgage loan jeopardizes its tax status as a REMIC and risks having a 100% penalty tax being imposed on any income from the mortgage loan. A REMIC may avoid such adverse REMIC consequences, however, if the mortgage loan is in default, default of such mortgage loan is “reasonably foreseeable” or other special circumstances apply.

Revenue Procedure 2009-45, issued by the Internal Revenue Service, eases the tax requirements for a servicer to modify a commercial or multifamily mortgage loan held in a REMIC by interpreting the circumstances under which default is “reasonably foreseeable” to include those where the servicer reasonably believes there is a “significant risk of default” with respect to the mortgage loan upon maturity of the loan or at an earlier date and that by making such modification the risk of default is substantially reduced. Accordingly, if the master servicer or the special servicer determined that an underlying mortgage loan was at significant risk of default and permitted one or more modifications otherwise consistent with the terms of the pooling and servicing agreement, any such modification may impact the timing and ultimate recovery on the mortgage loan, and likewise on one or more classes of certificates.

In addition, the IRS has issued final regulations under the REMIC provisions of the Internal Revenue Code that allow a servicer to modify terms of REMIC-held mortgage loans without risking adverse REMIC consequences provided that both (1) the modification relates to changes in collateral, credit enhancement and recourse features, and (2) after the modification the mortgage loan remains “principally secured by real property” (that is, as long as the loan continues to satisfy the “REMIC LTV Test”). In general, a mortgage loan meets the REMIC LTV Test if the loan-to-value ratio is no greater than 125%. One of the modifications covered by the final regulations is a release of a lien on one or more of the mortgaged properties securing a REMIC-held mortgage loan. Following such a release, however, it may be difficult to demonstrate that a mortgage loan still meets the REMIC LTV Test. To provide relief for taxpayers, the IRS has issued Revenue Procedure 2010-30, which describes circumstances in which the IRS will not challenge whether a mortgage loan satisfies the REMIC LTV Test following a lien release. The lien releases covered by Revenue Procedure 2010-30 are “grandfathered transactions” and transactions in which the release is part of a “qualified pay-down transaction.” If the value of the real property securing a mortgage loan were to decline, the need to comply with the rules of Revenue Procedure 2010-30 could restrict the special servicer’s actions in negotiating the terms of a workout or in allowing minor lien releases for cases in which a mortgage loan could fail the REMIC LTV Test following the release. This could impact the timing and ultimate recovery on a mortgage loan, and likewise on one or more classes of certificates. Further, if a mortgaged property becomes the subject of a partial condemnation and, after giving effect to the partial taking the mortgaged property has a loan-to-value ratio in excess of 125%, the related mortgage loan may be subject to being paid down by a “qualified amount” (within the meaning of Revenue Procedure 2010-30) notwithstanding the existence of a prepayment lockout period.

You should consider the possible impact on your investment of any existing REMIC restrictions as well as any potential changes to the REMIC rules.

Description of the Mortgage Pool

General

The assets of the issuing entity will consist of a pool of 33 fixed rate mortgage loans (the “Mortgage Loans” or, collectively, the “Mortgage Pool”) with an aggregate principal balance as of the Cut-off Date of $811,119,305 (the “Initial Pool Balance”). The “Cut-off Date” with respect to each Mortgage Loan is the later of the related due date in August 2019 (or, in the case of any Mortgage Loan that has its first due date after August 2019, the date that would have been its due date in August 2019 under the terms of that mortgage loan if a monthly payment were scheduled to be due in that month) and the date of origination of such Mortgage Loan.

Ten (10) of the Mortgage Loans (50.8%) are each part of a larger whole loan (a “Whole Loan”), each of which is comprised of (i) the related Mortgage Loan, (ii) except in the case of The Citizen Hotel Sacramento Mortgage Loan, one or more loans that are pari passu in right of payment to the related Mortgage Loan (each referred to in this prospectus as a “Pari Passu Companion Loan”) and (iii) in the case of the Woodlands Mall, Moffett Towers II – Buildings 3 & 4 and The Citizen Hotel Sacramento Mortgage Loans (17.1%) one or more loans that are subordinate in right of payment to the related Mortgage Loan and the related Pari Passu Companion Loans (each referred to in this prospectus as a “Subordinate Companion Loan”). Each of the Pari Passu Companion Loans and the Subordinate Companion Loans are referred to in this prospectus as a “Companion Loan”. Each Companion Loan is secured by the same mortgage(s) and the same assignment(s) of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of the Companion Loans and the servicing and administration of the Whole Loans that will not be serviced under the pooling and servicing agreement for this transaction.

The Mortgage Loans were originated or acquired by the mortgage loan sellers set forth in the following chart. The mortgage loan sellers will sell their respective Mortgage Loans to the depositor, which will in turn sell the Mortgage Loans to the issuing entity:

Sellers of the Mortgage Loans

Seller	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
German American Capital Corporation(1)(2)	7	$279,305,000	34.4%
MUFG Principal Commercial Capital.	11	250,705,000	30.9
Cantor Commercial Real Estate Lending, L.P.(3)(4)	7	127,419,965	15.7
Citi Real Estate Funding Inc.	7	113,689,341	14.0
German American Capital Corporation/ Cantor Commercial Real Estate Lending, L.P.(5)	1	40,000,000	4.9
Total	33	$811,119,305	100.0%

(1)	Five (5) mortgage loans (20.9%) were originated by Deutsche Bank AG, New York Branch (“DBNY”), and two (2) mortgage loans (13.6%) were originated by DBR Investments Co. Limited (“DBRI”), each an affiliate of German American Capital Corporation (“GACC”).

(2)	The Moffett Towers II - Buildings 3 & 4 Mortgage Loan (4.2%) is part of a Whole Loan that was co-originated by Barclays Capital Real Estate Inc., DBNY and Goldman Sachs Bank USA.

(3)	The Uline Arena Mortgage Loan (5.2%) is part of a Whole Loan that was co-originated by Cantor Commercial Real Estate Lending, L.P. (“CCRE Lending”) and Natixis Real Estate Capital LLC.

(4)	The Visions Hotel Portfolio II Mortgage Loan (2.1%) is a part of a Whole Loan that was originated by Starwood Mortgage Capital LLC, a portion of which was subsequently acquired by CCRE Lending.

(5)	The Wind Creek Leased Fee Mortgage Loan (4.9%) is part of a Whole Loan that was originated by CCRE Lending, a portion of which is expected to be acquired by DBRI, and subsequently transferred to GACC prior to the closing date. The Mortgage Loan is evidenced by two promissory notes, Note A-1 with a Cut-off Date Balance of $30,000,000 as to which CCRE Lending is acting as the Mortgage Loan Seller and Note A-2 with a Cut-off Date Balance of $10,000,000 as to which GACC is acting as the Mortgage Loan Seller.

Each of the Mortgage Loans or Whole Loans is evidenced by one or more promissory notes or similar evidence of indebtedness (each a “Mortgage Note”) and, in each case, secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) one or more mortgages, deeds of trust or other similar security instruments (each, a “Mortgage”) creating a first lien on a fee simple and/or leasehold interest in one or more commercial or multifamily real properties (each, a “Mortgaged Property”).

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property or Properties, as applicable, and the other limited assets securing such Mortgage Loan, and not against the related borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the Sponsors, the Mortgage Loan Sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be non-recourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

The Mortgage Loans included in this transaction were selected for this transaction from mortgage loans specifically originated or acquired for securitizations of this type by the Mortgage Loan Sellers taking into account rating agency criteria and feedback, subordinate investor feedback, property type and geographic location.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented in Annex A-2 may not equal the indicated total due to rounding. The information in Annex A-1 with respect to the Mortgage Loans and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on August 22, 2019 (the “Closing Date”), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made and (ii) there will be no principal prepayments on or before the Closing Date. The statistics in Annex A-1, Annex A-2 and Annex A-3 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balance (in the case of Mortgage Loan information) or by Allocated Loan Amount as of the Cut-off Date (in the case of Mortgaged Property information).

The information presented in this prospectus with respect to the Loan Per Net Rentable Area, Loan-to-Value Ratio, Loan-to-Value Ratio at Maturity or ARD, Underwritten NCF DSCR, Underwritten NCF Debt Yield and Underwritten NOI Debt Yield for each Mortgage Loan with one or more Pari Passu Companion Loans is calculated in a manner that reflects the aggregate indebtedness evidenced by that Mortgage Loan and the related Pari Passu Companion Loan(s), but excluding any related Subordinate Companion Loan(s), unless otherwise indicated.

Unless otherwise specified, (i) references to a Mortgaged Property (or portfolio of Mortgaged Properties) by name refer to such Mortgaged Property (or portfolio of Mortgaged Properties) so identified on Annex A-1, (ii) references to a Mortgage Loan by name refer to such Mortgage Loan secured by the related Mortgaged Property (or portfolio of Mortgaged Properties) so identified on Annex A-1, (iii) any parenthetical with a percent next to a Mortgaged Property name (or portfolio of Mortgaged Properties name) indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of the related Mortgage Loan (or, if applicable, the allocated loan amount with respect to such Mortgaged Property) represents of the Initial Pool Balance, and (iv) any parenthetical with a percent next to a Mortgage Loan name or a group of Mortgage Loans indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of such Mortgage Loan or the aggregate outstanding principal balance of such group of Mortgage Loans, as applicable, represents of the Initial Pool Balance.

Definitions

For purposes of this prospectus, including the information presented in the Annexes to this prospectus, the indicated terms have the following meanings:

“ADR” means, for any hospitality property, average daily rate.

“Allocated Loan Amount” generally means, (a) with respect to any single Mortgaged Property that is the only real property collateral for the related Mortgage Loan, the total outstanding principal balance of such Mortgage Loan; and (b) with respect to any Mortgaged Property that is one of multiple Mortgaged Properties securing a Mortgage Loan, the portion of the total outstanding principal balance of such Mortgage Loan allocated to the subject Mortgaged Property in accordance with net cash flow, appraised value or otherwise in accordance with or as set forth in the related Mortgage Loan documents.

“Annual Debt Service” generally means, for any Mortgage Loan or Companion Loan, 12 times the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan or Companion Loan following the Cut-off Date (but without regard to any leap year adjustments) or: (i) in the case of a Mortgage Loan or Companion Loan that provides for interest only payments through maturity or anticipated repayment date, the aggregate interest payments scheduled to be due on the Due Date following the Cut-off Date and the 11 Due Dates thereafter and (ii) in the case of a Mortgage Loan or Companion Loan that provides for an initial interest only period and provides for scheduled amortization payments thereafter, 12 times the monthly payment of principal and interest payable during such subsequent amortization period. Monthly debt service and debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the Mortgage Loan or Companion Loan, as applicable following the Cut-off Date (but without regard to any leap year adjustments), subject to the exceptions set forth in the prior sentence. In the case of any Whole Loan, Annual Debt Service is calculated with respect to the Mortgage Loan including any related Pari Passu Companion Loan and without regard to any related Subordinate Companion Loan.

“Appraised Value” means, for any Mortgaged Property, the appraised value of such Mortgaged Property as determined by the most recent third party appraisal of the Mortgaged Property available to the applicable mortgage loan seller. In certain cases, in addition to an “as-is” value, the appraisal states an appraised value based on hypothetical or other projected values for the related Mortgaged Property that assumes that certain events will occur with respect to re-tenanting, construction, renovation or repairs at such Mortgaged Property. In most such cases, the applicable mortgage loan seller has generally taken reserves sufficient to complete such re-tenanting, construction, renovation or repairs. We make no representation that sufficient amounts have been reserved or that the appraised value would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale. In the case of certain Mortgage Loans as described under “—Appraised Value” in this prospectus, the Cut-off Date Loan-to-Value Ratio, or the Loan-to-Value Ratio at Maturity or ARD for such Mortgage Loans has been calculated based on the “as-stabilized”, “hypothetical as-is”, “as-leased”, “as-complete” or “as-portfolio” Appraised Value of a related Mortgaged Property, or in certain other cases, based on an Appraised Value that includes certain property that does not constitute real property. The Appraised Value set forth on Annex A-1 is the “as-is” value unless otherwise specified in this prospectus, on Annex A-1 and/or the related footnotes.

We cannot assure you that the value of any particular Mortgaged Property will not have declined from the Appraised Value shown on Annex A-1. We make no representation that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the Mortgaged Property or the amount that would be realized upon a sale of the Mortgaged Property.

“Balloon Balance” means, with respect to any Mortgage Loan, the principal amount that will be due at maturity (or, in the case of any ARD Loan, outstanding at the related Anticipated Repayment Date or due at maturity, as the case may be) for such Mortgage Loan, assuming no payment defaults or principal prepayments.

“Cut-off Date Balance” of any Mortgage Loan or Companion Loan, will be the unpaid principal balance of that Mortgage Loan or Companion Loan, as of the Cut-off Date, after application of all payments due on or before that date, whether or not received.

“Hard Lockbox” means that the borrower is required to direct the tenants to pay rents directly to a lockbox account controlled by the lender. Hospitality properties are considered to have a hard lockbox if credit card receivables are required to be deposited directly into the lockbox account even though cash, checks or “over the counter” receipts are deposited by the manager of the related Mortgaged Property into the lockbox account controlled by the lender.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are outstanding), generally on a daily basis.

“Largest Tenant” means, with respect to any Mortgaged Property, the tenant occupying the largest amount of net rentable square feet.

“Lease Expiration” means the date at which the applicable tenant’s lease is scheduled to expire.

“Loan Per Net Rentable Area” means the principal balance per unit of measurement as of the Cut-off Date.

“Loan-to-Value Ratio,” “Cut-off Date LTV Ratio,” “LTV Ratio” or “Current LTV” means, with respect to any Mortgage Loan, (a) the Cut-off Date Balance of such Mortgage Loan divided by (b) the Appraised Value of the related Mortgaged Property or aggregate Appraised Values of the Mortgaged Properties; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, the Loan-to-Value Ratio was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loans and without regard to any related Subordinate Companion Loan.

●	With respect to each Mortgaged Property identified in “—Appraised Value” below, unless otherwise indicated, the respective Cut-off Date LTV Ratio was calculated using the related “as-stabilized” or “hypothetical as-is” Appraised Values or other projected values, as opposed to the “as-is” Appraised Value.

“Loan-to-Value Ratio at Maturity or ARD”, “LTV Ratio at Maturity or ARD”, “Balloon LTV” or “Maturity Date LTV Ratio” means, with respect to any Mortgage Loan, (a) the Balloon Balance of such Mortgage Loan, divided by (b) the Appraised Value of the related Mortgaged Property or Mortgaged Properties; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Loan-to-Value Ratio at Maturity or ARD was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loans and without regard to any related Subordinate Companion Loan.

●	In the case of an ARD Loan, the Loan-to-Value Ratio at Maturity or ARD is calculated with respect to the related Balloon Balance on the related Anticipated Repayment Date.

●	With respect to each Mortgaged Property identified in “—Appraised Value” below, unless otherwise indicated, the respective Loan-to-Value Ratio at Maturity or ARD was calculated using the related “as-stabilized” or “hypothetical as-is” or portfolio Appraised Values or other projected values, as opposed to the “as-is” Appraised Value.

“Most Recent NOI” and “Trailing 12 NOI” (which is for the twelve-month period ending as of the date specified in Annex A-1) is the net operating income for a Mortgaged Property as established by information provided by the borrowers, except that in certain cases such net operating income has been adjusted by removing certain non-recurring expenses and revenue or by certain other normalizations. Most Recent NOI and Trailing 12 NOI do not necessarily reflect accrual of certain costs such as taxes and capital expenditures and do not reflect non-cash items such as depreciation or amortization. In some cases, capital expenditures may have been treated by a borrower as an expense or expenses treated as capital expenditures. Most Recent NOI and Trailing 12 NOI were not necessarily determined in accordance with generally accepted accounting principles. Moreover, Most Recent NOI and Trailing 12 NOI are not substitutes for net income determined in accordance with generally accepted accounting principles as a measure of the results of a property’s operations or substitutes for cash flows from operating activities determined in accordance with generally accepted accounting principles as a measure of liquidity, and in certain cases may reflect partial year annualizations.

“MSA” means metropolitan statistical area.

“Net Operating Income” or “NOI,” with respect to any Mortgaged Property, means historical net operating income for the annual or other period specified (or ending on the “NOI Date” specified). In general, it is the revenue derived from the use and operation of such Mortgaged Property less the sum of (a) actual operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising) and (b) actual fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments). Net operating income generally does not reflect (i.e., it does not deduct for) capital expenditures, including tenant improvement costs and leasing commissions, interest expenses and non-cash items such as depreciation and amortization.

“NRA” means net rentable area.

“Occupancy” means, unless the context indicates otherwise, (i) in the case of multifamily, self-storage and mixed use (to the extent the related Mortgaged Property includes multifamily space) properties, the percentage of rental Units or Pads, as applicable, that are rented as of the Occupancy Date; (ii) in the case of office, retail, industrial and mixed use properties (to the extent the related Mortgaged Property includes office, retail or industrial space), the percentage of the net rentable square footage rented as of the Occupancy Date (subject to, in the case of certain Mortgage Loans, one or more of the additional leasing assumptions); and (iii) in the case of hospitality and mixed use (to the extent the related Mortgaged Property includes hospitality space) properties, the percentage of available Rooms occupied for the trailing 12-month period ending on the Occupancy Date. In some cases, occupancy was calculated based on assumptions regarding occupancy, such as the assumption that a certain tenant at the Mortgaged Property that has executed a lease, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within twelve months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the related Mortgaged Property; in some cases, assumptions regarding leases under negotiation being executed; in some cases, assumptions regarding tenants taking additional space in the future if currently committed to do so or, in some cases, the exclusion of dark tenants, tenants with material aged receivables, tenants that may have already given notice to vacate their space, bankrupt tenants that have not yet affirmed their lease and certain additional leasing assumptions. See footnotes to Annex A-1 for additional occupancy assumptions. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual occupancy. See “—Tenant Issues” below.

“Occupancy Date” means the date of determination of the Occupancy of a Mortgaged Property.

“Original Balance” means the principal balance of the Mortgage Loan as of the date of origination.

“Prepayment Provision” means the number of payments from the first due date through and including the maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date, as applicable, for which a Mortgage Loan is, as applicable, (i) locked out from prepayment, (ii) provides for payment of a prepayment premium or yield maintenance charge in connection with a prepayment, (iii) permits defeasance and/or (iv) permits prepayment without a payment of a prepayment premium or a yield maintenance charge.

“Related Group” identifies each group of Mortgage Loans in the Mortgage Pool with the same sponsor or with sponsors affiliated with other sponsors in the Mortgage Pool. Each Related Group is identified by a separate number on Annex A-1.

“RevPAR” means, with respect to any hospitality property, revenues per available room.

“Soft Lockbox” means that the related borrower is required to deposit or cause the property manager to deposit all rents collected into a lockbox account. Hospitality and multifamily properties are considered to have a soft lockbox if credit card receivables, cash, checks or “over the counter” receipts are deposited into the lockbox account by the borrower or property manager.

“Soft Springing Hard Lockbox” means that the related borrower is required to deposit, or cause the property manager to deposit, all rents collected into a lockbox account or cash management account until the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events, at which time the lockbox account converts to a Hard Lockbox.

“Springing Cash Management” means, until the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events, revenue from the lockbox (if any) is forwarded to an account controlled by the related borrower or is otherwise made available to the related borrower. Upon the occurrence of an event of default or such a trigger event, the Mortgage Loan documents require the related revenue to be forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents.

“Springing Hard Lockbox” means a lockbox that is not currently in place, but the related Mortgage Loan documents require the imposition of a Hard Lockbox upon the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events.

“Springing Soft Lockbox”: means a lockbox that is not currently in place, but the related Mortgage Loan documents require the imposition of a Soft Lockbox upon the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events.

“Square Feet”, “SF” or “Sq. Ft.” means, in the case of a Mortgaged Property operated as a retail center, office, industrial/warehouse facility, any combination of the foregoing or other special purpose property, the square footage of the net rentable or leasable area.

“T-12” and “TTM” each means trailing 12 months.

“Term to Maturity” means, with respect to any Mortgage Loan, the remaining term, in months, from the Cut-off Date for such Mortgage Loan to the related maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date, as applicable. Annex A-1 indicates which Mortgage Loans are ARD Loans.

“Underwritten EGI” or “UW EGI”, with respect to any Mortgaged Property, means the gross potential rent, recoveries and other income, less mark to market, vacancy and collection loss.

“Underwritten Expenses” or “UW Expenses” means, with respect to any Mortgage Loan or Mortgaged Property, an estimate of (a) operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising); and (b) fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments), as determined by the related mortgage loan seller and generally derived from historical expenses at the Mortgaged

Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market rate management fee and subject to certain assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Operating Income”. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance.

“Underwritten NCF Debt Yield”, “UW NCF Debt Yield” or “Cut-off Date UW NCF” means, with respect to any Mortgage Loan, the Underwritten Net Cash Flow for the related Mortgaged Property or Mortgaged Properties divided by the Cut-off Date Balance of such Mortgage Loan; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten NCF Debt Yield was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).

“Underwritten NOI Debt Yield” or “UW NOI Debt Yield” means, with respect to any Mortgage Loan, the Underwritten Net Operating Income for the related Mortgaged Property or Mortgaged Properties divided by the Cut-off Date Balance for the related Mortgage Loan; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, the debt yield was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).

“Underwritten Net Cash Flow,” “Underwritten NCF” or “UW NCF”, with respect to any Mortgaged Property, means the Underwritten Net Operating Income decreased by an amount that the related mortgage loan seller has determined for the capital expenditures and reserves for capital expenditures, including tenant improvement costs and leasing commissions, as applicable. Underwritten Net Cash Flow generally does not reflect interest expense and non-cash items such as depreciation and amortization.

“Underwritten Net Cash Flow DSCR,” “Underwritten NCF DSCR,” or “UW NCF DSCR,” means, with respect to any Mortgage Loan, (a) the Underwritten Net Cash Flow for the related Mortgaged Property or Mortgaged Properties, divided by (b) the Annual Debt Service for such Mortgage Loan; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten Net Cash Flow DSCR was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).

In general, debt service coverage ratios are used by income property lenders to measure the ratio of (a) cash currently generated by a property that is available for debt service to (b) required debt service payments. However, debt service coverage ratios only measure the current, or recent, ability of a property to service mortgage debt. If a property does not possess a stable operating expectancy (for instance, if it is subject to material leases that are scheduled to expire during the loan term and that provide for above market rents and/or that may be difficult to replace), a debt service coverage ratio may not be a reliable indicator of a property’s ability to service the mortgage debt over the entire remaining loan term. The Underwritten Net Cash Flow DSCRs are presented in this prospectus for illustrative purposes only and, as discussed above, are limited in their usefulness in assessing the current, or predicting the future, ability of a Mortgaged Property to generate sufficient cash flow to repay the related Mortgage Loan. Accordingly, no assurance can be given, and no representation is made, that the Underwritten Net Cash Flow DSCRs accurately reflect that ability.

“Underwritten Net Operating Income,” “Underwritten NOI,” or “UW NOI,” with respect to any Mortgaged Property, means Underwritten Revenues less Underwritten Expenses, which is an estimate of cash flow available for debt service in a typical year of stable, normal operations as determined by the related mortgage loan seller.

The Underwritten Net Operating Income for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments, which, if ultimately proven erroneous, could cause the actual net cash flow for such Mortgaged Property to differ materially from the Underwritten Net Operating Income set forth in this prospectus. Certain of such assumptions and subjective judgments of each mortgage loan seller relate to future events, conditions and circumstances, including future expense levels, future increases in rents over current rental rates (including in circumstances where a tenant may currently be in a free or reduced rent period), future vacancy rates, the levels and stability of cash flows for properties with short term rentals (such as hospitality properties), commencement of occupancy and rent payments with respect to leases for which rentals have not yet commenced and/or a “free rent” period is still in effect, the re-leasing of vacant space and the continued leasing of occupied space, which will be affected by a variety of complex factors over which none of the depositor, the applicable mortgage loan seller, the master servicer or the special servicer have control. In certain cases, Net Operating Income includes rents paid on “dark” space by a tenant that has ceased operations at the subject Mortgaged Property prior to the end of its lease. In some cases, the Underwritten Net Operating Income set forth in this prospectus for any Mortgaged Property is higher, and may be materially higher, than the annual net operating income for such Mortgaged Property based on historical operating statements.

In determining Underwritten Net Operating Income for a Mortgaged Property, the applicable mortgage loan seller generally relied on rent rolls and/or other generally unaudited financial information provided by the respective borrowers; and in some cases, the appraisal, borrower budgets and/or local market information was the primary basis for the determination. From that information, the applicable mortgage loan seller calculated stabilized estimates of cash flow that took into consideration historical financial statements (where available), appraiser estimates, borrower budgets, material changes in the operating position of a Mortgaged Property of which the applicable mortgage loan seller was aware (e.g., current rent roll information including newly signed leases (regardless of whether the tenant has taken occupancy), near term rent steps, expirations of “free rent” periods, market rents, and market vacancy data), and estimated capital expenditures, leasing commissions and tenant improvement costs. In certain cases, the applicable mortgage loan seller’s estimate of Underwritten Net Operating Income reflected differences from the information contained in the operating statements obtained from the respective borrowers (resulting in either an increase or decrease from the recent historical net operating income set forth therein) based upon the applicable mortgage loan seller’s own analysis of such operating statements and the assumptions applied by the respective borrowers in preparing such statements and information. In certain instances, for example, property management fees and other expenses may have been taken into account in the calculation of Underwritten Net Operating Income even though such expenses may not have been reflected in actual historic operating statements. In most of those cases, the information was annualized, with some exceptions, before using it as a basis for the determination of Underwritten Net Operating Income. In certain cases with respect to certain credit rated tenants, or credit worthy tenants, the applicable mortgage loan seller may have calculated Underwritten Net Operating Income based on certain adjustments to the rental income, such as using the average rent due under the related lease from such tenant over such Mortgage Loan or lease term. Historical operating statements may not be available for newly constructed Mortgaged Properties, Mortgaged Properties with triple net leases, Mortgaged Properties that have recently undergone substantial renovations and newly acquired Mortgaged Properties.

Specifically, the rental revenue included in the Net Operating Income is based on leases in place, leases that have been executed but the tenant is not yet paying rent and/or in occupancy, leases that are being negotiated and expected to be signed, additional space that a tenant has committed to take and in certain cases contractual rent steps generally within 12 months past the Cut-off Date, in certain cases certain appraiser estimates of rental income, and in some cases adjusted downward to market rates, with vacancy rates equal to the Mortgaged Property’s historical rate, current rate, market rate or an assumed vacancy as determined by the related originator or appraiser; plus any additional recurring revenue fees. In some cases the related originator included revenue otherwise payable by a tenant but for the existence of an initial “free rent” period or a permitted rent abatement while the leased space is built out. Additionally, in determining rental revenue for multifamily rental properties, the related mortgage loan seller either reviewed rental revenue shown on the certified rolling 12-month operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or recent partial year operating statements with respect to the prior one- to 12-month periods or in some cases may have relied on information provided in the appraisal for market rental rates and vacancy. In some cases the related originator included revenue otherwise payable by a tenant but for the existence of an initial “free rent” period or a permitted rent abatement while the leased space is built out. See “—Tenant Issues” below.

“Underwritten Net Operating Income DSCR”, “Underwritten NOI DSCR” or “UW NOI DSCR” or means, with respect to any Mortgage Loan, (a) the Underwritten Net Operating Income for the related Mortgaged Property or Mortgaged Properties, divided by (b) the Annual Debt Service for such Mortgage Loan; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten Net Operating Income DSCR was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).

The Underwritten Net Operating Income DSCRs are presented in this prospectus for illustrative purposes only and, as discussed above, are limited in their usefulness in assessing the current, or predicting the future, ability of a Mortgaged Property to generate sufficient cash flow to repay the related Mortgage Loan. Accordingly, no assurance can be given, and no representation is made, that the Underwritten Net Operating Income DSCRs accurately reflect that ability. See the definition of “Underwritten Net Cash Flow DSCR” for more information regarding the evaluation of debt service coverage ratios.

“Underwritten EGI”, “UW EGI” with respect to any Mortgaged Property, means the gross potential rent, recoveries and other income, less mark to market, vacancy and collection loss.

“Underwritten Revenues” with respect to any Mortgage Loan, means the gross potential rent (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hospitality property, room rent, food and beverage revenues and other hospitality income), subject to the assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Operating Income” in this prospectus. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance.

“Units” or “Rooms” means (a) in the case of a Mortgaged Property operated as multifamily housing, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a Mortgaged Property operated as a hospitality property, the number of guest rooms, (c) in the case of a Mortgaged Property operated as a self-storage property, the number of storage units and (d) in the case of a Mortgaged Property operated as student housing, the number of beds.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

Mortgage Pool Characteristics

Overview

The issuing entity will include 8 Mortgage Loans (11.9%) that represent the obligations of multiple borrowers that are liable on a joint and several basis for the repayment of the entire indebtedness evidenced by the related Mortgage Loan or Whole Loan and/or represent separate obligations of each borrower that are cross-collateralized and cross-defaulted with each other.

See also “—Certain Calculations and Definitions” above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and loan-to-value ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

Property Types

The following table shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Retail	9	$242,605,000	29.9%
Anchored(2)	7	$234,325,000	28.9%
Unanchored	2	$8,280,000	1.0%
Office	6	$156,555,000	19.3%
CBD	3	$108,560,000	13.4%
Suburban	2	$43,745,000	5.4%
Medical Office	1	$4,250,000	0.5%
Hospitality	14	$146,419,305	18.1%
Full Service	3	$106,068,625	13.1%
Limited Service	10	$23,550,680	2.9%
Select Service	1	$16,800,000	2.1%
Mixed Use	5	$127,302,817	15.7%
Office/Retail	1	$42,000,000	5.2%
Multifamily/Office/Retail	1	$41,000,000	5.1%
Industrial/Self Storage	1	$24,000,000	3.0%
Multifamily/Retail	1	$18,500,000	2.3%
Office/Industrial	1	$1,802,817	0.2%
Multifamily	5	$48,440,000	6.0%
High-Rise	1	$27,500,000	3.4%
Garden	2	$12,000,000	1.5%
Mid-Rise	1	$6,240,000	0.8%
Low-Rise	1	$2,700,000	0.3%
Other	1	$40,000,000	4.9%
Industrial	15	$33,597,183	4.1%
Manufacturing	1	$15,042,254	1.9%
Warehouse/Distribution	12	$9,100,000	1.1%
Warehouse	1	$6,300,000	0.8%
Flex	1	$3,154,930	0.4%
Self Storage	3	$16,200,000	2.0%
Total	58	$811,119,305	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on Allocated Loan Amounts, which amounts, if not specified in the related mortgage loan documents, are based on the appraised values, as set forth in Annex A-1.

(2)	Includes super regional mall and single tenant properties.

Retail Properties. With respect to the retail properties and mixed use properties with retail components set forth in the above chart under “Property Type Distribution”:

●	With respect to the Woodlands Mall Mortgage Loan (8.6%), the borrower sponsor owns two other retail malls that compete with the Mortgaged Property and are located within 15 miles of the Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Office Properties. With respect to the office properties set forth in the above chart under “Property Type Distribution” and mixed use properties with office components:

●	With respect to the 888 Figueroa Mortgage Loan (9.2%), approximately 21% of effective gross income is comprised of parking and signage revenues.

●	With respect to the Moffett Towers II - Buildings 3 & 4 Mortgaged Property (4.2%), the related borrower sponsor owns several nearby properties that directly compete with the Mortgaged Property, totaling nearly 6.5 million square feet, and in certain cases are leased to the same tenant as the Mortgaged Property. The related Mortgage Loan documents do not contain “anti-poaching” provisions to prevent the related borrower or its affiliates from steering or directing existing or prospective tenants to the competing properties. In addition, the related building owners association has the right, with the reasonable consent of the lender, to obtain a release of a parcel of property owned by such association, and as to which the Mortgaged Property has an easement, in order for such parcel to be conveyed to an affiliate of the borrower sponsor for construction of an additional office building.

See “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Hospitality Properties. With respect to the hospitality properties and mixed use properties with hospitality components set forth in the below chart:

●	The following table shows the breakdown of each Mortgaged Property associated with a hotel brand through a license, franchise agreement, operating agreement or management agreement.

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance by Allocated Loan Amount	% of Initial Pool Balance by Allocated Loan Amount	Expiration of License, Franchise Agreement, Operating Agreement or Management Agreement	Maturity Date	Upfront PIP Reserve	Renewal Option
Hilton Penn’s Landing	$70,000,000	8.6%	2/28/2035	8/6/2029	N/A	No
The Citizen Hotel Sacramento	$34,000,000	4.2%	9/1/2040	8/6/2029	$6,147,912	No
Visions Hotel Portfolio II – Courtyard Horseheads	$2,671,974	0.3%	4/1/2036	7/6/2029	N/A	No
Visions Hotel Portfolio II – Home2 Suites Oswego	$2,154,818	0.3%	6/1/2037	7/6/2029	N/A	No
Visions Hotel Portfolio II – Holiday Inn & Suites Rochester Marketplace	$2,068,625	0.3%	12/21/2031	7/6/2029	N/A	No
Visions Hotel Portfolio II – Hampton Inn Corning Painted Post	$1,896,240	0.2%	11/30/2033	7/6/2029	N/A	No
Visions Hotel Portfolio II – Home2 Suites Rochester Henrietta	$1,723,854	0.2%	2/28/2034	7/6/2029	N/A	No
Visions Hotel Portfolio II – Holiday Inn Express Olean	$1,603,184	0.2%	8/12/2030	7/6/2029	N/A	No
Visions Hotel Portfolio II – Fairfield Inn Watertown	$1,396,322	0.2%	8/31/2034	7/6/2029	$500,000	No
Visions Hotel Portfolio II – Holiday Inn Express Canadaigua	$1,344,606	0.2%	1/25/2022	7/6/2029	N/A	No
Visions Hotel Portfolio II – Candlewood Suites Watertown	$1,292,891	0.2%	6/30/2034	7/6/2029	$1,400,000	No
Visions Hotel Portfolio II – Candlewood Suites Sayre	$827,450	0.1%	12/28/2021	7/6/2029	N/A	No
Hilton Garden Inn Sugarland	$16,800,000	2.1%	12/31/2033	1/1/2029	$5,264,750	No
Holiday Inn Express - Bluffton	$8,639,341	1.1%	7/3/2034	7/6/2024	$2,865,776	No

●	With respect to the following Mortgaged Properties, food and beverage revenue comprise greater than 20% of Underwritten Revenues, as indicated in the table below:

Mortgaged Property Name	% of Initial Pool Balance by Allocated Loan Amount	Food and Beverage Revenue as % of Underwritten Revenues(1)
Hilton Penn’s Landing	8.6%	32.9%
The Citizen Hotel Sacramento	4.2%	36.2%

(1)       Expressed as a percentage of Underwritten Revenues solely for the hotel portion of the Mortgaged Property.

●	Certain Mortgaged Properties included among the 20 largest Mortgage Loans, consist in whole or part of hotel properties where new competitive supply is anticipated to be 75% or more competitive, as further described below.

○	With respect to the Hilton Penn’s Landing Mortgage Loan (8.6%), a 755-room W Hotel and Element by Westin, of which the 295-room W Hotel portion is expected to be directly competitive with the Mortgaged Property, is expected to open in October 2019 and a 203-

room Hyatt Centric, which is expected to be directly competitive with the Mortgaged Property, is expected to open in the summer of 2020.

○	With respect to The Citizen Hotel Sacramento, the Visions Hotel Portfolio II – Courtyard Horseheads, the Visions Hotel Portfolio II – Holiday Inn & Suites Rochester Marketplace, the Visions Hotel Portfolio II – Hampton Inn Corning Painted Post, the Visions Hotel Portfolio II – Home2 Suites Rochester Henrietta and the Visions Hotel Portfolio II – Holiday Inn Express Olean Mortgaged Properties (5.4%), there are newly constructed hotels or hotels under construction that are expected to directly compete with the related Mortgaged Property.

●	Hospitality properties may be particularly affected by seasonality. The Hilton Penn’s Landing Mortgage Loan (8.6%) requires a seasonality reserve on an ongoing basis.

●	Certain of the hospitality properties securing the Mortgage Loans are currently undergoing or are scheduled to undergo renovations or property improvement plans. See “—Redevelopment, Renovation and Expansion” below.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Affiliation with a Franchise or Hotel Management Company” and “—Hospitality Properties Have Special Risks” and
“—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mixed Use Properties. With respect to the mixed-use properties set forth in the above chart under “Property Type Distribution”, each of the mixed use Mortgaged Properties has one or more hospitality, office, retail, gallery, industrial, self storage and/or multifamily components:

●	With respect to the Uline Arena Mortgaged Property (5.2%), a portion (approximately 1,933 square feet) of the space leased by the third largest tenant, Pact, Inc. (such space, the “Mezzanine Office Space”) requires government approval prior to construction. At origination, the borrower deposited $1,000,000 into an earnout reserve account, which amount will be released to the borrower upon Pact, Inc. obtaining government approval for the use of all of the Mezzanine Office Space. The reserve may also be released to the borrower in part, as described below. If Pact, Inc. obtains approval for use of more than 50% but less than 100% of the space, Pact, Inc.’s rent related to the mezzanine space will be reduced accordingly, on a prorated basis, and amounts in this reserve account will be released to the borrower in an amount equal to the percentage of the Pact, Inc. mezzanine space for which Pact, Inc. has received government approval and any remaining amounts will remain in this reserve account as additional collateral for the Mortgage Loan. If Pact, Inc. does not obtain approval with respect to more than 50% of the space, then it will not be required to pay rent with respect to any of the Mezzanine Office Space. Notwithstanding the foregoing, in the event that the borrower (i) does not obtain approval with respect to any of the Mezzanine Office Space or (ii) obtains approval with respect to less than 50% of the Mezzanine Office Space, the borrower may obtain any remaining amounts in the reserve upon the leasing of other currently vacant space at the Mortgaged Property at a contractual rent equal to or greater than the rent attributed to the mezzanine space in the Pact, Inc. lease, provided the lease is reasonably acceptable to lender. The borrower also deposited $3,800,000 into an occupancy reserve account at origination, which amount will be released to the borrower upon the Mortgaged Property maintaining a debt yield of at least 7.2% (without including the free rent reserve amounts attributed to WHYHOTEL, Inc. in the calculation).

●	With respect to the Uline Arena Mortgage Loan (5.2%), the lease of the second largest tenant, RGN National Business Center, representing 17.5% of NRA, prohibits the borrower from leasing space to tenants for under 1,000 sq. ft. or to any business that operates executive suites or flexible workspaces.

See “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks”, “—Retail Properties Have Special Risks”, “—Industrial Properties Have Special Risks” and/or “—Multifamily Properties Have Special Risks”, as applicable.

Certain of the mixed use Mortgaged Properties may have specialty uses. See “—Specialty Use Concentrations” below.

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Multifamily Properties. With respect to the multifamily properties and mixed use properties with multifamily components set forth in the above chart under “Property Type Distribution”:

●	With respect to the 171 N Aberdeen Mortgage Loan (5.1%), the entire multifamily space at the related Mortgaged Property, representing 53.2% of NRA, is leased to Medici (d/b/a Quarters), which is renting 75 furnished units, ranging from studio units to five bedroom units, with a total of 175 beds. The units are marketed as a co-living concept and are rented to residents through individual single-bed leases on a short term basis ranging from three to twelve months. As of June 2019, the beds were reportedly 97% leased, however, we cannot assure you that such units will remain in the same occupancy level for the duration of the term of the Mortgage Loan. At origination, Medici posted a $2 million letter of credit security deposit with the borrower, which was assigned to the lender. The letter of credit balance will reduce by $200,000/year commencing in year five and will be $1 million at the end of the 10 year lease term in 2028.

●	With respect to the Crescent Club Mortgaged Property (3.4%), all 130 units are rent stabilized.

●	With respect to the Giardino aPodments Mortgaged Property (0.8%), approximately 50% of the units are occupied by students.

●	With respect to the 183 Eldert Mortgaged Property (0.3%), one of the six units is rent stabilized.

●	With respect to the 183 Eldert Mortgage Loan (0.3%), the borrower sponsor owns an adjacent multifamily property that competes with the Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”.

Industrial Properties. With respect to the industrial properties set forth in the above chart under “Property Type Distribution”, see “Risk Factors—Risks Relating to the Mortgage Loans—Industrial Properties Have Special Risks”.

Self-Storage Properties. With respect to the self-storage properties set forth in the above chart under “Property Type Distribution”, see “Risk Factors—Risks Relating to the Mortgage Loans—Self-Storage Properties Have Special Risks”.

Leased Fee.

The Wind Creek Leased Fee Mortgage Loan (4.9%) is secured by the fee simple interest, but not the improvements (subject to the provisions of the related ground lease) in one (1) Mortgaged Property. Certain factors may adversely affect the operation and value of a Mortgaged Property that consists entirely of a leased fee interest. See “Risk Factors—Risks Related to the Mortgage Loans—Leased Fee Properties Have Special Risks”.

The Wind Creek Leased Fee Mortgaged Property (4.9%) consists of a fee simple interest that is ground leased to Sands Bethworks Gaming LLC. The Wind Creek Casino and Resort Bethlehem is managed by Wind Creek Hospitality, an affiliate of Sands Bethworks Gaming LLC, and the principal gaming and hospitality entity for the Poarch Band of Creek Indians. Generally, Native American tribes have immunity from private lawsuits and may not be sued in tribal, state or federal courts. While the lender has obtained a waiver from the tenant of its sovereign rights with respect to termination of the ground lease following an event of default under the ground lease, we cannot assure you that any attempt by the lender to enforce the terms of the lease or the waiver after a foreclosure on the Mortgaged Property would not be challenged. In addition, casino licenses are generally not transferable. As such, in the event of a foreclosure and termination of the ground lease, the lender or its agent would not have the right to operate the casino without first obtaining a license.

In addition, with respect to the Wind Creek Leased Fee Mortgaged Property (4.9%), the Mortgage Loan documents provide that the provisions of the ground lease govern the application of casualty insurance and condemnation proceeds. The ground lease provides that the proceeds of any casualty shall be provided to the tenant (or its leasehold mortgagee), to be applied to restoration, provided that if the restoration cost would reasonably be anticipated to be greater than the Casualty Threshold (as defined below) or the casualty occurs within five years of expiration of the applicable term of the ground lease, the tenant has the right to terminate the lease, in which case the lease requires that the casualty proceeds be distributed as follows: (i) the landlord shall receive an amount not to exceed $80,000,000; (ii) the tenant (or its leasehold mortgagee) shall receive an amount not to exceed $920,000,000, and (iii) any balance shall be distributed, pari passu, 8% to the landlord and 92% to the tenant. “Casualty Threshold” means $15,000,000, subject to increase based on a consumer price index adjustment. In addition, upon a condemnation of the Mortgaged Property, or such portion that the gaming improvements cannot feasibly be used or reconverted to a comparable facility, the tenant may terminate the lease, and condemnation proceeds will be allocated in the same proportion as described above. The related Whole Loan has an outstanding principal balance of $146,600,000. Accordingly, such provisions of the ground lease may result in there being insufficient proceeds to repay the related Whole Loan (and therefore the Mortgage Loan) if there is a casualty and the tenant elects not to restore the Mortgaged Property, or a condemnation.

See “Risk Factors—Risks Relating to the Mortgage Loans—Leased Fee Properties Have Special Risks”.

Specialty Use Concentrations. Certain Mortgaged Properties have one or more tenants that operate their space as a specialty use. Such specialty uses may not allow the space to be readily converted to be suitable for another type of tenant, they may rely on contributions from individuals and government grants or other subsidies to pay rent and other operating expenses or they may have primarily seasonal use that makes income potentially more volatile than for properties with longer term leases. For example, with respect to the 5 largest tenants at the Mortgaged Properties securing the 15 largest Mortgage Loans by Cut-off Date Balance, or Mortgaged Properties with respect to which a single tenant operates the Mortgaged Property, certain tenants operate their space as a specialty use, as set forth in the following table:

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance
Bank Branch	1	9.2%
Medical Office	2	8.4%
Gym, fitness center, spa, salon, pool or health club	2	6.3%
Restaurant(1)	1	5.1%
Theater	1	4.9%
Bowling Alley	1	4.9%
Grocery Store	1	3.3%
Data Center	1	3.0%
School, educational facility	1	1.9%

(1)	Excludes any hospitality Mortgaged Properties that may have a restaurant on-site.

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Top Ten Mortgage Loans

The following table shows certain information regarding the ten largest Mortgage Loans by Cut-off Date Balance:

Mortgage Loan	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Loan per Sq. Ft./Rooms(1)	UW NCF DSCR(1)	Cut-off Date LTV Ratio(1)(2)	U/W NOI Debt Yield(1)	Property Type
888 Figueroa	$ 75,000,000	9.2%	$285	2.53x	54.8%	10.1%	Office
Woodlands Mall	$ 70,000,000	8.6%	$327	3.95x	26.0%	17.4%	Retail
Hilton Penn’s Landing	$ 70,000,000	8.6%	$200,000	2.12x	61.4%	12.5%	Hospitality
Uline Arena	$ 42,000,000	5.2%	$483	1.75x	56.6%	7.4%	Mixed Use
171 N Aberdeen	$ 41,000,000	5.1%	$342	1.86x	56.1%	9.0%	Mixed Use
Lakewood Square	$ 41,000,000	5.1%	$219	2.10x	64.6%	9.0%	Retail
505 Fulton Street	$ 40,000,000	4.9%	$744	2.67x	48.6%	9.9%	Retail
Pharr Town Center	$ 40,000,000	4.9%	$160	1.36x	67.1%	8.6%	Retail
Wind Creek Leased Fee	$ 40,000,000	4.9%	$56(3)	1.27x	85.0%	7.1%	Other
Moffett Towers II – Buildings 3 & 4	$ 34,450,000	4.2%	$499	3.46x	44.3%	13.2%	Office
Top 10 Total/Wtd. Avg.	$493,450,000	60.8%		2.39x	54.9%	10.9%

(1)	With respect to the 888 Figueroa, Woodlands Mall, Uline Arena, 505 Fulton Street, Pharr Town Center, Wind Creek Leased Fee and Moffett Towers II – Buildings 3 & 4 Mortgage Loans, Loan per Sq. Ft./Rooms, UW NCF DSCR, Cut-off Date LTV Ratio and U/W NOI Debt Yield calculations include any related pari passu companion loan(s) and exclude any related subordinate companion loan(s) and/or mezzanine loan(s).

(2)	With respect to the 888 Figueroa, Uline Arena and Moffett Towers II – Buildings 3 & 4 Mortgage Loans, the Cut-off Date LTV Ratio has been calculated using an appraised value other than the “as is” appraised value as further described below under “—Appraised Value”.

(3)	Calculated based on total square footage of the land, which is subject to a ground lease.

See “—Assessment of Property Value and Condition” for additional information.

For more information regarding the fifteen largest Mortgage Loans and/or loan concentrations and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions under “Description of Top Fifteen Mortgage Loans and Additional Mortgage Loan Information” in Annex A-3. Other than with respect to the top ten Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than 4.2% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

The Mortgage Pool will include four (4) Mortgage Loans (7.9%), set forth in the following table entitled “Multi-Property Mortgage Loans”, which are each secured by two or more properties. In some cases, however, the amount of the mortgage lien encumbering a particular property may be less than the full amount of indebtedness under the Mortgage Loan, generally to minimize recording tax. In such instances, the mortgage amount may equal a specified percentage (generally ranging from 100% to 150%, inclusive) of the appraised value or Allocated Loan Amount for the particular Mortgaged Property. This would limit the extent to which proceeds from that Mortgaged Property would be available to offset declines in value of the other Mortgaged Properties securing the same Mortgage Loan.

The following table shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans

Mortgage Loan/Property Portfolio Names	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Liberty MA Portfolio	$ 20,000,000	2.5%
Visions Hotel Portfolio II	16,979,965	2.1
Timlin Portfolio	14,850,000	1.8
Heritage & Villa Apartments	12,000,000	1.5
Total	$ 63,829,965	7.9%

In addition, an individual Mortgaged Property may be comprised of two or more parcels that may not be contiguous or may be owned by separate borrowers.

One (1) group of Mortgage Loans (4.4%), set forth in the following table entitled “Related Borrower Loans”, is not cross-collateralized but has the same borrower sponsor or borrower sponsors related to each other. The following table shows each group of Mortgage Loans having borrowers that are related to each other. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1.

Related Borrower Loans

Mortgage Loan	Aggregate Cut-off Date Principal Balance	Approx. % of Initial Pool Balance
Group 1:
Victory Plaza	$ 27,000,000	3.3%
Bountiful Plaza	8,900,000	1.1
Total for Group 1:	$ 35,900,000	4.4%

Mortgage Loans with related borrower sponsors are identified under “Related Borrower” on Annex A-1. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

Geographic Concentrations

This table shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State/Location	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
California	8	$242,730,000	29.9%
Texas	3	$126,800,000	15.6%
Pennsylvania	3	$110,827,450	13.7%
New York	13	$104,852,515	12.9%
Illinois	2	$60,000,000	7.4%
District of Columbia	1	$42,000,000	5.2%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an Allocated Loan Amount, which amounts, if not specified in the related mortgage loan documents, are based on the appraised values, as stated in Annex A-1.

The remaining Mortgaged Properties are located throughout 11 other states, with no more than 4.6% of the Initial Pool Balance by Allocated Loan Amount secured by Mortgaged Properties located in any such jurisdiction.

In addition, with respect to the Mortgaged Properties in the Mortgage Pool, we note the following in respect of their geographic concentration:

Fifteen (15) Mortgaged Properties, securing approximately 50.9% of the Initial Pool Balance by Allocated Loan Amount, are located in California, Texas, Florida and Washington and are more susceptible to wildfires.

Ten (10) Mortgaged Properties, securing approximately 31.8% of the Initial Pool Balance by Allocated Loan Amount, are located in areas that are considered a high earthquake risk (seismic zones 3 or 4), and seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 16.0%.

Eight (8) Mortgaged Properties, securing approximately 21.7% of the Initial Pool Balance by Allocated Loan Amount, are located in Texas, Florida, South Carolina and North Carolina, and may be more generally susceptible to floods or hurricanes than properties in other parts of the country.

Mortgaged Properties With Limited Prior Operating History

Each of the 171 N Aberdeen (5.1%), Moffett Towers II - Buildings 3 & 4 (4.2%), 1440 N Dayton (2.3%), The Real Real (1.8%), Giardino aPodments (0.8%) and 183 Eldert (0.3%) Mortgage Loans are secured by Mortgaged Properties that were constructed, in a lease-up period or were the subject of a major renovation that was completed within 12 calendar months prior to the Cut-off Date and, therefore, the related Mortgaged Property has no or limited prior operating history or the related Mortgage Loan Seller did not take the operating history into account in the underwriting of the related Mortgage Loan.

The Wind Creek Leased Fee Mortgage Loan (4.9%) is secured, in whole or in part, by a Mortgaged Property that was acquired by the related borrower or an affiliate of the borrower within 12 calendar months prior to the Cut-off Date and such borrower or affiliate was unable to provide the related Mortgage Loan Seller with historical financial information (or provided limited historical financial information) for such acquired Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Limited Information Causes Uncertainty”.

Tenancies-in-Common

Each of the Cypress Corporate Plaza (1.1%), Bountiful Plaza (1.1%) and Walmart Palm Desert (0.9%) Mortgage Loans has one or more borrowers that own all or a portion of the related Mortgaged Property as tenants-in-common, and the respective tenants-in-common have agreed to a waiver of their rights of partition.

With respect to the Bountiful Plaza Mortgage Loan (1.1%), the two related tenants-in-common have agreed to not exercise any partition rights for so long as the related Mortgage Loan is outstanding as part of a standstill agreement, but have not waived such rights permanently.

See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

Condominium and Other Shared Interests

Each of the 505 Fulton Street Mortgage Loan (4.9%) and the Crescent Club Mortgage Loan (3.4%) is secured, in whole or in part, by the related borrower’s interest in one or more units in a condominium. Except as described below, the borrower generally controls the appointment and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit without the borrower’s consent.

With respect to the 505 Fulton Street Mortgage Loan (4.9%), the Mortgaged Property is subject to a condominium regime that is comprised of one commercial unit, which is collateral for the related Mortgage

Loan, and one residential condominium unit, which is not collateral for the Mortgage Loan and consists of 121 residential apartments. The related borrower holds a 46.78% interest in the common elements, and decisions are taken based on a majority vote. The related borrower does not control the condominium board; provided, however, the by-laws may not be amended or modified so as to adversely effect the commercial unit or the commercial unit owner without the prior consent of the commercial unit owner.

See “Risk Factors—Risks Relating to the Mortgage Loans—Condominium Ownership May Limit Use and Improvements”.

Fee & Leasehold Estates; Ground Leases

The following table shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Property Ownership Interest(1)

Property Ownership Interest	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee Simple(2)	54	$736,499,376	90.8%
Leasehold	4	74,619,930	9.2
Total	58	$811,119,305	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on Allocated Loan Amounts, which amounts, if not specified in the related mortgage loan documents, are based on the appraised values, as set forth in Annex A-1.

(2)	May include mortgaged properties constituting the borrower’s leasehold interest in the mortgaged property along with the corresponding fee interest of the ground lessor in such mortgaged property.

In general, unless the related fee interest is also encumbered by the related Mortgage (and therefore treated as a fee simple interest in the chart above), each of the ground leases has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (taking into account all freely exercisable extension options) and, except as noted below or in the exceptions to representation and warranty number 35 in Annex D-1, indicated on Annex D-2, Annex D-3, Annex D-4 or Annex D-5, as applicable, contains customary lender protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to the Hilton Penn’s Landing Mortgage Loan (8.6%), the borrower has a sub-groundleasehold interest in the Mortgaged Property. The fee interest in the Mortgaged Property is owned 50% each by the Commonwealth of Pennsylvania and the City of Philadelphia, which have leased such fee interest, through a series of ground leases, to intervening entities, all of which are government entities or agencies, to the Delaware River Waterfront Corporation, which ground subleases the Mortgaged Property to the borrower. The ground sublease requires the consent of the ground sublessor (not to be unreasonably withheld) to any assignment of the Mortgaged Property, other than to a “qualified transferee,” which is defined as an entity that (i) has a minimum of $10,000,000 in net assets, (ii) has a good reputation and sufficient experience to run a hotel as intended, (iii) possesses sufficient business experience within its subject industry, (iv) does not have (and has not a principal that has) any felony convictions, (v) is not barred from business with the City of Philadelphia or the Commonwealth of Pennsylvania, (vi) is not in default with any agreements with the City or the Commonwealth or the ground sublessor, (vii) has not been adjudicated a tax delinquent, and (viii) is capable of obtaining all necessary licenses and permits. In addition, each person having an interest in the qualified transferee must be known in the community as being of good moral character, free from indictments and convictions as felons. However, a transfer or vesting of the leasehold interest under the ground sublease or any part thereof to a leasehold mortgagee or its affiliated operating company, either through foreclosure proceedings, transfer in lieu of foreclosure or otherwise by operation of law, does not require the consent of the ground sublessor, provided, it shall be a condition of the validity of such transfer or vesting of interest that, if requested by the ground sublessor, any person or persons claiming the leasehold interest thereunder shall promptly execute and deliver to the ground sublessor a written assumption of the obligations of the ground subtenant under the ground sublease. In addition, if the lender becomes the holder of the ground sublease by foreclosure or assignment in lieu thereof or by virtue of a new lease, the lender has the right to assign the ground sublease without the ground sublessor’s prior consent, provided that the restrictions on transfer to persons barred from doing business with the Commonwealth of Pennsylvania or the City of Philadelphia, and any person adjudicated a tax delinquent, would apply to any such assignment. However, the restrictions on assignment of the ground sublease would apply to any subsequent transfers. In addition, the ground sublease contains certain use restrictions, as described under “Use Restrictions”.

Mortgage loans secured by ground leases present certain bankruptcy and foreclosure risks not present with Mortgage Loans secured by fee simple estates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Ground Leases and Other Leasehold Interests”, “Certain Legal Aspects of Mortgage Loans—Foreclosure” and “—Bankruptcy Laws”.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than 10 months prior to the Cut-off Date. See Annex A-1 for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (“ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, depending on the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and/or testing.

●	With respect to the Lakewood Square Mortgage Loan (5.1%), the related ESA identified a controlled recognized environmental condition (“CREC”) related to the operation of a dry cleaner at the Mortgaged Property from approximately 1983 to 2012, and resulting contamination of soil, soil vapor, and groundwater with chlorinated hydrocarbons. Following remediation, the Los Angeles Regional Water Quality Control Board (the “Regional Board”) issued a no further action letter on September 16, 2013; however, such letter was conditioned on recordation of a covenant limiting the Mortgaged Property to commercial and industrial use (which was recorded in 2013) and on the owner of the Mortgaged Property being required to notify the Regional Board if additional waste in soil or groundwater is encountered at the Mortgaged Property. The ESA concluded that such conditional no further action determination was a CREC.

●	With respect to the Wind Creek Leased Fee Mortgage Loan (4.9%), the Phase I ESA identified as a CREC impacts to soil and groundwater associated with historical activities conducted on site by the Bethlehem Steel Corporation (“BSC”). According to the Phase I ESA, the Mortgaged Property is part of a larger, 1,800-acre property historically owned and occupied by BSC, and historically operated as a steel plant. BSC discontinued steel manufacturing operations at the property in 1995. The former BSC property has undergone extensive environmental investigation since 1995, which identified impacts to soil and groundwater associated with historic on-site activities. Specific details on the remedial actions undertaken on the Mortgaged Property were not provided. However, remedial actions were conducted from about the late 1990s until about 2010, have been successfully completed, and the Pennsylvania Department of Environmental Protection (“PA DEP”) and US Environmental Protection Agency (“EPA”) signed off on such remedial actions. PA DEP previously approved releases of liability at the BSC property for soil on February 13, 2003, and for groundwater on April 5, 1999 (under the Land Recycling and Environmental Remediation Standards Act). However, heavy metals remain in soil, and volatile organic compounds remain in the groundwater. PA DEP’s approval was contingent upon the BSC property owners placing restrictive covenants on land and groundwater use at the BSC property. BSC complied with this requirement, as established by the Bethlehem Works

Declaration of Covenants, Conditions, Restrictions, Release and Indemnification dated September 13, 2004, and recorded by the County of Northampton Recorder of Deeds. The Mortgaged Property is subject to two environmental covenants, one for each of the two condominium units that comprise the Mortgaged Property. The environmental covenants were recorded on May 9, 2013 and detail Activity and Use Limitations (“AULs”), compliance reporting, and other requirements imposed on the Mortgaged Property. The Phase I ESA recommends continued compliance with the AULs and other terms and conditions in the environmental covenants. In addition, the borrower sponsors are providing the lender with an environmental indemnity and purchased a Pollution Liability Policy from Great American Insurance Group, rated “A+: XV” by AM Best, in the amount of $10,000,000 which provides coverage for third party bodily injury and property damage claims arising out of new or existing pollution conditions on, at, under or migrating from the Mortgaged Property. The policy covers the period from May 31, 2019 to May 31, 2029.

●	With respect to the Victory Plaza Mortgage Loan (3.3%), which is secured by a retail Mortgaged Property, the related Phase I ESA identified a CREC in connection with the former operation of a dry cleaning facility at the Mortgaged Property between 1987 and 2014. Site investigations conducted between 2013-2015 identified trace concentrations of tetrachloroethene (“PCE”) in soil, and PCE and other volatile organic compounds in soil vapor beneath the Mortgaged Property, however, given the depth of the PCE, it was concluded no significant risk to the groundwater exists. In 2016, the County of Los Angeles Site Mitigation Unit issued a “No Further Action” letter. Additionally, a deed was recorded with the Los Angeles County Registrar, restricting the Mortgaged Property to commercial/industrial uses due to the presence of volatile organic compounds in the soil vapor beneath the site, which do not pose a significant threat to human health and the environment. The related Phase I ESA recommended no further action at this time, nothing that the County of Los Angeles Fire Department and the California Office of Environmental Health Hazard Assessment confirmed the Mortgaged Property does not pose a significant threat to human health and the environment for commercial use.

●	With respect to the Boca Raton Design Center Mortgage Loan (3.0%), which is secured by a mixed use (warehouse/self-storage) Mortgaged Property, the related Phase I ESA identified a recognized environmental condition in connection with a former onsite truss manufacturing facility, which operated at the Mortgaged Property from approximately the 1950s to the early 1990s and recommended a limited subsurface investigation. A limited soil and groundwater Phase II investigation conducted on December 17, 2018 detected no impacts to site groundwater. Soil laboratory analytical results detected concentrations of Dieldrin in exceedance of Florida Department of Environmental Protection (“FDEP”) Leachability Based on Groundwater Criteria and Benzo(a)pyrene in exceedance of the FDEP Direct Exposure Residential Soil Cleanup Target Levels (“SCTL”) at the north/north-central portion of the Mortgaged Property. Based on the current and future commercial/industrial use of the Mortgaged Property, the Phase II ESA concluded no further assessment with respect to said concentration in the Mortgaged Property soil is required, since such concentrations are below the FDEP Direct Exposure Commercial/Industrial SCTL.

●	With respect to the Liberty MA Portfolio Mortgage Loan (2.5%), the Phase I ESA for the 8 New Bond Mortgaged Property identified an REC in connection with a vent pipe and metal cap discovered at the Mortgaged Property. Although no record of a UST exists, it is possible that the vent pipe and metal cap are associated with a heating oil UST that is no longer in use. Additionally, the Phase I ESAs related to the 8 New Bond and 10-14 New Bond Mortgaged Properties each identified a CREC at the related Mortgaged Property due to historical use of the Mortgaged Properties and the surrounding area for industrial uses, and associated soil (and in the case of the 10-14 New Bond Mortgaged Property, groundwater) contamination. The 8 New Bond and 10-14 New Bond Mortgaged Properties are subject to the provisions of a Notice of Activity and Use Limitation, which prohibits using such Mortgaged Properties as a residence, school, day care, nursery, playground or recreational area, or for gardening or agricultural use that utilizes the existing surface or subsurface oils. There are also restrictions on disturbing the surface of the land underlying the Mortgaged Properties to avoid exposing any contaminated soil. In connection with the origination of the Mortgage Loan, the borrower sponsor obtained an environmental insurance policy with a 13-year term from Sirius International Insurance Corporation, with policy limits of $3,000,000 per occurrence and in the aggregate, with a premium of $64,414 including surplus lines tax and $25,000 deductible/SIR. The policy will cover lender and its successors and/or assigns in connection with any costs and expenses incurred related to clean up and third party liability claims, except for standard exclusions, but does not cover the borrower for such costs. The premium for the environmental insurance policy has been paid in full.

●	With respect to the 1440 N Dayton Mortgage Loan (2.3%), which is secured by an office Mortgaged Property, which was originally constructed for use as a factory building as part of the adjacent northern property, the related Phase I ESA identified a REC in connection with the former manufacturing operations on the Mortgaged Property. As a result, a subsurface Phase II investigation was performed between November 2018 and January 2019. The Phase II ESA concluded that groundwater and soil gas concentrations did not exceed industrial/commercial screening levels for indoor inhalation exposure; however it noted the presence of an identified preferential pathway for vapors to enter the building, which led to remediation steps designed to prevent migration of volatiles to indoor air. After the January 2019 sampling showed no elevated concentrations of 1, 2-dibromoethane above laboratory detection limits, and a general reduction in PCE was observed in all interior samples, the Phase II ESA concluded no further remediation relative to vapor intrusion is necessary. In addition, a CREC was identified in connection with a leaking underground storage tank incident that occurred on July 31, 2007 at the Mortgaged Property and reportedly impacted soil only. On July 24, 2008, following related remediation efforts consisted of removal of the released heating oil/water mixture and the cleaning, filling with concrete and abandonment of the tank, the Illinois Environmental Protection Agency issued a “No Further Action” letter in connection with said incident. Pursuant to said letter, the Mortgaged Property is subject to a use restriction prohibiting potable uses of groundwater due to the residual concentrations of petroleum-impacted soil remaining onsite. Additionally, the Phase I ESA recommended that a soils management plan be considered in connection with any future exterior development of the Mortgaged Property and the borrower covenanted in the Mortgage Loan documents to comply with said recommendation.

●	With respect to the Visions Hotel Portfolio II Mortgage Loan (2.1%), the related Phase I ESA identified a REC at the Holiday Inn Express Olean Mortgaged Property in connection with groundwater contamination and vapor intrusion related to an adjacent property’s prior use as a dry cleaning facility. Prior investigations indicated high concentrations of several chlorinated volatile organic compounds (“VOCs”). The related environmental consultant considered the possible vapor intrusion due to the VOCs from the adjacent property to be a REC. In lieu of a Phase II ESA, the borrower obtained an environmental insurance policy from Steadfast Insurance Company, a member company of Zurich North America, listing the lender as an additional named insured, with a $1,000,000 policy limit per occurrence and in the aggregate, and a $25,000 deductible. Zurich North America is rated “AA-” by S&P. The policy expires June 11, 2032, which is approximately 3 years past the maturity date of the Mortgage Loan.

For several of the properties, the related ESAs noted that onsite underground storage tanks (“USTs”) or leaking USTs previously had been removed or closed in place or other types of potential or actual spills or releases may have occurred, and based on criteria such as past investigations, cleanups or other response actions, quantities or types of hazardous materials involved, absence of significant risk, tank test results or other records, and/or other circumstances including regulatory closure, the ESAs did not recommend any further investigation or other action at the current time. In some such cases even where regulatory closure was documented for past incidents the ESAs reported that requests to governmental agencies for any related files are pending; however, those ESAs concluded that nevertheless such incidents were not likely to be significant at the present time.

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are properties which are currently undergoing or are expected to undergo redevelopment, renovation or expansion, including with respect to hospitality properties, executing property improvement plans (“PIPs”). In certain cases, such PIPs may be required by the franchisor to maintain franchise affiliation, as described in “—Mortgage Pool Characteristics—Property Types—Hospitality Properties” above. For example, with respect to a Mortgaged Property that is currently undergoing or is expected to undergo material redevelopment, renovation or expansion and is a Mortgaged Property that (i) secures a Mortgage Loan that is one of the top 20 Mortgage Loans or (ii) where the related costs are anticipated to be more than 10% of the Cut-off Date Balance of the related Mortgage Loan:

●	With respect to The Citizen Hotel Sacramento Mortgage Loan (4.2%), the related borrower is obligated under the franchise agreement to complete certain improvements at the Mortgaged Property. At origination of the Mortgage Loan, the related borrower reserved $6,147,912 in a PIP reserve, representing approximately 115% of the anticipated cost of the PIP.

●	With respect to the Victory Plaza Mortgage Loan (3.3%), Vallarta Supermarket (“Vallarta”), the largest tenant at the Mortgaged Property, representing 22.8% of NRA, is expected to commence renovations at a total estimated cost of $2,000,000-$3,000,000 in 2019, provided related required permits are obtained. At origination, the borrower deposited $1,000,000 in tenant improvement allowance for the expected renovations, which are projected to include a small expansion, addition of a new loading dock at the rear of the leased premises and an interior remodel. Under its lease, Vallarta is required to use its diligent efforts to timely submit all permit applications with applicable governmental authorities and to obtain all required permits, and it has the right to terminate its lease effective as of 11/30/2022 if it is unable to obtain such permits by 12/31/2019 (“Required Permit Date”), which Required Permit Date may be extended by the borrower by up to 60 days. In the event of such termination, the borrowers’ $1,000,000 TI allowance obligation will be excused. If no written notice is provided by Vallarta to terminate by the Required Permit Date, said termination right will expire.

●	With respect to the Visions Hotel Portfolio II Mortgage Loan (2.1%), $1,900,000 was escrowed at origination for PIPs required to be performed by the borrower pursuant to the related franchise agreements for the Candlewood Suites Watertown Mortgaged Property and the Fairfield Inn Watertown Mortgaged Property.

●	With respect to the Hilton Garden Inn Sugarland Mortgage Loan (2.1%), the borrower was required to reserve $5,264,750 at origination for a PIP required by the related franchise agreements in connection with the Hilton Garden Inn Sugarland Mortgaged Property. The renovations are required by the related franchise agreement to be completed by December 28, 2020.

●	With respect to the Holiday Inn Express – Bluffton Mortgaged Property (1.1%), the related borrower is required to perform certain improvements at the Mortgaged Property in the amount of approximately $2,605,251. At origination of the Mortgage Loan, the related borrower reserved $2,865,776 in a PIP reserve, representing approximately 110% of the anticipated cost of the PIP.

Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Assessment of Property Value and Condition

In connection with the origination or acquisition of each Mortgage Loan or otherwise in connection with this offering, an appraisal was conducted in respect of the related Mortgaged Property by an independent appraiser that was state certified and/or a member of the Appraisal Institute or an update of an existing appraisal was obtained. In each case, the appraisal complied, or the appraiser certified that it complied, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended. In general, those appraisals represent the analysis and opinion of the person performing the appraisal and are not guarantees of, and may not be indicative of, present or future value. We cannot assure you that another person would not have arrived at a different valuation, even if such person used the same general approach to and same method of valuing the property or that different valuations would not have been reached separately by the mortgage loan sellers based on their internal review of such appraisals. The appraisals obtained as described above sought to establish the amount a typically motivated buyer would pay a typically motivated seller. Such amount could be significantly higher than the amount obtained from the sale of a Mortgaged Property under a distress or liquidation sale.

In addition, in general, a licensed engineer, architect or consultant inspected the related Mortgaged Property, in connection with the origination or acquisition of each of the Mortgage Loans or otherwise in connection with this offering, to assess the condition of the structure, exterior walls, roofing, interior structure and mechanical and electrical systems. Engineering reports by licensed engineers, architects or consultants generally were prepared except for newly constructed properties and properties for which the borrower’s interest consists of a fee interest solely on the land and not any improvements, for the Mortgaged Properties in connection with the origination of the related Mortgage Loan or in connection with this offering. No engineering report was obtained with respect to the Wind Creek Leased Fee Mortgage Loan (4.9%), as to which the Mortgaged Property consists of a leased fee interest. None of these engineering reports are more than 10 months old as of the Cut-off Date. In certain cases where material deficiencies were noted in such reports, the related borrower was required to establish reserves for replacement or repair or remediate the deficiency.

Litigation and Other Considerations

There may be material pending or threatened legal proceedings against, or other past or present material criminal or material adverse regulatory circumstances experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates. In addition, the Mortgaged Property may be subject to ongoing litigation or condemnation proceedings.

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”.

Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings

Loan Purpose

23 of the Mortgage Loans (81.4%) were, in whole or in part, originated in connection with the borrower’s refinancing of a previous mortgage loan or credit facility secured by the related Mortgaged Property.

7 of the Mortgage Loans (11.8%) were, in whole or in part, originated in connection with the borrower’s acquisition of the related Mortgaged Property.

3 of the Mortgage Loans (6.8%) were, in whole or in part, originated in connection with the borrower’s recapitalization of the related Mortgaged Property.

Default History, Bankruptcy Issues and Other Proceedings

One of the Mortgage Loans (1.1%) (i) was a refinancing in whole or in part of a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the related Mortgaged Property, which prior loan was in default at the time of refinancing and/or otherwise involved a discounted pay-off, maturity extension, short sale or other restructuring or (ii) provided acquisition financing for the related borrower’s purchase of the related Mortgaged Property at a foreclosure sale or after becoming REO Property, as described below:

●	With respect to the Cypress Corporate Plaza Mortgage Loan (1.1%), the Mortgaged Property secured a prior securitized mortgage loan, which was foreclosed on in December 2015, after declines in occupancy and the prior sponsorship filing for Chapter 11 bankruptcy. The current borrower acquired the Mortgaged Property from the foreclosing lender.

In addition, with respect to certain of the Mortgage Loans, (a) related borrowers, sponsors and/or key principals (or affiliates thereof) have previously sponsored, been a key principal with respect to, or been a payment or non-recourse carveout guarantor on mortgage loans secured by, real estate projects (including in some such cases, the particular Mortgaged Property or Properties securing its related Mortgage Loan) that became the subject of foreclosure proceedings or a deed-in-lieu of foreclosure or bankruptcy proceedings or directly or indirectly secured a real estate loan or a real estate related mezzanine loan that was the subject of a discounted payoff or (b) a Mortgaged Property was acquired by the related borrower or an affiliate thereof through foreclosure or a deed-in-lieu of foreclosure, as part of an REO transaction, at a foreclosure sale or out of receivership.

For example, within approximately the last 10 years, with respect to the 20 largest Mortgage Loans:

●	With respect to the Lakewood Square Mortgage Loan (5.1%), affiliates of the borrower sponsor defaulted on two prior commercial mortgage loans; in one case the related property was foreclosed, and in the other case the lender appointed a receiver to sell the related property.

●	With respect to the Victory Plaza Mortgage Loan (3.3%) and the Bountiful Plaza Mortgage Loan (1.1%), the related guarantors, Helena and Steven Usdan, held a 25%, non-controlling “sweat equity” interest in profits from Visalia Pavilion I, LLC (the “VPI”), a borrowing entity that was developing and managing a retail property named Visalia Pavilion I, LLC (“Visalia Pavilion Property”) located in Visalia, CA, using a refinance loan received from Bank of America. The guarantor had no capital investment in VPI. In 2013, as a result of vacancy, falling lease rates and overbuilding of multi-tenant retail in the trade area creating over supply, VPI was unable to make debt service payments. Ultimately, after efforts made by the VPI, with the help of the guarantors, to manage and lease up the Visalia Pavilion Property failed, the VPI cooperated with the lender to consensually foreclose in March 2014.

●	With respect to the Victory Plaza Mortgage Loan (3.3%), the related Mortgage Loan represents a refinancing of a prior loan taken by the borrower sponsor to acquire the note securing the Mortgaged Property in 2013, after which the borrower sponsor foreclosed and took ownership of the Mortgaged Property in January 2014. The Mortgaged Property had reportedly been in receivership for several years following a default by the prior owner on their debt.

●	With respect to the Liberty MA Portfolio Mortgage Loan (2.5%), the 10-14 New Bond Mortgaged Property was part of a 5 property portfolio owned by the borrower sponsor that secured a mortgage loan originated in 2005, which loan was subject to foreclosure in 2013. The borrower sponsor re-acquired the 10-14 New Bond Mortgaged Property at the subsequent foreclosure auction.

●	With respect to the 1440 N Dayton Mortgage Loan (2.3%), the non-recourse carveout guarantor, Thomas Melk, has sponsored four retail properties that were subject to loan defaults, foreclosure or deed-in-lieu of foreclosure and lender settlements between 2009 and 2014, resulting from failures to occupy or to maintain sufficient levels of occupancy at the properties to cover the related mortgage debt obligations. The guarantor held ownership interests ranging from 30% to 78% in said properties, and he provided personal guaranties for three of the properties, all of which were settled with the applicable lenders for agreed cash payments. In total, the guarantor lost $7,622,395 of equity on these transactions.

With respect to certain of the Mortgage Loans, related borrowers, sponsors and/or key principals (or affiliates thereof) may previously have been the subject of personal bankruptcy proceedings, or a related Mortgaged Property has previously been involved in a borrower, principal or tenant bankruptcy.

●	With respect to the Woodlands Mall Mortgage Loan (8.6%), General Growth Properties, Inc. (GGP, Inc.), was historically one of the related borrower sponsors. In August 2018, Brookfield Property Partners completed an acquisition of GGP Inc. and created a new public entity, Brookfield Property REIT, Inc., to succeed to the interests of GGP Inc. GGP Inc., a developer of regional malls, and certain of its subsidiaries, including, but not limited to, the borrower and guarantors (or their predecessors-in-interest), previously commenced chapter 11 bankruptcy proceedings in 2009 due to its inability to raise capital or renegotiate outstanding debt with creditors. GGP, Inc. emerged from bankruptcy in 2010.

We cannot assure you that there are no other bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workout matters that involved one or more Mortgage Loans or Mortgaged Properties, and/or a guarantor, borrower, borrower sponsor or other party to a Mortgage Loan.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”, “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Tenant Issues

Tenant Concentrations

The Mortgaged Properties have tenant concentrations as set forth below:

●	Four (4) of the Mortgaged Properties (7.2%) are leased to a single tenant.

●	Three (3) of the Mortgaged Properties (7.6%) are each leased to a tenant that makes up 50% or more (but less than 100%) of the rentable square footage.

See “—Lease Expirations and Terminations” below, “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses” and “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Lease Expirations and Terminations

Expirations. Certain of the Mortgaged Properties are subject to tenant leases that expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the top ten Mortgage Loans, see the related summaries attached as Annex A-3 to this prospectus. In addition, see Annex A-1 for tenant lease expiration dates for the five largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property. Even if none of the top five tenants at a particular Mortgaged Property as identified on Annex A-1 have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, there may still be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Furthermore, some of the Mortgaged Properties have significant leases or a significant concentration of leases that expire before, or shortly after, the maturity of the related Mortgage Loan. Identified below are certain material lease expirations or concentrations of lease expirations with respect to the Mortgaged Properties:

●	In certain cases, the lease of a single tenant, major tenant or anchor tenant at a multi-tenanted Mortgaged Property expires prior to the maturity date of the related Mortgage Loan.

●	With respect to the Mortgage Loans secured, in whole or in part, by the Mortgaged Properties identified in the following table, such Mortgaged Properties are occupied by a single tenant under a lease which expires prior to, or within 12 months after the maturity (or, in the case of any ARD Loan, the anticipated repayment date) of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	Lease Expiration Date	Maturity Date/ARD
The Real Real	1.8%	6/30/2027	8/6/2029
Walmart Palm Desert	0.9%	2/19/2027	12/1/2028
Liberty MA Portfolio - 8 New Bond	0.2%	11/16/2024	8/1/2029

●	With respect to the Mortgaged Properties shown in the following table, one or more leases representing 50% or greater of the net rentable square footage of the related Mortgaged Property (excluding Mortgaged Properties leased to a single tenant and set forth in the bullet above) expire in a single calendar year prior to, or within twelve months after, the maturity of the related Mortgage Loan. There may be other Mortgaged Properties as to which leases representing at least 50% or greater of the net rentable square footage of the related Mortgaged Property expire over several calendar years prior to maturity (or, in the case of any ARD Loan, the anticipated repayment date) of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	% of NRSF Expiring	Lease Expiration Year	Maturity Date/ARD
171 N Aberdeen	5.1%	53.2%	2028	1/1/2029
505 Fulton Street	4.9%	54.4%	2024	7/6/2029
Bountiful Plaza	1.1%	70.1%	2024	5/1/2029
Timlin Portfolio – Retail	0.2%	54.0%	2022	8/6/2029

●	In addition, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 50%) of the net rentable square footage of the related Mortgaged Property that expire in a single calendar year prior to, or shortly after, the maturity of the related Mortgage Loan.

See Annex A-1 for tenant lease expiration dates for the five largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property.

Furthermore, commercial retail tenants having stores at multiple locations may experience adverse business conditions that result in their deciding to close under-performing stores. We cannot assure you that any tenant or anchor tenant at a Mortgaged Property will not close stores, including stores at or near the Mortgaged Property.

Terminations. In addition to termination options tied to certain triggers as described in “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Early Lease Termination Options May Reduce Cash Flow” that are common with respect to retail properties, certain tenant leases permit the related tenant to unilaterally terminate its lease. For example (with respect to the largest 15 Mortgage Loans and the largest five tenants at each Mortgaged Property as identified on Annex A-1 or with respect to single tenant Mortgaged Properties):

●	With respect to the Woodlands Mall Mortgage Loan (8.6%), the largest tenant, Forever 21, which leases 11.2% of the net rentable area at the related Mortgaged Property, has the right to terminate its lease at any time upon 180 days’ notice and payment of a termination fee equal to twelve months of minimum annual rent.

●	With respect to the Uline Arena Mortgage Loan (5.2%), the fifth largest tenant, Antunovich Associates, which leases 4.2% of NRA, has the right to terminate its lease on October 31, 2024 upon 12 months’ notice.

●

With respect to the 171 N Aberdeen Mortgage Loan (5.1%), the second largest tenant, Industrious, representing 34.7% of NRA, has a right to terminate its lease effective as of April 30, 2026 with 12 months’ prior notice and payment of a termination fee equal to unamortized tenant improvement and leasing costs and free rent discounted at an 8% rate. Additionally, the third largest tenant, Northwestern Memorial Hospital, representing approximately 5.0% of NRA, has a right to terminate its lease effective as of August 31, 2025 with 9 months’ prior notice and payment of a termination fee equal to approximately $341,587.

●	With respect to the Lakewood Square Mortgage Loan (5.1%), the largest tenant, Hobby Lobby, which leases 26.1% of the net rentable area at the related Mortgaged Property, has the right to terminate its lease at any time upon six months’ notice, provided that Hobby Lobby is not in default under its lease, if Hobby Lobby determines that the premises has become uneconomical for its current use.

●	With respect to the Victory Plaza Mortgage Loan (3.3%), the largest tenant at the Mortgaged Property, Vallarta Supermarket, representing 22.8% of NRA, has the right to terminate its lease effective as of November 30, 2022 if it is unable to obtain permits for tenant’s work by December 31, 2019. See “—Redevelopment, Renovation and Expansion” above. In addition, the lease of the fifth largest tenant, US Renal Care, representing 8.9% of NRA, is expected to commence upon delivery of the possession of the premises to US Renal Care with the borrower’s work substantially completed, which delivery is required to occur six weeks after the issuance of permits for outstanding borrower’s work (“Required Delivery Date”). If the borrower fails to deliver the premises within 90 days after the Required Delivery Date, US Renal Care will have the right to terminate the lease by providing written notice to the borrower prior to delivery of possession of the premises to US Renal Care; provided that such termination right shall be rendered null and void if the borrower causes the lease to commence within 10 business days after receipt of said written notice from US Renal Care. Additionally, the US Renal Care lease was contingent upon US Renal Care identifying and entering into documentation with joint venture individuals or entities for US Renal Care’s operation of the premises by July 24, 2019. As a result of US Renal Care’s failure to satisfy said contingency, the lease is currently terminable by either party; provided that such termination rights must be exercised by delivery of a written notice by August 23, 2019 or they otherwise expire. US Renal Care also has a right to terminate its lease effective in year five of its lease term (2024), upon six months’ prior notice, which notice must be provided within the first 60 days of the fifth year, and payment of a termination fee equal to the sum of unamortized tenant improvement and unamortized leasing costs and an amount equal to six months of rent and estimated NNN charges.

See Annex A-1 and the footnotes related thereto for additional information on the top five tenants at the related Mortgaged Properties.

With respect to the largest 20 Mortgage Loans and the largest five tenants at each Mortgaged Property as set forth in Annex A-1, or with respect to single tenant Mortgaged Properties, set forth below are government tenants or tenants that rely on government contracts with leases subject to unilateral termination or termination contingent upon the tenant’s failure to appropriate sufficient funding or upon the loss of access to certain government programs or upon other events related to government status.

Mortgage Loan Name	% of the Initial Pool Balance by Allocated Loan Amount	Tenant Name	% of Net Rentable Area
888 Figueroa	9.2%	State of CA(1)	12.2%
888 Figueroa	9.2%	GSA(2)	10.5%
Liberty MA Portfolio - 151 West Boylston	0.4%	Commonwealth of Mass (DCF East)	48.2%
Liberty MA Portfolio - 151 West Boylston	0.4%	Commonwealth of Mass (Lottery)	34.5%
Liberty MA Portfolio - 151 West Boylston	0.4%	U.S. Government (USDA Asian Beetle)	17.3%
Liberty MA Portfolio – 8 New Bond	0.2%	Commonwealth of MA (DEP)	100.0%

(1) The State of California (“State of CA”) leases six different suites (five different state agencies) with lease expirations that range from 2023 to 2027, which include: the entire 2nd floor (16,412 sq. ft. expiring in 2024; on-going termination option beginning in 2020); 9,133 sq. ft. on the 3rd floor expiring in 2026 (on-going termination option beginning in 2022); 7,205 sq. ft. on the 7th floor expiring in 2027 (on-going termination option beginning in 2023); 10,865 sq. ft. on the 9th floor expiring in 2027 (on-going termination option beginning in 2023); and 5,565 sq. ft. on the 20th floor expiring in 2023 (on-going termination option beginning in November 2019). All leases have termination options prior to the lease expiration date, but none are currently active (additionally there are termination options for Suites 700 and 900 if not delivered on time). See “—Lease Expirations and Terminations—Other” below.

(2) The GSA leases seven different suites (all different agencies) with lease expirations that range from 2024 to 2029, which include: 6,555 sq. ft. on the 4th floor expiring in 2027 (on-going termination option beginning in 2022); 2,079 sq. ft. on the 6th floor expiring in 2025 (on-going termination option beginning in 2020); 14,446 sq. ft. on the 8th floor expiring in 2029 (on-going termination option beginning in 2024); 4,366 sq. ft. on the 10th floor expiring in 2027 (on-going termination option beginning in 2022); 4,624 sq. ft. on the 11th floor expiring in 2026 (on-going termination option beginning in 2021); 8,638 sq. ft. on the 17th floor expiring in 2024 (termination option at any time with 90 days’ notice); and 1,902 sq. ft. on the 20th floor expiring in 2028 (on-going termination option beginning in 2023). All leases have termination options prior to the lease expiration date, but none are currently active other than a termination option that is currently exercisable for 8,638 sq. ft. or 2.1% of NRA. See “—Lease Expirations and Terminations—Other” below.

See Annex A-3 for more information on material termination options relating to the largest 10 Mortgage Loans.

Other. Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy may not be in physical occupancy, may not have begun paying rent or may be in negotiation or may be underwritten based on straight-line rents. Furthermore, certain of the tenants may have subleased all or substantially all of the related spaces to other parties. With respect to single tenant properties or tenants that are one of the top five tenants at a Mortgaged Property identified on Annex A-1 with respect to the largest 15 Mortgage Loans or tenants individually or in the aggregate representing more than 25% of the net rentable area at the Mortgaged Property, examples include:

●

With respect to the 888 Figueroa Mortgage Loan (9.2%), the second largest tenant, the State of CA, representing 12.2% of NRA, is leasing its 49,180 sq. ft. space through six separately leased suites, three of which, totaling 23,008 sq. ft. (5.7% of NRA), are not yet occupied. The State of California is projected to take occupancy of and begin paying rent for said three suites between September 2019 and November 2019. At origination, prior to the execution of the Suite 900 lease, the borrower deposited an aggregate amount of $6,600,000 into an earn out reserve for (i) a $6,000,000 holdback to be maintained for as long as the Suite 900 lease is not signed and (ii) a $600,000 amount for potential prepayment premium funds, which may be required in the event the escrow proceeds were to be applied against the Mortgage Loan amount. On July 19, 2019, the lender received a fully executed lease with the State of California for Suite 900 that satisfies the requirements for release of a portion of the $6,600,000 earnout reserve, leaving a reserve equal to the amount necessary to cover all tenant improvements and leasing commission, free rent (if applicable) and any other landlord obligations (which amount is currently estimated to be approximately $650,000). Said portion may be disbursed to the borrower upon written request by the borrower. If the earn out reserve is not fully disbursed within two years of loan origination, the lender may either grant a one-year extension (if borrower is diligently pursuing a new lease) or use the escrow funds to pay down the Mortgage Loan, which will require payment of the said prepayment premium. The 888 Figueroa Mortgage Loan documents include a loss carve-out for any unpaid prepayment premium not covered by said earn out reserve. In addition, the third largest tenant, the General Services Administration (“GSA”), representing 10.5% of the NRA, is leasing its 42,610 sq. ft. space through seven separately leased suites, one of which, consisting of 14,446 sq. ft. (3.58% of NRA) is not yet in occupancy. The GSA is projected to take occupancy of said suite on November 1, 2019 and commence paying annual rent on April 1, 2020. At origination, the borrower reserved approximately $312,549 for free rent for the GSA and $1,645,592 for outstanding tenant improvements and leasing commissions for the State of California and the GSA at the Mortgaged Property.

●	With respect to the 888 Figueroa Mortgage Loan (9.2%), nineteen tenants other than the State of California and the GSA, representing approximately 23.6% of NRA at the Mortgaged Property, all of which are currently in occupancy and paying rent, have rent abatement or free rent periods at certain points during their respective lease terms. The total amount of rent abatements and free rents does not exceed $241,607 in any given year throughout the loan term. The borrower provided a carve-out guaranty for any loss or damage related to the contractual free rent.

●	With respect to the Uline Arena Mortgaged Property (5.2%), the second largest tenant, RGN National Business Center, representing 17.6% of NRA, recently executed a lease extension that provides for a full rent abatement for five months in year one, two months in year two and two months in year three. The third largest tenant, Pact Inc., representing 15.8% of NRA, has not yet taken occupancy and is currently building out its space. Pact Inc. is not required to commence paying rent until May 1, 2020 (which date may be extended if there are construction delays), and has a partial free rent period from May 1, 2020 through October 2023. The fourth largest tenant, Davis Memorial Goodwill, representing 9.6% of NRA, is not yet in occupancy and is in a free rent period until August 2020. The fifth largest tenant, Antunovich Associates, representing 4.2% of NRA, executed a new lease in September 2018 and has a free rent period in September 2019. At origination, the borrower escrowed $9,076,831, which represents the total amount of free or abated rent that would otherwise be due under the above leases.

●	With respect to the 171 N Aberdeen Mortgage Loan (5.1%), the third largest tenant, Northwestern Memorial Hospital, representing approximately 5.0% of NRA, subleases its entire leased space to an affiliate, Northwestern Medical Faculty Foundation d/b/a Northwestern Medical Group.

●	With respect to the 505 Fulton Street Mortgage Loan (4.9%), the Mortgage Loan was underwritten taking into account the present value of rent steps for Old Navy through its lease term.

●	With respect to the Wind Creek Leased Fee Mortgage Loan (4.9%), whenever base rent exceeds 3% of the sum of gross slot machine revenue and gross table game revenue from all of the ground lessee’s and its subtenants’, operators’ and affiliates’ gaming facilities (“Wind Creek Tenant Gaming Proceeds”) within a 50-mile radius of the Mortgaged Property (defined as for the immediately preceding year), Wind Creek Base Rent (as defined below) will be adjusted to 3% of the Tenant Gaming Proceeds for the previous year. Gross slot machine revenue and gross table game revenue are calculated in accordance with the Pennsylvania Gaming Law as of May 31, 2019 and as reported to the Pennsylvania Gaming Control Board, subject to the gaming proceeds methodology (which is provided as an exhibit to the ground lease that clarifies and interprets how gross slot machine revenue and gross table game revenue are calculated). Pursuant to the ground lease, the rent payable may not be less than $8,500,000. Additionally, in no event may the Wind Creek Base Rent be reduced if the cause of the Wind Creek Tenant Gaming Proceeds reduction is solely attributable to casualty, condemnation and/or a temporary closure in furtherance of a capital improvement. As of the cut-off date, the ground rent was for an annual amount of $9,500,000, with consumer price index increases up to 2% annually (the “Wind Creek Base Rent”).

●	With respect to the Wind Creek Leased Fee Mortgage Loan (4.9%), during a period after May 31, 2019 where Wind Creek Tenant Gaming Proceeds decrease below $475,739,460 for a trailing four-quarter testing period and any of the following events occur: (i) the addition of live table games or internet gaming at the Resorts World Casino in New York, New York; (ii) the addition of live table games or internet gaming at the Empire City Casino in Yonkers, New York; (iii) the opening of any new gaming or internet gaming facility in the following regions: New York City, Westchester County, Rockland County, Suffolk County, or Nassau County; (iv) the opening of any gaming facility anywhere in the state of New Jersey outside of Atlantic County; (v) the opening of any gaming facility in Pennsylvania within 50 miles of the Mortgaged Property; or (vi) the opening of any internet gaming facility in Pennsylvania (in each case with respect to items (i)-(vi), by an entity that is not the ground lessee or an affiliate of the ground lessee) (each of items (a) through (e), “Competitive Gaming Projects”) (a “Competitive Gaming Period”), the Wind Creek Base Rent will be adjusted to 90% of the then applicable Wind Creek Base Rent, provided that Base Rent will only be adjusted one time during a Competitive Gaming Period, regardless of the number of Competitive Gaming Projects that open. Pursuant to the ground lease, the rent payable may not be less than $8,500,000.

●	In addition, with respect to the Wind Creek Leased Fee Mortgage Loan (4.9%), the Mortgage Loan was underwritten based on the average increase in annual base rent under the sole tenant’s lease over the life of the Wind Creek Leased Fee Mortgage Loan, which assumes contractual consumer price index increases of 2.0% annually.

●	With respect to the Moffett Towers II - Buildings 3 & 4 Mortgage Loan (4.2%), the Mortgaged Property is 100% leased to Facebook, Inc. (“Facebook”) pursuant to two separate triple net leases. Facebook has not completed its build-out. The leases commenced when Facebook took possession on May 1, 2019 with respect to Building 4 and June 1, 2019 with respect to Building 3. Facebook is required to begin paying rent on the rent commencement date, which is expected to occur on December 1, 2019 with respect to Building 4 and January 1, 2020 with respect to Building 3. At origination, the borrower funded a reserve in the amount of $16,127,329 in connection with such free rent periods. In addition, total rental income is inclusive of straight-line office rent and straight-line amenities rent.

●	With respect to Victory Plaza Mortgage Loan (3.3%), the fifth largest tenant, US Renal Care, representing 8.9% of NRA, is not yet in occupancy or paying rent. The US Renal Care lease was executed on July 10, 2019, which was after origination of the Mortgage Loan, therefore no escrow for outstanding tenant improvements, leasing commissions or free rent was deposited. The US Renal Care lease is expected to commence upon delivery of the possession of the premises to US Renal Care with the borrower’s work substantially completed, which delivery is required to occur within six weeks after the issuance of permits for the borrower’s work. Rent is expected to commence 120 days from lease commencement.

●	With respect to the 1440 N Dayton Mortgage Loan (2.3%), underwritten rent includes the straight-line average of rents for the largest tenant, the Ann & Robert H. Lurie Children’s Hospital of Chicago (rated AA by Fitch and AA- by S&P), which leases 63.5% of the NRA at the Mortgaged Property.

●	With respect to The Real Real Mortgage Loan (1.8%), the sole tenant, The Real Real, is not yet in occupancy. The tenant is expected to take occupancy in or around August 2019. The tenant has three months of free rent from September through November 2019, totaling $320,652, which was reserved for at origination. The tenant also has free rent for the months of August and September 2020 and August and September 2021, which were not reserved for at origination, other than an initial deposit of $80,000. The borrower is required to deposit with the lender $11,147 on each payment date from August 2019 through July 2020, and $17,814 on each payment date from August 2020 through July 2021, to be held and applied to pay the foregoing free rent for 2020 and 2021.

●	With respect to the Bountiful Plaza Mortgage Loan (1.1%), the largest tenant, Savers, representing approximately 37.5% of NRA, subleases its entire leased space to DownEast Outfitters, Inc. through April 30, 2024 for a total annual base rent of approximately $270,000. Rent for the related space was underwritten based on the higher annual base rent under the Savers lease of approximately $288,371.

●	With respect to the Walmart Palm Desert Mortgage Loan (0.9%), underwritten rent for the sole tenant at the Mortgaged Property, Wal-Mart Stores, Inc. (“Wal-Mart”) (rated Aa2 by Moody’s and AA by S&P/Fitch), is based on straight-line average of rents.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions”.

See Annex A-3 for more information on other tenant matters relating to the largest 20 Mortgage Loans.

Purchase Options and Rights of First Refusal

Certain of the Mortgaged Properties are subject to purchase options and rights of first refusal to purchase all or a portion of the Mortgaged Property. With respect to each of the Lakewood Square (5.1%), Wind Creek Leased Fee (4.9%), The Citizen Hotel Sacramento (4.2%), Moffett Towers II - Buildings 3 & 4 (4.2%), Visions Hotel Portfolio II (2.1%), Bountiful Plaza (1.1%) and Holiday Inn Express - Bluffton (1.1%) Mortgage Loans, certain tenants, franchisors, property managers, ground lessors, developers or owners’ associations at one or more of the related Mortgaged Properties or other parties have a purchase option or a right of first refusal or right of first offer or similar right, upon satisfaction of certain conditions, to purchase all or a portion of one or more of the related Mortgaged Properties.

In particular, with respect to each such Mortgaged Property that secures one of the top 15 Mortgage Loans:

●	With respect to the Lakewood Square Mortgage Loan (5.1%), the largest tenant, Hobby Lobby, which leases 26.1% of the net rentable area at the related Mortgaged Property, has a right of first offer to purchase all or any portion of its premises. Pursuant to a subordination, non-disturbance and attornment agreement, such right of first refusal is not exercisable in connection with any exercise of remedies pursuant to the mortgage, including (i) a purchase of the Mortgaged Property at a foreclosure sale, (ii) a transfer of the Mortgaged Property to the lender pursuant to a deed-in-lieu or otherwise, or (iii) any subsequent sale of the Mortgaged Property by the lender or its designee after such foreclosure or deed-in-lieu of foreclosure. However, such right of first refusal would apply to subsequent transfers.

●	With respect to the Wind Creek Leased Fee Mortgage Loan (4.9%), the sole tenant of the Mortgaged Property has a right of first offer to purchase the Mortgaged Property. Such right of first offer does not apply to a transfer or sale of the Mortgaged Property in connection with a foreclosure by a mortgagee of the Mortgaged Property. In addition, in the event that the borrower fails to comply with certain covenants relating to the gaming license of the sole tenant at the Mortgaged Property, and fails to timely cure such breach, the sole tenant may require the borrower to sell its interest in the land prior to or on the date so required by the applicable gaming authorities, and the tenant shall have a right of first offer to purchase the Mortgaged Property.

●

With respect to the Moffett Towers II - Buildings 3 & 4 Mortgaged Property (4.2%), the sole tenant, Facebook, has a right of first refusal to purchase the Mortgaged Property if the borrower is willing and able to accept an offer to sell the Mortgaged Property to one of Facebook’s competitors (as of the origination date, defined as Alphabet Inc., Amazon, Inc., Apple Inc. and Microsoft Corporation). This list of Facebook competitors may be updated once each calendar year; provided that (a) the list of Facebook competitors may only provide up to four (4) entities at any time and (b) those entities must be in a similar industry which offers a similar product or service as the sole tenant. The right of first refusal will remain active so long as Facebook has not assigned its lease to an unaffiliated third party and is not in material monetary default under its lease. The sole tenant will not have any right of first refusal with respect to (a) a sale of the Mortgaged Property through a judicial or nonjudicial foreclosure, trustee’s sale, receiver’s sale, or other action or proceeding pursuant to the deed of trust, or by deed in lieu thereof or (b) a sale to any party other than a listed Facebook competitor. However the right of first refusal would apply to subsequent transfers.

●	With respect to The Citizen Hotel Sacramento (4.2%), in the event of a proposed transfer of (i) the Mortgaged Property, or (ii) an ownership interest in the borrower or in an affiliate of the borrower that controls the borrower, in each case, to a “competitor” of the franchisor as defined in the franchise agreement, the franchisor, Marriott International, Inc., has a right of first refusal to purchase or lease the related Mortgaged Property or acquire the subject ownership interest, or alternatively, the right, at its option, to terminate the franchise agreement.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”. In addition, please see representation and warranty number 7 in Annex D-1, and the identified exceptions to those representations and warranties in Annex D-2, Annex D-3, Annex D-4 or Annex D-5, as applicable.

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related Mortgaged Property for not less than 12 months. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California) do not require earthquake insurance. 9 of the Mortgaged Properties (30.7%) are located in areas that are considered a high earthquake risk. These areas include all or parts of the state of California and Washington.

With respect to 37 of the Mortgaged Properties, which secure in whole or in part 23 Mortgage Loans (79.8%), the related borrowers maintain insurance under blanket policies.

With respect to certain of the Mortgaged Properties, certain insurance requirements of the related Mortgage Loan documents may permit the borrower to satisfy its insurance obligations by causing a sole or significant tenant or the property manager to maintain the insurance required under its lease (which in some cases, may not satisfy the requirements of the loan documents) or to self-insure, as described below:

●	With respect to the Wind Creek Leased Fee Mortgage Loan (4.9%), the Mortgage Loan documents allow the borrower to rely on property and business interruption insurance maintained by the sole tenant in accordance with the terms of its ground lease.

●	With respect to the Walmart Palm Desert Mortgage Loan (0.9%), the Mortgage Loan documents allow the borrower to rely on self-insurance by Wal-Mart, the sole tenant at the Mortgaged Property, provided that (i) such self-insurance satisfies the insurance requirements as set forth in the Mortgage Loan documents (ii) Wal-Mart maintains a minimum net worth of $250,000,000, (iii) no event of default by Wal-Mart or its lease guarantor (if applicable) beyond any applicable notice and cure period has occurred under Wal-Mart’s lease or the lease guaranty (if applicable) and (iv) the lender is provided with written evidence confirming Wal-Mart’s agreement to provide self-insurance pursuant to the terms of its lease. Under its lease, Wal-Mart is required to carry throughout the lease term, at its sole cost and expense, commercial general liability insurance for the premises provided by either (i) insurance companies carrying an AM Best rating of A-VII or better or (ii) self-insurance, so long as Wal-Mart maintains a minimum net worth of $250,000,000. Wal-Mart currently carries property insurance on the Mortgaged Property, using self-insurance and third-party insurance, and the related borrower carries loss of rents coverage as well as terrorism and liability coverages.

●	With respect to the Visions Hotel Portfolio II – Courtyard Horseheads Mortgaged Property (0.3%), Outback Steakhouse ground leases a parcel from the borrower, and provides property and liability insurance over its structure.

Further, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower. Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance”.

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property.

●	With respect to the Hilton Penn’s Landing Mortgage Loan (8.6%), the Mortgaged Property is comprised of a ground subleasehold interest. The ground sublease requires (i) that the Mortgaged Property be operated as a full service, open market, first class hotel affiliated by a flag with a nationally recognized hotel company containing no less than 300 nor more than 400 rooms, meeting rooms, ballroom, swimming pool, fitness center and other amenities, and a kitchen, storage, offices, gift shop, and a restaurant and club and a parking garage containing a minimum of 500 parking spaces which is open to the general public 365 days per year, (ii) that the ground subtenant will use not less than 5,000 square feet for ballroom space, not more than 4,000 square feet for a restaurant, not more than 2,500 square feet for ground floor retail use and not more than 750 square feet for a gift shop, (iii) that the ground subtenant must reserve 10 parking spaces for the Independence Seaport Museum, five parking spaces for the ground sublessor, and make available 100 spaces to the ground sublessor, at the ground sublessor’s option, at an agreed upon rate, and (iv) that the ground subtenant may not change the hotel brand except to another brand reasonably approved by the ground sublessor with such approval based on industry standards for a first class full hotel in the city of Philadelphia, and may not change the hotel manager except to a hotel management company approved by the ground sublessor in its reasonable discretion.

●	With respect to the Uline Arena Mortgage Loan (5.2%), the Mortgaged Property is a Washington, D.C. landmark, and any alterations to the façade of the Mortgaged Property are required to be approved by the applicable agency.

●	With respect to the 505 Fulton Street Mortgage Loan (4.9%), the related Mortgaged Property is designated by the New York City Landmarks Preservation Commission as a landmark site and is therefore subject to oversight by the commission with respect to, among other things, construction, reconstruction and alterations with respect to the Mortgaged Property.

●	With respect to the 63 Spring Street Mortgage Loan (2.3%), the related Mortgaged Property is located in the SoHo-Cast Iron Historic District in New York City and is therefore subject to oversight by the New York City Landmarks Preservation Commission with respect to physical changes to the Mortgaged Property.

In addition, certain of the Mortgaged Properties are subject to use restrictions related to environmental issues, as described under “—Environmental Considerations.”

Further, the Mortgaged Properties securing the Mortgage Loans may have zoning, building code, or other local law issues in addition to the issues described above. In addition, certain of the Mortgaged Properties are subject to a temporary certificate of occupancy (the “TCO”). In such cases, the related Mortgage Loan documents require the related borrower to use commercially reasonable efforts to maintain the TCO, or cause the sponsor of the property to maintain the TCO, and to cause the TCO to be continuously renewed at all times until a permanent certificate of occupancy (“PCO”) is obtained for the related Mortgaged Property or contain covenants to similar effect.

In addition, (i) certain of the Mortgaged Properties may be subject to zoning violations relating to maintenance and inspection requirements with respect to the Mortgaged Properties, for which the related Mortgage Loan documents generally require the related borrowers to reserve funds to remedy the violations, and (ii) certain of the Mortgaged Properties are legal non-conforming uses that may be restricted after certain events, such as casualties, or may restrict renovations at the Mortgaged Properties.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions”.

Appraised Value

In certain cases, in addition to an “as-is” value, the appraisal states an “as-complete”, “as-stabilized”, “hypothetical as-is” or “hypothetical as-leased” value for the related Mortgaged Property that assumes that certain events will occur with respect to re-tenanting, construction, renovation or repairs at such Mortgaged Property or states an “as-portfolio” value that assigns a premium to the value of the Mortgaged Properties as a whole, which value exceeds the sum of their individual appraised values. The Appraised Value set forth on Annex A-1 is the “as-is” value unless otherwise specified in this prospectus, on Annex A-1 and/or the related footnotes. With respect to the Mortgaged Properties that secure the Mortgage Loans listed in the following table, the respective Cut-off Date LTV Ratio and the related Maturity Date LTV Ratio was calculated using the related “as-complete”, “as-stabilized”, “hypothetical as-is”, “hypothetical as-leased” or “as-portfolio” Appraised Value, as opposed to the “as-is” Appraised Values, each as set forth in the following table:

Mortgage Loan	% of Initial Pool Balance	Mortgage Loan Cut-off Date LTV Ratio (Other Than “As-Is”)	Mortgage Loan Maturity Date LTV Ratio (Other Than “As-Is”)	Appraised Value (Other Than “As-Is”)	Mortgage Loan Cut-off Date LTV Ratio (“As-Is”)	Mortgage Loan Maturity Date LTV Ratio (“As-Is”)	Appraised Value (“As-Is”)
888 Figueroa(1)	9.2%	54.8%	54.8%	$210,000,000	56.1%	56.1%	$205,000,000
Uline Arena(2)	5.2%	56.6%	56.6%	$212,000,000	61.9%	61.9%	$194,000,000
Moffett Towers II – Buildings 3 & 4(3)	4.2%	44.3%	44.3%	$790,000,000	48.2%	48.2%	$726,000,000
The Citizen Hotel Sacramento(4)	4.2%	53.4%	53.4%	$63,700,000	59.3%	59.3%	$57,300,000
1440 N Dayton(5)	2.3%	64.2%	64.2%	$29,600,000	66.0%	66.0%	$28,800,000
Visions Hotel Portfolio II(6)	2.1%	59.2%	48.0%	$105,000,000	63.7%	51.6%	$97,600,000
Hilton Garden Inn Sugarland(7)	2.1%	54.5%	48.6%	$30,800,000	69.1%	61.6%	$24,300,000
The Real Real(8)	1.8%	65.0%	65.0%	$22,400,000	71.4%	71.4%	$20,400,000
Holiday Inn Express – Bluffton(9)	1.1%	61.3%	56.0%	$14,100,000	78.5%	71.8%	$11,000,000

(1)	The Appraised Value (Other Than As-Is) reflects the “Hypothetical As-Leased value” appraised value, as of April 18, 2019, which assumes that (i) with respect to Suites 360, 700 and 900, the State of California and (ii) with respect to Suite 800, the GSA, have taken occupancy and are paying rent and all lease up costs were incurred. Reserves were taken at origination for outstanding free rent for GSA and for all outstanding tenant improvements and leasing commissions.

(2)	The Appraised Value (Other Than As-Is) is based on the “prospective value upon completion” appraised value as of July 1, 2021, which assumes that all tenants with executed leases are in occupancy and paying rent. The occupancy as of July 26, 2019 is 92.1%, which includes 69,901 sq. ft. that is leased to three different tenants but not yet occupied by such tenants. In addition, pursuant to certain leases, certain tenants are now or will at a future date be in a full or partial rent abatement period. At origination, the borrower reserved approximately $1.8 million for gap rent (related to the period prior to rent commencement with respect to two tenants) and approximately $7.5 million for free (or partial) rent obligations (related to current or future rent abatement provisions in certain leases). The “as is” appraised value is $194 million.

(3)	The Appraised Value (Other Than As-Is) is based on the “prospective market value upon stabilization” appraised value as of December 1, 2019 and January 1, 2020, which assumes that any remaining construction costs have been paid and that Facebook, the sole tenant, has taken occupancy, completed construction, and commenced rental payments (expected January 1, 2020 for Building 3 and December 1, 2019 for Building 4, pursuant to its leases). At origination, the borrower reserved $23,165,933 for remaining construction costs and $16,127,329 representing 100% of the free rent. The “as-is” appraised value of the Mortgaged Property as of May 3, 2019 was $726.0 million. The appraisal also employs the extraordinary assumption that the Mortgaged Property can be subdivided so that each building can be sold separately. Additionally, the Loan-to-Value Ratio is calculated including any related Pari Passu Companion Loans, but excludes the related Subordinate Companion Loans.

(4)	The Appraised Value (Other Than As-Is) represents the “as complete” value of $63,700,000, effective July 1, 2020, which assumes the completion of certain required PIP at the Mortgaged Property. At origination, the borrower reserved $6,147,912, representing approximately 125% of the anticipated cost of completion of the PIP.

(5)	The Appraised Value (Other Than As-Is) reflects the “Hypothetical As-Leased value” Appraised Value, as of May 28, 2019, which assumes that all lease-up costs for Ann & Robert H. Lurie Children’s Hospital of Chicago, Nth Degree Fitness and Codeverse, the first, third and fourth largest tenants, representing approximately 73.1% of NRA in the aggregate, have been expended. Reserves of approximately $859,308 were taken at origination for all outstanding free rent and tenant improvements and leasing commissions.

(6)	The Appraised Value (Other Than As-Is) reflects an approximate 5.3% portfolio premium to the aggregate “As-Is” and “Hypothetical – As-Complete” Appraised Value of the individual Mortgaged Properties and an approximate 7.6% premium to the aggregate “As-Is” Appraised Value of the individual Mortgaged Properties. The aggregate “As-Is” and “Hypothetical – As-Complete” Appraised Value for the individual Mortgaged Properties as of May 1, 2019 is $99,700,000, based on the “As-Is” Appraised Value of each Mortgaged Property other than the Fairfield Inn Watertown Mortgaged Property and Candlewood Suites Watertown Mortgaged Property, for which “Hypothetical – As-Complete Market Values” of $8,100,000 and $7,500,000 (that assume scheduled property improvement plans have been completed at each property) are used. Based on such “Hypothetical – As Complete Market Values” and the “As-Is” Appraised Values of the other Mortgaged Properties, the Cut-off Date LTV Ratio and Maturity Date LTV Ratio are 62.4% and 50.7%, respectively. At origination, the related Borrower deposited $500,000 and $1,400,000 for PIP work at the Fairfield Inn Watertown Mortgaged Property and the Candlewood Suites Watertown Mortgaged Property, respectively. The “As-Is” Appraised Values for the Fairfield Inn Watertown Mortgaged Property and the Candlewood Suites Watertown Mortgaged Property are $7,500,000 and $6,000,000, respectively.

(7)	The Appraised Value (Other Than As-Is) reflects the “As-Complete” Appraised Value, as of December 7, 2019, which assumes completion of the franchisor-mandated PIP at the Mortgaged Property. At origination, the borrower deposited $5,264,750 with the lender, for the cost to complete the PIP at the Mortgaged Property.

(8)	The Appraised Value (Other Than As-Is) is based on the “Prospective at Stabilization” appraised value as of December 1, 2019, which assumes the Mortgaged Property has achieved stabilization as of the future date. The appraisal notes that the Mortgaged Property may or may not achieve stabilization as of that date, and that four months of free rent remain after the stabilization date. The appraisal also notes that its prospective value by default assumes the tenant is in place and paying rent, and also that the Mortgaged Property has a certificate of occupancy and all final city approvals for use as a creative office. The tenant is expected to take occupancy in or around August 2019. The tenant has three months of free rent from September through November 2019, totaling $320,652, which was reserved for at origination. The tenant also has free rent for the months of August and September 2020 and August and September 2021, which were not reserved for at origination, other than an initial deposit of $80,000. The borrower is required to deposit with the lender $11,147 on each payment date from August 2019 through July 2020, and $17,814 on each payment date from August 2020 through July 2021, to be held and applied to pay the foregoing free rent for 2020 and 2021. The “as is” appraised value of the Mortgaged Property as of May 20, 2019 was $20,400,000.

(9)	The Appraised Value (Other than As-Is) represents the “as complete” value of $14,100,000, as of June 11, 2020, which assumes the completion of certain required PIP at the Mortgaged Property. At origination, the borrower reserved $2,865,776, representing approximately 110% of the anticipated cost of completion of the PIP.

For additional information regarding the appraisals obtained by the sponsors or, in the case of any mortgage loan acquired and re-underwritten by the related sponsor, appraisal(s) obtained by the related originator and relied upon by such sponsor, see “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation”, “—MUFG Principal Commercial Capital”, “—Cantor Commercial Real Estate Lending, L.P.” and “—Citi Real Estate Funding Inc.” in this prospectus. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Non-Recourse Carveout Limitations

While the Mortgage Loans are generally non-recourse, the Mortgage Loans generally provide for recourse to the borrower and the related guarantor for liabilities that result from, for example fraud by the borrower, certain voluntary insolvency proceedings or other matters. However, certain of the Mortgage Loans may not contain such non-recourse carveouts or contain limitations to such carveouts. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. As such, we cannot assure you that the related guarantor will be willing or able to satisfy its obligations under the Mortgage Loan documents. In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts. See Annex D-2, Annex D-3, Annex D-4 and Annex D-5 for additional information.

●	The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

●	Certain of the Mortgage Loans provide, with respect to liability for breaches of the environmental covenants in the Mortgage Loan documents, that the recourse obligations for environmental indemnification may terminate immediately (or in some cases, following a specified period, such as two years) after payment or defeasance in full of such Mortgage Loans (or in some cases, after a permitted transfer of the Mortgaged Property).

●	Certain of the Mortgage Loans provide for “sunset” clauses where the liability of the non-recourse carveout guarantor and environmental indemnitor terminates as to obligations resulting from events that occur after foreclosure or mezzanine foreclosure of the related Mortgaged Property or after transfer of the Mortgaged Property.

●	With respect to certain of the Mortgage Loans, the related environmental indemnity may require the making of a claim against an applicable environmental insurance policy prior to any claim being made under such environmental indemnity.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantors.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”.

Real Estate and Other Tax Considerations

Below are descriptions of real estate tax matters relating to certain Mortgaged Properties.

●	With respect to the Uline Arena Mortgage Loan (5.2%), one of the tax lots underlying the Mortgaged Property (“Lot 43”) was erroneously removed from the tax rolls in 2017. Accordingly, property taxes may not have been paid for Lot 43 from 2017 through the present. Taxes on Lot 43 were last paid in August 2017, when the tax amount was approximately $7,000 per year.

●	With respect to the 505 Fulton Street Mortgage Loan (4.9%), the improvements at the related Mortgaged Property are the subject of a 25-year Industrial and Commercial Incentive Program tax abatement (the “ICIP Abatement”), which is scheduled to expire in the 2039/2040 tax year. The ICIP Abatement assumes that taxes are payable on the Mortgaged Property based on current assessments, but the tax abatement amount for the improvements at the Mortgaged Property is equal to 100% of the real estate taxes for the first 15 years of the ICIP Abatement and is reduced by 10% per year for each of the remaining 10 years of the ICIP Abatement, beginning in the 2029/2030 tax year. The ICIP Abatement expires in the 2039/2040 tax year. In connection with the origination of the 505 Fulton Street Mortgage Loan, the taxes were underwritten at the 2019/2020 abated tax amount of $443,682, which includes $86,012 of business improvement district taxes.

●	With respect to the Pharr Town Center Mortgage Loan (4.9%), as a development incentive, the related Mortgaged Property is subject to an agreement (the “TIF Agreement”) between the City of Pharr (the “City”) and an affiliate of the borrower, which was subsequently assigned to the borrower, and which provides for the City to create Tax Increment Reinvestment Zone #3 (“TIRZ #3”) with respect to the Mortgaged Property, and to reimburse the borrower 25% of the City’s sales taxes collected each year within TIRZ #3 up to a maximum of $8,000,000. The TIF Agreement terminates on December 31, 2029 (shortly after the Mortgage Loan maturity date of August 6, 2029), or until such earlier date as the reimbursement reaches $8,000,000. The Cinemark theater tenant and a restaurant tenant at the Mortgaged Property are excluded from TIRZ #3. The TIF Agreement may also be terminated by the City (i) upon a default by the borrower of its obligations under the TIF Agreement after written notice from the City of the default, and a 30 day cure period, which may be extended as is reasonably necessary if the borrower is diligently pursuing a cure, or (ii) if the borrower is convicted of a violation of 8 U.S.C. Section 1324a (f) due to employing undocumented workers. The Mortgage Loan was underwritten assuming $500,900 of annual income from the sales tax reimbursement under the TIF Agreement. In addition, the appraised value of the Mortgaged Property includes $4,380,000 representing the net present value of such reimbursements. As of December 31, 2018, approximately $1.02 million of sales tax reimbursements has been received under the TIF Agreement.

●	With respect to the Crescent Club Mortgage Loan (3.4%), the Mortgaged Property is currently in year ten of a 15-year 421-a tax exemption, which provides the Mortgaged Property an exemption from 100% of increases in real estate taxes from the increase in value of the Mortgaged Property due to the development of the Mortgaged Property, in exchange for the owner of the Mortgaged Property maintaining the residential units pursuant to the New York rent stabilization laws and requirements. After the 2020-2021 fiscal tax year, the tax exemption will phase out by 20% per year. Estimated abated taxes for the 2019-20 fiscal tax year are approximately $62.5 thousand, and estimated unabated taxes for the 2025-26 fiscal tax year are approximately $1.2 million. CCRE Lending underwrote the 10-year average of taxes. The borrower is required to keep the residential units duly registered and rent-stabilized for as long as the Mortgaged Property receives 421-a tax benefits, and thereafter may bring each apartment unit up to market rent in accordance with the 421-a regulations as each respective lease expires. The borrower has a valid Preliminary Certificate of Eligibility with respect to the 421-a tax exemption, but has not yet received the Final Certificate of Eligibility (the “FCE”). The borrower has submitted paperwork required for the FCE, but certain discrepancies in the paperwork have resulted in additional requests from the New York City Department of Housing Preservation and Development, and the borrower’s application for the FCE is still pending.

●	With respect to the Visions Hotel Portfolio II Mortgage Loan (2.1%), certain of the Mortgaged Properties benefit from multiple 10-year or 20-year tax abatements pursuant to various payment in lieu of taxes agreements. The Mortgage Loan was underwritten based on the unabated taxes for the 2018-2019 tax year.

Certain risks relating to real estate taxes regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May Reduce Available Funds”.

Delinquency Information

As of the Cut-off Date, none of the Mortgage Loans will be 30 days or more delinquent and none of the Mortgage Loans have been 30 days or more delinquent since origination. A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

22 Mortgage Loans (76.4%) are interest-only until the maturity date or anticipated repayment date.

7 Mortgage Loans (13.0%) provide for payments of interest-only for the first 23 to 36 months following the Cut-off Date and thereafter provide for regularly scheduled payments of interest and principal based on an amortization period longer than the remaining term of the related Mortgage Loan until the maturity date or anticipated repayment date and therefore have an expected Balloon Balance at the related maturity date.

4 Mortgage Loans (10.6%) (excluding interest-only and partial interest-only Mortgage Loans) provide for payments of interest and principal until the related maturity date or anticipated repayment date and then have an expected Balloon Balance at the maturity date.

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) and grace periods that occur as described in the following table:

Overview of Due Dates

Due Date	Default Grace Period Days	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
6	0	18	$440,214,305	54.3%
1	5	11	250,705,000	30.9
1	1 (once per year)	1	70,000,000	8.6
1	0	3	50,200,000	6.2
Total		33	$811,119,305	100.0%

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. A grace period does not apply to a maturity date or anticipated repayment date payment. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple and/or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

ARD Loan(s)

The Moffett Towers II - Buildings 3 & 4 Mortgage Loan (4.2%) (the “ARD Loan”) provides that, after a certain date (the “Anticipated Repayment Date”), if the related borrower has not prepaid the ARD Loan in full, any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the stated Mortgage Rate (the “Initial Rate”). See Annex A-1 for the Anticipated Repayment Dates and the Revised Rates for the ARD Loan.

After its Anticipated Repayment Date, the ARD Loan further requires that all cash flow available from the related Mortgaged Property after payment of the monthly debt service payments required under the terms of the related Mortgage Loan documents, all escrows and property expenses required under the related Mortgage Loan documents and debt service on the related mezzanine loan be used to accelerate amortization of principal (without payment of any yield maintenance premium or prepayment charge) on such ARD Loan (and any related pari passu companion loans). While interest at the Initial Rate continues to accrue and be payable on a current basis on the ARD Loan after its related Anticipated Repayment Date, the payment of Excess Interest will be deferred and will be required to be paid only after the outstanding principal balance of such ARD Loan (and any related pari passu or subordinate companion loans) has been paid in full, at which time the Excess Interest, to the extent actually collected, will be paid to the holders of the Class S certificates and the VRR Interest. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Anticipated Repayment Date Loans”.

Single Purpose Entity Covenants

With respect to the Victory Plaza Mortgage Loan (3.3%) and the Boca Raton Design Center Mortgage Loan (3.0%), each of which Mortgage Loans has a Cut-off Date Balance equal to or in excess of $20,000,000, the related borrower does not have an independent director, and no non-consolidation opinion was delivered with respect to the related borrower for any such Mortgage Loan.

See “—Additional Indebtedness” below. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Prepayment Protections and Certain Involuntary Prepayments

All of the Mortgage Loans have a degree of voluntary prepayment protection in the form of defeasance or prepayment lockout provisions and/or yield maintenance provisions. Voluntary prepayments, if permitted, generally (except in some cases as relates to a prepayment in connection with a casualty or condemnation) require the payment of a yield maintenance charge or a prepayment premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period (ranging from approximately 3 to 7 payments) up to and including the stated maturity date. See Annex A-1 and Annex A-2 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis and a pool basis.

With respect to certain of the Mortgage Loans that permit the borrower to voluntarily prepay such Mortgage Loan with payment of a prepayment premium or yield maintenance charge, the yield maintenance charge will generally, subject to variations, be equal to the greater of (i) a specified percentage of the amount being prepaid or (ii) the present value as of the prepayment date, of the remaining scheduled payments of principal and interest from the prepayment date through the maturity date or the commencement of the related open period, as applicable, determined by discounting such payments at the Discount Rate or Reinvestment Yield (or as otherwise stated in the related Mortgage Loan documents), less the amount of principal being prepaid; provided that in no event may the aggregate rate being used to discount any such payment ever exceed the applicable interest rate under the Mortgage Loan.

With respect to certain other Mortgage Loans that permit the borrower to voluntarily prepay the Mortgage Loan with the payment of a prepayment premium or a yield maintenance charge, the yield maintenance charge will generally, subject to certain variations, be an amount (in some cases not less than 1.0% of the amount prepaid) equal to the present value of a series of payments, each equal to the Interest Payment Differential as of the date of prepayment and payable on each scheduled due date over the remaining original term of the prepaid Mortgage Loan through and including the stated maturity date, the Anticipated Repayment Date or the commencement of the open period, as applicable, discounted at a rate that, when compounded monthly, is equivalent to the Reinvestment Yield when compounded semi-annually.

“Discount Rate” generally means the yield on a U.S. Treasury security that has the most closely corresponding maturity date to the maturity date or the commencement of the related open period, as applicable, or, the remaining weighted average life of the Mortgage Loan, plus an additional fixed percentage, as applicable, of the Mortgage Loan.

“Reinvestment Yield” will generally equal, depending on the Mortgage Loan, either: (a) the yield calculated by the lender by the linear interpolation of the yields, “as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities” for the week ending prior to the date on which prepayment is made, of U.S. Treasury Constant Maturities with maturity dates (one longer or one shorter) most nearly approximating the loan maturity date or the Anticipated Repayment Date or the day that is the first day of the open period, as applicable; or (b) the lesser of (i) the yield on the U.S. Obligations with the same maturity date as the stated maturity date, the Anticipated Repayment Date or date preceding the commencement of the open period, as applicable, of the prepaid Mortgage Loan or, if no such U.S. Obligations issue is available, then the interpolated yield on the two U.S. Obligations issues (primary issues) with maturity dates (one prior to and one following) that are closest to the stated maturity date, the Anticipated Repayment Date or the date preceding the commencement of the open period, as applicable, of the prepaid Mortgage Loan or (ii) the yield on the U.S. Obligations with a term equal to the remaining average life of the prepaid Mortgage Loan or, if no such U.S. Obligations are available, then the interpolated yield on the two U.S. Obligations issues (primary issues) with terms (one prior to and one following) that are closest to the remaining average life of the prepaid Mortgage Loan with each such yield being based on the bid price for such issue as published in The Wall Street Journal on the date that is 14 days prior to the date of prepayment set forth in borrower’s notice of repayment (or, if such bid price is not published on that date, the next preceding date on which such bid price is so published) and converted to a monthly compounded nominal yield.

“U.S. Obligations” generally means securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, not subject to prepayment, call or early redemption, (2) other non-callable “government securities” as defined in Treasury Regulations Section 1.860G-2(a)(8)(ii), or (3) such other instruments as set forth in the related Mortgage Loan documents.

The term “Interest Payment Differential” will generally equal (i) the positive difference, if any, of the related mortgage interest rate minus the Reinvestment Yield as of the date of prepayment, divided by (ii) 12, and multiplied by (iii) the outstanding principal balance (or the portion thereof being prepaid) of the prepaid Mortgage Loan on the date of prepayment, provided that the Interest Payment Differential will never be less than zero.

Notwithstanding the foregoing, yield maintenance charges payable (if at all) in connection with an involuntary prepayment (such as a prepayment resulting from a liquidation following a default) may be calculated in a manner that varies from those described above.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Partial Releases” below.

Generally, no yield maintenance charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” in this prospectus. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and A-3 for more information on reserves relating to the five largest tenants with respect to each Mortgage Loan.

Voluntary Prepayments.

32 Mortgage Loans (94.8%) permit the related borrower, after a lockout period of 10 to 24 payments following the Cut-off Date (or in the case of voluntary prepayments with respect to Uline Arena Mortgage Loan (5.2%), no lockout period), either to defease the Mortgage Loan or to prepay the Mortgage Loan (with the payment of the greater of a yield maintenance charge and 1.0% of the prepaid amount if such prepayment occurs prior to the related open prepayment period.

The Mortgage Loans that permit voluntary prepayment with yield maintenance have the following lock-out period as calculated from the Cut-off Date and as indicated in the following table:

Mortgage Loan	Cut-off Date Principal Balance	% of Initial Outstanding Pool Balance	Lock-Out Period (payments from Cut-off Date)
888 Figueroa	$75,000,000	9.2%	24
Uline Arena	$42,000,000	5.2%	0
Moffett Towers II – Buildings 3 & 4	$34,450,000	4.2%	23
Victory Plaza	$27,000,000	3.3%	10
Bountiful Plaza	$8,900,000	1.1%	11
Landmark Self Storage	$2,775,000	0.3%	24

The Mortgage Loans generally permit voluntary prepayment without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the stated maturity date, as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	% of Initial Pool Balance
3	7	13.0%
4	11	32.2
5	7	24.8
6	2	6.2
7	6	23.8
Total	33	100.0%

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than, or other than, a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to other existing equity holders or to specified persons or persons satisfying qualification criteria set forth in the related Mortgage Loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers or borrowers that are Delaware statutory trusts, transfers to new tenant-in-common borrowers or new beneficiaries of the Delaware statutory trust, as applicable. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;

●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property and/or a Rating Agency Confirmation has been obtained from each of the Rating Agencies;

●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

●

the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the

Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

Defeasance; Collateral Substitution

The terms of 30 Mortgage Loans (95.2%) (the “Defeasance Loans”) permit the applicable borrower at any time (provided that no event of default exists) after a specified period (the “Defeasance Lock-Out Period”) to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. With respect to all of the Defeasance Loans, the Defeasance Lock-Out Period ends at least two years after the Closing Date.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940) or other instruments that otherwise satisfy REMIC requirements for defeasance collateral, that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date or anticipated repayment date (or to the first day of the open period for such Mortgage Loan) (or Whole Loan, if applicable) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including or together with, as applicable, a balloon payment due at maturity or the principal balance outstanding at any related anticipated repayment date or at the open prepayment date, as applicable, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect.

For additional information on Mortgage Loans that permit partial defeasance, see “—Partial Releases” below.

In general, if consistent with the related loan documents, a successor borrower established, designated or approved by the master servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial defeasance, a partial prepayment, a partial substitution, or for no consideration in the case of parcels that are vacant, non-income producing or were not taken into account in the underwriting of the Mortgage Loan, subject to the satisfaction of certain specified conditions, including the REMIC requirements. Additionally, certain Mortgage Loans permit the addition of real property to the Mortgage Loan collateral.

●	With respect to the Woodlands Mall Mortgage Loan (8.6%),the borrower is permitted to obtain the release of (a) one or more parcels (including air rights parcels) or outlots which are vacant, non-income producing and unimproved, or improved only by landscaping, utility facilities or surface parking areas, or (b) one or more Expansion Parcels (as defined below) acquired after origination, in each case without the payment or defeasance of a release price, subject to the satisfaction of certain conditions, including, but not limited to: (i) no event of default has occurred or is continuing, (ii) the loan-to-value ratio immediately following the release is less than or equal to 125%, (iii) with respect to an Expansion Parcel, if such Expansion Parcel is an anchor parcel, it must be released to another retail operator that has agreed in writing to open and operate the anchor premises for retail use within 24 months from the date of release and (iv) with respect to all Expansion Parcels, either no reserve funds have been expended on such parcel or the borrower shall have deposited the amount so expended into the applicable reserve prior to the release.

●	With respect to the Woodlands Mall Mortgage Loan (8.6%), provided that no event of default is continuing under the Mortgage Loan documents, and upon 20 days’ prior written notice, the borrower is permitted to obtain the release of collateral parcels (an “Exchange Parcel”) from the lien of the mortgage in exchange for the substitution of new parcels as to which the borrower acquires fee or leasehold title (an “Acquired Parcel”), subject to the satisfaction of certain conditions, including among other things, that: (i) the Exchange Parcel is vacant, non-income producing and unimproved (or improved only by landscaping, surface parking or readily re-locatable utility facilities), (ii) with respect to the Acquired Parcel, the borrower has delivered, among other things (a) an environmental report acceptable to lender, (b) title insurance and (c) if the Acquired Parcel is improved, a property condition report indicating that the Acquired Parcel is in good condition and (d) if repairs are recommended by the property condition report or if the environmental report discloses the presence of hazardous materials at the Acquired Parcel and recommends remediation, with an estimated cost of $21,250,000 or more, cash or a guaranty from the guarantor in an amount equal to 125% of any estimated repairs or remediation costs, as applicable, (iii) the loan-to-value ratio of the remaining Mortgaged Property (after giving effect to such substitution) is equal to or less than 125% unless the Acquired Parcel has a fair market value equal to or greater than the fair market value of the Exchange Parcel, (iv) the borrowers obtain a rating agency confirmation from each applicable rating agency and (v) upon lender’s request, delivery of a legal opinion stating that the consummation of the release of the substitution would not constitute a “significant modification” of the related Whole Loan under Section 1001 of the Code or otherwise cause a tax to be imposed on a “prohibited transaction” by any REMIC trust.

●	With respect to the Woodlands Mall Mortgage Loan (8.6%), provided that no event of default is continuing under the Mortgage Loan documents, and upon 20 days’ prior written notice, the borrower is permitted to acquire one or more expansion parcels as to which the borrower acquires fee or leasehold title (an “Expansion Parcel”), subject to the satisfaction of certain conditions, including among other things, that: (i) the borrower has delivered (a) an environmental report acceptable to lender, (b) title insurance and (c) if the Expansion Parcel is improved, a property condition report indicating that the Expansion Parcel is in good condition, (ii) the borrower has delivered a copy of the deed or ground lease, (iii) the borrower has delivered evidence that the applicable Expansion Parcel constitutes one or more separate tax lots or that the borrower has taken all action required under applicable law to have the applicable Expansion Parcel designated as a separate tax lot; and (iv) the borrower pays all reasonable out-of-pocket costs and expenses incurred by the lender in connection with the acquisition of the applicable Expansion Parcel.

●

With respect to the Liberty MA Portfolio Mortgage Loan (2.5%), following the expiration of the lockout period, the borrowers are permitted to obtain the release of a Mortgaged Property, provided that, among other things, (i) the borrowers will be required to defease an amount equal to 125% of the allocated loan amount, (ii) the debt service coverage ratio for the remaining Mortgaged Properties is at least 1.51x, (iii) the loan-to-value ratio for the remaining Mortgaged

Properties is no greater than 67.3% and (iv) the borrowers deliver a REMIC opinion and Rating Agency Confirmation.

●	With respect to the Visions Hotel Portfolio II Mortgage Loan (2.1%), following the expiration of the lockout period, the borrowers are permitted to obtain the release of a Mortgaged Property, provided that, among other things, (i) the borrowers defease an amount equal to the greater of (a) 120% of the allocated loan amount, (b) an amount that would result in a debt service coverage ratio for the remaining Mortgaged Properties of at least 2.00x, (c) an amount that would result in a loan to value ratio for the remaining Mortgaged Properties no greater than 59%, and (d) an amount that would result in a debt yield for the remaining Mortgaged Properties of at least 13%, (ii) satisfaction of customary REMIC requirements and (iii) the borrowers deliver a REMIC opinion. Notwithstanding the foregoing, the borrowers will not be permitted to obtain the release of the Home2 Suites Oswego Mortgaged Property, the Hampton Inn Corning Painted Post Mortgaged Property or the Courtyard Horseheads Mortgaged Property from the lien of the security instrument unless all other Mortgaged Properties have been released. Additionally, the borrowers may obtain the free release of certain unimproved portions of the Fairfield Inn Watertown Mortgaged Property, the Hampton Inn Corning Painted Post Mortgaged Property and the Candlewood Suites Sayre Mortgaged Property, subject to the satisfaction of certain conditions including compliance with the REMIC regulations.

●	With respect to the Timlin Portfolio Mortgage Loan (1.8%), at any time after the second anniversary of the Closing Date, the related borrower may deliver defeasance collateral and obtain release of one or more individual Mortgaged Properties upon payment of a release price in an amount equal to (with respect to each released individual Mortgaged Property) the greater of (a) 115% of the allocated loan amount of the applicable released individual Mortgaged Property and (b) the net sale proceeds of the applicable released individual Mortgaged Property, provided that, among other conditions (i) the borrower delivers a REMIC opinion, (ii) the borrower delivers a rating agency confirmation, (iii) as of the date of notice of the partial release and the date of consummation of the partial release, after giving effect to the release, the debt service coverage ratio with respect to the remaining Mortgaged Properties is greater than the greater of (a) the debt service coverage ratio for all of the Mortgaged Properties as of the date of notice of the partial release or the consummation of the partial release, as applicable, and (b) 1.25x, (iv) as of the date of notice of the partial release and the date of consummation of the partial release, after giving effect to the release, the debt yield with respect to the remaining Mortgaged Properties is greater than the greater of (a) 9.75% and (b) the debt yield for all of the Mortgaged Properties as of the date of notice of the partial release or the consummation of the partial release, as applicable, and (v) after giving effect to the partial defeasance, the outstanding principal balance of the undefeased note is equal to at least $5,000,000.

Furthermore, some of the Mortgage Loans, including, without limitation, the Visions Hotel Portfolio II Mortgage Loan (2.1%) permit the release or substitution of specified parcels of real estate, improvements and/or development rights that secure the Mortgage Loans but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property. Such real estate may be permitted to be released, subject to certain REMIC rules, without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan or substitution of additional collateral if zoning and other conditions are satisfied.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

Escrows

29 Mortgage Loans (81.1%) provide for monthly or upfront escrows for ongoing replacements or capital repairs.

29 Mortgage Loans (80.6%) provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

18 Mortgage Loans (80.4%), secured by secured by office, retail, industrial, mixed use and multifamily properties with commercial tenants, provide for upfront or monthly escrows (or credit) for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail, industrial and mixed use properties only.

21 Mortgage Loans (50.9%) provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

10 Mortgage Loans (19.0%) provide for upfront reserves for immediate repairs.

1 Mortgage Loan (8.6%) provides for periodic monthly seasonality escrows.

Certain of the Mortgage Loans described above permit the related borrower to post a letter of credit or deliver a guaranty in lieu of maintaining cash reserves, and any such guaranty may be subject to a cap. In addition, in certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

Mortgaged Property Accounts

Lockbox Accounts. The Mortgage Loans documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the manner in which tenant rent is transferred to a lockbox account, in some cases, only upon the occurrence of a trigger event:

Lockbox Account Types

Lockbox Type	Number of Mortgage Loans	Approx. % of Initial Pool Balance
Hard	15	61.4%
Springing Hard	12	29.4
Soft (Residential); Hard (Commercial)	1	3.4
Springing Soft	4	3.4
Soft Springing Hard	1	2.5
Total	33	100.0%

The lockbox accounts will not be assets of the issuing entity. See “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions” or Annex A-1 to this prospectus for a description of lockbox and cash management accounts.

Exceptions to Underwriting Guidelines

As described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation”, one Mortgage Loan (4.2%) was originated by GACC or an affiliate with exceptions to its underwriting guidelines and/or typical underwriting procedures.

As described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—MUFG Principal Commercial Capital”, two Mortgage Loans (11.3%) were originated by MUFG Principal Commercial Capital with exceptions to its underwriting guidelines.

None of the Mortgage Loans were originated by CCRE Lending or an affiliate with variances from the underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Cantor Commercial Real Estate Lending, L.P.”

None of the Mortgage Loans were originated by CREFI or an affiliate with variances from the underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Citi Real Estate Funding Inc.”

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

●	any borrower that is not required pursuant to the terms of the applicable Mortgage Loan documents to meet single purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of passive equity interests (such as limited partnership or non-managing membership equity interests) in a borrower or less than a controlling interest of any other equity interests in a borrower; and

●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Whole Loans

Certain Mortgage Loans are subject to the rights of a related Companion Loan holder, as further described in “—The Whole Loans” below.

Mezzanine Indebtedness

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgages generally permit, subject to certain limitations, the pledge of less than a controlling portion of the equity interests in a borrower or a pledge of passive equity interests (such as limited partnership or non-managing membership equity interests) in a borrower. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio, and in some cases mezzanine debt is already in place. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

As of the Cut-off Date, each sponsor has informed us that it is aware of the following existing mezzanine indebtedness with respect to the Mortgage Loans it is selling to the depositor:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Mezzanine Debt Cut-off Date Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Cut-off Date Total Debt Balance	Cut-off Date Wtd. Avg. Total Debt Interest Rate(1)	Cut-off Date Mortgage Loan LTV Ratio(2)	Cut-off Date Total Debt LTV Ratio(1)	Cut-off Date Mortgage Loan Underwritten NCF DSCR(2)		Cut-off Date Total Debt Underwritten NCF DSCR(1)
Woodlands Mall	$70,000,000	$40,000,000	$177,600,000	$177,400,000	$465,000,000	4.36301%	26.0%	48.8%	3.95	x	1.79	x
Moffett Towers II – Building 3 & 4	$34,450,000	$85,000,000	$315,550,000	$155,000,000	$590,000,000	4.05000%	44.3%	74.7%	3.46	x	1.91	x
Crescent Club	$27,500,000	$34,000,000	N/A	N/A	$61,500,000	4.22000%	28.3%	63.3%	4.58	x	1.08	x(3)

(1)	Calculated including any related Pari Passu Companion Loan, subordinate companion loan and mezzanine debt.

(2)	Calculated including any related Pari Passu Companion Loan and excluding any subordinate companion loan and any mezzanine debt.

(3)	With respect to the Crescent Club mortgage loan, the Cut-off Date Total Debt Underwritten NCF DSCR is calculated (only for the mezzanine loan) based on an annual debt service amount equal to the aggregate of the first 12 principal and interest payments based on an assumed principal payment schedule.

In each case, the mezzanine indebtedness is coterminous with the related Mortgage Loan.

The mezzanine loans related to the Woodlands Mall (8.6%), Moffett Towers II – Buildings 3 & 4 (4.2%) and Crescent Club (3.4%) Mortgage Loans identified in the table above are each subject to an intercreditor agreement between the holder(s) of the related mezzanine loan(s) and the related lender under the related Mortgage Loan that sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan(s). Each intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan(s) are subordinate after an event of default under the related Mortgage Loan (taking into account the cure rights of the mezzanine lender(s)), and in certain cases, only after the mezzanine lender(s) receive notice of such event of default) to any and all payments required to be made under the related Mortgage Loan (except for any payments from funds other than the Mortgaged Property or proceeds of any enforcement upon the mezzanine loan collateral and any mezzanine loan guarantees in respect of which the related mortgage lender does not own a corresponding claim or right, proceeds from the sale of the equity collateral, and payments made in connection with the enforcement of the mezzanine lender’s rights to the equity collateral), (b) so long as there is no event of default under the related Mortgage Loan, (taking into account the cure rights of the mezzanine lender(s)), the related mezzanine lender(s) may accept payments on and prepayments of the related mezzanine loan(s) prior to the prepayment in full of the Mortgage Loan, provided that such prepayment is from a source of funds other than the respective Mortgaged Property (unless such funds are derived from excess cash) (except with respect to the Crescent Club Mortgage Loan, which permits a prepayment of the related mezzanine loan only when accompanied by a pro rata prepayment of the Mortgage Loan, among other conditions), (c) the related mezzanine lender(s) will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender(s) may amend or modify the related mezzanine loan(s) in certain respects without the consent of the related mortgage lender, and the mortgage lender must obtain the consent of the mezzanine lender(s) to amend or modify the Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents and upon compliance with the terms and conditions in the applicable intercreditor agreement, the related mezzanine lender(s) may foreclose upon the pledged equity interests in the related Mortgage Loan borrower or, if applicable, the related senior mezzanine loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower or, if applicable, the related senior mezzanine loan borrower, and a change in the management of the related Mortgaged Properties and (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary default (or, in some cases, a non-monetary default) occurs and continues for a specified period of time under the related Mortgage Loan or if the Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Properties, the related mezzanine lender(s) has or have, as applicable, the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued and unpaid interest and other amounts due thereon, plus any advances made by the related Mortgage Loan lender or its servicer and any interest thereon plus, subject to certain limitations, any Liquidation Fees, Workout Fees and Special Servicing Fees payable under the PSA, but generally excluding any late charges, default interest, exit fees, spread maintenance charges payable in connection with a prepayment or yield maintenance charges, liquidated damages and prepayment premiums.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions” above. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following table, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related Mortgage Loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following table and determined in accordance with the related Mortgage Loan documents:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Combined Maximum LTV Ratio	Combined Minimum DSCR		Combined Minimum Debt Yield	Intercreditor Agreement Required
Woodlands Mall(1)	$70,000,000	52.0%	1.25	x	8.6%	Yes
Uline Arena	$42,000,000	57.7%	1.75	x	7.18%	Yes
Victory Plaza(2)	$27,000,000	49.0%	1.75	x(2)	8.6%	Yes
Timlin Portfolio	$14,850,000	80.0%	1.20	x	N/A	Yes
Holiday Inn Express - Bluffton	$8,639,341	61.35%	2.10	x	12.4%	Yes

(1) The maximum permitted mezzanine debt is capped at $35,000,000
(2) Subject to a lease rollover for any given year not greater than 30%. Combined Minimum DSCR may not be less than the debt service coverage ratio at origination (1.75x).

The specific rights of the related mezzanine lender with respect to any such future mezzanine loan will be specified in the related intercreditor agreement and may include rights substantially similar to the cure and repurchase rights described above. The intercreditor agreement required to be entered into in connection with any future mezzanine loan or the incurrence of the future mezzanine loan will be subject to receipt of a Rating Agency Confirmation. The direct and/or indirect owners of a borrower under a Mortgage Loan are also generally permitted to pledge their interest in such borrower as security for a mezzanine loan in circumstances where the ultimate transfer of such interest to the mezzanine lender would be a permitted transfer under the related Mortgage Loan documents.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due on sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

Some of the Mortgage Loans do not prohibit affiliates of the related borrower from pledging their indirect ownership interests in the borrower in connection with pledges to an institutional lender providing a corporate line of credit or corporate credit facility as collateral for such corporate line of credit or corporate credit facility. In connection with those pledges, the Mortgage Loan documents may: (i) contain limitations on the amounts that such collateral may secure and prohibit foreclosure of such pledges unless such foreclosure would represent a transfer otherwise permitted under the Mortgage Loan documents but do not prohibit a change in control in the event of a permitted foreclosure; or (ii) require that such financing be secured by at least a certain number of assets other than such ownership interests in the related borrower.

See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Preferred Equity

Preferred equity structures would permit one or more special limited partners or members to receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Because preferred equity often provides for a higher rate of return to be paid to the holders of such preferred equity, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak and/or result in potential changes in the management of the related Mortgaged Property in the event the preferred return is not satisfied.

Other Secured Indebtedness

With respect to The Citizen Hotel Sacramento Mortgage Loan (4.2%), the related Mortgaged Property is also encumbered by two mortgage loans in the original aggregate principal amount of $5,950,000 (collectively, the “RASA Loans”) with the Redevelopment Agency of the City of Sacramento and currently held by the Redevelopment Agency Successor Agency (“RASA”), in connection with the initial construction and development of the Mortgaged Property. At origination, the lender, the borrower and RASA entered into a Subordination Agreement to confirm, among other things, the subordination of the liens created by the RASA Loans to that of the Mortgage Loan and the prohibition of RASA from exercising any remedies at lender without the consent of the lender under The Citizen Hotel Sacramento Mortgage Loan. See Annex A-3 for additional information regarding the RASA Loans.

Other Unsecured Indebtedness

Certain Mortgage Loans also permit the borrower’s parent to pledge direct or indirect ownership interests in the borrower in connection with corporate financing arrangements, provided that such financing is also secured by a significant number of assets other than such ownership interests in the borrower. In addition, certain Mortgage Loans permit the borrower to incur certain other subordinate indebtedness as described below:

●

With respect to the Hilton Penn’s Landing Mortgage Loan (8.6%), there is an outstanding “key money” loan from the franchisor to the borrower, in the original amount of $2,300,000 (the “Hilton Key Money Debt”), which is unsecured. On each anniversary of the hotel’s opening date, 1/20 of the original principal amount is forgiven without payment. The outstanding amount of the Hilton Key Money Debt as of the loan origination date of July 10, 2019 was approximately $1,955,000. The outstanding principal amount of the Key Money Debt will become immediately due and payable if (1) the franchise agreement is terminated at any time before the Hilton Key Money Debt has been fully forgiven or (2) the Mortgaged Property is transferred (unless the transferee assumes the obligations in a writing acceptable to the holder of the Key Money Debt), and will bear interest at 18% per annum if not paid within 10 days after it is due. The issuing entity would be subject to the obligations of the Hilton Key Money Debt if it took title to the Mortgaged Property while the franchise agreement is in effect. The Mortgage Loan documents provide for a nonrecourse carveout for any losses arising in connection with the repayment by the lender of the Hilton Key Money Debt (if and to the extent required by the holder of the Hilton Key Money Debt), it being agreed that such losses will be deemed to equal the amount paid under the Hilton Key Money Debt by the lender.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

The Whole Loans

General

Each of the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 as “888 Figueroa”, “Woodlands Mall”, “Uline Arena”, “505 Fulton Street”, “Pharr Town Center”, “Wind Creek Leased Fee”, “Moffett Towers II - Buildings 3 & 4”, “The Citizen Hotel Sacramento”, “Liberty MA Portfolio” and “Visions Hotel Portfolio II” securing 50.8% of the Initial Pool Balance is part of the related Whole Loan consisting of the Mortgage Loan and the related Pari Passu Companion Loan(s) and, in certain cases, the related Subordinate Companion Loan(s). In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder(s) of the related Companion Loan(s) (each, a “Companion Loan Holder”) are generally governed by an intercreditor agreement or co-lender agreement (each, an “Intercreditor Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and related Companion Loans are cross-collateralized and cross-defaulted.

Set forth in the following chart with respect to each Whole Loan is certain information regarding Mortgage Loans, any Pari Passu Companion Loan(s) and any Subordinate Companion Loan(s), including the identity of the current or anticipated holder of the controlling and non-controlling Mortgage Notes and the Cut-off Date Balance of each such Mortgage Loan and any related Companion Loan(s), which may be shown in the aggregate where the same holder holds more than one Mortgage Note.

Whole Loan Control Notes and Non-Control Notes

Mortgage Loan	Note(s)	Original Balance ($)	Cut-off Date Balance ($)	Current or Anticipated Holder of Note(s)(1)	Control Note (Yes/No)
888 Figueroa	A-1	$75,000,000	$75,000,000	CD 2019-CD8	Yes
	A-2	$20,000,000	$20,000,000	MUFG Principal Commercial Capital	No
	A-3	$20,000,000	$20,000,000	MUFG Principal Commercial Capital	No
	Total	$115,000,000	$115,000,000
Woodlands Mall	A-1-1	$30,000,000	$30,000,000	Benchmark 2019-B12	No(2)
	A-1-2	$21,400,000	$21,400,000	DBRI	No
	A-2	$50,000,000	$50,000,000	CD 2019-CD8	No
	A-3	$40,000,000	$40,000,000	DBRI	No
	A-4	$40,000,000	$40,000,000	DBRI	No
	A-5	$30,000,000	$30,000,000	Benchmark 2019-B12	No
	A-6	$20,000,000	$20,000,000	CD 2019-CD8	No
	A-7	$16,200,000	$16,200,000	Benchmark 2019-B12	No
	B	$177,400,000	$177,400,000	Benchmark 2019-B12	Yes(2)
	Total	$425,000,000	$425,000,000
Uline Arena	A-1	$42,000,000	$42,000,000	CD 2019-CD8	Yes
	A-2	$15,000,000	$15,000,000	CCRE Lending	No
	A-3	$10,000,000	$10,000,000	CCRE Lending	No
	A-4	$10,000,000	$10,000,000	CCRE Lending	No
	A-5	$7,000,000	$7,000,000	CCRE Lending	No
	A-6	$20,000,000	$20,000,000	Natixis Real Estate Capital LLC	No
	A-7	$16,000,000	$16,000,000	Natixis Real Estate Capital LLC	No
	Total	$120,000,000	$120,000,000
505 Fulton Street	A-1	$40,000,000	$40,000,000	CD 2019-CD8	No
	A-2	$45,000,000	$45,000,000	CGCMT 2019-GC41	Yes
	Total	$85,000,000	$85,000,000
Pharr Town Center	A-1	$40,000,000	$40,000,000	CD 2019-CD8	Yes
	A-2	$30,000,000	$30,000,000	DBRI	No
	Total	$70,000,000	$70,000,000
Wind Creek Leased Fee	A-1	$30,000,000	$30,000,000	CD 2019-CD8	No
	A-2	$10,000,000	$10,000,000	CD 2019-CD8	No
	A-3	$45,000,000	$45,000,000	CGCMT 2019-GC41	No

Mortgage Loan	Note(s)	Original Balance ($)	Cut-off Date Balance ($)	Current or Anticipated Holder of Note(s)(1)	Control Note (Yes/No)
A-4	$25,000,000	$25,000,000	DBRI	Yes
A-5	$25,000,000	$25,000,000	DBRI	No
A-6	$11,600,000	$11,600,000	DBRI	No
Total	$146,600,000	$146,600,000

Moffett Towers II - Buildings 3 & 4	A-1-A	$2,750,000	$2,750,000	MFTII 2019-B3B4	No
	A-1-B	$65,000,000	$65,000,000	Barclays Capital Real Estate Inc.	No
	A-1-C	$50,000,000	$50,000,000	BANK 2019-BNK19	No
	A-1-D	$49,750,000	$49,750,000	Barclays Capital Real Estate Inc.	No
	A-1-E	$25,000,000	$25,000,000	Barclays Capital Real Estate Inc.	No
	A-2-A	$1,125,000	$1,125,000	MFTII 2019-B3B4	No
	A-2-B	$34,450,000	$34,450,000	CD 2019-CD8	No
	A-2-C	$27,625,000	$27,625,000	CGCMT 2019-GC41	No
	A-3-A	$1,125,000	$1,125,000	MFTII 2019-B3B4	No
	A-3-B	$65,550,000	$65,550,000	Goldman Sachs Bank USA	No
	A-3-C	$27,625,000	$27,625,000	CGCMT 2019-GC41	No
	B-1	$85,250,000	$85,250,000	MFTII 2019-B3B4	Yes
	B-2	$34,875,000	$34,875,000	MFTII 2019-B3B4	No
	B-3	$34,875,000	$34,875,000	MFTII 2019-B3B4	No
	Total	$505,000,000	$505,000,000
The Citizen Hotel Sacramento	A	$34,000,000	$34,000,000	CD 2019-CD8	No(3)
	B	$6,000,000	$6,000,000	KCM Sacramento, LLC	Yes(3)
	Total	$40,000,000	$40,000,000
Liberty MA Portfolio	A-1	$20,000,000	$20,000,000	CD 2019-CD8	Yes
	A-2	$10,000,000	$10,000,000	CCRE Lending	No
	A-3	$5,500,000	$5,500,000	CCRE Lending	No
	Total	$35,500,000	$35,500,000
Visions Hotel Portfolio II	A-1	$28,500,000	$28,466,411	MSC 2019-H7	Yes
	A-2	$17,000,000	$16,979,965	CD 2019-CD8	No
	A-3	$16,700,000	$16,680,318	Starwood Mortgage Funding III LLC	No
	Total	$62,200,000	$62,126,694

(1)	The identification of a securitization trust means we have identified another securitization trust that has closed or as to which a preliminary prospectus (or preliminary offering circular) or final prospectus (or final offering circular) has printed that has or is expected to include the identified Mortgage Note(s).

(2)	With respect to the Woodlands Mall Whole Loan, the initial Control Note is Note B. Following the occurrence (and during the continuance) of a Woodlands Mall control appraisal period, Note A-1-1 will be the Control Note. See “Description of the Mortgage Pool—The Whole Loans—The AB Whole Loans—Woodlands Mall Whole Loan”

(3)	With respect to The Citizen Hotel Sacramento Whole Loan, the initial Control Note is Note B. Following the occurrence (and during the continuance) of a Note B control appraisal period (within the meaning of the related co-lender agreement), Note A will be the Control Note. See “Description of the Mortgage Pool—The Whole Loans—The AB Whole Loans—The Citizen Hotel Sacramento Whole Loan”.

“AB Whole Loan” means any Whole Loan comprised of a Mortgage Loan, a Subordinate Companion Loan and, in certain cases, one or more Pari Passu Companion Loans. The Woodlands Mall Whole Loan, the Moffett Towers II - Buildings 3 & 4 Whole Loan and The Citizen Hotel Sacramento Whole Loan are the only AB Whole Loans related to the issuing entity.

“BMARK 2019-B12 PSA” means the pooling and servicing agreement governing the servicing of the Woodlands Mall Whole Loan.

“Control Appraisal Period” means with respect to any Serviced AB Whole Loan, a “control appraisal period” (or analogous term) under the related Intercreditor Agreement.

“Control Note” means, with respect to any Whole Loan, the “Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Control Note with respect to each Whole Loan will be the promissory note(s) with a “Yes” answer in the column “Control Note (Yes/No)” in the table above entitled “Whole Loan Control Notes and Non-Control Notes”.

“Controlling Companion Loan” means, with respect to any Servicing Shift Whole Loan and the Wind Creek Leased Fee Whole Loan, the Companion Loan that is the Control Note for such Whole Loan.

“Controlling Holder” means, with respect to any Whole Loan, the holder of the related Control Note. As of the Closing Date, the Controlling Holder with respect to each Whole Loan will be the holder listed next to the related Control Note in the column “Current or Anticipated Holder of Note(s)” in the table above entitled “Whole Loan Control Notes and Non-Control Notes.”

“CGCMT 2019-GC41 PSA” means the pooling and servicing agreement governing the servicing of the 505 Fulton Street Whole Loan, and the servicing of the Wind Creek Leased Fee Whole Loan prior to the related Servicing Shift Securitization Date.

“MFTII 2019-B3B4 TSA” means the trust and servicing agreement governing the servicing of the Moffett Towers II - Buildings 3 & 4 Whole Loan.

“MSC 2019-H7 PSA” means the pooling and servicing agreement governing the servicing of the Visions Hotel Portfolio II Whole Loan.

“Non-Control Note” means, with respect to any Whole Loan, any “Non-Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Non-Control Note(s) with respect to each Whole Loan will be the promissory note(s) with “No” answers in the column “Control Note (Yes/No)” in the table above entitled “Whole Loan Control Notes and Non-Control Notes.”

“Non-Controlling Holder” means, with respect to any Whole Loan, the holder(s) of a Non-Control Note. As of the Closing Date, the Non-Controlling Holders with respect to each Whole Loan will be the holders listed next to the related Non-Control Notes in the column “Current or Anticipated Holder of Note(s)” in the table above entitled “Whole Loan Control Notes and Non-Control Notes.”

“Non-Serviced Certificate Administrator” means the certificate administrator under the Non-Serviced PSA relating to a Non-Serviced Whole Loan.

“Non-Serviced Companion Loan” means, with respect to each Non-Serviced Whole Loan, any promissory note that is a part of such Whole Loan other than the Non-Serviced Mortgage Loan.

“Non-Serviced Directing Holder” means the directing certificateholder (or equivalent entity) under the Non-Serviced PSA relating to a Non-Serviced Whole Loan.

“Non-Serviced Master Servicer” means the master servicer under the Non-Serviced PSA relating to a Non-Serviced Whole Loan.

“Non-Serviced Mortgage Loan” means each of (i) the Woodlands Mall Mortgage Loan, (ii) the 505 Fulton Street Mortgage Loan, (iii) the Wind Creek Leased Fee Mortgage Loan, (iv) the Moffett Towers II - Buildings 3 & 4 Mortgage Loan and (v) the Visions Hotel Portfolio II Mortgage Loan. On and after the related Servicing Shift Securitization Date, any Servicing Shift Mortgage Loan will be a Non-Serviced Mortgage Loan.

“Non-Serviced Pari Passu Companion Loan” means, with respect to each Non-Serviced Whole Loan, any pari passu promissory note other than the Non-Serviced Mortgage Loan.

“Non-Serviced Pari Passu Whole Loan” means each of (i) the 505 Fulton Street Whole Loan, (ii) the Wind Creek Leased Fee Whole Loan, and (iii) the Visions Hotel Portfolio II Whole Loan. On and after the related Servicing Shift Securitization Date, any Servicing Shift Mortgage Loan will be a Non-Serviced Pari Passu Whole Loan.

“Non-Serviced PSA” means the lead servicing agreement relating to a Non-Serviced Whole Loan (if applicable), which will be (i) with respect to the Woodlands Mall Whole Loan, the BMARK 2019-B12 PSA, (ii) with respect to the Moffett Towers II - Buildings 3 & 4 Whole Loan, the MFTII 2019-B3B4 TSA, (iii) with respect to the 505 Fulton Street Whole Loan, the CGCMT 2019-GC41 PSA, (iv) with respect to the Wind Creek Leased Fee Whole Loan, (a) prior to the related Servicing Shift Securitization Date, will be the CGCMT 2019-GC41 PSA and (b) after the related Servicing Shift Securitization Date, will be the pooling and servicing agreement that creates the trust whose assets include the related Control Note, (v) with respect to the Visions Hotel Portfolio II Whole Loan, the MSC 2019-H7 PSA, and (vi) with respect to any

Servicing Shift Whole Loan, on and after the related Servicing Shift Securitization Date, the related Servicing Shift PSA.

“Non-Serviced Securitization Trust” means a securitization trust that is created and governed by a Non-Serviced PSA.

“Non-Serviced Special Servicer” means the special servicer under the Non-Serviced PSA relating to a Non-Serviced Whole Loan.

“Non-Serviced Trustee” means the trustee under the Non-Serviced PSA relating to a Non-Serviced Whole Loan.

“Non-Serviced Whole Loan” means each of (i) the Woodlands Mall Whole Loan, (ii) the Moffett Towers II - Buildings 3 & 4 Whole Loan, and (iii) each Non-Serviced Pari Passu Whole Loan.

“Serviced AB Mortgage Loan” means any Serviced Mortgage Loan that is part of a Serviced AB Whole Loan.

“Serviced AB Whole Loan” means any Whole Loan serviced pursuant to the PSA comprised of a Serviced Mortgage Loan, a Serviced Subordinate Companion Loan and, in certain cases, one or more Pari Passu Companion Loans. For the avoidance of doubt, The Citizen Hotel Sacramento Whole Loan is the only Serviced AB Whole Loan related to the issuing entity.

“Serviced Companion Loan” means any Pari Passu Companion Loan and any Serviced Subordinate Companion Loan.

“Serviced Mortgage Loan” means any Mortgage Loan included in the issuing entity that is serviced under the PSA. For the avoidance of doubt, “Serviced Mortgage Loans” exclude any Non-Serviced Mortgage Loan. Prior to the related Servicing Shift Securitization Date, any Servicing Shift Mortgage Loan will be a Serviced Mortgage Loan.

“Serviced Pari Passu Companion Loan” means, with respect to each Serviced Pari Passu Whole Loan, any pari passu promissory note that is a part of such Whole Loan other than the Serviced Pari Passu Mortgage Loan.

“Serviced Pari Passu Mortgage Loan” means each of (i) the 888 Figueroa Mortgage Loan, (ii) the Uline Arena Mortgage Loan, (iii) the Pharr Town Center Mortgage Loan and (iv) the Liberty MA Portfolio Mortgage Loan. Prior to the related Servicing Shift Securitization Date, any Servicing Shift Mortgage Loan will be a Serviced Pari Passu Mortgage Loan.

“Serviced Pari Passu Whole Loan” means each of (i) the 888 Figueroa Whole Loan, (ii) the Uline Arena Whole Loan, (iii) the Pharr Town Center Whole Loan and (iii) the Liberty MA Portfolio Whole Loan. Prior to the related Servicing Shift Securitization Date, any Servicing Shift Whole Loan will be a Serviced Pari Passu Whole Loan.

“Serviced Subordinate Companion Loan” means, with respect to any Serviced AB Whole Loan, any subordinate promissory note that is part of such Whole Loan that is subordinate to the related Serviced Mortgage Loan.

“Serviced Whole Loan” means any Serviced Pari Passu Whole Loan or Serviced AB Whole Loan.

“Servicing Shift Mortgage Loan” means, with respect to any Servicing Shift Whole Loan, the related Mortgage Loan included in the issuing entity.

“Servicing Shift PSA” means, with respect to any Servicing Shift Whole Loan, the pooling and servicing agreement governing the securitization of the related Controlling Companion Loan.

“Servicing Shift Securitization Date” means, with respect to any Servicing Shift Whole Loan and the Wind Creek Leased Fee Whole Loan, the date on which the related Controlling Companion Loan is included in a securitization trust.

“Servicing Shift Whole Loan” means any Whole Loan serviced under the PSA as of the Closing Date, which includes a Servicing Shift Mortgage Loan included in the issuing entity and one or more Pari Passu Companion Loans not included in the issuing entity, but the servicing of which is expected to shift to the related Servicing Shift PSA entered into in connection with the securitization of the related Controlling Companion Loan on and after the related Servicing Shift Securitization Date. As of the Closing Date, there will be no Servicing Shift Whole Loans included in the issuing entity.

“Subordinate Companion Loan” means with respect to any Whole Loan, any related subordinated note not included in the issuing entity, which is generally subordinated in right of payment to the related Mortgage Loan to the extent set forth in the related Intercreditor Agreement.

“Whole Loan” means each of (i) the 888 Figueroa Whole Loan, (ii) the Woodlands Mall Whole Loan, (iii) the Uline Arena Whole Loan, (iv) the 505 Fulton Street Whole Loan, (v) the Pharr Town Center Whole Loan, (vi) the Wind Creek Leased Fee Whole Loan, (vii) the Moffett Towers II - Buildings 3 & 4 Whole Loan, (viii) The Citizen Hotel Sacramento Whole Loan, (ix) the Liberty MA Portfolio Whole Loan and (x) the Visions Hotel Portfolio II Whole Loan, and, as the context may require and as applicable.

The following table provides certain information with respect to each Mortgage Loan that has a corresponding Companion Loan:

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan LTV Ratio(1)	Mortgage Loan Underwritten NCF DSCR(1))	Mortgage Loan Underwritten NOI Debt Yield(1)	Whole Loan LTV Ratio(2)(3)	Whole Loan Underwritten NCF DSCR(2)	Whole Loan Underwritten NOI Debt Yield(2)
888 Figueroa	$75,000,000	9.2%	$40,000,000	N/A	54.8%	2.53x	10.1%	54.8%	2.53x	10.1%
Woodlands Mall	$70,000,000	8.6%	$177,600,000	$177,400,000	26.0%	3.95x	17.4%	44.6%	2.30x	10.1%
Uline Arena	$42,000,000	5.2%	$78,000,000	N/A	56.6%	1.75x	7.4%	56.6%	1.75x	7.4%
505 Fulton Street	$40,000,000	4.9%	$45,000,000	N/A	48.6%	2.67x	9.9%	48.6%	2.67x	9.9%
Pharr Town Center	$40,000,000	4.9%	$30,000,000	N/A	67.1%	1.36x	8.6%	67.1%	1.36x	8.6%
Wind Creek Leased Fee	$40,000,000	4.9%	$106,600,000	N/A	85.0%	1.27x	7.1%	85.0%	1.27x	7.1%
Moffett Towers II - Buildings 3 & 4	$34,450,000	4.2%	$315,550,000	$155,000,000	44.3%	3.46x	13.2%	63.9%	2.40x	9.2%
The Citizen Hotel Sacramento	$34,000,000	4.2%	N/A	$6,000,000	53.4%	2.95x	14.9%	62.8%	2.06x	12.7%
Liberty MA Portfolio	$20,000,000	2.5%	$15,500,000	N/A	66.2%	1.52x	10.9%	66.2%	1.52x	10.9%
Visions Hotel Portfolio II	$16,979,965	2.1%	$45,146,730	N/A	59.2%	2.08x	14.3%	59.2%	2.08x	14.3%

(1)	Calculated based on the balance of or debt service on, as applicable, the related Whole Loan excluding any related Subordinate Companion Loans.

(2)	Calculated based on the balance of or debt service on, as applicable, the related Whole Loan excluding any related mezzanine debt.

(3)	Calculated based on other than the “as is” Appraised Value with respect to the 888 Figueroa, Uline Arena, Moffett Towers II – Buildings 3 & 4, The Citizen Hotel Sacramento, Liberty MA Portfolio and Visions Hotel Portfolio II Whole Loans. See “—Appraised Value” above for more information.

The Serviced Pari Passu Whole Loans

The Serviced Pari Passu Whole Loans will be serviced pursuant to the PSA in accordance with the terms of the PSA and the related Intercreditor Agreement. None of the master servicer, the special servicer or the trustee will be required to make a monthly payment advance on any Serviced Pari Passu Companion Loan, but the master servicer or the trustee, as applicable, will be required to make Servicing Advances on the Serviced Pari Passu Whole Loans unless such advancing party (or, even if it is not the advancing party, the special servicer) determines that such a Servicing Advance would be a Nonrecoverable Advance.

Any Servicing Shift Whole Loan will be serviced pursuant to the PSA (and, accordingly, will be a Serviced Pari Passu Whole Loan) prior to the related Servicing Shift Securitization Date, after which such Whole Loan will be serviced pursuant to the related Non-Serviced PSA (and, accordingly, will be a Non-

Serviced Whole Loan). With respect to a Servicing Shift Whole Loan, the discussion under this section only applies to the period prior to the related Servicing Shift Securitization Date. For the avoidance of doubt, there are no Servicing Shift Whole Loans included in the issuing entity.

Intercreditor Agreement

The Intercreditor Agreement related to each Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Serviced Pari Passu Whole Loan (and consequently, the related Serviced Mortgage Loan and each Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●	All payments, proceeds and other recoveries on the Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the PSA, in accordance with the terms of the PSA).

●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Serviced Pari Passu Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than, without the consent of the non-transferring noteholder, a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii) (a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), or (b) if any such non-transferring holder’s interest in the related Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Serviced Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the PSA.

With respect to each Serviced Pari Passu Whole Loan, certain costs and expenses (such as a pro rata share of a Servicing Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Trust’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan.

Control Rights with respect to Serviced Pari Passu Whole Loans Other than any Servicing Shift Whole Loan

With respect to any Serviced Pari Passu Whole Loan (other than any Servicing Shift Whole Loan), the related Control Note will be included in the Trust, and the Directing Holder will have certain consent rights (prior to the occurrence and continuance of a Control Termination Event) and consultation rights (after the occurrence of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event) with respect to such Mortgage Loan as described under “Pooling and Servicing Agreement—The Directing Holder”.

Control Rights with respect to a Servicing Shift Whole Loan

With respect to a Servicing Shift Whole Loan prior to the related Servicing Shift Securitization Date, the related Control Note will be held as of the Closing Date by the related Controlling Holder. The related Controlling Holder will be entitled (i) to direct the servicing of such Whole Loan, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided that with respect to a Servicing Shift Whole Loan, if such holder or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the related Control Note is held by the borrower or an affiliate thereof, no party will be entitled to exercise the rights of such “Controlling Holder”, and there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement.

Certain Rights of each Non-Controlling Holder

With respect to each Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (a “Non-Controlling Holder”) (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and consultation rights described below; provided that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the right of a Non-Controlling Holder, and/or there will be deemed to be no such Non-Controlling Holder under the related Intercreditor Agreement with respect to such Non-Control Note. With respect to a Servicing Shift Whole Loan, one or more related Non-Control Notes will be included in the Trust, and the Directing Holder, prior to the occurrence and continuance of a Control Termination Event, or the operating advisor (consistent with the Operating Advisor Standard), following the occurrence and during the continuance of a Control Termination Event, will be entitled to exercise the consent or consultation rights described below.

The special servicer will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the Directing Holder with respect to the implementation of any recommended actions outlined in an Asset Status Report relating to such Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari Passu Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the Directing Holder due to the occurrence of a Control Termination Event or Consultation Termination Event) and (ii) to use reasonable efforts to consult each such Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the special servicer or any proposed action to be taken by such special servicer in respect of such Serviced Pari Passu Whole Loan that constitutes a Major Decision.

Such non-binding consultation right will expire ten (10) business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto) (unless the special servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the special servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to attend annual meetings (which may be held telephonically) with the master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Whole Loan are discussed.

If a Servicer Termination Event has occurred with respect to the special servicer that affects a Non-Controlling Holder, such holder will have the right to direct the trustee to terminate the special servicer under the PSA solely with respect to the related Serviced Pari Passu Whole Loan.

Sale of Defaulted Mortgage Loan

If any Serviced Pari Passu Whole Loan becomes a Defaulted Loan, and if the special servicer decides to sell the related Serviced Pari Passu Mortgage Loan, such special servicer will be required to sell such Serviced Pari Passu Mortgage Loan and each related Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, such special servicer will not be permitted to sell a Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by such special servicer, a copy of the most recent appraisal and certain other supplementary documents (if reasonably requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Directing Holder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the master servicer or special servicer in connection with the proposed sale.

The Non-Serviced Pari Passu Whole Loans

Each Non-Serviced Pari Passu Whole Loan will be serviced pursuant to the related Non-Serviced PSA in accordance with the terms of such Non-Serviced PSA and the related Intercreditor Agreement. No Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee will be required to make monthly payment advances on a Non-Serviced Mortgage Loan, but the related Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, will be required to (and the Non-Serviced Special Servicer, at its option in certain cases, may) make servicing advances on the related Non-Serviced Whole Loan in accordance with the terms of the related Non-Serviced PSA unless such advancing party (or, in certain cases, the related Non-Serviced Special Servicer, even if it is not the advancing party) determines that such a servicing advance would be a nonrecoverable advance. Monthly payment advances on each Non-Serviced Mortgage Loan will be made by the master servicer or the trustee, as applicable, to the extent provided under the PSA. None of the master servicer, the special servicer or the trustee will be obligated to make servicing advances with respect to a Non-Serviced Whole Loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” for a description of the servicing terms of the Non-Serviced PSAs.

Intercreditor Agreement

The Intercreditor Agreement related to each Non-Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Non-Serviced Pari Passu Whole Loan (and consequently, the related Non-Serviced Mortgage Loan and each Non-Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●	All payments, proceeds and other recoveries on the Non-Serviced Whole Loan will be applied to the promissory notes comprising such Non-Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Non-Serviced PSA, in accordance with the terms of the related Non-Serviced PSA).

●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Non-Serviced Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than, without the consent of the non-transferring noteholder, a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii) (a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), or (b) if any such non-transferring holder’s interest in the related Non-Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Non-Serviced Mortgage Loan together with the related Non-Serviced Pari Passu Companion Loans in accordance with the terms of the related Non-Serviced PSA.

Any losses, liabilities, claims, costs and expenses incurred in connection with a Non-Serviced Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the related Non-Serviced Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization.

Control Rights

With respect to each Non-Serviced Whole Loan (including any Servicing Shift Whole Loan on or after the related Servicing Shift Securitization Date), the related Control Note will be held as of the Closing Date by the related Controlling Holder. The related Controlling Holder (or a designated representative) will be entitled (i) to direct the servicing of such Whole Loan, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided that with respect to each Non-Serviced Whole Loan, if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of the “Controlling Holder”, and/or there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement.

Certain Rights of each Non-Controlling Holder

With respect to any Non-Serviced Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization (or other designated party under the related pooling and servicing agreement)) will be entitled to certain consent and consultation rights described below; provided that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of a Non-Controlling Holder, and/or there will be deemed to be no “Non-Controlling Holder” with respect to such Non-Control Note under the related Intercreditor Agreement. With respect to each Non-Serviced Whole Loan (including any Servicing Shift Whole Loan on or after the related Servicing Shift Securitization Date), one or more related Non-Control Notes will be included in the issuing entity, and the Directing Holder, prior to the occurrence and continuance of a Control Termination Event, or the special servicer (consistent with the Servicing Standard), following the occurrence and during the continuance of a Control Termination Event, will be entitled to exercise the consent or consultation rights described above.

With respect to any Non-Serviced Whole Loan, the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable pursuant to the related Intercreditor Agreement, will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the related Non-Serviced Directing Holder under the related Non-Serviced PSA with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Non-Serviced Whole Loan or any proposed action to be taken in respect of a major decision under the related Non-Serviced PSA with respect to such Non-Serviced Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the related Non-Serviced Directing Holder due to the occurrence and continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Non-Serviced PSA) and (ii) to consult (or to use reasonable efforts to consult) each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by such Non-Serviced Special Servicer or any proposed action to be taken by such Non-Serviced Special Servicer in respect of the applicable major decision.

Such consultation right will expire ten (10) business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Holder has responded within such period (unless the related Non-Serviced Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the related Non-Serviced Special Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

If the related Non-Serviced Special Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Non-Serviced Whole Loan, it may take, in accordance with the servicing standard under the Non-Serviced PSA, any action constituting a major decision with respect to such Non-Serviced Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned ten (10) business day period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to attend annual meetings (which may be held telephonically) with the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to the related Non-Serviced Whole Loan are discussed.

If a special servicer termination event under the related Non-Serviced PSA has occurred that affects a Non-Controlling Holder, such holder will have the right to direct the related Non-Serviced Trustee to terminate the related Non-Serviced Special Servicer under such Non-Serviced PSA solely with respect to the related Non-Serviced Whole Loan.

Custody of the Mortgage File

The Non-Serviced Custodian is the custodian of the mortgage file related to the related Non-Serviced Whole Loan (other than any promissory notes not contributed to the related Non-Serviced Securitization Trust).

Sale of Defaulted Mortgage Loan

If any Non-Serviced Whole Loan becomes a defaulted mortgage loan, and if the related Non-Serviced Special Servicer decides to sell the related Control Note contributed to the Non-Serviced Securitization Trust, such Non-Serviced Special Servicer will be required to sell the related Non-Serviced Mortgage Loan and each Non-Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell a Non-Serviced Whole Loan without the consent of each Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Non-Serviced Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related Non-Serviced Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Non-Serviced Directing Holder under the related Non-Serviced PSA) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer in connection with the proposed sale.

The AB Whole Loans

Woodlands Mall Whole Loan

General

The Woodlands Mall Mortgage Loan (8.6%) is part of a loan combination structure comprised of nine notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Woodlands Mall Whole Loan (as defined below) is evidenced by: (i) two senior pari passu promissory notes designated as Note A-2, having a Cut-off Date Balance of $50,000,000 (the “Woodlands Mall Note A-2”) and Note A-6, having a Cut-off Date Balance of $20,000,000 (the

“Woodlands Mall Note A-6” and, collectively with the Woodlands Mall Note A-2, the “Woodlands Mall Mortgage Loan”) (ii) six senior pari passu promissory notes designated as Note A-1-1, having a Cut-off Date Balance of $30,000,000 (the “Woodlands Mall Note A-1-1”), Note A-1-2, having a Cut-off Date Balance of $21,400,000 (the “Woodlands Mall Note A-1-2”), Note A-3, having a Cut-off Date Balance of $40,000,000 (the “Woodlands Mall Note A-3”), Note A-4, having a Cut-off Date Balance of $40,000,000 (the “Woodlands Mall Note A-4”) Note A-5, having a Cut-off Date Balance of $30,000,000 (the “Woodlands Mall Note A-5”) and Note A-7, having a Cut-off Date balance of $16,200,000 (the “Woodlands Mall Note A-7”) (together with the Woodlands Mall Mortgage Loan, the “Woodlands Mall Senior Notes” or the “Woodlands Mall A Notes” and the holders of such Woodlands Mall Senior Notes, the “Woodlands Mall Note A Holders” and each holder, a “Woodlands Mall Note A Holder”) and (iii) one promissory note B with a principal balance as of the Cut-off Date of $177,400,000 that evidences a Subordinate Companion Loan (the “Woodlands Mall Subordinate Companion Loan”), which is subordinate to the Woodlands Mall Senior Notes. The holder of the Woodlands Mall Subordinate Companion Loan is referred to in this prospectus as the “Woodlands Mall Subordinate Companion Loan Holder”. The Woodlands Mall Senior Notes and the Woodlands Mall Subordinate Companion Loan are collectively referred to in this prospectus as the “Woodlands Mall Whole Loan”.

The rights of the holders of the promissory notes evidencing the Woodlands Mall Whole Loan (the “Woodlands Mall Noteholders”) are subject to a Co-Lender Agreement (the “Woodlands Mall Intercreditor Agreement”). The following summaries describe certain provisions of the Woodlands Mall Intercreditor Agreement.

Servicing

The Woodlands Mall Whole Loan will be serviced and administered pursuant to the terms of the BMARK 2019-B12 PSA entered into in connection with the Benchmark 2019-B12 securitization transaction (the “BMARK 2019-B12 Securitization”) in the manner described under “ “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”, and the Woodlands Mall Intercreditor Agreement. The applicable Non-Serviced Master Servicer or the Non-Serviced Trustee, as applicable, under the BMARK 2019-B12 PSA will be responsible for making any required servicing advances with respect to the Woodlands Mall Whole Loan, in each case unless the applicable master servicer or the trustee, as applicable, or the special servicer under the BMARK 2019-B12 PSA determines that such an advance would not be recoverable from collections on the Woodlands Mall Whole Loan.

Application of Payments

The Woodlands Mall Intercreditor Agreement sets forth the respective rights of the holders of the Woodlands Mall Senior Notes and the Woodlands Mall Subordinate Companion Loan with respect to distributions of funds received in respect of the Woodlands Mall Whole Loan, and provides, in general, that the Woodlands Mall Subordinate Companion Loan and the respective rights of the holder of the Woodlands Mall Subordinate Companion Loan to receive payments of interest, principal and other amounts with respect to the Woodlands Mall Subordinate Companion Loan, respectively, will, prior to a Woodlands Mall Sequential Pay Event (as defined below), be junior, subject and subordinate to the Woodlands Mall Senior Notes and the respective rights of the holders of the Woodlands Mall Senior Notes to receive payments of interest, principal and other amounts with respect to the Woodlands Mall Senior Notes, respectively, as and to the extent set forth in the Woodlands Mall Intercreditor Agreement.

If no Woodlands Mall Sequential Pay Event has occurred and is continuing, all amounts tendered by the borrower or otherwise available for payment on the Woodlands Mall Whole Loan (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied by the related Non-Serviced Master Servicer in the following order of priority:

first, to each Woodlands Mall Note A Holder, pro rata (based on their respective entitlements to interest) in an amount equal to the accrued and unpaid interest on their respective principal balances, at the applicable note interest rate (net of the servicing fee rate);

second, to each Woodlands Mall Note A Holder, pro rata (based on their respective principal balances), in an aggregate amount equal to all principal payments received, including any insurance and condemnation proceeds received, if any, until the respective principal balances have been reduced to zero;

third, to each Woodlands Mall Note A Holder, pro rata (based on their respective entitlements to interest) up to the amount of any unreimbursed out-of-pocket costs and expenses paid by such Woodlands Mall Note A Holders, including any advances paid from sources other than collections and not previously reimbursed by the borrower (or paid or advanced by the Non-Served Master Servicer or the Non-Serviced Special Servicer, as applicable, on its behalf and not previously paid or reimbursed to such servicer) with respect to the Woodlands Mall Whole Loan pursuant to the Woodlands Mall Intercreditor Agreement or the BMARK 2019-B12 PSA;

fourth, if the proceeds of any foreclosure sale or any liquidation of the Woodlands Mall Whole Loan or the Woodlands Mall Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(iii) and, as a result of a written modification, waiver, amendment, restructuring or workout of the Woodlands Mall Whole Loan (a “Woodlands Mall Workout”), the aggregate principal balance of the Woodlands Mall Senior Notes has been reduced, such excess amount will be paid to each Woodlands Mall Note A Holder pro rata (based on their respective principal balances), in an aggregate amount up to the reduction, if any, of the respective principal balances as a result of such Woodlands Mall Workout, plus interest on such amount at the related note interest rate;

fifth, to the extent the Woodlands Mall Subordinate Companion Loan Holder has made any payments or advances to cure defaults pursuant to the Woodlands Mall Intercreditor Agreement, to reimburse the Woodlands Mall Subordinate Companion Loan Holder for all such cure payments;

sixth, to the Woodlands Mall Subordinate Companion Loan Holder in an amount equal to the accrued and unpaid interest on the principal balance of the Woodlands Mall Subordinate Companion Loan at the applicable note interest rate (net of the servicing fee rate);

seventh, to the Woodlands Mall Subordinate Companion Loan Holder in an amount equal to all principal payments received, including any insurance and condemnation proceeds, if any, remaining after giving effect to the allocations in clause (ii) above, until the principal balance of the Woodlands Mall Subordinate Companion Loan has been reduced to zero;

eighth, if the proceeds of any foreclosure sale or any liquidation of the Woodlands Mall Whole Loan or the Woodlands Mall Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(vii) and, as a result of a Woodlands Mall Workout, the principal balance of the Woodlands Mall Subordinate Companion Loan has been reduced, such excess amount will be required to be paid to the Woodlands Mall Subordinate Companion Loan Holder in an amount up to the reduction, if any, of the principal balance of the Woodlands Mall Subordinate Companion Loan as a result of such Woodlands Mall Workout, plus interest on such amount at the related note interest rate;

ninth, to each Woodlands Mall Note A Holder, pro rata (based on their respective principal balances), in an aggregate amount equal to the product of (i) the Woodlands Mall Note A Percentage Interest (as defined below) multiplied by (ii) the Woodlands Mall Note A Relative Spread (as defined below) and (iii) any prepayment premium to the extent paid by the borrower;

tenth, to the Woodlands Mall Subordinate Companion Loan Holder in an amount equal to the product of (i) the Woodlands Mall Subordinate Companion Loan Percentage Interest (as defined below) multiplied by (ii) the Woodlands Mall Subordinate Companion Loan Relative Spread (as defined below) and (iii) any prepayment premium to the extent paid by the borrower;

eleventh, to the extent assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the BMARK 2019-B12 PSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable (in each case provided that such reimbursements or payments relate to the Woodlands Mall Whole Loan), any such assumption or transfer fees, to the extent actually paid by the borrower, will be required to be paid pro rata to the Woodlands Mall Note A Holders and the Woodlands Mall Subordinate Companion Loan Holder in accordance with the Woodlands Mall Note A Percentage Interest and the Woodlands Mall Subordinate Companion Loan Percentage Interest, respectively, with the amount distributed to the Woodlands Mall Note A Holders to be allocated among each Woodlands Mall Note A Holder pro rata based on their respective principal balances; and

twelfth, if any excess amount, including, without limitation, any default interest, is available to be distributed in respect of the Woodlands Mall Whole Loan, and not otherwise applied in accordance with the foregoing clauses (i)-(xi), any remaining amount will be paid pro rata to the Woodlands Mall Note A Holders and the Woodlands Mall Subordinate Companion Loan Holder in accordance with the initial Woodlands Mall Note A Percentage Interest and the initial Woodlands Mall Subordinate Companion Loan Percentage Interest, respectively, with the amount distributed to the Woodlands Mall Note A Holders to be allocated among each Woodlands Mall Note A Holder pro rata based on their respective principal balances.

Upon the occurrence and continuance of a Woodlands Mall Sequential Pay Event, amounts tendered by the borrower or otherwise available for payment on the Woodlands Mall Whole Loan or the Woodlands Mall Mortgaged Property or amounts realized on proceeds thereof (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

first, to each Woodlands Mall Note A Holder, pro rata (based on their respective entitlements to interest) in an amount equal to the accrued and unpaid interest on their respective principal balances, at the applicable note interest rate (net of the servicing fee rate);

second, to the Woodlands Mall Subordinate Companion Loan Holder in an amount equal to the accrued and unpaid interest on the Woodlands Mall Subordinate Companion Loan principal balance at the applicable note interest rate (net of the servicing fee rate);

third, to each Woodlands Mall Note A Holder, pro rata (based on their respective principal balances), in reduction of their respective principal balances, until such principal balances have been reduced to zero;

fourth, to each Woodlands Mall Note A Holder, pro rata (based on their respective entitlements), up to the amount of any unreimbursed out-of-pocket costs and expenses paid by such Woodlands Mall Note A Holders, including any advances paid from sources other than collections, in each case to the extent reimbursable by the borrower but not previously reimbursed by the borrower (or paid or advanced by the applicable Non-Serviced Master Servicer or the Non-Serviced Special Servicer, as applicable, on its behalf and not previously paid or reimbursed to such servicer), with respect to the Woodlands Mall Whole Loan pursuant to the Woodlands Mall Intercreditor Agreement or the BMARK 2019-B12 PSA;

fifth, if the proceeds of any foreclosure sale or any liquidation of the Woodlands Mall Whole Loan or the Woodlands Mall Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(iv) and, as a result of a Woodlands Mall Workout the aggregate principal balance of the Woodlands Mall Senior Notes has been reduced, such excess amount will be required to be paid to each Woodlands Mall Note A Holder pro rata (based on their respective principal balances) in an aggregate amount up to the reduction, if any, of based on their respective principal balances as a result of such Woodlands Mall Workout, plus interest on such amount at the related note interest rate;

sixth, to the extent the Woodlands Mall Subordinate Companion Loan Holder has made any payments or advances to cure defaults pursuant to the Woodlands Mall Intercreditor Agreement, to reimburse the Woodlands Mall Subordinate Companion Loan Holder for all such cure payments; and to the Woodlands Mall Subordinate Companion Loan Holder in the amount of any other unreimbursed reasonable out-of-pocket costs and expenses paid by the Woodlands Mall Subordinate Companion Loan Holder, in each case to the extent reimbursable by, but not previously reimbursed by, the borrower;

seventh, to the Woodlands Mall Subordinate Companion Loan Holder, until the principal balance of the Woodlands Mall Subordinate Companion Loan has been reduced to zero;

eighth, to each Woodlands Mall Note A Holder, pro rata (based on their respective principal balances) in an aggregate amount equal to the product of (i) the Woodlands Mall Note A Percentage Interest multiplied by (ii) Woodlands Mall Note A Relative Spread and (iii) any prepayment premium to the extent paid by the borrower;

ninth, to the Woodlands Mall Subordinate Companion Loan Holder in an amount equal to the product of (i) the Woodlands Mall Subordinate Companion Loan Percentage Interest multiplied by (ii) the Woodlands Mall Subordinate Companion Loan Relative Spread and (iii) any prepayment premium to the extent paid by the borrower;

tenth, if the proceeds of any foreclosure sale or any liquidation of the Woodlands Mall Whole Loan or the Woodlands Mall Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(ix) and, as a result of a Woodlands Mall Workout the principal balance of the Woodlands Mall Subordinate Companion Loan has been reduced, such excess amount will be paid to the Woodlands Mall Subordinate Companion Loan Holder in an amount up to the reduction, if any, of the principal balance of the Woodlands Mall Subordinate Companion Loan as a result of such Woodlands Mall Workout, plus interest on such amount at the related note interest rate;

eleventh, to the extent assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the BMARK 2019-B12 PSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate the applicable Non-Serviced Master Servicer or the Non-Serviced Special Servicer, as applicable (in each case provided that such reimbursements or payments relate to the Woodlands Mall Whole Loan), any such assumption or transfer fees, to the extent actually paid by the borrower, will be required to be paid pro rata to the Woodlands Mall Note A Holders and the Woodlands Mall Subordinate Companion Loan Holder in accordance with the Woodlands Mall Note A Percentage Interest and the Woodlands Mall Subordinate Companion Loan Percentage Interest, respectively, with the amount distributed to the Woodlands Mall Note A Holders to be allocated between the Woodlands Mall Note A Holders pro rata based on their respective principal balances; and

twelfth, if any excess amount, including, without limitation, any default interest, is available to be distributed in respect of the Woodlands Mall Whole Loan, and not otherwise applied in accordance with the foregoing clauses (i)-(xi), any remaining amount will be paid pro rata to the Woodlands Mall Note A Holders and the Woodlands Mall Subordinate Companion Loan Holder in accordance with the Woodlands Mall Note A Percentage Interest and the Woodlands Mall Subordinate Companion Loan Percentage Interest, respectively, with the amount distributed to the Woodlands Mall Note A Holders to be allocated between the Woodlands Mall Note A Holders pro rata based on their respective principal balances.

“Woodlands Mall Note A Percentage Interest” means a fraction, expressed as a percentage, the numerator of which is the sum of the principal balances of the Woodlands Mall Senior Notes, and the denominator of which is the sum of the principal balances of the Woodlands Mall Senior Notes and the principal balance of the Woodlands Mall Subordinate Companion Loan.

“Woodlands Mall Note A Rate” means 4.256%.

“Woodlands Mall Note A Relative Spread” means the ratio of the Woodlands Mall Note A Rate to the weighted average of the Woodlands Mall Note A Rate and the Woodlands Mall Subordinate Companion Loan Rate.

“Woodlands Mall Note A-1-1 Holder” means the holder of Woodlands Mall Note A-1-1.

“Woodlands Mall Subordinate Companion Loan Percentage Interest” means a fraction, expressed as a percentage, the numerator of which is the principal balance of the Woodlands Mall Subordinate

Companion Loan, and the denominator of which is the sum of the principal balances of the Woodlands Mall Senior Notes and the principal balance of the Woodlands Mall Subordinate Companion Loan.

“Woodlands Mall Subordinate Companion Loan Rate” means 4.256%.

“Woodlands Mall Subordinate Companion Loan Relative Spread” means the ratio of the Woodlands Mall Subordinate Companion Loan Rate to the weighted average of the Woodlands Mall Note A Rate and the Woodlands Mall Subordinate Companion Loan Rate.

“Woodlands Mall Sequential Pay Event” means any event of default under the Woodlands Mall Whole Loan with respect to an obligation to pay money due under the Woodlands Mall Whole Loan, any other event of default for which the Woodlands Mall Whole Loan is actually accelerated or any other event of default which causes the Woodlands Mall Whole Loan to become a specially serviced loan under the BMARK 2019-B12 PSA, or any bankruptcy or insolvency event that constitutes an event of default under the Woodlands Mall Whole Loan; provided, however, that unless the applicable Non-Serviced Master Servicer or the Non-Serviced Special Servicer, as applicable, has notice or knowledge of such event at least 10 business days prior to the applicable distribution date, distributions will be made sequentially beginning on the subsequent distribution date; provided, further, that the aforementioned requirement of notice or knowledge will not apply in the case of distribution of the final proceeds of a liquidation or final disposition of the Woodlands Mall Whole Loan. A Woodlands Mall Sequential Pay Event will no longer exist to the extent it has been cured (including any cure payment made by the Woodlands Mall Subordinate Companion Loan Holder in accordance with the Woodlands Mall Intercreditor Agreement) and will not be deemed to exist to the extent the Woodlands Mall Subordinate Companion Loan Holder is exercising its cure rights under the Woodlands Mall Intercreditor Agreement or the default that led to the occurrence of such the Woodlands Mall Sequential Pay Event has otherwise been cured or waived.

Consultation and Control

Pursuant to the Woodlands Mall Intercreditor Agreement, the controlling holder with respect to the Woodlands Mall Whole Loan (the “Woodlands Mall Controlling Noteholder”), as of any date of determination, will be (i) the Woodlands Mall Subordinate Companion Loan Holder, unless a Woodlands Mall Control Appraisal Period (as defined below) has occurred and is continuing, and (ii) if and for so long as a Woodlands Mall Control Appraisal Period has occurred and is continuing, the Woodlands Mall Note A-1-1 Holder; provided, however, that at any time the Woodlands Mall Note A-1-1 Holder is the Woodlands Mall Controlling Noteholder and the Woodlands Mall Note A-1-1 is included in the BMARK 2019-B12 Securitization, references to the “Woodlands Mall Controlling Noteholder” will mean the “controlling class certificateholder” (or its representative) under the BMARK 2019-B12 PSA or any other party assigned the rights to exercise the rights of the “Controlling Noteholder” under the Woodlands Mall Intercreditor Agreement, as and to the extent provided in the BMARK 2019-B12 PSA. As of the Closing Date, the rights of the Woodlands Mall Controlling Noteholder will be exercised by the Woodlands Mall Subordinate Companion Loan Holder.

Pursuant to the terms of the Woodlands Mall Intercreditor Agreement, if any consent, modification, amendment or waiver under or other action in respect of the Woodlands Mall Loan Combination (whether or not a servicing transfer event has occurred and is continuing) that would constitute a Woodlands Mall Major Decision (as defined below) has been requested or proposed, at least 10 business days (or 30 days with respect to any proposed modification or waiver of any material provision in the related Mortgage Loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the borrower) prior to taking action with respect to such Woodlands Mall Major Decision (or making a determination not to take action with respect to such Woodlands Mall Major Decision), the Non-Serviced Master Servicer or the Non-Serviced Special Servicer must receive the written consent of the Woodlands Mall Controlling Noteholder (or its representative) before implementing a decision with respect to such Woodlands Mall Major Decision, provided that if the Non-Serviced Master Servicer or the Non-Serviced Special Servicer, as the case may be, does not receive a response within 10 business days (or 30 days with respect to any proposed modification or waiver of any material provision in the related Mortgage Loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the borrower) of its delivery of notice of a Woodlands Mall Major Decision and the Major Decision Reporting Package (as such term is defined in the Woodlands Mall Intercreditor Agreement), then the Woodlands Mall Controlling Noteholder (or its controlling noteholder representative) will be deemed to have approved such action. Notwithstanding the provisions set forth in the previous paragraph, in the event that the Non-Serviced Special Servicer or the Non-Serviced Master Servicer (in the event the Non-Serviced Master Servicer is otherwise authorized by the Woodlands Mall Intercreditor Agreement or the BMARK 2019-B12 PSA to take such action), as applicable, determines that immediate action, with respect to the foregoing matters, or any other matter requiring consent of the Woodlands Mall Controlling Noteholder (or its controlling noteholder representative) in the Woodlands Mall Intercreditor Agreement or the BMARK 2019-B12 PSA, is necessary to protect the interests of the Woodlands Mall Noteholders (as a collective whole (taking into account the subordinate nature of the Woodlands Mall Subordinate Companion Loan and the pari passu nature of the Woodlands Mall Senior Notes)), the Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, may take any such action without waiting for the response of the Woodlands Mall Controlling Noteholder (or its controlling noteholder representative), provided that the Non-Serviced Special Servicer or the Non-Serviced Master Servicer, as applicable, provides the Woodlands Mall Controlling Noteholder with prompt written notice following such action including a reasonably detailed explanation of the basis therefor. Similarly, following the occurrence of an extraordinary event with respect to the Woodlands Mall Mortgaged Property, or if a failure to take any such action at such time would be inconsistent with the Servicing Standard, the Non-Serviced Master Servicer or the Non-Serviced Special Servicer, as the case may be, may take actions with respect to the Woodlands Mall Mortgaged Property before obtaining the consent of the Woodlands Mall Controlling Noteholder (or its representative) if the Non-Serviced Master Servicer or the Non-Serviced Special Servicer, as applicable, reasonably determines in accordance with the Servicing Standard that failure to take such actions prior to such consent would materially and adversely affect the interest of the Woodlands Mall Noteholders, and the applicable servicer has made a reasonable effort to contact the Woodlands Mall Controlling Noteholder (or its representative).

Notwithstanding the foregoing, the Non-Serviced Master Servicer or Non-Serviced Special Servicer, as the case may be, may not follow any advice, direction, objection or consultation provided by the Woodlands Mall Controlling Noteholder (or its representative) that would require or cause the Non-Serviced Master Servicer or the Non-Serviced Special Servicer, as applicable, to violate any applicable law, including the REMIC provisions, be inconsistent with the Servicing Standard, require or cause the Non-Serviced Master Servicer or the Non-Serviced Special Servicer, as applicable, to violate provisions of the Woodlands Mall Intercreditor Agreement or the BMARK 2019-B12 PSA, require or cause the Non-Serviced Master Servicer or the Non-Serviced Special Servicer, as applicable, to violate the terms of the Woodlands Mall Loan Combination, or materially expand the scope of the Non-Serviced Master Servicer’s or the Non-Serviced Special Servicer’s responsibilities under the Woodlands Mall Intercreditor Agreement or the BMARK 2019-B12 PSA.

The Non-Serviced Special Servicer will be required to provide copies to each Woodlands Mall Non-Controlling Note A Holder (as defined below) of any notice, information and report that is required to be provided to the Woodlands Mall Controlling Noteholder pursuant to the BMARK 2019-B12 PSA with respect to any of the Woodlands Mall Major Decisions or the implementation of any recommended actions outlined in an asset status report within the same time frame for such notice, information and report is required to be provided to the Woodlands Mall Controlling Noteholder, and the Non-Serviced Special Servicer will be required to consult with each Woodlands Mall Non-Controlling Note A Holder on a strictly non-binding basis, to the extent having received such notices, information and reports, any Woodlands Mall Non-Controlling Note A Holder requests consultation with respect to any such Woodlands Mall Major Decisions or the implementation of any recommended actions outlined in an asset status report, and consider alternative actions recommended by such Woodlands Mall Non-Controlling Note A Holder; provided that after the expiration of a period of 10 business days from delivery to any Woodlands Mall Non-Controlling Note A Holder by the Non-Serviced Special Servicer of written notice of a proposed action, together with copies of the notice, information and reports, the Non-Serviced Special Servicer will no longer be obligated to consult with such Woodlands Mall Non-Controlling Note A Holder, whether or not such Woodlands Mall Non-Controlling Note A Holder has responded within such 10 business day period (unless, the Non-Serviced Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such 10 business day period will be deemed to begin anew from the date of such proposal and delivery of all information relating thereto).

“Woodlands Mall Control Appraisal Period” will exist with respect to the Woodlands Mall Whole Loan, if and for so long as:

(a)	the initial principal balance of the Woodlands Mall Subordinate Companion Loan, minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the Woodlands Mall Subordinate Companion Loan after the date of creation of the Woodlands Mall Subordinate Companion Loan, (y) any appraisal reduction amount for the Woodlands Mall Whole Loan that is allocated to the Woodlands Mall Subordinate Companion Loan and (z) any losses realized with respect to the Woodlands Mall Mortgaged Property or the Woodlands Mall Whole Loan that are allocated to the Woodlands Mall Subordinate Companion Loan, is less than

(b)	25% of the remainder of (i) the initial principal balance of the Woodlands Mall Subordinate Companion Loan less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the Woodlands Mall Subordinate Companion Loan Holder on the Woodlands Mall Subordinate Companion Loan, after the date of creation of such Woodlands Mall Subordinate Companion Loan, provided that a Woodlands Mall Control Appraisal Period will terminate upon the occurrence of a cure by the Woodlands Mall Subordinate Companion Loan Holder pursuant to the terms of the Woodlands Mall Intercreditor Agreement.

“Woodlands Mall Noteholder” means any of the Woodlands Mall Note A Holders and the Woodlands Mall Subordinate Companion Loan Holder, as applicable.

“Woodlands Mall Non-Controlling Note A Holder” means each Woodlands Mall Note A Holder other than the Woodlands Mall Controlling Noteholder) whose Woodlands Mall A Note is not included in the BMARK 2019-B12 Securitization; provided that, if a Woodlands Mall A Note is included in a securitization other than with respect to the BMARK 2019-B12 Securitization, “Woodlands Mall Non-Controlling Note A Holder” will mean the related Woodlands Mall Non-Controlling Note A Subordinate Class Representative pursuant to the related pooling and servicing agreement for such securitization; provided, further, that, if at any time a Woodlands Mall Note A Holder is held by (or, at any time a Woodlands Mall Note A Holder’s Woodlands Mall A Note is included in a securitization, the related Woodlands Mall Non-Controlling Note A Subordinate Class Representative is) a borrower party, no person will be entitled to exercise the rights of such Woodlands Mall Non-Controlling Note A Holder with respect to such Woodlands Mall A Note.

“Woodlands Mall Non-Controlling Note A Subordinate Class Representative” means, with respect to each Woodlands Mall A Note that is included in a securitization other than with respect to the BMARK 2019-B12 Securitization, the holders of the majority of the class of securities issued in the securitization of such Woodlands Mall A Note designated as the “controlling class” pursuant to the related pooling and servicing agreement or their duly appointed representative.

For so long as the Woodlands Mall Subordinate Companion Loan is an asset of the BMARK 2019-B12 Securitization, the following paragraph will not have any force or effect.

The Woodlands Mall Subordinate Companion Loan Holder is entitled to avoid a Woodlands Mall Control Appraisal Period caused by application of an appraisal reduction amount upon the satisfaction of certain conditions (within 30 days of the related Non-Serviced Master Servicer’s or Non-Serviced Special Servicer’s, as applicable, receipt of a third party appraisal that indicates such Woodlands Mall Control Appraisal Period has occurred), including delivery to the related Non-Serviced Master Servicer or the Non-Serviced Special Servicer, as applicable, of additional collateral in the form of either (x) cash or (y) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institution(s) that meets the rating requirements as described in the Woodlands Mall Intercreditor Agreement, in each case, in an amount which, when added to the appraised value of the Woodlands Mall Mortgaged Property as determined pursuant to the BMARK 2019-B12 PSA, would cause the applicable Woodlands Mall Control Appraisal Period not to occur.

“Woodlands Mall Major Decision” means a “Major Decision” under the BMARK 2019-B12 PSA.

Cure Rights

In the event that the related borrower fails to make any payment of principal or interest on the Woodlands Mall Whole Loan by the end of the applicable grace period or any other event of default under the related Mortgage Loan documents occurs and is continuing, the Woodlands Mall Subordinate Companion Loan Holder will have the right to cure such event of default subject to certain limitations set forth in the Woodlands Mall Intercreditor Agreement. Unless the BMARK 2019-B12 Securitization (or, if the BMARK 2019-B12 Securitization no longer holds either or both of a Woodlands Mall Note A and the Woodlands Mall Subordinate Companion Loan, the Woodlands Mall Note A-1-1 Holder) consents to additional cure periods, the Woodlands Mall Subordinate Companion Loan Holder’s right to cure a monetary default or non-monetary default will be limited to a combined total of (i) six (6) cures of monetary defaults over the term of the Woodlands Mall Whole Loan, no more than four (4) of which may be consecutive, and (ii) six (6) cures of non-monetary defaults over the term of the Woodlands Mall Whole Loan.

So long as a monetary default exists for which a permitted cure payment is made, such monetary default will not be treated as an “Event of Default” under the Woodlands Mall Whole Loan (including for purposes of (i) whether a “Woodlands Mall Sequential Pay Event” has occurred (ii) accelerating the Woodlands Mall Whole Loan, modifying, amending or waiving any provisions of the loan documents or commencing proceedings for foreclosure or the taking of title by deed-in-lieu of foreclosure or other similar legal proceedings with respect to the Woodlands Mall Mortgaged Property; or (iii) treating the Woodlands Mall Whole Loan as a specially serviced loan).

Notwithstanding the foregoing, for so long as the Woodlands Mall Subordinate Companion Loan is an asset of the BMARK 2019-B12 Securitization, the Woodlands Mall Subordinate Companion Loan Holder may not exercise the cure rights described above.

Purchase Option

After the occurrence and delivery of a notice of an event of default with respect to the Woodlands Mall Whole Loan or a servicing transfer event, the Woodlands Mall Subordinate Companion Loan Holder will have the right, by written notice to the Woodlands Mall Note A Holders (a “Woodlands Mall Purchase Notice”), to purchase in immediately available funds, the Woodlands Mall Senior Notes, in whole but not in part, at the defaulted mortgage loan purchase price, which is generally equal to unpaid principal, interest and expenses (but generally excluding prepayment premiums, default interest or late charges unless the holder is the borrower or an affiliate of the borrower). Upon delivery of the Woodlands Mall Purchase Notice to the then current Woodlands Mall Note A Holders, the Woodlands Mall Note A Holders will be required to sell (and the Woodlands Mall Subordinate Companion Loan Holder will be required to purchase) the Woodlands Mall Senior Notes at the defaulted mortgage loan purchase price, on a date (the “Woodlands Mall Defaulted Note Purchase Date”) not less than 10 and not more than 60 days after the date of the Woodlands Mall Purchase Notice. The failure of the requesting purchaser to purchase the Woodlands Mall Senior Notes on the Woodlands Mall Defaulted Note Purchase Date will result in the termination of such right with respect to the event of default under Woodlands Mall Whole Loan or servicing transfer event that gave rise to such right. The right of the Woodlands Mall Subordinate Companion Loan Holder to purchase the Woodlands Mall Senior Notes as described in this paragraph will automatically terminate upon a foreclosure sale, sale by power of sale or delivery of a deed in lieu of foreclosure with respect to the Woodlands Mall Mortgaged Property. Notwithstanding the foregoing sentence, the Woodlands Mall Note A Holders are required to give the Woodlands Mall Subordinate Companion Loan Holder 10 business days prior written notice of its intent with respect to any consummation of a foreclosure sale, sale by power of sale or delivery of deed in lieu of foreclosure with respect to the Woodlands Mall Mortgaged Property. Notwithstanding the foregoing sentence, if title to the Woodlands Mall Mortgaged Property is transferred to the Woodlands Mall Note A Holders (or a designee on their behalf), in a manner commonly known as “the borrower turning over the keys” and not otherwise in connection with a consummation by the Woodlands Mall Note A Holders of a foreclosure sale or sale by power of sale or acceptance of a deed in lieu of foreclosure, less than 10 business days after the acceleration of the Woodlands Mall Whole Loan, the Woodlands Mall Note A Holders will be required to notify the Woodlands Mall Subordinate Companion Loan Holder of such transfer and the Woodlands Mall Subordinate Companion Loan Holder will have a 15 business day period from the date of such notice from the Woodlands Mall Note A Holders to deliver the Woodlands Mall Purchase Notice to the Woodlands Mall Note A Holders, in which case the Woodlands Mall Subordinate Companion Loan Holder will be obligated to purchase the Woodlands Mall Mortgaged Property, in immediately available funds, within such 15 business day period at the applicable purchase price.

If the Woodlands Mall Subordinate Companion Loan is an asset of the BMARK 2019-B12 Securitization, such purchase option described above will not have any force or effect.

Sale of Defaulted Loan Combination

Pursuant to the terms of the Woodlands Mall Intercreditor Agreement and the BMARK 2019-B12 PSA, if the Woodlands Mall Whole Loan becomes a defaulted loan, and if the Non-Serviced Special Servicer determines to sell the Woodlands Mall Mortgage Loan in accordance with the BMARK 2019-B12 PSA, then the Non-Serviced Special Servicer may elect to sell the Woodlands Mall Whole Loan subject to the consent (or deemed consent) of the Woodlands Mall Subordinate Companion Loan Holder under the provisions described above under “—Consultation and Control”.

Special Servicer Appointment Rights

Pursuant to the Woodlands Mall Intercreditor Agreement and the BMARK 2019-B12 PSA, the Woodlands Mall Controlling Noteholder (or its representative) will have the right, at any time, with or without cause, to replace the related Non-Serviced Special Servicer then acting with respect to the Woodlands Mall Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the other Woodlands Mall Noteholders.

Moffett Towers II - Buildings 3 & 4 Whole Loan

The Moffett Towers II - Buildings 3 & 4 Mortgage Loan (4.2%) is part of a split loan structure (the “Moffett Towers II - Buildings 3 & 4 Whole Loan”) comprised of the notes listed in the table entitled “Whole Loan Control Notes and Non-Control Notes” above under “—General”. 11 senior promissory notes (the “Moffett Towers II - Buildings 3 & 4 A Notes”) and 3 subordinate promissory notes (the “Moffett Towers II - Buildings 3 & 4 B Notes”, the “Moffett Towers II - Buildings 3 & 4 Subordinate Companion Loan”; and, collectively with the Moffett Towers II - Buildings 3 & 4 A Notes, the “Moffett Towers II - Buildings 3 & 4 Notes”). Each such promissory note is secured by the same mortgage instrument on the same underlying Mortgaged Property, and such promissory notes have an aggregate initial principal balance of $505,000,000.

Each of the Moffett Towers II - Buildings 3 & 4 Notes has been (or is expected to be) transferred to a securitization trust. The Moffett Towers II - Buildings 3 & 4 Mortgage Loan (the “Moffett Towers II - Buildings 3 & 4 Mortgage Loan”) is evidenced by one promissory note, Note A-2-B, with an initial principal balance of $34,450,000. Each remaining Moffett Towers II - Buildings 3 & 4 A Note will constitute a “Pari Passu Companion Loan” under the PSA (and will be collectively referred to herein as a “Moffett Towers II - Buildings 3 & 4 Pari Passu Companion Loans”).

The Moffett Towers II - Buildings 3 & 4 Pari Passu Companion Loans and the Moffett Towers II - Buildings 3 & 4 Subordinate Companion Loan are collectively referred to herein as the “Moffett Towers II - Buildings 3 & 4 Companion Loans”. The Moffett Towers II - Buildings 3 & 4 Mortgage Loan and the

Moffett Towers II - Buildings 3 & 4 Companion Loans collectively comprise the Moffett Towers II - Buildings 3 & 4 Whole Loan.

The Moffett Towers II - Buildings 3 & 4 Pari Passu Companion Loans are generally pari passu in right of payment with each other and with the Moffett Towers II - Buildings 3 & 4 Mortgage Loan. The Moffett Towers II - Buildings 3 & 4 Subordinate Companion Loan is generally subordinate in right of payment to the Moffett Towers II - Buildings 3 & 4 Mortgage Loan and Moffett Towers II - Buildings 3 & 4 Pari Passu Companion Loans.

Only the Moffett Towers II - Buildings 3 & 4 Mortgage Loan is included in the issuing entity. Servicing of the Moffett Towers II - Buildings 3 & 4 Whole Loan will be governed by the MFTII 2019-B3B4 TSA with respect to the related securitization (the “MFTII 2019-B3B4 Securitization”). The remaining Moffett Towers II - Buildings 3 & 4 Pari Passu Companion Loans have either been contributed to other securitizations or are expected to be contributed to other securitizations from time to time in the future; however, the holders of the related unsecuritized promissory notes are under no obligation to do so.

The rights of the holders of the promissory notes evidencing the Moffett Towers II - Buildings 3 & 4 Whole Loan (the “Moffett Towers II - Buildings 3 & 4 Noteholders”) are subject to a Co-Lender Agreement (the “Moffett Towers II - Buildings 3 & 4 Intercreditor Agreement”). The following summaries describe certain provisions of the Moffett Towers II - Buildings 3 & 4 Intercreditor Agreement.

Servicing

The Moffett Towers II - Buildings 3 & 4 Whole Loan and any related REO Property will be serviced and administered pursuant to the terms of the MFTII 2019-B3B4 TSA by KeyBank National Association as servicer, and, if necessary, Situs Holdings, LLC, as special servicer, in the manner described under “ “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”, but subject to the terms of the Moffett Towers II - Buildings 3 & 4 Intercreditor Agreement.

Advances

The applicable master servicer or the trustee, as applicable, will be responsible for making any required principal and interest advances on the Moffett Towers II - Buildings 3 & 4 Mortgage Loan (but not on the Moffett Towers II - Buildings 3 & 4 Companion Loans) pursuant to the terms of the PSA unless the applicable master servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the Moffett Towers II - Buildings 3 & 4 Mortgage Loan. Principal and interest advances in respect of the Moffett Towers II - Buildings 3 & 4 Companion Loans and property protection advances in respect of the Moffett Towers II - Buildings 3 & 4 Whole Loan will be made as described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Application of Payments

The Moffett Towers II - Buildings 3 & 4 Intercreditor Agreement sets forth the respective rights of the holder of the Moffett Towers II - Buildings 3 & 4 Mortgage Loan and the holders of the Moffett Towers II - Buildings 3 & 4 Companion Loans with respect to distributions of funds received in respect of the Moffett Towers II - Buildings 3 & 4 Whole Loan, and provides, in general, that the Moffett Towers II - Buildings 3 & 4 Subordinate Companion Loan and the rights of the holder of the Moffett Towers II - Buildings 3 & 4 Subordinate Companion Loan (the “Moffett Towers II - Buildings 3 & 4 Subordinate Companion Loan Noteholder”) to receive payments of interest, principal and other amounts with respect to the Moffett Towers II - Buildings 3 & 4 B Notes, will at all times be junior, subject and subordinate to the Moffett Towers II - Buildings 3 & 4 A Notes and the respective rights of the holders of the Moffett Towers II - Buildings 3 & 4 A Notes to receive payments of interest, principal and other amounts with respect to each Moffett Towers II - Buildings 3 & 4 A Note, respectively, as and to the extent set forth in the Moffett Towers II - Buildings 3 & 4 Intercreditor Agreement, in each case as further described below.

All amounts tendered by the related borrower or otherwise available for payment on or with respect to or in connection with the Moffett Towers II - Buildings 3 & 4 Whole Loan or the related Mortgaged Property or amounts realized as proceeds thereof, but excluding (x) all amounts for required reserves or escrows required by the related Mortgage Loan documents to be held as reserves or escrows and (y) all amounts that are then due, payable or reimbursable to the related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee pursuant to the MFTII 2019-B3B4 TSA, will be applied and distributed by the Non-Serviced Master Servicer in the following order of priority without duplication:

(i)     first, to each holder of a Moffett Towers II - Buildings 3 & 4 A Note (or the Non-Serviced Master Servicer or the Non-Serviced Trustee and, if applicable, the master servicers of the related other securitization trusts), up to the amount of any property protection advances that are nonrecoverable advances (or in the case of a master servicer of any other securitization trust, if applicable, its pro rata share of any property protection advances that are nonrecoverable advances previously reimbursed to the Non-Serviced Master Servicer or the Non-Serviced Trustee from general collections of the related other securitization trusts) that remain unreimbursed (together with interest thereon at the applicable advance rate), (B) second, to each holder of a Moffett Towers II - Buildings 3 & 4 A Note (or the Non-Serviced Master Servicer or the Non-Serviced Trustee and the master servicers or trustees of the related other securitization trusts), up to the amount of any monthly payment advance that is a nonrecoverable advance or analogous concept under the related servicing agreement with respect to such Moffett Towers II - Buildings 3 & 4 A Note, as applicable, on a pro rata and pari passu basis (based on the total outstanding principal balance of the Moffett Towers II - Buildings 3 & 4 A Notes) that remain unreimbursed (together with interest thereon at the applicable advance rate or analogous concept under such other securitization trust), (C) third, to each holder of a Moffett Towers II - Buildings 3 & 4 B Note (or the Non-Serviced Master Servicer or the Non-Serviced Trustee), up to the amount of any monthly payment advance that is a nonrecoverable advance with respect to such Moffett Towers II - Buildings 3 & 4 B Note, as applicable, on a pro rata and pari passu basis, based on the total outstanding principal balance of the Moffett Towers II - Buildings 3 & 4 B Notes, that remain unreimbursed (together with interest thereon at the applicable advance rate) and (D) fourth, to the holder of the Moffett Towers II - Buildings 3 & 4 Controlling A Note (or the Non-Serviced Master Servicer or the Non-Serviced Trustee), up to the amount of any nonrecoverable administrative advances (or in the case of a master servicer of any other securitization trust, if applicable, its pro rata share of any nonrecoverable administrative advances previously reimbursed to the Non-Serviced Master Servicer or the Non-Serviced Trustee from general collections of the related other securitization trusts);

(ii)    second, to each holder of a Moffett Towers II - Buildings 3 & 4 A Note (or any servicer or trustee (if any), as applicable) on a pro rata and pari passu basis (based on the unreimbursed amount of costs paid or payable) up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by the Moffett Towers II - Buildings 3 & 4 A Notes (or any servicer or the trustee (if any), as applicable), with respect to the Moffett Towers II - Buildings 3 & 4 Whole Loan pursuant to the Moffett Towers II - Buildings 3 & 4 Intercreditor Agreement or the MFTII 2019-B3B4 TSA, including, without limitation, unreimbursed property protection advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property protection advances and administrative advances and interest thereon are then payable or reimbursable under the Moffett Towers II - Buildings 3 & 4 Intercreditor Agreement or under the MFTII 2019-B3B4 TSA;

(iii)    third, to pay accrued and unpaid interest on the Moffett Towers II - Buildings 3 & 4 A Notes to each holder of a Moffett Towers II - Buildings 3 & 4 A Note, pro rata (based on their respective entitlements to interest) in an amount equal to the accrued and unpaid interest on the applicable note principal balances at the applicable note interest rate minus the applicable servicing fee rate;

(iv)    fourth, to pay accrued and unpaid interest on the Moffett Towers II - Buildings 3 & 4 B Notes to each holder of a Moffett Towers II - Buildings 3 & 4 B Note, pro rata (based on their respective entitlements to interest) in an amount equal to the accrued and unpaid interest on the applicable note principal balances at the applicable note interest rate minus the applicable servicing fee rate;

(v)     fifth, (A) prior to the anticipated repayment date, to each holder of a Moffett Towers II - Buildings 3 & 4 A Note, pro rata (based on the principal balances of such notes) in an amount equal to all principal payments received, including any insurance and condemnation proceeding received, if any, with respect to such monthly payment date, allocated as principal on the Moffett Towers II - Buildings 3 & 4 Whole Loan and payable to the Moffett Towers II - Buildings 3 & 4 Noteholders, until the respective note principal balances have been reduced to zero and (B) on and after the anticipated repayment date, first (1) to each holder of a Moffett Towers II - Buildings 3 & 4 A Note, pro rata (based on the principal balances of such notes) in an amount equal to funds sufficient to pay the monthly amount determined by the lender to be required to fully amortize the then outstanding principal balance of the Moffett Towers II - Buildings 3 & 4 Whole Loan over an amortization schedule of 30 years using an assumed interest rate of the initial Moffett Towers II - Buildings 3 & 4 A Note interest rate and the initial Moffett Towers II - Buildings 3 & 4 B Note interest rate, and then (2) to each holder of a Moffett Towers II - Buildings 3 & 4 A Note, pro rata (based on the principal balances of such notes) in an amount equal to all principal payments received with respect to such monthly payment date, allocated as principal on the Moffett Towers II - Buildings 3 & 4 Whole Loan and payable to the Moffett Towers II - Buildings 3 & 4 Noteholders, until the respective note principal balances have been reduced to zero;

(vi)    sixth, to each holder of a Moffett Towers II - Buildings 3 & 4 A Note, pro rata (based on their respective entitlements) in an amount equal to the product of (i) a fraction, the numerator of which is the principal balance of such a Moffett Towers II - Buildings 3 & 4 A Note and the denominator of which is the sum of the principal balances of all Moffett Towers II - Buildings 3 & 4 Notes multiplied by (ii) the ratio of the related Moffett Towers II - Buildings 3 & 4 A Note’s interest rate to the weighted average of the interest rates of the Moffett Towers II - Buildings 3 & 4 Notes based on their principal balances and (iii) any prepayment premium to the extent paid by the related borrower;

(vii)   seventh, if the proceeds of any foreclosure sale or any liquidation of the Moffett Towers II - Buildings 3 & 4 Whole Loan or related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(vi) and, as a result of a workout the aggregate principal balance of the Moffett Towers II - Buildings 3 & 4 A Notes has been reduced, such excess amount to each holder of a Moffett Towers II - Buildings 3 & 4 A Note, pro rata (based on the principal balances of such Moffett Towers II - Buildings 3 & 4 Notes) in an aggregate amount up to the reduction, if any, of the principal balance of the each Moffett Towers II - Buildings 3 & 4 A Note as a result of such workout, plus interest on such aggregate amount at the related note rate;

(viii)  eighth, (A) prior to the anticipated repayment date, to each holder of a Moffett Towers II - Buildings 3 & 4 B Note, pro rata (based on the principal balances of such notes) in an amount equal to all principal payments received, including any insurance and condemnation proceeding received, if any, with respect to such monthly payment date, allocated as principal on the Moffett Towers II - Buildings 3 & 4 Whole Loan and payable to the Moffett Towers II - Buildings 3 & 4 Noteholders until the respective note principal balances have been reduced to zero and (B) on and after the anticipated repayment date, first (1) to each holder of a Moffett Towers II - Buildings 3 & 4 B Note, pro rata (based on the principal balances of such notes) in an amount equal to funds sufficient to pay the monthly amount determined by the lender to be required to fully amortize the then outstanding principal balance of the Moffett Towers II - Buildings 3 & 4 Whole Loan over an amortization schedule of 30 years using an assumed interest rate of the initial Moffett Towers II - Buildings 3 & 4 A Notes interest rate and the initial Moffett Towers II - Buildings 3 & 4 B Note interest rate, and then (2) to each holder of a Moffett Towers II - Buildings

3 & 4 B Note, pro rata (based on the principal balances of such notes) in an amount equal to all principal payments received with respect to such monthly payment date, allocated as principal on the Moffett Towers II - Buildings 3 & 4 Whole Loan and payable to the Moffett Towers II - Buildings 3 & 4 Noteholders, until the respective note principal balances have been reduced to zero;

(ix)   ninth, to each holder of a Moffett Towers II - Buildings 3 & 4 B Note, pro rata (based on their respective entitlements) in an amount equal to the product of (i) a fraction, the numerator of which is the principal balance of such Moffett Towers II - Buildings 3 & 4 Note and the denominator of which is the sum of the principal balances of all Moffett Towers II - Buildings 3 & 4 Notes multiplied by (ii) the ratio of the related Moffett Towers II - Buildings 3 & 4 Note’s interest rate to the weighted average of the interest rates of all Moffett Towers II - Buildings 3 & 4 Notes based on their principal balances and (iii) any prepayment premium to the extent paid by the borrower;

(x)    tenth, to any holder of a Moffett Towers II - Buildings 3 & 4 B Note that has made any payments or advances to cure defaults pursuant to the Moffett Towers II - Buildings 3 & 4 Intercreditor Agreement, to such holder of a Moffett Towers II - Buildings 3 & 4 B Note, pro rata (based on their respective entitlements to reimbursements for cure payments) to reimburse them for all such cure payments;

(xi)    eleventh, if the proceeds of any foreclosure sale or any liquidation of the Moffett Towers II - Buildings 3 & 4 Whole Loan or related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(x) and, as a result of a workout the aggregate principal balance of the Moffett Towers II - Buildings 3 & 4 B Notes has been reduced, such excess amount to each holder of a Moffett Towers II - Buildings 3 & 4 B Note, pro rata, in an amount up to the reduction, if any, of the principal balance of the each Moffett Towers II - Buildings 3 & 4 B Note as a result of such workout, plus interest on such aggregate amount at the related note rate;

(xii)   twelfth, to each Moffett Towers II - Buildings 3 & 4 A Note holder, pro rata (based on their respective entitlements to interest) in an amount equal to all anticipated repayment date interest on such Moffett Towers II - Buildings 3 & 4 A Note;

(xiii)  thirteenth, to each Moffett Towers II - Buildings 3 & 4 B Note holder, pro rata (based on their respective entitlements to interest) in an amount equal to all anticipated repayment date interest on such Moffett Towers II - Buildings 3 & 4 B Note;

(xiv)  fourteenth, to pay default interest and late payment charges then due and owing under the Moffett Towers II - Buildings 3 & 4 Whole Loan, all of which will be applied in accordance with the MFTII 2019-B3B4 TSA; and

(xv)   fifteenth, if any excess amount is available to be distributed in respect of the Moffett Towers II - Buildings 3 & 4 Whole Loan, and not otherwise applied in accordance with the foregoing clauses (i)-(xiv), any remaining amount will be paid pro rata to each holder of a Moffett Towers II - Buildings 3 & 4 A Note and each holder of a Moffett Towers II - Buildings 3 & 4 B Note based on their initial principal balances.

Workout

If the related Non-Serviced Special Servicer, in connection with a workout or proposed workout of the Moffett Towers II - Buildings 3 & 4 Whole Loan, modifies the terms thereof such that (i) the principal balance of the Moffett Towers II - Buildings 3 & 4 Whole Loan is decreased, (ii) the applicable note interest rate or scheduled amortization payments on the Moffett Towers II - Buildings 3 & 4 Whole Loan are reduced, (iii) payments of interest or principal on any Moffett Towers II - Buildings 3 & 4 Note are waived, reduced or deferred or (iv) any other adjustment is made to any of the payment terms of the Moffett Towers II - Buildings 3 & 4 Whole Loan, such modification will not alter, and any modification of the Mortgage Loan documents will be structured to preserve, the sequential order of payment of the Notes as set forth in the related Mortgage Loan agreement and the priority of payment described under “—Application of Payments” above. Accordingly, any modification, amendment or waiver resulting in a reduction in the principal entitlement as a result of a work-out of the Moffett Towers II - Buildings 3 & 4 Whole Loan will be applied to the Notes in the following order: (a) first, to the reduction of the note principal balance of each of the Moffett Towers II - Buildings 3 & 4 B Notes, on a pari passu basis, until the note principal balance of each such note is reduced to zero; and (b) second, to the reduction of the note principal balance of each of the Moffett Towers II - Buildings 3 & 4 A Notes, on a pari passu basis, until the note principal balance of each such note is reduced to zero.

Sale of Defaulted Whole Loan

Upon the Moffett Towers II - Buildings 3 & 4 Whole Loan becoming a defaulted mortgage loan, the related Non-Serviced Special Servicer will be required to sell the Moffett Towers II - Buildings 3 & 4 A Notes together with the Moffett Towers II - Buildings 3 & 4 B Notes as notes evidencing one Loan Combination in accordance with the terms of the MFTII 2019- B3B4 TSA.

Notwithstanding the foregoing, the related Outside Special Servicer will not be permitted to sell the Moffett Towers II - Buildings 3 & 4 Whole Loan if the Moffett Towers II - Buildings 3 & 4 Whole Loan becomes a defaulted Loan Combination without the written consent of the Moffett Towers II - Buildings 3 & 4 Non-Controlling Note Holders (as defined below) (provided that such consent is not required if a holder of a Moffett Towers II - Buildings 3 & 4 Non-Controlling Note Holder is a borrower affiliate) unless the Outside Special Servicer has delivered to each Moffett Towers II - Buildings 3 & 4 Non-Controlling Note Holder: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the Moffett Towers II - Buildings 3 & 4 Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related Outside Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Moffett Towers II - Buildings 3 & 4 Whole Loan, and any documents in the servicing file reasonably requested by any Moffett Towers II - Buildings 3 & 4 Non-Controlling Note Holder that are material to the price of the Moffett Towers II - Buildings 3 & 4 Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the related directing holder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Non-Serviced Master Servicer or the Non-Serviced Special Servicer in connection with the proposed sale; provided that the Moffett Towers II - Buildings 3 & 4 Non-Controlling Note Holder may waive any of the delivery or timing requirements described in this sentence.

Control and Consultation Rights

The controlling note holder under the Moffett Towers II - Buildings 3 & 4 Intercreditor Agreement will be (i) the MFTII 2019-B3B4 Securitization as holder of the Moffett Towers II - Buildings 3 & 4 B Notes, unless a Moffett Towers II - Buildings 3 & 4 Control Appraisal Period has occurred and is continuing; or (ii) if a Moffett Towers II - Buildings 3 & 4 Control Appraisal Period has occurred and is continuing, the holder of the Moffett Towers II - Buildings 3 & 4 Companion Loan evidenced by Note A-1-B (the “Moffett Towers II - Buildings 3 & 4 Controlling A Note”) (either clause (i) or (ii), as applicable, the “Moffett Towers II - Buildings 3 & 4 Controlling Note Holder” and the related note, the “Moffett Towers II - Buildings 3 & 4 Controlling Note” ). During a Moffett Towers II - Buildings 3 & 4 Control Appraisal Period, the securitization containing the Moffett Towers II - Buildings 3 & 4 Controlling A Note is referred to as the “Moffett Towers II - Buildings 3 & 4 Controlling A Note Securitization”.

As of the Closing Date, the rights of the Moffett Towers II - Buildings 3 & 4 Controlling Note Holder will be exercised by the directing holder under the MFTII 2019-B3B4 Securitization. If the holder of the Moffett Towers II - Buildings 3 & 4 Controlling A Note becomes Moffett Towers II - Buildings 3 & 4 Controlling Note Holder and the Moffett Towers II - Buildings 3 & 4 Controlling A Note is included in a Moffett Towers II - Buildings 3 & 4 Controlling A Note Securitization, it is expected that its rights as Moffett Towers II - Buildings 3 & 4 Controlling Note Holder would be exercised by the entity identified as the

“directing certificateholder” of the Moffett Towers II - Buildings 3 & 4 Controlling A Note Securitization or analogous entity pursuant to the related pooling and servicing agreement.

“Moffett Towers II - Buildings 3 & 4 Control Appraisal Period” means any period, with respect to the Moffett Towers II - Buildings 3 & 4 Whole Loan, if and for so long as:

(b)        (1) the initial Moffett Towers II - Buildings 3 & 4 B Note aggregate principal balance minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the Moffett Towers II - Buildings 3 & 4 B Notes after the date of creation of the Moffett Towers II - Buildings 3 & 4 B Notes, (y) any appraisal reduction amount for the Moffett Towers II - Buildings 3 & 4 Whole Loan that is allocated to the Moffett Towers II - Buildings 3 & 4 B Notes and (z) any losses realized with respect to the Mortgaged Property or Moffett Towers II - Buildings 3 & 4 Whole Loan that are allocated to the Moffett Towers II - Buildings 3 & 4 B Notes, is less than

(c)        twenty-five percent (25%) of the remainder of the (i) initial Moffett Towers II - Buildings 3 & 4 B Note principal balance less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the holder of the Moffett Towers II - Buildings 3 & 4 B Notes on the Moffett Towers II - Buildings 3 & 4 B Notes after the date of creation of the Moffett Towers II - Buildings 3 & 4 B Notes.

Consultation Rights of the Non-Controlling Note Holders

The Moffett Towers II - Buildings 3 & 4 Pari Passu Companion Loans, other than the Moffett Towers II - Buildings 3 & 4 Controlling Note, are referred to herein as the “Moffett Towers II - Buildings 3 & 4 Non-Control Notes” and the holders of such a note, the “Moffett Towers II - Buildings 3 & 4 Non-Controlling Note Holders”. Pursuant to the terms of the Moffett Towers II - Buildings 3 & 4 Intercreditor Agreement, at any time the holder of the Moffett Towers II - Buildings 3 & 4 Controlling A Note is the Moffett Towers II - Buildings 3 & 4 Controlling Note Holder, the related Non-Serviced Special Servicer will be required to consult with each Moffett Towers II - Buildings 3 & 4 Non-Controlling Noteholder (or its related representative) on a strictly non-binding basis with respect to any major decision or the implementation of any recommended actions in the summary of the asset status report relating to the Moffett Towers II - Buildings 3 & 4 Whole Loan.

Notwithstanding the foregoing, after the expiration of a period of 10 business days (or, in the case of a determination of an acceptable insurance default, 20 days) from the delivery to a Moffett Towers II - Buildings 3 & 4 Non-Controlling Note Holder (or its related representative) by the related Non-Serviced Special Servicer of written notice of a proposed action, together with copies of the notice, information and report required to be provided to the Moffett Towers II - Buildings 3 & 4 Non-Controlling Note Holders, the Non-Serviced Special Servicer will no longer be obligated to consult with such Moffett Towers II - Buildings 3 & 4 Non-Controlling Note Holder (or its representative), whether or not such Moffett Towers II - Buildings 3 & 4 Non-Controlling Note Holder (or its representative) has responded within such 10 business day or 20 day period.

Notwithstanding the consultation rights of any Moffett Towers II - Buildings 3 & 4 Non-Controlling Note Holder (or its representative) set forth in the immediately preceding paragraph, the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, may make any major decision or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day or 20 day period if the Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, determines that immediate action with respect thereto is necessary to protect the interests of the Moffett Towers II - Buildings 3 & 4 Noteholders. In no event will the Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, be obligated at any time to follow or take any alternative actions recommended by any Moffett Towers II - Buildings 3 & 4 Non-Controlling Note Holder (or its representative).

Special Servicer Appointment Rights

Pursuant to the terms of the Moffett Towers II - Buildings 3 & 4 Intercreditor Agreement and the MFTII 2019-B3B4 TSA, the Moffett Towers II - Buildings 3 & 4 Controlling Note Holder with respect to the Moffett Towers II - Buildings 3 & 4 Whole Loan will have the right, with or without cause, to replace the related Non-Serviced Special Servicer then acting with respect to the Moffett Towers II - Buildings 3 & 4 Whole Loan and appoint a replacement special servicer.

The Citizen Hotel Sacramento Whole Loan

The Citizen Hotel Sacramento Mortgage Loan (4.2%) is part of a split loan structure comprised of two (2) mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Citizen Hotel Sacramento Mortgage Loan is evidenced by a single promissory note, Note A, with a Cut-off Date Balance of $34,000,000. The Citizen Hotel Sacramento Whole Loan consists of The Citizen Hotel Sacramento Mortgage Loan and one subordinate pari passu companion note (the “Citizen Hotel Sacramento B Note”), with an outstanding principal balance of $6,000,000.

Servicing

The Citizen Hotel Sacramento Whole Loan will be serviced pursuant to the PSA in accordance with the terms of the PSA and the related Intercreditor Agreement (the “Citizen Hotel Sacramento Co-Lender Agreement”).

Amounts payable to the issuing entity as holder of The Citizen Hotel Sacramento Mortgage Loan pursuant to the Citizen Hotel Sacramento Co-Lender Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus.

Application of Payments

The Citizen Hotel Sacramento Co-Lender Agreement sets forth the respective rights of the holders of The Citizen Hotel Sacramento Mortgage Loan and the Citizen Hotel Sacramento B Note with respect to distributions of funds received in respect of The Citizen Hotel Sacramento Whole Loan, and provides, in general, that:

●      The Citizen Hotel Sacramento B Note and the rights of its holder to receive payments of interest, principal and other amounts with respect to the Citizen Hotel Sacramento B Note are at all times junior, subject and subordinate to The Citizen Hotel Sacramento Mortgage Loan and the respective rights of its holder to receive payments of interest, principal and other amounts with respect to The Citizen Hotel Sacramento Mortgage Loan, as and to the extent set forth in the Citizen Hotel Sacramento Co-Lender Agreement;

●      prior to the occurrence and continuance of (i) an event of default with respect to an obligation to pay money due under The Citizen Hotel Sacramento Whole Loan, (ii) any other event of default for which The Citizen Hotel Sacramento Whole Loan is actually accelerated, (iii) any other event of default that causes The Citizen Hotel Sacramento Whole Loan to become a Specially Serviced Loan or (iv) any bankruptcy or insolvency event that constitutes an event of default (each, a “Sequential Pay Event”) (or, if such a default has occurred, but has been cured by the holder of the Citizen Hotel Sacramento B Note, in accordance with the Citizen Hotel Sacramento Co-Lender Agreement, or during any period that the holder of the Citizen Hotel Sacramento B Note is exercising cure rights), after payment of amounts for reserves or escrows required by The Citizen Hotel Sacramento Loan documents and certain amounts payable or reimbursable under the PSA to the parties thereto, payments and proceeds received with respect to The Citizen Hotel Sacramento Whole Loan will generally be applied in the following order, without duplication:

first, to the holder of The Citizen Hotel Sacramento Mortgage Loan in an amount equal to the accrued and unpaid interest on the outstanding principal balance of The Citizen Hotel Sacramento Mortgage Loan at its net interest rate;

second, to the holder of The Citizen Hotel Sacramento Mortgage Loan in an aggregate amount equal to all principal payments received, including any insurance and condemnation proceeds received, if any, with respect to such monthly payment date with respect to The Citizen Hotel Sacramento Whole Loan allocated as principal on The Citizen Hotel Sacramento Whole Loan and payable to the holders of The Citizen Hotel Sacramento Whole Loan (the “Citizen Hotel Sacramento Whole Loan Noteholders”), until the aggregate principal balance of The Citizen Hotel Sacramento Mortgage Loan has been reduced to zero;

third, to the holder of The Citizen Hotel Sacramento Mortgage Loan up to the amount of any unreimbursed out-of-pocket costs and expenses paid by such holder, including any recovered costs not previously reimbursed by the related borrower (or paid or advanced by the master servicer or special servicer, as applicable, on its behalf and not previously paid or reimbursed to such servicer);

fourth, to the holder of the Citizen Hotel Sacramento B Note in an amount equal to the accrued and unpaid interest on the outstanding principal balance of the Citizen Hotel Sacramento B Note at its applicable net interest rate;

fifth, to the holder of the Citizen Hotel Sacramento B Note in an amount equal to all principal payments received, including any insurance and condemnation proceeds received with respect to such monthly payment date with respect to The Citizen Hotel Sacramento Whole Loan allocated as principal on The Citizen Hotel Sacramento Whole Loan and payable to The Citizen Hotel Sacramento Whole Loan Noteholders remaining after giving effect to the allocations in clause second above, until the principal balance of the Citizen Hotel Sacramento B Note has been reduced to zero;

sixth, to the extent the holder of the Citizen Hotel Sacramento B Note has made any payments or advances in connection with the exercise of its cure rights under the Citizen Hotel Sacramento Co-Lender Agreement, to reimburse such holder for all such cure payments;

seventh, to the holder of The Citizen Hotel Sacramento Mortgage Loan in an aggregate amount equal to the product of (i) its principal percentage interest (based on the outstanding principal balance of The Citizen Hotel Sacramento Whole Loan) multiplied by (ii) its relative spread (as set forth in the Citizen Hotel Sacramento Co-Lender Agreement) and (iii) any prepayment premium to the extent paid by the related borrower;

eighth, to the holder of the Citizen Hotel Sacramento B Note in an amount equal to the product of (i) its principal percentage interest (based on the outstanding principal balance of The Citizen Hotel Sacramento Whole Loan) multiplied by (ii) its relative spread (as set forth in the Citizen Hotel Sacramento Co-Lender Agreement) and (iii) any prepayment premium to the extent paid by the related borrower;

ninth, if the proceeds of any foreclosure sale or any liquidation exceed the amounts required to be applied in accordance with the foregoing clauses first through eighth and, as a result of a workout, the principal balance of the Citizen Hotel Sacramento B Note has been reduced, such excess amount is required to be paid to the holder of the Citizen Hotel Sacramento B Note in an amount up to the reduction, if any, of the principal balance of the Citizen Hotel Sacramento B Note as a result of such workout, plus interest on such amount at the related interest rate;

tenth, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the PSA, including, without limitation, to provide reimbursement for interest on any Advances, to pay any additional servicing expenses or to compensate the master servicer or the special servicer (in each case, provided that such reimbursements or payments relate to The Citizen Hotel Sacramento Whole Loan), any such assumption or transfer fees, to the extent actually paid by the related borrower, will be paid to the Citizen Hotel Sacramento Whole Loan Noteholders, pro rata, based on their respective principal percentage interests; and

eleventh, if any excess amount, including, without limitation, any default interest, is available to be distributed in respect of The Citizen Hotel Sacramento Whole Loan, and not otherwise applied in accordance with the foregoing clauses first through tenth, any remaining amount is required to be paid pro rata to the Citizen Hotel Sacramento Whole Loan Noteholders, based on their respective initial percentage interests.

Upon the occurrence and during the continuance of a Sequential Pay Event, after payment of amounts for reserves or escrows required by the Citizen Hotel Sacramento Loan documents and certain amounts payable or reimbursable under the PSA to the parties thereto, payments and proceeds received with respect to The Citizen Hotel Sacramento Whole Loan will generally be applied in the following order, without duplication:

first, to the holder of The Citizen Hotel Sacramento Mortgage Loan in an amount equal to the accrued and unpaid interest on the outstanding principal balance of The Citizen Hotel Sacramento Mortgage Loan at its net interest rate;

second, to the holder of The Citizen Hotel Sacramento Mortgage Loan, until the principal balance of The Citizen Hotel Sacramento Mortgage Loan has been reduced to zero;

third, to the holder of The Citizen Hotel Sacramento Mortgage Loan, up to the amount of any unreimbursed out-of-pocket costs and expenses paid by such holder including any recovered costs, in each case to the extent reimbursable by the related borrower but not previously reimbursed by the related borrower (or paid or advanced by the master servicer or special servicer, as applicable, on its behalf and not previously paid or reimbursed to such servicer);

fourth, to the holder of the Citizen Hotel Sacramento B Note in an amount equal to the accrued and unpaid interest on the outstanding principal balance of the Citizen Hotel Sacramento B Note at its net interest rate;

fifth, to the holder of the Citizen Hotel Sacramento B Note, until the principal balance of the Citizen Hotel Sacramento B Note has been reduced to zero;

sixth, to the extent the holder of the Citizen Hotel Sacramento B Note has made any payments or advances in connection with the exercise of its cure rights under the Citizen Hotel Sacramento Co-Lender Agreement, to reimburse such holder for all such cure payments; and to the holder of the Citizen Hotel Sacramento B Note in the amount of any other unreimbursed reasonable out-of-pocket costs and expenses paid by such holder, in each case to the extent reimbursable by, but not previously reimbursed by, the related borrower;

seventh, to the holder of The Citizen Hotel Sacramento Mortgage Loan, in an aggregate amount equal to the product of (i) its principal percentage interest (based on the outstanding principal balance of The Citizen Hotel Sacramento Whole Loan) multiplied by (ii) its relative spread (as set forth in the Citizen Hotel Sacramento Co-Lender Agreement) and (iii) any prepayment premium to the extent paid by the related borrower;

eighth, to the holder of the Citizen Hotel Sacramento B Note in an aggregate amount equal to the product of (i) its principal percentage interest (based on the outstanding principal balance of The Citizen Hotel Sacramento Whole Loan) multiplied by (ii) its relative spread (as set forth in the Citizen Hotel Sacramento Co-Lender Agreement) and (iii) any prepayment premium to the extent paid by the related borrower;

ninth, if the proceeds of any foreclosure sale or any liquidation exceed the amounts required to be applied in accordance with the foregoing clauses first through eighth and, as a result of a workout, the principal balance of the Citizen Hotel Sacramento B Note has been reduced, such excess amount is required to be paid to the holder of the Citizen Hotel Sacramento B Note in an amount up to the reduction, if any, of the principal balance of the Citizen Hotel Sacramento B Note as a result of such workout, plus interest on such amount at the related interest rate;

tenth, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the PSA, including, without limitation, to provide reimbursement for interest on any Advances, to pay any additional servicing expenses or to compensate the Master Servicer or the Special Servicer (in each case, provided that such reimbursements or payments relate to The Citizen Hotel Sacramento Whole Loan), any such assumption or transfer fees, to the extent actually paid by the related borrower, will be paid to the holders of The Citizen Hotel Sacramento Mortgage Loan and the Citizen Hotel Sacramento B Note, pro rata, based on their respective principal percentage interests; and

eleventh, if any excess amount, including, without limitation, any default interest, is available to be distributed in respect of The Citizen Hotel Sacramento Whole Loan, and not otherwise applied in accordance with the foregoing clauses first through tenth, any remaining amount is required to be paid pro rata to the holders of The Citizen Hotel Sacramento Mortgage Loan and the Citizen Hotel Sacramento B Note, based on their respective initial percentage interests.

Consultation and Control

Pursuant to the Citizen Hotel Sacramento Co-Lender Agreement, the controlling noteholder with respect to The Citizen Hotel Sacramento Whole Loan (the “Citizen Hotel Sacramento Controlling Holder”), as of any date of determination, will be (i) the holder of the Citizen Hotel Sacramento B Note, unless a Note B Control Appraisal Period has occurred and is continuing; provided that if any interest in the Citizen Hotel Sacramento Note B is held by the borrower or a borrower-related party, or the borrower or any borrower-related party would otherwise be entitled to exercise the rights of the Citizen Hotel Sacramento Controlling Holder then a Note B Control Appraisal Period will be deemed to have occurred, and (ii) if and for so long as a Note B Control Appraisal Period has occurred and is continuing, the holder of The Citizen Hotel Sacramento Mortgage Loan; provided, further, that, if (x) the holder of The Citizen Hotel Sacramento Mortgage Loan is the Citizen Hotel Sacramento Controlling Holder, but at least 50% of the interests in The Citizen Hotel Sacramento Mortgage Loan are held by the related borrower or a borrower-related party, or the borrower or borrower-related party would otherwise be entitled to exercise the rights of the Citizen Hotel Sacramento Controlling Holder in respect of The Citizen Hotel Sacramento Mortgage Loan, and (y) a Note B Control Appraisal Period is in effect, then there will be no Citizen Hotel Sacramento Controlling Holder.

The Citizen Hotel Sacramento Controlling Holder will be entitled (i) to direct the servicing of The Citizen Hotel Sacramento Whole Loan and (ii) to consent to Citizen Hotel Sacramento Major Decisions and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause.

A “Citizen Hotel Sacramento Major Decision” means:

(a)       any proposed or actual foreclosure upon or comparable conversion (including acquisitions of any REO Property) of the ownership of the property or properties securing the Whole Loan if it comes into and continues in default;

(b)       any modification, consent to a modification or waiver of any monetary term (other than the waiver or reduction of late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of The Citizen Hotel Sacramento Whole Loan documents or any extension of the maturity date of The Citizen Hotel Sacramento Whole Loan;

(c)       following a default or an event of default with respect to The Citizen Hotel Sacramento Whole Loan documents, any exercise of remedies, including the acceleration of The Citizen Hotel Sacramento Whole Loan or initiation of any proceedings, judicial or otherwise, under the related Citizen Hotel Sacramento Whole Loan documents;

(d)       any sale of The Citizen Hotel Sacramento Whole Loan or REO Property for less than the applicable repurchase price;

(e)       any determination to bring the Mortgaged Property or REO Property into compliance with applicable environmental laws or to otherwise address any hazardous materials located at the Mortgaged Property or REO Property;

(f)        any release of collateral or any acceptance of substitute or additional collateral for The Citizen Hotel Sacramento Whole Loan or any consent to either of the foregoing, other than if required pursuant to the specific terms of the related Citizen Hotel Sacramento Whole Loan documents and for which there is no lender discretion;

(g)       any waiver of or determination not to enforce a “due-on-sale” or “due-on-encumbrance” clause with respect to The Citizen Hotel Sacramento Whole Loan or any consent to such a waiver or any consent to a transfer of all or any portion of the Mortgaged Property or of any direct or indirect legal or beneficial interests in the related borrower;

(h)       any incurrence of additional debt by the related borrower or any mezzanine financing by any direct or indirect beneficial owner of the related borrower (to the extent that the lender has consent rights pursuant to the related Citizen Hotel Sacramento Whole Loan documents);

(i)        any material modification, waiver or amendment of an intercreditor agreement, participation agreement or other similar agreement with any mezzanine lender or subordinate debt holder related to The Citizen Hotel Sacramento Whole Loan, or any action to enforce rights (or any decision not to enforce rights) with respect thereto;

(j)        any property management company changes, including, without limitation, approval of a new property manager or the termination of a manager and appointment of a new property manager or franchise changes, and any new management agreement or amendment, modification or termination of any management agreement (in each case, if the lender is required to consent or approve such changes under the related Citizen Hotel Sacramento Whole Loan documents);

(k)       any releases of any amounts from any escrow accounts, reserve funds or letters of credit, in each case, held as performance escrows or reserves, other than those required pursuant to the specific terms of the related Citizen Hotel Sacramento Whole Loan documents and for which there is no lender discretion;

(l)        any approval or disapproval of a proposed assumption of The Citizen Hotel Sacramento Whole Loan, and any approval of the related documentation, in each case pursuant to related Citizen Hotel Sacramento Whole Loan documents and for which there is no lender discretion;

(m)      any determination of an Acceptable Insurance Default with respect to the Mortgaged Property;

(n)       any modification, waiver or amendment of any lease, the execution of any new lease or the granting of a subordination and non-disturbance or attornment agreement in connection with any lease at the Mortgaged Property that is subject to lender’s consent pursuant to The Citizen Hotel Sacramento Whole Loan documents;

(o)       any adoption or implementation of a budget submitted by the related borrower to the extent lender approval is required under the related Citizen Hotel Sacramento Whole Loan documents;

(p)       the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of the related borrower;

(q)       the release of a guarantor or the approval of any replacement, supplemental or additional borrower or guarantor under the related Citizen Hotel Sacramento Whole Loan documents;

(r)        the approval of any property improvement plans or other physical alterations proposed for the Mortgaged Property, to the extent lender approval is required under The Citizen Hotel Sacramento Whole Loan documents;

(s)       subject to the REMIC provisions of the Internal Revenue Code of 1986, any determination regarding the application of casualty or condemnation proceeds to restoration of the Mortgaged Property or to repayment of The Citizen Hotel Sacramento Whole Loan;

(t)       any proposed modification or waiver of the insurance requirements set forth in the related Citizen Hotel Sacramento Whole Loan documents, other than pursuant to the specific terms of such Citizen Hotel Sacramento Whole Loan documents and for which there is no lender discretion; or

(u)       any filing of a bankruptcy or similar action against the related borrower or guarantor or the election of any action in a bankruptcy or insolvency proceeding to seek relief from the automatic stay or dismissal of a bankruptcy filing or voting for or opposing a plan of reorganization, seeking or opposing an order for adequate protection, adequate assurance, a § 363 sale, order shortening time or similar motion of procedure in an insolvency proceeding or making an § 1111(b)(2) election on behalf of the Citizen Hotel Sacramento Whole Loan Noteholders;

provided, however, that after the occurrence and during the continuance of a Note B Control Appraisal Period, “Citizen Hotel Sacramento Major Decision” will have the meaning given to the term “Major Decision” in the PSA.

Pursuant to the terms of the Citizen Hotel Sacramento Co-Lender Agreement, any holder that is not the Citizen Hotel Sacramento Controlling Holder (each, a “Citizen Hotel Sacramento Non-Controlling Noteholder”) will (i) have a right to receive copies of any notice, information and report that is required to be provided to the Citizen Hotel Sacramento Controlling Holder pursuant to the PSA with respect to any Citizen Hotel Sacramento Major Decisions to be taken or the implementation of any recommended actions outlined in an asset status report with respect to The Citizen Hotel Sacramento Whole Loan within the same time frame such notice, information and report is required to be provided to the Citizen Hotel Sacramento Controlling Holder, and (ii) have the right to be consulted on a strictly non-binding basis, to the extent, having received such notices, information and reports, it requests consultation with respect to any such Citizen Hotel Sacramento Major Decisions or such implementation of any recommended actions outlined in an asset status report with respect to The Citizen Hotel Sacramento Whole Loan, and have any alternative actions it recommends considered. The consultation right of the issuing entity (or its representative) will expire 10 business days following the delivery of written notice of a proposed action, together with copies of the notice, information and reports provided to the Citizen Hotel Sacramento Controlling Holder, whether or not the related Citizen Hotel Sacramento Non-Controlling Noteholder has responded within such period; provided that if the special servicer proposes a new course of action that is materially different from the action previously proposed, the 10 business day consultation period will be deemed to begin anew.

In addition to the consultation rights described above, pursuant to the terms of the Citizen Hotel Sacramento Co-Lender Agreement, the issuing entity, as holder of The Citizen Hotel Sacramento Mortgage Loan (or its representative) will have the right to attend annual meetings (which may be held telephonically or in person, at the discretion of the Master Servicer or the Special Servicer, as applicable) with the issuing entity (or the master servicer or the Special Servicer), upon reasonable notice and at times reasonably acceptable to the Master Servicer or the Special Servicer, as applicable, in which servicing issues related to The Citizen Hotel Sacramento Whole Loan are discussed.

The term “Note B Control Appraisal Period” means any period with respect to The Citizen Hotel Sacramento Whole Loan, if and for so long as: (a) (1) the initial principal balance of the Citizen Hotel Sacramento B Note minus (2) the sum (without duplication) of (x) any payments of principal allocated to, and received on, the Citizen Hotel Sacramento B Note after the date of creation of the Citizen Hotel Sacramento B Note, (y) any Appraisal Reduction Amount for The Citizen Hotel Sacramento Whole Loan that is allocated to the Citizen Hotel Sacramento B Note and (z) any losses realized with respect to the related Mortgaged Property or The Citizen Hotel Sacramento Whole Loan that are allocated to the Citizen Hotel Sacramento B Note, is less than (b) 25% of the remainder of (i) the initial principal balance of the Citizen Hotel Sacramento B Note less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the holder of the Citizen Hotel Sacramento B Note on the Citizen Hotel Sacramento B Note after the date of creation of the Citizen Hotel Sacramento B Note; provided that a Note B Control Appraisal Period will be deemed to have occurred if any interest in the Citizen Hotel Sacramento B Note is held by the related borrower or a borrower related party, or the related borrower or borrower related party would otherwise by entitled to exercise the rights of the Citizen Hotel Sacramento Controlling Holder in respect of the Citizen Hotel Sacramento B Note, whether as a representative of Citizen Hotel Sacramento Controlling Holder or otherwise.

Cure Rights

In the event that the related borrower fails to make any payment of principal or interest on The Citizen Hotel Sacramento Whole Loan by the end of the applicable grace period or any other event of default under the related Citizen Hotel Sacramento Loan documents occurs and is continuing, the holder of the Citizen Hotel Sacramento B Note will have the right to cure such event of default subject to certain limitations set forth in the Citizen Hotel Sacramento Co-Lender Agreement. Unless the holder of The Citizen Hotel Sacramento Mortgage Loan consents to additional cure periods, such cures will be limited to (a) eight (8) cures of monetary defaults, no more than six (6) of which may be consecutive, and (b) six (6) cures of non-monetary defaults in each case, over the term of The Citizen Hotel Sacramento Whole Loan. The holder of the Citizen Hotel Sacramento Subordinate Note will not be required to pay any default interest, late charges or any prepayment premiums under The Citizen Hotel Sacramento Whole Loan documents in order to effect a cure.

Purchase Option

If an event of default with respect to The Citizen Hotel Sacramento Whole Loan has occurred and is continuing or if a Servicing Transfer Event has occurred and is continuing, the holder of the Citizen Hotel Sacramento B Note will have the option to purchase The Citizen Hotel Sacramento Mortgage Loan in whole but not in part at a price generally equal to the sum, without duplication, of (a) the principal balance of The Citizen Hotel Sacramento Mortgage Loan, (b) accrued and unpaid interest on the principal balance of The Citizen Hotel Sacramento Mortgage Loan at its interest rate from the date as to which interest was last paid in full by the related borrower up to and including the end of the interest accrual period related to the monthly payment date next following the date of the purchase, (c) any other amounts due under The Citizen Hotel Sacramento Whole Loan to the holder of The Citizen Hotel Sacramento Mortgage Loan, but excluding prepayment premiums, default interest, late fees, exit fees and any other similar fees (unless the purchaser is the related borrower or a borrower-related party), (d) any unreimbursed Advances and any expenses incurred in enforcing The Citizen Hotel Sacramento Whole Loan documents, including, without limitation, property protection advances payable or reimbursable to the master servicer or the special servicer, as applicable, and Special Servicing Fees incurred by or on behalf of the holder of The Citizen Hotel Sacramento Mortgage Loan (without duplication of amounts under clause (c) above), (e) any accrued and unpaid interest on Advances with respect to an Advance made by or on behalf of the holder of The Citizen Hotel Sacramento Mortgage Loan (without duplication of amounts under clause (c) above), (f) (i) if the related borrower or borrower-related party is the purchaser or (ii) if The Citizen Hotel Sacramento Whole Loan is purchased more than 90 days after such option first becomes exercisable pursuant to the Citizen Hotel Sacramento Co-Lender Agreement, any Liquidation or Workout Fees, and (g) any recovered costs not reimbursed previously to the holder of The Citizen Hotel Sacramento Mortgage Loan pursuant to the Citizen Hotel Sacramento Co-Lender Agreement.

Sale of Defaulted Whole Loan

Pursuant to the terms of the Citizen Hotel Sacramento Co-Lender Agreement, if an event of default has occurred and is continuing with respect to The Citizen Hotel Sacramento Whole Loan, and if the Special Servicer determines to sell The Citizen Hotel Sacramento Mortgage Loan in accordance with the PSA and subject to the Servicing Standard, then the Special Servicer will be permitted to sell The Citizen Hotel Sacramento Whole Loan, subject to the consent right of the Citizen Hotel Sacramento Controlling Holder (or its representative), in which case such sale would include each of The Citizen Hotel Sacramento Mortgage Loan and the Citizen Hotel Sacramento B Note as determined by the Special Servicer in accordance with the Servicing Standard (taking into account the subordinate nature of the Citizen Hotel Sacramento B Note).

Additional Information

Each of the tables presented in Annex A-2 sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A-1. For a brief summary of the 15 largest Mortgage Loans in the pool of Mortgage Loans, see Annex A-3.

The description in this prospectus, including Annex A-1, A-2 and A-3, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Current Report on Form 8-K containing detailed information regarding the Mortgage Loans will be available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the PSA, with the United States Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of this prospectus.

Additionally, an Asset Data File containing certain detailed information regarding the Mortgage Loans for a reporting period commencing on the day after a hypothetical Determination Date in July 2019 and ending on a hypothetical Determination Date in August 2019 will be filed or caused to be filed by the depositor on Form ABS-EE on or prior to the date of filing of this prospectus and available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus.

Transaction Parties

The Sponsors and Mortgage Loan Sellers

German American Capital Corporation

General. German American Capital Corporation, a Maryland corporation (“GACC”), is a sponsor and a mortgage loan seller in this securitization transaction (in such capacity, “Sponsor” or “Mortgage Loan Seller”). GACC or an affiliate of GACC originated (either directly or, in some cases, through table funding arrangements) all of the GACC Mortgage Loans in this transaction, except with respect to (i) the GACC Mortgage Loan that constitutes part of the Wind Creek Leased Fee Mortgage Loan, which was originated by CCRE Lending and which GACC will acquire on or prior to the Closing Date and (ii) the Moffett Towers II – Buildings 3 & 4 Mortgage Loan, which was co-originated by Deutsche Bank AG, New York Branch (“DBNY”) (an affiliate of GACC), Barclays Bank Capital Real Estate Inc. and Goldman Sachs Bank USA.

GACC is a wholly-owned subsidiary of Deutsche Bank Americas Holding Corp., which in turn is a wholly-owned subsidiary of Deutsche Bank AG, a German corporation. GACC is an affiliate of (i) DBR Investments Co. Limited, an Exempted Company incorporated in the Cayman Islands (“DBRI”), an originator, (ii) DBNY, an originator, an initial Risk Retention Consultation Party and a holder of a portion of the VRR Interest, the Depositor and (iii) Deutsche Bank Securities Inc., an underwriter. The principal offices of GACC are located at 60 Wall Street, New York, New York 10005. Prior to the date of this prospectus, DBRI purchased for cash from DBNY (i) the Woodlands Mall Mortgage Loan and (ii) a 100% equity participation interest in the Moffett Towers II – Buildings 3 & 4 Mortgage Loan. In addition, it is expected that, prior to pricing of the Offered Certificates, DBRI will purchase for cash from DBNY a 100% equity participation interest in the Lakewood Square Mortgage Loan, The Real Real Mortgage Loan and the Cypress Corporate Plaza Mortgage Loan. It is expected that DBRI will purchase for cash from CCRE Lending, the Wind Creek Leased Fee Pari Passu Companion Loans designated as note A-4, note A-5 and note A-6. DBRI and DBNY will sell their respective interests in the GACC Mortgage Loans to GACC on the Closing Date. During the period from DBRI’s purchase to the Closing Date, DBRI will have borne the credit risk in respect of the GACC Mortgage Loans. Further, DBRI is the current holder of the Woodlands Mall Pari Passu Companion Loans designated as note A-1-2, note A-3 and note A-4, and the Pharr Town Center Pari Passu Companion Loan designated as Note A-2, which are expected to be securitized in one or more future securitizations.

GACC is engaged in the origination and acquisition of commercial mortgage loans with the primary intent to sell the loans within a short period of time subsequent to origination or acquisition into a primary issuance of commercial mortgage backed securities (“CMBS”) or through a sale of whole loan interests to third party investors. GACC originates loans primarily for securitization; however, GACC also originates subordinate mortgage loans or subordinate participation interests in mortgage loans, and mezzanine loans (loans secured by equity interests in entities that own commercial real estate), for sale to third party investors.

The GACC Mortgage Loan that constitutes part of the Wind Creek Leased Fee Mortgage Loan was originated by Cantor Commercial Real Estate Lending, L.P. and expected to be acquired by DBRI. DBRI has reunderwritten such mortgage loan in accordance with the procedures described under “—DB Originators’ Underwriting Guidelines and Processes” below, subject to any exceptions, if any, identified under “—Exceptions”.

Deutsche Bank AG (together with certain affiliates, “Deutsche Bank”) filed a Form 6-K with the SEC on December 23, 2016. The Form 6-K states that Deutsche Bank “has reached a settlement in principle with the Department of Justice in the United States (“DOJ”) regarding civil claims that the DOJ considered in connection with the bank’s issuance and underwriting of residential mortgage-backed securities (RMBS) and related securitization activities between 2005 and 2007. Under the terms of the settlement agreement, Deutsche Bank agreed to pay a civil monetary penalty of US dollar 3.1 billion and to provide US dollar 4.1 billion in consumer relief in the United States. The consumer relief is expected to be primarily in the form of loan modifications and other assistance to homeowners and borrowers, and other similar initiatives to be determined, and delivered over a period of at least five years.” On January 17, 2017, the DOJ issued a press release officially announcing a $7.2 billion settlement with Deutsche Bank “resolving federal civil claims that Deutsche Bank misled investors in the packaging, securitization, marketing, sale and issuance of residential mortgage-backed securities (RMBS) between 2006 and 2007. . . . The settlement requires Deutsche Bank to pay a $3.1 billion civil penalty under the Financial Institutions Reform, Recovery and Enforcement Act (FIRREA). Under the settlement, Deutsche Bank will also provide $4.1 billion in relief to underwater homeowners, distressed borrowers and affected communities.”

GACC’s Securitization Program. GACC has been engaged as an originator and seller/contributor of loans into CMBS securitizations for more than ten years.

GACC has been a seller of loans into securitization programs including (i) the “COMM” program, in which its affiliate Deutsche Mortgage & Asset Receiving Corporation (“DMARC”) is the depositor, (ii) the “CD” program in which DMARC is the depositor on a rotating basis with Citigroup Commercial Mortgage Securities Inc., (iii) the “Benchmark” program in which DMARC is the depositor on a rotating basis with Citigroup and JPMorgan, and (iv) programs where third party entities, including affiliates of General Electric Capital Corporation, Capmark Finance Inc. (formerly GMAC Commercial Mortgage Corporation) and others, have acted as depositors.

Under the COMM name, GACC has had two primary securitization programs, the “COMM FL” program, into which large floating rate commercial mortgage loans were securitized, and the “COMM Conduit/Fusion” program, into which both fixed rate conduit loans and large loans were securitized.

GACC originates both fixed rate and floating rate commercial mortgage loans backed by a range of commercial real estate properties including office buildings, apartments, shopping malls, hotels, and industrial/warehouse properties. The total amount of loans securitized by GACC from October 1, 2010 through June 30, 2019 is approximately $75.49 billion.

GACC has purchased loans for securitization in the past and it may elect to purchase loans for securitization in the future. In the event GACC purchases loans for securitization, GACC will either reunderwrite the mortgage loans it purchases, or perform other procedures to ascertain the quality of such loans, which procedures will be subject to approval by credit risk management officers.

In coordination with Deutsche Bank Securities Inc. and other underwriters or initial purchasers, GACC works with NRSROs, other loan sellers, servicers and investors in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and NRSRO criteria.

For the most part, GACC relies on independent rated third parties to service loans held pending sale or securitization. It maintains interim servicing agreements with large, institutional commercial mortgage loan servicers who are highly rated by the NRSROs. Periodic financial review and analysis, including monitoring of ratings, of each of the servicers with which GACC has servicing arrangements is conducted under the purview of loan underwriting personnel.

Pursuant to an MLPA, GACC will make certain representations and warranties, subject to certain exceptions set forth therein (and in Annex D-2 to this prospectus), to the Depositor and will covenant to provide certain documents regarding the Mortgage Loans it is selling to the Depositor (the “GACC Mortgage Loans”) and, in connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject GACC Mortgage Loans or such other standard as is described in the related MLPA, may have an obligation to repurchase such Mortgage Loan, cure the subject defect or breach, replace the subject Mortgage Loan with a Qualified Substitute Mortgage Loan or make a Loss of Value Payment, as the case may be. The Depositor will assign certain of its rights under each MLPA to the issuing entity. In addition, GACC has agreed to indemnify the Depositor, the underwriters and certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the certificates. See “Pooling and Servicing Agreement—Assignment of the Mortgage Loans”.

Review of GACC Mortgage Loans.

Overview. GACC, in its capacity as the Sponsor of the GACC Mortgage Loans, has conducted a review of the GACC Mortgage Loans in connection with the securitization described in this prospectus. GACC determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the GACC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GACC’s affiliates (the “GACC Deal Team”). The review procedures described below were employed with respect to all of the GACC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Data Tape. To prepare for securitization, members of the GACC Deal Team created a data tape (the “GACC Data Tape”) containing detailed loan-level and property-level information regarding each GACC Mortgage Loan. The GACC Data Tape was compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the DB Originators during the underwriting process. After origination of each GACC Mortgage Loan, the GACC Deal Team updated the information in the GACC Data Tape with respect to the GACC Mortgage Loan based on updates provided by the related loan servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GACC Deal Team. The GACC Data Tape was used by the GACC Deal Team to provide the numerical information regarding the GACC Mortgage Loans in this prospectus.

Data Comparison and Recalculation. The Depositor, on behalf of GACC, engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GACC relating to information in this prospectus regarding the GACC Mortgage Loans. These procedures included:

●	comparing the information in the GACC Data Tape against various source documents provided by GACC that are described above under “—Data Tape”;

●	comparing numerical information regarding the GACC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GACC Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the GACC Mortgage Loans disclosed in this prospectus.

Legal Review. GACC engaged various law firms to conduct certain legal reviews of the GACC Mortgage Loans for disclosure in this prospectus. In anticipation of securitization of each GACC Mortgage Loan originated by the applicable DB Originator, origination counsel prepared a loan summary that sets forth salient loan terms and summarizes material deviations from GACC’s standard form loan documents. In addition, origination counsel for each GACC Mortgage Loan reviewed GACC’s representations and warranties set forth on Annex D-1 to this prospectus and, if applicable, identified exceptions to those representations and warranties set forth on Annex D-2.

Securitization counsel was also engaged to assist in the review of the GACC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan documents with respect to certain of the GACC Mortgage Loans that deviate materially from GACC’s standard form document, (ii) a review of the loan summaries referred to above relating to the GACC Mortgage Loans prepared by origination counsel, and (iii) a review of a due diligence questionnaire completed by the origination counsel. Securitization counsel also reviewed the property release provisions (other than the partial defeasance provisions), if any, for each GACC Mortgage Loan with multiple Mortgaged Properties or, to the extent identified by origination counsel, for each GACC Mortgage Loan with permitted outparcel releases or similar releases for compliance with the REMIC provisions of the Code.

GACC prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the GACC Mortgage Loans included in the 10 largest Mortgage Loans in the mortgage pool, and the abbreviated loan summaries for those of the GACC Mortgage Loans included in the next 5 largest Mortgage Loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex A-3.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GACC Mortgage Loan, GACC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. In connection with the origination of each GACC Mortgage Loan, GACC, together with origination counsel, conducted a search with respect to each borrower under the related GACC Mortgage Loan to determine whether it filed for bankruptcy. If GACC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GACC Mortgage Loan, GACC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

With respect to the GACC Mortgage Loans originated by a DB Originator, the GACC Deal Team also consulted with the applicable GACC Mortgage Loan origination team to confirm that the GACC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—DB Originators’ Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, GACC determined that the disclosure regarding the GACC Mortgage Loans in this prospectus is accurate in all material respects. GACC also determined that the GACC Mortgage Loans were originated (or acquired and re-underwritten) in accordance with the applicable DB Originator’s origination procedures and underwriting criteria, except as described below under “—Exceptions”. GACC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

DB Originators’ Underwriting Guidelines and Processes

General. DBRI and DBNY are each an originator and are affiliated with GACC, each other, and with Deutsche Bank Securities Inc., one of the underwriters, and the Depositor. DBRI and DBNY are referred to as the “DB Originators” in this prospectus. Each DB Originator originates loans located in the United States that are secured by retail, multifamily, office, hotel and industrial/warehouse properties. All of the mortgage loans originated by a DB Originator generally are originated in accordance with the underwriting criteria described below. However, each lending situation is unique, and the facts and circumstance surrounding the mortgage loan, such as the quality and location of the real estate, the sponsorship of the borrower and the tenancy of the property, will impact the extent to which the general guidelines below are applied to a specific loan. This underwriting criteria is general, and there is no assurance that every mortgage loan will conform in all respects with the guidelines.

Loan Analysis. In connection with the origination of mortgage loans, the applicable DB Originator conducts an extensive review of the related mortgaged property, including an analysis of the appraisal, environmental report, property operating statements, financial data, rent rolls, sales where applicable and related information or statements of occupancy rates provided by the borrower and, with respect to the mortgage loans secured by retail and office properties, certain major tenant leases and the tenant’s credit. Generally, borrowers are required to be single purpose entities which do not have a credit history; therefore, the financial strength and character of certain of the borrower’s key principals are examined prior to approval of the mortgage loan through a review of available financial statements and public records searches. A member of the applicable DB Originator underwriting or due diligence team, or a consultant or other designee, visits the mortgaged property for a site inspection to confirm the occupancy rates of the mortgaged property, and analyzes the mortgaged property’s sub-market and the utility of the mortgaged property within the sub-market. Unless otherwise specified in this prospectus, all financial, occupancy and other information contained in this prospectus is based on such information and there can be no assurance that such financial, occupancy and other information remains accurate.

Cash Flow Analysis. The applicable DB Originator reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Information” in this prospectus.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by the applicable DB Originator and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool” and Annex A-1 and Annex A-3 to this prospectus. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal obtained in accordance with the guidelines described under “—Appraisal and Loan-to-Value Ratio” below. In addition, with respect to certain mortgage loans, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and Loan-to-Value Ratio. For each Mortgaged Property, the applicable DB Originator obtains (or, in connection with DBRI’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and DBRI relies upon) a current (within 6 months of the origination date of the mortgage loan) comprehensive narrative appraisal conforming to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”) and Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation. The appraisal is based on the “as-is” market value of the Mortgaged Property as of the date of value in its then-current condition, and in accordance with the Mortgaged Property’s highest and best use as determined within the appraisal. In certain cases, the applicable DB Originator may also obtain prospective or hypothetical values on an “as-stabilized”, “as-complete” and/or “hypothetical as-is” basis, reflecting stipulated assumptions including, but not limited to, leasing, occupancy, income normalization, construction, renovation, restoration and/or repairs at the Mortgaged Property. The applicable DB Originator then determines the loan-to-value ratio of the mortgage loan for origination or, if applicable, in connection with its acquisition of the mortgage loan, in each case based on the value and effective value dates set forth in the appraisal. In connection with DBRI’s acquisition and reunderwriting of a mortgage loan, DBRI relies upon the appraisal(s) obtained by the related originator. Such appraisal(s) may reflect a value for a particular Mortgaged Property that varies from a DBRI opinion of value. The information in this prospectus regarding such acquired mortgage loans, including, but not limited to, appraised values and loan-to-value ratios, reflects the information contained in such originator’s appraisal. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios of such acquired mortgage loans would not be different if a DB Originator had originated such mortgage loans. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus.

Evaluation of Borrower. The applicable DB Originator evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. The applicable DB Originator evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, the applicable DB Originator either (i) obtains or updates (or, in connection with DBRI’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and DBRI relies upon) an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains (or, in connection with DBRI’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and DBRI relies upon) an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, the applicable DB Originator reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, the applicable DB Originator either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Insurance Considerations”.

Physical Assessment Report. Prior to origination, the applicable DB Originator obtains (or, in connection with DBRI’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and DBRI relies upon) a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. The applicable DB Originator reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, the applicable DB Originator generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, the applicable DB Originator may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy. The borrower is required to provide, and the applicable DB Originator reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land

Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and the applicable DB Originator reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as the applicable DB Originator may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. The applicable DB Originator may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, the applicable DB Originator may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by a DB Originator. The typical required escrows for mortgage loans originated by a DB Originator are as follows:

●	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the applicable DB Originator with sufficient funds to satisfy all taxes and assessments. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or the applicable DB Originator may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide the applicable DB Originator with sufficient funds to pay all insurance premiums. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

●	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

The applicable DB Originator may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) the applicable DB Originator’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) the applicable DB Originator has structured springing escrows that arise for identified risks, (v) the applicable DB Originator has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) the applicable DB Originator believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—DB Originators’ Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by GACC may vary from, or may not comply with, the applicable DB Originator’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by GACC, the applicable DB Originator may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions. Disclosed above are the DB Originators’ general underwriting guidelines with respect to the GACC Mortgage Loans. One or more GACC Mortgage Loans may vary from the specific DB

Originator underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more GACC Mortgage Loans, the applicable DB Originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases set forth below, the applicable DB Originator made exceptions and the underwriting of a particular GACC Mortgage Loan did not comply with all aspects of the disclosed criteria.

Other than as set forth below, the GACC Mortgage Loans were originated in accordance with the underwriting standards set forth above.

With respect to the Moffett Towers II-Buildings 3 & 4 Mortgage Loan (4.2%), the Whole Loan is structured with a 10-year anticipated repayment date and an approximately 15-year final maturity date, which is longer than the maximum term of 10 years generally required pursuant to GACC’s underwriting guidelines. GACC’s decision to include the Mortgage Loan in the transaction was based on several compensating factors, including (i) the Mortgage Loan having a Cut-off Date loan-to-value ratio of 44.3%, a net operating income debt yield of 13.2% and a net cash flow debt service coverage ratio of 3.46x and (ii) the financial strength of the borrower sponsor, The Jay Paul Company, a privately held real estate firm based in San Francisco, California.

Compliance with Rule 15Ga-1 under the Exchange Act. GACC most recently filed a Form ABS-15G with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 15Ga-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 13, 2019. GACC’s “Central Index Key” number is 0001541294. With respect to the period from and including July 1, 2016 to and including June 30, 2019, GACC did not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization. Neither GACC nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization, except that DBNY (an affiliate of GACC and an originator of certain of the GACC Mortgage Loans) will retain the DBNY VRR Interest Portion as described under “Credit Risk Retention”. However, GACC and/or its affiliates may retain on the Closing Date or own in the future certain additional classes of certificates. Any such party will have the right to dispose of any such certificates (other than the DBNY VRR Interest) at any time. DBNY or an affiliate will be required to retain the DBNY VRR Interest Portion as further described under “Credit Risk Retention”.

MUFG Principal Commercial Capital

General. MUFG Union Bank, N.A., a national banking association, d/b/a MUFG Principal Commercial Capital (“MUFG Principal Commercial Capital”), is a sponsor of, and a seller of certain Mortgage Loans (the “MPCC Mortgage Loans”) into, the securitization described in this prospectus. MUFG Union Bank, N.A. (“MUFG Union Bank”) is a subsidiary of Mitsubishi UFJ Financial Group, Inc. (”MUFG”), and its executive offices are located at 1251 Avenue of the Americas, New York, New York 10020. MUFG Principal Commercial Capital is the originator of all of the MPCC Mortgage Loans, with an aggregate Cut-off Date Balance of approximately $250,705,000, representing approximately 30.9% of the Initial Pool Balance. In addition, it is expected that MUFG Principal Commercial Capital will, as of the date of the initial issuance of the certificates, hold the 888 Figueroa Companion Loans.

Principal Real Estate Investors, LLC (“PrinREI”), a member of the Principal Financial Group, and MUFG Union Bank jointly formed a lending platform, known as MUFG Principal Commercial Capital, in June 2018 to originate and securitize commercial mortgage loans in the CMBS market. The MUFG Principal Commercial Capital lending platform operates as a line of business established and owned by MUFG Union Bank but is jointly managed by both PrinREI and MUFG Union Bank. PrinREI provides services relating to the sourcing, underwriting, closing and securitization of loans for MUFG Principal Commercial Capital. MUFG Union Bank and its affiliates provide services relating to the pricing, hedging and securitization of loans for MUFG Principal Commercial Capital. PrinREI and MUFG Union Bank

jointly participate in material decisions, including joint representation on an investment council, which evaluates all MPCC Mortgage Loans prior to origination.

MUFG Principal Commercial Capital’s Securitization Program. The primary business of the MUFG Principal Commercial Capital lending platform is originating, acquiring and securitizing commercial real estate loans secured by stabilized income-producing properties. This is the first commercial mortgage-backed securitization to which MUFG Principal Commercial Capital is contributing loans. Principal Commercial Capital, a prior commercial lending platform jointly managed by PrinREI and another bank, contributed approximately $1.8 billion of commercial and multifamily mortgage loans to commercial mortgage-backed securitizations from March 2015 through September 2017. Additionally, PrinREI, through its affiliates, was an active seller of commercial real estate loans into commercial mortgage-backed securitizations from 1999 through 2008, contributing approximately 2,000 loans totaling approximately $16 billion. In addition, certain members of the MUFG Union Bank staff who are active in the management of MUFG Principal Commercial Capital previously held senior positions in the Principal Commercial Capital platform, as well as CMBS platforms at other investment banking firms.

All of the MPCC Mortgage Loans were sourced and underwritten by PrinREI and funded by MUFG Principal Commercial Capital, and each MPCC Mortgage Loan was closed by third party origination counsel.

U.S. Bank National Association acts as interim custodian for the loan files with respect to all of the MPCC Mortgage Loans prior to securitization.

In connection with this commercial mortgage securitization transaction, MUFG Principal Commercial Capital will transfer the MPCC Mortgage Loans to the Depositor, who will then transfer the MPCC Mortgage Loans to the issuing entity. In return for the transfer by the Depositor to the issuing entity of the MPCC Mortgage Loans (together with the other mortgage loans being securitized), the issuing entity will issue commercial mortgage pass-through certificates that are, in whole or in part, backed by, and supported by the cash flows generated by, the mortgage loans being securitized. In coordination with underwriters and initial purchasers engaged by the Depositor, MUFG Principal Commercial Capital will work with rating agencies, investors, servicers and other mortgage loan sellers and will participate in structuring the securitization transaction to maximize the overall value and capital structure, taking into account numerous factors including without limitation, geographic and property type diversity and rating agency criteria.

Pursuant to a Mortgage Loan Purchase Agreement, MUFG Principal Commercial Capital will make certain representations and warranties, subject to certain exceptions set forth therein, and undertake certain loan document delivery requirements with respect to the MPCC Mortgage Loans. In the event of an uncured material breach of any such representation and warranty or an uncured material document defect or omission, MUFG Principal Commercial Capital, and no other party, will be responsible for curing a breach or defect, repurchasing an affected MPCC Mortgage Loan from the issuing entity, substituting the affected MPCC Mortgage Loan with another mortgage loan or making a Loss of Value Payment with respect to such defect or breach. In addition, MUFG Principal Commercial Capital has agreed to indemnify the Depositor and the underwriters and certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the Certificates.

Review of MPCC Mortgage Loans.

Overview. MUFG Principal Commercial Capital, in its capacity as the Sponsor of the MPCC Mortgage Loans, has conducted a review of the MPCC Mortgage Loans in connection with the securitization described in this prospectus designed and effected to provide reasonable assurance that the disclosure related to the MPCC Mortgage Loans is accurate in all material respects. MUFG Principal Commercial Capital determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the MPCC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of PrinREI and MUFG Union Bank (collectively, the “MPCC Deal Team”) with the assistance of certain third parties. MUFG Principal

Commercial Capital has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review of the MPCC Mortgage Loans and the review’s findings and conclusions. The review procedures described below were employed with respect to all of the MPCC Mortgage Loans (rather than relying on sampling procedures), except that certain review procedures were solely relevant to the large loan disclosures in this prospectus, as further described below.

Database. To prepare for securitization, members of the MPCC Deal Team created a database of loan-level and property-level information relating to each MPCC Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third party reports (appraisals, environmental site assessments, property condition reports, zoning reports and applicable seismic studies), insurance policies, borrower-supplied information (including, to the extent available, rent rolls, leases, operating statements and budgets) and information collected by MUFG Principal Commercial Capital during the underwriting process. Prior to securitization of each MPCC Mortgage Loan, the MPCC Deal Team may have updated the information in the database with respect to such MPCC Mortgage Loan based on current information provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the MPCC Deal Team. Such updates were not intended to be, and do not serve as, a re-underwriting of any MPCC Mortgage Loan.

A data tape (the “MPCC Data Tape”) containing detailed information regarding each MPCC Mortgage Loan was created from the information in the database referred to in the prior paragraph. The MPCC Data Tape was used by the MPCC Deal Team to provide the numerical information regarding the MPCC Mortgage Loans in this prospectus.

Data Comparisons and Recalculation. The Depositor, on behalf of MUFG Principal Commercial Capital engaged a third party accounting firm to perform certain data comparison and recalculation procedures, which were designed or provided by MUFG Principal Commercial Capital relating to information in this prospectus regarding the MPCC Mortgage Loans. These procedures included:

●	comparing the information in the MPCC Data Tape against various source documents provided by MUFG Principal Commercial Capital;

●	comparing numerical information regarding the MPCC Mortgage Loans and the related mortgaged properties disclosed in this prospectus against the information contained in the MPCC Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the MPCC Mortgage Loans disclosed in this prospectus.

Legal Review. In anticipation of the securitization of each MPCC Mortgage Loan, counsel to MUFG Principal Commercial Capital prepared a form of legal summary to be completed by third party origination counsel that, among other things, set forth certain material terms and property diligence information and elicited information concerning potentially outlying attributes of the MPCC Mortgage Loans, as well as any related mitigating considerations. MUFG Principal Commercial Capital’s counsel reviewed the legal summaries for each MPCC Mortgage Loan, together with pertinent parts of the mortgage loan documentation and property diligence materials, in connection with preparing or corroborating the accuracy of certain loan disclosure in this prospectus. In addition, MUFG Principal Commercial Capital’s counsel reviewed MUFG Principal Commercial Capital’s representations and warranties set forth on Annex D-1 to this prospectus and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the MPCC Mortgage Loans. Such assistance included, among other things, a review of a due diligence questionnaire completed by the MPCC Deal Team. Securitization counsel also reviewed the property release provisions, if any, for each MPCC Mortgage Loan with multiple mortgaged properties for compliance with the REMIC provisions.

MUFG Principal Commercial Capital’s counsel or securitization counsel also assisted in the preparation of the mortgage loan summaries set forth in Annex A-3 to this prospectus, based on their respective reviews of pertinent sections of the related mortgage loan documents and other loan information.

Other Review Procedures. Prior to securitization, MUFG Principal Commercial Capital confirmed with the related servicer for the MPCC Mortgage Loans that, to the best of such servicer’s knowledge and except as previously identified, material events concerning the related mortgage loan, the mortgaged property and the borrower and guarantor had not occurred since origination, including, but not limited to: (i) loan modifications or assumptions, or releases of the related borrower or mortgaged property; (ii) damage to the mortgaged property that materially and adversely affects its value as security for the mortgage loan; (iii) pending condemnation actions; (iv) litigation, regulatory or other proceedings against the mortgaged property, borrower or guarantor, or notice of non-compliance with environmental laws; (v) bankruptcies involving any borrower or guarantor, or any tenant occupying a single tenant property; and (vi) any existing or incipient material defaults.

The MPCC Deal Team also consulted with MUFG Principal Commercial Capital personnel responsible for the origination and closing of the MPCC Mortgage Loans to confirm that the MPCC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—MUFG Principal Commercial Capital’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, MUFG Principal Commercial Capital determined that the disclosure regarding the MPCC Mortgage Loans in this prospectus is accurate in all material respects. MUFG Principal Commercial Capital also determined that the MPCC Mortgage Loans were originated in accordance with MUFG Principal Commercial Capital’s origination procedures and underwriting criteria described below under “—MUFG Principal Commercial Capital’s Underwriting Guidelines and Processes”, except as described below under “—MUFG Principal Commercial Capital’s Underwriting Guidelines and Processes—Exceptions”. MUFG Principal Commercial Capital attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. MUFG Principal Commercial Capital will perform a review of any mortgage loan that it elects to substitute for a MPCC Mortgage Loan in the Mortgage Pool in connection with a material breach of a representation or warranty or a material document defect. MUFG Principal Commercial Capital, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement (the “Qualification Criteria”). MUFG Principal Commercial Capital may engage a third party accounting firm to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by MUFG Principal Commercial Capital and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by MUFG Principal Commercial Capital to render any tax opinion required in connection with the substitution.

Servicing. Interim servicing for all MPCC Mortgage Loans prior to securitization is performed by PrinREI. Generally, servicing responsibilities with respect to the MPCC Mortgage Loans will be transferred from the interim servicer to the Master Servicer on the Closing Date; however, PrinREI is expected to retain certain sub-servicing responsibilities with respect to all MPCC Mortgage Loans.

MUFG Principal Commercial Capital’s Underwriting Guidelines and Processes

Underwriting guidelines and processes were established by PrinREI and MUFG Union Bank for MUFG Principal Commercial Capital. Set forth below is a general description of these guidelines and processes with respect to loans originated or acquired by MUFG Principal Commercial Capital.

Notwithstanding the discussion below, given the unique nature of commercial properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and is driven by circumstances particular to that property, including, among others, the property type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, there can be no assurance that the underwriting of any particular commercial or multifamily mortgage loan originated or acquired by MUFG Principal Commercial Capital conforms to the general guidelines described below. For important information about the circumstances that have affected the underwriting of the MPCC Mortgage Loans, see the “Risk Factors” section of this prospectus, the other subsections of this “—Transaction Parties—The Sponsors and Mortgage Loan Sellers—MUFG Principal Commercial Capital” section and “Exceptions to Sponsor Representations and Warranties” in Annex D-3 to this prospectus.

If a mortgage loan exhibits any one of the following characteristics, variances from general underwriting/origination procedures described below may be considered acceptable under the circumstances indicated: (i) low loan-to-value ratio; (ii) high debt service coverage ratio; (iii) experienced sponsor(s)/guarantor(s) with financial wherewithal; (iv) additional in-place, ongoing or springing reserves; (v) cash flow sweeps; and (vi) elements of recourse included in the mortgage loan.

Loan Analysis. Loans are underwritten, not only from a real estate perspective, but also on a credit/cash flow basis. All underwriting is required to include the development and analysis of cash flow from the collateral and determination of value for the improvements. The underwriting function incorporates the following factors into the overall analysis of a transaction:

●	Quality of the improvements, location and competitiveness of the subject property. Macro-and sub-market research is reviewed to determine desirability of the location. Site inspections are completed to assess the property’s functionality, condition, access/visibility and overall competitiveness. Review of third party appraisal reports, physical condition assessments and environmental reports is also performed by PrinREI’s in-house appraisers and engineers, and results are incorporated into the loan underwriting as deemed appropriate.

●	Overall sustainability of the cash flow from the collateral. Due diligence includes review of rent rolls, leases, historical operating statements and occupancy levels. Analysis of key tenants is also performed, including financial strength, sales/occupancy cost, tenant investment in space, etc. Underwriting considers potential capital outlays for tenant improvements, leasing commissions and capital expenditures.

●	Sponsorship’s experience and financial capacity. A thorough evaluation of the investment philosophy, real estate experience and financial statements of the principal(s) of the borrower is conducted on all transactions. Background and credit checks are performed on the borrower and key principals to identify any liens, judgments, bankruptcies or pending litigation. Borrowers are generally required to be special purpose entities.

Loan Approval. All loans originated or acquired by MUFG Principal Commercial Capital must be approved by MUFG Union Bank and must have been recommended for approval by the MUFG Principal Commercial Capital investment council, which consists of representatives from both PrinREI and MUFG Union Bank that are experienced in commercial real estate lending. MUFG Union Bank may approve a loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratios and Loan-To-Value Ratios. Generally, the debt service coverage ratios for the MPCC Mortgage Loans is equal to or greater than 1.20x for all property types except hospitality, manufactured housing and self storage properties, which generally have debt service coverage ratios equal to or greater than 1.30x. Variances may be allowed in circumstances deemed warranted by MUFG Principal Commercial Capital based on merits of an individual mortgage loan, such as for loans with rapid amortization schedules, higher quality tenant revenue streams or additional collateral in the form of reserves, letters of credit or guaranties, or based on MUFG Principal Commercial Capital’s assessment of improved property and/or market performance in the future and/or other relevant factors. Debt service coverage ratios are calculated in accordance with MUFG Principal Commercial Capital’s property-specific underwritten cash flow guidelines.

Generally, the loan-to-value ratio for MPCC Mortgage Loans is equal to or less than 75%. Variances may be allowed in circumstances deemed warranted by MUFG Principal Commercial Capital based on merits of each individual mortgage loan, such as for loans with rapid amortization schedules, higher quality tenant revenue streams or additional collateral in the form of reserves, letters of credit or guaranties, or based on MUFG Principal Commercial Capital’s assessment of improved property and/or market performance in the future and/or other relevant factors.

Additional Debt. Additional debt in the form of mezzanine debt, B notes or preferred equity may be permitted either at the time of loan origination or during the loan term subject to certain loan-to-value constraints or debt service coverage requirements. When underwriting an asset, MUFG Principal Commercial Capital reviews terms of such additional debt and analyzes the likely effect of that additional debt on repayment of the subject mortgage loan. It is possible that MUFG Union Bank or PrinREI or affiliates of either firm is the lender on such additional debt and may either sell such debt to an unaffiliated third party or hold it in inventory.

Assessments of Property Condition. As part of the underwriting process, MUFG Principal Commercial Capital analyzes the condition of the real property collateral for a prospective multifamily or commercial mortgage loan. PrinREI generally performs site inspections of the subject property or, in limited instances, engages a third party to complete the inspection. In most cases MUFG Principal Commercial Capital obtains the independent assessments and reports described below.

Appraisal Reports. MUFG Principal Commercial Capital in most cases requires that the real property collateral for a prospective multifamily or commercial mortgage loan be appraised by an appraiser who is a member of the Appraisal Institute, a membership association of professional real estate appraisers or an otherwise qualified appraiser. In certain situations, an update to an existing independent appraisal may be acceptable. The appraisal reports are required to be conducted in accordance with the Uniform Standards of Professional Appraisal Practices developed by The Appraisal Foundation, a not-for-profit organization established by the appraisal profession. The appraisal includes or is accompanied by a separate letter that includes a statement by the appraiser that the appraisal was prepared in conformity with the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as updated in 1994 and further updated by the Interagency Appraisal and Evaluation Guidelines promulgated in 2010.

Environmental Assessments. MUFG Principal Commercial Capital in most cases requires a Phase I environmental assessment with respect to the real property collateral for a prospective multifamily or commercial mortgage loan; however, when circumstances warrant, MUFG Principal Commercial Capital may utilize an update of a previously conducted environmental assessment. Furthermore, an environmental assessment conducted at any particular real property collateral does not necessarily cover all potential environmental issues, such as an analysis of radon, lead-based paint and lead in drinking water, which is usually conducted only at multifamily properties. Depending on the findings of the Phase I environmental assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment with respect to the real property collateral, an environmental insurance policy, cash reserves for any recommended remediation action and/or a guaranty with respect to environmental matters.

Engineering Assessments. MUFG Principal Commercial Capital in most cases requires that an engineering firm inspect the real property collateral for any multifamily or commercial mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems; however, when circumstances warrant, MUFG Principal Commercial Capital may utilize an update of a previously conducted engineering assessment. Based on the findings of the engineering assessment, MUFG Principal Commercial Capital determines the appropriate response, if any, to any recommended repairs, corrections or replacements and any identified deferred maintenance. In some instances, repairs or maintenance may be completed prior to closing and/or reserves may be established to fund any deferred maintenance or replacement items.

Seismic Reports. MUFG Principal Commercial Capital in most cases requires a seismic report with respect to all multifamily or commercial mortgage loans located in seismic zones 3 or 4 to provide an estimate of damage based on the percentage of the replacement cost of the building in an earthquake scenario. This percentage of the replacement cost is expressed in terms of probable maximum loss (“PML”) or scenario expected loss (“SEL”). Generally, any mortgage loans as to which the mortgaged property was estimated to have PML or SEL in excess of 20% of the estimated replacement cost is subject to seismic upgrading, has adequate reserves in place for retrofitting, satisfactory earthquake insurance or is structured with recourse to a guarantor.

Zoning and Building Code Compliance. With respect to each mortgage loan, MUFG Principal Commercial Capital generally considers whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions; surveys; recorded documents; temporary or permanent certificates of occupancy; letters from governmental officials or agencies; title insurance endorsements; third party prepared zoning reports; and/or representations by the related borrower. Where a mortgaged property as currently operated is a permitted nonconforming use and/or the structure and the improvements may not be rebuilt to the same dimensions or used in the same manner in the event of a major casualty, MUFG Principal Commercial Capital considers whether to require the related borrower to obtain law and ordinance coverage and/or whether an alternative mitigating factor is in place.

Title Insurance. Each borrower is required to provide, and MUFG Principal Commercial Capital or its origination counsel typically reviews, a title insurance policy for each mortgaged property. The title insurance policies typically must (i) be written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) be in an amount at least equal to the original principal balance of the mortgage loan, (iii) provide protection and benefits that run to the mortgagee and its successors and assigns, (iv) be written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, have a legal description of the mortgaged property in the title policy that conforms to that shown on the survey.

Hazard, Liability and Other Insurance. Mortgaged properties are typically required to be insured by a hazard insurance policy with a lender approved deductible and in an amount at least equal to the lesser of the outstanding principal balance of the mortgage loan and 100% of the full insurable replacement cost of the improvements located on the mortgaged property.

Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination included material improvements in any area identified in the Federal Register by the Federal Emergency Management Agency as having special hazards. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, to be provided by a generally acceptable insurance carrier in an amount that is generally consistent with currently prevailing capital market standards.

The standard form of hazard insurance policy typically covers physical damage or destruction of improvements on the mortgaged property caused by fire, lighting, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions from coverage, including exclusions related to acts of terrorism. Generally, each of the mortgage loans requires that the related property have coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates; in some cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance.

Each mortgage loan typically also requires the borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount that is generally consistent with currently prevailing capital market standards.

Each mortgage loan typically further requires the related borrower to maintain business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months.

The mortgaged properties are typically not insured for earthquake risk unless a seismic report indicates a PML or SEL of greater than 20%.

Escrow Requirements. MUFG Principal Commercial Capital may require borrowers to fund various escrows for taxes and insurance, tenant improvements and leasing commissions, capital expenses and replacement reserves. Generally, the required escrows for mortgage loans originated by MUFG Principal Commercial Capital are as follows:

●	Taxes: Typically, an initial deposit and monthly escrow deposits equal to 1/12 of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required. Such escrows may not be required under certain circumstances, including, but not limited to (i) if there is an institutional sponsor or the sponsor is a high net worth individual, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly, and (iii) if there is a low loan-to-value ratio; provided that in each case the borrower will generally be required to submit evidence of payment of annual property taxes.

●	Insurance: Typically, if the mortgaged property is insured under an individual policy, an initial deposit and monthly escrow deposits equal to 1/12 of the annual property insurance premium are required. Such escrows may not be required under certain circumstances, including, but not limited to (i) if the borrower maintains a blanket insurance policy, (ii) if the mortgaged property is a single tenant property (which may include ground leased tenants) and the tenant is required to maintain property insurance, and (iii) if there is a low loan-to-value ratio; provided that in each case the borrower will generally be required to submit evidence of payment of annual property insurance premiums.

●	Replacement Reserves: Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from a third party property condition or engineering report or to certain minimum requirements by property type. Such escrows may not be required under certain circumstances, including, but not limited to (i) if a single or investment grade tenant (which may be a ground lease tenant) is responsible for all repairs and maintenance under the terms of its lease, and (ii) if there is a low loan-to-value ratio.

●	Completion Repair/Environmental Remediation: Typically, a completion repair or remediation reserve is required where an environmental or property condition report suggests that a reserve is necessary. Upon funding of the mortgage loan, MUFG Principal Commercial Capital generally requires that at least 110-125% of the estimated cost identified in the environmental or property condition report be reserved and that repairs or replacements be completed within one year after the funding of the applicable mortgage loan. Such escrows may not be required under certain circumstances, including, but not limited to (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value, (iii) if a single or major tenant (which may be a ground lease tenant) at the related mortgaged property is responsible for the repairs, and (iv) if a secured creditor insurance policy or borrower insurance policy is in place.

●	Tenant Improvement/Leasing Commissions: In most cases, various tenants have lease expirations within the mortgage loan term. To mitigate this risk with respect to industrial, retail and office properties, special reserves may be required to be funded either at closing of the mortgage loan and/or during the related mortgage loan term or a letter of credit and/or a cash flow sweep or a combination of any of the aforementioned alternatives may be used to cover all or a portion of anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing the space occupied by such tenants. Such escrows may not be required under certain circumstances, including, but not limited to (i) if rent at the mortgaged property is considered below market, and (ii) if no material leases expire within the mortgage loan term.

Furthermore, MUFG Principal Commercial Capital may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower, its sponsor or an affiliate, or periodic evidence that the items for which the escrow or reserve would have been established are being addressed. In addition, under certain circumstances, where (i) positive credit characteristics exist, (ii) the amounts involved are relatively minimal, or (iii) MUFG Principal Commercial Capital has determined the mortgaged property, the borrower or its owners will likely be able to bear the related expenses without the escrow or reserve, an escrow or reserve may not be required.

Exceptions. One or more of the mortgage loans originated by MUFG Principal Commercial Capital may vary from the specific MUFG Principal Commercial Capital underwriting guidelines and procedures described above when additional credit positive characteristics are present. In addition, in the case of one or more of the mortgage loans originated by MUFG Principal Commercial Capital, such originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. Except as disclosed in the following paragraphs, none of the MPCC Mortgage Loans was originated with any material exceptions to MUFG Principal Commercial Capital’s underwriting guidelines and procedures described above.

With respect to the 888 Figueroa Mortgage Loan (9.2%),the underwritten management fee of 2.0% is less than 3.0%, which represents an exception to MUFG Principal Commercial Capital’s underwriting guidelines. MUFG Principal Commercial Capital’s decision to include the Mortgage Loan in this securitization transaction notwithstanding this exception was supported by the following: (a) UW NCF Debt Yield and UW NCF DSCR are 9.5% and 2.53x, respectively and if the Mortgage Loan underwriting utilized a 3.0% management fee, the UW NCF Debt Yield and UW NCF DSCR would be approximately 9.49% and 2.51x, respectively; (b) the 2.0% underwritten management fee is equivalent to the fee outlined in the in-place management agreement and the market management fee outlined in the appraisal; (c) the Mortgaged Property is managed by Beverly Management Group, Inc., an affiliate of the related borrower sponsor, that manages over four million sq. ft. of commercial property throughout southern California and Nevada; and (d) the borrower sponsor has owned the Mortgaged Property since 2004 and has over 35 years of commercial real estate experience. Additionally, MUFG Principal Commercial Capital did not escrow at loan origination for rent abatements for nineteen tenants that have an abatement of rent at certain points during each tenant’s lease term totaling $1.3 million as of loan origination; however full contract rents were underwritten. This represents an exception to MUFG Principal Commercial Capital’s underwriting guidelines. MUFG Principal Commercial Capital’s decision to include the Mortgage Loan in this securitization transaction notwithstanding this exception was supported by the following: (a) all tenants have signed leases, are in occupancy and have commenced paying rent; (b) the highest annual rent abatements total approximately $241,607 accounting for only 1.9% of total underwritten base rent; (c) the borrower and borrower sponsor provided a carve-out guaranty for any loss or damage related to the contractual free rent and outstanding landlord obligations subject to a total combined amount of $1.5 million; (d) the Mortgage Loan has a UW NCF DSCR and Cut-Off Date LTV Ratio of 2.53x and 54.8%, respectively; and (e) the borrower sponsor has owned the Mortgaged Property since 2004 and has over 35 years of commercial real estate experience. Based on the foregoing, MUFG Principal Commercial Capital approved inclusion of the Mortgage Loan into this transaction.

With respect to the Hilton Garden Inn Sugarland Mortgage Loan (2.1%), the UW NCF Debt Yield is 9.4% which represents an exception to MUFG Principal Commercial Capital’s underwriting guidelines.

MUFG Principal Commercial Capital’s decision to include the Mortgage Loan in this securitization transaction notwithstanding this exception was supported by the following: (a) a Cut-Off Date LTV Ratio and a Loan-to-Value Ratio at Maturity or ARD (based on the “as if complete” appraised value) of 54.5% and 48.6% respectively; (b) the borrower sponsor’s equity contribution at loan origination was $13,091,024 ($64,807/key) representing a loan to purchase price plus property improvement plan (“PIP”) of 56.9%; (c) the Mortgage Loan has a UW NOI Debt Yield and an UW NOI DSCR of 11.0% and 1.65x; (d) for the trailing 12 period ending May 31, 2019, the Mortgaged Property reported market penetration indices of 120.0% for RevPAR; (e) the Mortgaged Property has a new, 15-year franchise agreement with Hilton expiring in 2033, which is five years beyond the loan maturity; and (f) the Mortgaged Property is expected to undergo a PIP totaling $5,264,750 ($26,063/key), which is expected to be completed by December, 28, 2020. Based on the foregoing, MUFG Principal Commercial Capital approved inclusion of the Mortgage Loan into this transaction.

Repurchase Requests. MUFG Principal Commercial Capital has no prior history as a securitizer and therefore has not filed a Form ABS-15G. MUFG Principal Commercial Capital has no demand, repurchase or replacement history to report as required by Rule 15Ga-1. The Central Index Key Number of MUFG Principal Commercial Capital is 0000016287.

Retained Interests in This Securitization. Neither MUFG Principal Commercial Capital nor any of its affiliates intends to retain any Certificates issued by the issuing entity or any other economic interest in this securitization, except that MUFG Principal Commercial Capital (or a “majority-owned affiliate” (as defined in Regulation RR) thereof) will retain the MUFG VRR Interest Portion as described under “Credit Risk Retention”. MUFG Principal Commercial Capital or its affiliates may retain on the Closing Date or own in the future certain additional classes of Certificates. Any such party will have the right to dispose of any such Certificates (other than the MUFG VRR Interest Portion) at any time. MUFG Principal Commercial Capital or a “majority-owned affiliate” (as defined in Regulation RR) thereof will be required to retain the MUFG VRR Interest Portion as and to the extent described under “Credit Risk Retention”.

Cantor Commercial Real Estate Lending, L.P.

General

Cantor Commercial Real Estate Lending, L.P. (“CCRE Lending”) is a sponsor of, and a seller of certain mortgage loans (the “CCRE Mortgage Loans”) into, the securitization described in this prospectus. CCRE Lending is a Delaware limited partnership and an affiliate of Cantor Fitzgerald & Co., one of the underwriters, and Berkeley Point Capital LLC, a Delaware limited liability company d/b/a Newmark Knight Frank. CCRE Lending was formed in 2010. Its general partner is Cantor Commercial Real Estate Holdings, LLC, and its limited partner is Cantor Commercial Real Estate Company, L.P. CCRE Lending’s executive offices are located at 110 East 59th Street, New York, New York 10022, telephone number (212) 938-5000.

CCRE Lending is engaged in the origination and acquisition of commercial and multifamily mortgage loans with the primary intent to sell the loans within a short period of time subsequent to origination or acquisition into a commercial mortgage backed securities (“CMBS”) primary issuance securitization or through a sale of whole loan interests to third-party investors. CCRE Lending originates loans primarily for securitization; however, CCRE Lending also originates subordinate mortgage loans, or subordinate participation interests in mortgage loans, and mezzanine loans (loans secured by equity interests in entities that own commercial real estate) for sale to third-party investors.

In the normal course of its business, CCRE Lending may acquire multifamily and commercial mortgage loans from various third-party originators. These mortgage loans may have been originated using underwriting guidelines not established by CCRE Lending.

CCRE Lending aggregates and warehouses the commercial and multifamily mortgage loans that it originates or acquires pending sale via a CMBS securitization.

For a description of certain affiliations, relationships and related transactions between CCRE Lending and the other transaction parties, see “Risk Factors—Risks Related to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

CCRE Lending’s Loan Origination, Acquisition and Securitization History

Since its founding in July 2010 and through June 30, 2019, CCRE Lending has originated or acquired approximately 1,508 fixed and floating rate commercial, multifamily and manufactured housing community mortgage loans with an aggregate original principal balance of approximately $29.0 billion and has acted as a sponsor and mortgage loan seller on 92 fixed-rate and floating-rate commercial mortgage-backed securitization transactions.

In future transactions, it is anticipated that many of the commercial mortgage loans originated or acquired by CCRE Lending will be sold to securitizations in which CCRE Lending acts as a sponsor. CCRE Lending expects to continue to originate and acquire both fixed rate and floating rate commercial mortgage loans which will be included in both public and private securitizations. CCRE Lending also expects to continue to originate and acquire subordinate and mezzanine debt for investment, syndication or securitization.

Neither CCRE Lending nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against CCRE Lending for any losses or other claims in connection with the certificates or the CCRE Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of representations and warranties made by CCRE Lending in the related MLPA as described under “Description of the Mortgage Loan Purchase Agreements”.

Review of CCRE Mortgage Loans

Overview. CCRE Lending has conducted a review of the CCRE Mortgage Loans in connection with the securitization described in this prospectus. The review of the CCRE Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of CCRE Lending (the “CCRE Deal Team”). The review procedures described below were employed with respect to all of the CCRE Mortgage Loans, except that certain review procedures were relevant only to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Data Tape. To prepare for securitization, members of the CCRE Deal Team created a data tape (the “CCRE Data Tape”) containing detailed loan-level and property-level information regarding each CCRE Mortgage Loan. The CCRE Data Tape was compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance policies, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by CCRE Lending during the underwriting process. After origination of each CCRE Mortgage Loan, the CCRE Deal Team updated the information in the CCRE Data Tape with respect to the CCRE Mortgage Loans from time to time based on updates provided by the related loan servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity and information otherwise brought to the attention of the CCRE Deal Team. The CCRE Data Tape was used by the CCRE Deal Team in providing the numerical information regarding the CCRE Mortgage Loans in this prospectus.

Data Comparison and Recalculation. CCRE Lending engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by CCRE Lending relating to information in this prospectus regarding the CCRE Mortgage Loans. These procedures included:

●	comparing the information in the CCRE Data Tape against various source documents provided by CCRE Lending that are described above under “—Data Tape”;

●	comparing numerical information regarding the CCRE Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the CCRE Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the CCRE Mortgage Loans disclosed in this prospectus.

Legal Review. CCRE Lending engaged various law firms to conduct certain legal reviews of the CCRE Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each CCRE Mortgage Loan originated by CCRE Lending, origination counsel for each CCRE Mortgage Loan completed a loan worksheet that sets forth salient loan terms and reviewed the representations and warranties attached as Annex D-1 to this prospectus and, if applicable, identified exceptions to those representations and warranties.

Legal counsel was also engaged to assist in the review of the CCRE Mortgage Loans. Such assistance included, among other things, a review of (i) one or more due diligence questionnaires completed by origination counsel and/or the CCRE Deal Team, and (ii) exceptions to representations and warranties compiled by origination counsel, and (iii) various statistical data tapes prepared by the CCRE Deal Team. In addition, for each CCRE Mortgage Loan originated by CCRE Lending, CCRE Lending prepared and provided to legal counsel for review an asset summary, which summary includes certain loan terms and property-level information obtained during the origination process.

For each CCRE Mortgage Loan, if any, purchased by CCRE Lending or its affiliates from a third-party originator of such CCRE Mortgage Loan, CCRE Lending generally re-underwrote such Mortgage Loan to confirm whether it complied with CCRE Lending’s underwriting guidelines.

CCRE Lending prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the CCRE Mortgage Loans included in the ten (10) largest Mortgage Loans or groups of cross-collateralized Mortgage Loans in the mortgage pool, and the abbreviated loan summaries for those of the CCRE Mortgage Loans included in the next five (5) largest Mortgage Loans or groups of cross-collateralized Mortgage Loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex A-3 to this prospectus.

Other Review Procedures. For each CCRE Mortgage Loan originated by CCRE Lending, CCRE Lending conducted a search with respect to each borrower under the related CCRE Mortgage Loan to determine whether it filed for bankruptcy. With respect to any material pending litigation that existed at the origination of any CCRE Mortgage Loan, CCRE Lending requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. If CCRE Lending became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a CCRE Mortgage Loan, CCRE Lending obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

With respect to the CCRE Mortgage Loans originated by CCRE Lending, the CCRE Deal Team also consulted with the applicable CCRE Mortgage Loan origination team to confirm that the CCRE Mortgage Loans were originated in compliance with the origination and underwriting guidelines described below under “—CCRE Lending’s Origination Procedures and Underwriting Guidelines,” as well as to identify any material deviations from those origination and underwriting guidelines. See “—CCRE Lending’s Origination Procedures and Underwriting Guidelines—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, CCRE Lending found and concluded with reasonable assurance that the disclosure regarding the CCRE Mortgage Loans in this prospectus is accurate in all material respects. CCRE Lending also found and concluded with reasonable assurance that the CCRE Mortgage Loans were originated or acquired in accordance with CCRE Lending’s origination procedures and underwriting guidelines, except as described under “—CCRE Lending’s Origination Procedures and Underwriting Guidelines—Exceptions” below. CCRE Lending attributes to itself all findings and conclusions resulting from the foregoing review procedures.

CCRE Lending’s Origination Procedures and Underwriting Guidelines

General. CCRE Lending’s commercial mortgage loans are generally originated in accordance with the origination procedures and underwriting guidelines described below; however, variations from these origination procedures and underwriting guidelines may occur as a result of various conditions, including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/loan sponsor, or any other pertinent information deemed material by CCRE Lending. Therefore, this general description of CCRE Lending’s origination procedures and underwriting guidelines is not intended as a representation that every CCRE Mortgage Loan complies entirely with all procedures and guidelines set forth below.

Loan Analysis. The credit underwriting process for each CCRE Mortgage Loan is performed by a team comprised of real estate professionals that typically includes a senior member, originator, underwriter, transaction manager and loan closer. This team is required to conduct a thorough review of the related mortgaged property, which typically includes an examination of historical operating statements (if available), rent rolls, certain tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third-party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic/engineering. In certain cases, CCRE Lending may also engage a consultant or third-party diligence provider to assist in the underwriting or preparation of an analysis required by the above process, subject to the ultimate review and approval of CCRE Lending.

A member of the CCRE Lending team or a third-party engaged by CCRE Lending is required to perform an inspection of the property as well as a review of the surrounding market area, including demand generators and competing properties, in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics, and evaluate the property’s competitiveness within its market.

The CCRE Lending team or an affiliate of CCRE Lending, along with a third-party provider engaged by CCRE Lending, also performs a review of the financial status, credit history and background of the borrower and certain key principals through financial statements, income tax returns, credit reports, criminal/background investigations, and specific searches in select jurisdictions for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the CCRE Lending team finalizes its underwriting analysis of the property’s cash flow in accordance with CCRE Lending’s property-specific, cash flow underwriting guidelines. Determinations are also made regarding the implementation of appropriate loan terms to structure in a manner to mitigate risks, resulting in features such as ongoing escrows or upfront reserves, letters of credit, lockboxes/cash management or guarantees. A complete credit committee package is prepared to summarize all of the above-referenced information.

Loan Approval. All commercial mortgage loans must be presented to one or more credit committees that consist of senior real estate and finance professionals of CCRE Lending and its affiliates, among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended, request additional due diligence or loan structure, modify the terms, or reject the loan entirely.

Debt Service Coverage Ratio and LTV Ratio. CCRE Lending’s underwriting guidelines generally require a minimum debt service coverage ratio of 1.20x and maximum loan-to-value (“LTV”) ratio of 80%; however, these thresholds are guidelines and exceptions may be made on the merits of each loan. Certain properties may also be encumbered by subordinate debt secured by the related mortgaged property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower which, when such mezzanine or subordinate debt is taken into account, may result in aggregate debt that does not conform to the aforementioned parameters; namely, the debt service coverage ratios described above will be lower based on the inclusion of the payments related to such additional debt and the LTV ratios described above will be higher based on the inclusion of the amount of any such additional subordinate debt and/or mezzanine debt.

The aforementioned debt service coverage ratio requirements pertain to the underwritten cash flow at origination and may not hold true for each CCRE Mortgage Loan as reported in this prospectus. Property and loan information is typically updated for securitization, including an update or re-underwriting of the property’s cash flow, which may reflect positive or negative developments at the property or in the market that have occurred since origination, possibly resulting in an increase or decrease in the debt service coverage ratio.

Additional Debt. Certain mortgage loans originated or acquired by CCRE Lending may have, or permit in the future, certain additional subordinate debt, whether secured or unsecured, and/or mezzanine debt. It is possible that CCRE Lending or an affiliate thereof may be the lender on that additional subordinate debt and/or mezzanine debt.

The debt service coverage ratios described above may be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above may be higher based on the inclusion of the amount of any such additional subordinate debt and/or mezzanine debt.

Amortization Requirements. While CCRE Lending’s underwriting guidelines generally permit a maximum amortization period of 30 years, certain loans may provide for interest-only payments through maturity or for an initial portion of the mortgage loan term; however, if the loan entails only a partial interest-only period, the monthly debt service, annual debt service and debt service coverage ratio set forth in this prospectus will reflect a calculation on the future (larger) amortizing loan payment.

Servicing. Interim servicing for all CCRE Lending loans prior to securitization will typically be performed by an unaffiliated third-party such as Midland, or an affiliate of CCRE Lending, Berkeley Point Capital LLC, a Delaware limited liability company d/b/a Newmark Knight Frank; however, primary servicing may occasionally be retained by certain qualified subservicers under established sub-servicing agreements with CCRE Lending, which primary servicing may be retained by such subservicers post-securitization. Accordingly, from time to time, the original third-party servicer may retain primary servicing. Otherwise, servicing responsibilities will be transferred from such third-party servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing.

Assessment of Property Condition. As part of the origination and underwriting process, the property assessments and reports described below will typically be obtained:

(i)	Appraisals. Independent appraisals or an update of an independent appraisal will generally be required in connection with the origination of each mortgage loan that meets the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. In some cases, however, the value of the subject real property collateral may be established based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

(ii)	Environmental Assessment. In most cases, a Phase I environmental assessment will be required with respect to the real property collateral for a prospective commercial, multifamily or manufactured housing community mortgage loan. However, when circumstances warrant, an update of a prior environmental assessment, a transaction screen or a desktop review may be utilized. Alternatively, in limited circumstances, an environmental assessment may not be required, such as when the benefits of an environmental insurance policy or an environmental guarantee have been obtained. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when the originator or an environmental consultant believes that such an analysis is warranted under the circumstances. Depending on the findings of the initial environmental assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral; an environmental insurance policy; that the borrower conduct remediation activities or establish an operations and maintenance plan; and/or a guaranty or reserve with respect to environmental matters.

(iii)	Engineering Assessment. In connection with the origination process, in most cases it will be required that an engineering firm inspect the real property collateral for any prospective commercial, multifamily or manufactured housing community mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, the appropriate response will be determined to any recommended repairs, corrections or replacements and any identified deferred maintenance.

(iv)	Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4.

Notwithstanding the foregoing, engineering inspections and seismic reports will generally not be required or obtained by the originator in connection with the origination process in the case of mortgage loans secured by real properties that are subject to a ground lease, triple-net lease or other long-term lease, or in the case of mortgage loans that are not collateralized by any material improvements on the real property collateral.

Title Insurance. The borrower is required to provide, and CCRE Lending or its origination counsel will typically review, a title insurance policy for each property. The title insurance policies provided typically must be: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) issued such that protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) issued such that if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Casualty Insurance. Except in certain instances where sole or significant tenants (which may include ground tenants) are required to obtain insurance or may self-insure, CCRE Lending typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser of the outstanding principal balance of the mortgage loan and 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy contains appropriate endorsements to avoid the application of coinsurance and does not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination included material improvements in any area identified as a special flood hazard area in the Federal Register by the Federal Emergency Management Agency. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the property or, in cases where only a portion of the property is in the flood zone, the full insurable value of the portion of the property contained therein, and (iii) the maximum amount of insurance available under the National Flood Insurance Program, except in some cases where self-insurance was permitted.

The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism. Generally, each of the mortgage loans requires that the related property have coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates. In all (or substantially all) cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance.

The mortgage loan documents typically also require the borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders.

The mortgage loan documents typically further require the related borrower to maintain business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months.

Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the property has material improvements and the seismic report indicates that the probable maximum loss (“PML”) or scenario expected loss (“SEL”) is greater than 20%.

Zoning and Building Code Compliance. In connection with the origination of a commercial, multifamily or manufactured housing community mortgage loan, the originator will generally examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower.

In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, CCRE Lending may require an endorsement to the title insurance policy or the acquisition of law and ordinance or similar insurance with respect to the particular non-conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild; (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable; (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring; or (iv) a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

If a material violation exists with respect to a mortgaged property, CCRE Lending may require the borrower to remediate such violation and, subject to the discussion under “—Escrow Requirements” below, establish a reserve to cover the cost of such remediation, unless a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

Escrow Requirements. Based on the originator’s analysis of the real property collateral, the borrower and the principals of the borrower, a borrower under a commercial, multifamily or manufactured housing community mortgage loan may be required to fund various escrows for taxes, insurance, replacement reserves, tenant improvements/leasing commissions, deferred maintenance and/or environmental remediation. A case-by-case analysis will be conducted to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every commercial, multifamily and manufactured housing community mortgage loan originated by CCRE Lending. Furthermore, CCRE Lending may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, CCRE Lending may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and CCRE Lending’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve. In some cases, CCRE Lending may determine that establishing an escrow or reserve is not warranted because a tenant or other third party has agreed to pay the subject cost or expense for which the escrow or reserve would otherwise have been established.

Generally, subject to the discussion in the prior paragraph, the required escrows for commercial, multifamily and manufactured housing community mortgage loans originated by CCRE Lending are as follows:

●	Taxes—Monthly escrow deposits equal to 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy real estate taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, or (ii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is required to pay taxes directly.

●	Insurance—Monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are typically required to pay insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, (ii) if the related borrower maintains a blanket insurance policy, (iii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, or (iv) if and to the extent that another third-party unrelated to the borrower (such as a condominium board) is obligated to maintain the insurance.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if a tenant (which may include a ground tenant) at the related mortgaged property or other third-party is responsible for all repairs and maintenance, or (ii) if CCRE Lending determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and CCRE Lending’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs and maintenance absent creation of an escrow or reserve.

●	Tenant Improvements / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvements / leasing commissions reserve may be required to be funded either at loan origination and/or during the related mortgage loan term to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by significant tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related tenant’s lease extends beyond the loan term, (ii) if the rent for the space in question is considered below market, or (iii) if CCRE Lending determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and CCRE Lending’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the anticipated leasing commissions or tenant improvement costs absent creation of an escrow or reserve.

●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount typically equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the function, performance or value of the related mortgaged property, (iii) if a tenant (which may include a ground tenant) at the related mortgaged property or other third-party is responsible for the repairs, or (iv) if CCRE Lending determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and CCRE Lending’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs absent creation of an escrow or reserve.

●	Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount typically equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place, (iii) if a third-party unrelated to the borrower is identified as the responsible party or (iv) if CCRE Lending determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and CCRE Lending’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of remediation absent creation of an escrow or reserve.

For a description of the escrows collected with respect to the CCRE Mortgage Loans, please see Annex A-1 to this prospectus.

Exceptions. The CCRE Mortgage Loans were originated in accordance with the underwriting guidelines set forth above.

Compliance with Rule 15Ga-1 under the Exchange Act

CCRE Lending most recently filed a Form ABS-15G with the SEC pursuant to Rule 15Ga-1 under the Exchange Act on February 11, 2019. CCRE Lending’s Central Index Key is 0001558761. With respect to the period from and including October 1, 2011 to and including June 30, 2019, CCRE Lending did not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither CCRE Lending nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization (except that Berkeley Point Capital LLC, a Delaware limited liability company d/b/a Newmark Knight Frank (“NKF”), will be entitled to compensation for its sub-servicing duties with respect to certain of the Mortgage Loans). However, CCRE Lending or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire additional certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

Citi Real Estate Funding Inc.

Citi Real Estate Funding Inc. (“CREFI”) is a sponsor and a mortgage loan seller in this securitization transaction (in such capacity, a “Sponsor” or “Mortgage Loan Seller”, as applicable). CREFI originated or co-originated all of the Mortgage Loans it is selling to the Depositor in this transaction. The respective Mortgage Loans that CREFI is selling to the Depositor in this securitization transaction are collectively referred to in this prospectus as the “CREFI Mortgage Loans”. CREFI is a New York corporation organized in 2014 and is a wholly-owned subsidiary of Citibank, N.A., a national banking association, which is in turn a wholly-owned subsidiary of Citicorp LLC, a Delaware limited liability company, which is in turn a wholly-owned subsidiary of Citigroup Inc., a Delaware corporation. CREFI maintains its principal office at 388 Greenwich Street, New York, New York 10013, Attention: Mortgage Finance Group, and its facsimile number is (212) 723-8604. CREFI is an affiliate of Citigroup Global Markets Inc. (one of the underwriters). CREFI makes, and purchases (or may purchase) from lenders, commercial and multifamily mortgage loans primarily for the purpose of securitizing them in CMBS transactions.

Neither CREFI nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against CREFI for any losses or other claims in connection with the certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of the representations and warranties made by CREFI in the related MLPA as described under “Description of the Mortgage Loan Purchase Agreements—General”.

CREFI’s Commercial Mortgage Origination and Securitization Program.

CREFI, directly or through correspondents or affiliates, originates multifamily and commercial mortgage loans throughout the United States. CREFI has been engaged in the origination of multifamily and commercial mortgage loans for securitization since January 2017, and in the securitization of multifamily and commercial mortgage loans since April 2017. CREFI is an affiliate of Citigroup Global Markets Realty Corp. (“CGMRC”), which was engaged in the origination of multifamily and commercial mortgage loans for securitization from 1996 to 2017. Many CREFI staff worked for CGMRC, and CREFI’s underwriting guidelines, credit committee approval process and loan documentation are substantially similar to CGMRC’s. The multifamily and commercial mortgage loans originated by CREFI may include both fixed rate loans and floating rate loans.

In addition, in the normal course of its business, CREFI may also acquire multifamily and commercial mortgage loans from various third-party originators. These mortgage loans may have been originated using underwriting guidelines not established by CREFI.

In connection with the commercial mortgage securitization transactions in which CREFI participates, CREFI generally transfers the subject mortgage assets to a depositor, who then transfers those mortgage assets to the issuing entity for the related securitization. In return for the transfer of the subject mortgage assets by the depositor to the issuing entity, the issuing entity issues commercial mortgage pass-through certificates that are in whole or in part backed by, and supported by the cash flows generated by, those mortgage assets.

CREFI will generally act as a sponsor, originator and/or mortgage loan seller in the commercial mortgage securitization transactions in which it participates. In such transactions there may be a co-sponsor and/or other mortgage loan sellers and originators.

CREFI generally works with rating agencies, unaffiliated mortgage loan sellers, servicers, affiliates and underwriters in structuring a securitization transaction. Generally CREFI and/or the related depositor contract with other entities to service the multifamily and commercial mortgage loans following their transfer into a trust fund in exchange for a series of certificates.

Review of CREFI Mortgage Loans.

Overview. In connection with the preparation of this prospectus, CREFI conducted a review of the Mortgage Loans that it is selling to the Depositor. The review was conducted as set forth below and was conducted with respect to each of the CREFI Mortgage Loans. No sampling procedures were used in the review process.

Database. First, CREFI created a database of information (the “CREFI Securitization Database”) obtained in connection with the origination of the CREFI Mortgage Loans, including:

●	certain information from the CREFI Mortgage Loan documents;

●	certain information from the rent rolls and operating statements for, and certain leases relating to, the related Mortgaged Properties (in each case to the extent applicable);

●	insurance information for the related Mortgaged Properties;

●	information from third party reports such as the appraisals, environmental and property condition reports, seismic reports, zoning reports and other zoning information;

●	bankruptcy searches with respect to the related borrowers; and

●	certain information and other search results obtained by CREFI’s deal team for each of the CREFI Mortgage Loans during the underwriting process.

CREFI also included in the CREFI Securitization Database certain updates to such information received by CREFI’s securitization team after origination, such as information from the interim servicer regarding loan payment status and current escrows, updated rent rolls and leasing activity information provided pursuant to the Mortgage Loan documents, and information otherwise brought to the attention of CREFI’s securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any Mortgage Loan.

Using the information in the CREFI Securitization Database, CREFI created a Microsoft Excel file (the “Citi Data File”) and provided that file to the Depositor for the inclusion in this prospectus (particularly in Annexes A-1, A-2 and A-3 to this prospectus) of information regarding the CREFI Mortgage Loans.

Data Comparison and Recalculation. CREFI engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by CREFI, relating to information in this prospectus regarding the CREFI Mortgage Loans. These procedures included:

●	comparing the information in the Citi Data File against various source documents provided by CREFI that are described above under “—Database”;

●	comparing numerical information regarding the CREFI Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the Citi Data File; and

●	recalculating certain percentages, ratios and other formulae relating to the CREFI Mortgage Loans disclosed in this prospectus.

Legal Review. CREFI also reviewed and responded to a Due Diligence Questionnaire (as defined below) relating to the CREFI Mortgage Loans, which questionnaire was prepared by the Depositor’s legal counsel for use in eliciting information relating to the CREFI Mortgage Loans and including such information in this prospectus to the extent material.

Although the Due Diligence Questionnaire may be revised from time to time, it typically contains various questions regarding the Citi Mortgage Loans, the related Mortgaged Properties, the related borrowers, sponsors and tenants, and any related additional debt. For example, the due diligence questionnaire (a “Due Diligence Questionnaire”) may seek to elicit, among other things, the following information:

●	whether any mortgage loans were originated by third party originators and the names of such originators, and whether such mortgage loans were underwritten or re-underwritten in accordance with CREFI’s (or the applicable mortgage loan seller’s) criteria;

●	whether any mortgage loans are not first liens, or have a loan-to-value ratio greater than 80%;

●	whether any mortgage loans are 30 days or more delinquent with respect to any monthly debt service payment as of the cut-off date or have been 30 days or more delinquent at any time during the 12-month period immediately preceding the cut-off date;

●	a description of any material issues with respect to any of the mortgage loans;

●	whether any mortgage loans permit, or have existing, mezzanine debt, additional debt secured by the related mortgaged properties or other material debt, and the material terms and conditions for such debt;

●	whether any mortgaged properties have additional debt that is included in another securitization transaction and information related to such other securitization transaction;

●	whether intercreditor agreements, subordination and standstill agreements or similar agreements are in place with respect to secured debt, mezzanine debt or additional debt and the terms of such agreements;

●	whether any mortgage loans are interest-only for their entire term or a portion of their term;

●	whether any mortgage loans permit prepayment or defeasance (in whole or in part), or provide for yield maintenance, and the types of prepayment lock-out provisions and prepayment charges that apply;

●	whether any mortgage loans permit the release of all or a portion of the related mortgaged properties, and the material terms of any partial release, substitution and condemnation/casualty provisions;

●	whether any mortgage loans are cross-collateralized or secured by multiple properties, or have related borrowers with other mortgage loans in the subject securitization;

●	whether any mortgage loans have a right of first refusal or right of first offer or similar options, in favor of a tenant or any other party;

●	whether there are post-close escrows or earn-out reserves that could be used to pay down the mortgage loan, or whether there are escrows or holdbacks that have not been fully funded;

●	information regarding lock-box arrangements, grace periods, interest accrual and amortization provisions, non-recourse carveouts, and any other material provisions with respect to the mortgage loan;

●	whether the borrower or sponsor of any related borrower has been subject to bankruptcy proceedings, or has a past or present material criminal charge or record;

●	whether any borrower is not a special purpose entity;

●	whether any borrowers or sponsors of related borrowers have been subject to litigation or similar proceedings and the material terms thereof;

●	whether any borrower under a mortgage loan is affiliated with a borrower under another mortgage loan to be included in the issuing entity;

●	whether any of the mortgage loans is a leasehold mortgage, the terms of the related ground lease, and whether the term of the related ground lease extends at least 20 years beyond the stated loan maturity;

●	a list of any related Mortgaged Properties for which a single tenant occupies over 20% of such property, and whether there are any significant lease rollovers at a particular Mortgaged Property;

●	a list of any significant tenant concentrations or material tenant issues, e.g., dark tenants, subsidized tenants, government or student tenants, or Section 8 tenants, etc.;

●	a description of any material leasing issues at the related Mortgaged Properties;

●	whether any related Mortgaged Properties are subject to condemnation proceedings or litigation;

●	a list of related Mortgaged Properties for which a Phase I environmental site assessment has not been completed, or for which a Phase II was performed, and whether any environmental site assessment reveals any material adverse environmental condition or circumstance at any related Mortgaged Property except for those which will be remediated by the cut-off date;

●	whether there is any terrorism, earthquake, tornado, flood, fire or hurricane damage with respect to any of the related Mortgaged Properties, or whether there are any zoning issues at the mortgaged properties;

●	a list of Mortgaged Properties for which an engineering inspection has not been completed and whether any property inspection revealed material issues; and/or

●	general information regarding property type, condition, use, plans for renovation, etc.

CREFI also provided to origination counsel a set of mortgage loan representations and warranties substantially similar to those attached as Annex D-1 to this prospectus and requested that origination counsel identify exceptions to such representations and warranties. CREFI compiled and reviewed the draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the Depositor for inclusion on Annex D-5 to this prospectus. In addition, for each CREFI Mortgage Loan originated by CREFI or one of its affiliates, CREFI prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process. The loan terms included in each asset summary may include, without limitation, the principal amount, the interest rate, the loan term, the interest calculation method, the due date, any applicable interest-only period, any applicable amortization period, a summary of any prepayment and/or defeasance provisions, a summary of any lockbox and/or cash management provisions, a summary of any release provisions, and a summary of any requirement for the related borrower to fund up-front and/or on-going reserves. The property level information obtained during the origination process included in each asset summary may include, without limitation, a description of the related Mortgaged Property (including property type, ownership structure, use, location, size, renovations, age and physical attributes), information relating to the commercial real estate market in which the Mortgaged Property is located, information relating to the related borrower and sponsor of the related borrower, an underwriter’s assessment of strengths and risks of the loan transaction, tenant analysis, and summaries of third party reports such as appraisal, environmental and property condition reports.

For each CREFI Mortgage Loan, if any, purchased by CREFI or its affiliates from a third-party originator of such CREFI Mortgage Loan, CREFI reviewed the purchase agreement and related representations and warranties, and exceptions to those representations and warranties, made by the seller of such CREFI Mortgage Loan to CREFI or its affiliates, reviewed certain provisions of the related Mortgage Loan documents and third party reports concerning the related Mortgaged Property provided by the originator of such CREFI Mortgage Loan, prepared exceptions to the representations and warranties in the MLPA based upon such review, and provided them to the Depositor for inclusion on Annex D-5 to this prospectus. With respect to any CREFI Mortgage Loan that is purchased by CREFI or its affiliates from a third party originator, the representations and warranties made by the third party originator in the related purchase agreement between CREFI or its affiliates, on the one hand, and the third party originator, on the other hand, are solely for the benefit of CREFI or its affiliates. The rights, if any, that CREFI or its affiliates may have under such purchase agreement upon a breach of such representations and warranties made by the third party originator will not be assigned to the trustee for this securitization, and the Certificateholders and the trustee for this securitization will not have any recourse against the third party originator in connection with any breach of the representations and warranties made by such third party originator. As described under “Description of the Mortgage Loan Purchase Agreements—General”, the substitution or repurchase obligation of, or the obligation to make a Loss of Value Payment on the part of, CREFI, as Mortgage Loan Seller, with respect to the applicable CREFI Mortgage Loans under the related MLPA constitutes the sole remedy available to the Certificateholders and the trustee for this securitization for any uncured material breach of any of CREFI’s representations and warranties regarding the applicable CREFI Mortgage Loans, including any CREFI Mortgage Loan that is purchased by CREFI or its affiliates from a third party originator.

In addition, with respect to each CREFI Mortgage Loan, CREFI reviewed, and in certain cases requested that its counsel review, certain Mortgage Loan document provisions as necessary for disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. Furthermore, CREFI requested the borrowers under the related CREFI Mortgage Loans (or the borrowers’ respective counsel) for updates on any significant pending litigation that existed at origination. Moreover, if CREFI became aware of a significant natural disaster in the vicinity of a Mortgaged Property relating to a CREFI Mortgage Loan, CREFI requested information on the property status from the related borrower in order to confirm whether any material damage to the property had occurred.

Large Loan Summaries. Finally, CREFI prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the related CREFI Mortgage Loans included in the 10 largest Mortgage Loans in the Mortgage Pool, and the abbreviated loan summaries for those of the CREFI Mortgage Loans included in the next 5 largest Mortgage Loans in the Mortgage Pool, which summaries are incorporated in “Description of Top Fifteen Mortgage Loans and Additional Mortgage Loan Information” in Annex A-3 to this prospectus.

Findings and Conclusions. Based on the foregoing review procedures, CREFI found and concluded that the disclosure regarding the CREFI Mortgage Loans in this prospectus is accurate in all material respects. CREFI also found and concluded that the CREFI Mortgage Loans were originated in accordance with CREFI’s origination procedures and underwriting criteria, except for any material deviations described under “—Exceptions” below. CREFI attributes to itself all findings and conclusions resulting from the foregoing review procedures.

CREFI’s Underwriting Guidelines and Processes.

General. CREFI’s commercial mortgage loans (including any co-originated mortgage loans) are primarily originated in accordance with the procedures and underwriting criteria described below. However, variations from the procedures and criteria described below may be implemented as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor or any other pertinent information deemed material by CREFI. Therefore, this general description of CREFI’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it or on its behalf complies entirely with all criteria set forth below.

Process. The credit underwriting process for each of CREFI’s loans is performed by a deal team comprised of real estate professionals which typically includes an originator, an underwriter, a commercial closer and a third party due diligence provider operating under the review of CREFI. This team conducts a thorough review of the related mortgaged property, which in most cases includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic condition/engineering (see “—Escrow Requirements”, “—Title Insurance Policy”, “—Property Insurance”, “—Third Party Reports—Appraisal”, “—Third Party Reports—Environmental Report” and “—Third Party Reports—Property Condition Report” below). In some cases (such as a property having a limited operating history or having been recently acquired by its current owner), historical operating statements may not be available. Rent rolls would not be examined for certain property types, such as hospitality properties or single tenant properties, and tenant leases would not be examined for certain property types, such as hospitality, self-storage, multifamily and manufactured housing community properties.

A member of CREFI’s deal team or one of its agents performs an inspection of the property as well as a review of the surrounding market environment, including demand generators and competing properties (if any), in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics, and evaluate the property’s competitiveness within its market.

CREFI’s deal team or one of its agents also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, credit reports, criminal/background investigations, and specific searches for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the property’s cash flow in accordance with CREFI’s property-specific, cash flow underwriting guidelines. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

Credit Approval. All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

Debt Service Coverage Ratio and Loan-to-Value Ratio Requirements. CREFI’s underwriting standards generally require a minimum debt service coverage ratio of 1.20x and a maximum loan-to-value ratio of 80%. However, these thresholds are guidelines and exceptions are permitted under the guidelines on the merits of each individual loan, such as reserves, letters of credit and/or guarantees and CREFI’s assessment of the property’s future prospects. Property and loan information is not updated for securitization unless CREFI determines that information in its possession has become stale.

Certain properties may also be encumbered by subordinate debt secured by such property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower and, when such mezzanine or subordinate debt is taken into account, may result in aggregate debt that does not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

Amortization Requirements. While CREFI’s underwriting guidelines generally permit a maximum amortization period of 30 years, certain loans may provide for interest-only payments through maturity or for a portion of the loan term. If the loan entails only a partial interest-only period, the monthly debt service, annual debt service and debt service coverage ratio set forth in this prospectus and Annex A-1 to this prospectus reflect a calculation on the future (larger) amortizing loan payment. See “Description of the Mortgage Pool” in this prospectus.

Escrow Requirements. CREFI may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, CREFI may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover tenant improvements/leasing commissions, deferred maintenance, environmental remediation or unfunded obligations, among other things. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all of CREFI’s commercial mortgage loans.

Generally, CREFI requires escrows as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional sponsor or the sponsor is a high net worth individual or (ii) if and to the extent that a single or major tenant

(which may be a ground tenant) at the related mortgaged property is required to pay taxes directly or reimburse the landlord for the real estate taxes paid.

●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower or an affiliate thereof maintains a blanket insurance policy, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, or (iii) if and to the extent that another third party unrelated to the borrower (such as a condominium board, if applicable) is obligated to maintain the insurance.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to, if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.

●	Tenant Improvement / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvement / leasing commission reserve may be required to be funded either at loan origination and/or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the tenant’s lease extends beyond the loan term or (ii) if the rent for the space in question is considered below market.

●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.

●	Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place or (iii) if a third party unrelated to the borrower is identified as the responsible party.

For a description of the escrows collected with respect to the CREFI Mortgage Loans, please see Annex A-1 to this prospectus.

Title Insurance Policy. The borrower is required to provide, and CREFI or its counsel typically will review, a title insurance policy for each property. The provisions of the title insurance policy are required to comply with the mortgage loan representation and warranty set forth in paragraph (7) on Annex D-1 to this prospectus without any exceptions that CREFI deems material.

Property Insurance. CREFI requires the borrower to provide, or authorizes the borrower to rely on a tenant or other third party to obtain, insurance policies meeting the requirements set forth in the mortgage loan representations and warranties in paragraphs (17) and (30) on Annex D-1 to this prospectus without any exceptions that CREFI deems material (other than with respect to deductibles and allowing a tenant to self-insure).

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the CREFI Mortgage Loans, CREFI generally considered the results of third party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

Appraisal

CREFI obtains an appraisal meeting the requirements described in the mortgage loan representation and warranty set forth in paragraph (42) on Annex D-1 to this prospectus without any exceptions that CREFI deems material. In addition, the appraisal (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

Environmental Report

CREFI generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by CREFI. CREFI or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I site assessment identifies any such conditions, CREFI generally requires that the condition be addressed in a manner that complies with the mortgage loan representation and warranty set forth in paragraph (41) on Annex D-1 to this prospectus without any exceptions that CREFI deems material.

Property Condition Report

CREFI generally obtains a current property condition report (a “PCR”) for each mortgaged property prepared by a structural engineering firm approved by CREFI. CREFI or an agent typically reviews the PCR to determine the physical condition of the property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, CREFI often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above.

Servicing. Interim servicing for all of CREFI’s loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with CREFI, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions. One or more of the CREFI Mortgage Loans may vary from the specific CREFI underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the CREFI Mortgage Loans, CREFI may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors.

The CREFI Mortgage Loans were originated in accordance with the underwriting criteria set forth above.

Compliance with Rule 15Ga-1 under the Exchange Act. Prior to April 18, 2017, CREFI had no prior history as a securitizer. CREFI most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 14, 2019. CREFI’s Central Index Key is 0001701238. As of June 30, 2019, CREFI has no demand, repurchase or replacement history to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization. Neither CREFI nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization, except that an affiliate of CREFI may purchase the Class R certificates. However, CREFI and/or its affiliates may retain on the Closing Date, or own in the future, certain additional classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The Depositor

The Depositor is Deutsche Mortgage & Asset Receiving Corporation (the “Depositor”). The Depositor is a special purpose corporation incorporated in the State of Delaware on March 22, 1996, for the purpose of engaging in the business, among other things, of acquiring and depositing mortgage loans in trust in exchange for certificates evidencing interest in such trusts and selling or otherwise distributing such certificates. The principal executive offices of the Depositor are located at 60 Wall Street, New York, New York 10005. The telephone number is (212) 250-2500. The Depositor’s capitalization is nominal. All of the shares of capital stock of the Depositor are held by DB U.S. Financial Markets Holding Corporation.

During the 9 years ending June 30, 2019, the Depositor has acted as depositor with respect to public and private conduit or combined conduit/large loan commercial mortgage securitization transactions in an aggregate amount of approximately $107.8 billion.

The Depositor does not have, nor is it expected in the future to have, any significant assets and is not engaged in activities unrelated to the securitization of mortgage loans. The Depositor will not have any business operations other than securitizing mortgage loans and related activities.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated to those securitizations. On the Closing Date, the depositor will acquire the mortgage loans from each mortgage loan seller and will simultaneously transfer them, without recourse, to the trustee for the benefit of the Certificateholders.

The depositor remains responsible under the PSA for providing the master servicer, special servicer, certificate administrator and trustee with certain information and other assistance requested by those parties and reasonably necessary to performing their duties under the PSA. The depositor also remains responsible for mailing notices to the Certificateholders upon the appointment of certain successor entities under the PSA.

The Issuing Entity

The issuing entity, CD 2019-CD8 Mortgage Trust (the “Trust”), will be a New York common law trust, formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the mortgage loans and any REO Property, disposing of defaulted mortgage loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the PSA in certain short-term permitted investments. The issuing entity may not lend or borrow money, except that the master servicer, the special servicer and the trustee may make Advances of delinquent monthly debt service payments and Servicing Advances to the issuing entity, but only to the extent it does not deem such Advances to be non-recoverable from the related mortgage loan; such Advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment”. The issuing entity administers the mortgage loans through the trustee, the certificate administrator, the master servicer and the special servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth in this prospectus under “Transaction Parties—The Trustee and the Certificate Administrator”, “—The Master Servicer”, “—The Special Servicer” and “Pooling and Servicing Agreement”.

The only assets of the issuing entity other than the mortgage loans and any REO Properties are the Collection Account and other accounts maintained pursuant to the PSA, the short-term investments in which funds in the Collection Account and other accounts are invested. The issuing entity has no present liabilities, but has potential liability relating to ownership of the mortgage loans and any REO Properties and certain other activities described in this prospectus, and indemnity obligations to the trustee, the certificate administrator, the depositor, the master servicer, the special servicer and the operating advisor. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

The depositor will be contributing the mortgage loans to the issuing entity. The depositor will be purchasing the mortgage loans from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements”.

The Trustee and the Certificate Administrator

Wells Fargo Bank, National Association (“Wells Fargo Bank”) will act as trustee, certificate administrator and custodian under the PSA. The certificate administrator will also be the REMIC administrator and the 17g-5 Information Provider under the PSA. Wells Fargo Bank is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company. A diversified financial services company, Wells Fargo & Company is a U.S. bank holding company with approximately $1.9 trillion in assets and approximately 259,000 employees as of December 31, 2018, which provides banking, insurance, trust, mortgage and consumer finance services throughout the United States and internationally. Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. The transaction parties may maintain banking and other commercial relationships with Wells Fargo Bank and its affiliates. Wells Fargo Bank maintains principal corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045 and its office for certificate transfer services is located at 600 South 4th Street, 7th Floor, MAC: N9300-070, Minneapolis, Minnesota 55479.

Wells Fargo Bank has provided corporate trust services since 1934. Wells Fargo Bank acts as a trustee for a variety of transactions and asset types, including corporate and municipal bonds, mortgage-backed and asset-backed securities and collateralized debt obligations. As of December 31, 2018, Wells Fargo Bank was acting as trustee on approximately 359 series of commercial mortgage-backed securities with an aggregate principal balance of approximately $141 billion.

In its capacity as trustee on commercial mortgage securitizations, Wells Fargo Bank is generally required to make an advance if the related master servicer or special servicer fails to make a required advance. In the past three years, Wells Fargo Bank has not been required to make an advance on a commercial mortgage-backed securities transaction.

Under the terms of the PSA, Wells Fargo Bank is responsible for securities administration, which includes pool performance calculations, distribution calculations and the preparation of monthly distribution reports. As certificate administrator, Wells Fargo Bank is responsible for the preparation and filing of all REMIC tax returns on behalf of the trust REMICs and to the extent required under the PSA, the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the Securities and Exchange Commission on behalf of the issuing entity. Wells Fargo Bank has been engaged in the business of securities administration since

June 30, 1995, and in connection with commercial mortgage-backed securities since 1997. As of December 31, 2018, Wells Fargo Bank was acting as securities administrator with respect to more than $476 billion of outstanding commercial mortgage-backed securities.

Wells Fargo Bank is acting as custodian of the mortgage loan files pursuant and subject to the PSA and is acting as custodian of the mortgage loan file (other than the Mortgage Note with respect to the related mortgage loan for any Non-Serviced Whole Loan under the related Non-Serviced PSA). In that capacity, Wells Fargo Bank is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the trustee and the Certificateholders. Wells Fargo Bank maintains each mortgage loan file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. Wells Fargo Bank has been engaged in the mortgage document custody business for more than 25 years. Wells Fargo Bank maintains its commercial document custody facilities in Minneapolis, Minnesota. As of December 31, 2018, Wells Fargo Bank was acting as custodian of more than 261,000 commercial mortgage loan files.

Wells Fargo Bank serves or may have served within the past two years as loan file custodian for various mortgage loans owned by one or more of the sponsors or an affiliate thereof, and one or more of those mortgage loans may be included in the trust. The terms of any custodial agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

For one CMBS transaction, Wells Fargo Bank, N.A. disclosed transaction-level noncompliance on its 2018 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB for such transaction related to its CMBS bond administration function. An administrative error caused an underpayment to one class and a corresponding overpayment to another class on one distribution date in 2018. The affected distributions were revised to correct the error before the next distribution date.

Since June 18, 2014, a group of institutional investors have filed civil complaints in the Supreme Court of the State of New York, New York County, and later the U.S. District Court for the Southern District of New York against Wells Fargo Bank, N.A., (“Wells Fargo Bank”) in its capacity as trustee for certain residential mortgage backed securities (“RMBS”) trusts. The complaints against Wells Fargo Bank alleged that the trustee caused losses to investors and asserted causes of action based upon, among other things, the trustee’s alleged failure to: (i) notify and enforce repurchase obligations of mortgage loan sellers for purported breaches of representations and warranties, (ii) notify investors of alleged events of default, and (iii) abide by appropriate standards of care following alleged events of default. Relief sought included money damages in an unspecified amount, reimbursement of expenses, and equitable relief. Wells Fargo Bank has reached an agreement, in which it denies any wrongdoing, to resolve these claims on a classwide basis for the 271 RMBS trusts currently at issue. On May 6, 2019, the court entered an order approving the settlement agreement. Separate lawsuits against Wells Fargo Bank making similar allegations filed by certain other institutional investors concerning 57 RMBS trusts in New York federal and state court are not covered by the agreement. With respect to the foregoing litigations, Wells Fargo Bank believes plaintiffs’ claims are without merit and intends to contest the claims vigorously, but there can be no assurances as to the outcome of the litigations or the possible impact of the litigations on Wells Fargo Bank or the RMBS trusts.

Neither Wells Fargo Bank nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization, including without limitation any certificates issued by the issuing entity. However, Wells Fargo Bank or its affiliates will be entitled at their discretion to acquire certificates issued by the issuing entity, and in each such case will have the right to dispose of any such certificates at any time.

The foregoing information set forth under this heading “—The Trustee and Certificate Administrator” has been provided by Wells Fargo Bank.

For a description of any material affiliations, relationships and related transactions between the certificate administrator and trustee and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The certificate administrator and trustee will only be liable under the PSA to the extent of their respective obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the certificate administrator and trustee under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the certificate administrator’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator”.

The Master Servicer and Special Servicer

Midland Loan Services, a Division of PNC Bank, National Association, a national banking association (“Midland”), is expected to act as the master servicer and in this capacity will initially be responsible for the master servicing and administration of the Mortgage Loans and any Serviced Companion Loans pursuant to the PSA. Certain servicing and administrative functions may also be provided by one or more primary servicers that previously serviced the mortgage loans for the applicable loan seller. Midland is also expected to initially be appointed to act as the special servicer under the PSA, and in such capacity, Midland will be responsible for the servicing and administration of the Specially Serviced Loans (other than any Excluded Special Servicer Mortgage Loans) and any related REO Properties, and in certain circumstances, will review, evaluate, process, close and/or provide or withhold consent as to certain Major Decisions and other transactions and perform certain enforcement actions relating to the Mortgage Loans (other than any Non-Serviced Mortgage Loan and any Excluded Special Servicer Mortgage Loan) and any related Serviced Companion Loans when such Mortgage Loans (other than any Non-Serviced Mortgage Loan and any Excluded Special Servicer Mortgage Loan) and any related Serviced Companion Loans are non-Specially Serviced Loans pursuant to the PSA. Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.

Midland is a real estate financial services company that provides loan servicing, asset management and technology solutions for large pools of commercial and multifamily real estate assets. Midland is approved as a master servicer, special servicer and primary servicer for investment-grade commercial and multifamily mortgage-backed securities (“CMMBS”) by S&P Global Ratings, a Standard & Poor’s Financial Services LLC business, Moody’s Investors Service, Inc., Fitch Ratings, Inc., Morningstar Credit Ratings, LLC, DBRS, Inc. and Kroll Bond Rating Agency, Inc. Midland has received the highest rankings as a master and primary servicer of real estate assets under U.S. CMMBS transactions from S&P Global Ratings, a Standard & Poor’s Financial Services LLC business, Fitch Ratings, Inc. and Morningstar Credit Ratings, LLC and the highest rankings as a special servicer of real estate assets under U.S. CMMBS transactions from S&P Global Ratings, a Standard & Poor’s Financial Services LLC business and Morningstar Credit Ratings, LLC. For each category, S&P Global Ratings, a Standard & Poor’s Financial Services LLC business ranks Midland as “Strong” and Morningstar Credit Ratings, LLC ranks Midland as “CS1”. Fitch Ratings, Inc. rates Midland as “CMS1” for master servicer, “CPS1” for primary servicer, and “CSS2+” for special servicer. Midland is also a HUD/FHA-approved mortgagee and a Fannie Mae approved multifamily loan servicer.

Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland’s servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed. Furthermore, Midland’s disaster recovery plan is reviewed annually.

Midland will not have primary responsibility for custody services of original documents evidencing the underlying Mortgage Loans or the Serviced Companion Loans. Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default or servicer termination event as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including as a result of Midland’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. Midland has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.

From time-to-time Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the PSA.

Midland currently maintains an Internet-based investor reporting system, CMBS Investor Insight®, that contains performance information at the portfolio, loan and property levels on the various commercial mortgage-backed securities transactions that it services. Certificateholders, prospective transferees of the certificates and other appropriate parties may obtain access to CMBS Investor Insight® through Midland’s website at www.pnc.com/midland. Midland may require registration and execution of an access agreement in connection with providing access to CMBS Investor Insight®.

As of June 30, 2019, Midland was master and/or primary servicing approximately 37,898 commercial and multifamily mortgage loans with a principal balance of approximately $508 billion. The collateral for such loans is located in all 50 states, the District of Columbia, Puerto Rico, Guam and Canada. Approximately 10,326 of such loans, with a total principal balance of approximately $193 billion, pertain to commercial and multifamily mortgage-backed securities. The related loan pools include multifamily, office, retail, hospitality and other income producing properties.

Midland has been servicing commercial and multifamily loans and leases in CMMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of commercial and multifamily loans and leases in CMMBS and other servicing transactions for which Midland has acted as master and/or primary servicer from 2016 to 2018.

Portfolio Size – Master/Primary Servicing	Calendar Year End (Approximate amounts in billions)
	2016	2017	2018
CMBS	$149	$162	$181
Other	$294	$323	$352
Total	$444	$486	$533

As of June 30, 2019, Midland was named the special servicer in approximately 349 commercial mortgage backed securities transactions with an aggregate outstanding principal balance of approximately $163 billion. With respect to such transactions as of such date, Midland was administering approximately 107 assets with an outstanding principal balance of approximately $1.0 billion.

Midland has acted as a special servicer for commercial and multifamily loans and leases in CMMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of specially serviced commercial and multifamily loans, leases and REO properties that have been referred to Midland as special servicer in CMMBS and other servicing transactions from 2016 to 2018.

Portfolio Size –Special Servicing	Calendar Year End (Approximate amounts in billions)
	2016	2017	2018
Total	$121	$145	$158

Midland will acquire the right to act as master servicer and/or primary servicer (and the related right to receive and retain the excess servicing strip) with respect to the Mortgage Loans sold to the issuing entity by the sponsor pursuant to one or more servicing rights appointment agreements entered into on the Closing Date. The “excess servicing strip” means a portion of the Servicing Fee payable to Midland that accrues at a per annum rate initially equal to the Servicing Fee Rate minus 0.00125%, but which may be reduced under certain circumstances as provided in the PSA.

Midland may enter into one or more arrangements with the Directing Holder, a Controlling Class Certificateholder, any directing certificateholder, any holder of a Companion Loan, the other Certificateholders (or an affiliate or a third-party representative of one or more of the preceding) or any other person with the right to appoint or remove and replace the special servicer to provide for a discount, waiver and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, Midland’s appointment (or continuance) as special servicer under the PSA and any related co-lender agreement and limitations on the right of such person to remove the special servicer.

Pursuant to a certain interim servicing agreement between GACC or one of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans originated by GACC or one of its affiliates unrelated to the Mortgage Loans included in the issuing entity.

Pursuant to a certain interim servicing agreement between CREFI or one of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain CREFI Mortgage Loans prior to their inclusion in the issuing entity.

Pursuant to a primary servicing agreement between PrinREI, on the one hand, and Midland, on the other hand, PrinREI is expected to act as primary servicer with respect to all of the MPCC Mortgage Loans (with an aggregate Cut-off Date Balance of approximately $250,705,000 and representing approximately 30.9% of the Initial Pool Balance), and will be entitled to receive a primary servicing fee for such MPCC Mortgage Loans. See “Transaction Parties—The Primary Servicer—The PrinREI Primary Servicing Agreement” below.

Pursuant to a certain servicing arrangement between Berkeley Point Capital LLC, a Delaware limited liability company d/b/a Newmark Knight Frank and an affiliate of CCRE Lending and Cantor Fitzgerald & Co. (“NKF”), or one of its affiliates, on the one hand, and Midland on the other hand, Midland acts as an interim servicer with respect to certain mortgage loans originated by CCRE Lending or one of its affiliates unrelated to the Mortgage Loans.

Pursuant to a limited subservicing agreement between NKF and Midland, NKF is expected to have certain limited subservicing duties consisting of performing inspections and collecting financial statements with respect to 5 CCRE Mortgage Loans (8.4%).

Midland assisted Eightfold Real Estate Capital Fund V, L.P., or its affiliate, with due diligence relating to the Mortgage Loans in the Mortgage Pool.

PNC Bank, National Association and its affiliates may use some of the same service providers (e.g., legal counsel, accountants and appraisal firms) as are retained on behalf of the issuing entity. In some cases, fee rates, amounts or discounts may be offered to PNC Bank, National Association and its affiliates by a third party vendor which differ from those offered to the issuing entity as a result of scheduled or ad hoc rate changes, differences in the scope, type or nature of the service or transaction, alternative fee arrangements, and negotiation by PNC Bank, National Association or its affiliates other than the Midland division.

Midland is also (i) expected to be the master servicer of the Woodlands Mall Whole Loan, which is expected to be serviced under the BMARK 2019-B12 PSA, (ii) expected to be the master servicer of the 505 Fulton Street Whole Loan and the Wind Creek Leased Fee Whole Loan (prior to the securitization of the related Controlling Companion Loan), which are expected to be serviced under the CGCMT 2019-

GC41 PSA (but, with respect to the Wind Creek Leased Fee Whole Loan, only prior to the securitization of the related Controlling Companion Loan) and (iii) the master servicer of the Visions Hotel Portfolio II Whole Loan, which is serviced under the MSC 2019-H7 PSA.

From time to time, Midland and/or its affiliates may purchase or sell securities, including CMBS certificates. Midland and/or its affiliates may review this prospectus and purchase or sell certificates issued in this offering, including in the secondary market.

The report on assessment of compliance with applicable servicing criteria for the twelve months ending on December 31, 2018, furnished pursuant to Item 1122 of Regulation AB for Midland, identified a material instance of noncompliance relating to the servicing criterion described in Item 1122(d)(3)(i)(A) of Regulation AB, which requires that:

“Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports: (A) Are prepared in accordance with timeframes and other terms set forth in the transaction agreements….”

For CMBS transactions subject to the reporting requirements of Regulation AB on and after November 23, 2016 (the effective date of the most recent amendment to Regulation AB), Midland as master servicer became responsible for Schedule AL reporting. Midland is currently remediating the Schedule AL reporting for the CMBS transactions found to be incorrect, and will be making improvements to its systems, processes and procedures to support its Schedule AL reporting obligations.

The foregoing information regarding Midland under this heading “—The Master Servicer and Special Servicer” has been provided by Midland.

The master servicer will have various duties under the PSA. Certain duties and obligations of the master servicer are described under “Pooling and Servicing Agreement—General” and “Certain Terms of the Mortgage Loans—‘Due-on-Sale’ and ‘Due-on-Encumbrance’ Provisions”. The master servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than any Non-Serviced Mortgage Loan), and the effect of that ability on the potential cash flows from such Mortgage Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”. The master servicer’s obligations as the servicer to make advances, and the interest or other fees charged for those advances and the terms of the master servicer’s recovery of those advances, are described under “Pooling and Servicing Agreement—Advances”.

Except as provided in the PSA with respect to MPCC Mortgage Loans, the master servicer will not be permitted to process any Major Decision related to a non-Specially Serviced Loan and will not be required to interface with the borrower or provide a written recommendation and analysis with respect to any Major Decision or Special Servicer Decision unless the master servicer and the special servicer mutually agree that the master servicer will process such Major Decision or Special Servicer Decision with respect to a Mortgage Loan that is not a Specially Serviced Loan subject to the terms of the PSA as described under “Pooling and Servicing Agreement—The Directing Holder—Major Decisions”.

The master servicer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the master servicer’s removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of Servicer and Special Servicer for Cause—Servicer Termination Events” and “—Rights Upon Servicer Termination Event”. The master servicer’s rights and obligations with respect to indemnification, and certain limitations on the master servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Primary Servicer

Principal Real Estate Investors, LLC

Principal Real Estate Investors, LLC (“PrinREI”) will act as primary servicer with respect to all of the MPCC Mortgage Loans. PrinREI, a Delaware limited liability company, is a wholly owned subsidiary of Principal Life Insurance Company. The principal servicing offices of PrinREI are located at 801 Grand Avenue, Des Moines, Iowa 50392.

PrinREI, is ranked “Strong” as a primary servicer and “Above Average” as a special servicer of commercial real estate loans by S&P. PrinREI has extensive experience in servicing commercial real estate mortgage loans. PrinREI has been engaged in the servicing of commercial mortgage loans since 1970 and commercial mortgage loans originated for securitization since 1998.

As of June 30, 2019, PrinREI serviced (in certain cases, together with affiliate, Principal Global Investors, LLC) approximately 1,455 commercial and multifamily mortgage loans, with an aggregate outstanding principal balance of approximately $23.36 billion. The portfolio of loans serviced by PrinREI includes commercial mortgage loans included in commercial mortgage-backed securitizations, portfolio loans and loans serviced for non-affiliated clients. The portfolio consists of multifamily, office, retail, industrial, warehouse and other types of income-producing properties. PrinREI services loans in most states throughout the United States.

As of June 30, 2019, PrinREI was a primary servicer in approximately 43 commercial mortgage-backed securitization transactions, servicing approximately 165 loans with an aggregate outstanding principal balance of approximately $2.06 billion.

PrinREI’s historical servicing volume is shown below:

Year-End	2014	2015	2016	2017	2018
CMBS	$8.3B	$7.2B	$4.9B	$2.3B	$2.1B
Total loans	$22.8B	$22.3B	$22.0B	$20.5B	$22.2B

PrinREI utilizes the Enterprise! loan servicing system, which is widely used in the loan servicing industry. PrinREI has a robust website available for borrowers to view the current status of their loans. PrinREI also utilizes a website to provide information to master servicers, including property inspections, property financials and other reporting.

The PrinREI servicing team is comprised of the following areas:

●	Operations is responsible for new loan boarding, loan audits, insurance and real estate tax monitoring and escrows and UCC administration.

●	Servicing Asset Management is responsible for processing borrower consents, including lease related items; escrow and reserve administration and monitoring triggers.

●	Portfolio managers are responsible for compliance with the pooling and servicing agreements and primary servicing agreements, and master servicer and special servicer communication.

●	Surveillance and Compliance is responsible for collecting and analyzing financial statements, rent rolls, physical property inspections and general portfolio surveillance.

●	Cash Management and Investor Reporting controls cash management, including payment processing, remittances and investor reporting.

PrinREI may use sub-servicers or vendors to perform certain servicing processes. None of the sub-servicers or vendors perform any cashiering or material processes. PrinREI monitors any sub-vendors for compliance and quality control.

Generally, all loan payments received by PrinREI are initially deposited into commingled receipts accounts. Funds are then transferred to segregated investor-specific accounts pursuant to the servicing agreements.

PrinREI has developed policies, procedures and controls for the performance of primary servicing obligations consistent with applicable servicing agreements and servicing standards.

PrinREI has quality control policies and procedures to ensure compliance with the servicing criteria set forth in Item 1122 of Regulation AB. PrinREI’s policies and procedures are updated as processes change to ensure continuing compliance with regulatory and servicing industry changes. There have been no material non-compliance or default issues against PrinREI in the servicing of its CMBS or other loans.

No securitization transaction involving commercial mortgage loans in which PrinREI was acting as primary servicer has experienced an event of default as a result of any action or inaction of PrinREI as primary servicer, including as a result of PrinREI’s failure to comply with the applicable servicing criteria in connection with any securitization transaction.

From time to time, PrinREI and its affiliates are parties to lawsuits and other legal proceedings arising in the ordinary course of business. PrinREI does not believe that any currently pending lawsuits or legal proceedings would individually or in the aggregate have a material adverse effect on its business or its ability to act as primary servicer with respect to the MPCC Mortgage Loans.

PrinREI has an interim servicing agreement with MUFG Principal Commercial Capital to interim service certain mortgage loans (including each MPCC Mortgage Loan) prior to securitization.

PrinREI has acquired the right to be (or has been, as applicable) appointed as the primary servicer of all of the MPCC Mortgage Loans. Each of the MPCC Mortgage Loans will be primary serviced by PrinREI pursuant to a primary servicing agreement entered into in connection with this transaction to be dated as of the date of the PSA (the “PrinREI Primary Servicing Agreement”) between Midland, as master servicer, and PrinREI, as primary servicer.

Neither PrinREI nor any of its affiliates intends to retain any Certificates issued by the issuing entity or any other economic interest in this securitization on the Closing Date. However, PrinREI or its affiliates may acquire and own in the future certain Classes of Certificates. Any such party will have the right to dispose of any such Certificates at any time.

The PrinREI Primary Servicing Agreement

Pursuant to the PrinREI Primary Servicing Agreement, PrinREI, as primary servicer, on behalf of Midland in its capacity as master servicer (Midland, in its capacity as master servicer with respect to the related MPCC Mortgage Loan and any related Companion Loan, the “Related Master Servicer”), will be responsible for certain of the obligations of the Related Master Servicers with respect to all of the MPCC Mortgage Loans and the 888 Figueroa Pari Passu Companion Loans, as described under “The Pooling and Servicing Agreement” in this prospectus, including, but not limited to, collecting monthly payments and escrow and reserve payments, preparing reports and performing annual inspections of the related Mortgaged Property and processing borrower requests. PrinREI will have no obligation to make monthly debt service advances or property advances on the MPCC Mortgage Loans. PrinREI will be responsible for performing the primary servicing of the MPCC Mortgage Loans in a manner consistent with the Servicing Standard under the Pooling and Servicing Agreement (referred to in this section as the “Related Pooling and Servicing Agreement”).

PrinREI’s responsibilities will include, but are not limited to:

●	collecting payments on the MPCC Mortgage Loans and remitting such amounts, net of certain fees to be retained by PrinREI as servicing compensation and certain other amounts, including escrow and reserve funds, to the Related Master Servicer;

●	providing certain CREFC® reports to the Related Master Servicer;

●	processing borrower requests in respect of MPCC Mortgage Loans (and obtaining, when required under the PrinREI Primary Servicing Agreement, consent of the Related Master Servicer and/or, to the extent required under the Related Pooling and Servicing Agreement, the related special servicer); and

●	handling early stage delinquencies and collections; provided that servicing of MPCC Mortgage Loans that are specially serviced loans will be transferred from PrinREI to the related special servicer as required pursuant to the terms of the Related Pooling and Servicing Agreement.

With respect to any MPCC Mortgage Loan that is a non-Specially Serviced Loan, PrinREI will process, without the Related Master Servicer’s prior review or consent, any Major Decision and any Special Servicer Decision. With respect to any Major Decision or Special Servicer Decision in respect of any such MPCC Mortgage Loan, PrinREI will prepare a written analysis and recommendation and provide that analysis and recommendation directly to the related special servicer.

As compensation for its activities under each PrinREI Primary Servicing Agreement, PrinREI will be paid a primary servicing fee by the Related Master Servicer with respect to the related MPCC Mortgage Loan(s), but only to the extent that the Related Master Servicer receives the related servicing fee. Such primary servicing fee will be equal to the primary servicing fee component of the servicing fee paid to the Related Master Servicer under the Related Pooling and Servicing Agreement and will be calculated at 0.01% per annum with respect to each MPCC Mortgage Loan (other than the Victory Plaza Mortgage Loan, in which case the primary servicing fee (inclusive of the sub-servicing fee rate at which the related sub-servicer’s fee accrues) will be calculated at 0.04% per annum. PrinREI will also receive a primary servicing fee in respect of the 888 Figueroa Pari Passu Companion Loans accruing at a rate equal to 0.01% per annum. PrinREI will be entitled to certain additional servicing compensation with respect to the MPCC Mortgage Loans, including, but not limited to, a portion of modification fees and assumption fees, but only from amounts to which the Related Master Servicer is entitled under the Related Pooling and Servicing Agreement.

Pursuant to the PrinREI Primary Servicing Agreement and the Related Pooling and Servicing Agreement, PrinREI will not be liable for any action taken or for refraining from taking any action in good faith pursuant to the related agreement, or for errors in judgment, provided that PrinREI will not be protected from any liability arising from, among other things, a breach of any representation or warranty, willful misconduct, bad faith or negligence. See “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

PrinREI may not resign as primary servicer under the PrinREI Primary Servicing Agreement except by mutual agreement of PrinREI and the Related Master Servicer and payment by PrinREI of all reasonable out-of-pocket costs and expenses of the Related Master Servicer in connection with such resignation and transfer of servicing, or upon its determination that its duties thereunder are no longer permissible under applicable law and such incapacity cannot be cured by PrinREI. The Related Master Servicer will have the right to terminate PrinREI as primary servicer under the PrinREI Primary Servicing Agreement if certain termination events under such PrinREI Primary Servicing Agreement are not remedied. In addition, the Depositor will have the right to terminate PrinREI as primary servicer under the PrinREI Primary Servicing Agreement upon any failure of PrinREI to comply with the Exchange Act reporting requirements of the Related Pooling and Servicing Agreement, including the failure to deliver any reports, certificates or disclosure information under the Exchange Act or under the rules and regulations promulgated under the Exchange Act, at the time such report, certification or information is required under the Related Pooling and Servicing Agreement.

The information set forth under this “—The Primary Servicer— Principal Real Estate Investors, LLC” sub-heading regarding PrinREI has been provided by PrinREI.

The Operating Advisor and Asset Representations Reviewer

Park Bridge Lender Services LLC (“Park Bridge Lender Services”), a New York limited liability company and an indirect, wholly owned subsidiary of Park Bridge Financial LLC (“Park Bridge Financial”), will act as operating advisor under the PSA with respect to each Serviced Mortgage Loan and Serviced Whole Loan. Park Bridge Lender Services will also act as asset representations reviewer under the PSA with respect to each Mortgage Loan. Park Bridge Lender Services has an address at 600 Third Avenue, 40th Floor, New York, New York 10016 and its telephone number is (212) 230-9090.

Park Bridge Financial is a privately held commercial real estate finance advisory firm headquartered in New York, New York. Since its founding in 2009, Park Bridge Financial and its affiliates have been engaged by commercial banks (community, regional and multi-national), opportunity funds, REITs, investment banks, insurance companies, entrepreneurs and hedge funds on a wide variety of advisory assignments. These engagements have included: mortgage brokerage, loan syndication, contract underwriting, valuations, risk assessments, surveillance, litigation support, expert testimony, loan restructures as well as the disposition of commercial mortgages and related collateral.

Park Bridge Financial’s technology platform is server-based with back-up, disaster-recovery and encryption services performed by vendors and data centers that comply with industry and regulatory standards.

As of June 30, 2019, Park Bridge Lender Services was acting as operating advisor or trust advisor for commercial mortgage-backed securities transactions with an approximate aggregate cut-off principal balance of $197.8 billion issued in 242 transactions.

As of June 30, 2019, Park Bridge Lender Services is acting as asset representations reviewer for CMBS transactions with an approximate aggregate cut-off principal balance of $87.1 billion issued in 99 transactions.

There are no legal proceedings pending against Park Bridge Lender Services, or to which any property of Park Bridge Lender Services is subject, that are material to the Certificateholders, nor does Park Bridge Lender Services have actual knowledge of any proceedings of this type contemplated by governmental authorities.

Park Bridge Lender Services satisfies each of the criteria of the definition of “Eligible Operating Advisor” set forth in “Pooling and Servicing Agreement—The Operating Advisor—Eligibility of Operating Advisor”. Park Bridge Lender Services: (a) is an operating advisor on other commercial mortgage-backed securities transactions rated by the Rating Agencies and none of the Rating Agencies has qualified, downgraded or withdrawn any of its ratings of one or more classes of certificates for any such transaction citing concerns with Park Bridge Lender Services as the sole or material factor in such rating action; (b) can and will make the representations and warranties as operating advisor set forth in the PSA, including to the effect that it possesses sufficient financial strength to fulfill its duties and responsibilities pursuant to the PSA over the life of the issuing entity; (c) is not (and is not affiliated (including Risk Retention Affiliated) with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a sponsor, any Borrower Party, the Retaining Third-Party Purchaser, the Directing Holder, a Risk Retention Consultation Party, or a depositor, a trustee, a certificate administrator, a master servicer or a special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates (including Risk Retention Affiliates); (d) has not been paid by the special servicer or any successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the recommendation of the replacement of the special servicer or the appointment of a successor special servicer to become the special servicer; (e) (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; and (f) does not directly or indirectly, through one or more affiliates or otherwise, own or have any derivative exposure in any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than its fees from its role as operating advisor and asset representations reviewer.

The foregoing information under this heading “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” has been provided by Park Bridge Lender Services.

For a description of any material affiliations, relationships and related transactions between the operating advisor, the asset representations reviewer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The operating advisor and the asset representations reviewer will only be liable under the PSA to the extent of their respective obligations specifically imposed by the PSA and no implied duties or obligations may be asserted against the operating advisor or asset representations reviewer. For further information regarding the duties, responsibilities, rights and obligations of the operating advisor and the asset representations reviewer, as the case may be, under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the operating advisor’s and the asset representations reviewer’s removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—The Operating Advisor” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”, as applicable.

Credit Risk Retention

This securitization transaction is required to comply with the Credit Risk Retention Rules. GACC has been designated by the Sponsors to act as the “retaining sponsor” under the Credit Risk Retention Rules (in such capacity, the “Retaining Sponsor”) and the Retaining Sponsor intends to satisfy its risk retention requirements of the Credit Risk Retention Rules as follows:

●	The Retaining Sponsor is expected to acquire on the Closing Date an “eligible vertical interest” (as such term is defined in the Credit Risk Retention Rules, the “VRR Interest”) in the issuing entity in the form of a “single vertical security” (as defined in the Credit Risk Retention Rules) with an expected initial Certificate Balance of approximately $26,000,000, representing approximately 3.205% of all classes of principal balance certificates and the VRR Interest. The VRR Interest will constitute an “eligible vertical interest” (as such term is defined in the Credit Risk Retention Rules);

●	The Retaining Sponsor is expected to satisfy a portion of its risk retention requirements by transferring approximately $17,963,784, representing approximately 69.1% of the entire VRR Interest as of the Closing Date (the “DBNY VRR Interest Portion”), to DBNY, as an MOA of the Retaining Sponsor; and DBNY will acquire the DBNY VRR Interest Portion from the Retaining Sponsor on the Closing Date;

●	The Retaining Sponsor is expected to offset a portion of its risk retention requirements by the portion of the VRR Interest acquired on the Closing Date by MUFG Principal Commercial Capital, which portion will equal $8,036,216, representing approximately 30.9% of the entire VRR Interest as of the Closing Date (the “MUFG VRR Interest Portion”); MUFG Principal Commercial Capital originated Mortgage Loans representing approximately 30.9% of the Initial Pool Balance, which is equal to at least 20% of the total Initial Pool Balance and is equal to its percentage ownership of the aggregate Certificate Balance of the entire VRR Interest as of the Closing Date, in accordance with the Credit Risk Retention Rules; MUFG Principal Commercial Capital will acquire the MUFG VRR Interest Portion from the Retaining Sponsor on the Closing Date; and

●	Eightfold Real Estate Capital Fund V, L.P. or its affiliate (the “Retaining Third-Party Purchaser”) is expected to purchase for cash the Class G-RR, Class H-RR and Class J-RR certificates (collectively, the “HRR Certificates”), with an aggregate initial Certificate Balance of $42,200,305, representing approximately 1.87% of the aggregate fair value of all Classes of Regular Certificates and VRR Interest. The HRR Certificates will constitute an “eligible horizontal residual interest” (as such term is defined in the Credit Risk Retention Rules).

“Credit Risk Retention Rules” means Regulation RR, 12 C.F.R. Part 244.

“MOA” means a “majority-owned affiliate” (as defined in the Credit Risk Retention Rules).

The Retaining Sponsor and MUFG Principal Commercial Capital (and their applicable affiliates) are collectively referred to herein as the “Retaining Parties”).

Notwithstanding any references in this prospectus to the Credit Risk Retention Rules, Regulation RR, the Retaining Sponsor, the Retaining Parties and other risk retention related matters, in the event the Credit Risk Retention Rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, each of the Retaining Sponsor, the Retaining Parties or any other party may not be required to comply with or act in accordance with the Credit Risk Retention Rules or Regulation RR (or such relevant portion thereof).

Qualifying CRE Loans

The Retaining Parties have determined that for purposes of this transaction 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of mortgage loans that are “qualifying CRE loans” as such term is described in §244.17 of the Credit Risk Retention Rules.

The total required credit risk retention percentage (the “Required Risk Retention Percentage”) for this transaction is 5.0%. The Required Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5%; subject to a minimum Required Risk Retention Percentage of no less than 2.50% if the issuing entity includes any non-qualifying CRE loans.

The VRR Interest

Material Terms of the VRR Interest

General

The right to payment of holders of the VRR Interest is pro rata and pari passu with the right to payment of holders of the Non-VRR Certificates (as a collective whole). On each Distribution Date, the portion of Aggregate Available Funds allocable to: (a) the VRR Interest will be the product of such Aggregate Available Funds multiplied by the VRR Percentage; and (b) the Non-VRR Certificates will be the product of such Aggregate Available Funds multiplied by the Non-VRR Percentage. In addition, any losses incurred on the Mortgage Loans will be allocated between the VRR Interest, on the one hand, and the Principal Balance Certificates, on the other hand, pro rata in accordance with the VRR Percentage and the Non-VRR Percentage, respectively.

VRR Available Funds

The amount available for distribution to the holders of the VRR Interest on each Distribution Date will, in general, equal the product of the VRR Percentage multiplied by the Aggregate Available Funds (described under “Description of the Certificates—Distributions—Available Funds”) for such Distribution Date (such amount, the “VRR Available Funds”).

Allocation of VRR Realized Losses

In addition, on each Distribution Date, any VRR Realized Losses will be allocated to the VRR Interest; and, in connection therewith, the Certificate Balance of the VRR Interest will be reduced without distribution, as a write-off, to the extent of such VRR Realized Loss.

The “VRR Realized Loss”, with respect to each Distribution Date, is the amount, if any, by which (i) the aggregate Certificate Balance of the VRR Interest, after giving effect to distributions of principal on such Distribution Date, exceeds (ii) the product of (A) the VRR Percentage and (B) the aggregate Stated Principal Balance of the Mortgage Loans in the Mortgage Pool (for purposes of this calculation, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances), including any REO Loans (but in each case, excluding any Companion Loan), as of the end of the last day of the related Collection Period.

In the event that VRR Realized Losses previously allocated to the VRR Interest in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of the VRR Interest may receive distributions in respect of such recoveries (with interest) in accordance with the distribution priorities described under “—The VRR Interest—Priority of Distributions on the VRR Interest” below.

Priority of Distributions on the VRR Interest

On each Distribution Date, for so long as the aggregate Certificate Balance of the VRR Interest has not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account for distribution to the VRR Interest, to the extent of the VRR Available Funds, in the following order of priority:

First, to the VRR Interest, in respect of interest, up to an amount equal to the VRR Interest Distribution Amount for such Distribution Date;

Second, to the VRR Interest, in reduction of the Certificate Balance thereof, up to an amount equal to the VRR Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the VRR Interest has been reduced to zero; and

Third, to reimburse (with interest) prior write-offs of the Certificate Balance of the VRR Interest, up to an amount equal to the unreimbursed VRR Realized Losses previously allocated to the VRR Interest, plus interest in an amount equal to the VRR Realized Loss Interest Distribution Amount for such Distribution Date.

provided, however, that to the extent any VRR Available Funds remain in the Distribution Account after applying amounts as set forth in clauses First through Third above, any such amounts will be disbursed to the Class R Certificates, which evidence the REMIC residual interest in each of the Upper-Tier REMIC and the Lower-Tier REMIC, in compliance with the Code and applicable REMIC Regulations. The REMIC residual interest, sometimes commonly referred to as a “non-economic residual”, is a tax-based certificate required to be issued as part of any REMIC securitization and the holder of that interest will incur certain tax liability for the net income of the REMIC trust. The REMIC residual interest is not entitled to any interest or principal in the securitization trust; however, REMIC Regulations require that the amount, if any, remaining in a REMIC trust after all amounts are paid to the regular interests be paid to the REMIC residual interest.

Except for tax reporting purposes, the VRR Interest does not have a specified Pass-Through Rate, however, the effective interest rate on the VRR Interest will be a per annum rate equal to the WAC Rate for the related Distribution Date.

The “Non-VRR Percentage” is an amount expressed as a percentage equal to 100% minus the VRR Percentage. For the avoidance of doubt, at all times, the sum of the VRR Percentage and the Non-VRR Percentage will equal 100%.

The “VRR Percentage” will equal a fraction, expressed as a percentage, the numerator of which is the initial Certificate Balance of the VRR Interest, and the denominator of which is the aggregate initial Certificate Balance of all of the Classes of Principal Balance Certificates and the initial Certificate Balance of the VRR Interest.

The initial Certificate Balance of the VRR Interest (and accordingly, the DBNY VRR Interest Portion and the MUFG VRR Interest Portion in proportion to the ratio of the aggregate contribution percentage of the Mortgage Loan Sellers (other than MUFG Principal Commercial Capital) to the contribution percentage of MUFG Principal Commercial Capital) is subject to change depending on the final pricing of all Classes of Regular Certificates with the final initial Certificate Balance of the VRR Interest determined such that, upon initial issuance, the percentage of the fair value of the HRR Certificates and the percentage of the VRR Interest (in the aggregate) will equal at least 5. If the initial Certificate Balance of the VRR Interest is reduced, the initial Certificate Balance of each Class of Principal Balance Certificates (and correspondingly, the initial Notional Amount of each Class of Class X Certificates) will be increased on a pro rata basis (based on the initial Certificate Balance set forth in “Description of the Certificates—General”) in an aggregate amount equal to such reduction in the initial Certificate Balance of the VRR Interest, and the VRR Percentage will decrease and the Non-VRR Percentage will increase. If the initial Certificate Balance of the VRR Interest is increased, the initial Certificate Balance of each Class of Principal Balance Certificates (and correspondingly, the initial Notional Amount of each Class of Class X Certificates) will be decreased on a pro rata basis (based on the initial Certificate Balance set forth in “Description of the Certificates—General”) in an aggregate amount equal to such increase in the initial Certificate Balance of the VRR Interest, and the VRR Percentage will increase and the Non-VRR Percentage will decrease.

The “VRR Allocation Percentage” will equal a fraction, expressed as a percentage, equal to the VRR Percentage divided by the Non-VRR Percentage.

The “VRR Interest Distribution Amount” with respect to any Distribution Date and the VRR Interest will equal the product of (a) the VRR Allocation Percentage and (b) the aggregate amount of interest distributed on the Non-VRR Certificates according to clauses First, Fourth, Seventh, Tenth, Thirteenth, Sixteenth, Nineteenth, Twenty-second, Twenty-fifth and Twenty-eighth in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

The “VRR Principal Distribution Amount” with respect to any Distribution Date and the VRR Interest will equal the product of (a) the VRR Allocation Percentage and (b) the aggregate amount of principal distributed on the Non-VRR Certificates according to clauses Second, Fifth, Eighth, Eleventh, Fourteenth, Seventeenth, Twentieth, Twenty-third, Twenty-sixth and Twenty-ninth in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

The “VRR Realized Loss Interest Distribution Amount”, with respect to any Distribution Date, an amount equal to the product of (a) the VRR Allocation Percentage and (b) the aggregate amount of interest on unreimbursed Realized Losses distributed to the holders of the Non-VRR Certificates according to clauses Third, Sixth, Ninth, Twelfth, Fifteenth, Eighteenth, Twenty-first, Twenty-fourth, Twenty-seventh and Thirtieth in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

Yield Maintenance Charges and Prepayment Premiums

Holders of the VRR Interest will be entitled to the VRR Percentage of each yield maintenance charge and prepayment premium collected on the Mortgage Loans, as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

Excess Interest

On each Distribution Date, the certificate administrator is required to distribute a portion of any Excess Interest received with respect to any ARD Loan during the applicable one-month Collection Period to the holders of the VRR Interest in an amount equal to the VRR Percentage of such Excess Interest. Excess Interest will not be available to make distributions to any other class of Certificates (other than the Class S certificates as described in “Description of the Certificates—Distributions—Excess Interest”) or to provide credit support for other Classes of Certificates or offset any interest shortfalls or to pay any other amounts to any other party under the PSA.

HRR Certificates

General

The Retaining Third-Party Purchaser is expected to purchase the HRR Certificates, consisting of the classes of certificates identified in the table below.

Class of HRR Certificates	Expected Initial Certificate Balance(1)	Estimated Fair Value of the HRR Certificates (in $ and %)(2)	Expected Purchase Price(3)
Class G-RR	$8,832,000	$3,353,671/ 0.38% - 0.40%	37.9718%
Class H-RR	$16,684,000	$6,335,217/ 0.71% - 0.76%	37.9718%
Class J-RR	$16,684,305	$6,335,333/ 0.71% - 0.76%	37.9718%

(1)	Includes the expected initial Certificate Balance of each class of HRR Certificates that the Retaining Third-Party Purchaser expects to purchase on the Closing Date. The balance of the VRR Interest is not included in the Certificate Balance of any class of HRR Certificates.

(2)	The estimated fair value (expressed as a dollar amount) and estimated range of fair value (expressed as a percentage of the aggregate fair value of all of the certificates) of the HRR Certificates. The fair value of the HRR Certificates is not subject to a range, but is based upon a targeted discount yield, and has been determined as described under “—Yield-Priced Certificates—Retaining Third-Party Purchaser Assumed Certificate Characteristics”. The fair value of the other certificates is unknown and has been determined by the Sponsors as described under “—Determination of Amount of Required Horizontal Credit Risk Retention” below.

(3)	Expressed as a percentage of the expected initial Certificate Balance of each class of the HRR Certificates, excluding accrued interest. The aggregate purchase price expected to be paid for the HRR Certificates to be acquired by the Retaining Third-Party Purchaser is approximately $16,024,221, excluding accrued interest.

The Retaining Sponsor estimates that, if it had relied solely on retaining an “eligible horizontal residual interest” in order to meet the credit risk retention requirements of the Credit Risk Retention Rules with respect to this securitization transaction, it would have retained an eligible horizontal residual interest with an aggregate fair value dollar amount of approximately $42,910,692 representing 5% of the aggregate fair value, as of the Closing Date, of all Classes of Certificates (other than the Class R Certificates).

A reasonable time after the Closing Date, the Retaining Sponsor will be required to disclose to, or cause to be disclosed to, Certificateholders the following: (a) the fair value of the HRR Certificates that will be retained by the Retaining Third-Party Purchaser based on actual sale prices and finalized tranche sizes, (b) the fair value of the “eligible horizontal residual interest” (as such term is defined in the Credit Risk Retention Rules) that the Retaining Sponsor would have been required to retain under the Credit Risk Retention Rules, and (c) to the extent the valuation methodology or any of the key inputs and assumptions that were used in calculating the fair value or range of fair values disclosed below under the heading “Determination of Amount of Required Horizontal Credit Risk Retention” prior to the pricing of the certificates materially differs from the methodology or key inputs and assumptions used to calculate the fair value at the time of the Closing Date, descriptions of those material differences. Any such notice from the Retaining Sponsor of such disclosures are expected to be posted on the certificate administrator’s website on the “U.S. Risk Retention Special Notices” tab.

Retaining Third-Party Purchaser

Eightfold Real Estate Capital Fund V, L.P. (“Eightfold Fund V”), a Delaware limited partnership, is expected to act as the Retaining Third-Party Purchaser. Eightfold Fund V (or an MOA thereof) will purchase and hold the HRR Certificates.

Eightfold Fund V was formed primarily to invest in junior tranches of commercial mortgaged-backed securities (“CMBS B-Piece Securities”). The HRR Certificates will represent Eightfold Fund V’s fifteenth purchase of CMBS B-Piece Securities. Eightfold Fund V is advised by Eightfold Real Estate Capital, L.P. (“Eightfold”), an experienced commercial real estate debt investor. Eightfold and its affiliates have served as controlling class representative or directing certificateholder (or in a similar capacity) for over 50 CMBS securitizations. The members of Eightfold’s management team have on average over 28 years of CMBS experience, as well as experience in special servicing of defaulted and performing loans. Eightfold serves as investment manager for eight investment funds with more than $1.7 billion in original committed capital as of June 30, 2019. Eightfold is registered as an investment adviser under the U.S. Investment Advisers Act of 1940, as amended.

Material Terms of the HRR Certificates

For a description of the material terms of the classes of certificates that comprise the HRR Certificates, see “Description of the Certificates” and “Pooling and Servicing Agreement—The Directing Holder—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event”. You are strongly urged to review this prospectus in its entirety.

Determination of Amount of Required Horizontal Credit Risk Retention

General

CMBS such as the Principal Balance Certificates are typically priced based relative to either the swap yield curve or to a targeted yield. The method of pricing used is primarily a function of the rating, but can also be determined by prevailing market conditions or investor preference. For this transaction, the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-M, Class B, Class C, Class D and Class E certificates (the “Swap-Priced Principal Balance Certificates”) are anticipated to be priced based on the swap yield curve and the Class F, Class X-F, Class G-RR, Class H-RR and Class J-RR certificates (the “Yield-Priced Certificates”) are anticipated to be priced based on a targeted yield, and the Sponsors calculated the expected scheduled principal payments (the “Scheduled Certificate Principal Payments”) on each Class of Swap-Priced Principal Balance Certificates and the Yield-Priced Certificates as described below. CMBS such as the Class X Certificates (other than the Class X-F Certificates) (the “Interest-Only Certificates”) are typically priced relative to the treasury yield curve. The Sponsors made their determination of the fair value of the Certificates presented above based on a number of inputs consistent with these typical pricing methodologies in the manner described below for the applicable Class of Certificates.

Swap-Priced Principal Balance Certificates

Based on the Modeling Assumptions and assuming a 0% CPR prepayment rate, the Sponsors calculated what the Scheduled Certificate Principal Payments on each Class of Swap-Priced Principal Balance Certificates would be over the course of the transaction based on when principal payments are required to be made under the terms of the underlying Mortgage Loan documents during each Collection Period and which Classes of Swap-Priced Principal Balance Certificates will be entitled to receive principal payments based on the Certificate payment priorities described in “Description of the Certificates—Distributions”. On the basis of the Scheduled Certificate Principal Payments, the Sponsors calculated the weighted average life for each Class of Swap-Priced Principal Balance Certificates.

Swap Yield Curve. The Sponsors utilized the assumed swap yield curve in the table below in determining the range of fair values of the Swap-Priced Principal Balance Certificates. The actual swap yield curve that will be used as a basis for determining the price of the Swap-Priced Principal Balance

Certificates is not known at this time and differences in the swap yield curve will ultimately result in higher or lower fair value calculations. For an expected range of values at specified points along the swap yield curve, see the table below entitled “Range of Swap Yields for the Swap-Priced Principal Balance Certificates”. The Sponsors identified the range presented in the table below at each maturity on the swap yield curve, which represents the Sponsors’ estimate of the largest increase or decrease in the swap yield at that maturity reasonably expected to occur prior to pricing of the certificates, based on 10 business day rolling periods over the past 6 months.

Range of Swap Yields for the Swap-Priced Principal Balance Certificates

Maturity (Years)	Low Estimate of Swap Yield	Base Case Swap Yield	High Estimate of Swap Yield
2Y	1.4380%	1.8720%	2.3060%
3Y	1.3499%	1.7865%	2.2231%
4Y	1.3333%	1.7525%	2.1717%
5Y	1.3480%	1.7485%	2.1490%
6Y	1.3774%	1.7645%	2.1516%
7Y	1.4141%	1.7905%	2.1669%
8Y	1.4522%	1.8195%	2.1868%
9Y	1.4938%	1.8535%	2.2132%
10Y	1.5314%	1.8850%	2.2386%

Based on the swap yield curve, the Sponsors will determine for each Class of Swap-Priced Principal Balance Certificates the swap yield reflected on the swap yield curve (the “Interpolated Yield”) that corresponds to that Class’ weighted average life, by using a straight-line interpolation using the swap yield curve with 2, 3, 4, 5, 6, 7, 8, 9 and 10 year maturities if the weighted average life does not correspond to a specified maturity on the swap yield curve.

Credit Spread Determination. The Sponsors determined the credit spread for each Class of Swap-Priced Principal Balance Certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of the related class of certificates as of the date of this prospectus. The credit spread for a particular Class of Swap-Priced Principal Balance Certificates at the time of pricing is not known at this time and differences in the then current credit spread demanded by investors for similar CMBS will ultimately result in higher or lower fair values. The Sponsors identified the range presented in the table below from the base case credit spread percentage, which represents the Sponsors’ estimate of the largest increase or decrease in the credit spread for newly issued CMBS reasonably expected to occur prior to pricing of the certificates based on the Sponsors’ experience in the placement of CMBS with similar characteristics.

Range of Credit Spreads for the Swap-Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Credit Spread	Base Case Credit Spread	High Estimate of Credit Spread
Class A-1	0.40%	0.45%	0.50%
Class A-2	0.50%	0.55%	0.60%
Class A-SB	0.69%	0.75%	0.81%
Class A-3	0.77%	0.85%	0.93%
Class A-4	0.79%	0.87%	0.95%
Class A-M	1.02%	1.10%	1.18%
Class B	1.20%	1.30%	1.40%
Class C	1.53%	1.65%	1.77%
Class D	2.20%	2.40%	2.60%
Class E	3.15%	3.40%	3.65%

Discount Yield Determination. The discount yield (the “Discount Yield”) for each class of certificates is the sum of the Interpolated Yield for such class and the related credit spread (converted to a monthly equivalent) established at pricing. For an expected range of values for each class of Swap-Priced Principal Balance Certificates, see the table entitled “Range of Discount Yields for the Swap-Priced

Principal Balance Certificates” below. The Sponsors identified the range presented in the table below for each such class of certificates as the range from (i) the sum of the lowest estimated Interpolated Yield for that class and the lowest estimated credit spread to (ii) the sum of the highest estimated Interpolated Yield for that class and the highest estimated credit spread.

Range of Discount Yields for the Swap-Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Discount Yield	Base Case Discount Yield	High Estimate of Discount Yield
Class A-1	1.7503%	2.2369%	2.7235%
Class A-2	1.8465%	2.2989%	2.7513%
Class A-SB	2.1206%	2.5531%	2.9855%
Class A-3	2.2889%	2.7246%	3.1602%
Class A-4	2.3193%	2.7532%	3.1872%
Class A-M	2.5507%	2.9844%	3.4181%
Class B	2.7307%	3.1844%	3.6381%
Class C	3.0607%	3.5344%	4.0081%
Class D	3.7307%	4.2844%	4.8381%
Class E	4.6807%	5.2844%	5.8881%

Determination of Class Sizes. The Sponsors were provided credit support levels for each class of certificates by each Rating Agency. Based on the individual credit support levels (expressed as a percentage) provided by the Rating Agencies, the Sponsors determined the highest required credit support level of the Rating Agencies selected to rate a particular class of certificates (the “Constraining Level”). In certain circumstances, the Sponsors may elect not to engage a rating agency for particular classes of certificates, based in part on the credit support levels provided by such rating agency. See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”. The Certificate Balance for the classes of certificates with the highest credit rating was determined by multiplying the Initial Pool Balance by a percentage equal to 1.0 minus that Class’ Constraining Level. For each other subordinate class of Principal Balance Certificates, that class’ Certificate Balance was determined by multiplying an amount equal to the Non-VRR Percentage of the Initial Pool Balance by a percentage equal to the difference of the Constraining Level for the immediately senior class of Principal Balance Certificates minus such subordinate class’ Constraining Level.

Target Price Determination. The Sponsors determined a target price (the “Target Price”) for each class of Swap-Priced Principal Balance Certificates on the basis of the price (expressed as a percentage of the Certificate Balance of that class) that similar CMBS with similar credit ratings, cash flow profiles and prepayment risk have priced at in recent securitization transactions. The Target Price that was utilized for each class of Swap-Priced Principal Balance Certificates is set forth in the table below. The Target Prices utilized by the Sponsors have not changed materially during the prior year.

Class of Certificates	Target Price
Class A-1	100.00%
Class A-2	103.00%
Class A-SB	103.00%
Class A-3	101.00%
Class A-4	103.00%
Class A-M	103.00%
Class B	103.00%
Class C	103.00%(1)

(1)	The Target Price may not be realized with respect to the Class A-M, Class B or Class C Certificates.

Determination of Assumed Certificate Coupon. Based on the Target Price, the Discount Yield and the Scheduled Certificate Principal Payments for each class of Swap-Priced Principal Balance

Certificates, the Sponsors determined the assumed certificate coupon (the “Assumed Certificate Coupon”) by calculating what coupon would be required to be used based on the Scheduled Certificate Principal Payments for such class of certificates in order to achieve the related Target Price for that class of certificates when utilizing the related Discount Yield in determining that Target Price. The Assumed Certificate Coupon for each class of certificates and Range of Assumed Certificate Coupons generated as a result of the range of possible Discount Yields is set forth in the table below.

Range of Assumed Certificate Coupons for the Swap-Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Assumed Initial Certificate Coupons	Base Case Assumed Initial Certificate Coupon	High Estimate of Assumed Initial Certificate Coupon
Class A-1	1.767%	2.257%	2.745%
Class A-2	2.501%	2.960%	3.419%
Class A-SB	2.563%	3.001%	3.439%
Class A-3	2.404%	2.839%	3.274%
Class A-4	2.657%	3.096%	3.534%
Class A-M	2.890%	3.328%	3.766%
Class B	3.072%	3.530%	3.987%
Class C	3.405%	3.883%	4.386%(1)
Class D	3.000%(2)	3.000%(2)	3.000%(2)
Class E	3.000%(2)	3.000%(2)	3.000%(2)

(1)	Expected to accrue interest at the WAC Rate.

(2)	Expected to accrue interest at a fixed rate of 3.000% per annum.

Determination of Swap-Priced Expected Price. Based on interest payments using the Assumed Certificate Coupons for the Swap-Priced Principal Balance Certificates, the Discount Yield and the Scheduled Certificate Principal Payments for each class of Swap-Priced Principal Balance Certificates, the Sponsors determined the price (the “Swap-Priced Expected Price”) expressed as a percent of the Certificate Balance of that class by determining the net present value of the Scheduled Certificate Principal Payments and interest payments accruing at the related Assumed Certificate Coupon discounted at the related Discount Yield; however, for purposes of such calculation no Assumed Certificate Coupon exceeded the related Net Mortgage Rate. The Sponsors determined the Swap-Priced Expected Price for each Class of Swap-Priced Principal Balance Certificates based on the low estimate and high estimate of Assumed Certificate Coupons and Discount Yield. The lower the yield based on the Assumed Certificate Coupon, the higher the corresponding Swap-Priced Expected Price for a class of certificates will be, therefore, the low range of fair market values of the Swap-Priced Principal Balance Certificates will correspond to the high range of the estimate of potential Assumed Certificate Coupons and correspondingly, the high range of fair market values of the Swap-Priced Principal Balance Certificates will correspond to the low range of the estimate of potential Assumed Certificate Coupons.

Interest-Only Certificates

Based on the Modeling Assumptions and assuming a 100% CPY prepayment rate, the Sponsors calculated what the expected scheduled interest payments on each class of Interest-Only Certificates would be over the course of the transaction (for each Class of Interest-Only Certificates, the “Scheduled Certificate Interest Payments”) based on what the Notional Amount of the related class of Interest-Only Certificates would be during each Collection Period as a result of the application of the expected principal payments during such Collection Period under the terms of the Mortgage Loan Documents assuming a 100% CPY prepayment rate and the classes of certificates that would be entitled to those principal payments based on the payment priorities described in “Description of the Certificates—Distributions”. On the basis of the periodic reduction in the Notional Amount of each class of Interest-Only Certificates, the Sponsors calculated the weighted average life for each such class of Interest-Only Certificates.

Determination of Treasury Yield Curve. The Sponsors utilized the assumed treasury yield curve in the table below in determining the range of fair values of the Interest-Only Certificates. The actual treasury yield curve that will be used as a basis for determining the price of the Interest-Only Certificates is not known at this time and differences in the treasury yield curve will ultimately result in higher or lower fair market value calculations. For an expected range of values at specified points along the treasury yield curve, see the table below entitled “Range of Treasury Yields for the Interest-Only Certificates”. The Sponsors identified the range presented in the table below at each maturity on the treasury yield, which represents the Sponsors’ estimate of the largest increase or decrease in the treasury yield at that maturity reasonably expected to occur prior to pricing of the certificates, based on 10 business day rolling periods over the past 6 months.

Range of Treasury Yields for the Interest-Only Certificates

Maturity (Years)	Low Estimate of Treasury Yield	Base Case Treasury Yield	High Estimate of Treasury Yield
7Y	1.4730%	1.8530%	2.2330%
10Y	1.5950%	1.9550%	2.3150%

Based on the treasury yield curve, the Sponsors determined for each class of Interest-Only Certificates the yield reflected on the treasury yield curve (the “Interpolated Yield”) that corresponds to that class’ weighted average life of the class(es) of Principal Balance Certificates that is the component of such class of Interest-Only Certificates by using a straight-line interpolation using treasury yield curves with 7 and 10 year maturities if the weighted average life does not correspond to a specified maturity on the treasury yield curve.

Credit Spread Determination. The Sponsors determined the credit spread for each Class of Interest-Only Certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of the related class of Interest-Only Certificates as of the date of this prospectus. The credit spread for a particular class of Interest-Only Certificates at the time of pricing is not known at this time and differences in the then current credit spread demanded by investors for similar CMBS will ultimately result in higher or lower fair market values. The Sponsors identified the range presented in the table below from the base case credit spread percentage, which represents the Sponsors’ estimate of the largest increase or decrease in the credit spread for newly issued CMBS reasonably expected to occur prior to pricing of the certificates based on the Sponsors’ experience in the placement of CMBS with similar characteristics.

Range of Credit Spreads for the Interest-Only Certificates

Class of Certificates	Low Estimate of Credit Spread	Base Case Credit Spread	High Estimate of Credit Spread
Class X-A	1.05%	1.25%	1.45%
Class X-B	1.05%	1.25%	1.45%
Class X-D	1.80%	2.00%	2.20%

Discount Yield Determination. The discount yield (the “Discount Yield”) for each class of Interest-Only Certificates is the sum of the Interpolated Yield for such class and the related credit spread (converted to a monthly equivalent). For an expected range of values for each class of Interest-Only Certificates, see the table entitled “Range of Discount Yields for the Interest-Only Certificates” below. The Sponsors identified the range presented in the table below for each such class of certificates as the range from (i) the sum of the lowest estimated Interpolated Yield for such class and the lowest estimated credit spread to (ii) the sum of the highest estimated Interpolated Yield for such class and the highest estimated credit spread.

Range of Discount Yields for the Interest-Only Certificates

Class of Certificates	Low Estimate of Discount Yield	Base Case Discount Yield	High Estimate of Discount Yield
Class X-A	2.6132%	3.1784%	3.7437%
Class X-B	2.6340%	3.1958%	3.7576%
Class X-D	3.3860%	3.9475%	4.5090%

Determination of Scheduled Certificate Interest Payments. Based on the range of Assumed Certificate Coupons determined for the Principal Balance Certificates, the Sponsors determined the range of Scheduled Certificate Interest Payments in each scenario for each class of Interest-Only Certificates based on the defined Pass-Through Rate for such class of certificates.

Determination of Interest-Only Expected Price. Based on the Discount Yield and the Scheduled Certificate Interest Payments for each class of Interest-Only Certificates, the Sponsors determined the price (the “Interest-Only Expected Price”) expressed as a percent of the Notional Amount of such class by determining the net present value of the Scheduled Certificate Interest Payments discounted at the related Discount Yield. The Sponsors determined the Interest-Only Expected Price for each class of Interest-Only Certificates based on the low estimate and high estimate of Assumed Certificate Coupons for the Principal Balance Certificates and the resulting Scheduled Certificate Interest Payments due to the Interest-Only Certificates in each scenario. Lower Assumed Certificate Coupons on the Principal Balance Certificates result in an increase in the Scheduled Certificate Interest Payments to the Interest-Only Certificates and therefore a higher Interest-Only Expected Price, and higher Assumed Certificate Coupons on the Principal Balance Certificates result in a decrease in the Scheduled Certificate Interest Payments to the Interest-Only Certificates and therefore a lower Interest-Only Expected Price.

Yield-Priced Certificates

Retaining Third-Party Purchaser Assumed Certificate Characteristics. The Yield-Priced Certificates include each of the Class F, Class X-F and each Class of HRR Certificates expected to be acquired by the Retaining Third-Party Purchaser, and the inputs for the valuation of each such Class of Certificates were derived from the bid that the Retaining Third-Party Purchaser made to acquire such Classes of Certificates. The range of values were derived from variances in the inputs estimated by the Sponsors for newly issued CMBS reasonably expected to occur prior to pricing of the certificates based on the Sponsors’ experience in placement of CMBS with similar characteristics. Various factors may have influenced the Retaining Third-Party Purchaser’s determination of its required Discount Yield and the related Assumed Certificate Coupon, including without limitation, the Retaining Third-Party Purchaser’s assessment of the assumed default probability on the Mortgage Loans, the expected loss severity following any default, the assumed prepayment rate, and the Retaining Third-Party Purchaser’s cost of funds and ultimate return on investment that the Retaining Third-Party Purchaser wishes to achieve. In addition, the Retaining Third-Party Purchaser’s bid may be influenced by its desire to capture market-share or other strategic business considerations. The Discount Yield for each of the Class F and Class X-F Certificates is 10.000% and for each class of the HRR Certificates is 18.047%.

Determination of Class Size. The Sponsors determined the Certificate Balance of each Class of HRR Certificates in the same manner described in “—Swap-Priced Principal Balance Certificates— Determination of Class Sizes” above.

Weighted Average Life. On the basis of the Scheduled Certificate Principal Payments, the Sponsors calculated the weighted average life for each Class of HRR Certificates.

Determination of Yield-Priced Expected Price. Based on the interest payments using the Assumed Certificate Coupon assumed to be equal to the related Net Mortgage Rate for each class of the Yield-Priced Certificates, the Discount Yield and the Scheduled Certificate Principal Payments for each of the Class F and Class X-F Certificates and for each Class of HRR Certificates, the Sponsors determined the price (the “Yield-Priced Expected Price” and, together with the Swap-Priced Expected Price and the Interest-Only Expected Price, the “Expected Prices” or each an “Expected Price”) expressed as a percent of the Certificate Balance of that class by determining the net present value of the Scheduled Certificate Principal Payments and interest payments accruing at the related Assumed Certificate Coupon discounted at the related Discount Yield. The Sponsors determined the Yield-Priced Expected Price for each of the Class F and Class X-F Certificates and for each Class of HRR Certificates based on the low estimate and high estimate of Discount Yields. The lower the Discount Yield, the higher the corresponding Yield-Priced Expected Price for a class of certificates will be, therefore, the low range of fair market values of each Class of HRR Certificates will correspond to the high range of the estimate of potential Discount Yields and correspondingly, the high range of fair market values of each of the Class F and Class X-F Certificates and each Class of HRR Certificates will correspond to the low range of the estimate of potential Discount Yields.

Calculation of Fair Value

Based on the Expected Prices, the Sponsors determined the range of fair values set forth in the table below for each class of certificates (excluding accrued interest). For the “Base Case Fair Value”, the Sponsors determined the fair value of the related class of certificates by multiplying the relevant Expected Price by the Certificate Balance or Notional Amount, as applicable, of such class of certificates. For the “High Estimate of Fair Value (Based on Low Estimate of Discount Yield)”, the Sponsors determined the fair value for the related class of certificates by multiplying the relevant Expected Price by the high estimate Certificate Balance or Notional Amount, as applicable, of such class of certificates. For the “Low Estimate of Fair Value (Based on High Estimate of Discount Yield)”, the Sponsors determined the fair value of the related class of certificates by multiplying the relevant Expected Price by the low estimate Certificate Balance or Notional Amount, as applicable, of such class of certificates.

The Sponsors determined the fair value of the VRR Interest by (i) calculating the aggregate fair value of all Classes of Regular Certificates, (ii) multiplying such aggregate fair value by the VRR Allocation Percentage, and (iii) based on the assumption that the restrictions on liquidity (as described under “—Hedging, Transfer and Financing Restrictions” below) constitute an embedded characteristic of the VRR Interest rather than an entity specific restriction, applying a liquidity discount. The Sponsors determined the range of fair values for the VRR Interest based on the low estimate and high estimate of the calculation set forth in clause (i).

The Sponsors determined that the Class S Certificates have a fair value equal to zero based on the fact that there is a low probability of Excess Interest being received, and if received, it would be received near the stated maturity date of the related Mortgage Loan. Accordingly, there is no market for the Class S Certificates.

Range of Fair Value

Class of Certificates	Low Estimate of Fair Value (Based on High Estimate of Discount Yield)	Base Case Fair Value	High Estimate of Fair Value (Based on Low Estimate of Discount Yield)
Class A-1	$10,400,825	$10,400,986	$10,400,812
Class A-2	$7,872,974	$7,872,969	$7,873,219
Class A-SB	$16,950,664	$16,950,127	$16,950,277
Class A-3(1)	$259,550,039	$259,550,085	$259,564,909
Class A-4(1)	$265,814,023	$265,814,862	$265,806,753
Class X-A(1)	$40,137,169	$61,903,761	$84,790,194
Class X-B	$1,020,397	$3,903,756	$7,142,842
Class X-D	$4,515,437	$4,631,083	$4,751,145
Class X-F	$1,773,026	$1,773,026	$1,773,026
Class A-M	$50,541,558	$50,539,395	$50,539,737
Class B	$41,441,380	$41,442,551	$41,442,578
Class C	$39,231,963	$39,422,220	$39,421,186
Class D	$21,027,418	$22,021,646	$23,071,000
Class E	$15,426,045	$16,211,280	$17,043,744
Class F	$12,242,275	$12,242,275	$12,242,275
Class G-RR	$3,353,671	$3,353,671	$3,353,671
Class H-RR	$6,335,217	$6,335,217	$6,335,217
Class J-RR	$6,335,333	$6,335,333	$6,335,333
VRR Interest	$26,624,240	$27,509,590	$28,441,264

(1)	The range of estimated fair values set forth in the table above with respect to the Class A-3 Certificates, the Class A-4 Certificates and the Class X-A Certificates is based on the Class A-3 Certificates having an initial Certificate Balance of $257,000,000, and the Class A-4 Certificates having an initial Certificate Balance of $258,081,000. However, the exact initial Certificate Balances of the Class A-3 and Class A-4 Certificates are unknown and will be determined based on the final pricing of those classes of certificates. The initial Certificate Balance of the Class A-3

Certificates is expected to be within a range of $75,000,000 and $257,000,000, and the initial Certificate Balance of the Class A-4 Certificates is expected to be within a range of $258,081,000 and $440,081,000. The estimated fair value for the Class X-A Certificates will depend on the final pricing of the Class A-3 Certificates and the Class A-4 Certificates. The aggregate initial Certificate Balance of the Class A-3 and Class A-4 Certificates is expected to be approximately $515,081,000, subject to a variance of plus or minus 5%. Alternatively, assuming that the Class A-3 Certificates have an initial Certificate Balance of $75,000,000, and the Class A-4 Certificates have an initial Certificate Balance of $440,081,000, the estimated fair values for the Class A-3 Certificates, the Class A-4 Certificates and the Class X-A Certificates will instead be as set forth in the following table:

Class of Certificates	Low Estimate of Fair Value (Based on High Estimate of Discount Yield)	Base Case Fair Value	High Estimate of Fair Value (Based on Low Estimate of Discount Yield)
Class A-3	$75,748,126	$75,746,728	$75,749,516
Class A-4	$453,251,797	$453,268,700	$453,271,161
Class X-A	$36,433,722	$58,162,186	$81,024,840

The estimated range of fair value for all Classes of Regular Certificates and the VRR Interest is approximately $830,593,654 to $887,279,181, excluding accrued interest.

Hedging, Transfer and Financing Restrictions

The Retaining Third-Party Purchaser will agree to certain hedging, transfer and financing restrictions that are applicable to a “retaining sponsor” or “third-party purchaser” (each as defined in the Credit Risk Retention Rules).

These restrictions will include an agreement by the Retaining Third-Party Purchaser not to transfer the HRR Certificates, except to an MOA (in accordance with the Credit Risk Retention Rules) or, on and after the fifth anniversary of the Closing Date, to a subsequent third-party purchaser.

In addition, the Retaining Third-Party Purchaser and its affiliates will not be permitted to enter into any financing, hedging, pledging, hypothecation, transfer or any other similar transaction or activity with respect to the HRR Certificates unless such transaction complies with the Credit Risk Retention Rules (as then in effect).

Unless stated otherwise, the restrictions described under this heading “—Hedging, Transfer and Financing Restrictions” will expire on the earliest of (i) the date that is the latest of (a) the date on which the total unpaid principal balance of the Mortgage Loans has been reduced to 33% of the total unpaid principal balance of the Mortgage Loans as of the Cut-off Date; (b) the date on which the total outstanding Certificate Balance of the Certificates has been reduced to 33% of the total outstanding Certificate Balance of the certificates as of the Closing Date; or (c) two years after the Closing Date, or (ii) subject to the consent of the Retaining Sponsor (which consent may not be unreasonably withheld), the date on which the Credit Risk Retention Rules have been officially abolished or officially determined by the applicable regulatory agencies to be no longer applicable to this securitization transaction or the HRR Certificates; provided that such restrictions relating to the Retaining Third-Party Purchaser will also expire on the date on which all of the Mortgage Loans have been defeased in accordance with the risk retention requirements set forth in § 244.7(b)(8)(i) of the Credit Risk Retention Rules.

In addition, neither the Retaining Parties nor their respective affiliates intend to transfer the VRR Interest or enter into any hedging, financing, pledging, hypothecation or any other similar transaction or activity with respect to the VRR Interest, unless such transaction complies with the Credit Risk Retention Rules (as then in effect).

Operating Advisor

The operating advisor for this securitization transaction will be Park Bridge Lender Services LLC, a New York limited liability company. The operating advisor will be required to be an Eligible Operating Advisor. For information regarding the operating advisor and a description of how the operating advisor satisfies the requirements of an Eligible Operating Advisor, see “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. For a description of the material terms of the PSA with respect to the operating advisor and the operating advisor’s compensation, see “Pooling and Servicing

Agreement—The Operating Advisor” and “—Servicing and Other Compensation and Payment of Expenses—Operating Advisor Compensation”. For a description of any material conflicts of interest or material potential conflicts of interest between the operating advisor and another party to this securitization transaction, see “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Operating Advisor”.

Representations and Warranties

Each Mortgage Loan Seller will make the representations and warranties identified on Annex D-1, subject to the exceptions to these representations and warranties set forth in Annex D-2, Annex D-3, Annex D-4 and Annex D-5, respectively.

At the time of its decision to include the GACC Mortgage Loans in this transaction, GACC determined either that the risks associated with the matters giving rise to each exception set forth on Annex D-2 to this Prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by GACC that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by GACC that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which GACC based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable GACC Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool.”

At the time of its decision to include the MPCC Mortgage Loans in this transaction, MUFG Principal Commercial Capital determined either that the risks associated with the matters giving rise to each exception set forth on Annex D-3 to this Prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by MUFG Principal Commercial Capital that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by MUFG Principal Commercial Capital that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which MUFG Principal Commercial Capital based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable MPCC Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool.”

At the time of its decision to include the CCRE Mortgage Loans in this transaction, CCRE Lending determined either that the risks associated with the matters giving rise to each exception set forth on Annex D-4 to this Prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by CCRE Lending that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by CCRE Lending that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which CCRE Lending based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable CCRE Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool.”

At the time of its decision to include the CREFI Mortgage Loans in this transaction, CREFI determined either that the risks associated with the matters giving rise to each exception set forth on Annex D-5 to this Prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by CREFI that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by CREFI that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which CREFI based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable CREFI Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool.”

Description of the Certificates

General

The CD 2019-CD8 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2019-CD8 will be issued pursuant to a pooling and servicing agreement, among the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer (the “PSA”) and will consist of the following classes: Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class  X-A, Class X-B, Class X-D, Class X-F, Class A-M, Class B, Class C, Class D, Class E, Class F, Class G-RR, Class H-RR, Class J-RR, Class S, Class R and the VRR Interest.

One or more of such classes will also be collectively referred to as follows:

Designation	Classes
“Offered Certificates”	Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class A-M, Class B and Class C
“Senior Certificates”	Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D and Class X-F,
“Senior Principal Balance Certificates”	Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4
“Subordinate Certificates”	Class A-M, Class B, Class C, Class D, Class E, Class F, Class G-RR, Class H-RR and Class J-RR
“Principal Balance Certificates”	Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-M, Class B, Class C, Class D, Class E, Class F, Class G-RR, Class H-RR and Class J-RR
“Class X Certificates”	Class X-A, Class X-B, Class X-D and Class X-F
“Regular Certificates”	Senior Certificates, Subordinate Certificates and VRR Interest
“Residual Certificates”	Class R
“Non-VRR Certificates”	All Certificates (other than VRR Interest and Residual Certificates)

The certificates will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans; (5) certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor; and (6) the “regular interests” in the Lower-Tier REMIC.

Upon initial issuance, the Principal Balance Certificates will have the respective Certificate Balances, and the Class X Certificates will have the respective Notional Amounts, shown below (in each case, subject to a variance of plus or minus 5%):

Class	Initial Certificate Balance or Notional Amount(1)
Offered Certificates
A-1	$10,401,000
A-2	$7,644,000
A-SB	$16,457,000
A-3	(2)
A-4	(2)
X-A	$598,653,000
A-M	$49,070,000
B	$40,237,000
C	$38,275,000

Non-Offered Certificates
X-B	$78,512,000
X-D	$44,163,000
X-F	$21,591,000
D	$24,535,000
E	$19,628,000
F	$21,591,000
G-RR	$8,832,000
H-RR	$16,684,000
J-RR	$16,684,305
S	N/A
VRR Interest(3)	$26,000,000

(1)	The Certificate Balance or Notional Amount, as applicable, of each Class of Regular Certificates is subject to change as described in footnote (3) below.

(2)	The exact initial Certificate Balances of the Class A-3 and Class A-4 Certificates are unknown and will be determined based on the final pricing of those Classes of Certificates. However, the respective initial Certificate Balances of the Class A-3 and Class A-4 Certificates are expected to be within the applicable ranges reflected in the following chart. The aggregate initial Certificate Balance of the Class A-3 and Class A-4 Certificates is expected to be approximately $515,081,000, subject to a variance of plus or minus 5%.

Class of Certificates	Expected Range of Initial Certificate Balance
Class A-3	$75,000,000 - $257,000,000
Class A-4	$258,081,000 - $440,081,000

(3)	The initial Certificate Balance of the VRR Interest is subject to change depending on the final pricing of all Classes of Regular Certificates with the final initial Certificate Balance of the VRR Interest determined such that, upon initial issuance, the percentage of the fair value of the HRR Certificates and the percentage of the VRR Interest (in the aggregate) will equal at least 5. If the initial Certificate Balance of the VRR Interest is reduced, the initial Certificate Balance of each Class of Principal Balance Certificates (and correspondingly, the initial Notional Amount of each Class of Class X Certificates) will be increased on a pro rata basis (based on the initial Certificate Balance set forth in the table above) in an aggregate amount equal to such reduction in the initial Certificate Balance of the VRR Interest. If the initial Certificate Balance of the VRR Interest is increased, the initial Certificate Balance of each Class of Principal Balance Certificates (and correspondingly, the initial Notional Amount of each Class of Class X Certificates) will be decreased on a pro rata basis (based on the initial Certificate Balance set forth in the table above) in an aggregate amount equal to such increase in the initial Certificate Balance of the VRR Interest. For a further description, see “Credit Risk Retention”.

The “Certificate Balance” of any class of Principal Balance Certificates and the VRR Interest outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates and the VRR Interest will be reduced by any distributions of principal actually made on, and by any Realized Losses or VRR Realized Losses, as applicable, actually allocated to, that class of Principal Balance Certificates or the VRR Interest on that Distribution Date. In the event that Realized Losses or VRR Realized Losses previously allocated to a class of Principal Balance Certificates or the VRR Interest in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of Principal Balance Certificates or VRR Interest may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below and “Credit Risk Retention—The VRR Interest—Priority of Distributions on the VRR Interest” above.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

The Class X Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but the Class X Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”). The Notional Amount of the Class X-A certificates will equal the aggregate of the Certificate Balances of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 and Class A-M certificates. The initial Notional Amount of the Class X-A certificates will be approximately $598,653,000. The Notional Amount of the Class X-B certificates will equal the aggregate of the Certificate Balances of the Class B and Class C certificates. The initial Notional Amount of the Class X-B certificates will be approximately $78,512,000. The Notional Amount of the Class X-D certificates will equal the aggregate of the Certificate Balances of the Class D and Class E certificates. The initial Notional Amount of the Class X-D certificates will be approximately $44,163,000. The Notional Amount of the Class X-F certificates will equal the Certificate Balance of the Class F certificates. The initial Notional Amount of the Class X-F certificates will be approximately $21,591,000.

The Class S certificates will not have a Certificate Balance nor will they entitle their holders to distributions of principal, but the Class S certificates will represent the right to receive Excess Interest received on any ARD Loan allocated as described under “—Excess Interest” below.

“Excess Interest” with respect to any ARD Loan is the interest collected from the related borrower at the Revised Rate in respect of such ARD Loan in excess of the interest accrued at the Initial Rate, plus any related interest accrued on such amounts, to the extent permitted by applicable law and the related Mortgage Loan documents.

Distributions

Method, Timing and Amount

Distributions on the certificates are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the fourth business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the eleventh day of each calendar month (or, if the eleventh day of that calendar month is not a business day, then the next business day) commencing in September 2019.

All distributions (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month immediately preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the certificate administrator with written wiring instructions no less than five business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution.

The master servicer is authorized but not required to direct the investment of funds held in the Collection Account in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The master servicer will be entitled to retain any interest or other income earned on such funds and the master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. For so long as Wells Fargo Bank is the certificate administrator, funds held in the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Interest Reserve Account and the Gain-on-Sale Reserve Account may not be invested; provided that if Wells Fargo Bank is not the certificate administrator, such funds may be invested in Permitted Investments. The certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

Available Funds

The aggregate amount available for distribution to holders of the certificates (including the VRR Interest) on each Distribution Date (the “Aggregate Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a) the aggregate amount of all cash received on the Mortgage Loans (in the case of any Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related Non-Serviced PSA) and any REO Property (including Compensating Interest Payments with respect to the Mortgage Loans required to be deposited by the master servicer) that is on deposit in or credited to any portion of the Collection Account (in each case, exclusive of any amount on deposit in the Collection Account that is held for the benefit of the holder of any related Companion Loan), as of the Master Servicer Remittance Date, exclusive of (without duplication):

●	all scheduled payments of principal and/or interest (the “Periodic Payments”) and any balloon payments paid by the borrowers of a Mortgage Loan that are due on a Due Date (without regard to grace periods) after the end of the related Collection Period (without regard to grace periods), excluding Excess Interest and interest relating to periods prior to, but due after, the Cut-off Date;

●	all unscheduled payments of principal (including prepayments), unscheduled interest, liquidation proceeds, net insurance proceeds and Insurance and Condemnation Proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;

●	all amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;

●	with respect to each Actual/360 Loan and any Distribution Date occurring in each February and in any January occurring in a year that is not a leap year (unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;

●	all Excess Interest allocable to the Mortgage Loans (which is separately distributed to holders of the Class S certificates and the VRR Interest);

●	all yield maintenance charges and prepayment premiums;

●	all amounts deposited in the Collection Account in error; and

●	any late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b) if and to the extent not already included in clause (a), the aggregate amount transferred from the REO Account allocable to the Mortgage Loans to the Collection Account for such Distribution Date;

(c) P&I Advances made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders);

(d) with respect to each Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA; and

(e) the aggregate amount of gain-on-sale proceeds transferred to the Lower-Tier REMIC Distribution Account from the Gain-on-Sale Reserve Account for distribution on the subject Distribution Date.

The amount available for distribution to holders of the Non-VRR Certificates on each Distribution Date (with respect to such Distribution Date, the “Available Funds”) will, in general, equal the Non-VRR Percentage of the Aggregate Available Funds for such Distribution Date.

The “Collection Period” for each Distribution Date and any Mortgage Loan (including any related Companion Loan) will be the period commencing on the day immediately following the Due Date for such Mortgage Loan (including any related Companion Loan) in the month preceding the month in which that Distribution Date occurs or the date that would have been the Due Date if such Mortgage Loan (including any related Companion Loan) had a Due Date in such preceding month and ending on and including the Due Date for such Mortgage Loan (including any related Companion Loan) occurring in the month in which that Distribution Date occurs. Notwithstanding the foregoing, in the event that the last day of a Collection Period (or applicable grace period) is not a business day, any Periodic Payments received with respect to Mortgage Loans (including any related Companion Loan) relating to such Collection Period on the business day immediately following such day will be deemed to have been received during such Collection Period and not during any other Collection Period.

“Due Date” means, with respect to each Mortgage Loan (including any Companion Loan), the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

Priority of Distributions

On each Distribution Date, prior to the Crossover Date, for so long as the Certificate Balances or Notional Amounts of the Regular Certificates have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Available Funds, in the following order of priority:

First, to the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D and Class X-F certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amount for such Classes;

Second, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, in reduction of the Certificate Balances thereof, in the following priority:

1.     to the Class A-SB certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the Class A-SB certificates has been reduced to the Class A-SB Planned Principal Balance as set forth on Annex E for such Distribution Date;

2.     then, to the Class A-1 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-SB certificates pursuant to clause (1) above) for such Distribution Date, until the Certificate Balance of the Class A-1 certificates has been reduced to zero;

3.     then, to the Class A-2 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-1 and Class A-SB certificates pursuant to clauses (1) and (2) above) for such Distribution Date, until the Certificate Balance of the Class A-2 certificates has been reduced to zero;

4.     then, to the Class A-3 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the

Class A-1, Class A-2 and Class A-SB certificates pursuant to clauses (1), (2) and (3) above) for such Distribution Date, until the Certificate Balance of the Class A-3 certificates has been reduced to zero;

5.     then, to the Class A-4 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-1, Class A-2, Class A-SB and Class A-3 certificates pursuant to clauses (1), (2), (3) and (4) above) for such Distribution Date, until the Certificate Balance of the Class A-4 certificates has been reduced to zero;

6.     then, to the Class A-SB certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates pursuant to clauses (1), (2), (3), (4) and (5) above) for such Distribution Date, until the Certificate Balance of the Class A-SB certificates has been reduced to zero;

Third, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, up to an amount equal to, and pro rata, based upon the aggregate unreimbursed Realized Losses previously allocated to each such Class;

Fourth, to the Class A-M certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Fifth, to the Class A-M certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Sixth, to the Class A-M certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Seventh, to the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Eighth, to the Class B certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Ninth, to the Class B certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Tenth, to the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Eleventh, to the Class C certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Twelfth, to the Class C certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Thirteenth, to the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Fourteenth, to the Class D certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Fifteenth, to the Class D certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Sixteenth, to the Class E certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Seventeenth, to the Class E Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Eighteenth, to the Class E certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Nineteenth, to the Class F certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Twentieth, to the Class F certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Twenty-first, to the Class F certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Twenty-second, to the Class G-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Twenty-third, to the Class G-RR certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Twenty-fourth, to the Class G-RR certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Twenty-fifth, to the Class H-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Twenty-sixth, to the Class H-RR certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Twenty-seventh, to the Class H-RR certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Twenty-eighth, to the Class J-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Twenty-ninth, to the Class J-RR certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Thirtieth, to the Class J-RR certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class; and

Thirty-first, to the Class R certificates as specified in the PSA.

Notwithstanding the foregoing, on each Distribution Date occurring on or after the Crossover Date, regardless of the allocation of principal payments described in priority Second above, the Principal Distribution Amount for such Distribution Date will be distributed to each Class of Senior Principal Balance Certificates, pro rata, based on their respective Certificate Balances, in reduction of their respective Certificate Balances, until the Certificate Balance of each such class is reduced to zero, and without regard to the Class A-SB Planned Principal Balance. The “Crossover Date” is the Distribution

Date on which the Certificate Balance of each Class of Subordinate Certificates is (or will be) reduced to zero. None of the Class X Certificates will be entitled to any distribution of principal. If and to the extent that any Nonrecoverable Advances (plus interest on such Nonrecoverable Advances) that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) and previously resulted in a reduction of the Aggregate Principal Distribution Amount are subsequently recovered on the related Mortgage Loan or REO Property, then (on the Distribution Date related to the Collection Period during which the recovery occurred): (i) the VRR Percentage of the amount of such recovery will be added to the Certificate Balance of the VRR Interest, up to the lesser of (A) the VRR Percentage of the amount of such recovery and (B) the amount of unreimbursed VRR Realized Losses previously allocated to the VRR Interest; (ii) the Non-VRR Percentage of the amount of such recovery will be added to the Certificate Balance(s) of the class or classes of Principal Balance Certificates that previously were allocated Realized Losses, in the same sequential order as distributions set forth in “—Priority of Distributions” above, in each case up to the lesser of (A) the unallocated portion of the Non-VRR Percentage of the amount of such recovery and (B) the amount of the unreimbursed Realized Losses previously allocated to the subject class of certificates; and (iii) the Interest Shortfall with respect to each affected class of Non-VRR Certificates for the next Distribution Date will be increased by the amount of interest that would have accrued through the then current Distribution Date if the restored write-down for the reimbursed class of Principal Balance Certificates had never been written down. If the Certificate Balance of any class of Principal Balance Certificates or the VRR Interest is so increased, the amount of unreimbursed Realized Losses or VRR Realized Losses, as applicable, of such class of certificates will be decreased by such amount.

Reimbursement of previously allocated Realized Losses or VRR Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates in respect of which a reimbursement is made.

Pass-Through Rates

The interest rate (the “Pass-Through Rate”) applicable to each class of Non-VRR Certificates for any Distribution Date will equal the rates set forth below:

The Pass-Through Rate for the Class A-1 certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate for the Class A-2 certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate for the Class A-SB certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate for the Class A-3 certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate for the Class A-4 certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate for the Class A-M certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate for the Class B certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate for the Class C certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate for the Class D certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate for the Class E certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate for the Class F certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate for the Class G-RR certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate for the Class H-RR certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate for the Class J-RR certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate applicable to the Class X-A certificates for the initial Distribution Date will equal approximately % per annum. The Pass-Through Rate applicable to the Class X-A certificates for each Distribution Date will equal the weighted average of the respective strip rates (the “Class X-A Strip Rates”) at which interest accrues from time to time on the respective components of the Notional Amount of the Class X-A certificates outstanding immediately prior to the related Distribution Date (weighted on the basis of the respective balances of such components outstanding immediately prior to such Distribution Date). Each of those components will have a component notional balance that corresponds to the Certificate Balance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 or Class A-M certificates, respectively. The applicable Class X-A Strip Rate with respect to such component for any Distribution Date will equal the excess, if any, of (a) the WAC Rate for such Distribution Date, over (b) the Pass-Through Rate for such Distribution Date for the class of certificates that comprises such component.

The Pass-Through Rate applicable to the Class X-B certificates for the initial Distribution Date will equal approximately [_]% per annum. The Pass-Through Rate applicable to the Class X-B certificates for each Distribution Date will equal the weighted average of the respective strip rates (the “Class X-B Strip Rate”) at which interest accrues from time to time on the respective components of the Notional Amount of the Class X-B certificates outstanding immediately prior to the related Distribution Date (weighted on the basis of the respective balances of such components outstanding immediately prior to such Distribution Date). Each of those components will have a component notional balance that corresponds to the Certificate Balance of the Class B or Class C certificates, respectively. The applicable Class X-B Strip Rate with respect to such component for any Distribution Date will equal the excess, if any, of (a) the WAC Rate for such Distribution Date, over (b) the Pass-Through Rate for such Distribution Date for the class of certificates that comprises such component.

The Pass-Through Rate applicable to the Class X-D certificates for the initial Distribution Date will equal approximately [_]% per annum. The Pass-Through Rate applicable to the Class X-D certificates for each Distribution Date will equal the weighted average of the respective strip rates (the “Class X-D Strip Rate”) at which interest accrues from time to time on the respective components of the Notional Amount of the Class X-D certificates outstanding immediately prior to the related Distribution Date (weighted on the basis of the respective balances of such components outstanding immediately prior to such Distribution Date). Each of those components will have a component notional balance that corresponds to the Certificate Balance of the Class D or Class E certificates, respectively. The applicable Class X-D Strip Rate with respect to such component for any Distribution Date will equal the excess, if any, of (a) the WAC Rate for such Distribution Date, over (b) the Pass-Through Rate for such Distribution Date for the class of certificates that comprises such component.

The Pass-Through Rate applicable to the Class X-F certificates for the initial Distribution Date will equal approximately % per annum. The Pass-Through Rate applicable to the Class X-F certificates for each Distribution Date will equal the strip rate (the “Class X-F Strip Rate”) at which interest accrues from time to time on the component of the Notional Amount of the Class X-F certificates outstanding immediately prior to the related Distribution Date. Such component will have a component notional balance that corresponds to the Certificate Balance of the Class F certificates. The applicable Class X-F Strip Rate with respect to such component for any Distribution Date will equal the excess, if any, of (a) the WAC Rate for such Distribution Date, over (b) the Pass-Through Rate for such Distribution Date for the class of certificates that comprises such component.

The Class S certificates will not have a Pass-Through Rate or be entitled to distributions in respect of interest other than the Non-VRR Percentage of any Excess Interest, if any, with respect to any ARD Loan.

Although it does not have a specified Pass-Through Rate (other than for tax reporting purposes), the effective interest rate for the VRR Interest will be the WAC Rate for the related Distribution Date.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including a Non-Serviced Mortgage Loan) as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal

Balances as of the first day of such Collection Period (after giving effect to any payments received during any applicable grace period).

The “Net Mortgage Rate” for each Mortgage Loan (including a Non-Serviced Mortgage Loan) is a per annum rate equal to the related Mortgage Rate then in effect (without regard to any increase in the interest rate of any ARD Loan after the related Anticipated Repayment Date), less the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates and Withheld Amounts, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the master servicer, the special servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower. Notwithstanding the foregoing, for Mortgage Loans that do not accrue interest on a 30/360 basis, then, solely for purposes of calculating the Pass-Through Rate on the Regular Certificates, the Net Mortgage Rate of any Mortgage Loan for any one-month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of the Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of the Mortgage Loan during the one-month period at the related Net Mortgage Rate; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month period (1) prior to the Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts, and (2) prior to the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of Withheld Amounts for the immediately preceding February and January, as applicable.

“Administrative Cost Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan (in absence of a default) as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or Revised Rate.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of Non-VRR Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of Non-VRR Certificates will be equal to the interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class on the Certificate Balance or Notional Amount, as applicable, for such class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of Non-VRR Certificates will be equal to the portion of the Interest Distribution Amount for such class remaining unpaid as of the close of business on the preceding Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month immediately preceding the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Aggregate Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(a)	the Scheduled Principal Distribution Amount for that Distribution Date, and

(b)	the Unscheduled Principal Distribution Amount for that Distribution Date;

provided that the Aggregate Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)	Nonrecoverable Advances (including any servicing advance with respect to a Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, and

(B)	Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Aggregate Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The “Principal Distribution Amount” with respect to any Distribution Date and the Principal Balance Certificates will equal the sum of (a) the Principal Shortfall for such Distribution Date and (b) the Non-VRR Percentage of the Aggregate Principal Distribution Amount for such Distribution Date.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date), and to the extent not included in clause (a) above. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following: (a) all prepayments of principal received on the Mortgage Loans as of the Determination Date; and (b) the principal portion of any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and any REO Properties on or prior to the related Determination Date whether in the form of Liquidation Proceeds, Insurance and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by the master servicer as recoveries of previously unadvanced principal of the related Mortgage Loan; provided that all such Liquidation Proceeds and Insurance and Condemnation Proceeds will be reduced by any unpaid Special Servicing Fees, Liquidation Fees, any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account during the related collection period, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related Mortgage Loan, thus reducing the Unscheduled Principal Distribution Amount.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including the Non-Serviced Mortgage Loans) that is delinquent in respect of its balloon payment or any REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by such related Mortgage Note or the original amortization schedule of the Mortgage Loan (as calculated with interest at the related Mortgage Rate), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance occurring in connection with a modification, a default or a bankruptcy modification (or similar proceeding), and (b) interest on the Stated Principal Balance of that Mortgage Loan or REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan) at its Mortgage Rate (net of the related Servicing Fees (other than in the case of any Non-Serviced Mortgage Loan, the servicing fee rate pursuant to the applicable pooling and servicing agreement)).

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the prior Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date to holders of the Principal Balance Certificates in respect of such Principal Distribution Amount.

The “Class A-SB Planned Principal Balance” for any Distribution Date is the balance shown for such Distribution Date in the table set forth in Annex E to this prospectus. Such balances were calculated using, among other things, certain weighted average life assumptions. See “Yield and Maturity Considerations—Weighted Average Life”. Based on such assumptions, the Certificate Balance of the Class A-SB certificates on each Distribution Date would be expected to be reduced to the balance indicated for such Distribution Date in the table set forth in Annex E to this prospectus. We cannot assure you, however, that the mortgage loans will perform in conformity with our assumptions. Therefore, we cannot assure you that the balance of the Class A-SB certificates on any Distribution Date will be equal to the balance that is specified for such Distribution Date in the table.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will initially equal its Cut-off Date Balance and, on each Distribution Date, will be reduced by the amount of principal payments received on such Mortgage Loan or advanced for such Distribution Date. With respect to any Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. With respect to any Whole Loan on any date of determination, the Stated Principal Balance of such Whole Loan will be the sum of the Stated Principal Balance of the related Mortgage Loan and each related Companion Loan on such date. The Stated Principal Balance of a Mortgage Loan or Whole Loan may also be reduced in connection with any modification that reduces the principal amount due on such Mortgage Loan or Whole Loan, as the case may be, or any forced reduction of its actual unpaid principal balance imposed by a court presiding over a bankruptcy proceeding in which the related borrower is the debtor. See “Certain Legal Aspects of Mortgage Loans”. If any Mortgage Loan or Whole Loan is paid in full or the Mortgage Loan or Whole Loan (or any Mortgaged Property acquired in respect of the Mortgage Loan or Whole Loan) is otherwise liquidated, then, as of the first Distribution Date that follows the end of the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or Whole Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of Realized Losses and VRR Realized Losses, as well as for purposes of calculating the Servicing Fee and Certificate Administrator/Trustee Fee payable each month, each REO Property (including any REO Property with respect to any Non-Serviced Mortgage Loan held pursuant to the related Non-Serviced PSA) will be treated as if there exists with respect to such REO Property an outstanding Mortgage Loan and, if applicable, each related Companion Loan (an “REO Loan”), and all references to Mortgage Loan or Companion Loan and pool of Mortgage Loans in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (including related Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan (including related Companion Loan) including any portion of it payable or reimbursable to the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

With respect to each Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Companion Loan will be available for amounts due to the Certificateholders or to reimburse the issuing entity, other than in the limited circumstances related to Servicing Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA.

With respect to an AB Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to a Subordinate Companion Loan will be available for amounts due to the holders of the Certificates, other than indirectly in the limited circumstances related to reimbursement of Servicing Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to an AB Whole Loan incurred with respect to an AB Whole Loan in accordance with the PSA.

Excess Interest

On each Distribution Date, the certificate administrator is required to distribute (i) to the holders of the Class S Certificates, the Non-VRR Percentage of any Excess Interest received by the issuing entity with respect to any ARD Loan during the Collection Period for (or, in the case of a Non-Serviced Mortgage Loan, as part of a distribution to the issuing entity during the month of) such Distribution Date, and (ii) to the holders of the VRR Interest, the remainder of such Excess Interest. Excess Interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the PSA. The Class S certificates and the VRR Interest will be entitled to such distributions of Excess Interest notwithstanding any reduction of their related Certificate Balance to zero.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to each Serviced Whole Loan, the related Intercreditor Agreement), all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of each Serviced Whole Loan, any amounts payable to the holder of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid expenses of the issuing entity;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously allocated pursuant to clause First, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) the sum of (a) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to clause Fifth below on earlier dates) and (b) Accrued AB Loan Interest;

Fourth, to the extent not previously allocated pursuant to clause First, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of (i) accrued and unpaid interest on such Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts and (ii) Accrued AB Loan Interest (in each of clause (i) and (ii), to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest and Excess Interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan in the manner permitted by such REMIC provisions.

“Accrued AB Loan Interest” means, with respect to any AB Modified Loan and any date of determination, accrued and unpaid interest that remains unpaid with respect to the junior note(s) of such AB Modified Loan.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of each Serviced Whole Loan, exclusive of any amounts payable to the holder of the related Companion Loan(s), as applicable, pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid expenses of the issuing entity with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously allocated pursuant to clause First, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) the sum of (a) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts (to the extent collections have not been allocated as a recovery of accrued and unpaid interest pursuant to clause Fifth below on earlier dates) and (b) Accrued AB Loan Interest;

Fourth, to the extent not previously allocated pursuant to clause First, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of (i) accrued and unpaid interest on such Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts and (ii) Accrued AB Loan Interest (in each of clause (i) and (ii), to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest and Excess Interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest.

Allocation of Yield Maintenance Charges and Prepayment Premiums

On any Distribution Date, prepayment premiums and yield maintenance charges collected in respect of the Mortgage Loans during the related Collection Period will be required to be distributed by the certificate administrator in the following manner: (a) to the holders of the Class A-1 through Class E certificates, the product of (1) a fraction, not greater than one, the numerator of which is the amount of principal distributed to such class of certificates on such Distribution Date and the denominator of which is the total amount of principal distributed to the holders of each of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-M, Class B, Class C, Class D, Class E, Class F, Class G-RR and Class H-RR and Class J-RR certificates on such Distribution Date; (2) the Base Interest Fraction for the related principal prepayment and such class of certificates and (3) the Non-VRR Percentage of such prepayment premiums and yield maintenance charges, and (b) to the VRR Interest, the VRR Percentage of such prepayment premiums and yield maintenance charges.

Any yield maintenance charges or prepayment premiums collected during the related Collection Period remaining after such distributions described in the preceding paragraph (the “IO Group YM Distribution Amount”) will be allocated in the following manner:

(a)	first, to the Class X-A certificates, in an amount equal to the product of (a) a fraction, the numerator of which is the aggregate amount of principal distribution to the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 and Class A-M certificates on such Distribution Date and the denominator of which is the total Principal Distribution Amount in respect of such Distribution Date, multiplied by (b) the IO Group YM Distribution Amount;

(b)	second, to the Class X-B certificates, in an amount equal to the product of (a) a fraction, the numerator of which is the aggregate amount of principal distribution to the Class B and Class C certificates on such Distribution Date and the denominator of which is the total Principal Distribution Amount in respect of such Distribution Date, multiplied by (b) the IO Group YM Distribution Amount; and

(c)	third, to the Class X-D Certificates, the IO Group YM Distribution Amount remaining after such distribution to the holders of the Class X-A and Class X-B Certificates described in (a) and (b) above.

The “Base Interest Fraction” for any principal prepayment on any Mortgage Loan and for any of the Class A-1 through Class E certificates will be a fraction (not greater than one)(a) whose numerator is the greater of zero and the amount, if any, by which (i) the Pass-Through Rate on such class of certificates exceeds (ii) the yield rate (as provided by the master servicer) used in calculating the prepayment premium or yield maintenance charge, as applicable, with respect to such principal prepayment and (b) whose denominator is the amount, if any, by which (i) the related Net Mortgage Rate exceeds (ii) the yield rate (as provided by the master servicer) used in calculating the prepayment premium or yield maintenance charge, as applicable, with respect to such principal prepayment; provided, however, that if such yield rate is greater than or equal to the related Net Mortgage Rate, then the Base Interest Fraction will be zero; provided, further, that if such yield rate is greater than or equal to the related Net Mortgage Rate, but less than the Pass-Through Rate described in the clause (a)(i) above, then the Base Interest Fraction will be one.

The yield rate with respect to any prepaid Mortgage Loan will be equal to the yield rate stated in the related loan documents, or if none is stated, will be the yield rate which, when compounded monthly, is equivalent to the yield, on the U.S. Treasury primary issue with a maturity date closest to the maturity date or the related Anticipated Repayment Date, as applicable, for the prepaid Mortgage Loan. In the event that there are: (a) two or more U.S. Treasury issues with the same coupon, the issue with the lower yield will be selected and (b) two or more U.S. Treasury issues with maturity dates equally close to the maturity date or the related Anticipated Repayment Date, as applicable, for such prepaid Mortgage Loan, the issue with the earlier maturity date will be selected.

In the case of the Serviced Whole Loan, prepayment premiums or yield maintenance charges actually collected in respect of such Serviced Whole Loan will be allocated in the proportions described in the applicable intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans” in this prospectus.

For a description of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates is the Distribution Date on which the aggregate Certificate Balance or Notional Amount of that class of certificates would be reduced to zero based on the assumptions set forth below. The Assumed Final Distribution Date with respect to each class of Offered Certificates will in each case be as follows:

Class Designation	Assumed Final Distribution Date
Class A-1	July 2024
Class A-2	July 2024
Class A-SB	May 2029
Class A-3	(1)
Class A-4	(1)
Class X-A	August 2029
Class A-M	August 2029
Class B	August 2029
Class C	August 2029

(1)	The exact Certificate Balances of the Class A-3 and Class A-4 Certificates are unknown and will be determined based on the final pricing of those Classes of Certificates. The Assumed Final Distribution Date for Class A-3 will be between January 2029 and July 2029, and the Assumed Final Distribution Date for Class A-4 will be August 2029.

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated on the basis of a 0% CPR prepayment rate and the Modeling Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in August 2057. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Intercreditor Agreement) in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees and any Excess Interest) accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or yield maintenance charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Intercreditor Agreement) in whole or in part after the Determination Date (or, with respect to each Mortgage Loan or Serviced Companion Loan, as applicable, with a due date occurring after the related Determination Date, the related Due Date) in any calendar month and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees and any Excess Interest) on such prepayment will constitute a “Prepayment Interest Shortfall”.

Prepayment Interest Shortfalls for each Distribution Date with respect to each AB Whole Loan will generally be allocated first, to the related Subordinate Companion Loans in accordance with the related Intercreditor Agreement and then, pro rata to the related Mortgage Loan and any related Pari Passu Companion Loan.

To the extent that the Prepayment Interest Excess for all Mortgage Loans (other than the Non-Serviced Mortgage Loans) or Serviced Companion Loans serviced by the master servicer exceeds the Compensating Interest Payment for all Mortgage Loans (other than the Non-Serviced Mortgage Loans) or Serviced Companion Loans serviced by the master servicer as of any Distribution Date, such excess amount (the “Net Prepayment Interest Excess”) will be payable to the master servicer as additional compensation.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Companion Loan) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount, with respect to each Serviced Mortgage Loan and any related Pari Passu Companion Loan, equal to the lesser of:

(i)           the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and any related Pari Passu Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Pari Passu Companion Loan on which the special servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)           the aggregate of (A) that portion of the master servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan, Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a rate of 0.00125% per annum, (B) all Prepayment Interest Excesses received by the master servicer during such Collection Period with respect to the Mortgage Loans (and, so long as a Whole Loan is serviced under the PSA, any related Pari Passu Companion Loan) subject to such prepayment and (C) to the extent earned on principal prepayments, net investment earnings payable to the master servicer for such Collection Period received by the master servicer during such Collection Period with respect to the Mortgage Loan or any related Pari Passu Companion Loan, as applicable, subject to such prepayment. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan or Serviced Whole Loan as a result of the master servicer failing to enforce the related Mortgage Loan or Serviced Whole Loan documents regarding principal prepayments (a “Prohibited Prepayment”) (other than (t) the Non-Serviced Mortgage Loans, (u) in accordance with the terms of the Mortgage Loan documents, (v) subsequent to a default under the related Mortgage Loan documents (provided that the master servicer reasonably believes that acceptance of such prepayment is consistent with the Servicing Standard) or if the Mortgage Loan or Serviced Whole Loan is a Specially Serviced Loan, (w) at the request or with the consent of the special servicer and so long as a Control Termination Event has not occurred or is not continuing (other than with respect to any applicable Excluded Loan or any Servicing Shift Whole Loan), the Directing

Holder, (x) pursuant to applicable law or a court order, (y) in connection with the payment of any Insurance and Condemnation Proceeds unless the master servicer did not apply the proceeds thereof in accordance with the terms of the related loan documents and such failure causes the shortfall or (z) a previously Specially Serviced Loan with respect to which the special servicer has waived or amended the prepayment restriction such that the related borrower is not required to prepay on a Due Date or pay interest that would have accrued on the amount prepaid through and including the last day of the Interest Accrual Period occurring following the date of such prepayment), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, master servicer will pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan or Serviced Whole Loan otherwise described in clause (i) above in connection with such Prohibited Prepayments.

Compensating Interest Payments with respect to the Serviced Whole Loans will be allocated among the related Mortgage Loan and the related Serviced Pari Passu Companion Loan(s), pro rata, in accordance with their respective principal amounts, and the master servicer will be required to pay the portion of such Compensating Interest Payments allocable to the related Serviced Pari Passu Companion Loan to the applicable master servicer under the related other pooling and servicing agreement.

The aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Available Funds for any Distribution Date that are not covered by the master servicer’s Compensating Interest Payment for the related Distribution Date and the portion of the compensating interest payments allocable to the Non-Serviced Mortgage Loans to the extent received from the related Non-Serviced Master Servicer (the aggregate of the Prepayment Interest Shortfalls that are not so covered, as to the related Distribution Date, the “Excess Prepayment Interest Shortfall”) will, to the extent of the Non-VRR Percentage thereof, be allocated on that Distribution Date among each class of Non-VRR Certificates, pro rata in accordance with their respective Interest Accrual Amounts for that Distribution Date, with the remaining portion thereof being deemed allocated to the VRR Interest.

Subordination; Allocation of Realized Losses

The rights of holders of the Subordinate Certificates to receive distributions of amounts collected or advanced on the Mortgage Loans will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates. In particular, the rights of the holders of the Subordinate Certificates to receive distributions of interest and principal, as applicable, will be subordinated to such rights of the holders of the Senior Certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a class of certificates to receive on any Distribution Date the amounts of interest and/or principal distributable to that class prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to classes of certificates that are subordinate to more senior classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Crossover Date, allocation of principal that is allocable to the Principal Balance Certificates on any Distribution Date will be made as described under “—Distributions—Priority of Distributions” above. On or after the Crossover Date, allocation of principal will be made to each Class of Senior Principal Balance Certificates that are still outstanding, pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero. See “—Distributions—Priority of Distributions” above.

Allocation to the Senior Principal Balance Certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Senior Principal Balance Certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline.

Therefore, as principal is distributed to the holders of the Senior Principal Balance Certificates, the percentage interest in the issuing entity evidenced by the Senior Principal Balance Certificates will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to the Senior Principal Balance Certificates by the Subordinate Certificates.

Following retirement of the Senior Principal Balance Certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-M, Class B, Class C, Class D, Class E, Class F, Class G-RR, Class H-RR and Class J-RR certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates (other than to Class J-RR certificates) as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the certificate administrator will be required to calculate the amount, if any, by which (i) the aggregate Certificate Balance of the Principal Balance Certificates, after giving effect to distributions of principal on such Distribution Date, exceeds (ii) the product of (A) the Non-VRR Percentage and (B) the aggregate Stated Principal Balance of the Mortgage Loans in the Mortgage Pool (for purposes of this calculation, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances), including any REO Loans (but in each case, excluding any Companion Loan), as of the end of the last day of the related Collection Period (any such deficit, a “Realized Loss”). The certificate administrator will be required to allocate any Realized Losses among the respective classes of Principal Balance Certificates in the following order, until the Certificate Balance of each such class is reduced to zero:

first, to the Class J-RR certificates;

second, to the Class H-RR certificates;

third, to the Class G-RR certificates;

fourth, to the Class F certificates;

fifth, to the Class E certificates;

sixth, to the Class D certificates;

seventh, to the Class C certificates;

eighth, to the Class B certificates; and

ninth, to the Class A-M certificates.

Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Realized Losses among the Senior Principal Balance Certificates, pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the VRR Interest, the Class S certificates or the Class R certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the classes of Class X Certificates will be reduced if the Certificate Balances of the related classes of Principal Balance Certificates are reduced by such Realized Losses. VRR Realized Losses, rather than Realized Losses, will be allocated to the VRR Interest. See “Credit Risk Retention—The VRR Interest—Material Terms of the VRR Interest—Allocation of VRR Realized Losses”.

In general, Realized Losses and VRR Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the special servicer of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Trustee and the Certificate Administrator”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

A class of certificates will be considered outstanding until its Certificate Balance or Notional Amount is reduced to zero, except that the Class S certificates will be considered outstanding so long as holders of such certificates are entitled to receive Excess Interest. However, notwithstanding a reduction of its Certificate Balance to zero, reimbursements of any previously allocated Realized Losses and VRR Realized Losses are required thereafter to be made to a class of Principal Balance Certificates and the VRR Interest, as applicable, in accordance with the payment priorities set forth in “—Distributions—Priority of Distributions” and “Credit Risk Retention—The VRR Interest” above.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, the certificate administrator will be required to prepare and make available to each Certificateholder of record on the certificate administrator’s website a Distribution Date statement, based in part on the information delivered to it by the master servicer or special servicer, providing all information required under Regulation AB and in the form of Annex B relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans. The certificate administrator will include on each Distribution Date statement a statement that each Certificateholder may access such notices via the certificate administrator’s website and that each Certificateholder may register to receive electronic mail notifications when such notices are posted thereon.

In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total debt service coverage ratio calculated on the basis of the Mortgage Loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the Mortgage Loan and the additional debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate, a statement containing information (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates, and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Accrual Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the master servicer, the certificate administrator or the special servicer, as applicable, substantially in the form provided in the PSA, in the case of the Distribution Date statement (which form is subject to change) and as required under the PSA in the case of the CREFC® Reports and including substantially the following information:

(1)        a report as of the close of business on the immediately preceding Determination Date, containing the information provided for in Annex B;

(2)        a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report;

(3)        a CREFC® historical loan modification and corrected loan report;

(4)        a CREFC® advance recovery report;

(5)        a CREFC® total loan report;

(6)        a CREFC® operating statement analysis report;

(7)        a CREFC® comparative financial status report;

(8)        a CREFC® net operating income adjustment worksheet;

(9)        a CREFC® real estate owned status report;

(10)     a CREFC® servicer watch list;

(11)     a CREFC® loan level reserve and letter of credit report;

(12)     a CREFC® property file;

(13)     a CREFC® financial file;

(14)     a CREFC® loan setup file; and

(15)     a CREFC® loan periodic update file.

The master servicer or the special servicer, as applicable, may omit any information from these reports that the master servicer or the special servicer, as applicable, regards as confidential, so long as such information is not required to be disclosed pursuant to Item 1125 of Regulation AB. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the master servicer, the special servicer, the trustee or the certificate administrator will be responsible for the accuracy or completeness of any information supplied to it by a borrower, a mortgage loan seller or another party to the PSA or a party under an Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

On or before each Master Servicer Remittance Date, the master servicer will deliver to the certificate administrator by electronic means:

●	a CREFC® property file;

●	a CREFC® financial file;

●	a CREFC® loan setup file (with respect to the first Master Servicer Remittance Date only);

●	a CREFC® loan periodic update file; and

●	a CREFC® Appraisal Reduction Amount template (if any Appraisal Reduction Amount has been calculated).

No later than two (2) calendar days following each Distribution Date (provided that if such second calendar day is not a business day, then the immediately succeeding business day), the master servicer will deliver to the certificate administrator by electronic means a CREFC® Schedule AL File.

In addition, the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) or special servicer (with respect to Specially Serviced Loans and REO Properties) is also required to prepare the following for each Mortgaged Property and REO Property:

●	Within 45 days after receipt of a quarterly operating statement, if any, commencing for the quarter ending December 31, 2019, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter (and the borrower provides sufficient information to report pursuant to CREFC® guidelines), provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required) for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12 month basis, or if the related Serviced Mortgage Loan is on the CREFC® Servicer Watch List. The master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, will deliver to the certificate administrator, the operating advisor and each holder of a Serviced Companion Loan by electronic means the operating statement analysis upon request.

●	Within 30 days after receipt by the special servicer (with respect to Specially Serviced Loans and REO Properties) or the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) of any annual operating statements or rent rolls commencing for the calendar year ending December 31, 2019, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the mortgage to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology described in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the master servicer to satisfy its reporting obligation described in clause (8) above. Such special servicer or the master servicer will deliver to the certificate administrator, the operating advisor and each holder of a related Serviced Companion Loan by electronic means the CREFC® net operating income adjustment worksheet upon request.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA.

“Privileged Person” includes the depositor and its designees, the initial purchasers, the underwriters, the mortgage loan sellers, the master servicer, the special servicer, any Excluded Special Servicer, the trustee, the certificate administrator, any additional servicer designated by the master servicer or the special servicer, the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any person (including the Directing Holder) who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers a NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the certificate administrator’s website; provided that in no event may a Borrower Party (other than a Borrower Party that is a Risk Retention Consultation Party or the special servicer) be entitled to receive (i) if such party is the Directing Holder or any Controlling Class Certificateholder (each such party, as applicable, an “Excluded Controlling Class Holder”), any Excluded Information via the certificate administrator’s website unless a loan-by-loan segregation is later performed by the certificate administrator, in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan and (ii) if such party is not the Directing Holder or any Controlling Class Certificateholder, any information other than the Distribution Date statement; provided, however, that, if the special servicer obtains knowledge that it is a Borrower Party, the special servicer will nevertheless be a Privileged Person; provided, further, however, that the special servicer will not directly or indirectly provide any information solely related to any Excluded Special Servicer Mortgage Loan (which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer Mortgage Loan) to the related Borrower Party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations; provided, further, however, that any Excluded Controlling Class Holder will be permitted to obtain, upon reasonable request in accordance with terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website) from the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), in each case, to the extent in the possession of the master servicer or the special servicer, as applicable.

“Risk Retention Consultation Party” will be each of (i) the party selected by DBNY (such party, the “VRR-A Risk Retention Consultation Party”) and (ii) the party selected by MUFG Principal Commercial Capital (such party, the “VRR-B Risk Retention Consultation Party”). The other parties to the PSA will be entitled to assume that the identity of any Risk Retention Consultation Party has not changed until such parties receive written notice of a replacement of such Risk Retention Consultation Party from DBNY (in the case of the VRR-A Risk Retention Consultation Party) or MUFG Principal Commercial Capital (in the case of the VRR-B Risk Retention Consultation Party). Notwithstanding the foregoing, no Risk Retention Consultation Party will have any consultation rights with respect to any related Excluded Loan. For the avoidance of doubt, there may be multiple Risk Retention Consultation Parties. The initial Risk Retention Consultation Parties are expected to be DBNY and MUFG Principal Commercial Capital.

“Borrower Party” means a borrower, a mortgagor, a manager of a Mortgaged Property, Restricted Mezzanine Holder or any Borrower Party Affiliate.

“Borrower Party Affiliate” means, with respect to a borrower, a mortgagor, a manager of a Mortgaged Property or a Restricted Mezzanine Holder, (a) any other person controlling or controlled by or under common control with such borrower, mortgagor, manager or Restricted Mezzanine Holder, as applicable, (b) solely with respect to the 10 largest Mortgage Loans by Stated Principal Balance, any other person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor or manager, as applicable, or (c) any other person owning, directly or indirectly, 25% or more of the beneficial interests in such Restricted Mezzanine Holder. For the purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Restricted Mezzanine Holder” means a holder of a related mezzanine loan that has been accelerated or as to which the mezzanine lender has initiated foreclosure or enforcement proceedings against the equity collateral pledged to secure such mezzanine loan.

“Excluded Controlling Class Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Holder or any Controlling Class Certificateholder is a Borrower Party.

“Excluded Information” means, with respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Controlling Class Loan and/or the related Mortgaged Properties other than such information with respect to such Excluded Controlling Class Loan that is aggregated with information on other Mortgage Loans at a pool level.

“Excluded Loan” means with respect to the Directing Holder, a Mortgage Loan or Whole Loan with respect to which, as of the applicable date of determination, the Directing Holder or the holder of the majority of the Controlling Class is a Borrower Party or (b) with respect to any Risk Retention Consultation Party, a Mortgage Loan or Whole Loan with respect to which, as of the applicable date of determination, such Risk Retention Consultation Party or the person entitled to appoint such Risk Retention Consultation Party or the applicable VRR Interest Owner is a Borrower Party.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification on the certificate administrator’s website (which may be a “click-through confirmation”), representing (i) that such person executing the certificate is a Certificateholder, the Directing Holder or a Risk Retention Consultation Party (in each case, to the extent such person is not a Certificateholder), a beneficial owner of a certificate, a Companion Loan Holder or a prospective purchaser of a certificate (or any investment advisor or manager or other representative of the foregoing), (ii) that either (a) such person is a Risk Retention Consultation Party or is a person who is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party, in which case (1) if such person is the Directing Holder, a Controlling Class Certificateholder or a Risk Retention Consultation Party, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Excluded Information as set forth in the PSA or (2) if such person is not the Directing Holder, a Controlling Class Certificateholder or a Risk Retention Consultation Party, in which case such person will only receive access to the Distribution Date statements prepared by the certificate administrator, (iii) that such person has received a copy of the final prospectus and (iv) such person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, however, that any Excluded Controlling Class Holder (i) will be permitted to obtain, upon request in accordance with terms of PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website on account of it constituting Excluded Information) from the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), in each case, to the extent in the possession of the master servicer or the special servicer, as applicable and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan.

A “Certificateholder” is the person in whose name a certificate (including the VRR Interest) is registered in the certificate register or any beneficial owner thereof; provided, however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to the PSA, any certificate (including the VRR Interest) registered in the name of or beneficially owned by (i) the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons or (ii) any Borrower Party, in each case will be deemed not to be outstanding (provided that notwithstanding the foregoing, any Controlling Class certificates owned by an Excluded Controlling Class Holder will not be deemed to be outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Loan; provided, further, that any Controlling Class certificates owned by the special servicer or an affiliate thereof will not be deemed to be outstanding as to the special servicer or such affiliate solely with respect to any related Excluded Special Servicer Mortgage Loan), and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, however, that the foregoing restrictions will not apply in the case of the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities under the PSA or waive a Servicer Termination Event or trigger an Asset Review with respect to a Mortgage Loan; provided, further, that so long as there is no Servicer Termination Event with respect to the master servicer or the special servicer, the master servicer and the special servicer or such affiliate of either will be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities under the PSA; and provided, further, that such restrictions will not apply to (i) the exercise of the special servicer’s, the master servicer’s or any mortgage loan seller’s rights, if any, or any of their affiliates as a member of the Controlling Class or (ii) any affiliate of the depositor, the master servicer, the special servicer, the trustee or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date statements, CREFC® reports and supplemental notices with respect to such Distribution Date statements and CREFC® reports, may be provided by the certificate administrator at the direction of the depositor to certain market data providers, such as BlackRock Financial Management, Inc., Moody’s Analytics, Bloomberg Financial Markets, L.P., RealINSIGHT, CMBS.com, Inc., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corporation, Markit LLC and Thomson Reuters Corporation, pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder that has delivered an Investor Certification, the master servicer may provide (or forward electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the master servicer; provided that in connection with such request, the master servicer may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the master servicer, generally to the effect that such person is a Certificateholder or a beneficial holder of book-entry certificates (or an investment advisor for a Certificateholder or a beneficial holder of book-entry certificates) and a Privileged Person and will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the PSA. Certificateholders will not, however, be given access to or be permitted to request copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website (and will make available to the general public this prospectus, Distribution Date statements, the PSA, the MLPAs and the SEC EDGAR filings referred to below):

●	the following “deal documents”:

○	this prospectus;

○	the PSA, each sub-servicing agreement delivered to the certificate administrator from and after the closing date, if any, and the MLPAs and any amendments and exhibits to those agreements; and

○	the CREFC® loan setup file delivered to the certificate administrator by the master servicer;

●	the following “SEC EDGAR filings”:

○	any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

●	the following documents, which will be made available under a tab or heading designated “periodic reports”:

○	the Distribution Date statements;

○	the CREFC® bond level files;

○	the CREFC® collateral summary files;

○	the CREFC® Reports, other than the CREFC® loan setup file and the CREFC® special servicer loan file (provided that they are received by the certificate administrator); and

○	any Operating Advisor Annual Reports;

●	the following documents, which will be made available under a tab or heading designated “additional documents”:

○	the summary of any Final Asset Status Report as provided by the special servicer;

○	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format;

●	the following documents, which will be made available under a tab or heading designated “special notices”:

○	notice of any release based on an environmental release under the PSA;

○	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

○	notice of final payment on the certificates;

○	all notices of the occurrence of any Servicer Termination Event received by the certificate administrator;

○	any notice of resignation or termination of the master servicer or special servicer;

○	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;

○	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the special servicer, the operating advisor or the asset representations reviewer;

○	any notice to Certificateholders of the operating advisor’s recommendation to replace the special servicer and the related report prepared by the operating advisor in connection with such recommendation;

○	notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;

○	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;

○	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

○	any notice of the termination of the issuing entity;

○	any notice that a Control Termination Event or an Operating Advisor Consultation Event has occurred or is terminated or that a Consultation Termination Event has occurred;

○	any notice of the occurrence of an Operating Advisor Termination Event;

○	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

○	any Proposed Course of Action Notice;

○	any assessment of compliance delivered to the certificate administrator;

○	any accountants’ attestation reports delivered to the certificate administrator;

○	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below;

○	any notice or documents provided to the certificate administrator by the depositor or the master servicer directing the certificate administrator to post to the “special notices” tab;

●	the “Investor Q&A Forum”;

●	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”; and

●	the “U.S. Risk Retention Special Notices” tab.

provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Loan, the certificate administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the certificate administrator has been notified of such Excluded Loan.

Notwithstanding the description set forth above, for purposes of obtaining information or access to the certificate administrator’s website, all Excluded Information will be made available under one separate tab or heading rather than under the headings described above in the preceding paragraph.

Notwithstanding the foregoing, if the Directing Holder or any Controlling Class Certificateholder, as applicable, is an Excluded Controlling Class Holder, such Excluded Controlling Class Holder is required to promptly notify each of the master servicer, the special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide a new Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder. The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information. In addition, if the Directing Holder or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Holder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing Holder or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available via the certificate administrator’s website, such Directing Holder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Loan will be permitted to obtain such information upon reasonable request in accordance with terms of the PSA and the master servicer and the special servicer, as applicable, may require and rely on such certifications prior to releasing any such information.

Any reports on Form 10-D filed by the certificate administrator will contain (i) the information required by Rule 15Ga-1(a) concerning all Mortgage Loans of the issuing entity that were the subject of a demand to repurchase or replace due to a breach of one or more representations and warranties, (ii) a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer, and (iii) incorporate by reference the Form ABS-EE filing for the related reporting period (which Form ABS-EE disclosures will be filed at the time of each filing of the applicable report on Form 10-D with respect to each Mortgage Loan that was part of the Mortgage Pool during any portion of the related reporting period).

The certificate administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website or its filing of such information pursuant to the PSA, including, but not limited to, filing via EDGAR, and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it or filed by it, as applicable, for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance therewith.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date statements, (b) the master servicer or the special servicer relating to servicing reports, the Mortgage Loans (excluding a Non-Serviced Mortgage Loan) or the related Mortgaged Properties or (c) the operating advisor relating to annual or other reports prepared by the operating advisor or actions by the special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception), (vi) that answering the inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege or the disclosure of attorney work product or (vii) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Holder or a Risk Retention Consultation Party (in its capacity as a Risk Retention Consultation Party) as part of its responses to any inquiries. In the case of an inquiry relating to a Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder and beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or beneficial owner that has also registered, provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s internet website will initially be located at “www.ctslink.com”. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and may be submitted electronically via the certificate administrator’s internet website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s internet website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source. Assistance in using the certificate administrator’s internet website can be obtained by calling the certificate administrator’s customer service desk at 866-846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Distribution Date statements and other information provided by other transaction parties) and Annual Reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The PSA will require the master servicer, subject to certain restrictions set forth in the PSA, to provide certain of the reports or, in the case of the master servicer and the Controlling Class Certificateholder, access to the reports available as set forth above, as well as certain other information received by the master servicer, to any Privileged Person so identified by a Certificate Owner or an underwriter, that requests reports or information. However, the master servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which such amounts in any event are not reimbursable as additional trust fund expenses). Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to holders of certificates will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders only those persons in whose names the certificates are registered on the books and records of the certificate registrar. The initial registered holder of the certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:

(1) 2% in the case of the Class X-A, Class X-B, Class X-D and Class X-F certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and

(2) in the case of any Principal Balance Certificates and the VRR Interest, a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer and operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the class, in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer and the operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the Principal Balance Certificates and the VRR Interest, each determined as of the prior Distribution Date.

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective percentage interests.

Neither the Class S certificates nor the Class R certificates will be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

Denomination

The Offered Certificates (other than the Class X-A Certificates) will be issued, maintained and transferred only in minimum denominations of $10,000, and in integral multiples of $1 in excess of $10,000. The Class X-A Certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $100,000 and in integral multiples of $1 in excess of $100,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “—Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee).

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, the special servicer or the master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “Description of the Certificates—Reports to Certificateholders; Certain Available Information”, “—Certificateholder Communication” and “—List of Certificateholders” and “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer”, “—Replacement of Special Servicer Without Cause”, “—Limitation on Rights of Certificateholders to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicer, the special servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the certificates of such class.

The Class G-RR, Class H-RR and Class J-RR certificates may only be issued as Definitive Certificates and held by a custodian on behalf of the related investor pursuant to the PSA. Any request for release of a Class G-RR, Class H-RR and Class J-RR certificate must be consented to by the Retaining Sponsor and may be subject to any additional requirements pursuant to the PSA.

The VRR Interest will be evidenced by one or more certificates and is expected to be held at all times in definitive form by the certificate administrator on behalf of the beneficial owners of the VRR Interest.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed Investor Certification to the trustee or the certificate administrator (a “Certifying Certificateholder”), the certificate administrator (in its capacity as certificate registrar) will promptly furnish or cause to be furnished to such requesting party a list of the names and addresses of the certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The PSA will require that the certificate administrator include on any Form 10–D any request received prior to the Distribution Date to which such Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the Certificateholder or Certificate Owner making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Administration Group – CD 2019-CD8

with a copy to:
trustadministrationgroup@wellsfargo.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investors is not the registered holder of a class of certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, (ii) the name of the transaction, CD 2019-CD8 and (iii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in verifying a certificateholder’s or certificate owner’s identity in connection with a Communication Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

List of Certificateholders

Upon the written request of any Certificateholder, which is required to include a copy of the communication the Certificateholder proposes to transmit, that has provided an Investor Certification,

which request is made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the PSA or the certificates, the certificate registrar or other specified person will, within 10 business days after receipt of such request afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to the most recent list of Certificateholders related to the class of certificates.

Description of the Mortgage Loan Purchase Agreements

General

On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller pursuant to a separate mortgage loan purchase agreement (each, a “MLPA”), between the applicable mortgage loan seller and the depositor.

Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver (or cause to be delivered) to the certificate administrator, in its capacity as custodian, among other things, the following documents (except that the documents with respect to each Non-Serviced Whole Loan (other than the original promissory note) will be held by the custodian under the related Non-Serviced PSA) with respect to each Mortgage Loan sold by the mortgage loan seller (collectively, as to each Mortgage Loan, the “Mortgage File”):

(i)           (A) the original Mortgage Note, bearing, or accompanied by, all prior or intervening endorsements, endorsed by the most recent endorsee prior to the trustee or, if none, by the originator, without recourse, either in blank and further showing a complete, unbroken chain of endorsement from the originator or to the order of the trustee; and (B) in the case of each related Serviced Companion Loan, a copy of the executed Mortgage Note for such Serviced Companion Loan;

(ii)           the original (or a copy thereof certified from the applicable recording office) of the Mortgage and, if applicable, the originals (or copies thereof certified from the applicable recording office) of any intervening assignments thereof showing a complete chain of assignment from the originator of the Mortgage Loan or Serviced Whole Loan to the most recent assignee of record thereof prior to the trustee, if any, in each case with evidence of recording indicated thereon;

(iii)          an original or copy (if the related mortgage loan seller or its designee, rather than the custodian and its designee, is responsible for the recording thereof) of an assignment of mortgage, in recordable form (except for missing recording information and, if delivered in blank, except for the name of the assignee), executed by the most recent assignee of record thereof prior to the trustee or, if none, by the originator, either in blank or in favor of the trustee;

(iv)          (A) an original or copy of any related security agreement (if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the originator of the related Mortgage Loan or Serviced Whole Loan to the most recent assignee thereof prior to the trustee, if any; and (B) an original assignment of any related security agreement (if such item is a document separate from the related Mortgage) executed by the most recent assignee thereof prior to the trustee or, if none, by the originator, either in blank or in favor of the trustee, which assignment may be included as part of the corresponding assignment of mortgage referred to in clause (iii) above;

(v)           (A) stamped or certified copies of any UCC financing statements and continuation statements which were filed in order to perfect (and maintain the perfection of) any security interest held by the originator of the Mortgage Loan or Serviced Whole Loan (and each assignee of record prior to the trustee) in and to the personalty of the borrower at the Mortgaged Property (in each case with evidence of filing or recording thereon) and which were in the possession of the related mortgage loan seller (or its agent) at the time the Mortgage Files were delivered to the custodian, together with original UCC-3 assignments of financing statements showing a complete chain of assignment from the secured party named in such UCC-1 financing statement to the most recent assignee of record thereof prior to the trustee, if any, and (B) if any such security interest is perfected and the earlier UCC financing statements and continuation statements were in the possession of the related mortgage loan seller, an assignment of UCC financing statement by the most recent assignee of record prior to the trustee or, if none, by the originator, evidencing the transfer of such security interest, either in blank or in favor of the trustee; provided that other evidence of filing or recording reasonably acceptable to the trustee may be delivered in lieu of delivering such UCC financing statements including, without limitation, evidence of such filed or recorded UCC Financing Statement as shown on a written UCC search report from a reputable search firm, such as CSC/LexisNexis Document Solutions, Corporation Service Company, CT Corporation System and the like or printouts of on-line confirmations from such UCC filing or recording offices or authorized agents thereof;

(vi)          the original or a copy of the loan agreement relating to such Mortgage Loan, if any;

(vii)         the original or a copy of the lender’s title insurance policy issued in connection with the origination of the Mortgage Loan, together with all endorsements or riders (or copies thereof) that were issued with or subsequent to the issuance of such policy, insuring the priority of the Mortgage as a first lien on the Mortgaged Property, or a “marked up” commitment to insure marked as binding and countersigned by the related insurer or its authorized agent (which may be a pro forma or specimen title insurance policy which has been accepted or approved as binding in writing by the related title insurance company), or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company;

(viii)        (A) the original or a copy of the related assignment of leases, rents and profits (if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the originator of the Mortgage Loan or Serviced Whole Loan to the most recent assignee of record thereof prior to the trustee, if any, in each case with evidence of recording thereon; and (B) an original or copy (if the related mortgage loan seller or its designee, rather than the custodian and its designee, is responsible for the recording thereof) of an assignment of any related Assignment of Leases, Rents and Profits (if such item is a document separate from the Mortgage), in recordable form (except for missing recording information and, if delivered in blank, except for the name of the assignee), executed by the most recent assignee of record thereof prior to the trustee or, if none, by the originator, either in blank or in favor of the trustee, which assignment may be included as part of the corresponding assignment of mortgage referred to in clause (iii) above;

(ix)          the original or copy of any environmental indemnity agreements and copies of any environmental insurance policies pertaining to the related Mortgaged Property required in connection with origination of the related Mortgage Loan or Serviced Whole Loan and copies of Environmental Reports;

(x)          copies of the currently effective management agreements, if any, for the Mortgaged Properties;

(xi)         if the borrower has a leasehold interest in the related Mortgaged Property, the original or copy of the ground lease (or, with respect to a leasehold interest where the borrower is a lessee and that is a space lease or an air rights lease, the original of such space lease or air rights lease), and any related lessor estoppel or similar agreement or a copy thereof; if any;

(xii)         if the related assignment of contracts is separate from the Mortgage, the original executed version of such assignment of contracts and the assignment thereof, if any, to the trustee;

(xiii)        if any related lock-box agreement or cash collateral account agreement is separate from the Mortgage or Loan Agreement, a copy thereof; with respect to the reserve accounts, cash collateral accounts and lock-box accounts, if any, a stamped or certified copy of the UCC-1 financing statements, if any, submitted for filing with respect to the related mortgagee’s security interest in the reserve accounts, cash collateral accounts and lock-box accounts and all funds contained therein (and UCC-3 assignments of financing statements assigning such UCC-1 financing statements to the trustee);

(xiv)        originals or copies of all assumption, modification, written assurance and substitution agreements, if any, with evidence of recording thereon if appropriate, in those instances where the terms or provisions of the Mortgage, the Mortgage Note or any related security document have been modified or the Mortgage Loan or Serviced Whole Loan has been assumed;

(xv)         the original or a copy of any guaranty of the obligations of the borrower under the Mortgage Loan or Serviced Whole Loan together with, as applicable, (A) the original or copies of any intervening assignments of such guaranty showing a complete chain of assignment from the originator of the Mortgage Loan or Serviced Whole Loan to the most recent assignee thereof prior to the trustee, if any, and (B) an original assignment of such guaranty executed by the most recent assignee thereof prior to the trustee or, if none, by the originator;

(xvi)        the original or a copy of the power of attorney (with evidence of recording thereon, if appropriate) granted by the related borrower if the Mortgage, Mortgage Note or other document or instrument referred to above was signed on behalf of the borrower pursuant to such power of attorney;

(xvii)       with respect to each Whole Loan, a copy of the related Intercreditor Agreement and, if applicable, a copy of any pooling and servicing agreement relating to a Serviced Companion Loan;

(xviii)      with respect to hospitality properties, a copy of the franchise agreement, if any, an original or copy of the comfort letter, if any, and if, pursuant to the terms of such comfort letter, the general assignment of the Mortgage Loan is not sufficient to transfer or assign the benefits of such comfort letter to the Trust, a copy of the notice to the franchisor of the transfer of such Mortgage Loan and/or a copy of the request for the issuance of a new comfort letter in favor of the Trust (in each case, as and to the extent required pursuant to the terms of such comfort letter), with the original of any replacement comfort letter to be included in the Mortgage File following receipt thereof by the master servicer;

(xix)        the original (or copy, if the original is held by the master servicer or applicable master servicer under the applicable Non-Serviced PSA) of any letter of credit held by the lender as beneficiary or assigned as security for such Mortgage Loan or Serviced Whole Loan;

(xx)         the appropriate assignment or amendment documentation related to the assignment to the Trust of any letter of credit securing such Mortgage Loan or Serviced Whole Loan (or copy thereof, if the original is held by the master servicer or applicable master servicer under the applicable Non-Serviced PSA) which entitles the master servicer on behalf of the issuing entity and the Companion Loan Holders (with respect to any Serviced Whole Loan) to draw thereon; and

(xxi)        with respect to any Mortgage Loan with related mezzanine debt or other subordinate debt (other than a Companion Loan), a copy of the related co-lender agreement, subordination agreement or other intercreditor agreement;

provided that with respect to (A) any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, the foregoing documents (other than the documents described in clause (i) above) will be delivered to and held by the custodian under the related Non-Serviced PSA on or prior to the Closing

Date, and any assignments in favor of the trustee will be in favor of the trustee under the related Non-Serviced PSA and (B) any Servicing Shift Mortgage Loan, the foregoing documents will be delivered to the custodian on or prior to the Closing Date and such documents (other than the documents described in clause (i) above) will be transferred to the custodian related to the applicable securitization on or about the related Servicing Shift Securitization Date, and any assignments in favor of the trustee will be in favor of the trustee under the related Non-Serviced PSA.

In addition, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans to the depositor by uploading such Diligence Files to the designated Intralinks website, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

“Diligence File” means with respect to each Mortgage Loan or Companion Loan, if applicable, collectively the following documents in electronic format:

(a)	A copy of each of the following documents:

(i)           the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)           the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording;

(iii)          assignment of the Mortgage in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy of such assignment to be sent for recordation);

(iv)          any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording;

(v)           an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy of such assignment to be sent for recordation);

(vi)          the assignment of all unrecorded documents relating to the Mortgage Loan or a Serviced Whole Loan, if not already assigned pursuant to items (iii) or (v) above;

(vii)         all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(viii)        the policy or certificate of lender’s title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)          any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(x)          an original assignment in favor of the trustee of any financing statement executed and filed in favor of the applicable mortgage loan seller in the relevant jurisdiction (or, if the related mortgage loan seller is responsible for the filing of that assignment, a copy of such assignment to be sent for filing);

(xi)         any intercreditor agreement relating to permitted debt of the mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan;

(xii)         any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)        any ground lease, ground lessor estoppel, indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(xiv)        any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xv)         any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and a request for confirmation that the issuing entity is a beneficiary of such comfort letter or other agreement, or for the issuance of a new comfort letter in favor of the issuing entity, as the case may be;

(xvi)        any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xvii)       any related mezzanine intercreditor agreement;

(xviii)       all related environmental reports;

(xix)        all related environmental insurance policies;

(b)	a copy of any engineering reports or property condition reports;

(c)	other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)	for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)	copies of all legal opinions (excluding attorney client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)	copies of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the origination of the related Mortgage Loan;

(g)	a copy of the appraisal for the related Mortgaged Property(ies);

(h)	for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)	a copy of the applicable mortgage loan seller’s asset summary;

(j)	copies of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)	copies of any zoning reports;

(l)	copies of financial statements of the related mortgagor;

(m)	copies of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)	copies of all UCC searches;

(o)	copies of all litigation searches;

(p)	copies of all bankruptcy searches;

(q)	a copy of the origination settlement statement;

(r)	a copy of the insurance consultant report;

(s)	copies of the organizational documents of the related mortgagor and any guarantor;

(t)	copies of the escrow statements;

(u)	a copy of any closure letter (environmental);

(v)	a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties; and

(w)	a copy of the payment history with respect to such Mortgage Loan prior to the Closing Date;

provided that with respect to any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, any assignments in favor of the trustee will be in favor of the trustee under the related Non-Serviced PSA; in each case, to the extent that the originator received such documents in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included in connection with the origination of such Mortgage Loan, the Diligence File will be required to include a statement to that effect; provided that the mortgage loan seller will not be required to deliver information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications, credit underwriting or due diligence analysis. The mortgage loan seller may, without any obligation to do so, include such other documents or information as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents or information are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the applicable mortgage loan seller with respect to each Mortgage Loan sold by that mortgage loan seller. Those representations and warranties of each Mortgage Loan Seller are set forth in Annex D-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex D-2, Annex D-3, Annex D-4 and Annex D-5, respectively.

If any of the documents required to be included in the Mortgage File for any Mortgage Loan is missing from the Mortgage File or defective or if there is a breach of a representation or warranty relating to any Mortgage Loan, and such omission, breach or defect materially and adversely affects the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of any Certificateholders in the Mortgage Loan or Mortgaged Property or causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage (such defect, a “Material Defect” or such breach, a “Material Breach”), the applicable mortgage loan seller will be required to, no later than 90 days following:

(x)   such mortgage loan seller’s receipt of notice of the Material Defect or Material Breach from any party to the PSA (a “Breach Notice”), except in the case of the following clause (y); or

(y)   in the case of such Material Defect or Material Breach that would cause the Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage, the discovery by any party to the PSA of such Material Defect or Material Breach; provided that the mortgage loan seller has received notice in accordance with the terms of the PSA,

(1)	cure such Material Defect or Material Breach in all material respects, at its own expense,

(2)	repurchase the affected Mortgage Loan or REO Loan at the Purchase Price, or

(3)   substitute a Qualified Substitute Mortgage Loan (other than with respect to the Whole Loans, as applicable, for which no substitution will be permitted) for such affected Mortgage Loan, and pay a shortfall amount in connection with such substitution, provided that no such substitution may occur on or after the second anniversary of the Closing Date;

provided, however, that the applicable mortgage loan seller will generally have an additional 90-day period to cure such Material Defect or Material Breach (or, failing such cure, to repurchase the affected Mortgage Loan and the related REO Loan or, if applicable, substitute a Qualified Substitute Mortgage Loan (other than with respect to the related Whole Loans, for which no substitution will be permitted)), if such Material Defect or Material Breach is capable of being cured, the mortgage loan seller is diligently proceeding toward that cure, and has delivered to the master servicer, the special servicer, the certificate administrator (who will promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the trustee, the operating advisor, the asset representations reviewer and, prior to the occurrence of a Consultation Termination Event, the Directing Holder, an officer’s certificate that describes the reasons that a cure was not effected within the initial 90-day period. Notwithstanding the foregoing, there will be no such 90-day extension, if such Material Defect or Material Breach would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

A delay in either the discovery of a Material Defect or Material Breach or in providing notice of such Material Defect or Material Breach will relieve the applicable mortgage loan seller of its obligation to repurchase the related Mortgage Loan if (i) the mortgage loan seller did not otherwise discover or have knowledge of such Material Defect or Material Breach, (ii) such delay is the result of the failure by a party to the PSA to promptly provide a Breach Notice as required by the terms of the PSA after such party has actual knowledge of such defect or breach (knowledge will not be deemed to exist by reason of the custodian’s exception report) and such delay precludes the mortgage loan seller from curing such Material Defect or Material Breach and (iii) such Material Defect or Material Breach did not relate to a Mortgage Loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect.

If there is a Material Defect or Material Breach with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable mortgage loan seller will not be obligated to repurchase the

Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable mortgage loan seller provides an opinion of counsel to the effect that such release would not cause an adverse REMIC event to occur and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

Notwithstanding the foregoing, in lieu of a mortgage loan seller repurchasing, substituting or curing such Material Defect or Material Breach, to the extent that the mortgage loan seller and the special servicer (for so long as no Control Termination Event has occurred and is continuing and only with respect to any Mortgage Loan that is not an applicable Excluded Loan or any Servicing Shift Mortgage Loan, with the consent of the Directing Holder) are able to agree upon a cash payment payable by the mortgage loan seller to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect or Material Breach (a “Loss of Value Payment”), the mortgage loan seller may elect, in its sole discretion, to pay such Loss of Value Payment. In connection with any such determination with respect to any non-Specially Serviced Loan, the master servicer will promptly provide the special servicer, but in any event within the time frame and in the manner provided in the PSA, with the servicing file and other such information to the extent set forth in the PSA in order to permit the special servicer to calculate the Loss of Value Payment as set forth in the PSA. Upon its making such payment, the mortgage loan seller will be deemed to have cured such Material Defect or Material Breach in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect or Material Breach that would cause the applicable Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

In the case of a Material Defect or Material Breach with respect to the Wind Creek Leased Fee Mortgage Loan, each of GACC and CCRE will be responsible for any remedies solely in respect of the note sold by it as if each note evidencing the Wind Creek Leased Fee Mortgage Loan was a separate Mortgage Loan.

With respect to any Mortgage Loan (or related REO Loan) (including, to the extent required pursuant to the final sentence of this paragraph, any related Companion Loan) a, “Purchase Price” equals to the sum of (1) the outstanding principal balance of such Mortgage Loan (or related REO Loan) (including, to the extent required pursuant to the final sentence of this paragraph, any related Companion Loan), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan (or any related REO Loan) (including, to the extent required pursuant to the final sentence of this paragraph, any related Companion Loan) at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents default interest or Excess Interest on the ARD Loan), to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid), Workout Fees, Liquidation Fees (to the extent set forth in clause (5) below) and any other additional trust fund expenses in respect of such Mortgage Loan and the related REO Loan, if any, (4) solely in the case of a repurchase or substitution by a mortgage loan seller, any unpaid Asset Representations Reviewer Asset Review Fee related to such Mortgage Loan and all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the master servicer, the special servicer, the depositor, the certificate administrator or the trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any expenses arising out of the enforcement of the repurchase or substitution obligation, including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan or related REO Loan; provided, however, that such out-of-pocket expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review Vote or in utilizing the dispute resolution provisions described below under “—Dispute Resolution Provisions” and (5) Liquidation Fees, if any, payable with respect to the affected Mortgage Loan (or related REO Loan) (including, to the extent required pursuant to the final sentence of this paragraph, any related Companion Loan) (which will not include any Liquidation Fees if such affected Mortgage Loan is repurchased prior to the expiration of the additional 90-day period immediately following the initial 90-day period). For purposes of this definition, (i) the “Purchase Price” in respect of a Serviced Companion Loan that is purchased by the related mortgage loan seller will be the purchase price paid by the related mortgage loan seller under the related pooling and servicing agreement governing the securitization that includes such Serviced Companion Loan, or the applicable servicing agreement, and (ii) with respect to a sale of an REO Property securing a Serviced Whole Loan, the term Mortgage Loan or REO Loan will be construed to include any related Companion Loan.

A “Qualified Substitute Mortgage Loan” is a substitute mortgage loan (other than with respect to the Whole Loans, for which no substitution will be permitted) replacing a Mortgage Loan with respect to which a Material Defect or Material Breach exists that must, on the date of substitution:

(a)    have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed Mortgage Loan as of the due date in the calendar month during which the substitution occurs;

(b)    have a fixed Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan (determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan);

(c)    have the same due date and a grace period no longer than that of the removed Mortgage Loan;

(d)    accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year and the actual number of days elapsed);

(e)    have a remaining term to stated maturity not greater than, and not more than five years less than, the remaining term to stated maturity of the removed Mortgage Loan;

(f)     have a then-current loan-to-value ratio equal to or less than the lesser of (i) the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal conducted by a member of the Appraisal Institute (“MAI”) prepared in accordance with the requirements of the FIRREA;

(g)    comply as of the date of substitution in all material respects with all of the representations and warranties set forth in the related MLPA;

(h)    have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related servicing file;

(i)     have a then-current debt service coverage ratio at least equal to the greater of (i) the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and (ii) 1.25x;

(j)     constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the applicable mortgage loan seller’s expense);

(k)    not have a maturity date or an amortization period that extends to a date that is after the date two years prior to the Rated Final Distribution Date;

(l)     have comparable prepayment restrictions to those of the removed Mortgage Loan;

(m)   not be substituted for a removed Mortgage Loan unless the trustee and the certificate administrator have received a Rating Agency Confirmation from each of the Rating Agencies (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the applicable mortgage loan seller);

(n)    have been approved, so long as a Control Termination Event has not occurred and is not continuing, by the Directing Holder;

(o)    prohibit defeasance within two years of the Closing Date;

(p)    not be substituted for a removed Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on any Trust REMIC other than a tax on income expressly permitted or contemplated to be received by the terms of the PSA as determined by an opinion of counsel to be paid by the applicable mortgage loan seller;

(q)    have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; and

(r)    be current in the payment of all scheduled payments of principal and interest then due.

In the event that more than one Mortgage Loan is substituted for a removed Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each such proposed Qualified Substitute Mortgage Loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except (z) the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis, provided that no individual Mortgage Rate (net of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate) may be lower than the highest fixed Pass-Through Rate (not based on or subject to a cap equal to or based on the WAC Rate) of any class of Principal Balance Certificates having a principal balance then-outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable mortgage loan seller will be required to certify that the Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee, the certificate administrator, the operating advisor and the asset representations reviewer and, prior to the occurrence of a Consultation Termination Event, the Directing Holder.

The foregoing repurchase or substitution obligation or the obligation to pay the Loss of Value Payment will constitute the sole remedy available to the Certificateholders and the trustee under the PSA for any uncured breach of any mortgage loan seller’s representations and warranties regarding the Mortgage Loans or any uncured document defect; provided, however, that if any breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related borrower to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the applicable mortgage loan seller will be required to cure such breach within the applicable cure period (as the same may be extended) by reimbursing the issuing entity (by wire transfer of immediately available funds) for the reasonable amount of any such costs and expenses incurred by parties to the PSA or the issuing entity that are incurred as a result of such breach and have not been reimbursed by the related borrower and the amount of any fees and expenses of the asset representations reviewer attributable to the Asset Review of such Mortgage Loan; provided, further, that in the event any such costs and expenses exceed $10,000, the applicable mortgage loan seller will have the option to either repurchase or substitute for the related Mortgage Loan as provided above or pay such costs and expenses. The applicable mortgage loan seller will remit the amount of these costs and expenses and upon its making such remittance, the applicable mortgage loan seller will be deemed to have cured the breach in all respects. The applicable mortgage loan seller will be the sole warranting party in respect of the Mortgage Loans sold by that mortgage loan seller to the depositor, and none of its affiliates and no other person will be obligated to repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a breach of any representation and warranty or in connection with a document defect if the applicable mortgage loan seller defaults on its obligation to do so.

Dispute Resolution Provisions

The mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any mortgage loan sold to the depositor by the mortgage loan seller and will be obligated under the MLPA to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

The mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and the mortgage loan seller will have the rights described under that heading.

Pooling and Servicing Agreement

General

The servicing and administration of each Serviced Mortgage Loan, any related Serviced Companion Loans and any related REO Properties (including any interest of the holder of any Companion Loan in the REO Property acquired with respect to any Serviced Whole Loan) will be governed by the PSA and the related Intercreditor Agreement.

The Non-Serviced Mortgage Loans, the related Non-Serviced Companion Loan and any related REO Properties (including the issuing entity’s interest in REO Property acquired with respect to a Non-Serviced Whole Loan) will be serviced by the Non-Serviced Master Servicer and the Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Intercreditor Agreement.

The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Mortgage Loans (other than the Non-Serviced Mortgage Loans), the related Serviced Companion Loans and any related REO Properties. Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be read to include the servicing and administration of the related Serviced Companion Loans but not to include the Non-Serviced Mortgage Loans, the related Non-Serviced Companion Loans and any related REO Property. In the case of the Serviced Whole Loans, certain provisions of the related Intercreditor Agreement are described under “Description of the Mortgage Pool—The Serviced Pari Passu Whole Loans” and “—The AB Whole Loans”.

Certain provisions of the Non-Serviced PSAs relating to the servicing and administration of the related Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loan and the related REO Properties and the related Intercreditor Agreement are summarized under “Description of the Mortgage Pool—The Non-Serviced Pari Passu Whole Loans”, “—The AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

As to particular servicing matters, the discussion under this heading “Pooling and Servicing Agreement” is applicable with respect to any Servicing Shift Whole Loan only while the PSA governs the servicing of such Servicing Shift Whole Loan. On and after the related Servicing Shift Securitization Date, a Servicing Shift Whole Loan will be serviced pursuant to the related Servicing Shift PSA, and the provisions of such Servicing Shift PSA may be different than the terms of the PSA, although such Servicing Shift Whole Loan will still need to be serviced in compliance with the requirements of the related Intercreditor Agreement, as described in “Description of the Mortgage Pool—The Whole Loans”.

In general, unless otherwise agreed between the master servicer and special servicer, (i) the master servicer will be responsible for the servicing and administration of the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and any related Serviced Companion Loans that are non-Specially Serviced Loans (except for Special Servicer Decisions and Major Decisions as to which the processing and/or consent or other involvement of the special servicer is required), and (ii) the special servicer will be responsible for the servicing and administration of Specially Serviced Loans and REO Properties and, in certain circumstances, the special servicer will review, evaluate and/or provide or withhold consent or process Major Decisions and Special Servicer Decisions (in each case, other than the Non-Serviced Mortgage Loan) and any related Serviced Companion Loans when such Mortgage Loans and Serviced Companion Loans are non-Specially Serviced Loans.

The PSA requires the master servicer or the special servicer, as applicable, to make reasonable efforts to collect all payments called for under the terms and provisions of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the Serviced Companion Loans and to follow the Servicing Standard with respect to such collection procedures. Consistent with the above, the master servicer or the special servicer may, in its discretion, waive any late payment fee or default interest it is entitled to receive in connection with any delinquent Periodic Payment or balloon payment with respect to any Mortgage Loan or Serviced Companion Loan it is servicing.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans to be included in the issuing entity on or before the Closing Date from each of the mortgage loan sellers pursuant to a separate MLPAs. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, to the trustee for the benefit of the holders of the certificates. On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the Mortgage Notes and certain other documents and instruments with respect to each Serviced Mortgage Loan and any related Serviced Companion Loan. The custodian will hold such documents in the name of the issuing entity for the benefit of the holders of the certificates. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA and the Directing Holder (so long as no Consultation Termination Event has occurred) and the related mortgage loan seller.

In addition, pursuant to the related MLPA, each mortgage loan seller will be required to deliver (or cause to be delivered) an electronic copy of the Diligence File for each of its Mortgage Loans to (or as instructed by) the depositor within 60 days following the Closing Date. The depositor will then be required to deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect or Material Breach. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements”.

Servicing Standard

The master servicer and the special servicer will each be required to diligently service and administer the Mortgage Loans (excluding the Non-Serviced Mortgage Loans), any related Serviced Companion Loans and the related REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan), for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and the related Intercreditor Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care:

(1) the same manner in which, and with the same care, skill, prudence and diligence with which the master servicer or the special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and

(2) the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans owned by the master servicer or the special servicer, as the case may be, with a view to; (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or Serviced Whole Loans or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of timely recovery of principal and interest on a net present value basis on the Mortgage Loans and any related Serviced Companion Loans, and the best interests of the issuing entity and the certificateholders (as a collective whole as if such Certificateholders constituted a single lender)(and, in the case of any Whole Loan, the best interests of the issuing entity, the Certificateholders and the holder(s) of the related Companion Loan(s) (as a collective whole as if such Certificateholders and the holder(s) of the related Companion Loan(s) constituted a single lender), taking into account the pari passu or subordinate nature of the related Companion Loan(s)) as determined by the master servicer or the special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial, multifamily and manufactured housing community mortgage loan servicers, but without regard to any conflict of interest arising from:

(A)   any relationship that the master servicer or the special servicer, as the case may be, or any of their respective affiliates, as the case may be, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

(B)   the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the master servicer or special servicer, as the case may be, or any of their respective affiliates;

(C)  the obligation, if any, of the master servicer to make advances;

(D)  the right of the master servicer or the special servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E)   the ownership, servicing or management for others of any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the master servicer or special servicer, as the case may be, or any of its affiliates;

(F)   any debt that the master servicer or the special servicer, as the case may be, or any of its affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G)  any option to purchase any Mortgage Loan or the related Companion Loan(s) the master servicer or special servicer, as the case may be, or any of its affiliates, may have; and

(H)  any obligation of the master servicer, the special servicer or one of their respective affiliates, to repurchase or substitute for a Mortgage Loan as a mortgage loan seller (if the master servicer or the special servicer or one of their respective affiliates is a mortgage loan seller)(the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate (i) for principal and interest payments on the Mortgage Loan or Serviced Companion Loan(s) or sale of a Defaulted Loan, the highest of (1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the borrowers on similar non-defaulted debt of the borrowers as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

In the case of a Non-Serviced Mortgage Loan, the master servicer and special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

Subservicing

The master servicer and the special servicer may delegate and/or assign some or all of their respective servicing obligations and duties with respect to some or all of the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and the Serviced Companion Loans to one or more third-party sub-servicers provided that the master servicer and the special servicer, as applicable, will not thereby be relieved of any of those obligations or duties under the PSA and will remain responsible for the acts or omissions of any such sub-servicers. A sub-servicer may be an affiliate of the depositor, the master servicer or the special servicer. Notwithstanding the foregoing, the special servicer may not enter into any sub-servicing agreement which provides for the performance by third parties of any or all of its obligations under the PSA without, with respect to any Mortgage Loan prior to the occurrence and continuance of a Control Termination Event, the consent of the Directing Holder, except to the extent necessary for the special servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the master servicer or special servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason the master servicer or special servicer, as applicable, is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer or special servicer, as applicable, may assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the depositor is a party to or (C) to perform other covenants and obligations set forth in such Sub-Servicing Agreement in accordance with the terms of such Sub-Servicing Agreement. Except as provided in the PSA with respect to the MPCC Mortgage Loans, no sub-servicer will be permitted under any Sub-Servicing Agreement to make (or determine not to make) material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the master servicer or special servicer, as applicable. The master servicer’s consent may also be required for certain other servicing decisions as provided in the related Sub-Servicing Agreement.

Generally, the master servicer will be solely liable for all fees owed by it to any sub-servicer retained by the master servicer, without regard to whether the master servicer’s compensation pursuant to the PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the master servicer for certain expenditures which such sub-servicer makes, generally to the same extent the master servicer would be reimbursed under the PSA.

Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “Master Servicer Remittance Date”), except as otherwise described below, the master servicer will be obligated, unless determined to be non-recoverable as described below, to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in the Collection Account that are not required to be part of the Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1)   all Periodic Payments (net of any applicable Servicing Fees (other than, in the case of any Non-Serviced Mortgage Loan, the servicing fee rate pursuant to the applicable pooling and servicing agreement)) that were due on the Mortgage Loans and any REO Loan (other than any portion of an REO Loan related to a Companion Loan) during the related Collection Period and not received as of the business day preceding the Master Servicer Remittance Date; and

(2)   in the case of each Mortgage Loan delinquent in respect of its balloon payment as of the Master Servicer Remittance Date (including any REO Loan (other than any portion of an REO Loan related to a Companion Loan) as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

The master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including the Non-Serviced Mortgage Loans) or REO Loan (other than any portion of a REO Loan related to a Companion Loan) will continue, except if a determination as to non-recoverability is made, through and up to (but not including) the Distribution Date on which liquidation of the Mortgage Loan or disposition of the REO Property, as the case may be, occurs. However, no interest will accrue on any P&I Advance made with respect to a Mortgage Loan unless the related Periodic Payment is received after the related Due Date has passed and any applicable grace period has expired or if the related Periodic Payment is received after the Determination Date but on or prior to the Master Servicer Remittance Date. To the extent that the master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been assessed with respect to any Mortgage Loan (or, in the case of any Non-Serviced Whole Loan, an appraisal reduction has been assessed in accordance with the related Non-Serviced PSA and the master servicer has notice of such Appraisal Reduction Amount), then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of any Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date.

Neither the master servicer nor the trustee will be required to make a P&I Advance for a balloon payment, default interest, late payment charges, yield maintenance charges or prepayment premiums or Excess Interest or with respect to any Companion Loan.

With respect to any Non-Serviced Whole Loan, if any servicer under the Non-Serviced PSA determines that a P&I Advance with respect to the related Non-Serviced Companion Loan, if made, would be non-recoverable, such determination will not be binding on the master servicer and the trustee as it relates to any proposed P&I Advance with respect to the related Non-Serviced Mortgage Loan, but the master servicer and the trustee may conclusively rely upon any such determination. Similarly, with respect to any Non-Serviced Mortgage Loan, if the master servicer or special servicer determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be non-recoverable, such determination will not be binding on the related master servicer and related trustee under the related Non-Serviced PSA as such determination relates to any proposed P&I Advance with respect to any related Non-Serviced Companion Loan (unless the related Non-Serviced PSA provides otherwise).

Servicing Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, the master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Servicing Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of the Serviced Mortgage Loans and any related Serviced Companion Loans, as applicable, in connection with the servicing and administration of any Mortgaged Property or REO Property, in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that the master servicer fails to make a Servicing Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Servicing Advance in accordance with the terms of the PSA.

However, neither the master servicer nor the trustee will make any Servicing Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Serviced Companion Loan under the related Intercreditor Agreement or the PSA.

The special servicer will have no obligation to make any Servicing Advances. No Servicing Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA and no Servicing Advances will be made for any Non-Serviced Whole Loan under the PSA. Any requirement of the master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or the related Companion Loan.

The master servicer will also be obligated to make Servicing Advances with respect to Serviced Whole Loans. With respect to any Non-Serviced Whole Loan, the applicable servicer under the related Non-Serviced PSA will be obligated to make servicing advances with respect to such Non-Serviced Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Nonrecoverable Advances

Notwithstanding the foregoing, no party will be obligated to make any Advance that it determines in its reasonable judgment would, if made, not be recoverable (including recovery of interest on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, the special servicer may, at its option (with respect to any Specially Serviced Loan, in consultation with, prior to the occurrence of a Consultation Termination Event, the Directing Holder) make a determination in accordance with the Servicing Standard that any P&I Advance or Servicing Advance, if made or previously made, would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer, the Directing Holder (prior to the occurrence of a Consultation Termination Event) (and, with respect to a Serviced Mortgage Loan, to any master servicer or special servicer under the PSA governing any securitization trust into which the related Pari Passu Companion Loan is deposited, and, with respect to any Non-Serviced Mortgage Loan, the related master servicer under the related Non-Serviced PSA), the certificate administrator, the trustee, the operating advisor and the 17g-5 Information Provider notice of such determination, which determination may be conclusively relied upon by, and will be binding upon, the master servicer and the trustee. The special servicer will have no such obligation to make an affirmative determination that any P&I Advance or Servicing Advance is, or would be, recoverable, and in the absence of a determination by the special servicer that such an Advance is non-recoverable, each such decision will remain with the master servicer or the trustee, as applicable. If the special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Servicing Advance is non-recoverable, the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Servicing Advance is non-recoverable.

In making such non-recoverability determination, each person will be entitled to consider (among other things): (a) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified, (b) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, (c) estimated future expenses, (d) estimated timing of recoveries, and will be entitled to give due regard to the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the master servicer or the trustee, as applicable, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance and (e) with respect to a Non-Serviced Whole Loan, any non-recoverability determination of the other master servicer or other trustee under the related Non-Serviced PSA relating to a principal and interest advance for a Non-Serviced Companion Loan. In addition, any such person may update or change its recoverability determinations (but not reverse any other person’s determination or prohibit any such other authorized person from making a determination, that an Advance is non-recoverable) at any time and may obtain at the expense of the issuing entity any analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this paragraph will be conclusive and binding on the Certificateholders, and may be conclusively relied upon by, but is not binding upon, the master servicer and the trustee. The master servicer and the trustee will be entitled to rely conclusively on any non-recoverability determination of the special servicer. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders.

Recovery of Advances

The master servicer, the special servicer or the trustee, as applicable, will be entitled to recover (a) any Servicing Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Intercreditor Agreement, a Serviced Whole Loan) as to which such Servicing Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan (“Related Proceeds”). Each of the master servicer and the trustee will be entitled to recover any Advance by it that it subsequently determines to be a Nonrecoverable Advance out of general collections relating to the Mortgage Loans on deposit in the Collection Account (first from principal collections and then from any other collections). Amounts payable in respect of each Serviced Companion Loan pursuant to the related Intercreditor Agreement will not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances of principal or interest with respect to the related Mortgage Loan, but will be available, in accordance with the PSA and related Intercreditor Agreement, for the reimbursement of any Servicing Advances with respect to the related Serviced Whole Loan. With respect to a Servicing Advance on a Serviced Whole Loan, the master servicer or the trustee, as applicable, will be entitled to reimbursement first, out of amounts allocable to any Subordinate Companion Loan(s), then, from amounts that would have been allocable to the holder of the related Mortgage Loan and any related Serviced Pari Passu Companion Loan, on a pro rata basis (based on each such loan’s outstanding principal balance), and then, if the Servicing Advance is a Nonrecoverable Advance, from general collections of the issuing entity; provided that the master servicer will be required, after receiving payment from amounts on deposit in the Collection Account, if any, to (i) promptly notify the holder of the related Companion Loan and (ii) use commercially reasonable efforts to exercise on behalf of the issuing entity the rights of the issuing entity under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to the related Companion Loans from the holders of such Companion Loans.

If the funds in the Collection Account relating to the Mortgage Loans allocable to principal on the Mortgage Loans are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that any such deferral exceeding 6 months will require, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Holder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by the master servicer or the trustee to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance during the one month collection period ending on the related Determination Date for any Distribution Date, the master servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans, to be received until the end of such collection period before making its determination of whether to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, however, that if, at any time the master servicer or the trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a one month collection period will exceed the full amount of the principal portion of general collections deposited in the Collection Account for such Distribution Date, then the master servicer or the trustee, as applicable, will be required to use reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical, and thereafter will be required to deliver copies of such notice to the 17g-5 Information Provider as soon as practical. Notwithstanding the foregoing, failure to give such notice will in no way affect the master servicer’s or the trustee’s election whether to refrain from obtaining such reimbursement.

Each of the master servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, each of the master servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Account, interest at the Prime Rate, compounded annually (the “Reimbursement Rate”) accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. Neither the master servicer nor the trustee will be entitled to interest on P&I Advances that accrues before the related due date has passed and any applicable grace period has expired. The “Prime Rate” will be the prime rate, for any day, set forth in The Wall Street Journal, New York edition.

See “—Servicing of the Non-Serviced Mortgage Loans” and “Description of the Mortgage Pool—The Whole Loans” for reimbursements of servicing advances made in respect of each Non-Serviced Whole Loan under the related Non-Serviced PSA.

Accounts

The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders. The master servicer is required to deposit in the Collection Account within two Business Days following receipt of properly identified funds all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received under any hazard, title or other insurance policy that provides coverage with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, a special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation of any Mortgage Loan that is defaulted and any related defaulted Companion Loans or property acquired by foreclosure or otherwise (the “Liquidation Proceeds”)) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties. Notwithstanding the foregoing, the collections on the Whole Loans will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan pursuant to the related Intercreditor Agreement.

The master servicer will also be required to establish and maintain a segregated custodial account (the “Serviced Whole Loan Custodial Account”) with respect to each Serviced Whole Loan, which may be a sub-account of the Collection Account, and deposit amounts collected in respect of each Serviced Whole Loan in the related Serviced Whole Loan Custodial Account. The issuing entity will only be entitled to amounts on deposit in a Serviced Whole Loan Custodial Account to the extent these funds are not otherwise payable to the holder of a related Serviced Companion Loan or payable or reimbursable to any party to the PSA. Any amounts in a Serviced Whole Loan Custodial Account to which the issuing entity is entitled will be transferred on a monthly basis to the Collection Account.

With respect to each Distribution Date, the master servicer will be required to disburse from the Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the related Mortgage Loans, to the extent of funds on deposit in the Collection Account, on the related Master Servicer Remittance Date, the Available Funds for such Distribution Date and any yield maintenance charges or prepayment premiums received as of the related Determination Date. The certificate administrator is required to establish and maintain various accounts, including a “Lower-Tier REMIC Distribution Account” and “Upper-Tier REMIC Distribution Account”, each of which may be sub-accounts of a single account (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders.

On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include all funds that were remitted by the master servicer from the Collection Account),  plus, among other things, any P&I Advances, less amounts, if any, distributable to the Class S and Class R certificates as set forth in the PSA, generally to make distributions of interest and principal from (i) Available Funds to the holders of the Regular Certificates and (ii) VRR Available Funds to the VRR Interest Owners, as described under “Description of the Certificates—Distributions” and “Credit Risk Retention—The VRR Interest”.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”) which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. On the Master Servicer Remittance Date occurring each February and on any Master Servicer Remittance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit amounts remitted by the master servicer or P&I Advances made on the related Mortgage Loans into the Interest Reserve Account during the related interest period, in respect of the Mortgage Loans that accrue interest on an Actual/360 Basis (collectively, the “Actual/360 Loans”), in an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Distribution Date in the month preceding the month in which the Master Servicer Remittance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of the Mortgage Loans (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the Master Servicer Remittance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account.

The certificate administrator is also required to establish and maintain an account (the “Excess Interest Distribution Account”), which may be a sub-account of the Distribution Account, in the name of the trustee for the benefit of the holders of the Class S certificates and the VRR Interest. Prior to the applicable Distribution Date, the master servicer is required to remit to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received by the master servicer on or prior to the related Determination Date.

The certificate administrator may be required to establish and maintain an account (the “Gain-on-Sale Reserve Account”), which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. To the extent that any gains are realized on sales of Mortgaged Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Intercreditor Agreement), such gains will be deposited into the Gain-on-Sale Reserve Account. In connection with each Distribution Date, the certificate administrator will be required to determine if the Available Funds for such Distribution Date (determined without regard to the inclusion of any such gains therein) would be sufficient to pay all interest and principal due and owing to, and to reimburse all previously allocated Realized Losses reimbursable to, the holders of the Regular Certificates (exclusive of the VRR Interest) on such Distribution Date. If the certificate administrator determines that such Available Funds (as so determined) would not be sufficient to make such payments and reimbursements, then the certificate administrator will be required to withdraw from the Gain-on-Sale Reserve Account and deposit in the Lower-Tier REMIC Distribution Account an amount (to be included in the Aggregate Available Funds for the related Distribution Date for allocation between the VRR Interest and the other Regular Certificates) equal to the lesser of (i) all amounts then on deposit in the Gain-on-Sale Reserve Account and (ii) the sum of (A) the amount of the applicable insufficiency and (B) the VRR Allocation Percentage of the amount described in the immediately preceding clause. In addition, holders of the Class R certificates will be entitled to distributions of amounts on deposit in the Gain-on-Sale Reserve Account that exceed amounts reasonably anticipated to be required to offset possible future Realized Losses and VRR Realized Losses, as determined by the special servicer from time to time, or that remain after all distributions with respect to the Regular Certificates on the final Distribution Date.

Other accounts to be established pursuant to the PSA are one or more segregated custodial accounts (the “REO Account”) for collections from REO Properties. Each REO Account will be maintained by the special servicer in its own name on behalf of the trustee and for the benefit of the Certificateholders.

The Collection Account, the Serviced Whole Loan Collection Account, the Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account, and the REO Account are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, only to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

Amounts on deposit in the foregoing accounts may be invested in certain United States government securities and other investments meeting the requirements of the PSA (“Permitted Investments”). Interest or other income earned on funds in the accounts maintained by the master servicer, the certificate administrator or the special servicer, as applicable, if any, will be payable to such person as additional compensation, and such person will be required to bear any losses resulting from their investment of such funds.

“Business Day” means any day other than (i) a Saturday or a Sunday, (ii) a legal holiday in New York, New York or the principal cities in which the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the trustee or the certificate administrator conduct servicing, trust administration or surveillance operations or (iii) a day on which the Federal Reserve Bank of New York or banking institutions or savings associations in New York, New York, Charlotte, North Carolina, Cleveland, Ohio, Oakland, California, Kansas City, Missouri, Pittsburgh, Pennsylvania, Overland Park, Kansas, Minneapolis, Minnesota or Columbia, Maryland, or the principal cities in which the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the trustee or the certificate administrator conduct servicing, trust administration or surveillance operations are authorized or obligated by law or executive order to be closed.

Withdrawals from the Collection Account

The master servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account, exclusive of the Serviced Whole Loan Custodial Account that may be a subaccount of the Collection Account) for any of the following purposes, in each case only to the extent permitted under the PSA and with respect to the Serviced Whole Loan, subject to the terms of the related Intercreditor Agreement, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)     to remit on each Master Servicer Remittance Date (A) to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Available Funds and any prepayment premiums or yield maintenance charges attributable to the Mortgage Loans on the related Distribution Date, (B) to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received in the applicable one-month period ending on the related Determination Date, if any, or (C) to the certificate administrator for deposit into the Interest Reserve Account an amount required to be withheld as described above under “—Accounts”;

(ii)    to pay or reimburse the master servicer, the special servicer and the trustee, as applicable, pursuant to the terms of the PSA for Advances made by any of them and interest on Advances (the master servicer’s, special servicer’s or the trustee’s respective right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”) (provided that with respect to each Serviced Whole Loan, such reimbursements are subject to the terms of the related Intercreditor Agreement);

(iii)   to pay to the master servicer and the special servicer, as compensation, the aggregate unpaid servicing compensation;

(iv)   to pay itself any Net Prepayment Interest Excess;

(v)    to pay to the operating advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the related borrower) or the Operating Advisor Fee;

(vi)   to pay to the asset representations reviewer the unpaid Asset Representations Reviewer Asset Review Fee (to the extent such fee is to be paid by the issuing entity);

(vii)   to reimburse the trustee, the special servicer and the master servicer, as applicable, for certain Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(viii)  to reimburse the master servicer, the special servicer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(ix)   to reimburse the master servicer or the special servicer for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the applicable mortgage loan seller’s obligations under the applicable section of the related MLPA;

(x)    to pay for any unpaid costs and expenses incurred by the issuing entity;

(xi)   to pay the master servicer and the special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in the Collection Account and the companion loan distribution account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date) and (B) certain penalty charges and default interest;

(xii)  to recoup any amounts deposited in the Collection Account in error;

(xiii) to the extent not reimbursed or paid pursuant to any of the above clauses, (A) to reimburse or pay the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA and (B) to reimburse or pay any party to the PSA any unpaid expenses specifically reimbursable from the Collection Account under the PSA;

(xiv)   to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xv)    to pay any applicable federal, state or local taxes imposed on either Trust REMIC, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the master servicer, the special servicer, the certificate administrator or the trustee is liable under the PSA;

(xvi)   to pay the CREFC® Intellectual Property Royalty License Fee;

(xvii)  to reimburse the certificate administrator out of general collections on the Mortgage Loans and REO Properties for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xviii)  to pay the applicable mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement; and

(xix)   to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

Certain of the foregoing withdrawals of items specifically related to a Serviced AB Whole Loan will be made out of the Collection Account or Serviced Whole Loan Custodial Account, first, from amounts on deposit allocated to the related Subordinate Companion Loan, second, from amounts on deposit allocated to the related Mortgage Loan, and then, from general collections in respect of all other Mortgage Loans.

No amounts payable or reimbursable to the parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to the related Companion Loan.

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to the Mortgage Loan that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on the related Companion Loan or from general collections with respect to the securitization of the related Companion Loan. If the master servicer makes, with respect to any Serviced Whole Loan, any reimbursement or payment out of the Collection Account to cover the related Serviced Companion Loan’s share of any cost, expense, indemnity, Servicing Advance or interest on such Servicing Advance, or fee with respect to such Serviced Whole Loan, then the master servicer must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Companion Loan or, if and to the extent permitted under the related Intercreditor Agreement, from the holder of the related Serviced Companion Loan.

The master servicer will also be entitled to make withdrawals, from time to time, from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Intercreditor Agreement and the applicable Non-Serviced PSA. See “—Servicing of the Non-Serviced Mortgage Loans” and “Description of the Mortgage Pool—The Whole Loans”.

If a P&I Advance is made with respect to any Serviced Mortgage Loan that is part of a Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Companion Loan. Likewise, the Certificate Administrator/Trustee Fee and the Operating Advisor Fee that accrue with respect to any Serviced Mortgage Loan that is part of a Whole Loan and any other amounts payable to the operating advisor may only be paid out of payments and other collections on such Serviced Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Pari Passu Companion Loan.

Servicing and Other Compensation and Payment of Expenses

General

The master servicer, special servicer, certificate administrator, trustee, operating advisor and asset representations reviewer will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the master servicer, special servicer, certificate administrator, trustee, operating advisor and (under some circumstances) asset representations reviewer from amounts that the issuing entity is entitled to receive or amounts paid by certain third parties. In addition, CREFC® will be entitled to a license fee for use of their names and trademarks, including the CREFC® Investor Reporting Package. Certain additional fees and costs payable by the related borrowers are allocable to the master servicer, special servicer, trustee, and operating advisor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

The amounts available for distribution on the certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient	Amount	Frequency	Source of Payment
Fees
Master Servicing Fee/master servicer	The Stated Principal Balance of each Mortgage Loan, REO Loan or Serviced Companion Loan multiplied by the Servicing Fee Rate calculated on the same basis as interest accrues on the Mortgage Loan, REO Loan or Serviced Companion Loan.	Monthly	Payment of interest on the related Mortgage Loan, REO Loan or Serviced Companion Loan.
Additional Master Servicing Compensation/master servicer	Prepayment interest excess (to the extent any excess exceeds the amount of any Prepayment Interest Shortfalls).	From time to time	Any actual prepayment interest excess.
Additional Master Servicing Compensation/master servicer	100% of any amounts collected for checks returned for insufficient funds.	From time to time	The related fees.
Additional Master Servicing Compensation/master servicer	All investment income earned on amounts on deposit in the Collection Account and certain custodial and reserve accounts and fees for insufficient funds on returned checks.	Monthly	The investment income.

Type/Recipient	Amount	Frequency	Source of Payment
Special Servicing Fee/special servicer	The Stated Principal Balance of each Specially Serviced Loan (including any related Serviced Companion Loan) and REO Loan multiplied by the Special Servicing Fee Rate calculated on the same basis as interest accrues on the Mortgage Loan, REO Loan or Serviced Companion Loan.	Monthly	First out of collections on the related Mortgage Loan and REO Loan and then from general collections in the collection account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.
Workout Fee/special servicer	1.0% of each collection of principal and interest on each Corrected Loan (including any related Serviced Companion Loan), subject to a cap described under “—Special Servicing Compensation”.	Monthly	The related collection of principal or interest.
Liquidation Fee/special servicer	1.0% of each recovery of Liquidation Proceeds, net of certain expenses related to the liquidation and subject to a cap described under “—Special Servicing Compensation”.	Upon receipt of Liquidation Proceeds	The related Liquidation Proceeds.
Additional Servicing Compensation/master servicer and/or special servicer	All late payment fees and Net Default Interest, Modification Fees, assumption application fees, assumption, waiver consent and earnout fees, defeasance fees, review fees, demand fees, beneficiary statement charges and/or other similar items.(1)	From time to time	The related fees.
	Solely payable to the special servicer, all interest or other income earned on deposits in any REO Account.	Monthly	The investment income.
Certificate Administrator/Trustee Fee/certificate administrator/trustee	The Certificate Administrator/Trustee Fee Rate multiplied by the Stated Principal Balance of the Mortgage Loans and REO Loans calculated on the same basis as interest accrues on the Mortgage Loans and REO Loans.	Monthly	Payment of interest on the related Mortgage Loan or REO Loan.

Type/Recipient	Amount	Frequency	Source of Payment
Operating Advisor Fee/operating advisor	The Operating Advisor Fee Rate multiplied by the Stated Principal Balance of the Mortgage Loans and the REO Loans (including Non-Serviced Mortgage Loans, but excluding any Companion Loans) calculated on the same basis as interest accrued on the Mortgage Loans and REO Loans.	Monthly	Payment of interest on the related Mortgage Loan or REO Loan.
Operating Advisor Consulting Fee/operating advisor	A fee in connection with each Major Decision for which the operating advisor has consulting rights equal to $10,000 or such lesser amount as the related borrower agrees to pay with respect to any Mortgage Loan or REO Loan.	From time to time	Paid by related borrower.
Asset Representations Reviewer Asset Review Fee/asset representations reviewer	A reasonable and customary hourly fee, plus any related costs and expenses; provided that such fee will not be greater than the Asset Representations Reviewer Fee Cap.	From time to time	Payable by the related mortgage loan seller in connection with each Asset Review; provided, however, that if the related mortgage loan seller (i) is insolvent or (ii) at any time after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such certificates, fails to pay such amount within 90 days of written request by the asset representations reviewer, such fee will be paid by the trust.
CREFC® Intellectual Property Royalty License Fee	Amount of interest accrued during an Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the same balance, in the same manner and for the same number of days as interest at the applicable Mortgage Rate accrued with respect to each Mortgage Loan during the related Interest Accrual Period.	Monthly	Payment of interest on the related Mortgage Loan.

Type/Recipient	Amount	Frequency	Source of Payment
Expenses
Reimbursement of Servicing Advances/master servicer/trustee	To the extent of funds available, the amount of any Servicing Advances.	From time to time	Recoveries on the related Mortgage Loan or Serviced Companion Loan, or to the extent that the party making the advance determines it is nonrecoverable, from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.
Interest on Servicing Advances/master servicer/trustee	At Reimbursement Rate.	When Advance is reimbursed	First from late payment charges and default interest on the related Mortgage Loan or Serviced Companion Loan in excess of the regular interest rate, and then from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.
Reimbursement of P&I Advances/master servicer/trustee	To the extent of funds available, the amount of any P&I Advances.	From time to time	Recoveries on the related Mortgage Loan, or to the extent that the party making the advance determines it is nonrecoverable, from general collections in the Collection Account, subject to certain limitations.
Interest on P&I Advances/master servicer/trustee	At Reimbursement Rate.	When Advance is reimbursed	First from late payment charges and default interest on the related Mortgage Loan in excess of the regular interest rate, and then from general collections in the Collection Account from the Mortgage Loan but not any Serviced Companion Loan, subject to certain limitations.

Type/Recipient	Amount	Frequency	Source of Payment
Expenses, including without limitation, indemnification expenses/trustee, certificate administrator, operating advisor, the asset representations reviewer, master servicer and special servicer	Amounts for which the trustee, the certificate administrator, the operating advisor, the asset representations reviewer, the master servicer and the special servicer are entitled to indemnification or reimbursement.	From time to time	General collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations, or the Distribution Account.
Expenses of the issuing entity not Advanced (may include environmental remediation, appraisals, expenses of operating REO Property and any independent contractor hired to operate REO Property)	Based on third party charges.	From time to time	First from income on the related REO Property, if applicable, and then from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

(1)	Allocable between the master servicer and the special servicer as provided in the PSA.

Pursuant to the PSA, any successor master servicer or special servicer assuming the obligations of the master servicer or special servicer under the PSA generally will be entitled to the compensation to which the master servicer or the special servicer would have been entitled to receive after such successor becomes the master servicer or the special servicer, as applicable. If no successor master servicer or special servicer can be obtained to perform such obligations for such compensation, additional amounts payable to such successor master servicer or special servicer will be treated as Realized Losses. The PSA does not provide for any successor trustee to receive compensation in excess of that paid to its predecessor trustee.

“Net Default Interest” with respect to any Mortgage Loan and any Distribution Date, any default interest accrued on such Mortgage Loan during the preceding Collection Period, less amounts required to pay the master servicer, the special servicer or the trustee, as applicable, interest on the related Advances on the related Mortgage Loan at the Reimbursement Rate and to reimburse the issuing entity for certain additional expenses of the trust on the related Mortgage Loan (including Special Servicing Fees, Workout Fees and Liquidation Fees).

Master Servicing Compensation

Pursuant to the PSA, the master servicer will be entitled to withdraw the Master Servicing Fee for the Mortgage Loans from the Collection Account. The “Master Servicing Fee” will be payable monthly and will accrue at a rate per annum (the “Master Servicing Fee Rate”) that is a component of the Servicing Fee Rate. The “Servicing Fee” will be payable monthly and will accrue at a percentage rate per annum (the “Servicing Fee Rate”) equal to the Administrative Cost Rate set forth on Annex A-1 under the heading “Administrative Cost Rate”, less the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate, for each Mortgage Loan and will include the Master Servicing Fee and any fee for primary servicing functions payable to the master servicer or the applicable primary servicer. The Servicing Fee will be retained by the master servicer and any other primary servicer from payments and collections (including insurance proceeds, condemnation proceeds and liquidation proceeds) in respect of each Mortgage Loan and Serviced Companion Loan, and to the extent any Servicing Fee remains unpaid at the liquidation of the related Mortgage Loan, from general collections in the Collection Account.

The master servicer will also be entitled to retain as additional servicing compensation with respect to the Mortgage Loans and any related Serviced Companion Loans that it is servicing (together with the Master Servicing Fee, “Servicing Compensation”), to the extent not prohibited by applicable law, the related Mortgage Loan documents and any related Intercreditor Agreement, (i) all investment income earned on amounts on deposit in the Collection Account with respect to the Mortgage Loans that it is servicing (and with respect to each Serviced Whole Loan, the related separate custodial account) and certain reserve accounts (to the extent consistent with the related Mortgage Loan documents); (ii) 100% of any Modification Fees and consent fees (or similar fees) related to any consents, modifications, waivers, extensions or amendments of any Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans, that do not involve a Major Decision or Special Servicer Decision, 50% of any Modification Fees and consent fees (or similar fees) related to any consents, modifications, waivers, extensions or amendments of any Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans that involve one or more Major Decisions or Special Servicer Decisions (whether or not processed by the special servicer), 100% of any defeasance fees (provided that for the avoidance of doubt, any such defeasance fee will not include the special servicer’s portion of any Modification Fees or waiver fees in connection with a defeasance that the special servicer is entitled to under the PSA), 100% of assumption fees with respect to Mortgage Loans (and the related Serviced Companion Loans) which do not involve a Major Decision or Special Servicer Decision, 50% of assumption fees with respect to Mortgage Loans (and the related Serviced Companion Loans) which involve a Major Decision or Special Servicer Decision (whether or not processed by the special servicer), 100% of beneficiary statement charges to the extent such beneficiary statements are prepared by the master servicer (but not including prepayment premiums or yield maintenance charges), 100% of assumption application fees with respect to Mortgage Loans (and the related Serviced Companion Loans) for which the master servicer is processing the underlying assumption related transaction (whether or not the consent of the special servicer is required) and 0% of any such fee with respect to Specially Serviced Loans; (iii) Net Prepayment Interest Excess, if any; (iv) 100% of charges for checks returned for insufficient funds (with respect to any Mortgage Loan or Specially Serviced Loan); and (v) Net Default Interest and any late payment fees that accrued during a Collection Period on any Mortgage Loans (and the related Serviced Companion Loans, if applicable) that are non-Specially Serviced Loans to the extent collected by the issuing entity and remaining after application thereof to reimburse interest on Advances with respect to such Mortgage Loan and to reimburse the issuing entity for certain expenses of the issuing entity relating to such Mortgage Loan. If a Mortgage Loan is a Specially Serviced Loan, the special servicer will be entitled to the full amount of any and all Modification Fees, or assumption fees or any other fees, as described below under “—Special Servicing Compensation”.

Notwithstanding anything to the contrary, the master servicer and the special servicer will each be entitled to charge reasonable review fees in connection with any borrower request to the extent not prohibited under the related loan agreement.

With respect to any of the fees as to which both the master servicer and the special servicer are entitled to receive a portion thereof, the master servicer and the special servicer will each have the right in their sole discretion, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided that (A) neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee. If the master servicer decides not to charge any fee, the special servicer will nevertheless be entitled to charge its portion of the related fee to which the special servicer would have been entitled if the master servicer had charged a fee and the master servicer will not be entitled to any of such fee charged by the special servicer.

If the master servicer resigns or is terminated as the master servicer, then it will be entitled to retain the related excess servicing strip, except to the extent that any portion of such excess servicing strip is needed to compensate any replacement master servicer for assuming the duties of the master servicer, as the master servicer under the PSA. In the event that the master servicer resigns or is terminated as a primary servicer, it will be entitled to retain its primary servicing fee with respect to those underlying mortgage loans for which it is primary servicer, except to the extent that any such portion of such primary servicing fee is needed to compensate any replacement primary servicer for assuming the duties of the master servicer as a primary servicer under the PSA. The initial master servicer will be entitled to transfer any such excess servicing strip and/or primary servicing fees that may be retained by it in connection with its resignation or termination.

In connection with the Master Servicer Prepayment Interest Shortfall amount, the master servicer will be obligated to reduce its Servicing Compensation as provided under “Description of the Certificates—Prepayment Interest Shortfalls”.

The master servicer will pay all of its overhead expenses incurred in connection with its responsibilities under the PSA (subject to reimbursement to the extent and as described in the PSA).

Special Servicing Compensation

Pursuant to the PSA, the special servicer will be entitled to certain fees for the Mortgage Loans that it is special servicing including the Special Servicing Fee, the Workout Fee and the Liquidation Fee. The special servicer will not be entitled to retain any portion of the Excess Interest paid on any ARD Loan.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and REO Loan at a rate equal to 0.25% per annum of the Stated Principal Balance of such Specially Serviced Loan or REO Loan, as applicable, with a minimum monthly fee of $3,500.

A “Workout Fee” will in general be payable with respect to each Corrected Loan and will be payable by the issuing entity out of each collection of interest and principal (including scheduled payments, prepayments (provided that a repurchase or substitution by a mortgage loan seller of a Mortgage Loan due to a Material Defect or Material Breach will not be considered a prepayment for purposes of this definition), balloon payments and payments at maturity, but excluding late payment charges, default interest and Excess Interest) received on the related Specially Serviced Loan that becomes a Corrected Loan, for so long as it remains a Corrected Loan, in an amount equal to the lesser of (1) 1.0% of each such collection of interest and principal and (2) $1,000,000 in the aggregate with respect to any particular workout of a Specially Serviced Loan; provided that no Workout Fee will be payable by the issuing entity with respect to any Corrected Loan if and to the extent that the Corrected Loan became a Specially Serviced Loan under clause (iii) of the definition of “Specially Serviced Loan” and no event of default actually occurs, unless the Mortgage Loan or Serviced Companion Loan is modified by the special servicer in accordance with the terms of the PSA or the Mortgage Loan subsequently qualifies as a Specially Serviced Loan for a reason other than under clause (iii) of the definition of “Specially Serviced Loan”; provided, further, that if a Mortgage Loan or Serviced Companion Loan becomes a Specially Serviced Loan only because of an event described in clause (i) of the definition of “Specially Serviced Loan” and the related collection of principal and interest is received within 4 months following the related maturity date as a result of the related Mortgage Loan or Serviced Companion Loan being refinanced or otherwise repaid in full, the special servicer will not be entitled to collect a Workout Fee out of the proceeds received in connection with such workout if such fee would reduce the amount available for distributions to Certificateholders, but the special servicer may collect from the related borrower and retain (x) a workout fee, (y) such other fees as are provided for in the related Mortgage Loan documents and (z) other appropriate fees in connection with such workout; provided, further, however, that in the event the Workout Fee collected over the course of such workout calculated at 1.0% is less than $25,000, then the special servicer will be entitled to an amount from the final payment on the related Corrected Loan (including any related Serviced Companion Loan) that would result in the total Workout Fees payable to the special servicer in respect of that Corrected Loan (including any related Serviced Companion Loan) to be $25,000. In addition, notwithstanding the foregoing, the total amount of Workout Fees payable by the issuing entity with respect to such Corrected Loan and with respect to any particular workout (assuming, for the purposes of this calculation, that such Corrected Loan continues to perform throughout its term in accordance with the terms of the related workout) will be reduced by the amount of any and all related Offsetting Modification Fees received by the special servicer as additional servicing compensation relating to that Corrected Loan; provided that the special servicer will be entitled to collect such Workout

Fees from the issuing entity until such time it has been fully paid such reduced amount. In addition, the Workout Fee will be subject to the cap described below.

The Workout Fee with respect to any such Corrected Loan will cease to be payable if such Corrected Loan again becomes a Specially Serviced Loan or if the related Mortgaged Property later becomes an REO Property; provided that a new Workout Fee will become payable if and when such Mortgage Loan or Serviced Whole Loan again becomes a Corrected Loan.

If the special servicer is terminated (other than for cause) or resigns with respect to any or all of its servicing duties, it will retain the right to receive any and all Workout Fees payable with respect to each Corrected Loan during the period that it had responsibility for servicing such Specially Serviced Loan when it became a Corrected Loan (or for any Specially Serviced Loan that had not yet become a Corrected Loan because as of the time that the special servicer is terminated the borrower has not made three consecutive monthly debt service payments and subsequently the Specially Serviced Loan becomes a Corrected Loan) at the time of such termination or resignation (and the successor special servicer will not be entitled to any portion of such Workout Fees), in each case until the Workout Fee for any such Corrected Loan ceases to be payable in accordance with the preceding paragraph.

A “Liquidation Fee” will be payable by the issuing entity to the special servicer, except as otherwise described below, with respect to (i) each Specially Serviced Loan or REO Loan, (ii) each Mortgage Loan repurchased by a mortgage loan seller or (iii) each defaulted mortgage loan that is a Non-Serviced Mortgage Loan sold by the special servicer in accordance with the PSA, in each case, as to which the special servicer obtains a full, partial or discounted payoff from the related borrower, a loan purchaser or mortgage loan seller, as applicable, and, except as otherwise described below, with respect to any Specially Serviced Loan or REO Property as to which the special servicer recovered any proceeds (“Liquidation Proceeds”). The Liquidation Fee will be payable from the related payment or proceeds in an amount equal to the lesser of (1) 1.0% of such payment or proceeds (exclusive of any portion of such amount that represents penalty charges) (or, if such rate would result in an aggregate Liquidation Fee of less than $25,000, then such higher rate as would result in an aggregate Liquidation Fee equal to $25,000) and (2) $1,000,000; provided that the total amount of a Liquidation Fee payable by the issuing entity with respect to any Specially Serviced Loan, REO Loan or Mortgage Loan in connection with any particular liquidation (or partial liquidation) will be reduced by the amount of any and all related Offsetting Modification Fees received by the special servicer as additional servicing compensation relating to that Specially Serviced Loan, REO Loan or Mortgage Loan. In addition, the Liquidation Fee will be subject to the cap described below.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based on, or out of, Liquidation Proceeds received in connection with:

●	the purchase of any Defaulted Loan by the special servicer, the Directing Holder or their respective affiliates (except in the case of the Directing Holder (or its affiliate), if such purchase occurs more than 90 days after the transfer of the Defaulted Loan to special servicing),

●	the purchase of all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan by the Sole Certificateholder, the Certificateholder owning a majority of the percentage interest of the then Controlling Class, the special servicer or the master servicer in connection with the termination of the issuing entity,

●	a repurchase or replacement of a Mortgage Loan by a mortgage loan seller due to a breach of a representation or warranty or a document defect in the mortgage file prior to the expiration of certain cure periods (including any applicable extension thereof) set forth in the PSA,

●	with respect to (A) an AB Whole Loan, the purchase of such AB Whole Loan by the holders of a Subordinate Companion Loan or (B) any Mortgage Loan that is subject to mezzanine indebtedness, the purchase of such Mortgage Loan by the holder of the related mezzanine loan, in each case described in clause (A) or (B) above, within 90 days after the first time that such holder’s option to purchase such Mortgage Loan becomes exercisable,

●	with respect to a Serviced Companion Loan that is subject to another securitization, (A) a repurchase or replacement of such Serviced Companion Loan by the applicable mortgage loan seller due to a breach of a representation or warranty or a document defect under the related Non-Serviced PSA for the trust that owns such Serviced Companion Loan prior to the expiration of the cure period (including any applicable extension thereof) set forth therein, or (B) a purchase of the Serviced Companion Loan pursuant to a clean-up call or similar liquidation under the related Non-Serviced PSA for the trust that owns such Serviced Companion Loan,

●	the purchase of the related Mortgage Loan by the related Companion Loan Holder pursuant to the related intercreditor agreement or co-lender agreement within 90 days after the first time that such holder’s option to purchase such Mortgage Loan becomes exercisable,

●	a Loss of Value Payment by a mortgage loan seller, if such payment is made prior to the expiration of certain cure periods (including any applicable extension thereof) set forth in the PSA; provided that, with respect to a Serviced Companion Loan and any related Loss of Value Payment made after such periods, a Liquidation Fee will only be payable to the special servicer the extent that (i) the special servicer is enforcing the related mortgage loan seller’s obligations under the applicable MLPA with respect to such Serviced Companion Loan and (ii) the related Liquidation Fee is not otherwise required to be paid to the special servicer engaged with respect to such Serviced Companion Loan securitization trust or otherwise prohibited from being paid to the special servicer (in each case, under the related pooling and servicing agreement governing the securitization trust that includes such Serviced Companion Loan), and

●	if a Mortgage Loan or Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (i) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related Liquidation Proceeds are received within 4 months following the related maturity date as a result of the related Mortgage Loan or Serviced Whole Loan being refinanced or otherwise repaid in full (provided that the special servicer may collect from the related borrower and retain (x) a liquidation fee, (y) such other fees as are provided for in the related Mortgage Loan documents and (z) other appropriate fees in connection with such liquidation).

If, however, Liquidation Proceeds are received with respect to any Specially Serviced Loan as to which the special servicer is properly entitled to a Workout Fee, such Workout Fee will be payable based on and out of the portion of such Liquidation Proceeds that constitute principal and/or interest. The special servicer, however, will only be entitled to receive a Liquidation Fee or a Workout Fee, but not both, with respect to Liquidation Proceeds received on any Mortgage Loan or Specially Serviced Loan.

If the special servicer is terminated or resigns, and prior to or subsequent to such resignation or termination, either (A) a Specially Serviced Loan was liquidated or is modified pursuant to an action plan submitted by the initial special servicer and approved (or deemed approved) by the Directing Holder or the special servicer has determined to grant a forbearance, or (B) a Specially Serviced Loan being monitored by the special servicer subsequently became a Corrected Loan, then in either such event the special servicer (and not the successor special servicer) will be paid the related Workout Fee or Liquidation Fee, as applicable.

The total amount of Workout Fees and Liquidation Fees that are payable by the issuing entity with respect to each Mortgage Loan, Serviced Whole Loan or REO Loan throughout the period such Mortgage Loan or the Mortgage Loan relating to such Serviced Whole Loan (or REO Loan) is an asset of the issuing entity will be subject to an aggregate cap of $1,000,000. For the purposes of determining whether any such cap has been reached with respect to a special servicer and a Mortgage Loan, Serviced Whole Loan or REO Loan, only the Workout Fees and Liquidation Fees paid to such special servicer with respect to such Mortgage Loan, Serviced Whole Loan or REO Loan will be taken into account, and any Workout Fees or Liquidation Fees for any other Mortgage Loans, Serviced Whole Loans or REO Loans will not be taken into account (and any Workout Fees or Liquidation Fees paid to a predecessor or successor special servicer will also not be taken into account).

In addition, the special servicer will also be entitled to retain, as additional servicing compensation:

●	100% of any Modification Fees and consent fees (or similar fees) related to Specially Serviced Loans,

●	50% of any Modification Fees and consent fees (or similar fees) related to any consents, modifications, waivers, extensions or amendments of any Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans that involve one or more Major Decisions or Special Servicer Decisions (whether or not processed by the special servicer),

●	100% of any assumption fees on Specially Serviced Loans,

●	50% of assumption fees with respect to Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans involve a Major Decision or Special Servicer Decision (whether or not processed by the special servicer),

●	100% of assumption application fees received with respect to the Mortgage Loans (and the related Serviced Companion Loans) for which the special servicer is processing the underlying assumption related transaction,

●	100% of beneficiary statement charges to the extent such beneficiary statements are prepared by the special servicer (but not including prepayment premiums or yield maintenance charges),

●	any interest or other income earned on deposits in the REO Accounts, and

●	Net Default Interest and any late payment fees that accrued during a Collection Period on any Specially Serviced Loan to the extent collected by the issuing entity and remaining after application thereof during such Collection Period to reimburse interest on Advances with respect to such Specially Serviced Loan and to reimburse the issuing entity for certain expenses of the issuing entity with respect to such Specially Serviced Loan; provided, however, that with respect to a Mortgage Loan that has a related Serviced Companion Loan, Net Default Interest and late payment fees will be allocated as provided in and subject to the terms of the related intercreditor agreement and the applicable pooling and servicing agreement.

“Modification Fees” means, with respect to any Mortgage Loan or Serviced Companion Loan, any and all fees with respect to a modification, restructure, extension, waiver or amendment that modifies, restructures, extends, amends or waives any term of the related Mortgage Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer (other than all assumption fees, consent fees, assumption application fees, defeasance fees and similar fees). For each modification, restructure, extension, waiver or amendment in connection with the working out of a Specially Serviced Loan, the Modification Fees collected from the related borrower will be subject to a cap of 1% of the outstanding principal balance of such Mortgage Loan or Serviced Companion Loan on the closing date of the related modification, restructure, extension, waiver or amendment (prior to giving effect to such modification, restructure, extension, waiver or amendment); provided that no aggregate cap exists in connection with the amount of Modification Fees which may be collected from the borrower with respect to any Specially Serviced Loan or REO Loan.

“Sole Certificateholder” is any Certificateholder (or Certificateholders, provided that they act in unanimity) holding 100% of the then-outstanding certificates (including certificates with Certificate Balances that have been actually or notionally reduced by any Realized Losses or VRR Realized Losses, as applicable, or Appraisal Reduction Amounts, but excluding the Class S and Class R certificates) or an assignment of the Voting Rights thereof; provided that the Certificate Balances or the Notional Amounts of the Class X-A, Class X-B and Class X-D certificates and the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class  A-M, Class B, Class C, Class D and Class E certificates have been reduced to zero.

“Offsetting Modification Fees” means, with respect to any Mortgage Loan, Serviced Whole Loan or REO Loan and with respect to any Workout Fee or Liquidation Fee payable by the issuing entity, any and all Modification Fees collected by the special servicer as additional servicing compensation, but only to the extent that (1) such Modification Fees were earned and collected by the special servicer (A) in connection with the workout or liquidation (including partial liquidation) of a Specially Serviced Loan or REO Loan as to which the subject Workout Fee or Liquidation Fee became payable or (B) in connection with any workout of a Specially Serviced Loan that closed within the prior 18 months (determined as of the closing day of the workout or liquidation as to which the subject Workout Fee or Liquidation Fee became payable) and (2) such Modification Fees were earned in connection with a modification, restructure, extension, waiver or amendment of such Mortgage Loan, Serviced Whole Loan or REO Loan at a time when such Mortgage Loan, Serviced Whole Loan or REO Loan was a Specially Serviced Loan.

The PSA will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any compensation or any other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) from any person (including, without limitation, the issuing entity, any borrower, any manager, any guarantor or indemnitor in respect of a Mortgage Loan or Whole Loan and any purchaser of any Mortgage Loan, Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan (or Serviced Whole Loan, if applicable), the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA, other than Permitted Special Servicer/Affiliate Fees and compensation and other remuneration expressly provided for in the PSA.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, customary title agent fees and insurance commissions and fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan, Serviced Whole Loan or REO Property.

Disclosable Special Servicer Fees

The PSA will provide that, with respect to each Collection Period, the special servicer must deliver or cause to be delivered to the master servicer within 2 business days following the Determination Date, and the master servicer will deliver, to the extent it has received, to the certificate administrator, without charge and on the same day as the master servicer is required to deliver the CREFC® Investor Reporting Package for such Distribution Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates during the related Collection Period. Such report may omit any such information that has previously been delivered to the certificate administrator by the master servicer or the special servicer. No such report will be due in any month during which no Disclosable Special Servicer Fees were received.

“Disclosable Special Servicer Fees” means, with respect to any Serviced Mortgage Loan and any related Serviced Companion Loan or REO Property, any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, and as a result of any other fee-sharing arrangement) received or retained by the special servicer or any of its affiliates that is paid by any person (including, without limitation, the issuing entity, any borrower, any manager, any guarantor or indemnitor in respect of a Serviced Mortgage Loan and any related Serviced Companion Loan and any purchaser of any Serviced Mortgage Loan and any related Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Serviced Mortgage Loan and any related Serviced Companion Loan, if applicable, the management or disposition of any REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the PSA; provided that any compensation and other remuneration that the master servicer or the certificate administrator is permitted to receive or retain pursuant to the terms of the PSA in connection with its respective duties in such capacity as master servicer or certificate administrator under the PSA will not be Disclosable Special Servicer Fees.

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”). The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of interest on each Mortgage Loan and REO Loan (prior to application of such interest payments to make payments on the certificates) and will accrue at a rate (the “Certificate Administrator/Trustee Fee Rate”), equal to 0.00894% per annum, and will be computed on the same accrual basis as interest accrues on the related Mortgage Loan and based on the Stated Principal Balance of the related Mortgage Loan or REO Loan as of the Due Date in the immediately preceding Collection Period. The Certificate Administrator/Trustee Fee will be paid to the certificate administrator and the certificate administrator will be required to remit to the trustee the trustee fee in accordance with the terms of the PSA from the Certificate Administrator/Trustee Fee. In addition, the trustee and certificate administrator will each be entitled to recover from the issuing entity all reasonable unanticipated expenses and disbursements incurred or made by such party in accordance with any of the provisions of the PSA, but not including routine expenses incurred in the ordinary course of performing its duties as trustee or certificate administrator, as applicable, under the PSA, and not including any expense, disbursement or advance as may arise from its willful misconduct, negligence, fraud or bad faith.

Operating Advisor Compensation

An operating advisor fee (the “Operating Advisor Fee”) will be payable to the operating advisor monthly from amounts received with respect to each Mortgage Loan and REO Loan (including Non-Serviced Mortgage Loans, but excluding any Companion Loans) and will accrue at a rate equal to the applicable Operating Advisor Fee Rate with respect to each such Mortgage Loan or REO Loan on the Stated Principal Balance of the related Mortgage Loan or REO Loan and will be calculated on the same interest accrual basis as the related Mortgage Loan or REO Loan and prorated for any partial periods.

The “Operating Advisor Fee Rate” for each Interest Accrual Period is a per annum rate equal to 0.00213% with respect to each such Mortgage Loan (except the 888 Figueroa, Uline Arena, Pharr Town Center and Liberty MA Portfolio Mortgage Loans), (ii) 0.00346% with respect to the 888 Figueroa Mortgage Loan, (iii) 0.00451% with respect to the Uline Arena Mortgage Loan, (iv) 0.00463% with respect to the Pharr Town Center Mortgage Loan and (v) 0.00713% with respect to the Liberty MA Portfolio Mortgage Loan.

An Operating Advisor Consulting Fee will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation rights. The “Operating Advisor Consulting Fee” will be a fee for each such Major Decision equal to $10,000 (or, such lesser amount as the related borrower agrees to pay) with respect to any Mortgage Loan; provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision.

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates, but with respect to the Operating Advisor Consulting Fee only to the extent that such fee is actually received from the related borrower. If the operating advisor has consultation rights with respect to a Major Decision, the PSA will require the master servicer or the special servicer processing the Major Decision to use efforts to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision that are consistent with the efforts that the master servicer or the special servicer, as applicable, would use to collect any borrower-paid fees not specified in the related loan documents owed to it in accordance with the Servicing Standard, but only to the extent not prohibited by the related loan documents; but in no event may take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection. The master servicer or special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard provided that the master servicer or the special servicer, as applicable, will be required to consult on a non-binding basis with the operating advisor prior to any such waiver or reduction.

In addition to the Operating Advisor Fee and the Operating Advisor Consulting Fee, the operating advisor will be entitled to reimbursement of Operating Advisor Expenses in accordance with the terms of the PSA. “Operating Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts or additional trust fund expenses payable to the operating advisor pursuant to the PSA (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

Similar fees and/or fee provisions to those described above will be (or are expected to be) payable to the applicable operating advisor (if any) under each Non-Serviced PSA with respect to the related Non-Serviced Mortgage Loan, although there may be differences in the calculations of such fees.

Asset Representations Reviewer Compensation

With respect to each Delinquent Loan that is subject to an Asset Review, the asset representations reviewer will be entitled to a fee that is a reasonable and customary hourly fee charged by the asset representations reviewer for similar consulting assignments at the time of such review and any related costs and expenses; provided that the total payment to the asset representations reviewer will not be greater than the Asset Representations Reviewer Fee Cap (the “Asset Representations Reviewer Asset Review Fee”).

With respect to an individual Asset Review Trigger and the Mortgage Loans that are Delinquent Loans and are subject to an Asset Review (the “Subject Loans”), the “Asset Representations Reviewer Fee Cap” will equal the sum of: (i) $16,000 multiplied by the number of Subject Loans, plus (ii) $1,600 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,100 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,100 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated, for the year of the Closing Date and for the year of the occurrence of the Asset Review.

Similar fees and/or fee provisions to those described above will be (or are expected to be) payable to the applicable asset representations reviewer (if any) under each Non-Serviced PSA with respect to the related Non-Serviced Mortgage Loan, although there may be differences in the calculations of such fees.

The related mortgage loan seller with respect to each Delinquent Loan that is subject to an Asset Review will be required to pay the portion of the Asset Representations Reviewer Asset Review Fee attributable to the Delinquent Loan contributed by it, as allocated on the basis of the hourly charges and costs and expenses incurred with respect to its related Delinquent Loans; provided that if the total charge for the asset representations reviewer on an hourly fee plus costs and expenses basis would exceed the Asset Representations Reviewer Fee Cap, each mortgage loan seller’s required payment will be reduced pro rata according to its proportion of the total charges until the aggregate amount owed by all mortgage loan sellers is equal to the Asset Representations Reviewer Fee Cap; provided, however, that if the related mortgage loan seller (i) is insolvent or (ii) at any time after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such certificates, fails to pay such amount within 90 days of written request by the asset representations reviewer, such fee will be paid by the trust following delivery by the asset representations reviewer of evidence reasonably satisfactory to the master servicer or the special servicer, as applicable, of such insolvency or failure to pay such amount; provided, further, that notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller and the master servicer or the special servicer, as applicable, will be required, to the extent consistent with the Servicing Standard, to pursue remedies against such mortgage loan seller in order to seek recovery of such amounts from such mortgage loan seller or its insolvency estate. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related mortgage loan seller.

CREFC® Intellectual Property Royalty License Fee

CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any Serviced Companion Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan, REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan or REO Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the issuing entity pursuant to the PSA. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan is a rate equal to 0.00050% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur on the earliest of:

(i)      the date on which such Mortgage Loan or Serviced Whole Loan becomes a Modified Mortgage Loan (as defined below),

(ii)     the 120th day following the occurrence of any uncured delinquency in Periodic Payments with respect to such Mortgage Loan or Serviced Whole Loan,

(iii)     the 30th day following the date on which the related borrower has filed a bankruptcy petition, the 30th day following the date on which a receiver is appointed and continues in such capacity in respect of a Mortgaged Property securing such Mortgage Loan or Serviced Whole Loan or the 60th day following the related borrower becomes the subject of involuntary bankruptcy proceedings and such proceedings are not dismissed in respect of a Mortgaged Property securing such Mortgage Loan or Serviced Whole Loan,

(iv)     the date on which the Mortgaged Property securing such Mortgage Loan or Serviced Whole Loan becomes an REO Property, and

(v)      a payment default has occurred with respect to the related balloon payment; provided, however, that if (A) the related borrower is diligently seeking a refinancing or sale of the related Mortgaged Property or Mortgaged Properties and delivers, on or prior to the related maturity date or extended maturity date, a statement to that effect, and delivers, within 30 days following the related maturity date or extended maturity date, a refinancing commitment, letter of intent or otherwise binding application for refinancing from an acceptable lender or a signed purchase agreement reasonably acceptable to the master servicer (who will be required to promptly deliver a copy to the special servicer, the operating advisor and the Directing Holder (but only for so long as no Consultation Termination Event has occurred and is continuing)), (B) the related borrower continues to make its Assumed Scheduled Payment, and (C) no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Companion Loan, then an Appraisal

Reduction Event will not occur until the earlier of (1) 120 days beyond the related maturity date or extended maturity date and (2) the termination of the refinancing commitment.

A “Modified Mortgage Loan” is any Specially Serviced Loan which has been modified by the special servicer in a manner that: (a) reduces or delays the amount or timing of any payment of principal or interest due thereon (other than, or in addition to, bringing current Periodic Payments with respect to such Mortgage Loan or Serviced Whole Loan); (b) except as expressly contemplated by the related mortgage, results in a release of the lien of the mortgage on any material portion of the related Mortgaged Property without a corresponding principal prepayment in an amount not less than the fair market value (as-is) of the property to be released; or (c) in the reasonable good faith judgment of the special servicer, otherwise materially impairs the value of the security for such Mortgage Loan or Serviced Companion Loan or reduces the likelihood of timely payment of amounts due thereon.

No Appraisal Reduction Event may occur at any time when the Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

The “Appraisal Reduction Amount” for any Distribution Date and for any Serviced Mortgage Loan and any related Serviced Companion Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the master servicer (and, prior to the occurrence of a Consultation Termination Event, in consultation with the Directing Holder and, after the occurrence and during the continuance of an Operating Advisor Consultation Event, in consultation with the operating advisor), as of the first Determination Date that is at least 10 business days following the later of (i) the date the master servicer receives from the special servicer the related appraisal or the special servicer’s Small Loan Appraisal Estimate and (ii) the occurrence of such Appraisal Reduction Event equal to the excess of:

(a)   the Stated Principal Balance of that Mortgage Loan or the Stated Principal Balance of the applicable Serviced Whole Loan, as the case may be, over

(b)   the excess of:

(i)  the sum of:

●	90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that Mortgage Loan or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the master servicer as a Servicing Advance), minus such downward adjustments as the special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant, or (B) by an internal valuation performed by the special servicer with respect to any Mortgage Loan or Serviced Whole Loan with an outstanding principal balance less than $2,000,000;

●	all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; and

●	all insurance and casualty proceeds and condemnation awards that constitute collateral for the related Mortgage Loan or Serviced Whole Loan; over

(ii)  the sum as of the Due Date occurring in the month of the date of determination of:

●	to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate (and any accrued and unpaid interest on any Subordinate Companion Loan);

●	all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan;

●	all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan, Serviced Whole Loan (which tax, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer or the trustee, as applicable); and

●	any other unpaid additional expenses of the issuing entity in respect of such Mortgage Loan or Serviced Whole Loan.

Each Serviced Whole Loan will be treated as a single Mortgage Loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loan, as applicable, that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount in respect of any Serviced Whole Loan (other than a Serviced AB Whole Loan) with a Pari Passu Companion Loan will be allocated in accordance with the related Intercreditor Agreement or, if no allocation is specified in the related Intercreditor Agreement, then, pro rata, between the related Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan based upon their respective Stated Principal Balances. Any Appraisal Reduction Amount in respect of a Serviced AB Whole Loan will be allocated, first, to the Subordinate Companion Loan (until its principal balance is notionally reduced to zero by such related Appraisal Reduction Amounts) and second, in accordance with the related Intercreditor Agreement or, if no allocation is specified in the related Intercreditor Agreement, then, pro rata, between the related Serviced Pari Passu Mortgage Loan and any related Pari Passu Companion Loan based upon their respective Stated Principal Balances.

The special servicer will be required to, with respect to a Mortgage Loan having a Stated Principal Balance of $2,000,000 or higher, order and use efforts consistent with the Servicing Standard to obtain an appraisal, and with respect to a Mortgage Loan having a Stated Principal Balance of less than $2,000,000, conduct a valuation (such valuation, a “Small Loan Appraisal Estimate”) or order and use efforts consistent with the Servicing Standard to obtain an appraisal, within 60 days of the occurrence of an Appraisal Reduction Event (other than with respect to a Non-Serviced Whole Loan). On the first Determination Date occurring on or after the tenth business day following the later of (i) the date the master servicer receives from the special servicer the related appraisal or the special servicer’s Small Loan Appraisal Estimate and (ii) the occurrence of such Appraisal Reduction Event, the master servicer will be required to calculate and report to the special servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence of any Consultation Termination Event, the Directing Holder (for so long as no Consultation Termination Event has occurred), the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation and receipt of information reasonably requested by the master servicer from the special servicer, to the extent such information is in the possession of the special servicer, necessary to calculate the Appraisal Reduction Amount. Such report will also be forwarded by the master servicer, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold, or to the holder of any related Serviced Companion Loan by the master servicer.

In the event that the special servicer has not received any required MAI appraisal within 60 days after the Appraisal Reduction Event, the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal is received by the special servicer. The Appraisal Reduction Amount is calculated as of the first Determination Date that is at least ten business days after the later of (i) the special servicer’s delivery of such MAI appraisal or Small Loan Appraisal Estimate to the master servicer and (ii) the occurrence of such Appraisal Reduction Event. The special servicer, upon reasonable request, will be required to deliver to the master servicer any information in the special servicer’s possession reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount.

Other than with respect to a Non-Serviced Mortgage Loan, contemporaneously with the earliest of (i) the effective date of any modification of the maturity date or extended maturity date, Mortgage Rate, principal balance or amortization terms of any Mortgage Loan or Serviced Whole Loan or any other term thereof, any extension of the maturity date or extended maturity date of a Mortgage Loan or Serviced Whole Loan or consent to the release of any Mortgaged Property or REO Property from the lien of the related Mortgage other than pursuant to the terms of the Mortgage Loan or Serviced Whole Loan; (ii) the occurrence of an Appraisal Reduction Event; (iii) a default in the payment of a balloon payment for which an extension has not been granted; or (iv) the date on which the special servicer, consistent with the Servicing Standard, requests an Updated Appraisal, the special servicer will be required to use commercially reasonable efforts to obtain an Updated Appraisal (or a letter update for an existing appraisal which is less than two years old) of the Mortgaged Property or REO Property, as the case may be, from an independent MAI appraiser (an “Updated Appraisal”) or a Small Loan Appraisal Estimate, as applicable, in each case within 60 days of such request, provided that, the special servicer will not be required to obtain an Updated Appraisal or Small Loan Appraisal Estimate of any Mortgaged Property with respect to which there exists an appraisal or Small Loan Appraisal Estimate which is less than 12 months old.

For so long as a Mortgage Loan or Serviced Whole Loan is a Specially Serviced Loan, the special servicer is required within 30 days of the end of each 9-month period following the related Appraisal Reduction Event to use commercially reasonable efforts to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by the master servicer as a Servicing Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Account), or to conduct an internal valuation, as applicable. Based upon the appraisal or valuation and receipt of information reasonably requested by the master servicer from the special servicer, to the extent such information is in the possession of, or reasonably obtainable at no additional expense by, the special servicer, necessary to calculate the Appraisal Reduction Amount, the master servicer is required to determine or redetermine, as applicable, and report to the special servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence of a Consultation Termination Event, the Directing Holder, the calculated or recalculated amount of the Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, as applicable. Such report will also be forwarded to the holder of any related Companion Loan by the master servicer. With respect to any Mortgage Loan, prior to the occurrence of a Consultation Termination Event, the special servicer will consult with the Directing Holder, with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount. Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 9-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the master servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan.

Each Non-Serviced Mortgage Loan is subject to the provisions in the related Non-Serviced PSA relating to appraisal reductions that are similar, but not necessarily identical, to the provisions described above. The existence of an appraisal reduction under the related Non-Serviced PSA in respect of any Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on a Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders. Pursuant to the related Non-Serviced PSA, each Non-Serviced Mortgage Loan will be treated together with each related Non-Serviced Companion Loan as a single Mortgage Loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise such Non-Serviced Whole Loan. Any appraisal reduction calculated with respect to any Non-Serviced Whole Loan will generally be allocated first, to any Subordinate Companion Loan and then, to the related Non-Serviced Mortgage Loan and the Non-Serviced Companion Loan, on a pro rata basis based upon their respective outstanding principal balances.

If any Serviced Mortgage Loan and any related Serviced Companion Loan previously subject to an Appraisal Reduction Amount that becomes a Corrected Loan, and with respect to which no other

Appraisal Reduction Event has occurred and is continuing, the Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance will be reduced, which will have the effect of reducing the amount of interest available to the VRR Interest (to the extent of the VRR Percentage of the reduction in such P&I Advance), on the one hand, and to the most subordinate class of certificates then-outstanding (i.e., first, to the Class J-RR certificates, second, to the Class H-RR certificates, third, to the Class G-RR certificates, fourth, to the Class F certificates, fifth, to the Class E certificates, sixth, to the Class D certificates, seventh, to the Class C certificates, eighth, to the Class B certificates, ninth, to the Class A-M certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates to the extent of the Non-VRR Percentage of the reduction in such P&I Advance), on the other hand. See “Pooling and Servicing Agreement—Advances”.

As of the first Determination Date following a Serviced Mortgage Loan becoming an AB Modified Loan, the master servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the special servicer with respect to such Mortgage Loan and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by the master servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the master servicer will be required to (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the master servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the master servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the master servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by any other party to the PSA that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the master servicer thereof. The special servicer, upon reasonable prior written request, will provide the master servicer with information in its possession (or that is obtainable at no additional expense) that is reasonably required to calculate or recalculate any Collateral Deficiency Amount. None of the special servicer, the trustee or the certificate administrator will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount” as of any date of determination, is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The certificate administrator will be entitled to conclusively rely on the master servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such

AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided, that in the case of an Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the master servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The certificate administrator will be entitled to conclusively rely on the master servicer’s calculation or determination of any Collateral Deficiency Amount.

For purposes of determining the Non-Reduced Certificates, the Controlling Class and the occurrence of a Control Termination Event, the VRR Percentage of any Appraisal Reduction Amounts will be allocated to the VRR Interest to notionally reduce (to not less than zero) the Certificate Balance thereof, and the Non-VRR Percentage of any Appraisal Reduction Amounts will be allocated to each class of Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class J-RR certificates, second, to the Class H-RR certificates, third, to the Class G-RR certificates, fourth, to the Class F certificates, fifth, to the Class E certificates, sixth, to the Class D certificates, seventh, to the Class C certificates, eighth, to the Class B certificates, ninth, to the Class A-M certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates). In addition, for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, the Non-VRR Percentage of Collateral Deficiency Amounts allocated to a related AB Modified Loan will be allocated to each class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class J-RR certificates, second, to the Class H-RR certificates, third, to the Class G-RR certificates, and fourth, to the Class F certificates). For the avoidance of doubt, for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, any class of Control Eligible Certificates will be allocated the Non-VRR Percentage of both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts (the sum of which will constitute the applicable “Cumulative Appraisal Reduction Amount”), as described in this paragraph.

With respect to (i) any Appraisal Reduction Amount calculated for purposes of determining the Non-Reduced Certificates and (ii) any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The master servicer will be required to promptly notify the certificate administrator of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the certificate administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the certificate administrator’s website.

Any class of Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order a supplemental appraisal of any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The special servicer will use its reasonable efforts to obtain an appraisal prepared on an “as-is” basis by an MAI appraiser reasonably acceptable to the special servicer within 60 days from receipt of the Requesting Holders’ written request. Upon receipt of such supplemental appraisal, the special servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount is warranted and, if so warranted, the master servicer will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such supplemental appraisal and receipt of information reasonably requested by the master servicer from the special servicer, to the extent such information is in the possession of, or reasonably obtainable at no additional expense by, the special servicer, to make such recalculation. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, if applicable.

In addition, the Requesting Holders of any Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order an additional appraisal of any Serviced Mortgage Loan for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount if an event has occurred at, or with regard to, the related Mortgaged Property or Mortgaged Properties that would have a material effect on its appraised value, and the special servicer is required to use reasonable efforts to obtain an appraisal from an MAI appraiser reasonably acceptable to the special servicer within 60 days from receipt of the Requesting Holders’ written request; provided that the special servicer will not be required to obtain such appraisal if it determines in accordance with the Servicing Standard that no events at, or with regard to, the related Mortgaged Property or Mortgaged Properties have occurred that would have a material effect on the Appraised Value of the related Mortgaged Property or Mortgaged Properties. The right of the holders of an Appraised-Out Class to require the special servicer to order an additional appraisal as described in this paragraph will be limited to no more frequently than once in any 9-month period with respect to any Mortgage Loan.

Any Appraised-Out Class for which the Requesting Holders are challenging the master servicer’s Appraisal Reduction Amount or Collateral Deficiency Amount determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such class is reinstated as the Controlling Class. The rights of the Controlling Class will be exercised by the next most senior Control Eligible Certificates, if any, during such period.

With respect to each Non-Serviced Mortgage Loan, the related directing holder will be subject to provisions similar to those described above. See ““Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below. With respect to an AB Whole Loan, the holder of the related Subordinate Companion Loan may in certain circumstances post collateral to avoid a change of control as described in “Description of the Mortgage Pool—The Whole Loans—The AB Whole Loans”.

Maintenance of Insurance

In the case of each Serviced Mortgage Loan and any related Serviced Companion Loan, as applicable (but excluding any Serviced Mortgage Loan as to which the related Mortgaged Property has become an REO Property), the master servicer will be required to use commercially reasonable efforts consistent with the Servicing Standard to cause the related borrower to maintain the following insurance coverage (including identifying the extent to which such borrower is maintaining insurance coverage and, if such borrower does not so maintain, the master servicer will be required to itself cause to be maintained) for the related Mortgaged Property: (a) except where the Mortgage Loan documents permit a borrower to rely on self-insurance provided by a tenant, a fire and casualty extended coverage insurance policy that does not provide for reduction due to depreciation, in an amount that is at least equal to the lesser of the full replacement cost of the improvements securing the Mortgage Loan or Serviced Whole Loan, as applicable, or the Stated Principal Balance of the Mortgage Loan or the Serviced Whole Loan, as applicable, but, in any event, in an amount sufficient to avoid the application of any co-insurance clause, and (b) all other insurance coverage as is required (including, but not limited to, coverage for acts of terrorism), subject to applicable law, under the related Mortgage Loan documents.

Notwithstanding the foregoing,

(i)     the master servicer will not be required to maintain any earthquake or environmental insurance policy on any Mortgaged Property unless the trustee has an insurable interest and such insurance policy was (x) in effect at the time of the origination of such Mortgage Loan or the Serviced Whole Loan, as applicable, or (y) required by the related Mortgage Loan documents and is available at commercially reasonable rates; provided that the master servicer will be required to require the related borrower to maintain such insurance in the amount, in the case of clause (x), maintained at origination, and in the case of clause (y), required by such Mortgage Loan or Serviced Whole Loan, in each case, to the extent such amounts are available at commercially reasonable rates and to the extent the trustee has an insurable interest;

(ii)    if and to the extent that any Mortgage Loan document grants the lender thereunder any discretion (by way of consent, approval or otherwise) as to the insurance provider from whom the related borrower is to obtain the requisite insurance coverage, the master servicer must (to the extent consistent with the Servicing Standard) require the related borrower to obtain the requisite insurance coverage from qualified insurers that meet the required ratings set forth in the PSA;

(iii)   the master servicer will have no obligation beyond using its reasonable efforts consistent with the Servicing Standard to enforce those insurance requirements against any borrower; provided that this will not limit the master servicer’s obligation to obtain and maintain a force-placed insurance policy as set forth in the PSA;

(iv)   except as provided below, in no event will the master servicer be required to cause the borrower to maintain, or itself obtain, insurance coverage to the extent that the failure of such borrower to maintain insurance coverage is an Acceptable Insurance Default (as determined by the master servicer or the special servicer, as applicable, subject to the discussion under “—The Directing Holder” and “—The Operating Advisor” below in this prospectus);

(v)    to the extent the master servicer itself is required to maintain insurance that the borrower does not maintain, the master servicer will not be required to maintain insurance other than what is available on a force-placed basis at commercially reasonable rates, and only to the extent the issuing entity as lender has an insurable interest thereon; and

(vi)   any explicit terrorism insurance requirements contained in the related Mortgage Loan documents are required to be enforced by the master servicer in accordance with the Servicing Standard (unless the master servicer or the special servicer, as applicable, with the consent of, if no Control Termination Event has occurred and is continuing, the Directing Holder, and after consultation with the Risk Retention Consultation Parties and the Operating Advisor in accordance with the PSA, has consented to a waiver (including a waiver to permit the master servicer to accept insurance that does not comply with specific requirements contained in the Mortgage Loan documents) in writing of that provision in accordance with the Servicing Standard); provided that the master servicer or the special servicer, as applicable, will be required to promptly notify the other servicer in writing of such waiver.

With respect to each REO Property, the special servicer will generally be required to use reasonable efforts, consistent with the Servicing Standard, to maintain with an insurer meeting certain criteria set forth in the PSA (subject to the right of the special servicer to direct the master servicer to make a Servicing Advance for the costs associated with coverage that the special servicer determines to maintain, in which case the master servicer will be required to make that Servicing Advance (subject to the recoverability determination and Servicing Advance procedures described above under “—Advances” in this prospectus)) to the extent reasonably available at commercially reasonable rates and to the extent the trustee has an insurable interest (a) a fire and casualty extended coverage insurance policy, which does not provide for reduction due to depreciation, in an amount that is at least equal to the lesser of the full replacement value of the Mortgaged Property or the Stated Principal Balance of the Serviced Mortgage Loan, REO Loan or Serviced Whole Loan, as applicable (or such greater amount of coverage required by the related Mortgage Loan documents (unless such amount is not available or, if no Control Termination Event has occurred and is continuing, the Directing Holder has consented to a lower amount)), but, in any event, in an amount sufficient to avoid the application of any co-insurance clause, (b) a comprehensive general liability insurance policy with coverage comparable to that which would be required under prudent lending requirements and in an amount not less than $1,000,000 per occurrence and (c) to the extent consistent with the Servicing Standard, a business interruption or rental loss insurance covering revenues or rents for a period of at least 12 months. However, the special servicer will not be required in any event to maintain or obtain insurance coverage described in this paragraph beyond what is reasonably available at a commercially reasonable rates and consistent with the Servicing Standard, and in no case will any such insurance be an expense of the special servicer.

If either (x) the master servicer or the special servicer obtains and maintains, or causes to be obtained and maintained, a blanket policy or master force-placed policy insuring against hazard losses on all of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the Serviced Whole Loans and the REO Properties, as applicable, as to which it is the master servicer or the special servicer, as the case may be, then, to the extent such policy (i) is obtained from an insurer meeting certain criteria set forth in the PSA, and (ii) provides protection equivalent to the individual policies otherwise required or (y) the master servicer or special servicer, as applicable, meetings the ratings requirements of the Rating Agencies set forth in the PSA, and the master servicer or the special servicer self-insures for its obligation to maintain the individual policies otherwise required, then the master servicer or special servicer, as the case may be, will conclusively be deemed to have satisfied its obligation to cause hazard insurance to be maintained on the related Mortgaged Properties or REO Properties, as applicable. Such a blanket or master force-placed policy may contain a deductible clause (not in excess of a customary amount), in which case the master servicer or the special servicer, as the case may be, that maintains such policy will be required, if there has not been maintained on any Mortgaged Property securing a Serviced Mortgage Loan or REO Property thereunder a hazard insurance policy complying with the requirements described above, and there has been one or more losses that would have been covered by such an individual policy, to promptly deposit into the Collection Account (or, with respect to a Serviced Whole Loan, the related separate custodial account), from its own funds, the amount not otherwise payable under the blanket or master force-placed policy in connection with such loss or losses because of such deductible clause to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan or the related Serviced Whole Loan (or, in the absence of any such deductible limitation, the deductible limitation for an individual policy which is consistent with the Servicing Standard).

With respect to the payment of insurance premiums and delinquent tax assessments, in the event that the master servicer determines that a Servicing Advance of such amounts would not be recoverable, that master servicer will be required to notify the trustee, the certificate administrator and the special servicer of such determination. Upon receipt of such notice, the master servicer (with respect to any Mortgage Loan or Serviced Whole Loan that is not a Specially Serviced Loan) and the special servicer (with respect to any Specially Serviced Loan or REO Property) will be required to determine (with the reasonable assistance of the master servicer) whether or not payment of such amount (i) is necessary to preserve the related Mortgaged Property and (ii) would be in the best interests of the Certificateholders (and in the case of a Serviced Companion Loan, the holder of the related Serviced Companion Loan, as a collective whole as if such Certificateholders and Serviced Companion Loan holder constituted a single lender). If the master servicer or the special servicer determines that such payment (i) is necessary to preserve the related Mortgaged Property and (ii) would be in the best interests of the Certificateholders and, in the case of any Serviced Companion Loan, the related Serviced Companion Loan Holders, the special servicer (in the case of a determination by the special servicer) will be required to direct the master servicer to make such payment, who will then be required to make such payment from the Collection Account (or, with respect to a Serviced Whole Loan, the related custodial account) to the extent of available funds.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans or any Serviced Whole Loan, nor will any Mortgage Loan be subject to Federal Housing Administration insurance.

“Acceptable Insurance Default” means, with respect to any Serviced Mortgage Loan and any related Serviced Companion Loan, any default arising by reason of the failure of the related borrower to maintain standard extended coverage casualty insurance or other insurance that covers acts of terrorism, as to which the master servicer or the special servicer, as applicable, has determined, in accordance with the Servicing Standard (and (i) unless a Control Termination Event has occurred and is continuing, with the consent of the Directing Holder (or, if a Control Termination Event has occurred and is continuing, but no Consultation Termination Event has occurred and is continuing, after the special servicer has consulted with the Directing Holder) and (ii) with respect to any Specially Serviced Loan, after consultation with the

Risk Retention Consultation Parties (but, in either case, other than with respect to any Mortgage Loan that is an Excluded Loan as to any such party)), that either:

(x)       such insurance is not available at commercially reasonable rates and the subject hazards are not at the time commonly insured against for properties similar to the Mortgaged Property and located in or around the geographic region in which such Mortgaged Property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or

(y)       such insurance is not available at any rate;

provided that the Directing Holder and the Risk Retention Consultation Parties, as applicable, will not have more than 30 days to respond to the special servicer’s request for such consent or consultation, as applicable; provided, further, that upon the special servicer’s determination, consistent with the Servicing Standard, that exigent circumstances do not allow the special servicer to consult with the Directing Holder, or the Risk Retention Consultation Parties, as applicable, the special servicer will not be required to do so.

Modifications, Waivers and Amendments

The PSA will permit (a) as to Mortgage Loans that are non-Specially Serviced Loans and actions that do not involve Major Decisions or Special Servicer Decisions, the master servicer, or (b)(i) with respect to any Specially Serviced Loan or (ii) as to Major Decisions or Special Servicer Decisions irrespective of whether such Mortgage Loan is a Specially Serviced Loan, the special servicer, in each case subject to (x) the rights of the Directing Holder and (y) with respect to a Serviced AB Whole Loan, the rights of the holder of the related Subordinate Companion Loans, and, after consultation with the operating advisor to the extent described under “—The Operating Advisor” in this prospectus, to modify, waive, amend, consent or take such other action with respect to any term of any Serviced Mortgage Loan and any related Serviced Companion Loan if such modification, waiver, amendment, consent or other action (i) is consistent with the Servicing Standard and (ii) would not constitute a “significant modification” of such Mortgage Loan or Serviced Companion Loan pursuant to Treasury regulations Section 1.860G-2(b) and would not otherwise (A) cause either Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon either Trust REMIC or the issuing entity (including but not limited to the tax on “prohibited transactions” as defined in Code Section 860F(a)(2) and the tax on contributions to a REMIC set forth in Code Section 860G(d), but not including the tax on “net income from foreclosure property” under Code Section 860G(c)).

Notwithstanding the foregoing, (i) the master servicer and special servicer may mutually agree as provided in the PSA that the master servicer will process any of the foregoing matters that are Major Decisions or Special Servicer Decisions with respect to any non-Specially Serviced Loan, and (ii) with respect to MPCC Mortgage Loans that are non-Specially Serviced Loans, the master servicer will process any of the foregoing matters that are Major Decisions or Special Servicer Decisions. In the case of either clause (i) or (ii) of the prior sentence, the master servicer must obtain the consent (or deemed consent) of the special servicer as provided below.

In connection with (i) the release of a Mortgaged Property or any portion of a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property (other than a Mortgaged Property securing the Non-Serviced Whole Loan) or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the master servicer or the special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan to value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will exclude the value of personal property and going concern value, if any.

In no event, however, may the master servicer or the special servicer extend the maturity of any Mortgage Loan, Serviced Whole Loan or Specially Serviced Loan to a date occurring later than the earlier of (A) five years prior to the Rated Final Distribution Date and (B) if the Mortgage Loan, Serviced Whole

Loan or Specially Serviced Loan is secured solely or primarily by a ground lease (or, with respect to a leasehold interest where the borrower is the lessee and that is a space lease or an air rights lease, such space lease or air rights lease), the date 20 years prior to the expiration of the term of such ground lease (or, with respect to a leasehold interest where the borrower is the lessee and that is a space lease or an air rights lease, such space lease or air rights lease)(or 10 years prior to the expiration of such lease if the master servicer or the special servicer, as applicable, gives due consideration to the remaining term of the ground lease (or, with respect to a leasehold interest where the borrower is the lessee and that is a space lease or an air rights lease, such space lease or air rights lease) and such extension is in the best interest of the Certificateholders and if a Serviced Companion Loan is involved, the holder of the related Serviced Companion Loan (as a collective whole as if such Certificateholders and Serviced Companion Loan holder constituted a single lender) and, if no Control Termination Event has occurred and is continuing, with the consent of the Directing Holder).

In addition, neither the master servicer nor the special servicer may permit any borrower to add or substitute any collateral for an outstanding Serviced Mortgage Loan and any related Serviced Companion Loan, which collateral constitutes real property, unless the master servicer or the special servicer, as applicable, receives a Rating Agency Confirmation.

The special servicer will process (unless the special servicer and the master servicer mutually agree that the master servicer will process or the related Mortgage Loan is an MPCC Mortgage Loan that is a Serviced Mortgage Loan that is not a Specially Serviced Loan, as further described below) and consent to or refuse consent to, as applicable, all Major Decisions and Special Servicer Decisions, including, for the avoidance of doubt, all Major Decisions and Special Servicer Decisions with respect to an MPCC Mortgage Loan that is a Specially Serviced Loan. The special servicer will also be required to obtain the consent of the Directing Holder, and will be required to consult with the operating advisor, in connection with any Major Decision to the extent described under “—The Directing Holder” and “—The Operating Advisor”.

In addition, with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan), the following actions will be subject to the special servicer’s processing and consent or, if mutually agreed to by the special servicer and the master servicer or if the relevant Mortgage Loan is an MPCC Mortgage Loan, the master servicer will be required to process such request subject to the consent of the special servicer as further described below (each of the following, a “Special Servicer Decision”):

(a)   waivers regarding receipt of financial statements (other than immaterial timing waivers); and

(b)   decisions regarding whether or not to cure a ground lease.

Upon receiving a request for any matter described in this section that constitutes a Special Servicer Decision or a Major Decision with respect to a Serviced Mortgage Loan that is not a Specially Serviced Loan, the master servicer will be required to forward such request to the special servicer and, unless the master servicer and the special servicer mutually agree that the master servicer will process such request or the related Mortgage Loan is an MPCC Mortgage Loan, the special servicer will be required to process such request and the master servicer will have no further obligation with respect to such request or the Special Servicer Decision or Major Decision other than providing the special servicer with any reasonably requested information or documentation. In addition, the master servicer will be required to provide the special servicer with any notice that it receives relating to a default by the borrower under a ground lease where the collateral for the Mortgage Loan is the ground lease, and the special servicer will determine in accordance with the Servicing Standard whether to cure any borrower defaults relating to ground leases.

When the master servicer and the special servicer have mutually agreed that the master servicer will process a Major Decision or Special Servicer Decision or if the related Mortgage Loan is an MPCC Mortgage Loan, the special servicer’s consent will be required if the master servicer is recommending approval with respect to any non-Specially Serviced Loan, and the master servicer will be required to forward to the special servicer the written request from the borrower for modification, waiver, amendment or other action or consent that is a Major Decision or Special Servicer Decision, accompanied by the master servicer’s recommendation and analysis and any and all information in the master servicer’s possession that the special servicer may reasonably request to grant or withhold such consent. When the special servicer’s consent is required under the PSA, such consent will be deemed given 15 business days (or, in connection with an Acceptable Insurance Default, 90 days) after receipt (unless earlier objected to) by the special servicer from the master servicer of the master servicer’s written analysis and recommendation with respect to such proposed Major Decision or Special Servicer Decision together with such other information reasonably requested by the special servicer and reasonably available to the master servicer.

The master servicer or the special servicer, as applicable, is required to notify the trustee, the certificate administrator, the Directing Holder (other than during the period when a Consultation Termination Event has occurred and is continuing), the operating advisor (only if an Operating Advisor Consultation Event has occurred and is continuing), the depositor and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website), in writing, of any modification, waiver, material consent or amendment of any term of any Serviced Mortgage Loan and any related Serviced Companion Loan and the date of the modification and deliver a copy to the custodian for deposit in the related mortgage file, an original counterpart of the agreement relating to such modification, waiver, material consent or amendment, promptly (and in any event within 10 business days) following the execution of the agreement.

Any modification, extension, waiver or amendment of the payment terms of a Serviced Whole Loan will be required to be structured so as to be consistent with the allocation and payment priorities in the related Mortgage Loan documents and intercreditor agreement, if any, such that neither the issuing entity as holder of the Mortgage Loan nor a holder of any related Serviced Companion Loan gains a priority over the other such holder that is not reflected in the related Mortgage Loan documents and intercreditor agreement.

Any modification, waiver or amendment with respect to a Serviced Whole Loan may be subject to the consent of one or more holders of a related Serviced Companion Loan and the special servicer as described under “Description of the Mortgage Pool—The Whole Loans”.

See also “—The Directing Holder” and “—The Operating Advisor” for a description of the Directing Holder’s and the operating advisor’s rights with respect to modifications, waivers and amendments and reviewing and approving the Asset Status Report.

Mortgage Loans with “Due-on-Sale” and “Due-on-Encumbrance” Provisions

The master servicer (with respect to each non-Specially Serviced Loan, to the extent such action is not a Major Decision) and the special servicer (with respect to each Specially Serviced Loan and, to the extent such action is a Major Decision, each non-Specially Serviced Loan) will be required to determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a Mortgage Loan and any related Companion Loan containing a “due-on-sale” clause (1) to accelerate the payments on that Mortgage Loan and any related Companion Loan, as applicable, or (2) to withhold its consent to any sale or transfer, consistent with the Servicing Standard or (b) to waive its right to exercise such rights; provided, however, (i) that with respect to such waiver of rights that is a Major Decision, prior to the occurrence and continuance of any Control Termination Event and other than with respect to an Excluded Loan as to the Directing Holder, the special servicer has obtained the prior written consent (or deemed consent) of the Directing Holder (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event and other than with respect to an Excluded Loan as to the Directing Holder or the Risk Retention Consultation Party, as applicable, upon consultation with the Directing Holder and the Risk Retention Consultation Party) and, after the occurrence and continuance of an Operating Advisor Consultation Event, upon consultation with the operating advisor, and (ii) the master servicer or the special servicer, as applicable, has received a Rating Agency Confirmation from S&P, Fitch and DBRS (and, if the applicable Mortgage Loan is part of a Serviced Whole Loan, a Rating Agency Confirmation with respect to any commercial mortgage pass-through certificates backed by any related Serviced Companion Loan) with respect to any Mortgage Loan that (A) represents more than 5% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding and has a Stated Principal Balance of at least $10,000,000, (B) has a Stated Principal Balance that is more than $35,000,000, (C) represents one of the 10 largest Mortgage Loans based on Stated Principal Balance and has a Stated Principal Balance of at least $10,000,000 or (D) is a Mortgage Loan as to which the related Serviced Companion Loan represents one of the 10 largest mortgage loans in the related other securitization (provided that the master servicer or special servicer, as applicable, will be entitled to reasonably rely upon the written notification provided by the master servicer, special servicer, trustee or certificate administrator of such other securitization as to whether such Serviced Companion Loan is one of the 10 largest mortgage loans in such other securitization). Notwithstanding the foregoing, with respect to any MPCC Mortgage Loan that is a non-Specially Serviced Loan, the master servicer will process any such request and provide its written recommendation and analysis to the special servicer as to whether or not to waive any right the lender may have under such Mortgage Loan’s due-on-sale provision to accelerate payment of that Mortgage Loan (with any such recommended course of action being subject to the special servicer’s consent).

To the extent not precluded by the Mortgage Loan documents, the master servicer or the special servicer, as applicable, may not approve an assumption or substitution without requiring the related borrower to pay any fees owed to the Rating Agencies associated with the approval of such assumption or substitution. However, in the event that the related borrower is required but fails to pay such fees, such fees will be an expense of the issuing entity; provided that in the case of a Serviced Whole Loan the master servicer will be required, after receiving payment from amounts on deposit in the Collection Account, if any, to (i) promptly notify the holder of the related Pari Passu Companion Loan and (ii) use commercially reasonable efforts to exercise on behalf of the issuing entity the rights of the issuing entity under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to such Pari Passu Companion Loans from the holders of such Pari Passu Companion Loans. No assumption agreement may contain any terms that are different from any term of any Mortgage or related Note, except pursuant to the provisions described under “—Modifications, Waivers and Amendments” above and “—Realization Upon Mortgage Loans” below.

With respect to a Serviced Mortgage Loan and any related Serviced Companion Loan with a “due-on-encumbrance” clause, the master servicer (with respect to each non-Specially Serviced Loan, to the extent such action is not a Major Decision) and the special servicer (with respect to each Specially Serviced Loan and, to the extent such action is a Major Decision, each non-Specially Serviced Loan) will be required to determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a Mortgage Loan containing a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) to waive its right to exercise such rights, provided, however, (i) that, with respect to such waiver of rights that is a Major Decision, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan as to the Directing Holder, the special servicer has obtained the consent of the Directing Holder (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event and other than with respect to an Excluded Loan as to the Directing Holder or the Risk Retention Consultation Party, as applicable, has consulted with the Directing Holder and the Risk Retention Consultation Party) and, after the occurrence and continuance of an Operating Advisor Consultation Event, upon consultation with the operating advisor, and (ii) the master servicer or the special servicer, as applicable, has received a Rating Agency Confirmation from S&P, Fitch and DBRS (and, if the applicable Mortgage Loan is part of a Serviced Whole Loan, a Rating Agency Confirmation with respect to any commercial mortgage pass-through certificates backed by any related Serviced Companion Loan) with respect to any Mortgage Loan that (A) represents more than 2% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding, (B) has a Stated Principal Balance that is more than $35,000,000, (C) represents one of the 10 largest Mortgage Loans based on Stated Principal Balance, (D) has an aggregate loan-to-value ratio (including any existing and proposed additional debt) that is equal to or greater than 85%, (E) has an aggregate debt service coverage ratio (in each case, determined based upon the aggregate of the Stated Principal Balance of the related Mortgage Loan, any existing additional debt and the principal amount of the proposed additional lien) that is less than 1.20x, or (F) is a Mortgage Loan as to which the related Serviced Companion Loan represents one of the ten largest mortgage loans in the related other securitization (provided that the special servicer will be entitled to reasonably rely upon the written notification provided by the master servicer, special servicer, trustee or certificate administrator of the applicable other securitization as to whether such Serviced Companion Loan is one of the 10 largest mortgage loans in such other securitization); provided that with respect to clauses (A), (C), (D), (E) and (F), such Mortgage Loan must also have a Stated Principal Balance of at least $10,000,000 for the requirement of a Rating Agency Confirmation to apply. Neither the master servicer nor the special servicer will be responsible for enforcing a “due-on-sale” or a “due-on-encumbrance” clause with respect to any Non-Serviced Mortgage Loan. Notwithstanding the foregoing, with respect to any MPCC Mortgage Loan that is a non-Specially Serviced Loan, the master servicer will process any such request and provide its written recommendation and analysis to the special servicer as to whether or not to waive any right the lender may have under such Mortgage Loan’s due-on-encumbrance provision to accelerate payment of that Mortgage Loan (with any such recommended course of action being subject to the special servicer’s consent).

To the extent not precluded by the Mortgage Loan documents, the master servicer or the special servicer, as applicable, may not approve the creation of any lien or other encumbrance without requiring the related borrower to pay any fees owed to the Rating Agencies associated with the approval of such lien or encumbrance. However, in the event that the related borrower is required but fails to pay such fees, such fees will be an expense of the issuing entity; provided that in the case of a Serviced Whole Loan the master servicer will be required, after receiving payment from amounts on deposit in the Collection Account, if any, to (i) promptly notify the holder of the related Pari Passu Companion Loan and (ii) use commercially reasonable efforts to exercise on behalf of the issuing entity the rights of the issuing entity under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to such Pari Passu Companion Loans from the holders of such Pari Passu Companion Loans. Neither the master servicer nor the special servicer will be responsible for enforcing a “due-on-sale” or a “due-on-encumbrance” clause with respect to any Non-Serviced Mortgage Loan.

Inspections

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense), physical inspections of each Mortgaged Property relating to a Mortgage Loan (other than a Mortgaged Property securing a Non-Serviced Mortgage Loan, which is subject to inspection pursuant to the related Non-Serviced PSA, and other than a Specially Serviced Loan) with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months (commencing in 2020) and (B) less than $2,000,000 at least once every 24 months, in each case commencing in the calendar year 2020 unless a physical inspection has been performed by the special servicer within the previous 12 months and the master servicer has no knowledge of a material change in the Mortgaged Property since such physical inspection; provided, further, however, that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges constituting additional compensation of the special servicer on the related Mortgage Loan (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Intercreditor Agreement) and then from the Collection Account as an expense of the issuing entity, and in the case of a Serviced Whole Loan, as an expense of the holders of the related Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement). With respect to a Serviced AB Whole Loan, the costs will be allocated, first, as an expense of the holders of the related Subordinate Companion Loan, and second, as an expense of the holders of the related Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement. The special servicer or the master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies in the Mortgaged Property of which it has knowledge and deems material, of any sale, transfer or abandonment of the Mortgaged Property of which it has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the preparer of such report deems material, or of any material waste committed on the Mortgaged Property to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Collection of Operating Information

With respect to each Mortgage Loan that requires the borrower to deliver operating statements, the special servicer or the master servicer, as applicable, is also required to use reasonable efforts to collect and review the annual operating statements beginning with calendar year end 2019 of the related Mortgaged Property. Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan.

Special Servicing Transfer Event

The Serviced Mortgage Loans and any related Serviced Companion Loan and any related REO Properties will be serviced by the special servicer under the PSA in the event that the servicing responsibilities of the master servicer are transferred to the special servicer as described below. Such Serviced Mortgage Loan and any related Serviced Companion Loan (including those loans that have become REO Properties) serviced by the special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans”. The master servicer will be required to transfer its servicing responsibilities to the special servicer with respect to any Mortgage Loan (including any related Companion Loan) for which the master servicer is responsible for servicing:

(i)     either (x) with respect to any Mortgage Loan or Serviced Companion Loan, other than a balloon loan, a payment default has occurred on such Mortgage Loan or Serviced Companion Loan at its maturity date or, if the maturity date of such Mortgage Loan or Serviced Companion Loan has been extended in accordance with the PSA, a payment default occurs on such Mortgage Loan or Serviced Companion Loan at its extended maturity date or (y) with respect to a balloon loan, a payment default has occurred with respect to the related balloon payment; provided that if (A) the related borrower is diligently seeking a refinancing or sale of the related Mortgaged Property or Mortgaged Properties and delivers, on or before the related maturity date or extended maturity date, a statement to that effect, and delivers, on or before the related maturity date or extended maturity date, a refinancing commitment, letter of intent or otherwise binding application for refinancing from an acceptable lender or a signed purchase agreement reasonably acceptable to the master servicer (who will be required to promptly deliver a copy to the special servicer, the operating advisor and the Directing Holder (but only for so long as no Consultation Termination Event has occurred and is continuing)), (B) the related borrower continues to make its Assumed Scheduled Payment, and (C) no other Servicing Transfer Event has occurred with respect to that Mortgage Loan or Serviced Companion Loan, then a Servicing Transfer Event will not occur until the earlier of (1) 120 days beyond the related maturity date or extended maturity date and (2) the related refinancing documentation or purchase agreement is terminated before the refinancing or sale is scheduled to occur;

(ii)    any monthly payment (other than a balloon payment or any other payment due under clause (i)(x) above in this definition) or any amount due on a monthly basis as an escrow payment or reserve funds, is 60 days or more delinquent;

(iii)   the master servicer determines in its reasonable business judgment, exercised in accordance with the Servicing Standard, that (x) a default consisting of a failure to make a payment of principal or interest is reasonably foreseeable or there is a significant risk of such default or (y) any other default that is likely to impair the use or marketability of the related Mortgaged Property or the value of the Mortgaged Property as security for the Mortgage Loan or, if applicable, Serviced Companion Loan, is reasonably foreseeable or there is a significant risk of such default, which monetary or other default, in either case, would likely continue unremedied beyond the applicable grace period (or, if no grace period is specified, for a period of 60 days) and is not likely to be cured by the related borrower within 60 days or, except as provided in clause (i)(y) above, in the case of a balloon payment, for at least 30 days;

(iv)    the related borrower has become the subject of a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law, or the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs;

(v)     the related borrower consents to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such borrower of or relating to all or substantially all of its property;

(vi)    the related borrower admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations;

(vii)   a default, of which the master servicer or the special servicer has notice (other than a failure by such related borrower to pay principal or interest) and that in the opinion of the master servicer or special servicer materially and adversely affects the interests of the Certificateholders or any holder of a Serviced Companion Loan, if applicable, occurs and remains unremedied for the applicable grace period specified in the Mortgage Loan documents for such Mortgage Loan or Serviced Companion Loan (or if no grace period is specified for those defaults which are capable of cure, 60 days); or

(viii)  the master servicer or special servicer receives notice of the foreclosure or proposed foreclosure of any lien on the related Mortgaged Property (each of clause (i) through (viii), a “Servicing Transfer Event”).

However, the master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Companion Loan)(including amounts collected by the special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Companion Loan and (z) make remittances and prepare certain reports to the Certificateholders with respect to the Mortgage Loans and any related Serviced Companion Loan. Additionally, the master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Companion Loan) at the Servicing Fee Rate.

Notwithstanding the foregoing, the special servicer may elect to deliver a written notice to the master servicer that a Mortgage Loan should be a Specially Serviced Loan as a result of reasonably foreseeable default under clause (iii) of “Servicing Transfer Event”. Upon receipt of any such written notice, the master servicer shall deliver an officer’s certificate to each of the depositor and the special servicer with its determination of whether to transfer such Mortgage Loan to special servicing under clause (iii) above and the reasons for such determination, and such determination will be conclusive with respect to a servicing transfer at that time.

If the related Mortgaged Property is acquired in respect of any Mortgage Loan (and any related Serviced Companion Loan) (upon acquisition, an “REO Property”) whether through foreclosure, deed-in-lieu of foreclosure or otherwise, the special servicer will continue to be responsible for its operation and management. If any Serviced Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan. If any Mortgage Loan becomes a Specially Serviced Loan, then the related Serviced Companion Loan will also become a Specially Serviced Loan. The master servicer will have no responsibility for the performance by the special servicer of its duties under the PSA. Any Mortgage Loan (excluding any Non-Serviced Mortgage Loan), that is or becomes a cross-collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

A Mortgage Loan or Serviced Whole Loan will cease to be a Specially Serviced Loan (each, a “Corrected Loan”)(A) with respect to the circumstances described in clauses (i) and (ii) above, when the borrower thereunder has brought the Mortgage Loan or Serviced Companion Loan current and thereafter made three consecutive full and timely Periodic Payments, including pursuant to any workout of the Mortgage Loan or Serviced Companion Loan, (B) with respect to the circumstances described in clause (iii), (iv), (v), (vi) and (viii) above, when such circumstances cease to exist in the good faith judgment of the special servicer or (C) with respect to the circumstances described in clause (vii) above, when such default is cured (as determined by the special servicer in accordance with the Servicing Standard) or waived by the special servicer; provided, in each case, that at that time no circumstance exists (as described above) that would cause the Mortgage Loan or Serviced Companion Loan to continue to be characterized as a Specially Serviced Loan. If any Specially Serviced Loan becomes a Corrected Loan, the special servicer will be required to transfer servicing of such Corrected Loan to the master servicer.

Asset Status Report

The special servicer will be required to prepare a report (an “Asset Status Report”) for each Serviced Mortgage Loan and, if applicable, any related Serviced Companion Loan that becomes a Specially Serviced Loan not later than 45 days after the servicing of such Serviced Mortgage Loan is transferred to the special servicer (the “Initial Delivery Date”) and will be required to amend, update or create a new Asset Status Report to the extent that during the course of the resolution of such Specially Serviced Loan material changes in the circumstances and/or strategy reflected in any current Final Asset Status Report are necessary to reflect the then current circumstances and recommendation as to how the Specially Serviced Loan might be returned to performing status or otherwise liquidated in accordance with the Servicing Standard (each such report a “Subsequent Asset Status Report”). Each Asset Status Report will be required to be delivered in electronic form to:

●	the Directing Holder (but (i) only for so long as no Consultation Termination Event has occurred and is continuing, and (ii) not with respect to any applicable Excluded Loan);

●	each Risk Retention Consultation Party (but not with respect to any applicable Excluded Loan);

●	with respect to any related Serviced Companion Loan, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold or to the holder of the related Serviced Companion Loan;

●	the operating advisor (but, other than with respect to an Excluded Loan applicable to the Directing Holder, only after the occurrence and during the continuance of an Operating Advisor Consultation Event);

●	the master servicer; and

●	the 17g-5 Information Provider, which will be required to post such report to the 17g-5 Information Provider’s website.

A summary of each Asset Status Report will be provided to the certificate administrator and the trustee.

An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information:

●	summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;

●	a discussion of the legal and environmental considerations reasonably known to the special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;

●	the most current rent roll and income or operating statement available for the related Mortgaged Property;

●	(A) the special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the special servicer in connection with the proposed or taken actions;

●	the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

●	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;

●	the decision that the special servicer made, or intends or proposes to make, including a narrative analysis setting forth the special servicer’s rationale for its proposed decision, including its rejection of the alternatives;

●	an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;

●	the appraised value of the related Mortgaged Properties (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the special servicer together with an explanation of those adjustments; and

●	such other information as the special servicer deems relevant in light of the Servicing Standard.

With respect to any Mortgage Loan other than an applicable Excluded Loan, if no Control Termination Event has occurred and is continuing, the Directing Holder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan within 10 business days after receipt of the Asset Status Report. If the Directing Holder does not disapprove an Asset Status Report within 10 business days or if the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Holder (communicated to the special servicer within such 10-business day period, as applicable) is not in the best interest of all the Certificateholders (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of such Companion Loan)), the special servicer will be required to implement the recommended action as outlined in the Asset Status Report. For so long as no Control Termination Event has occurred and is continuing, if the Directing Holder disapproves the Asset Status Report within such 10-business day period, as applicable, and the special servicer has not made the affirmative determination described above, the special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The special servicer will be required to continue to revise the Asset Status Report until the Directing Holder fails to disapprove the revised Asset Status Report or until the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of such Companion Loan)); provided that, if the Directing Holder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, the special servicer will follow the Directing Holder’s direction, if such direction is consistent with the Servicing Standard; provided, however, that if the Directing Holder’s direction would cause the special servicer to violate the Servicing Standard, the special servicer may act upon the most recently submitted form of Asset Status Report. The procedures described in this paragraph are collectively referred to as the “Directing Holder Asset Status Report Review Process”.

Prior to an Operating Advisor Consultation Event, the special servicer will be required to promptly deliver each Final Asset Status Report to the operating advisor following the completion of the Directing Holder Asset Status Report Review Process. While an Operating Advisor Consultation Event has occurred and is continuing, the special servicer will be required to promptly deliver each Asset Status Report prepared in connection with a Specially Serviced Loan to the operating advisor (and, with respect to any Mortgage Loan that is not an Excluded Loan and only for so long as no Consultation Termination Event has occurred, the Directing Holder). The operating advisor will be required to provide comments to the special servicer in respect of each Asset Status Report, if any, within 10 business days following the later of (i) receipt of such Asset Status Report or (ii) receipt of such related additional information reasonably requested by the operating advisor, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Control Eligible Certificates), as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of such Companion Loan)). The special servicer will be obligated to consider such alternative courses of action and any other feedback provided by the operating advisor (and, with respect to any Mortgage Loan that is not an applicable Excluded Loan and only for so long as no Consultation Termination Event has occurred, the Directing Holder) in connection with the special servicer’s preparation of any Asset Status Report that is provided while an Operating Advisor Consultation Event has occurred and is continuing. The special servicer may revise the Asset Status Report as it deems necessary to take into account any input and/or comments from the operating advisor (and, with respect to any Mortgage Loan that is not an applicable Excluded Loan and only for so long as no Consultation Termination Event has occurred, the Directing Holder), to the extent the special servicer determines that the operating advisor’s and/or Directing Holder’s input and/or recommendations are not inconsistent with the Servicing Standard and in the best interest of the Certificateholders as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of such Companion Loan)). Promptly upon determining whether or not to revise any Asset Status Report to take into account any input and/or comments from the operating advisor or the Directing Holder, the special servicer will be required to revise the Asset Status Report, if applicable, and deliver to the operating advisor and the Directing Holder the revised Asset Status Report (until a Final Asset Status Report is issued). The procedures described in this paragraph are collectively referred to as the “ASR Consultation Process”. For additional information, see “—The Operating Advisor—Additional Duties of the Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing”.

The special servicer will not be required to take or to refrain from taking any action because of an objection or comment by the operating advisor or, after the occurrence and during the continuance of a Control Termination Event, the Directing Holder, or a recommendation of the operating advisor or, after the occurrence and during the continuance of a Control Termination Event, the Directing Holder.

After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence of a Consultation Termination Event, the Directing Holder (except with respect to any applicable Excluded Loan) and after the occurrence and during the continuance of an Operating Advisor Consultation Event (or with respect to an Excluded Loan applicable to the Directing Holder), the operating advisor will be entitled to consult with the special servicer (in person or remotely via electronic, telephonic or other mutually agreeable communication) and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. During the continuance of a Consultation Termination Event (and at any time with respect to any applicable Excluded Loan), the Directing Holder will have no right to consult with the special servicer with respect to Asset Status Reports and the special servicer will only be obligated to consult with the operating advisor with respect to any Asset Status Report as described above. The special servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the operating advisor or the Directing Holder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the operating advisor or the Directing Holder. The special servicer will be required to implement the Final Asset Status Report.

In addition, in the case of a Servicing Shift Whole Loan, only the related Loan-Specific Directing Holder (without regard to whether a Control Termination Event, an Operating Advisor Consultation Event or a Consultation Termination Event has occurred) may exercise the rights of the Directing Holder or the operating advisor described in this “—Asset Status Report” section, and neither the Directing Holder nor the operating advisor will have any of the above described consent or (in the case of the operating advisor) consultation rights, as applicable, unless permitted under the related Intercreditor Agreement.

With respect to each Non-Serviced Mortgage Loan, the directing holder under the related Non-Serviced PSA will have approval and consultation rights with respect to any asset status report prepared by the related Non-Serviced Special Servicer with respect to such Non-Serviced Whole Loan under the related Non-Serviced PSA that are similar to the approval and consultation rights of the Directing Holder with respect to the Mortgage Loans and the Serviced Whole Loans. See “—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, with respect to any Serviced AB Whole Loan, prior to the occurrence and continuance of a Control Appraisal Period, the holder of the related Subordinate Companion Loan, as Directing Holder, with regard to the Serviced AB Whole Loan, rather than the Trust Directing Holder, will have certain approval rights over any related Asset Status Report. See “Description of the Mortgage Pool—The Whole Loans—The AB Whole Loans—The Citizen Hotel Sacramento Whole Loan”.

A “Final Asset Status Report” means, with respect to any Specially Serviced Loan, the initial Asset Status Report (together with such other data or supporting information provided by the special servicer to the Directing Holder that does not include any communication (other than the related Asset Status Report) between the special servicer and the Directing Holder with respect to such Specially Serviced Loan) required to be delivered by the special servicer by the Initial Delivery Date and any Subsequent Asset Status Report, in each case, in the form fully approved or deemed approved, if applicable, by the Directing Holder pursuant to the Directing Holder Asset Status Report Review Process or following completion of the ASR Consultation Process, as applicable. For the avoidance of doubt, the special servicer may issue more than one Final Asset Status Report with respect to any Specially Serviced Loan in accordance with the procedures described above.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Serviced Mortgage Loan has occurred, then, pursuant to the PSA, the special servicer, on behalf of the trustee, may, in accordance with the terms and provisions of the PSA, at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed in lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise. The special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any

Mortgaged Property that would cause the trustee, for the benefit of the Certificateholders, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless the special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a)   such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the Serviced Companion Loan Holders), as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Holders constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b)   there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the Serviced Companion Loan Holders), as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Holders constituted a single lender, to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property. However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity, the special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the special servicer has applied for, and the IRS grants (or has not denied) a qualifying extension of time to sell the property or (2) the special servicer, the certificate administrator and the trustee receive an opinion of independent counsel to the effect that the holding of the property by the Lower-Tier REMIC longer than the above-referenced three year period will not result in the imposition of a tax on either Trust REMIC or the Grantor Trust or cause either Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a “grantor trust” under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The special servicer will also be required to administer any Mortgaged Property acquired by the issuing entity in a manner which does not cause such Mortgaged Property to fail to qualify as “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If the Lower-Tier REMIC acquires title to any REO Property, the special servicer, on behalf of the Lower-Tier REMIC, will retain, at the expense of the issuing entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its reasonable judgment and in accordance with the Servicing Standard, maximize the issuing entity’s net after-tax proceeds from such property. Generally, the Lower-Tier REMIC will not be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 856(d) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property, or that none of such income would qualify if a separate charge is not stated for such non-customary services or they are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hospitality property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to the Lower-Tier REMIC at the federal corporate rate (which, as of January 1, 2018, is 21%) and may also be subject to state or local taxes. The PSA provides that the special servicer will be permitted to cause the Lower-Tier REMIC, to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders is greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the issuing entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, the special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders and with respect to a Serviced Whole Loan, the Serviced Companion Loan Holder, for the retention of revenues and insurance proceeds derived from each REO Property. The special servicer is required to use the funds in the REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property, but only to the extent of amounts on deposit in the REO Account relate to such REO Property. To the extent that amounts in the REO Account in respect of any REO Property are insufficient to make such payments, the master servicer is required to make a Servicing Advance, unless it determines such Servicing Advance would be nonrecoverable. On the later of the date that is (x) on or prior to each Determination Date or (y) 2 business days after such amounts are received and properly identified and determined to be available, the special servicer is required to remit to the master servicer for deposit all amounts received in respect of each REO Property during such Collection Period, net of any amounts withdrawn to make any permitted disbursements, to the Collection Account; provided that the special servicer may retain in the REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the special servicer determines in accordance with the Servicing Standard that it would be in the best economic interests of the Certificateholders or, in the case of a Serviced Whole Loan, Certificateholders and any holder of the related Pari Passu Companion Loan (as a collective whole as if such Certificateholders and Serviced Companion Loan Holder constituted a single lender) to attempt to sell a Defaulted Loan (other than a Non-Serviced Mortgage Loan) and any related Pari Passu Companion Loan as described below, the special servicer will be required to use reasonable efforts to solicit offers for each Defaulted Loan on behalf of the Certificateholders and the holder of any related Pari Passu

Companion Loan in such manner as will be reasonably likely to realize a fair price. In the case of certain Non-Serviced Mortgage Loans, under certain limited circumstances permitted under the related Intercreditor Agreement, to the extent that such Non-Serviced Mortgage Loan is not sold together with the related Non-Serviced Companion Loan by the special servicer for the related Non-Serviced Whole Loan, the special servicer will be entitled to sell (with the consent of the Directing Holder if no Control Termination Event has occurred and is continuing and after consulting on a non-binding basis with the applicable Risk Retention Consultation Party in accordance with the PSA, in each case, with respect to any Non-Serviced Mortgage Loan other than an Excluded Loan as to such party) such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders (and will be entitled to a Liquidation Fee in connection with such sale). Subject to the qualifications described in this section, the special servicer is required to accept the first cash offer received from any person that constitutes a fair price for the Defaulted Loan. If multiple offers are received during the period designated by the special servicer for receipt of offers, the special servicer is required to select the highest offer. The special servicer is required to give the trustee, the certificate administrator, the master servicer, the operating advisor and (other than in respect of any applicable Excluded Loan) the Directing Holder and each Risk Retention Consultation Party not less than 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan. “Defaulted Loan” means a Serviced Mortgage Loan and any related Serviced Companion Loan (i) that is delinquent at least 60 days in respect of its Periodic Payments or more than 60 days delinquent in respect of its balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the master servicer or special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan, the special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 9 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the highest offeror is an Interested Person (provided that the trustee may not be a offeror), then the trustee will be required to determine whether the cash offer constitutes a fair price; provided that no offer from an Interested Person will constitute a fair price unless (i) the offer is the highest offer received, and (ii) if the offer is less than the applicable Purchase Price, then at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 9-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Servicing Advance.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the trustee may (at its option and at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing or investing in loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be paid in advance of any such determination by the Interested Person; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders and the related Serviced Companion Loan Holder(s)(if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if the special servicer determines (in consultation with the Directing Holder (other than with respect to any applicable Excluded Loan, unless a Consultation Termination Event exists), each Risk Retention Consultation Party (other than with respect to any applicable Excluded Loan) and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Holder(s)), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Holder(s)(as a collective whole as if such Certificateholders and, if applicable, the related Companion Loan Holder(s) constituted a single lender), and the special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Holder(s)(as a collective whole as if such Certificateholders and, if applicable, the related Companion Loan Holder(s) constituted a single lender).

An “Interested Person” is the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the Excluded Special Servicer, if any, the certificate administrator, the trustee, the Directing Holder, any Risk Retention Consultation Party, any sponsor, any borrower, any holder of a related mezzanine loan, any manager of a Mortgaged Property, any independent contractor engaged by the special servicer or any known affiliate of any of the preceding entities, and, with respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Loan Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

With respect to each Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement(s), if such Serviced Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this “—Sale of Defaulted Loans and REO Properties” section, then the special servicer will be required to sell the related Pari Passu Companion Loan together with such Mortgage Loan as one whole loan. The special servicer will not be permitted to sell the related Mortgage Loan together with the related Pari Passu Companion Loan if such Serviced Whole Loan becomes a Defaulted Loan without the consent of the holder of the related Pari Passu Companion Loan, unless the special servicer complies with certain notice and delivery requirements set forth in the PSA. See “Description of the Mortgage Pool—The Serviced Pari Passu Whole Loans”.

In addition, with respect to each Non-Serviced Mortgage Loan, if such Mortgage Loan has become a defaulted Mortgage Loan under the related Non-Serviced PSA, the Non-Serviced Special Servicer will generally have the right to sell such Mortgage Loan together with the related Companion Loan as notes evidencing one whole loan. The issuing entity, as the holder of the Non-Serviced Mortgage Loans, will have the right to consent to such sale if the required notices and information regarding such sale are not provided to the special servicer in accordance with the related Intercreditor Agreement. The Directing Holder will be entitled to exercise such consent right so long as a Control Termination Event has not occurred and is continuing, and if a Control Termination Event has occurred and is continuing, the special servicer will exercise such consent rights. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

In addition, with respect to any Servicing Shift Mortgage Loan, if such Servicing Shift Mortgage Loan becomes a Defaulted Loan, the special servicer (or, on or after the related Servicing Shift Securitization Date, the related special servicer under the related Servicing Shift PSA) will be required to sell such Mortgage Loan together with the related Companion Loans as notes evidencing one whole loan, in accordance with the provisions of the related Intercreditor Agreement and the PSA or the related Servicing Shift PSA, as the case may be.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Servicing Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan, the issuing entity will realize a loss in the amount of the shortfall. The trustee, the master servicer and/or the special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan. In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or trustee on these Advances.

The Directing Holder

General

Subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement as described under “—Rights of Holders of Companion Loans” below, for so long as a Control Termination Event has not occurred and is not continuing, the Directing Holder will be entitled to advise (1) the special servicer, with respect to all Specially Serviced Loans (other than any Excluded Loan applicable to the Directing Holder or any Servicing Shift Mortgage Loan) and (2) the special servicer, with respect to non-Specially Serviced Loans (other than any Excluded Loan applicable to the Directing Holder or any Servicing Shift Mortgage Loan), as to all matters for which the master servicer must obtain the consent or deemed consent of the special servicer (e.g., the Major Decisions) and will have the right to replace the special servicer with or without cause, and have certain other rights under the PSA, each as described below. With respect to any Mortgage Loan (other than any Excluded Loan applicable to the Directing Holder), upon the occurrence and continuance of a Control Termination Event, the Directing Holder will have certain consultation rights only, and upon the occurrence of a Consultation Termination Event, the Directing Holder will not have any consent or consultation rights, as further described below.

The “Directing Holder” will be:

(i)     with respect to any Servicing Shift Mortgage Loan, the related Loan-Specific Directing Holder;

(ii)    with respect to each Serviced Mortgage Loan (other than any Serviced AB Whole Loans and any Servicing Shift Mortgage Loans), the Controlling Class Certificateholder (or its representative) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time (the “Trust Directing Holder”); provided, however, that

(1)   absent that selection, or

(2)   until a Directing Holder is so selected, or

(3)   upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Directing Holder is no longer designated, the Controlling Class Certificateholder that represents that it owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) will be the Directing Holder; provided, however, that in the case of this clause (3), in the event no one holder represents that it owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Directing Holder until appointed in accordance with the terms of the PSA; and

(iii)   with respect to the Serviced AB Whole Loan, (1) for so long as no Control Appraisal Period has occurred and is continuing, the holder of the related Subordinate Companion Loan, and (2) for so long as a Control Appraisal Period has occurred and is continuing, the Trust Directing Holder.

The certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Directing Holder has not changed until such parties receive written notice of a replacement of the Directing Holder from a party holding the requisite interest in the Controlling Class, or the resignation of the then-current Directing Holder.

The initial Directing Holder (other than with respect to any Servicing Shift Mortgage Loan and, for so long as no Control Appraisal Period is continuing, the Serviced AB Whole Loan) is expected to be Eightfold Real Estate Capital Fund V, L.P., or its affiliate. The initial Directing Holder with respect to The Citizen Hotel Sacramento Mortgage Loan is expected to be KCM Sacramento, LLC.

A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

The “Controlling Class” will be, as of any time of determination, the most subordinate class of Control Eligible Certificates then outstanding that has an aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class) at least equal to 25% of the initial Certificate Balance of that class. The Controlling Class as of the Closing Date will be Class J-RR certificates; provided that if, at any time, the Certificate Balances of all Control Eligible Certificates, as notionally reduced by any Appraisal Reduction Amounts (but without regard to any Collateral Deficiency Amount) allocable to such classes, have been reduced to zero, the Controlling Class will be the most subordinate class of Control Eligible Certificates that has a principal balance greater than zero; provided, further that if at any time the Certificate Balance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-M, Class B, Class C, Class D and Class E certificates have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans, then the “Controlling Class” will be the most subordinate class of Control Eligible Certificates that has an aggregate Certificate Balance greater than zero without regard to the application of Appraisal Reduction Amounts (or any Collateral Deficiency Amount) to notionally reduce the Certificate Balance of such Class.

The “Control Eligible Certificates” will be any of the Class F, Class G-RR, Class H-RR and Class J-RR certificates.

The master servicer, the special servicer, the trustee or the operating advisor, may from time to time request that the certificate administrator provide the name of the then-current Directing Holder for any applicable Mortgage Loan or Serviced Whole Loan. Upon such request, the certificate administrator will be required to promptly (but in no event more than 5 Business Days following such request) provide the name of the then-current Directing Holder to the master servicer, the special servicer, the trustee or the operating advisor, but only to the extent the certificate administrator has actual knowledge of the identity of the then-current Directing Holder; provided, that if the certificate administrator does not have actual knowledge of the identity of the then-current Directing Holder, then the certificate administrator will be required to promptly (but in no event more than 5 Business Days following such request) (i) determine which Class is the Controlling Class and (ii) request from the Controlling Class Certificateholders the identity of the Directing Holder. Any expenses incurred in connection with obtaining such information will be at the expense of the requesting party, except that if (i) such expenses arise in connection with an event as to which the Directing Holder has review, consent or consultation rights with respect to an action taken by, or report prepared by, the requesting party pursuant to the PSA or in connection with a request made by the operating advisor in connection with its obligation under the PSA to deliver a copy of its Operating Advisor Annual Report to the Directing Holder and (ii) the requesting party has not been notified of the identity of the Directing Holder or reasonably believes that the identity of the Directing Holder has changed, then such expenses will be at the expense of the Trust. The master servicer, the special servicer, the trustee and the operating advisor, will be entitled to conclusively rely on any such information so provided.

To the extent the master servicer or the special servicer has written notice of any change in the identity of a Directing Holder or the list of Certificateholders (or Certificate Owners, if applicable) of the Controlling Class, then the master servicer or the special servicer, as applicable, will be required to promptly notify the trustee, the certificate administrator, the operating advisor, the master servicer and the special servicer thereof, who may rely conclusively on such notice from the master servicer or the special servicer, as applicable.

In the event that no Directing Holder has been appointed or identified to the master servicer or the special servicer, as applicable, and the master servicer or special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to the master servicer or the special servicer, as applicable, then until such time as the new Directing Holder is identified, the master servicer or the special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Holder as the case may be.

Major Decisions

Except as otherwise described under “—Servicing Override” below and subject to the rights of the holder of any related Companion Loan under the related Intercreditor Agreement as described under “—Rights of Holders of Companion Loans” below, prior to the occurrence and continuance of a Control Termination Event, neither the master servicer nor the special servicer will be permitted to take any of the following actions, and the special servicer will not be permitted to consent to the master servicer’s taking any of the following actions that are Major Decisions, in each case as to which the Directing Holder has objected in writing within ten business days (or, in connection with an Acceptable Insurance Default, 30 days) after receipt of a written report by the master servicer or special servicer, as applicable, describing in reasonable detail (i) the background and circumstances requiring action of the master servicer or special servicer, as applicable, (ii) proposed course of action recommended and (iii) all information reasonably requested by the Directing Holder, and in the possession of the master servicer or the special servicer, as applicable, in order to grant or withhold such consent, which report may, if prepared by the special servicer, in its sole discretion, take the form of an Asset Status Report (the “Major Decision Reporting Package”) (provided that if such written objection has not been received by the special servicer within such 10 business day (or 30-day) period, the Directing Holder will be deemed to have approved such action)(each of the following, a “Major Decision”):

(1)   With respect to each Serviced Mortgage Loan and Serviced Whole Loan (other than The Citizen Hotel Sacramento Whole Loan for so long as no The Citizen Hotel Sacramento Note B Control Appraisal Period is continuing):

(a)	(i) any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of a Serviced Mortgage Loan and any related Serviced Companion Loan, (ii) any extension of the maturity date of any Serviced Mortgage Loan and any related Serviced Companion Loan or (iii) any modification, waiver, consent or amendment of a Serviced Mortgage Loan and any related Serviced Companion Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to a (A) a waiver of a Mortgage Loan event of default (but excluding non-monetary events of default other than defaults relating to transfers of interest in the borrower or the existing collateral or material modifications of the existing collateral), (B) a modification of the type of defeasance collateral required under the Mortgage Loan documents other than direct, non-callable obligations of the United States would be permitted or (C) a modification that would permit a principal prepayment instead of defeasance if the applicable Mortgage Loan documents do not otherwise permit such principal prepayment;

(b)	(i) any property management company changes for which the lender is required to consent or approve under the Mortgage Loan documents with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan with a Stated Principal Balance greater than $2,500,000 or (ii) changes to the identity of the franchisor, change in flag or action of substantially similar import for which the lender is required to consent or approve under the Mortgage Loan documents;

(c)	any determination of an Acceptable Insurance Default;

(d)	any modification, consent to a modification or waiver of any material term of any intercreditor or similar agreement related to a Mortgage Loan, or any action to enforce rights with respect to the Mortgage Loan;

(e)	any sale of a Defaulted Mortgage Loan (that is not a Non-Serviced Mortgage Loan), an REO Property (in each case, other than in connection with the termination of the issuing entity as described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates” in this prospectus) or a Defaulted Mortgage Loan that is a Non-Serviced Mortgage Loan that the special servicer is permitted to sell in accordance with the PSA, in each case for less than the applicable Purchase Price;

(f)	any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property;

(g)	requests for property releases or substitutions, other than (i) grants of easements or rights of way that do not materially affect the use or value of a Mortgaged Property or the borrower’s ability to make any payments with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan, (ii) release of non-material parcels of a Mortgaged Property (including, without limitation, any such releases (A) to which the related Mortgage Loan documents expressly require the mortgagee thereunder to make such releases upon the satisfaction of certain conditions (and the conditions to the release that are set forth in the related Mortgage Loan documents do not include the approval of the lender or the exercise of lender discretion (other than confirming the satisfaction of such conditions to the release set forth in the related Mortgage Loan documents that do not include any approval or exercise of lender discretion)) and such release is made as required by the related Mortgage Loan documents or (B) that are related to any condemnation action that is pending, or threatened in writing, and would affect a non-material portion of the Mortgaged Property), or (iii) the release of collateral securing any Mortgage Loan in connection with a defeasance of such collateral;

(h)	any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan or any consent to such a waiver or consent to a transfer of the Mortgaged Property or direct or indirect interests in the related borrower (including any interests in any applicable mezzanine borrower) or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement;

(i)	releases of any material amount from any escrow accounts, reserve accounts or letters of credit, in each case, held as performance escrows (or reserves) or earn-out escrows (or reserves), including with respect to certain Mortgage Loans identified on a schedule to the PSA, other than those required pursuant to the specific terms of the related Serviced Mortgage Loan and any related Serviced Companion Loan and for which there is no lender discretion;

(j)	any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in the related borrower or guarantor releasing such borrower or guarantor from liability under a Serviced Mortgage Loan and any related Serviced Companion Loan other than pursuant to the specific terms of such Serviced Mortgage Loan and any related Serviced Companion Loan and for which there is no lender discretion;

(k)	any exercise of a material remedy with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan following a default or event of default of such Mortgage Loan or Serviced Whole Loan;

(l)	any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing such of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan as come into and continue in default;

(m)	any consent to incurrence of additional debt by a borrower or mezzanine debt by a direct or indirect parent of a borrower, to the extent the lender’s approval is required under the related Mortgage Loan documents; and

(n)	consents involving leasing activities (to the extent lender approval is required under the related Mortgage Loan documents) if (1) such lease involves a ground lease or lease of an outparcel, (2) such lease affects an area equal to or greater than the lesser of (i) 30,000 square feet and (ii) 30% of the net rentable area of the related Mortgaged Property, or (3) such transaction is not a routine leasing matter for a customary lease of space for parking, office, retail, warehouse, industrial and/or manufacturing purposes;

(2)       with respect to The Citizen Hotel Sacramento Whole Loan for so long as no The Citizen Hotel Sacramento Note B Control Appraisal Period is continuing, each The Citizen Hotel Sacramento Major Decision;

provided that if the master servicer or the special servicer determines that immediate action is necessary to protect the interests of the Certificateholders and, with respect to any applicable Serviced Whole Loan, the holders of any related Serviced Companion Loan (as a collective whole as if such Certificateholders and Serviced Companion Loan holders constituted a single lender) and the master servicer or the special servicer, as applicable, has made a reasonable effort to contact the Directing Holder, the master servicer or the special servicer, as applicable, may take any such action without waiting for the Directing Holder’s response.

Subject to the terms and conditions of this section, including, without limitation, the proviso set forth at the conclusion of the immediately preceding paragraph, (a) the special servicer will process all requests for any matter that constitutes a “Major Decision” with respect to any Specially Serviced Loan, (b) the special servicer will process all requests for any matter that constitutes a Major Decision with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan) unless the master servicer and the special servicer mutually agree that the master servicer will process such request or the related Mortgage Loan is an MPCC Mortgage Loan, (c) the master servicer will process all requests for any matter that constitutes a Major Decision with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan) only to the extent the master servicer and the special servicer mutually agree that the master servicer will process such request or to the extent the related Mortgage Loan is an MPCC Mortgage Loan and (d) the master servicer will process all requests for any matter that is not a Major Decision without any obligation to obtain the consent of or consult with any other person. Upon receiving a request for any matter that constitutes a Major Decision, unless the master servicer and the special servicer mutually agree that the master servicer will process such request or the related Mortgage Loan is an MPCC Mortgage Loan, the master servicer will be required to forward such request to the special servicer and the special servicer will be required to process such request and the master servicer will have no further obligation with respect to such request or the related Major Decision.

Prior to the occurrence and continuance of an Operating Advisor Consultation Event, the special servicer will be required to provide each Major Decision Reporting Package to the operating advisor promptly after the special servicer receives the Directing Holder’s approval or deemed approval of such Major Decision Reporting Package; provided, however, that with respect to any non-Specially Serviced

Loan no Major Decision Reporting Package will be required to be delivered prior to the occurrence and continuance of an Operating Advisor Consultation Event. After the occurrence and during the continuance of an Operating Advisor Consultation Event (whether or not a Control Termination Event is continuing), the special servicer will be required to provide each Major Decision Reporting Package to the operating advisor simultaneously with the special servicer’s written request for the operating advisor’s input regarding the related Major Decision (which written request and Major Decision Reporting Package may be delivered in one notice), as set forth under “—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” below. With respect to any particular Major Decision and/or related Major Decision Reporting Package or any Asset Status Report required to be delivered by the special servicer to the operating advisor, the special servicer will be required to make available to the operating advisor a servicing officer with the relevant knowledge regarding the applicable Mortgage Loan and such Major Decision and/or Asset Status Report in order to address reasonable questions that the operating advisor may have relating to, among other things, such Major Decision and/or Asset Status Report.

In addition, (i) for so long as no Consultation Termination Event is continuing, with respect to any Specially Serviced Loan (other than any applicable Excluded Loan), and (ii) during the continuance of a Consultation Termination Event, with respect to any Serviced Mortgage Loan (other than any applicable Excluded Loan), upon request of a Risk Retention Consultation Party, the special servicer will also be required to consult with such Risk Retention Consultation Party in connection with any Major Decision as to which it is seeking the consent of the Directing Holder (and such other matters that are subject to consultation rights of such Risk Retention Consultation Party pursuant to the PSA) and to consider alternative actions recommended by such Risk Retention Consultation Party in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the special servicer receives no response from a Risk Retention Consultation Party within 10 days following the later of (i) the special servicer’s written request for input on any requested consultation and (ii) delivery of all such additional information reasonably requested by such Risk Retention Consultation Party related to the subject matter of such consultation, the special servicer will not be obligated to consult with such Risk Retention Consultation Party on the specific matter; provided, however, that the failure of such Risk Retention Consultation Party to respond will not relieve the special servicer from using reasonable efforts to consult with such Risk Retention Consultation Party on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan.

With respect to any borrower request or other action on a non-Specially Serviced Loan that is not a Major Decision, the master servicer will not be required to obtain the consent of or consult with the special servicer or the Directing Holder.

Asset Status Report

So long as a Control Termination Event has not occurred and is not continuing (but not with respect to any Excluded Loan), the Directing Holder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan. If a Consultation Termination Event has occurred, the Directing Holder will have no right to consult with the special servicer with respect to the Asset Status Reports. See “—Asset Status Report” above.

Subject to the terms of the PSA and related Intercreditor Agreement, with respect to any Serviced AB Whole Loan, prior to the occurrence and continuance of a Control Appraisal Period, the holder of the related Subordinate Companion Loan, as Directing Holder with regard to such Serviced AB Whole Loan, rather than the Trust Directing Holder, will have certain approval rights over any related Asset Status Report.

Replacement of Special Servicer

So long as a Control Termination Event has not occurred and is not continuing, the Directing Holder will have the right to replace the special servicer with or without cause as described under “—Replacement of Special Servicer Without Cause” and “—Termination of Servicer and Special Servicer for Cause—Servicer Termination Events” below.

Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event

If a Control Termination Event has occurred and is continuing, but for so long as no Consultation Termination Event has occurred, the special servicer will not be required to obtain the consent of the Directing Holder with respect to any of the Major Decisions or Asset Status Reports, but will be required to consult with the Directing Holder in connection with any Major Decision that it is processing or, in the case of the special servicer, any Asset Status Report (or any other matter for which the consent of the Directing Holder would have been required or for which the Directing Holder would have the right to direct the special servicer if no Control Termination Event had occurred and was continuing) and to consider alternative actions recommended by the Directing Holder in respect of such Major Decision or Asset Status Report (or such other matter). Such consultation will not be binding on the special servicer. In the event the special servicer receives no response from the Directing Holder within 10 days following its written request for input (which request is required to include the related Major Decision Reporting Package) on any required consultation, the special servicer will not be obligated to consult with the Directing Holder on the specific matter; provided, however, that the failure of the Directing Holder to respond will not relieve the special servicer from using reasonable efforts to consult with the Directing Holder on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. With respect to any Excluded Special Servicer Mortgage Loan (that is not also an Excluded Loan), if any, the Directing Holder (prior to the occurrence and continuance of a Control Termination Event) will be required to select an Excluded Special Servicer with respect to such Excluded Special Servicer Mortgage Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Mortgage Loan is also an Excluded Loan, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer.

In addition, if an Operating Advisor Consultation Event has occurred and is continuing, the special servicer will also be required to consult with the operating advisor in connection with any Major Decision that it is processing as to which it has delivered to the operating advisor a Major Decision Reporting Package (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the special servicer receives no response from the operating advisor within 10 days following the later of (i) its written request for input on any required consultation (which request is required to include the related Major Decision Reporting Package) and (ii) delivery of all such additional information reasonably requested by the operating advisor related to the subject matter of such consultation, the special servicer will not be obligated to consult with the operating advisor on the specific matter; provided, however, that the failure of the operating advisor to respond will not relieve the special servicer from using reasonable efforts to consult with the operating advisor on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. Notwithstanding anything to the contrary contained in this prospectus, with respect to any Excluded Loan related to the Directing Holder, the special servicer or the related Excluded Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions that it is processing or for which it must give its consent and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

If a Consultation Termination Event has occurred, no class of certificates will act as the Controlling Class, and the Directing Holder will have no consultation or consent rights under the PSA and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Holder under the PSA. The special servicer will nonetheless be required to consult with only the operating advisor in connection with Major Decisions for which it must give its consent, asset status reports and other material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to approve or be consulted with respect to asset status reports or material special servicer actions.

A “Control Termination Event” will occur (a) with respect to any Mortgage Loan (other than any Serviced AB Whole Loan) or Serviced Whole Loan (other than any Serviced AB Whole Loans and any Servicing Shift Whole Loan) when the Class F certificates have a Certificate Balance (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) of less than 25% of the initial Certificate Balance of that class; provided that prior to the related Servicing Shift Securitization Date, no Control Termination Event may occur with respect to the Loan-Specific Directing Holder related to any Servicing Shift Whole Loan; provided, further, that a Control Termination Event will not be deemed to be continuing in the event the Certificate Balances of all Classes of Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero; and (b) with respect to any Serviced AB Whole Loan, when the related Control Appraisal Period has occurred and is continuing and when the events in clause (a) above are occurring. With respect to Excluded Loans related to the Directing Holder, a Control Termination Event will be deemed to exist.

A “Consultation Termination Event” will occur (a) (other than with respect to any Serviced AB Whole Loan) when there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance (without regard to the application of any Cumulative Appraisal Reduction Amounts) equal to at least 25% of the initial Certificate Balance of that class; provided that prior to the related Servicing Shift Securitization Date, no Consultation Termination Event may occur with respect to the Loan-Specific Directing Holder related to any Servicing Shift Whole Loan; provided, further, that a Consultation Termination Event will not be deemed to be continuing in the event the Certificate Balances of all Classes of Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero; and (b) with respect to any Serviced AB Whole Loan, when the related Control Appraisal Period has occurred and is continuing and when the events in clause (a) above are occurring. With respect to Excluded Loans related to the Directing Holder, a Consultation Termination Event will be deemed to exist.

“Loan-Specific Directing Holder” means, with respect to any Servicing Shift Whole Loan, the “controlling holder”, the “directing holder”, “directing lender” or any analogous concept under the related Intercreditor Agreement. Prior to the related Servicing Shift Securitization Date, the “directing holder” with respect to any Servicing Shift Whole Loan will be the holder of the related Controlling Companion Loan. On and after the related Servicing Shift Securitization Date, there will be no Loan-Specific Directing Holder under the PSA with respect to any Servicing Shift Whole Loan.

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

In the event that the master servicer or the special servicer, as applicable, determines that immediate action with respect to any Major Decision (or any other matter requiring consent of the Directing Holder, prior to the occurrence and continuance of a Control Termination Event in the PSA (or any matter requiring consultation with the Directing Holder, any Risk Retention Consultation Party or the operating advisor)) is necessary to protect the interests of the Certificateholders (and, with respect to a Serviced Whole Loan, the interest of the Certificateholders and the holders of the related Serviced Companion Loan), as a collective whole (taking into account the subordinate or pari passu nature of any Companion Loans), the master servicer or the special servicer, as the case may be, may take any such action without waiting for the Directing Holder’s response (or without waiting to consult with the Directing Holder or the operating advisor, as the case may be); provided that the special servicer or master servicer, as applicable provides the Directing Holder (or the related Risk Retention Consultation Party or the operating advisor, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

In addition, neither the master servicer nor the special servicer (i) will be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Holder or (ii) may follow any advice or consultation provided by the Directing Holder or the holder of a Pari Passu Companion Loan (or its representative) that would (1) cause it to violate any applicable law, the related Mortgage Loan documents, any related Intercreditor Agreement, the PSA, including the Servicing Standard, or the

REMIC provisions of the Code, (2) expose the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, the issuing entity or the trustee to liability, (3) materially expand the scope of responsibilities of the master servicer or the special servicer, as applicable, under the PSA or (4) cause the master servicer or the special servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the master servicer or the special servicer, as applicable, is not in the best interests of the Certificateholders.

Rights of Holders of Companion Loans

With respect to each Non-Serviced Whole Loan and any Servicing Shift Whole Loan, the Directing Holder will not be entitled to exercise the rights described above, but such rights, or rights similar to those rights, will be exercisable by the Directing Holder under the related Non-Serviced PSA (in the case of a Non-Serviced Whole Loan) or the Loan-Specific Directing Holder (in the case of any Servicing Shift Mortgage Loan), as applicable. The issuing entity, as the holder of the Non-Serviced Mortgage Loans and any Servicing Shift Mortgage Loan, has consultation rights with respect to certain major decisions relating to the Non-Serviced Whole Loans or any Servicing Shift Whole Loan, as applicable and, so long as a Control Termination Event has not occurred and is not continuing, the Directing Holder will be entitled to exercise such consultation rights of the issuing entity pursuant to the terms of the related Intercreditor Agreement. In addition, so long as a Control Termination Event has not occurred and is not continuing, the Directing Holder may have certain consent rights in connection with a sale of a Non-Serviced Whole Loan or a Servicing Shift Whole Loan, as applicable, that has become a defaulted loan under the related Non-Serviced PSA and under certain circumstances described under “—Sale of Defaulted Loans and REO Properties”. See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

With respect to a Serviced Pari Passu Mortgage Loan that is subject to a Pari Passu Companion Loan, the holder of the Pari Passu Companion Loan has consultation rights with respect to certain major decisions. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

With respect to a Serviced AB Whole Loan, prior to the occurrence of a Control Appraisal Period, with respect to the related Serviced Subordinate Companion Loan, the Directing Holder will not be entitled to exercise the above described rights, and those rights will be held by such Serviced Subordinate Companion Loan holder in accordance with the PSA and the related Intercreditor Agreement. However, during a Control Appraisal Period, with respect to the related Serviced AB Whole Loan, the Directing Holder will have the same rights (including the rights described above) with respect to such Serviced AB Whole Loan as it does for the other Mortgage Loans in the issuing entity. See “Description of the Mortgage Pool—The Whole Loans”.

Limitation on Liability of Directing Holder

The Directing Holder will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action or for errors in judgment. However, the Directing Holder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Directing Holder:

(a)   may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)   may act solely in the interests of the holders of the Controlling Class (or, in the case of a Whole Loan, in the interests of one or more Companion Loan Holders);

(c)   does not have any liability or duties to the holders of any class of certificates other than the Controlling Class;

(d)   may take actions that favor the interests of the holders of the Controlling Class (or, in the case of a Whole Loan, in the interests of one or more Companion Loan Holders) over the interests of the holders of one or more other classes of certificates; and

(e)   will have no liability whatsoever (other than to a Controlling Class Certificateholder) for having so acted as set forth in (a) – (d) above, and no Certificateholder may take any action whatsoever against the Directing Holder or any director, officer, employee, agent or principal of the Directing Holder for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the direction of or approval of the Directing Holder, which does not violate the terms of any Mortgage Loan, any law or the accepted servicing practices or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or the special servicer.

The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent set forth in the PSA, and in accordance with the Operating Advisor Standard, and will have no fiduciary duty to any party. The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates or any Certificateholder. The operating advisor is not the special servicer, the master servicer or a sub-servicer and will not be charged with changing the outcome on any decision with respect to a Mortgage Loan. By purchasing a certificate, potential investors acknowledge and agree that there could be a variety of activities or decisions made with respect to, or multiple strategies to resolve any Mortgage Loan and that the goal of the operating advisor’s participation is to provide additional input relating to the special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including without limitation any Certificateholder. For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended or a broker or dealer with the meaning of the Securities Exchange Act of 1934, as amended. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the PSA for this transaction with respect to any Non-Serviced Whole Loan (each of which will be serviced pursuant to the related Non-Serviced PSA or Servicing Shift PSA, as applicable) or any related REO Properties.

The special servicer is required to notify the operating advisor of whether any Asset Status Report delivered to the operating advisor is a Final Asset Status Report, which notification may be satisfied by (i) delivery of an Asset Status Report that is either signed by the Directing Holder or that otherwise includes an indication that such Asset Status Report is deemed approved due to the passage of any required consent or consultation time period or (ii) such other method as reasonably agreed to by the special servicer and the operating advisor.

Duties of Operating Advisor at All Times

With respect to each Serviced Mortgage Loan and any related Serviced Companion Loan, the operating advisor’s obligations will generally consist of the following:

(1)      reviewing (i) the actions of the special servicer with respect to any Specially Serviced Loan to the extent described in this prospectus and required under the PSA and (ii) after the occurrence and during the continuance of an Operating Advisor Consultation Event, the actions of the special servicer with respect to Major Decisions relating to a Mortgage Loan when it is not a Specially Serviced Loan;

(2)      reviewing (i) all reports by the special servicer made available to Privileged Persons that are posted on the certificate administrator’s website, and (ii) each Asset Status Report (after the occurrence and during the continuance of an Operating Advisor Consultation Event) and Final Asset Status Report;

(3)      promptly recalculating and reviewing for accuracy and consistency with the PSA of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with (i) any Appraisal Reduction Amount or (ii) net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan, as described below; and

(4)      preparing an annual report (if, at any time during the prior calendar year, (i) a Serviced Mortgage Loan and any related Serviced Companion Loan was a Specially Serviced Loan or (ii) an Operating Advisor Consultation Event occurred) generally in the form attached to this prospectus as Annex C to be provided to the depositor, the trustee, the certificate administrator (and made available through the certificate administrator’s website) and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) in accordance with the Operating Advisor Standard, as described below under “—Annual Report” below.

In connection with the performance of the duties described in clause (3) above:

(1)   after the calculation has been finalized (and if an Operating Advisor Consultation Event has occurred and is continuing, prior to the utilization by the special servicer), the master servicer or special servicer, as applicable, will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the operating advisor;

(2)   if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the operating advisor and the master servicer or the special servicer, as applicable, will be required to consult with each other in order to resolve any material inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

(3)   if the operating advisor and the master servicer or special servicer, as applicable, are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by the special servicer and the operating advisor and determine which calculation is to apply.

Prior to the occurrence and continuance of an Operating Advisor Consultation Event, the operating advisor’s review will be limited to an after-the-action review of the reports, calculations and materials described above (together with any additional information and material reviewed by the operating advisor), and, therefore, it will have no involvement with respect to the determination and execution of Major Decisions and other similar actions that the special servicer may perform under the PSA and will have no obligations at any time with respect to any Non-Serviced Mortgage Loan. In addition, with respect to the operating advisor’s review of net present value calculations as described above, the operating advisor’s recalculation will not take into account the reasonableness of special servicer’s property and borrower performance assumptions or other similar discretionary portions of the net present value calculation.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of, and for the benefit of, the Certificateholders and, with respect to any Serviced Whole Loan for the benefit of the holders of any related Companion Loan (as a collective whole as if such Certificateholders and Companion Loan Holders constituted a single lender, taking into account the pari passu nature of any related Pari Passu Companion Loan and the subordinate nature of any related Subordinate Companion Loan), and not to holders of any particular class of certificates (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), and without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, property managers, any sponsor, the mortgage loan seller, the depositor, the master servicer, the special servicer, the asset representations reviewer, the Directing Holder, any Risk Retention Consultation Party, any Certificateholder or any of their respective affiliates. The operating advisor will perform its duties under the PSA in accordance with the Operating Advisor Standard.

Annual Report

Based on the operating advisor’s review of (i) any Assessment of Compliance, any Attestation Report and other information delivered to the operating advisor by the special servicer or made available to Privileged Persons that are posted on the certificate administrator’s website during the prior calendar year, (ii) prior to the occurrence and continuance of an Operating Advisor Consultation Event, with respect to any Specially Serviced Loan, any related Final Asset Status Report or Major Decision Reporting Package and (iii) after the occurrence and continuance of an Operating Advisor Consultation Event, any Asset Status Report and any Major Decision Reporting Package, the operating advisor will (if, at any time during the prior calendar year, (i) any Serviced Mortgage Loan was a Specially Serviced Loan or (ii) the operating advisor was entitled to consult with the special servicer with respect to any Major Decision) prepare an annual report generally in the form attached to this prospectus as Annex C (the “Operating Advisor Annual Report”) to be provided to the depositor, the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year that (a) sets forth whether the operating advisor believes, in its sole discretion exercised in good faith, that the special servicer is operating in compliance with the Servicing Standard with respect to its performance of its duties under the PSA with respect to Specially Serviced Loans (and, after the occurrence and during the continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on non-Specially Serviced Loans and Serviced Companion Loans) during the prior calendar year on an “asset-level basis” and (b) identifies (1) which, if any, standards the operating advisor believes, in its sole discretion exercised in good faith, the special servicer has failed to comply and (2) any material deviations from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of any Specially Serviced Loan or REO Property (other than with respect to any REO Property related to any Non-Serviced Mortgage Loan); provided, however, that in the event the special servicer is replaced, the Operating Advisor Annual Report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such Operating Advisor Annual Report. In preparing any Operating Advisor Annual Report, the operating advisor will not be required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the PSA that the operating advisor determines, in its sole discretion exercised in good faith, to be immaterial.

Only as used in connection with the Operating Advisor Annual Report, the term “asset-level basis” refers to the special servicer’s performance of its duties with respect to Specially Serviced Loans (and, after the occurrence and continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on non-Specially Serviced Loans and Serviced Companion Loans) under the PSA taking into account the special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of any Assessment of Compliance, Attestation Report, Major Decision Reporting Package (after the occurrence and during the continuance of an Operating Advisor Consultation Event), Asset Status Report (after the occurrence and during the continuance of an Operating Advisor Consultation Event), Final Asset Status Report and any other information, in each case delivered to the operating advisor by the special servicer (other than any communications between the Directing Holder and the special servicer that would be Privileged Information) pursuant to the PSA.

The special servicer must be given an opportunity to review any Operating Advisor Annual Report at least 5 business days prior to such Operating Advisor Annual Report’s delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such Operating Advisor Annual Report that are provided by the special servicer.

Each Operating Advisor Annual Report will be required to comply with the confidentiality requirements, subject to certain exceptions, each as described in “—Other Obligations of Operating Advisor” below regarding Privileged Information.

The ability to perform the duties of the operating advisor and the quality and the depth of any Operating Advisor Annual Report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information. In addition, in no event will the operating advisor have the power to compel any transaction party to take, or refrain from taking, any action. It is possible that the lack of access to Privileged Information may limit or prohibit the operating advisor from performing its duties under the PSA, in which case any Operating Advisor Annual Report will describe any resulting limitations and the operating advisor will not be subject to liability arising from such limitations or prohibitions. The operating advisor will be entitled to conclusively rely on the accuracy and completeness of any information it is provided. If the operating advisor is prohibited or materially limited from obtaining Privileged Information and such prohibition or limitation prevents the operating advisor from performing its duties under the PSA, the operating advisor will not be subject to any liability arising from its lack of access to such Privileged Information.

Additional Duties of the Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing

While an Operating Advisor Consultation Event has occurred and is continuing, in addition to the duties described above, the operating advisor will be required to perform the following additional duties:

●	to consult (on a non-binding basis) with the special servicer (in person or remotely via electronic, telephonic or other mutually agreeable communication) in respect of the Asset Status Reports in accordance with the Operating Advisor Standard, as described under “—Asset Status Report”; and

●	to consult (on a non-binding basis) with the special servicer to the extent it has received a Major Decision Reporting Package (in person or remotely via electronic, telephonic or other mutually agreeable communication) in accordance with the Operating Advisor Standard with respect to any Major Decisions as described under “—The Directing Holder—Major Decisions”.

An “Operating Advisor Consultation Event” will occur the earlier of when (i) the aggregate Certificate Balances of the HRR Certificates (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of such classes) is 25% or less of the initial aggregate Certificate Balances of the HRR Certificates and (ii) a Control Termination Event has

occurred and is continuing (or a Control Termination Event would occur and be continuing if not for the last proviso in the definition of Control Termination Event).

Recommendation of the Replacement of the Special Servicer

If at any time the operating advisor determines, in its sole discretion exercised in good faith, that (i) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (ii) the replacement of the special servicer would be in the best interest of the Certificateholders as a collective whole, then the operating advisor may recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “—Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”.

Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an entity:

(i)	that is a special servicer or operating advisor on a commercial mortgage-backed securities transaction rated by the Rating Agencies (including, in the case of the operating advisor, this transaction) but has not been special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the special servicer or operating advisor as the sole or a material factor in such rating action;

(ii)	that can and will make the representations and warranties of the operating advisor set forth in the PSA, including to the effect that it possesses sufficient financial strength to fulfill its duties and responsibilities pursuant to the PSA over the life of the issuing entity;

(iii)	that is not (and is not affiliated (including Risk Retention Affiliated) with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a sponsor, any Borrower Party, the Retaining Third-Party Purchaser, the Directing Holder, a Risk Retention Consultation Party, or a depositor, a trustee, a certificate administrator, a master servicer or a special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates (including Risk Retention Affiliates);

(iv)	that has not been paid by the special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer;

(v)	that (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and that has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; and

(vi)	that does not directly or indirectly, through one or more affiliates or otherwise, own or have derivative exposure in any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as operating advisor and asset representations reviewer (to the extent it also acts as the asset representations reviewer).

“Risk Retention Affiliate” or “Risk Retention Affiliated” means “affiliate of” or “affiliated with”, as such terms are defined in 12 C.F.R. 244.2 of the Credit Risk Retention Rules.

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any information appropriately labeled as “Privileged Information” received from the special servicer or Directing Holder in connection with the Directing Holder’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information” means (i) any correspondence between the Directing Holder or a Risk Retention Consultation Party and the special servicer related to any Specially Serviced Loan (other than any applicable Excluded Loan) or the exercise of the Directing Holder’s consent or consultation rights or a Risk Retention Consultation Party’s consultation rights under the PSA, (ii) any strategically sensitive information that the special servicer has reasonably determined could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party and that is labeled or otherwise identified as Privileged Information by the special servicer, (iii) information subject to attorney-client privilege and (iv) any Asset Status Report or Final Asset Status Report.

The operating advisor is required to keep all such labeled Privileged Information confidential and may not, without the prior written consent of the special servicer and either the Directing Holder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and any applicable Excluded Loan and for so long as no Consultation Termination Event is continuing) or the Risk Retention Consultation Party (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and any applicable Excluded Loan), as applicable, disclose such Privileged Information to any person (including Certificateholders other than the Directing Holder), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information, (2) pursuant to a Privileged Information Exception, or (3) where necessary to support specific findings or conclusions concerning allegations of deviations from the Servicing Standard (i) in the Operating Advisor Annual Report or (ii) in connection with a recommendation by the operating advisor to replace the special servicer. Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer and, unless a Consultation Termination Event has occurred, the Directing Holder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan) other than pursuant to a Privileged Information Exception. In addition and for the avoidance of doubt, while the operating advisor may serve in a similar capacity with respect to other securitizations that involve the same parties or borrower involved in this securitization, the knowledge of the employees performing operating advisor functions for such other securitizations are not imputed to employees of the operating advisor involved in this securitization.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, arbitration parties, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is required by law, rule, regulation, order, judgment or decree to disclose such information.

Delegation of Operating Advisor’s Duties

The operating advisor will be permitted to delegate its duties to agents or subcontractors in accordance with the PSA to the extent such agents or subcontractors satisfy clauses (iii), (iv) and (vi) of the definition of “Eligible Operating Advisor”; provided, however, the operating advisor will remain obligated and primarily liable for any actions required to be performed by it under the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the operating advisor alone were performing its obligations under the PSA.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)   any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of certificates having greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure which is not curable within such 30 day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)   any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the operating advisor by any party to the PSA;

(c)   any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the operating advisor by any party to the PSA;

(d)   a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, has been entered against the operating advisor, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(e)   the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f)    the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, either (i) the trustee may or (ii) upon the written direction of Certificateholders representing at least 25% of the Voting Rights of each class of certificates, the trustee will be required to, promptly terminate all of the rights and obligations of the operating advisor under the PSA (other than rights and obligations accrued prior to such termination (including accrued and unpaid compensation) and indemnification rights (arising out of events occurring prior to such termination)), by written notice to the operating advisor and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor. If the certificate administrator is unable to find a replacement operating advisor that is an Eligible Operating Advisor within 30 days of the termination of the operating advisor, the depositor will be permitted to find a replacement.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will, as soon as possible, be required to give written notice of the termination and appointment to the special servicer, the master servicer, the certificate administrator, the depositor, the Directing Holder (only for so long as no Consultation Termination Event has occurred and is continuing), any Companion Loan Holder, the Certificateholders, each Risk Retention Consultation Party and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

Waiver of Operating Advisor Termination Event

The holders of certificates representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event will be permitted to waive such Operating Advisor Termination Event within twenty (20) days of the receipt of notice from the certificate administrator of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of an Operating Advisor Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the issuing entity.

Termination of the Operating Advisor Without Cause

Upon (i) the written direction of holders of certificates evidencing not less than 15% of the aggregate Voting Rights requesting a vote to terminate and replace the operating advisor with a proposed successor operating advisor that is an Eligible Operating Advisor and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will be required to promptly provide written notice of such request to all Certificateholders and the operating advisor by posting such notice on its internet website and by mailing such notice to all Certificateholders and the operating advisor.

Upon the written direction of holders of more than 50% of the Voting Rights of the certificates that exercise their right to vote (provided that holders of at least 50% of the Voting Rights of the certificates exercise their right to vote), the trustee will be required to terminate all of the rights and obligations of the operating advisor under the PSA by written notice to the operating advisor (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination).

The certificate administrator will be required to include on each Distribution Date statement a statement that each Certificateholder and beneficial owner of certificates may access such notices on the certificate administrator’s website and each Certificateholder and beneficial owner of certificates may register to receive email notifications when such notices are posted on the website. The certificate administrator will be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting such notices.

Resignation of the Operating Advisor

The operating advisor may resign upon 30 days’ prior written notice to the depositor, master servicer, special servicer, trustee, certificate administrator, the asset representations reviewer, each Risk Retention Consultation Party and the Directing Holder, if the operating advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. The resigning operating advisor must pay all costs and expenses associated with the transfer of its duties.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”.

In the event the operating advisor resigns or is terminated for any reason, it will remain entitled to any accrued and unpaid fees and reimbursement of operating advisor expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause. See “—Termination of the Operating Advisor Without Cause” above.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on either the CREFC® Delinquent Loan Status Report or the CREFC® Loan Periodic Update File delivered by the master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide notice to the asset representations reviewer, the master servicer, the special servicer, the Directing Holder and all Certificateholders by posting a notice of its determination on its internet website and by mailing such notice to the Certificateholders’ addresses appearing in the certificate register. On each Distribution Date after providing such notice to Certificateholders, the certificate administrator, based on information provided to it by the master servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) or (3), deliver such information in a written notice (which may be via email) within two (2) business days to the master servicer, the special servicer, the operating advisor, the asset representations reviewer and the Directing Holder.

An “Asset Review Trigger” will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period are Delinquent Loans or (2)(A) prior to and including the second anniversary of the Closing Date, at least 10 Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 15.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period, or (B) after the second anniversary of the Closing Date, at least 15 Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the Distribution Report on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to the 95 prior pools of commercial mortgage loans for which GACC (or its predecessors) was sponsor in a public offering of CMBS with a securitization closing date on or after January 1, 2006 (excluding 12 of such 95 pools with an outstanding aggregate pool balance that is equal to or less than 20% of the initial pool balance), the highest percentage of loans, based on the aggregate outstanding principal balance of delinquent mortgage loans in an individual CMBS transaction, that were delinquent at least 60 days at the end of any reporting period between July 1, 2014 and June 30, 2019 was approximately 17.740%; however, the average of the highest delinquency percentages based on the aggregate outstanding principal balance of delinquent mortgage loans in the reviewed transactions was approximately 6.662%; and the highest percentage of delinquent mortgage loans, based upon the number of mortgage loans in the reviewed transactions was approximately 11.111% and the average of the highest delinquency percentages based on the number of mortgage loans in the reviewed transactions was approximately 1.790%.

This pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represent a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the 2 largest Mortgage Loans in the Mortgage Pool represent approximately 17.9% of the Initial Pool Balance. Given this Mortgage Pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the 2 largest Mortgage Loans, in the case of this Mortgage Pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. On the other hand, a significant number of delinquent Mortgage Loans by loan count could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if Mortgage Loans representing a specified percentage of the Mortgage Loans (by loan count) are Delinquent Loans, assuming those mortgage loans still meet a minimum principal balance threshold. However, given the nature of commercial mortgage loans and the inherent risks of a delinquency based solely on market conditions, a static trigger based on the number of delinquent loans would reflect a lower relative risk of an Asset Review Trigger being triggered earlier in the transaction’s lifecycle for delinquencies that are based on issues unrelated to breaches or representations and warranties and would reflect a higher relative risk later in the transaction’s lifecycle. To address this, we believe the specified percentage should increase during the life of the transaction, as provided for in clause (2) of the definition of “Asset Review Trigger”. CMBS as an asset class has historically not had a large number of claims for, or repurchases based on, breaches of representations and warranties. While the Asset Review Trigger we have selected is less than this historical peak, we feel it remains at a level that avoids a trigger based on market variability while providing an appropriate threshold to capture delinquencies that may have resulted from an underlying deficiency in one or more mortgage loan seller’s Mortgage Loans that could be the basis for claims against those mortgage loan sellers based on breaches of the representations and warranties.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least sixty days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

Asset Review Vote

If Certificateholders evidencing not less than 5% of the Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the certificate administrator will be required to promptly provide written notice of such direction to the asset representations reviewer and to all Certificateholders, and to conduct a solicitation of votes of Certificateholders to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review by Certificateholders evidencing at least a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the certificate administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, each Risk Retention Consultation Party, the Directing Holder and the Certificateholders. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) an additional Asset Review Trigger has occurred as a result or otherwise is in effect, (C) the certificate administrator has timely received any Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be paid as an expense of the issuing entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 5% of the aggregate Voting Rights.

Review Materials

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”), the custodian (with respect to clauses (i) – (v) for all Mortgage Loans), the master servicer (with respect to clauses (vi) and (vii) for non-Specially Serviced Loans) and the special servicer (with respect to clauses (vi) and (vii) for Specially Serviced Loans), in each case to the extent in such party’s possession, will be required to promptly, but in no event later than 10 business days (except with respect to clause (vii)) after receipt of such notice from the certificate administrator, provide the following materials to the asset representations reviewer (collectively, with the Diligence Files, a copy of the prospectus, a copy of each related MLPA and a copy of the PSA, the “Review Materials”):

(i)     a copy of an assignment of the Mortgage in favor of the related trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)    a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the related trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)   a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)    a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)     a copy of an assignment in favor of the related trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review;

(vi)    a copy of any notice previously delivered by the master servicer or the special servicer, as applicable, of any alleged defect or breach with respect to any Delinquent Loan; and

(vii)   any other related documents that were entered into or delivered in connection with the origination of such Mortgage Loan that are necessary in connection with the asset representations reviewer’s completion of any Asset Review and that are requested (in writing in accordance with the PSA) by the asset representations reviewer, in the time frames and as otherwise described below.

If, as part of an Asset Review of such Mortgage Loan, the asset representations reviewer determines that it is missing any documents that are required to be part of the Review Materials for such Mortgage Loan or which were entered into or delivered in connection with the origination of such Mortgage Loan that, in either case, are necessary to review and assess one or more documents comprising the Diligence File in connection with its completion of any Test, then the asset representations reviewer will promptly, but in no event later than 10 business days after receipt of the Review Materials identified in clauses (i) through (vi) above, notify (in writing in accordance with the PSA) the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and provide a written request (in accordance with the PSA) that the master servicer or the special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of such notification from the asset representations reviewer, deliver to the asset representations reviewer such missing documents to the extent in its possession. In the event any missing documents are not provided by the master servicer or special servicer, as applicable, within such 10 business day period, the asset representations reviewer will request such documents from the related mortgage loan seller. The mortgage loan seller will be required under the related MLPA to deliver such additional documents only to the extent in the possession of such party.

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in each case in accordance with the Asset Review Standard to be relevant to the Asset Review, as described below (such information, “Unsolicited Information”).

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence File posted to the secure data room with respect to a Delinquent Loan, the asset representations reviewer, as an independent contractor, is required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the related mortgage loan seller with respect to such Delinquent Loan; provided, however, that the asset representations reviewer may, but is under no obligation to, modify any Test and/or associated Review Materials if, and only to the extent, the asset representations reviewer determines pursuant to the Asset Review Standard that it is necessary to modify such Test and/or such associated Review Materials in order to facilitate its Asset Review in accordance with the Asset Review Standard. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance of the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. All determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials, and (ii) if applicable, Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials. If the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the asset representations reviewer by the applicable mortgage loan seller, the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) within 10 days upon request as described above, then the asset representations reviewer will list such missing documents in a preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test. The asset representations reviewer will provide such preliminary report to the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) and the related mortgage loan seller no later than 60 days after the date on which access to the Diligence Files in the secure data room is made available to the asset representations reviewer by the certificate administrator. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the mortgage loan seller will have 90 days (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any documents provided or explanations given to support a conclusion that the representation and warranty has not failed a Test or that any missing documents in the Review Materials are not required to complete a Test will be required to be promptly delivered by the related mortgage loan seller to the asset representations reviewer. For the avoidance of doubt, the asset representations reviewer will not be required to prepare a preliminary report in the event the asset representations reviewer determines that there is no Test failure with respect to the related Delinquent Loan.

The asset representations reviewer will be required, within the later of (x) 60 days after the date on which access to the Diligence Files in the secure data room is made available to the asset representations reviewer by the certificate administrator or (y) 10 days after the expiration of the Cure/Contest Period, to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA and the applicable mortgage loan seller for each Delinquent Loan and the Directing Holder, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee, certificate administrator, master servicer and special servicer. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loans and/or the Mortgaged Property or Mortgaged Properties. In no event will the asset representations reviewer be required to determine whether any Test failure constitutes a Material Defect or Material Breach, or whether the issuing entity should enforce any rights it may have against the applicable mortgage loan seller, which, in each such case, will be the responsibility of the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans). See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any documentation that it requested from the master servicer (with respect to non-Specially Serviced Loans), the special servicer (with respect to Specially Serviced Loans) or the applicable mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the documentation received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such documentation from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the Distribution Report on Form 10–D relating to the distribution period in which such Asset Review Report Summary was received by the certificate administrator, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than 2 business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to at all times be an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator and the Directing Holder of such disqualification and immediately resign, and the trustee will be required to use commercially reasonable efforts to appoint a successor asset representations reviewer. If the trustee is unable to find a successor asset representations reviewer within 30 days of the termination of the asset representations reviewer, the depositor will be permitted to find a replacement.

An “Eligible Asset Representations Reviewer” is an entity that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of Moody’s Investors Service, Inc., Fitch, DBRS, Inc., Kroll Bond Rating Agency, Inc., Morningstar Credit Ratings, LLC or S&P Global Ratings and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which Moody’s Investors Service, Inc., Fitch, DBRS, Inc., Kroll Bond Rating Agency, Inc., Morningstar Credit Ratings, LLC or S&P Global Ratings has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer, the operating advisor or the asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA, (iii) is not (and is not affiliated (including Risk Retention Affiliated) with) any sponsor, any mortgage loan seller, the Retaining Third-Party Purchaser, any originator, the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the Directing Holder, any Risk Retention Consultation Party or any of their respective affiliates (including Risk Retention Affiliates), (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any sponsor, any mortgage loan seller, any underwriter, any party to the PSA, any Risk Retention Consultation Party or the Directing Holder or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any information appropriately labeled as “Privileged Information” received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer other than pursuant to a Privileged Information Exception. In addition, the asset representations reviewer will be required to keep all documents and information received by the asset representations reviewer in connection with an Asset Review that are provided by the applicable mortgage loan seller, the master servicer and the special servicer confidential and will not be permitted to disclose such documents or information except (i) for purposes of complying with its duties and obligations under the PSA, (ii) if such documents or information become generally available and known to the public other than as a result of a disclosure directly or indirectly by the asset representations reviewer, (iii) if it is reasonable and necessary for the asset representations reviewer to disclose such documents or information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (iv) if such documents or information was already known to the asset representations reviewer and not otherwise subject to a confidentiality obligation and/or (v) if the asset representations reviewer is required by law, rule, regulation, order, judgment or decree to disclose such document or information.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker-dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

Assignment of Asset Representations Reviewer’s Rights and Obligations

The asset representations reviewer may assign its rights and obligations under the PSA in connection with the sale or transfer of all or substantially all of its asset representations reviewer portfolio, provided that: (i) the purchaser or transferee accepting such assignment and delegation (A) is an Eligible Asset Representations Reviewer, organized and doing business under the laws of the United States of America, any state of the United States of America or the District of Columbia, authorized under such laws to perform the duties of the asset representations reviewer resulting from a merger, consolidation or succession that is permitted under the PSA, (B) executes and delivers to the trustee and the certificate administrator an agreement that contains an assumption by such person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the asset representations reviewer under the PSA from and after the date of such agreement and (C) is not be a prohibited party under the PSA; (ii) the asset representations reviewer will not be released from its obligations under the PSA that arose prior to the effective date of such assignment and delegation; (iii) the rate at which the Asset Representations Reviewer Asset Review Fee (or any component thereof) is calculated may not exceed the rate then in effect and (iv) the resigning asset representations reviewer will be required to be responsible for the reasonable costs and expenses of each other party hereto and the Rating Agencies in connection with such transfer. Upon acceptance of such assignment and delegation, the purchaser or transferee will be required to provide notice to each party to the PSA and then will be the successor asset representations reviewer hereunder.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)     any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates evidencing at least 25% of the Voting Rights; provided that if such failure is capable of being cured and the asset representations reviewer is diligently pursuing such cure, such 30 day period will be extended by an additional 30 days;

(ii)    any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)    any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iv)    a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)     the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property; or

(vi)    the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice (which will be simultaneously delivered to the asset representations reviewer) of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all reasonable costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all Certificateholders and the asset representations reviewer of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the asset representations reviewer. Upon the written direction of Certificateholders evidencing at least 75% of a Certificateholder Quorum, the trustee will terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

In the event that holders of the certificates evidencing at least 75% of a Certificateholder Quorum elect to remove the asset representations reviewer without cause and appoint a successor, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA. In addition, the asset representations reviewer will at all times be, and will be required to resign if it fails to be, an Eligible Asset Representations Reviewer by giving written notice to the other parties. Upon such notice of resignation, the depositor is required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer, and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses”.

Limitation on Liability of the Risk Retention Consultation Parties

The Risk Retention Consultation Parties in their capacity as Risk Retention Consultation Parties will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that a Risk Retention Consultation Party:

(1)   may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(2)   may act solely in the interests of the holders of the VRR Interest;

(3)   does not have any liability or duties to the holders of any class of certificates;

(4)   may take actions that favor the interests of the holders of one or more classes including the VRR Interest over the interests of the holders of one or more other classes of certificates; and

(5)   will have no liability whatsoever for having so acted as set forth in (1) – (4) above, and no Certificateholder may take any action whatsoever against a Risk Retention Consultation Party or any director, officer, employee, agent or principal of a Risk Retention Consultation Party for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the recommendation of a Risk Retention Consultation Party, which does not violate the terms of any Mortgage Loan, any law, the Servicing Standard or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or special servicer.

Replacement of Special Servicer Without Cause

Except as limited by certain conditions described below and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement, the special servicer may generally be replaced, prior to the occurrence and continuance of a Control Termination Event, at any time and without cause, by the Directing Holder so long as, among other things, the Directing Holder appoints a replacement special servicer that meets the requirements of the PSA, including that the trustee and the certificate administrator receive a Rating Agency Confirmation from each Rating Agency and a comparable confirmation from each NRSRO that has been engaged to rate any securities backed, in whole or in part, by a Pari Passu Companion Loan and that such replacement special servicer may not be the asset representations reviewer or any of its affiliates. The reasonable fees of any such termination incurred by the Directing Holder will be paid by the holders of the Controlling Class.

After the occurrence and during the continuance of a Control Termination Event, upon (i) the written direction of holders of Principal Balance Certificates and VRR Interest evidencing not less than 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances) of the Principal Balance Certificates and VRR Interest requesting a vote to replace the special servicer with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and expenses and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating Agency Confirmation from each Rating Agency and a comparable confirmation from each NRSRO that has been engaged to rate any securities backed, in whole or in part, by a Pari Passu Companion Loan (such Rating Agency Confirmation will be obtained at the expense of those holders of certificates requesting such vote), the certificate administrator will be required to promptly post notice of such request on the certificate administrator’s website and concurrently provide written notice of such request by mail and conduct the solicitation of votes of all certificates in such regard, which such vote must occur within 180 days of the posting of such notice. Upon the written direction of (i) holders of Principal Balance Certificates and VRR Interest evidencing at least 66-2/3% of a Certificateholder Quorum or (ii) holders of Principal Balance Certificates and VRR Interest evidencing more than 50% of the aggregate Voting Rights of each Class of Non-Reduced Certificates on an aggregate basis, the trustee will be required to terminate all of the rights and obligations of the special servicer under the PSA and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders; provided such successor special servicer is a Qualified Replacement Special Servicer, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination.

Notwithstanding anything to the contrary described in this section, prior to the related Servicing Shift Securitization Date, no one except for the related Loan-Specific Directing Holder will be permitted to replace the special servicer with respect to a Servicing Shift Whole Loan.

A “Certificateholder Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer or the asset representations reviewer described above, the holders of certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the certificates, except in the case of the termination of the asset representations reviewer) of all Principal Balance Certificates and VRR Interest on an aggregate basis.

“Non-Reduced Certificates” means any class of Principal Balance Certificates and VRR Interest then-outstanding for which (a)(1) the initial Certificate Balance of such class of certificates minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) distributed to the Certificateholders of such class of certificates, (y) any Appraisal Reduction Amounts allocated to such class of certificates and (z) any Realized Losses previously allocated to such class of certificates, is equal to or greater than (b) 25% of the remainder of (1) the initial Certificate Balance of such class of certificates less (2) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such class of certificates.

A “Qualified Replacement Special Servicer” is a replacement special servicer that (i) satisfies all of the eligibility requirements applicable to special servicers in the PSA, (ii) is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer, (iii) is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become the special servicer, (iv) is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders, (vi) currently has a special servicer rating of at least “CSS3” from Fitch, (vii) is included on S&P’s Select Servicer List as a U.S. Commercial Mortgage Special Servicer and (viii) is currently acting as a special servicer in a transaction rated by DBRS and has not been publicly cited by DBRS as having servicing concerns as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

Notwithstanding the foregoing, if the special servicer obtains knowledge that it is a Borrower Party with respect to any Serviced Mortgage Loan and any related Serviced Companion Loan (any such Serviced Mortgage Loan and any related Serviced Companion Loan, a “Excluded Special Servicer Mortgage Loan”), the special servicer will be required to resign as special servicer of that Excluded Special Servicer Mortgage Loan.

In the event the special servicer is required to resign as special servicer with respect to any Excluded Special Servicer Mortgage Loan because it obtains knowledge that it is a Borrower Party prior to the occurrence and continuance of a Consultation Termination Event, then (i) if the Excluded Special Servicer Mortgage Loan is not also an Excluded Loan, then the Directing Holder will be entitled to appoint (and replace with or without cause) a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer”) for the Excluded Special Servicer Mortgage Loan, (ii) if the Excluded Special Servicer Mortgage Loan is also an Excluded Loan, then the largest Controlling Class Certificateholder (by Certificate Balance) that is not an Excluded Controlling Class Holder will be entitled to appoint (and replace with or without cause) the Excluded Special Servicer for the Excluded Special Servicer Mortgage Loan, and (iii) if there is no Controlling Class Certificateholder that is not an Excluded Controlling Class Holder, then the resigning special servicer will be required to use reasonable efforts to appoint the Excluded Special Servicer for the Excluded Special Servicer Mortgage Loan. In the event the special servicer is required to resign as special servicer with respect to any Excluded Special Servicer Mortgage Loan because it obtains knowledge that it is a Borrower Party and either (i) a Consultation Termination Event has occurred and is continuing or (ii) there is no Controlling Class Certificateholder that is not an Excluded Controlling Class Holder, then the resigning special servicer will be required to use reasonable efforts to appoint the Excluded Special Servicer for the

Excluded Special Servicer Mortgage Loan. The special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer.

If at any time a special servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Mortgage Loan, (1) the related Excluded Special Servicer will be required to resign, (2) the related Mortgage Loan will no longer be an Excluded Special Servicer Mortgage Loan, (3) such special servicer will become the special servicer again for the such related Mortgage Loan and (4) such special servicer will be entitled all special servicing compensation with respect to such Mortgage Loan earned during such time on and after such Mortgage Loan is no longer an Excluded Special Servicer Mortgage Loan.

The Excluded Special Servicer will be required to perform all of the obligations of the special servicer for the related Excluded Special Servicer Mortgage Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Mortgage Loan earned during such time as the related Mortgage Loan is an Excluded Special Servicer Mortgage Loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect all Mortgage Loans and Serviced Whole Loan which are not Excluded Special Servicer Mortgage Loans).

No appointment of a special servicer will be effective until the depositor has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

Notwithstanding the foregoing, the Certificateholders’ direction to replace a special servicer will not apply to a Serviced AB Whole Loan unless a Control Appraisal Period has occurred and is continuing with respect to such Serviced AB Whole Loan under the related Intercreditor Agreement. The related Serviced Subordinate Companion Loan holder will have the right, prior to the occurrence and continuance of a Control Appraisal Period to replace the special servicer solely with respect to such Serviced AB Whole Loan. See “Description of the Mortgage Pool—The Whole Loans”.

With respect to each Non-Serviced Whole Loan, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the directing holder appointed under the related Non-Serviced PSA (and not by the Directing Holder for this transaction) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote

If at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (2) the replacement of the special servicer would be in the best interests of the Certificateholders as a collective whole, the operating advisor will have the right to recommend the replacement of the special servicer. In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written report detailing the reasons supporting its recommendation (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to notify each Certificateholder of the recommendation and post the related report on the certificate administrator’s internet website, and to conduct the solicitation of votes with respect to such recommendation. Approval by the Certificateholder of such Qualified Replacement Special Servicer will not preclude the Directing Holder from appointing a replacement, so long as such replacement is a Qualified Replacement Special Servicer and is not the originally replaced special servicer or its affiliate.

The operating advisor’s recommendation to replace the special servicer must be confirmed within 180 days of after the notice is posted to the certificate administrator’s website by an affirmative vote of holders of Certificates evidencing at least a majority of a quorum of certificateholders (which, for this purpose, is the holders of Certificates that (i) evidence at least 20% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Principal Balance Certificates and the VRR Interest on an aggregate basis, and (ii) consist of at least three Certificateholders or Certificate Owners that are not Risk Retention Affiliated with each other).

In the event the holders of such Voting Rights elect to remove and replace the special servicer (which requisite affirmative votes must be received within 180 days of the posting of the notice of the operating advisor’s recommendation to replace the special servicer to the certificate administrator’s website), the certificate administrator will be required to receive a Rating Agency Confirmation from each of the Rating Agencies and a comparable confirmation from each NRSRO that has been engaged to rate any securities backed, in whole or in part, by a Serviced Companion Loan at that time. In the event the certificate administrator receives a Rating Agency Confirmation from each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA), the trustee will then be required to terminate all of the rights and obligations of the special servicer under the PSA and to appoint the successor special servicer approved by such Certificateholders, provided such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering the vote of the applicable holders of the Principal Balance Certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

In the event the special servicer is terminated as a result of the recommendation of the operating advisor described in this “—Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”, the Directing Holder may not subsequently reappoint as special servicer such terminated special servicer or any Risk Retention Affiliate of such terminated special servicer.

No appointment of the special servicer will be effective until the depositor or the depositor for the securitization of a Companion Loan has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

With respect to any Non-Serviced Whole Loans, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the related directing holder, directing holder or analogous party appointed under the related Non-Serviced PSA (and not by the Directing Holder for this transaction) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loans. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Termination of Servicer and Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to the master servicer or the special servicer, as the case may be, will include, without limitation:

(a) with respect to the master servicer only, any failure by the master servicer (i) to make a required deposit to the Collection Account or to the separate custodial account for any Serviced Whole Loan on the day such deposit was first required to be made, which failure is not remedied within two business days, (ii) to deposit into, or remit to the certificate administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted (including any required

P&I Advance, unless the master servicer determines that such P&I Advance would not be recoverable), which failure is not remedied by 11:00 a.m. (New York City time) on the relevant Distribution Date (provided, however, that to the extent the master servicer does not timely make such remittances to the certificate administrator, the master servicer will be required to pay the certificate administrator for the account of the certificate administrator interest on any amount not timely remitted at the Reimbursement Rate from and including the applicable required remittance date to, but not including, the date such remittance is actually made) or (iii) to remit to any holder of a Serviced Companion Loan, as and when required by the PSA or the related intercreditor agreement, any amount required to be so remitted which failure continues for two business days;

(b) with respect to the special servicer only, any failure by the special servicer to deposit into the REO Account on the day such deposit is required to be made and such failure continues unremedied for one business day, or to remit to the master servicer for deposit in the Collection Account (or, in the case of a Serviced Whole Loan, the related custodial account) any such remittance required to be made, under the PSA; provided, however, that the failure of the special servicer to remit such remittance to the master servicer will not be a Servicer Termination Event if such failure is remedied within two business days and if the special servicer has compensated the master servicer for any loss of income (at the Reimbursement Rate) on such amount suffered by the master servicer due to and caused by the late remittance of the special servicer and reimbursed the issuing entity for any resulting advance interest due to the master servicer;

(c) any failure by the master servicer or the special servicer duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (or 15 days in the case of the master servicer’s failure to make a Servicing Advance or 45 days in the case of failure to pay the premium for any insurance policy required to be force placed by the master servicer or the special servicer, as the case may be, pursuant to the PSA or in any event such reasonable shorter period of time as is necessary to avoid the commencement of foreclosure proceedings for any lien relating to unpaid real estate taxes or assessments or a lapse in any required insurance coverage) after written notice of the failure has been given to the master servicer or the special servicer, as the case may be, by any other party to the PSA, by the certificateholders of any class issued by the issuing entity, evidencing percentage interest aggregating not less than 25% of such class or by such holder of a Serviced Companion Loan, if affected; provided, if that failure is capable of being cured and the master servicer or the special servicer, as applicable, is diligently pursuing that cure, that 15-, 30- or 45-day period, as applicable, will be extended an additional 30 days;

(d) any breach on the part of the master servicer or the special servicer of any representation or warranty in the PSA which materially and adversely affects the interests of any certificateholders of any class of certificates issued by the issuing entity or holder of a Serviced Companion Loan and which continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, is given to the master servicer or the special servicer, as the case may be, by any other party to the PSA, or to the master servicer, the special servicer, the depositor and the trustee by the holders of certificates of any class issued by the issuing entity, evidencing percentage interests aggregating not less than 25% of such class or by such holder of a Serviced Companion Loan, if affected; provided, if that breach is capable of being cured and the master servicer or special servicer, as applicable, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days;

(e) certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or the special servicer, as applicable, and certain actions by or on behalf of the master servicer or the special servicer indicating its insolvency or inability to pay its obligations;

(f) the master servicer or the special servicer, as applicable, is removed from S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or a U.S. Commercial Mortgage Special Servicer, as applicable, and is not restored to such status on such list within sixty (60) days;

(g) the master servicer or the special servicer is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and such master servicer or special servicer is not reinstated to at least that rating within 60 days of the delisting;

(h) DBRS (i) has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates issued by the issuing entity, or (ii) has placed one or more classes of certificates issued by the issuing entity on “watch status” in contemplation of a ratings downgrade or withdrawal (and in the case of clauses (i) or (ii), such action has not been withdrawn by DBRS within 60 days of such event) and, in the case of either of clauses (i) or (ii), publicly cited servicing concerns with the master servicer or the special servicer, as the case may be, as the sole or a material factor in such action; or

(i) so long as the issuing entity is subject to Exchange Act reporting requirements, any failure by the master servicer or special servicer, as applicable, to deliver to the trustee and the certificate administrator (i) an annual certification regarding such servicer’s compliance with the terms of the PSA, as well as an assessment of compliance with certain servicing criteria and an accountant’s attestation report with respect to such assessment by the time required under the PSA or (ii) any Exchange Act reporting items that a primary servicer, sub-servicer or servicing function participant (such entity, the “Sub-Servicing Entity”) retained by the master servicer or special servicer, as applicable (but excluding any Sub-Servicing Entity which the master servicer or special servicer has been directed to retain by a sponsor or mortgage loan seller) is required to deliver (any Sub-Servicing Entity will be terminated if it defaults in accordance with the provision of this clause (i)).

Rights Upon Servicer Termination Event

If a Servicer Termination Event with respect to the master servicer or the special servicer, as applicable, occurs and is continuing, then the trustee may, and at the written direction of (1) the holders of certificates evidencing at least 25% of the aggregate Voting Rights, (2) in the case of the special servicer, for so long as no Control Termination Event has occurred and is continuing, the Directing Holder, (3) in the case of the special servicer, the VRR-A Risk Retention Consultation Party, or (4) the Depositor (with respect to clause (i) of the definition of “Servicer Termination Event”), the trustee will be required to terminate all of the rights (other than certain rights to indemnification, compensation and (in certain limited circumstances) the excess servicing strip as provided in the PSA) and obligations of the master servicer as master servicer or the special servicer as special servicer, as the case may be, under the PSA. In the case of a Servicer Termination Event pursuant to clause (f), (g) or (h) of the definition thereof, the certificate administrator will be required to notify Certificateholders and Serviced Companion Loan Holders of such Servicer Termination Event and request whether such Certificateholders and, if applicable, the Serviced Companion Loan Holders favor such termination, and any corresponding termination would be required to comply with clause (1) (in the case of the master servicer and the special servicer) and clause (2) (in the case of the special servicer) above. Notwithstanding the foregoing, upon any termination of the master servicer or the special servicer, as applicable, under the PSA, the master servicer or the special servicer, as applicable, will continue to be entitled to receive all accrued and unpaid servicing compensation through the date of termination plus reimbursement for all Advances and interest thereon as provided in the PSA.

Notwithstanding the foregoing, (a) if a Servicer Termination Event with respect to the master servicer affects a Serviced Companion Loan or the holder thereof and the master servicer is not otherwise terminated or (b) if a nationally recognized statistical rating organization (“NRSRO”), as that term is defined in Section 3(a)(62) of the Exchange Act, engaged to rate any class of certificates backed, wholly or partially, by any Serviced Companion Loan qualifies, downgrades or withdraws its rating of such class of certificates, publicly citing servicing concerns with the master servicer as the sole or a material factor in such rating action, then the holder of such Serviced Companion Loan will be entitled to request that the trustee direct the master servicer to appoint a sub-servicer (or if the related Serviced Whole Loan is currently being sub-serviced, then the trustee may direct the master servicer to replace such sub-servicer with a new sub-servicer but only if such original sub-servicer is in default (beyond any applicable cure periods) under the related sub-servicing agreement) that will be responsible for servicing the related Serviced Whole Loan; provided that the trustee will be required to direct the master servicer to obtain a

Rating Agency Confirmation (including a Rating Agency Confirmation with respect to any companion loan securities)(at the expense of the requesting party) with respect to the appointment of such sub-servicer.

Notwithstanding the foregoing, (a) if a Servicer Termination Event with respect to the special servicer affects a Serviced Companion Loan and the special servicer is not otherwise terminated or (b) if an NRSRO engaged to rate any class of certificates backed, wholly or partially, by any Serviced Companion Loan qualifies, downgrades or withdraws its rating of such class of certificates, publicly citing servicing concerns with the special servicer as the sole or a material factor in such rating action, then the holder of such Serviced Companion Loan will be entitled to direct that the trustee terminate the special servicer with respect to the related Serviced Whole Loan only, but no other Mortgage Loan.

On and after the date of termination following a Servicer Termination Event by the master servicer or the special servicer, the trustee will succeed to all authority and power of the master servicer or the special servicer, as applicable, under the PSA (and any sub-servicing agreements) and generally will be entitled to the compensation arrangements to which the master servicer or the special servicer, as applicable, would have been entitled. If the trustee is unwilling or unable so to act, or holders of certificates evidencing at least (i) in the case of the master servicer, at least 25% of the aggregate Voting Rights, or (ii) in the case of the special servicer, at least 25% of the aggregate Voting Rights (or, for so long as no Control Termination Event has occurred and is continuing, the Directing Holder) so request, or, with respect to a Serviced Whole Loan, if an affected Serviced Companion Loan noteholder so requests, or if the trustee is not an “approved” servicer by any of the rating agencies for mortgage pools similar to the one held by the issuing entity, the trustee must appoint, or petition a court of competent jurisdiction for the appointment of, a mortgage loan servicing institution that, for so long as no Control Termination Event has occurred and is continuing, has been approved by the Directing Holder (which approval may not be unreasonably withheld in the case of the appointment of a successor master servicer) to act as successor to the master servicer or the special servicer, as applicable, under the PSA; provided that the trustee must obtain a Rating Agency Confirmation (including a Rating Agency Confirmation with respect to any companion loan securities). Pending such appointment, the trustee is obligated to act in such capacity unless the trustee is prohibited by law from so acting. The trustee and any such successor may agree upon the servicing compensation to be paid; provided that no such compensation may be in excess of that permitted to the terminated master servicer or special servicer, provided, further, that if no successor can be obtained to perform the obligations of the terminated master servicer or special servicer, additional amounts may be paid to such successor and such amounts in excess of that permitted the terminated master servicer or special servicer will be treated as Realized Losses. All reasonable costs and expenses of the trustee (including the cost of obtaining a Rating Agency Confirmation and any applicable indemnity) or the successor master servicer or successor special servicer incurred in connection with transferring the mortgage files to the successor master servicer or special servicer and amending the PSA to reflect such succession are required to be paid by the predecessor master servicer or the special servicer, as applicable, upon presentation of reasonable documentation of such costs and expenses. If the predecessor master servicer or special servicer (as the case may be) has not reimbursed the trustee or the successor master servicer or special servicer for such expenses within 90 days after the presentation of reasonable documentation, such expense is required to be reimbursed by the issuing entity; provided that the terminated master servicer or special servicer will not thereby be relieved of its liability for such expenses.

No Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA, the certificates or the Mortgage Loans, unless, with respect to the PSA, such holder previously has given to the trustee a written notice of a default under the PSA, and of the continuance thereof, and unless the holders of certificates of any class affected thereby evidencing percentage interests of at least 25% of such class, as applicable, have made written request of the trustee to institute such proceeding in its capacity as trustee under the PSA and have offered to the trustee such security or indemnity reasonably satisfactory to it as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the trustee, for 60 days after its receipt of such notice, request and offer of security or indemnity, failed or refused to institute such proceeding.

Neither the trustee nor the certificate administrator will have any obligation to make any investigation of matters arising under the PSA or to institute, conduct or defend any litigation under the PSA or in relation to it at the request, order or direction of any of the holders of certificates, unless holders of certificates entitled to greater than 25% of the percentage interest of each affected class direct the trustee to do so and such holders of certificates have offered to the trustee or the certificate administrator, as applicable security or indemnity reasonably satisfactory to the trustee or the certificate administrator, as applicable against the costs, expenses and liabilities which may be incurred in connection with such action.

Notwithstanding the foregoing discussion in this “—Rights Upon Servicer Termination Event” section, if the master servicer is terminated under the circumstances described above because of the occurrence of any of the events described in clause (f), (g) or (h) under “—Servicer Termination Events” above, the master servicer will have the right, at its expense, to sell its master servicing rights with respect to the Mortgage Loans to a successor master servicer in connection with whose appointment a Rating Agency Confirmation (including a Rating Agency Confirmation with respect to any companion loan securities) has been provided, in accordance with the terms set forth in the PSA, including that any successor master servicer fulfill the ratings requirements for successor master servicer set forth in the PSA.

In addition, the depositor may direct the trustee to terminate the master servicer upon 5 business days’ written notice if the master servicer fails to comply with certain of its reporting obligations under the PSA (subject to any applicable grace period).

Waiver of Servicer Termination Event

A Servicer Termination Event may be waived by the Certificateholders evidencing not less than 66-2/3% of the aggregate Voting Rights of the certificates and each Serviced Companion Loan noteholder adversely affected by such Servicer Termination Event within 20 days of the receipt of notice from the certificate administrator of the occurrence of such Servicer Termination Event, except (a) a Servicer Termination Event under clause (i) of the definition of “Servicer Termination Events” may be waived only with the consent of the Depositor and each affected depositor under a Non-Serviced PSA and (b) a default in making any required deposits to or payments from the Collection Account, any Serviced Whole Loan Custodial Account or the Lower-Tier REMIC Distribution Account or in remitting payments as received, in each case in accordance with the PSA.

Resignation of the Master Servicer and Special Servicer

The PSA permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Companion Loan (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); and, as to the special servicer only, for so long as a Control Termination Event has not occurred and is not continuing, the approval of such successor by the Directing Holder, which approval in each case will not be unreasonably withheld or delayed or (b) a determination that their respective obligations are no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law. In the event that the master servicer or special servicer resigns as a result of the determination that their respective obligations are no longer permissible under applicable law, the trustee will then succeed to all of the responsibilities, duties and liabilities of the resigning party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all costs and expenses associated with the transfer of its duties. Other than as described under “—Termination of Servicer and Special Servicer for Cause—Servicer Termination Events” above, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if such master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA. In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to the master servicer or the special servicer.

Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation

Under the Credit Risk Retention Rule, the Retaining Third-Party Purchaser is prohibited from being Risk Retention Affiliated with, among other persons, the master servicer, the trustee, the certificate administrator, the operating advisor or the asset representations reviewer. As long as the prohibition exists, upon the occurrence of (i) a servicing officer of the master servicer or a responsible officer of the certificate administrator or the trustee, as applicable, obtaining actual knowledge that the master servicer, the certificate administrator or the trustee, as applicable, is or has become Risk Retention Affiliated with or a Risk Retention Affiliate of the Retaining Third-Party Purchaser (in such case, an “Impermissible TPP Affiliate”), (ii) the master servicer, certificate administrator or the trustee receiving written notice by any other party to the PSA, the Retaining Third-Party Purchaser, the sponsor or any underwriter or initial purchaser that the master servicer, certificate administrator or the trustee, as applicable, is or has become an Impermissible TPP Affiliate, or (iii) the operating advisor or the asset representations reviewer obtaining actual knowledge that it is or has become a Risk Retention Affiliate of the Retaining Third-Party Purchaser or any other party to the PSA (in such case, an “Impermissible Operating Advisor Affiliate” and “Impermissible Asset Representations Reviewer Affiliate”, respectively; and either of an Impermissible TPP Affiliate, an Impermissible Operating Advisor Affiliate and an Impermissible Asset Representations Reviewer Affiliate being an “Impermissible Risk Retention Affiliate”), such Impermissible Risk Retention Affiliate is required to promptly notify the Sponsor and the other parties to the PSA and resign in accordance with the terms of the PSA. The resigning Impermissible Risk Retention Affiliate will be required to bear all reasonable out-of-pocket costs and expenses of each other party to the PSA, the issuing entity and each Rating Agency in connection with such resignation as and to the extent required under the PSA; provided, however, if the affiliation causing an Impermissible Risk Retention Affiliate is the result of the Retaining Third-Party Purchaser acquiring an interest in such Impermissible Risk Retention Affiliate or an affiliate of such Impermissible Risk Retention Affiliate, then such costs and expenses will be an expense of the issuing entity.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders or holders of a related Companion Loan, or any third party beneficiary, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, however, that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties. The PSA will also provide that the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer and their respective affiliates and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be entitled to indemnification by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses incurred in connection with any legal action or claim that relates to the PSA (including any such fees and costs relating to enforcing this indemnity), the Mortgage Loans, any related Companion Loan or the certificates; provided, however, that the indemnification will not extend to any loss, liability or expense incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including in its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action. The PSA will also provide that any related master servicer, depositor, special servicer, operating advisor (or the equivalent), asset representations reviewer, certificate administrator or trustee under the related Non-Serviced PSA with respect to a Non-Serviced Companion Loan and any partner, director, officer, shareholder, member, manager, employee or agent of any of them and each Non-Serviced Securitization Trust will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the related non-serviced Mortgaged Property under the related Non-Serviced PSA or the PSA (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other Mortgage Loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of the Non-Serviced PSA).

In addition, the PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor or operating advisor will be under any obligation to appear in, prosecute or defend any legal action that (i) is not incidental to its respective responsibilities under the PSA or (ii) in its opinion, may expose it to any expense or liability not reimbursed by the issuing entity. However, each of the master servicer, the special servicer, the depositor and the operating advisor will be permitted, in the exercise of its discretion, to undertake any action that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders and the holders of the related Serviced Companion Loan (as a collective whole), taking into account the subordinate or pari passu nature of such Serviced Companion Loan) under the PSA; provided, however, that if a Serviced Whole Loan and/or the holder of the related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a Mortgage Loan or Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, and any liability resulting from the action, will be expenses, costs and liabilities of the issuing entity, and the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the Collection Account for the expenses.

Pursuant to the PSA, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, the master servicer and the special servicer will be allowed to self-insure with respect to an errors and omission policy and a fidelity bond so long as certain conditions set forth in the PSA are met.

Any person into which the master servicer, the special servicer, the depositor, operating advisor, asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer is a party, or any person succeeding to the business of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, will be the successor of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, as the case may be, under the PSA. The master servicer, the special servicer, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by or on behalf of the master servicer or the special servicer of any funds paid to the master servicer or any special servicer in respect of the certificates or the Mortgage Loans, or any funds deposited into or withdrawn from the Collection Account or any other account by or on behalf of the master servicer or any special servicer. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

The PSA provides that neither the trustee nor the certificate administrator, as applicable, will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to greater than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Account or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including reasonable attorneys’ fees and expenses) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

For the avoidance of doubt, with respect to any indemnification provisions in the PSA providing that the issuing entity or a party to the PSA is required to indemnify another party to the PSA for costs, fees and expenses, such costs, fees and expenses are intended to include costs (including, but not limited to, reasonable attorney’s fees and expenses) of the enforcement of such indemnity.

Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA

In the event any party to the PSA receives a request or demand from a Requesting Investor to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect or Material Breach, or if the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect or Material Breach, that party to the PSA will be required to promptly forward such request or demand to the master servicer and the special servicer, and the Enforcing Servicer will be required to promptly forward it to each other party to the PSA and the applicable mortgage loan seller. The Enforcing Servicer will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPAs. These obligations include (but are not limited to) obligations resulting from a Material Defect or Material Breach. Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in such form, to such extent and at such time as the master servicer or the special servicer, as applicable, would require were it, in its individual capacity, the owner of the affected Mortgage Loan.

Within 45 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the master servicer (with respect to any non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) will be required to determine whether at that time, based on the Servicing Standard, whether there exists a Material Defect or Material Breach with respect to such Mortgage Loan. If the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) determines that a Material Defect or Material Breach exists, the master servicer or the special servicer, as applicable, will be required to enforce the obligations of the applicable mortgage loan seller under the MLPA with respect to such Material Defect or Material Breach as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the master servicer or the special servicer with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Servicing Advances, to the extent not recovered from the mortgage loan seller or the Requesting Investor or, to the extent nonrecoverable, trust fund expenses. See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder

In the event an Initial Requesting Certificateholder delivers a written request to a party to the PSA that a Mortgage Loan be repurchased by the applicable mortgage loan seller alleging the existence of a Material Defect or Material Breach with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the master servicer and the special servicer, and the Enforcing Servicer will be required to promptly forward that Repurchase Request to the related mortgage loan seller and each other party to the PSA. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner (in either case, other than the holder of the VRR Interest) to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan. Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the Enforcing Servicer will be the Enforcing Party with respect to the Repurchase Request.

The “Enforcing Servicer” will be (a) with respect to a Specially Serviced Loan, the special servicer, and (b) with respect to a non-Specially Serviced Loan, (i) in the case of a Repurchase Request made by the special servicer, the Directing Holder or a Controlling Class Certificateholder, the master servicer, and

(ii) in the case of a Repurchase Request made by any person other than the special servicer, the Directing Holder or a Controlling Class Certificateholder, (A) prior to a Resolution Failure relating to such non-Specially Serviced Loan, the master servicer, and (B) from and after a Resolution Failure relating to such non-Specially Serviced Loan, the special servicer.

An “Enforcing Party” is the person obligated to or that elects pursuant to the terms of the PSA to enforce the rights of the issuing entity against the related mortgage loan seller with respect to the Repurchase Request.

Repurchase Request Delivered by a Party to the PSA

In the event that the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) has knowledge of a Material Defect or Material Breach with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect or Material Breach to the master servicer and the special servicer, and the Enforcing Servicer will be required to promptly forward to each other party to the PSA and the related mortgage loan seller, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a PSA Party Repurchase Request, a “Repurchase Request”). The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to the PSA Party Repurchase Request. However, if a Resolution Failure occurs with respect to the PSA Party Repurchase Request, the provisions described below under “—Resolution of a Repurchase Request” will apply.

Resolution of a Repurchase Request

In the event the Repurchase Request is not Resolved within 180 days after the mortgage loan seller receives the Repurchase Request as described in “—Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder” or “—Repurchase Request Delivered by a Party to the PSA” above, a “Resolution Failure” will be deemed to have occurred. Receipt of the Repurchase Request will be deemed to occur two business days after the Repurchase Request is sent to the related mortgage loan seller. “Resolved” means, with respect to a Repurchase Request, (i) that the related Material Defect or Material Breach has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related MLPA, (iv) the applicable mortgage loan seller made the Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA, or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA.

Within 2 business days after a Resolution Failure occurs with respect to a PSA Party Repurchase Request made by any party other than the special servicer or a Certificateholder Repurchase Request made by any Certificateholder other than the Directing Holder or a Controlling Class Certificateholder, in each case, related to a non-Specially Serviced Loan, the master servicer will be required to send a written notice (a “Master Servicer Proposed Course of Action Notice”) to the special servicer, indicating the master servicer’s analysis and recommended course of action with respect to such Repurchase Request, along with the servicing file and all information, documents (but excluding the original documents constituting the mortgage file) and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such non-Specially Serviced Loan and, if applicable, the related Serviced Companion Loan, either in the master servicer’s possession or otherwise reasonably available to the master servicer, and reasonably requested by the special servicer to enable it to assume its duties under the PSA to the extent set forth in the PSA for such non-Specially Serviced Loan. Upon receipt of such Master Servicer Proposed Course of Action Notice and such servicing file, the special servicer will become the Enforcing Servicer with respect to such Repurchase Request.

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the PSA), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the certificate administrator, who will make such notice available to all other Certificateholders and Certificate Owners (by posting such notice on the certificate administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (the “Proposed Course of Action”). If the master servicer is the Enforcing Servicer, the master servicer may (but will not be obligated to) consult with the special servicer and (for so long as no Consultation Termination Event has occurred) the Directing Holder regarding any Proposed Course of Action. Such notice will be required to include (a) a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action by clearly marking “agree” or “disagree” to the Proposed Course of Action on such notice within 30 days of the date of such notice and a disclaimer that responses received after such 30-day period will not be taken into consideration, (b) a statement that in the event any Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer (either as the Enforcing Party or as the Enforcing Servicer in circumstances where a Certificateholder is acting as the Enforcing Party) will be compelled to follow the course of action agreed to and/or proposed by the majority of the responding Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, (c) a statement that responding Certificateholders will be required to certify their holdings in connection with such response, (d) a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and (e) instructions for responding Certificateholders to send their responses to the applicable Enforcing Servicer and the certificate administrator. The certificate administrator will within three (3) business days after the expiration of the 30-day response period, tabulate the responses received from the Certificateholders and share the results with the Enforcing Servicer. The certificate administrator will only count responses timely received and clearly indicating agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language will not be taken into consideration for purposes of determining whether the related Certificateholder agrees or disagrees with the Proposed Course of Action. The certificate administrator will be under no obligation to answer any questions from Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the certificate administrator’s obligations in connection with this heading “—Resolution of a Repurchase Request” will be limited solely to tabulating Certificateholder responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation will not be construed to impose any enforcement obligation on the certificate administrator. The Enforcing Servicer may conclusively rely (without investigation) on the certificate administrator’s tabulation of the majority of the responding Certificateholders. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request and the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration. In the event any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice, and the Enforcing Servicer has also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action, such responses will be considered Preliminary Dispute Resolution Election Notices supporting the Proposed Course of Action for purposes of determining the course of action proposed by the majority of Certificateholders.

If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party obligated and entitled to determine a course of action, including but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller, subject to any consent or consultation rights of the Directing Holder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (other than of the VRR Interest) (each of clauses (i) and (ii), a “Requesting Certificateholder”), the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to determine a course of action, including but not limited to, enforcing the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there is more than one Requesting Certificateholder that timely delivers a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration. If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect or Material Breach will be deemed waived for all purposes under the PSA and related MLPA; provided, however, that such Material Defect or Material Breach will not be deemed waived with respect to a Requesting Certificateholder, any other Certificateholder or Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and, as such, will be the sole party obligated and entitled to determine a course of action including, but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading“—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase

Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller as further described below; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer (in consultation with the Directing Holder for so long as no Consultation Termination Event has occurred and is continuing), and in accordance with the Servicing Standard. For the avoidance of doubt, the depositor, the mortgage loan sellers and any of their respective affiliates will not be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder.

The Requesting Certificateholder is entitled to elect either mediation or arbitration in its sole discretion; however, the Requesting Certificateholder may not elect to then utilize the alternative method in the event that the initial method is unsuccessful.

If (i) a Repurchase Request is made with respect to any Mortgage Loan based on any particular alleged Material Defect or Material Breach, (ii) a Resolution Failure is deemed to occur with respect to such Repurchase Request, and (iii) if either (A) a mediation or arbitration is undertaken with respect to such Repurchase Request or (B) the Certificateholders and Certificate Owners cease to have a right to refer such Repurchase Request to mediation or arbitration, in either case in accordance with the foregoing discussion under this heading “—Resolution of a Repurchase Request,” then no Certificateholder or Certificate Owner may make any subsequent Repurchase Request with respect to such Mortgage Loan based on the same alleged Material Defect or Material Breach unless there is a material change in the facts and circumstances known to such party.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and commercial real estate finance or commercial mortgage-backed securitization matters or other complex commercial transactions.

The expenses of any mediation will be allocated among the parties to the mediation including, if applicable, between the Enforcing Party and the Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

For the avoidance of doubt, any expenses required to be borne by or allocated to the Enforcing Servicer in mediation or arbitration or related responsibilities under the PSA will be reimbursable as trust fund expenses.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the issuing entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Directing Holder, provided that a Consultation Termination Event has not occurred and is continuing, and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

The issuing entity (or the trustee or the Enforcing Servicer, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration or participation in such mediation or arbitration affect in any manner the ability of the master servicer or the special servicer to perform its obligations with respect to a Mortgage Loan or the exercise of any rights of the Directing Holder (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed in lieu, or bankruptcy or other litigation).

Servicing of the Non-Serviced Mortgage Loans

General

Each Non-Serviced Mortgage Loan will be serviced pursuant to the related Non-Serviced PSA and the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

The servicing terms of each such Non-Serviced PSA (other than the MFTII 2019-B3B4 TSA, which is described below) will be similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects. For example:

●	Each Non-Serviced Master Servicer and Non-Serviced Special Servicer will be required to service the related Non-Serviced Mortgage Loan pursuant to a servicing standard set forth in the related Non-Serviced PSA that is substantially similar to, but may not be identical to, the Servicing Standard.

●	Any party to the related Non-Serviced PSA that makes a property protection advance with respect to the related Non-Serviced Mortgage Loan will be entitled to reimbursement for that advance, with interest at the prime rate, in a manner substantially similar to the reimbursement of Servicing Advances under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such advance reimbursement amounts (including out of general collections on the CD 2019-CD8 mortgage pool, if necessary).

●	Pursuant to the related Non-Serviced PSA, the liquidation fee, the special servicing fee and the workout fee with respect to the related Non-Serviced Mortgage Loan are similar to the corresponding fees payable under the PSA;

●	The extent to which modification fees or other fee items with respect to the related Whole Loan may be applied to offset interest on advances, servicer expenses and servicing compensation will, in certain circumstances, be less than is the case under the PSA.

●	Items with respect to the related Non-Serviced Whole Loan that are the equivalent of assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and/or modification fees and that constitute additional servicing compensation under the related Non-Serviced PSA will not be payable to master servicers or special servicers under the PSA and one or more of such items will be allocated between the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in proportions that may be different than the allocation of similar fees under the PSA between the master servicers and special servicers for this transaction.

●	The Non-Serviced Directing Holder under the related Non-Serviced PSA will have rights substantially similar to the Directing Holder under the PSA with respect to the servicing and administration of the related Non-Serviced Whole Loan, including consenting to the substantial equivalent of Major Decisions under such Non-Serviced PSA proposed by the related Non-Serviced Special Servicer and reviewing and consenting to asset status reports prepared by such Non-Serviced Special Servicer in respect of the related Non-Serviced Whole Loan. “Major Decisions” under the related Non-Serviced PSA will differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the applicable Non-Serviced Directing Holder will be permitted to consent will correspondingly differ. The related Non-Serviced PSA also provides for the removal of the Non-Serviced Special Servicer by the related Non-Serviced Directing Holder under such Non-Serviced PSA under certain conditions that are similar to the conditions under which the Directing Holder is permitted to replace the special servicers under the PSA.

●	The termination events that will result in the termination of the related Non-Serviced Master Servicer or Non-Serviced Special Servicer are substantially similar to, but not identical to, the Servicer Termination Events under the PSA applicable to the master servicers and special servicers, as applicable.

●	Servicing transfer events under the related Non-Serviced PSA that would cause the related Non-Serviced Whole Loan to become specially serviced will be substantially similar to, but not identical to, the corresponding provisions under the PSA.

●	The servicing decisions which the related Non-Serviced Master Servicer will perform, and in certain cases for which the related Non-Serviced Master Servicer must obtain the related Non-Serviced Directing Holder’s or Non-Serviced Special Servicer’s consent, differ in certain respects from those decisions that constitute Major Decisions under the PSA.

●	The related Non-Serviced Special Servicer is required to take actions with respect to the related Non-Serviced Whole Loan if it becomes the equivalent of a defaulted mortgage loan, which actions are substantially similar, but not necessarily identical, to the actions described under “—Sale of Defaulted Loans and REO Properties”.

●	Appraisal reduction amounts in respect of the related Non-Serviced Mortgage Loan will be calculated by the related Non-Serviced Special Servicer under the related Non-Serviced PSA in a manner substantially similar to, but not necessarily identical to, calculations of such amounts by the special servicer under the PSA in respect of Serviced Mortgage Loans.

●	The requirement of the related Non-Serviced Master Servicer to make compensating interest payments in respect of the related Non-Serviced Mortgage Loan is similar, but not necessarily identical, to the requirement of the master servicer to make Compensating Interest Payments in respect of the Serviced Mortgage Loans under the PSA.

●	The servicing provisions under the related Non-Serviced PSA relating to performing inspections and collecting operating information are substantially similar but not necessarily identical to those of the PSA.

●	While the special servicers under the PSA and the Non-Serviced Special Servicer under the related Non-Serviced PSA must each resign as special servicer with respect to a mortgage loan if it becomes affiliated with the related borrower under such mortgage loan, the particular types of affiliations that trigger such resignation obligation, as well as the parties that are entitled to appoint a successor special servicer, may differ as between the PSA and the related Non-Serviced PSA.

●	The parties to the related Non-Serviced PSA (and their related directors, officers and other agents) will be entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with the servicing of the related Non-Serviced Whole Loan under such Non-Serviced PSA to the same extent that parties to the PSA performing similar functions (and their related directors, officers and other agents) are entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with their obligations under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such indemnification amounts (including out of general collections on the CD 2019-CD8 mortgage pool, if necessary).

●	The matters as to which notice or rating agency confirmation with respect to the rating agencies under the related Non-Serviced PSA are required are similar, but not identical to, similar matters with respect to the Rating Agencies under the PSA (and such agreements differ as to whether it is notice or rating agency confirmation that is required).

●	With respect to non-specially serviced mortgage loans, the related Non-Serviced PSA may differ with respect to whether the related Non-Serviced Master Servicer or related Non-Serviced Special Servicer will be responsible for conducting or managing certain litigation related to such mortgage loans.

●	Each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will be liable in accordance with the related Non-Serviced PSA only to the extent of its obligations specifically imposed by that agreement. Accordingly, in general, each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will not be liable for any action taken, or for refraining from the taking of any action, in good faith pursuant to the related Non-Serviced PSA or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the related Non-Serviced PSA or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the related Non-Serviced PSA.

●	The provisions of the related Non-Serviced PSA will also vary from the PSA with respect to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers or certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events, rating requirements for accounts and permitted investments, eligibility requirements applicable to servicers and other service providers, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

Prospective investors are encouraged to review the full provisions of each of the Non-Serviced PSAs, which are available online at www.sec.gov or by requesting copies from the underwriters.

Servicing of the Woodlands Mall Mortgage Loan

The Woodlands Mall Mortgage Loan is expected to be serviced pursuant to the BMARK 2019-B12 PSA. The servicing terms of the BMARK 2019-B12 PSA are expected to be similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects, including as set forth above under “—General” and the following:

●	The related Non-Serviced Master Servicer under the BMARK 2019-B12 PSA earns a servicing fee with respect to the Woodlands Mall Mortgage Loan equal to 0.00125% per annum.

●	Upon the Woodlands Mall Mortgage Loan becoming a specially serviced loan under the BMARK 2019-B12 PSA, the related Non-Serviced Special Servicer under the BMARK 2019-B12 PSA will earn a special servicing fee payable monthly with respect to the Mortgage Loan accruing at a rate equal to 0.25% per annum, provided that if the special servicing fee would be less than $3,500, then the special servicing fee rate will be such higher rate as would result in a special servicing fee of $3,500.

●	The related Non-Serviced Special Servicer under the BMARK 2019-B12 will be entitled to a workout fee determined, with respect to each applicable principal and interest collection, at a workout fee rate equal to the lesser of 1.0% and such percentage as would result in a workout fee of $1,000,000, provided that if the workout fee would be less than $25,000, then the workout fee rate will be such higher rate as would result in a workout fee of $25,000.

●	The related Non-Serviced Special Servicer under the BMARK 2019-B12 will be entitled to a liquidation fee determined, with respect to the applicable liquidation proceeds, at a liquidation fee rate equal to the lesser of 1.0% and such percentage as would result in a liquidation fee of $1,000,000, provided that, except as provided under the BMARK 2019-B12, no liquidation fee will be less than $25,000.

See also “Description of the Mortgage Pool—The Whole Loans—The AB Whole Loans—Woodlands Mall Whole Loan” in this prospectus.

Servicing of the 505 Fulton Street Mortgage Loan and the Wind Creek Leased Fee Mortgage Loan

The 505 Fulton Street Mortgage Loan is expected to be serviced pursuant to the CGCMT 2019-GC41 PSA. In addition, until the securitization of the related Control Note, the Wind Creek Leased Fee Mortgage Loan is expected to be serviced pursuant to the UBS 2018-C11 PSA. The servicing terms of the CGCMT 2019-GC41 PSA are expected to be similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreement may differ in certain respects, including as set forth above under “—General” and the following:

●	The related Non-Serviced Master Servicer under the CGCMT 2019-GC41 PSA earns a servicing fee with respect to each of the 505 Fulton Street Mortgage Loan and the Wind Creek Leased Fee Mortgage Loan equal to 0.00125% per annum.

●	Upon the 505 Fulton Street Mortgage Loan or the Wind Creek Leased Fee Mortgage Loan becoming a specially serviced loan under the CGCMT 2019-GC41 PSA, the related Non-Serviced Special Servicer under the CGCMT 2019-GC41 PSA will earn a special servicing fee payable monthly with respect to the Mortgage Loan accruing at a rate equal to 0.25% per annum, provided that if the special servicing fee would be less than $5,000, then the special servicing fee rate will be such higher rate as would result in a special servicing fee of $5,000.

●	The related Non-Serviced Special Servicer under the CGCMT 2019-GC41 PSA will be entitled to a workout fee determined, with respect to each applicable principal and interest collection, at a workout fee rate equal to the lesser of 1.0% and such percentage as would result in a workout fee of $1,000,000, provided that if the workout fee would be less than $25,000, then the workout fee rate will be such higher rate as would result in a workout fee of $25,000.

●	The related Non-Serviced Special Servicer under the CGCMT 2019-GC41 PSA will be entitled to a liquidation fee determined, with respect to the applicable liquidation proceeds, at a liquidation fee rate equal to the lesser of 1.0% and such percentage as would result in a liquidation fee of $1,000,000, provided that, except as provided under the CGCMT 2019-GC41 PSA, no liquidation fee will be less than $25,000.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in this prospectus.

From and after the related Servicing Shift Securitization Date, the Wind Creek Leased Fee Whole Loan will be serviced by the master servicer and special servicer under the Non-Serviced PSA entered into in connection with such securitization pursuant to the terms of the related Non-Serviced PSA. Although the related Intercreditor Agreement imposes some requirements regarding the terms of the pooling and servicing agreement (and it is expected that the future Non-Serviced PSA will contain servicing provisions similar to, but not identical with, the provisions of the PSA), the securitization to which the related Control Note is to be contributed has not been determined, and accordingly, the servicing terms of the related pooling and servicing agreement are unknown. See “Risk Factors—The Servicing of the Wind Creek Leased Fee Whole Loan Will Shift to Other Servicers” and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

Servicing of the Moffett Towers II – Buildings 3 & 4 Mortgage Loan

The Moffett Towers II – Buildings 3 & 4 Mortgage Loan is being serviced pursuant to the MFTII 2019-B3B4 TSA. The servicing terms of the MFTII 2019-B3B4 TSA are similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects, including as set forth above under “—General” and the following:

●	The related Non-Serviced Master Servicer under the MFTII 2019-B3B4 TSA earns a servicing fee with respect to the Moffett Towers II – Buildings 3 & 4 Mortgage Loan that is to be calculated at 0.00125% per annum.

●	Upon the Moffett Towers II – Buildings 3 & 4 Whole Loan becoming a specially serviced loan under the MFTII 2019-B3B4 TSA, the related Non-Serviced Special Servicer under the MFTII 2019-B3B4 TSA will earn a special servicing fee payable monthly with respect to the Moffett Towers II – Buildings 3 & 4 Mortgage Loan accruing at a rate equal to 0.125% per annum, until such time as the Moffett Towers II – Buildings 3 & 4 Whole Loan is no longer specially serviced. The special servicing fee is not subject to any cap or minimum fee.

●	The related Non-Serviced Special Servicer under the MFTII 2019-B3B4 TSA will be entitled to a workout fee equal to 0.25% of each payment of principal and interest (other than default interest and excess interest) made by the related borrower after any workout of the Moffett Towers II – Buildings 3 & 4 Whole Loan. The workout fee is subject to a $1,000,000 cap but is not subject to any minimum fee.

●	The related Non-Serviced Special Servicer under the MFTII 2019-B3B4 TSA will be entitled to a liquidation fee equal to 0.25% of net liquidation proceeds received in connection with the liquidation of the Moffett Towers II – Buildings 3 & 4 Whole Loan or the related Mortgaged Property. The liquidation fee is subject to a $1,000,000 cap but is not subject to any minimum fee.

●	The MFTII 2019-B3B4 TSA does not provide for any asset representations review procedures or for any dispute resolution procedures similar to those described under “—Dispute Resolution Provisions”. There is no asset representations reviewer (or equivalent party) with respect to the securitization trust created pursuant to MFTII 2019-B3B4 TSA.

●	The MFTII 2019-B3B4 TSA does not provide for an operating advisor (or equivalent party) with respect to the Moffett Towers II – Buildings 3 & 4 Whole Loan

●	The MFTII 2019-B3B4 TSA does not require the related Non-Serviced Master Servicer under the MFTII 2019-B3B4 TSA to make the equivalent of compensating interest payments in respect of the Moffett Towers II – Buildings 3 & 4 Whole Loan.

See also “Description of the Mortgage Pool—The Whole Loans—The AB Whole Loans—Moffett Towers II – Buildings 3 & 4 Whole Loan” in this prospectus.

Servicing of the Visions Hotel Portfolio II Mortgage Loan

The Visions Hotel Portfolio II Mortgage Loan is expected to be serviced pursuant to the MSC 2019-H7 PSA. The servicing terms of the MSC 2019-H7 PSA are expected to be similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects, including as set forth above under “—General” and the following:

●	The related Non-Serviced Master Servicer under the MSC 2019-H7 PSA earns a servicing fee with respect to the Visions Hotel Portfolio II Mortgage Loan equal to 0.00250% per annum.

●	Upon the Visions Hotel Portfolio II Mortgage Loan becoming a specially serviced loan under the MSC 2019-H7 PSA, the related Non-Serviced Special Servicer under the MSC 2019-H7 PSA will earn a special servicing fee payable monthly with respect to the Mortgage Loan accruing at a rate equal to 0.25% per annum, provided that if the special servicing fee would be less than $3,500 per month, then the special servicing fee rate will be such higher rate as would result in a special servicing fee of $3,500 per month.

●	The related Non-Serviced Special Servicer under the MSC 2019-H7 PSA will be entitled to a workout fee determined, with respect to each applicable principal and interest collection, at a workout fee rate equal to the lesser of 1.0% and such percentage as would result in a workout fee of $1,000,000, provided that if the workout fee would be less than $25,000, then the workout fee rate will be such higher rate as would result in a workout fee of $25,000.

●	The related Non-Serviced Special Servicer under the MSC 2019-H7 PSA will be entitled to a liquidation fee determined, with respect to the applicable liquidation proceeds, at a liquidation fee rate equal to the lesser of 1.0% and such percentage as would result in a liquidation fee of $1,000,000, provided that, except as provided under the MSC 2019-H7 PSA, no liquidation fee will be less than $25,000.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) attempting and/or required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has not, promptly request the related Rating Agency Confirmation again (which may also be through direct communication). The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer or the special servicer, as the case may be, may then take such action if the master servicer or the special servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the master servicer or special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the master servicer) or “CSS3” (in the case of the special servicer), if Fitch is the non-responding Rating Agency, (ii) the replacement master servicer or special servicer is on S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or U.S. Commercial Mortgage Special Servicer, as applicable, if S&P is the non-responding Rating Agency or (iii) DBRS has not cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by the master servicer or special servicer prior to the time of determination, if DBRS is the non-responding Rating Agency. Promptly following the master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, the master servicer or special servicer will be required to provide electronic written notice to the 17g-5 Information Provider, who will promptly post such notice to the 17g-5 Information Provider’s website pursuant to the PSA, of the action taken.

For all other matters or actions not specifically discussed above, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not in and of itself result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. The “Rating Agencies” mean each of S&P Global Ratings, a Standard & Poor’s Financial Services LLC business (“S&P”), Fitch Ratings, Inc. (“Fitch”) and DBRS, Inc. (“DBRS”).

Any Rating Agency Confirmation requests made by the master servicer, special servicer, certificate administrator, or trustee, as applicable, pursuant to the PSA, will be required to be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation requests must be provided in electronic format to the 17g-5 Information Provider (who will be required to post such request on the 17g-5 Information Provider’s website in accordance with the PSA).

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA, and thereafter may be delivered by the applicable party to the Rating Agencies in accordance with the delivery instructions set forth in the PSA. The operating advisor will have no obligation or authority to communicate directly with the Rating Agencies, but may deliver required information to the Rating Agencies to the extent set forth in this prospectus.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider (who will post such notice to the 17g-5 Information Provider’s website) and to the certificate administrator (which will post such report to the certificate administrator’s website).

To the extent required under the PSA, in the event a rating agency confirmation is required by the applicable rating agencies that any action under any Mortgage Loan documents or the PSA will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any securities related to a Companion Loan, then such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency. With respect to any matter affecting any Pari Passu Companion Loan, any Rating Agency Confirmation will also refer to a comparable confirmation from the nationally recognized statistical rating organizations then rating the securities representing an interest in such Pari Passu Companion Loan and such rating organizations’ respective ratings of such securities.

Evidence as to Compliance

Each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of a Mortgage Loan), the custodian, the trustee (only if an advance was made by the trustee in the applicable calendar year) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the depositor, the certificate administrator, the trustee and the 17g-5 Information

Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, among other things, that (i) a review of that party’s activities during the preceding calendar year or portion of that year and of performance under the PSA or any sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or the sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of any Mortgage Loan), the trustee (only if an advance was made by the trustee in the applicable calendar year), the custodian, the certificate administrator and the operating advisor, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to the special servicer, also to the operating advisor) a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and

●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

With respect to any Non-Serviced Whole Loan, each of the Non-Serviced Master Servicer, the Non-Serviced Special Servicer, the Non-Serviced Trustee and the Non-Serviced Certificate Administrator will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§ 229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders to Institute a Proceeding

Other than with respect to any rights to deliver a Certificateholder Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions”, no Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates, unless the holder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless the holders of certificates of any class evidencing not less than 25% of the aggregate percentage interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee reasonable indemnity satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA or the certificates or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders, unless the Certificateholders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

It is understood and intended, and expressly covenanted by each Certificateholder with every other Certificateholder and the trustee, that no one or more Certificateholders will have any right in any manner whatsoever by virtue of any provision of the PSA or the certificates to affect, disturb or prejudice the rights of the holders of any other of such certificates, or to obtain or seek to obtain priority over or preference to any other such Certificateholder, which priority or preference is not otherwise provided for in the PSA, or to enforce any right under the PSA or the certificates, except in the manner provided in the PSA or the certificates and for the equal, ratable and common benefit of all Certificateholders.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then-outstanding Certificates (other than the Class S and Class R certificates) for the Mortgage Loans and REO Properties remaining in the issuing entity, as described below or (3) the purchase or other liquidation of all of the assets of the issuing entity as described below by the holders of the Controlling Class, the special servicer, or the master servicer, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). The final distribution will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

Any holder of certificates owning a majority of the percentage interest of the then Controlling Class, and, if such holder does not exercise its option, the special servicer and, if the special servicer does not exercise its option, the master servicer, will have the option to purchase all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the issuing entity, and thereby effect termination of the issuing entity and early retirement of the then-outstanding certificates, on any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans remaining in the issuing entity is less than 1% of the Initial Pool Balance of all of the Mortgage Loans as of the Cut-off Date (solely for purposes of this calculation, if such right is being exercised after August 2029 and the Moffett Towers II – Buildings 3 & 4 Mortgage Loan is still an asset of the Trust, then such Mortgage Loan will be excluded from the then aggregate Stated Principal Balance and the aggregate Cut-off Date Principal Balance). Any such party may be an affiliate of the sponsor, depositor, issuing entity or other related party at the time it exercises such right. The purchase price payable upon the exercise of such option on such a Distribution Date will be an amount equal to the sum of, without duplication, (A) 100% of the outstanding principal balance of each Mortgage Loan included in the issuing entity as of the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of principal); (B) the fair market value of all other property included in the issuing entity as of the last day of the month preceding such Distribution Date, as determined by an independent appraiser as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date; (C) all unpaid interest accrued on the outstanding principal balance of each Mortgage Loan (including any Mortgage Loans as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of interest); and (D) unreimbursed Advances (with interest thereon), unpaid Servicing Fees and other servicing compensation, Certificate Administrator/Trustee Fees, CREFC® Intellectual Property Royalty License Fees, Operating Advisor Fees, and unpaid expenses of and indemnity amounts owed by the issuing entity. The issuing entity may also be terminated in connection with an exchange by the Sole Certificateholder of all the then-outstanding certificates (excluding the Class R certificates) (provided that the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-M, Class B, Class C, Class D and Class E certificates are no longer outstanding) if the Sole Certificateholder compensates the certificate administrator for the amount of investment income the certificate administrator would have earned if the outstanding Certificate Balance of the then-outstanding certificates (other than the Class X Certificates, Class S certificates and Class R certificates) were on deposit with the certificate administrator as of the first day of the current calendar month and the Sole Certificateholder pays to the master servicer an amount equal to (i) the product of (a) the prime rate, (b) the aggregate Certificate Balance of the then-outstanding certificates (other than the Class X Certificates, Class S certificates and Class R certificates) as of the date of the exchange and (c) three, divided by (ii) 360, for the Mortgage Loans and any REO Properties remaining in the issuing entity; provided, further, that if the Sole Certificateholder has taken only an assignment of the Voting Rights of the Class X Certificates, the holders of the Class X Certificates will be entitled to receive a cash payment in consideration for an exchange of their certificates. Following such termination, no further amount will be payable on the certificates, regardless of whether any recoveries are received on the REO Properties. Notice of any such termination is required to be given promptly by the certificate administrator by mail to the Certificateholders with a copy to the master servicer, the special servicer, the operating advisor, the mortgage loan sellers, the trustee and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Notice to the Certificateholders will be given at their addresses shown in the certificate registrar not more than 30 days, and not less than ten days, prior to the anticipated termination date. With respect to any book-entry certificates, such notice will be mailed to DTC and beneficial owners of certificates will be notified to the extent provided in the procedures of DTC and its participants.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity, together with all other amounts on deposit in the Collection Account and not otherwise payable to a person other than the Certificateholders, will be applied generally as described above under “Description of the Certificates—Distributions—Priority of Distributions”.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the holders of certificates or holders of any Companion Loan:

(a)   to correct any defect or ambiguity in the PSA or in order to address any manifest error in any provision of the PSA;

(b)   to cause the provisions in the PSA to conform or be consistent with or in furtherance of the statements made in this prospectus (or in an offering document for any related non-offered certificates) with respect to the certificates, the issuing entity or the PSA or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions in the PSA or to correct any error;

(c)   to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account, provided that (A) the Master Servicer Remittance Date will in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment;

(d)   to modify, eliminate or add to any of its provisions to the extent as will be necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the issuing entity or either Trust REMIC or the Grantor Trust that would be a claim against the issuing entity or either Trust REMIC or the Grantor Trust; provided that the trustee and the certificate administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any holder of the certificates or holder of a Companion Loan;

(e)   to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates; provided that the depositor has determined that the amendment will not, as evidenced by an opinion of counsel, cause the issuing entity, either Trust REMIC or any of the Certificateholders (other than the transferor) to be subject to a federal tax caused by a transfer to a person that is a “disqualified organization” or a Non-U.S. Person;

(f)    to revise or add any other provisions with respect to matters or questions arising under the PSA or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or any holder of a Pari Passu Companion Loan not consenting to such revision or addition, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(g)   to amend or supplement any provision of the PSA to the extent necessary to maintain the then-current ratings assigned to each class of Offered Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus); provided that such amendment or supplement would not adversely affect in any material respect the interests of any Certificateholder not consenting to such amendment or supplement, as evidenced by an opinion of counsel;

(h)   to modify the provisions of the PSA with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts if (a) the depositor, the master servicer, the trustee and, for so long as a Control Termination Event has not occurred and is not continuing, the Directing Holder, determine that the commercial mortgage-backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of either Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an opinion of counsel and (c) a Rating Agency Confirmation and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Pari Passu Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(i)     to modify the procedures set forth in the PSA relating to compliance with Rule 17g-5, provided that the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (A) an opinion of counsel or (B) if any certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such certificates; and provided, further, that the certificate administrator must give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website and the certificate administration must post such notice to its website;

(j)     to modify, eliminate or add to any provisions of the PSA to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv); or

(k)   to modify, eliminate or add to any of its provisions (i) to such extent as will be necessary to comply with the requirements of the Credit Risk Retention Rules, as evidenced by an opinion of counsel, or (ii) in the event the Credit Risk Retention Rules or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal, as evidenced by an opinion of counsel.

The PSA may also be amended by the parties to the PSA with the consent of the holders of certificates of each class affected by such amendment evidencing, in each case, a majority of the aggregate percentage interests constituting the class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a certificate of any class without the consent of the holder of such certificate or which are required to be distributed to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan, without the consent of the holders of all certificates of that class then-outstanding or such holder of the related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then-outstanding, (4) change in any manner any defined term used in any MLPA or the obligations or rights of any mortgage loan seller under any MLPA without the consent of the applicable mortgage loan seller, or (5) amend the Servicing Standard without, in each case, the consent of 100% of the holders of certificates or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that changes in any manner the obligations of any mortgage loan seller under any MLPA or the rights of any mortgage loan seller, including as a third party beneficiary, under the PSA, without the consent of such mortgage loan seller. In addition, no amendment to the PSA may be made that changes any provisions specifically required to be included in the PSA by any Intercreditor Agreement without the consent of the holder(s) of the related Non-Serviced Companion Loan(s).

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor having first received an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause either Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to: (i) be a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, (ii) be authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, (iii) have a combined capital and surplus of at least $100,000,000, (iv) be subject to supervision or examination by federal or state authority and, in the case of the trustee, will not be an affiliate of the master servicer or the special servicer (except during any period when the trustee has assumed the duties of the master servicer or the special servicer, as the case may be), (v) be an entity that is not on the depositor’s “prohibited party” list, (vi) be an institution insured by the Federal Deposit Insurance Corporation, and (vii) have a rating on its long-term senior unsecured debt of at least “BBB+” by S&P and “A” by Fitch; provided that the trustee will not become ineligible to serve based on a failure to satisfy such rating requirements as long as (a) it has a rating on its long-term unsecured debt of at least “A-” by Fitch, (b)  it has a rating on its short-term debt obligations of at least “A-2” by S&P and “F1” by Fitch, and (c) the master servicer has a rating on its long-term senior unsecured debt of at least “A+” by Fitch, or such other rating with respect to which the Rating Agencies have provided a Rating Agency Confirmation.

The trustee and the certificate administrator also will be permitted at any time to resign from their obligations and duties under the PSA by giving written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator which, prior to the occurrence and continuance of a Control Termination Event, is acceptable to the Directing Holder. If no successor trustee or certificate administrator has accepted an appointment within 30 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of five (5) days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, and appoint a successor trustee or certificate administrator acceptable to the master servicer.

In addition, holders of the certificates entitled to at least 50% of the Voting Rights may, with cause (at any time) or without cause (at any time with 30 days’ prior written notice), remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of the certificates entitled to at least 50% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K. Further, the resigning trustee or certificate administrator, as the case may be, must pay all costs and expenses associated with the transfer of its duties.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

Certain Legal Aspects of Mortgage Loans

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

California. Mortgage loans in California are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in California may be accomplished by a non-judicial trustee’s sale (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure, in each case subject to and accordance with the applicable procedures and requirements of California law. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor-in-interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. This restriction may apply to property which is not located in California if a single promissory note is secured by property located in California and other jurisdictions. California case law has held that acts such as (but not limited to) an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness. Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors.

On the other hand, under certain circumstances, California law permits separate and even contemporaneous actions against both the borrower (as to the enforcement of the interests in the collateral securing the loan) and any guarantors. California statutory provisions regarding assignments of rents and leases require that a lender whose loan is secured by such an assignment must exercise a remedy with respect to rents as authorized by statute in order to establish its right to receive the rents after an event of default. Among the remedies authorized by statute is the lender’s right to have a receiver appointed under certain circumstances.

Texas. Commercial mortgage loans in Texas are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in Texas may be accomplished by either a non-judicial trustee’s sale under a specific power-of-sale provision set forth in the deed of trust or by judicial foreclosure. Due to the relatively short period of time involved in a non-judicial foreclosure, the judicial foreclosure process is rarely used in Texas. A judicial foreclosure action must be initiated, and a non-judicial foreclosure must be completed, within four years from the date the cause of action accrues. The cause of action for the unpaid balance of the indebtedness accrues upon the maturity of the indebtedness (by acceleration or otherwise).

Unless expressly waived in the deed of trust, the lender must provide the debtor with a written demand for payment, a notice of intent to accelerate the indebtedness, and a notice of acceleration prior to commencing any foreclosure action. It is customary practice in Texas for the demand for payment to be combined with the notice of intent to accelerate the indebtedness. In addition, with respect to a non-judicial foreclosure sale and notwithstanding any waiver by debtor to the contrary, the lender is statutorily required to (i) provide each debtor obligated to pay the indebtedness a notice of foreclosure sale via certified mail, postage prepaid and addressed to each debtor at such debtor’s last known address at least 21 days before the date of the foreclosure sale; (ii) post a notice of foreclosure sale at the courthouse of each county in which the property is located; and (iii) file a notice of foreclosure sale with the county clerk of each county in which the property is located. Such 21 day period includes the entire calendar day on which the notice is deposited with the United States mail and excludes the entire calendar day of the foreclosure sale. The statutory foreclosure notice may be combined with the notice of acceleration of the indebtedness and must contain the location of the foreclosure sale and a statement of the earliest time at which the foreclosure sale will begin. To the extent the note or deed of trust contains additional notice requirements, the lender must comply with such requirements in addition to the statutory requirements set forth above.

The trustee’s sale must be performed pursuant to the terms of the deed of trust and statutory law and must take place between the hours of 10 a.m. and 4 p.m. on the first Tuesday of the month, in the area designated for such sales by the county commissioners’ court of the county in which the property is located, and must begin at the time set forth in the notice of foreclosure sale or not later than three hours after that time. If the property is located in multiple counties, the sale may occur in any county in which a portion of the property is located. Under Texas law applicable to the subject property, the debtor does not have the right to redeem the property after foreclosure. Any action for deficiency must be brought within two years of the foreclosure sale. If the foreclosure sale price is less than the fair market value of the property, the debtor or any obligor (including any guarantor) may be entitled to an offset against the deficiency in the amount by which the fair market value of the property, less the amount of any claim, indebtedness, or obligation of any kind that is secured by a lien or encumbrance on the real property that was not extinguished by the foreclosure, exceeds the foreclosure sale price.

Pennsylvania. Mortgage loans in Pennsylvania are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is accomplished by foreclosure in judicial proceedings. Such proceedings are regulated by statutes and rules and subject throughout to the court’s equitable powers. Public notice of the judgment of foreclosure and sale and the amount of the judgment is given for a statutory period of time after which the mortgaged real estate is sold by a sheriff at public auction. The proceeds received by the sheriff from the sale are applied first to the cost and expenses of the sale, then to any liens entitled to priority over the mortgage, such as liens for real estate taxes, and then in satisfaction of the indebtedness secured by the mortgage. After satisfaction of any other liens, the remaining proceeds are generally payable to the mortgagor. There is no right of redemption after foreclosure sale in Pennsylvania. In certain circumstances, deficiency judgments may be obtained. The remedy of appointment of a receiver for the mortgaged real estate is available and is sometimes used.

New York. Mortgage loans in New York are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is usually accomplished in judicial proceedings. After an action for foreclosure is commenced, and if the lender secures a ruling that is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action. The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale. Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction. There is no right of redemption after the foreclosure of sale. In certain circumstances, deficiency judgments may be obtained. Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owed.

General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related Mortgaged Property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the borrower and usually the owner of the applicable property) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a borrower), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the borrower, or grantor, conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hospitality property and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hospitality properties or motels constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every five years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hospitality properties or motels may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable nonbankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, such as hospitality properties, motels, nursing homes and manufactured housing, personal property (to the extent owned by the borrower and not previously pledged) may constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must file UCC financing statements in order to perfect its security interest in that personal property, and must file continuation statements, generally every five years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the mortgage and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the federal bankruptcy code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the federal bankruptcy code. Although the reasoning and result of Durrett in respect of the federal bankruptcy code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the mortgage loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation

Some or all of the mortgage loans are non-recourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust.

A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed first against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Operation of the federal bankruptcy code and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be significant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the federal bankruptcy code.

Under the federal bankruptcy code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the federal bankruptcy code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the federal bankruptcy code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided that no sale of the property had yet occurred) prior to the filing of the debtor’s petition. This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the federal bankruptcy code), often depending on the particular facts and circumstances of the specific case.

Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include revenues from hotels and other lodging facilities specified in the federal bankruptcy code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the federal bankruptcy code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other things, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition securities interest.

Under the federal bankruptcy code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The federal bankruptcy code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. The equities of a particular case may permit the discontinuance of security interests in pre-petition leases and rents. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the federal bankruptcy code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the federal bankruptcy code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the federal bankruptcy code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

The federal bankruptcy code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the federal bankruptcy code solely because of a provision in the lease to that effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the federal bankruptcy code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the federal bankruptcy code. Thus, the filing of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the filing of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The federal bankruptcy code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the federal bankruptcy code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed three years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates”.

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The federal bankruptcy code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, bankruptcy risk is associated with an insolvency proceeding under the federal bankruptcy code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the federal bankruptcy code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The federal bankruptcy code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the federal bankruptcy code. Under the federal bankruptcy code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the federal bankruptcy code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the federal bankruptcy code or if certain other defenses in the federal bankruptcy code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under federal and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, a lien granted by a borrower to secure repayment of the loan in excess of its allocated share could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the federal bankruptcy code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the federal bankruptcy code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the federal bankruptcy code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the trustee to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are single purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the federal bankruptcy code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien”.

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed in lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator, “ however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption”.

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed in lieu of foreclosure or otherwise, may be required to clean-up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certificateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate financing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) first mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hospitality properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notification by such borrower, will not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certificates, and would not be covered by advances or, any form of credit support provided in connection with the certificates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional three-month period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Bank Secrecy Act, U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “PATRIOT Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, there is no assurance that such a defense will be successful.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

GACC and its affiliates are playing several roles in this transaction. Deutsche Bank Securities Inc., an underwriter, is an affiliate of Deutsche Mortgage & Asset Receiving Corporation, the depositor, GACC, a mortgage loan seller and a sponsor, DBRI, an originator, and DBNY, an originator, an initial Risk Retention Consultation Party and a holder of a portion of the VRR Interest. MUFG Principal Commercial Capital and its affiliates are playing several roles in this transaction. MUFG Securities Americas Inc., an underwriter, is an affiliate of MUFG Principal Commercial Capital, a mortgage loan seller, a sponsor, an originator, an initial Risk Retention Consultation Party and a holder of a portion of the VRR Interest. CCRE Lending and its affiliates are playing several roles in this transaction. Cantor Fitzgerald & Co., an underwriter, is an affiliate of CCRE Lending, a mortgage loan seller, a sponsor and an originator. CREFI and its affiliates are playing several roles in this transaction. Citigroup Global Markets Inc., an underwriter, is an affiliate of CREFI, a mortgage loan seller, a sponsor and an originator.

DBRI or an affiliate currently holds the Woodlands Mall Companion Loans designated as Notes A-1-2, A-3 and A-4, the Pharr Town Center Companion Loan designated as Note A-2, and is expected to hold the Wind Creek Leased Fee Companion Loans designated as Notes A-4, A-5 and A-6.

CREFI or an affiliate currently holds the 505 Fulton Street Companion Loan designated as Note A-2.

Wells Fargo Bank acts as interim custodian on behalf of CREFI of the loan documents with respect to all the Mortgage Loans to be contributed to this securitization by CREFI, provided that the Mortgage File with respect to any CREFI Mortgage Loan that is a Non-Serviced Mortgage Loan is in the custody of the related Non-Serviced Custodian.

CCRE Lending or an affiliate currently holds one or more of each of the Uline Arena Companion Loans and the Liberty MA Portfolio Companion Loans.

Three of the borrower sponsors with respect to the Wind Creek Leased Fee Mortgage Loan are in senior management positions at NKF or an affiliate of NKF, and each such entity is an affiliate of CCRE Lending.

MUFG Principal Commercial Capital or an affiliate currently holds one or more of the 888 Figueroa Companion Loans.

Midland, the master servicer and special servicer, is also (i) expected to be the master servicer of the Woodlands Mall Whole Loan, which is expected to be serviced under the BMARK 2019-B12 PSA, (ii) expected to be the master servicer of the 505 Fulton Street Whole Loan and the Wind Creek Leased Fee Whole Loan (prior to the securitization of the related Controlling Companion Loan), which are expected to be serviced under the CGCMT 2019-GC41 PSA (but, with respect to the Wind Creek Leased Fee Whole Loan, only prior to the securitization of the related Controlling Companion Loan) and (iii) the master servicer of the Visions Hotel Portfolio II Whole Loan, which is serviced under the MSC 2019-H7 PSA.

Wells Fargo Bank, the certificate administrator, custodian and trustee, is also the (i) certificate administrator and trustee under the MFTII 2019-B3B4 TSA with respect to the Moffett Towers II - Buildings 3 & 4 Whole Loan and (ii) certificate administrator, custodian and trustee under the MSC 2019-H7 PSA with respect to the Visions Hotel Portfolio II Whole Loan.

Park Bridge Lender Services, the operating advisor and asset representations reviewer, is also expected to be the operating advisor and asset representations reviewer under the CGCMT 2019-GC41 PSA pursuant to which the 505 Fulton Street Whole Loan is expected to be serviced.

Pursuant to certain interim servicing agreements between GACC and/or certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans originated by GACC or one of its affiliates unrelated to the Mortgage Loans included in the issuing entity.

Pursuant to certain interim servicing agreements between CREFI and/or certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, 5 of the Mortgage Loans (11.4%) to be contributed to this securitization by CREFI.

Pursuant to a certain servicing arrangement between NKF, or one of its affiliates, on the one hand, and Midland on the other hand, Midland acts as an interim servicer with respect to certain mortgage loans originated by CCRE Lending or one of its affiliates unrelated to the Mortgage Loans.

Pursuant to a limited subservicing agreement between NKF and Midland, NKF is expected to have certain limited subservicing duties consisting of performing inspections and collecting financial statements with respect to 5 CCRE Mortgage Loans (8.4%).

Midland, the Master Servicer and the Special Servicer, is expected to enter into a primary servicing agreement with PrinREI, pursuant to which PrinREI is expected to act as primary servicer with respect to all of the MPCC Mortgage Loans. PrinREI will be entitled to receive a primary servicing fee for such MPCC Mortgage Loans

Midland assisted Eightfold Real Estate Capital Fund V, L.P., or its affiliate, with due diligence relating to the Mortgage Loans in the Mortgage Pool.

Pursuant to certain interim servicing agreements between MUFG Principal Commercial Capital and/or certain of its affiliates, on the one hand, and PrinREI, on the other hand, PrinREI acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, all of the MPCC Mortgage Loans (30.9%).

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”, “—Potential Conflicts of Interest of the Operating Advisor”,
“—Potential Conflicts of Interest of the Asset Representations Reviewer”, “—Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders” and “—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Pending Legal Proceedings Involving Transaction Parties

While the sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Use of Proceeds

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

Yield and Maturity Considerations

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which yield maintenance charges and prepayment premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the

Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay yield maintenance charges or prepayment premiums in connection with principal payments, the dates on which balloon payments are due, incentives for a borrower to repay an ARD Loan by the related Anticipated Repayment Date, property release provisions, provisions relating to the application or release of earnout reserves, and any extensions of maturity dates by the master servicer or the special servicer. While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation. In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”, and the exercise of purchase options by the holder of a Subordinate Companion Loan or a mezzanine loan, if any. See “Description of the Mortgage Pool—The Whole Loans”. To the extent a Mortgage Loan requires payment of a yield maintenance charge or prepayment premium in connection with a voluntary prepayment, any such yield maintenance charge or prepayment premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans to the extent distributed to reduce the related Notional Amount of the applicable class of certificates. In addition, although the borrower under an ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that the borrower will be able to prepay such ARD Loan on its related Anticipated Repayment Date. The failure of the borrower to prepay an ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the PSA, neither the master servicer nor the special servicer will be permitted to take any enforcement action with respect to the borrower’s failure to pay Excess Interest until the scheduled maturity of such ARD Loan; provided that the master servicer or the special servicer, as the case may be, may take action to enforce the issuing entity’s right to apply excess cash flow to principal in accordance with the terms of the respective ARD Loan documents. With respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments of the Mortgage Loans allocated to the Principal Balance Certificates will depend in part on the period of time during which the Senior Principal Balance Certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the Mortgage Loans allocated to the Principal Balance Certificates than they were when the Senior Principal Balance Certificates were outstanding.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the certificates or, in the case of the Class X Certificates, applied to reduce their Notional Amounts. An investor should consider, in the case of any certificate (other than a certificate with a Notional Amount) purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any certificate purchased at a premium (including certificates with Notional Amounts), the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance of a certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if Mortgage Loans with higher Mortgage Rates prepay faster than Mortgage Loans with lower Mortgage Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution (based on the allocation of amounts among the Principal Balance Certificates, on the one hand, and the VRR Interest, on the other hand) to applicable Certificateholders in reduction of the Certificate Balances of the certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted pay-off, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the master servicer or trustee of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees). Any reduction of the Certificate Balance of a class of Principal Balance Certificates indicated in the following table as a result of the application of Realized Losses will also reduce the Notional Amount of the related certificates. Realized Losses will be allocated to the respective Classes of the Principal Balance Certificates in reverse distribution priority and as more particularly described in “Description of the Certificates—Subordination; Allocation of Realized Losses”.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Class(es)
Class X-A	$598,653,000	Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-M
Class X-B	$78,512,000	Class B, Class C
Class X-D	$44,163,000	Class D, Class E
Class X-F	$21,591,000	Class F

Certificateholders are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Principal Balance Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

Losses and shortfalls on any AB Whole Loan and Prepayment Interest Shortfalls for each Distribution Date with respect to an AB Whole Loan will generally be allocated first to the related Subordinate Companion Loan and then to the related Mortgage Loan (and correspondingly to the Certificates to the extent not covered by the master servicer’s Compensating Interest Payment for such Distribution Date in the case of any Prepayment Interest Shortfall) and any Pari Passu Companion Loans on a pro rata basis.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (for example, due-on-sale clauses, lockout periods or yield maintenance charges, release of property provisions, amortization terms that require balloon payments and incentives for a borrower to repay its mortgage loan by an anticipated repayment date), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a yield maintenance charge would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a yield maintenance charge or prepayment premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the Allocated Loan Amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 10 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the classes of certificates indicated in the following table, including by reason of prepayments and principal losses on the Mortgage Loans (or Whole Loans) and other factors described above.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Class(es)
Class X-A	$598,653,000	Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-M
Class X-B	$78,512,000	Class B, Class C
Class X-D	$44,163,000	Class D, Class E
Class X-F	$21,591,000	Class F

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with Notional Amounts because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with Notional Amounts should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Weighted Average Life

The weighted average life of a Principal Balance Certificate refers to the average amount of time that will elapse from the date of its issuance until each dollar allocable to principal of the certificate is distributed to the related investor. The weighted average life of a Principal Balance Certificate will be influenced by, among other things, the rate at which principal on the mortgage loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of certificates will be made as set forth under “Description of the Certificates—Distributions—Priority of Distributions”.

Prepayments on Mortgage Loans (or Whole Loans) may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of Mortgage Loans. As used in each of the following tables, the column headed “0% CPR” assumes that none of the Mortgage Loans (or Whole Loans) is prepaid before its maturity date or Anticipated Repayment Date, as the case may be. The columns headed “25% CPR”, “50% CPR”, “75% CPR” and “100% CPR” assume that no prepayments are made on any Mortgage Loan (or Whole Loan) during such Mortgage Loan’s (or such Whole Loan’s) lockout period, defeasance period, yield maintenance period or prepayment premium lock-out period (in each case, if any), and that prepayments are otherwise made on each of the Mortgage Loans (or Whole Loans) at the indicated CPR percentages. We cannot assure you, however, that prepayments of the Mortgage Loans (or Whole Loans) will conform to any level of CPR, and we make no representation that the Mortgage Loans (or Whole Loans) will prepay at the levels of CPR shown or at any other prepayment rate or that Mortgage Loans (or Whole Loans) that are in a lockout period, defeasance period, yield maintenance period or prepayment premium lock-out period will not prepay as a result of involuntary liquidations upon default or otherwise.

The following tables indicate the percentage of the initial Certificate Balance of each class of the Offered Certificates that would be outstanding after each of the dates shown at various CPRs and the corresponding weighted average life of each class of Offered Certificates. The tables have been prepared on the basis of the following assumptions (the “Modeling Assumptions”), among others:

●	scheduled Periodic Payments of principal and/or interest due at maturity on the Mortgage Loans will be received on a timely basis and will be distributed on the 15th day of the related month, beginning in September 2019;

●	the Mortgage Rate in effect for each Mortgage Loan as of the Cut-off Date will remain in effect to the related maturity date or Anticipated Repayment Date, as the case may be, and will be adjusted as required pursuant to the definition of Mortgage Rate;

●	the Mortgage Loan Sellers will not be required to repurchase any Mortgage Loan, and none of the holders of the Controlling Class (or any other Certificateholder), the special servicer, the master servicer or the holders of the Class R certificates will exercise its option to purchase all the Mortgage Loans and thereby cause an early termination of the issuing entity and no holder of any mezzanine debt or other indebtedness will exercise its option to purchase the related Mortgage Loan;

●	any principal prepayments on the AB Whole Loans will be received on their respective Due Dates after the expiration of any applicable lockout period, any applicable period in which defeasance is permitted, and any applicable yield maintenance period, in each case, at the respective levels of CPR set forth in the tables below (without regard to any limitations in such Whole Loans on partial voluntary principal prepayment) and allocated to the related Mortgage Loan pursuant to the related Intercreditor Agreement;

●	no Prepayment Interest Shortfalls are incurred and no prepayment premiums or yield maintenance charges are collected;

●	the Closing Date occurs on August 22, 2019;

●	each ARD Loan prepays in full on the related Anticipated Repayment Date;

●	the Pass-Through Rates, initial Certificate Balances and initial Notional Amount of the respective classes of Offered Certificates are as described in this prospectus;

●	the Administrative Cost Rate is calculated on the Stated Principal Balance of the Mortgage Loans and in the same manner as interest is calculated on the Mortgage Loans;

●	no reserves, earnouts, holdbacks, insurance proceeds or condemnation proceeds are applied to prepay any related Mortgage Loan (or Whole Loan) in whole or in part;

●	no additional trust fund expenses are incurred;

●	no property releases (or related re-amortizations) occur;

●	the optional termination is not exercised; and

●	there are no modifications or maturity date extensions in respect of the Mortgage Loans.

To the extent that the Mortgage Loans (or Whole Loans) have characteristics that differ from those assumed in preparing the tables set forth below, a class of Offered Certificates may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans (or Whole Loans) will actually prepay at any constant rate until maturity or that all the Mortgage Loans (and Whole Loans) will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans (or Whole Loans) that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans (or Whole Loans) were to equal any of the specified CPR percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans (or Whole Loans) may be expected to prepay, based on their own assumptions. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates and set forth the percentage of the initial Certificate Balance of the class of the certificate that would be outstanding after each of the dates shown at the indicated CPRs.

Percent of the Initial Certificate Balance
of the Class A-1 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
August 2020	88%	88%	88%	88%	88%
August 2021	75%	75%	75%	75%	75%
August 2022	57%	57%	57%	57%	57%
August 2023	28%	28%	28%	28%	28%
August 2024 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	3.00	2.98	2.97	2.97	2.96

(1)	The weighted average life of the Class A-1 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-1 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-1 certificates.

Percent of the Initial Certificate Balance
of the Class A-2 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
August 2020	100%	100%	100%	100%	100%
August 2021	100%	100%	100%	100%	100%
August 2022	100%	100%	100%	100%	100%
August 2023	100%	100%	100%	100%	100%
August 2024 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	4.90	4.89	4.86	4.82	4.52

(1)	The weighted average life of the Class A-2 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-2 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-2 certificates.

Percent of the Initial Certificate Balance
of the Class A-SB Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
August 2020	100%	100%	100%	100%	100%
August 2021	100%	100%	100%	100%	100%
August 2022	100%	100%	100%	100%	100%
August 2023	100%	100%	100%	100%	100%
August 2024	99%	99%	99%	99%	99%
August 2025	79%	79%	79%	79%	79%
August 2026	59%	59%	59%	59%	59%
August 2027	38%	38%	38%	38%	38%
August 2028	17%	17%	17%	17%	17%
August 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	7.43	7.43	7.43	7.43	7.43

(1)	The weighted average life of the Class A-SB certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-SB certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-SB certificates.

Percent of the Minimum Initial Certificate Balance ($75,000,000)(1)
of the Class A-3 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
August 2020	100%	100%	100%	100%	100%
August 2021	100%	100%	100%	100%	100%
August 2022	100%	100%	100%	100%	100%
August 2023	100%	100%	100%	100%	100%
August 2024	100%	100%	100%	100%	100%
August 2025	100%	100%	100%	100%	100%
August 2026	100%	100%	100%	100%	100%
August 2027	100%	100%	100%	100%	100%
August 2028	100%	96%	90%	82%	12%
August 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(2)	9.39	9.35	9.29	9.22	8.92

(1)	The exact initial Certificate Balance of the Class A-3 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the minimum potential initial Certificate Balance of the Class A-3 Certificates, however, the actual Certificate Balance may be greater than the minimum shown, in which case the Weighted Average Lives may be different than those shown above.

(2)	The weighted average life of the Class A-3 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-3 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-3 certificates.

Percent of the Maximum Initial Certificate Balance ($257,000,000)(1)
of the Class A-3 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
August 2020	100%	100%	100%	100%	100%
August 2021	100%	100%	100%	100%	100%
August 2022	100%	100%	100%	100%	100%
August 2023	100%	100%	100%	100%	100%
August 2024	100%	100%	100%	100%	100%
August 2025	100%	100%	100%	100%	100%
August 2026	100%	100%	100%	100%	100%
August 2027	100%	100%	100%	100%	100%
August 2028	100%	99%	97%	95%	74%
August 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(2)	9.67	9.61	9.54	9.47	9.24

(1)	The exact initial Certificate Balance of the Class A-3 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the maximum potential initial Certificate Balance of the Class A-3 Certificates, however, the actual Certificate Balance may be greater than the maximum shown, in which case the Weighted Average Lives may be different than those shown above.

(2)	The weighted average life of the Class A-3 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-3 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-3 certificates.

Percent of the Minimum Initial Certificate Balance ($258,081,000)(1)
of the Class A-4 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
August 2020	100%	100%	100%	100%	100%
August 2021	100%	100%	100%	100%	100%
August 2022	100%	100%	100%	100%	100%
August 2023	100%	100%	100%	100%	100%
August 2024	100%	100%	100%	100%	100%
August 2025	100%	100%	100%	100%	100%
August 2026	100%	100%	100%	100%	100%
August 2027	100%	100%	100%	100%	100%
August 2028	100%	100%	100%	100%	100%
August 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(2)	9.94	9.93	9.92	9.87	9.62

(1)	The exact initial Certificate Balance of the Class A-4 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the minimum potential initial Certificate Balance of the Class A-4 Certificates, however, the actual Certificate Balance may be greater than the minimum shown, in which case the Weighted Average Lives may be different than those shown above.

(2)	The weighted average life of the Class A-4 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-4 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-4 certificates.

Percent of the Maximum Initial Certificate Balance ($440,081,000)(1)
of the Class A-4 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
August 2020	100%	100%	100%	100%	100%
August 2021	100%	100%	100%	100%	100%
August 2022	100%	100%	100%	100%	100%
August 2023	100%	100%	100%	100%	100%
August 2024	100%	100%	100%	100%	100%
August 2025	100%	100%	100%	100%	100%
August 2026	100%	100%	100%	100%	100%
August 2027	100%	100%	100%	100%	100%
August 2028	100%	100%	100%	100%	100%
August 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(2)	9.88	9.85	9.80	9.75	9.51

(1)	The exact initial Certificate Balance of the Class A-4 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the maximum potential initial Certificate Balance of the Class A-4 Certificates, however, the actual Certificate Balance may be greater than the maximum shown, in which case the Weighted Average Lives may be different than those shown above.

(2)	The weighted average life of the Class A-4 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-4 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-4 certificates.

Percent of the Initial Certificate Balance
of the Class A-M Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
August 2020	100%	100%	100%	100%	100%
August 2021	100%	100%	100%	100%	100%
August 2022	100%	100%	100%	100%	100%
August 2023	100%	100%	100%	100%	100%
August 2024	100%	100%	100%	100%	100%
August 2025	100%	100%	100%	100%	100%
August 2026	100%	100%	100%	100%	100%
August 2027	100%	100%	100%	100%	100%
August 2028	100%	100%	100%	100%	100%
August 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.98	9.98	9.98	9.98	9.70

(1)	The weighted average life of the Class A-M certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-M certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-M certificates.

Percent of the Initial Certificate Balance
of the Class B Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
August 2020	100%	100%	100%	100%	100%
August 2021	100%	100%	100%	100%	100%
August 2022	100%	100%	100%	100%	100%
August 2023	100%	100%	100%	100%	100%
August 2024	100%	100%	100%	100%	100%
August 2025	100%	100%	100%	100%	100%
August 2026	100%	100%	100%	100%	100%
August 2027	100%	100%	100%	100%	100%
August 2028	100%	100%	100%	100%	100%
August 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.98	9.98	9.98	9.98	9.73

(1)	The weighted average life of the Class B certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class B certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class B certificates.

Percent of the Initial Certificate Balance
of the Class C Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
August 2020	100%	100%	100%	100%	100%
August 2021	100%	100%	100%	100%	100%
August 2022	100%	100%	100%	100%	100%
August 2023	100%	100%	100%	100%	100%
August 2024	100%	100%	100%	100%	100%
August 2025	100%	100%	100%	100%	100%
August 2026	100%	100%	100%	100%	100%
August 2027	100%	100%	100%	100%	100%
August 2028	100%	100%	100%	100%	100%
August 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.98	9.98	9.98	9.98	9.73

(1)	The weighted average life of the Class C certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class C certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class C certificates.

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPRs based on the assumptions set forth under
“—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from August 1, 2019 to the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans (or Whole Loans) or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans (or Whole Loans) will prepay in accordance with the above assumptions at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans (or Whole Loans) will prepay in accordance with the above assumptions at any of the specified CPRs until maturity or that all the Mortgage Loans (or Whole Loans) will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates.

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans (or Whole Loans) are presented in terms of the CPR model described under “—Weighted Average Life” above.

Pre-Tax Yield to Maturity for the Class A-1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-1 certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity for the Class A-2 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-2 certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity for the Class A-SB Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-SB certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity for the Class A-3 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-3 certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity for the Class A-4 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-4 certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity for the Class X-A Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-A certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity for the Class A-M Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-M certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity for the Class B Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class B certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity for the Class C Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class C certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Material Federal Income Tax Considerations

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or different interpretations, and any such change or interpretation can apply retroactively. This discussion reflects provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury and the IRS. Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Two separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans (excluding the entitlement to Excess Interest) and certain other assets and will issue (i) classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D, Class X-F, Class A-M, Class B, Class C, Class D, Class E, Class F, Class G-RR, Class H-RR and Class J-RR certificates and the regular interests that correspond in the aggregate to the VRR Interest (excluding the right to receive Excess Interest) (together, the “VRR REMIC Regular Interests”), each representing a regular interest in the Upper-Tier REMIC (the “Regular Interests”) and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interest” in the Upper-Tier REMIC.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and each Intercreditor Agreement, (iii) compliance with each Non-Serviced PSA and the continued qualification of each respective REMIC formed thereunder and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Sidley Austin LLP, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC on the Closing Date, (b) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the related Lower-Tier REMIC, (c) each of the Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (d) the Class R certificates will evidence the sole class of “residual interests” in each Trust REMIC.

In addition, in the opinion of Sidley Austin LLP, special tax counsel to the depositor, for federal income tax purposes, the portion of the issuing entity consisting of the entitlement to Excess Interest and the Excess Interest Distribution Account will be classified as a trust under Treasury Regulations section 301.7701-4 (the “Grantor Trust”) and the holders of the Class S certificates and the VRR Interest will be treated as the beneficial owners of such entitlements under section 671 of the Code.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. It is expected that each Trust REMIC will qualify as a REMIC at all times that any of its regular interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a three month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including buildings and structural components of the real property security) is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the Startup Day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the Mortgage Loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a Mortgage Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the Trust REMICs. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on the regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, prepayment interest shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the startup day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or prepayment interest shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the Startup Day that is designated as a residual interest. It is expected that each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will evidence the sole class of residual interest in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in that association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. Investors should be aware, however, that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . . . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the Mortgage Loans are secured by residential real property. As of the Cut-off Date, 7 of the Mortgaged Properties (13.3%) are multifamily properties or mixed use properties with a multifamily component. Holders of Offered Certificates should consult their tax advisors whether the foregoing percentage or some other percentage applies to their Offered Certificates. If at all times 95% or more of the assets of the Trust REMICs qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. In addition, the Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Taxation of Regular Interests

General

Each class of Regular Interests represents a regular interest in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interest Holder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interest Holder’s basis in the Regular Interest. Regular Interest Holders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interest Holders.

Notwithstanding the following, under legislation enacted on December 22, 2017 and commonly referred to as the “Tax Cuts and Jobs Act” (the “Tax Cuts and Jobs Act”), for tax years beginning after December 31, 2017 Regular Interest Holders that use the accrual method of accounting and file “applicable financial statements,” may be required to accrue amounts of yield maintenance charges and other amounts (but not market discount) no later than the year they include such amounts as revenue on such applicable financial statements. Original issue discount will be subject to this rule for tax years beginning after December 31, 2018. Prospective investors are urged to consult their tax counsel regarding the potential application of the Tax Cuts and Jobs Act to their particular situation.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the 1986 Act. Regular Interest Holders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interests Holder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters) (in the case of the VRR Interest, as decreased for the portion of the price allocable to the right to receive Excess Interest). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date (in the case of the VRR Interest, as decreased for the portion of the price allocable to the right to receive Excess Interest). The issue price of the Regular Interests also includes the amount paid by an initial Regular Interest Holder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID

Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date). Based upon the anticipated issue price of each such class and a stated redemption price equal to the par amount of each such class (plus excess interest accrued thereon), it is anticipated that the Class [__] certificates will be issued with original issue discount for federal income tax purposes.

It is anticipated that the certificate administrator will treat the Class X Certificates as having no qualified stated interest. Accordingly, such classes of Regular Interests will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of any such class may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e., 0% CPR; provided that it is assumed that each ARD Loan prepays on its Anticipated Repayment Date (the “Prepayment Assumption”). See “Yield and Maturity Considerations—Weighted Average Life”. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interest Holders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below. It is anticipated that the Class  certificates will be issued with de minimis original issue discount for federal income tax purposes.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular

Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interest Holder (other than a holder of a Class X Certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest only certificates, the preceding sentence may not apply in the case of the Class X Certificates.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on a Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interest Holder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule will not apply. If made, such selection will apply to all market discount instruments acquired by such Regular Interest Holder as of the first day of the taxable year for which the election is made and to all market discount instruments acquired thereafter. The election cannot be revoked without IRS consent. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 1278 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interest Holder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interest Holder may elect under Code Section 171 to amortize such premium under the constant yield method. If made, such election will apply to all premium debt instruments (other than those paying tax-exempt interest) held by the Holder of the Regular Interest on the first day of the taxable year to which the election applies and to all taxable, premium debt instruments acquired thereafter. The election cannot be revoked without IRS consent. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. Based on the foregoing, it is anticipated that the Class  certificates will be issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election and thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interest Holder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion does not apply to holders of Class X Certificates. Under Code Section 166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interest Holders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the principal balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to the Class X Certificates. Regular Interest Holders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Provisions

Yield maintenance charges and prepayment premiums actually collected on the Mortgage Loans will be distributed to the Class A 1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D, Class A-M, Class B, Class C, Class D and Class E certificates, respectively, as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of yield maintenance charges and prepayment premiums so allocated should be taxed to the holders of the Class A 1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D, Class A-M, Class B, Class C, Class D and Class E certificates, but it is not expected, for federal income tax reporting purposes, that yield maintenance charges and prepayment premiums will be treated as giving rise to any income to the holder of such class of certificates prior to the certificate administrator’s actual receipt of yield maintenance charges and prepayment premiums. Yield maintenance charges and prepayment premiums, if any, may be treated as paid upon the retirement or partial retirement of the Class A 1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D, Class A-M, Class B, Class C, Class D and Class E certificates. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of yield maintenance charges and prepayment premiums.

Sale or Exchange of Regular Interests

If a Regular Interest Holder sells or exchanges a Regular Interest, such Regular Interest Holder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount, market discount or other amounts previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interest Holder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interest Holder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interest Holder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The rate for corporations is the same with respect to both ordinary income and capital gains. In connection with a sale or exchange of a VRR Interest, the related Regular Interest Holder must separately account for the sale or exchange of the related “regular interest” in the Upper-Tier REMIC and the related interest in the Grantor Trust.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by either Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R certificates, but rather will be taxed directly to such Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after its startup day. Exceptions are provided for cash contributions to the REMIC (i) during the three months following its startup day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of a REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, operation of foreclosed property, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC, as applicable, to such tax.

Bipartisan Budget Act of 2015

The Bipartisan Budget Act of 2015 (the “2015 Budget Act”) included audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules apply to REMICs, the holders of their residual interests and the trustees and administrators authorized to represent REMICs in IRS audits and related procedures (“TMPs”).

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders more so than a TMP’s actions under the rules that were in place for taxable years before 2018 and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

The certificate administrator will have the authority to utilize, and will be directed to utilize, any exceptions available under the 2015 Budget Act (including any changes) and Treasury regulations so that holders of the Class R certificates, to the fullest extent possible, rather than either Trust REMIC itself, will be liable for any taxes arising from audit adjustments to the Trust REMICs’ taxable income. It is unclear how any such exceptions may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such exceptions.

Certificateholders should discuss with their own tax advisors the possible effect of the 2015 Budget Act on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the Regular Interest Holders that are nonresident aliens, foreign corporations or other Non-U.S. Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Person. In the latter case, such Non-U.S. Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

“U.S. Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons). A “Non-U.S. Person” is a person other than a U.S. Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including payments of U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The certificate administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the certificates, and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Person and stating that the beneficial owner is not a U.S. Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interest Holders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interest Holders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the Trust REMICs. Holders through nominees must request such information from the nominee.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State and Local Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of Offered Certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of Offered Certificates. We cannot assure you that holders of Offered Certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state and local and any other tax consequences of an investment in the Offered Certificates.

Method of Distribution (Conflicts of Interest)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), between the depositor and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5%.

Class	Deutsche Bank Securities Inc.	Cantor Fitzgerald & Co.
Class A-1	$	$
Class A-2	$	$
Class A-SB	$	$
Class A-3	$	$
Class A-4	$	$
Class X-A	$	$
Class A-M	$	$
Class B	$	$
Class C	$	$

Class	Citigroup Global Markets Inc.	MUFG Securities Americas Inc.
Class A-1	$	$
Class A-2	$	$
Class A-SB	$	$
Class A-3	$	$
Class A-4	$	$
Class X-A	$	$
Class A-M	$	$
Class B	$	$
Class C	$	$

Class	Academy Securities, Inc.	Drexel Hamilton, LLC
Class A-1	$	$
Class A-2	$	$
Class A-SB	$	$
Class A-3	$	$
Class A-4	$	$
Class X-A	$	$
Class A-M	$	$
Class B	$	$
Class C	$	$

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

The parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and will contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately % of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from August 1, 2019, before deducting expenses payable by the depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters and dealers may be deemed to have received compensation from the depositor in the form of underwriting discounts and commissions.

Expenses payable by the depositor are estimated at $[_], excluding underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters expect to make, but are not obligated to make, a secondary market in the Offered Certificates. See “Risk Factors—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in 2 business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Offered Certificates in the secondary market prior to such delivery should specify a longer settlement cycle, or should refrain from specifying a shorter settlement cycle, to the extent that failing to do so would result in a settlement date that is earlier than the date of delivery of such Offered Certificates.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of the depositor and an affiliate of one of the sponsors. Cantor Fitzgerald & Co., one of the underwriters, is an affiliate of one of the sponsors. Citigroup Global Markets Inc., one of the underwriters, is an affiliate of one of the sponsors. MUFG Securities Americas Inc., one of the underwriters, is an affiliate of one of the sponsors.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is expected to be directed to affiliates of Deutsche Bank Securities Inc. Cantor Fitzgerald & Co., Citigroup Global Markets Inc. and MUFG Securities Americas Inc., which are underwriters for this offering. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the depositor, an affiliate of Deutsche Bank Securities Inc., of the purchase price for the Offered Certificates, the payment described in the next paragraph and the following payments: (i) the payment by the depositor to GACC (an affiliate of Deutsche Bank Securities Inc.) in its capacity as a sponsor, of the purchase price for the mortgage loans to be sold to the depositor by GACC, (ii) the payment by the depositor to CCRE Lending (an affiliate of Cantor Fitzgerald & Co.) in its capacity as a sponsor, of the purchase price for the mortgage loans sold to the depositor by CCRE Lending, (iii) the payment by the depositor to CREFI (an affiliate of Citigroup Global Markets Inc.) in its capacity as a sponsor, of the purchase price for the mortgage loans sold to the depositor by CREFI, and (iv) the payment by the depositor to MUFG Principal Commercial Capital (an affiliate of MUFG Securities Americas Inc.) in its capacity as a sponsor, of the purchase price for the mortgage loans sold to the depositor by MUFG Principal Commercial Capital. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

As a result of the circumstances described above in this paragraph and the prior paragraph, Deutsche Bank Securities Inc., Cantor Fitzgerald & Co., Citigroup Global Markets Inc. and MUFG Securities Americas Inc. have a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”.

Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

In addition, any disclosures filed, on or prior to the date of filing of this prospectus, as exhibits to Form ABS-EE by or on behalf of the depositor with respect to the issuing entity will be deemed to be incorporated by reference into this prospectus.

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at 60 Wall Street, New York, New York 10005, Attention: President, or by telephone at (212) 250-2500.

Where You Can Find More Information

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-226943) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, and reports on Forms ABS-15G and Forms ABS-EE and any amendments to these reports may be accessed electronically at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms ABS-EE, 10-D, 10-K and 8-K will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with, or furnished to the SEC through the EDGAR system.

Financial Information

The issuing entity will be newly formed and will not have engage in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Certain ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended, or ERISA, and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA or to Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the fiduciary responsibility provisions of ERISA or to Section 4975 of the Code. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an Offered Certificate if, with respect to those assets, the depositor, any servicer or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; or (b) has authority or responsibility to give, or regularly gives, investment advice with respect to those assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for investment decisions with respect to those assets and that the advice will be based on the particular investment needs of the Plan; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as a master servicer, a special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

Administrative Exemption

The U.S. Department of Labor has issued an administrative exemption to Deutsche Bank Securities Inc., as Department Final Authorization Number 97-03E (December 9, 1996), as amended by Prohibited Transaction Exemption 2013-08, 78 Fed. Reg. 41,090 (July 9, 2013)(the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Sections 4975(a) and (b) of the Code, certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, underwritten by Deutsche Bank Securities Inc., provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth five general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates to be eligible for exemptive relief:

First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party.

Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”).

Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub-servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities.

Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub-servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith.

Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub-servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

Each purchaser of Offered Certificates that is an ERISA Plan will be deemed to have represented and warranted that (i) none of the depositor, the Trust, the trustee, any underwriter, the master servicer, the special servicer, the Certificate Administrator, the operating advisor, the asset representations reviewer, (the “Transaction Parties”) or any of their respective affiliated entities, has provided any investment advice within the meaning of Section 3(21) of ERISA (and regulations thereunder) to the ERISA Plan, or to any fiduciary or other person making the decision to invest the assets of the ERISA Plan (“Fiduciary”), in connection with its acquisition of Certificates, and (ii) the Fiduciary is exercising its own independent judgment in evaluating the transaction.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of Offered Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”), generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

Legal Investment

None of the classes of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”). Generally, the only classes of Offered Certificates which will qualify as “mortgage related securities” will be those that (1) are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act (“NRSRO”); and (2) are part of a series evidencing interests in a trust consisting of loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate.

Although Section 939(e) of the Dodd-Frank Act amended SMMEA, effective July 21, 2012, so as to require the SEC to establish creditworthiness standards by that date in substitution for the foregoing ratings test, the SEC has neither proposed nor adopted a rule establishing new creditworthiness standards for purposes of SMMEA as of the date of this prospectus. However, the SEC has issued a transitional interpretation (Release No. 34-67448 (effective July 20, 2012)), which provides that, until such time as final rules establishing new standards of creditworthiness become effective, the standard of creditworthiness for purposes of the definition of the term “mortgage related security” is a security that is rated in one of the two highest rating categories by at least one NRSRO. Depending on the standards of creditworthiness that are ultimately established by the SEC, it is possible that certain classes of Offered Certificates specified to be “mortgage related securities” for purposes of SMMEA may no longer qualify as such as of the time such new standards are effective.

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties. We make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any ratings downgrade of a class of Offered Certificates by an NRSRO to less than an “investment grade” rating (i.e., lower than the top four rating categories) may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

Accordingly, if your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, you should consult with your own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

Legal Matters

The validity of the certificates and material federal income tax matters will be passed upon for the depositor by Sidley Austin LLP. Certain legal matters will be passed upon for the underwriters by Cadwalader, Wickersham & Taft LLP.

Ratings

It is a condition to their issuance that the Offered Certificates receive investment grade credit ratings from each of the Rating Agencies engaged by the Depositor to rate such class of certificates.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders of all distributions of interest at the applicable Pass-Through Rate on the Offered Certificates to which they are entitled on each distribution date and the ultimate payment in full of the Certificate Balance of each class of Offered Certificates on a date that it not later than the Rated Final Distribution Date with respect to such class of certificates. The Rated Final Distribution Date will be the Distribution Date in August 2057. See “Yield and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder might suffer a lower than anticipated yield, (c) the likelihood of receipt of yield maintenance charges, prepayment charges, prepayment premiums, prepayment fees or penalties or default interest or post anticipated repayment date additional interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in connection with a Mortgage Loan modification, waiver or amendment, (i) Excess Interest, or (j) other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of realized losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other

Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

Index of Defined Terms

17g-5 Information Provider	301
1986 Act	456
1996 Act	436
2015 Budget Act	463
401(c) Regulations	473
AB Modified Loan	347
AB Whole Loan	180
Acceptable Insurance Default	351
Accrued AB Loan Interest	286
Acting General Counsel’s Letter	126
Actual/360 Basis	167
Actual/360 Loans	326
ADA	438
Administrative Cost Rate	281
ADR	131
Advances	322
Affirmative Asset Review Vote	386
Aggregate Available Funds	275
Aggregate Principal Distribution Amount	282
Allocated Loan Amount	131
Annual Debt Service	131
Anticipated Repayment Date	167
Appraisal Reduction Amount	344
Appraisal Reduction Event	343
Appraised Value	131
Appraised-Out Class	348
Approved Exchange	16
ARD Loan	167
ASR Consultation Process	361
Assessment of Compliance	417
Asset Representations Reviewer Asset Review Fee	342
Asset Representations Reviewer Fee Cap	342
Asset Representations Reviewer Termination Event	390
Asset Review	387
Asset Review Notice	386
Asset Review Quorum	386
Asset Review Report	388
Asset Review Report Summary	388
Asset Review Standard	387
Asset Review Trigger	384
Asset Review Vote Election	385
Asset Status Report	359
Assumed Certificate Coupon	265
Assumed Final Distribution Date	288
Assumed Scheduled Payment	283
Attestation Report	417
Available Funds	276
Balloon Balance	131
Balloon LTV	132
Base Interest Fraction	287
Benefit Plan Investors	470
BMARK 2019-B12 PSA	180
BMARK 2019-B12 Securitization	189
Borrower Party	295
Borrower Party Affiliate	295
Breach Notice	313
Business Day	327
C(WUMP)O	15
CCRE Data Tape	230
CCRE Deal Team	230
CCRE Lending	20, 129, 229
CCRE Mortgage Loans	229
CERCLA	435
Certificate Administrator/Trustee Fee	341
Certificate Administrator/Trustee Fee Rate	341
Certificate Balance	273
Certificate Owners	304
Certificateholder	296
Certificateholder Quorum	393
Certificateholder Repurchase Request	404
Certifying Certificateholder	306
CGCMT 2019-GC41 PSA	181
CGMRC	238
Citi Data File	239
Citizen Hotel Sacramento B-Note	204
Citizen Hotel Sacramento Co-Lender Agreement	204
Citizen Hotel Sacramento Directing Holder	207
Citizen Hotel Sacramento Major Decision	207
Citizen Hotel Sacramento Non-Controlling Noteholder	209
Class A-SB Planned Principal Balance	283
Class X certificates	3
Class X Certificates	272
Class X-A Strip Rates	280
Class X-B Strip Rate	280
Class X-D Strip Rate	280
Class X-F Strip Rate	280
Clearstream	303
Clearstream Participants	304
Closing Date	130
CMBS	53, 212, 229
CMBS B-Piece Securities	262
CMMBS	249
Code	454
Collateral Deficiency Amount	347
Collection Account	325
Collection Period	276
Communication Request	306
Companion Loan	129

Companion Loan Holder	179
Compensating Interest Payment	289
Constant Prepayment Rate	445
Constraining Level	264
Consultation Termination Event	374
Control Appraisal Period	180
Control Eligible Certificates	368
Control Note	180
Control Termination Event	374
Controlling Class	368
Controlling Class Certificateholder	368
Controlling Companion Loan	180
Controlling Holder	180
Controlling Note	180
Corrected Loan	359
CPR	445
Credit Risk Retention Rules	258
CREFC®	293
CREFC® Intellectual Property Royalty License Fee	343
CREFC® Intellectual Property Royalty License Fee Rate	343
CREFC® Reports	292
CREFI	237
CREFI Mortgage Loans	237
CREFI Securitization Database	238
Crossover Date	278
Cumulative Appraisal Reduction Amount	347, 348
Cure/Contest Period	388
Current LTV	132
Cut-off Date	129
Cut-off Date Balance	132
Cut-off Date LTV Ratio	132
Cut-off Date UW NCF	135
daily portions	458
DB Originators	215
DBNY	20, 129, 212
DBNY VRR Interest Portion	257
DBRI	20, 129, 212
DBRS	416
Defaulted Loan	365
Defeasance Deposit	171
Defeasance Loans	171
Defeasance Lock-Out Period	171
Defeasance Option	171
Definitive Certificate	302
Delinquent Loan	385
Depositaries	303
Depositor	246
Determination Date	274
Deutsche Bank	212
Diligence File	310
Directing Holder	367
Directing Holder Asset Status Report Review Process	361
Disclosable Special Servicer Fees	340
Discount Rate	168
Discount Yield	263, 266
Dispute Resolution Consultation	407
Dispute Resolution Cut-off Date	406
Distribution Accounts	326
Distribution Date	274
DMARC	213
Dodd-Frank Act	110
DOJ	212
DOL	470
DTC	302
DTC Participants	303
DTC Rules	304
Due Date	166, 276
Due Diligence Questionnaire	239
EDGAR	469
EEA	13
Eightfold	262
Eightfold Fund V	262
Eligible Asset Representations Reviewer	389
Eligible Operating Advisor	380
Enforcing Party	405
Enforcing Servicer	404
ESA	147, 217
Escrow/Reserve Mitigating Circumstances	219
Euroclear	303
Euroclear Operator	305
Euroclear Participants	305
Excess Interest	274
Excess Interest Distribution Account	326
Excess Prepayment Interest Shortfall	290
Exchange Act	211, 220
Excluded Controlling Class Holder	295
Excluded Controlling Class Loan	295
Excluded Information	296
Excluded Loan	296
Excluded Plan	472
Excluded Special Servicer	394
Excluded Special Servicer Mortgage Loan	394
Exemption	471
Exemption Rating Agency	471
Expected Price	267
Expected Prices	267
FATCA	465
FDEP	148
FDIA	125
FDIC	125
FETL	17
Fiduciary	473
FIEL	17
Final Asset Status Report	362
Final Dispute Resolution Election Notice	407

Final Material Asset Status Report	362
Financial Promotion Order	14
FIRREA	126, 216
Fitch	416
FPO Persons	14
FSCMA	17
FSMA	14
GACC	20, 129, 212
GACC Data Tape	214
GACC Deal Team	214
GACC Mortgage Loans	213
Gain-on-Sale Reserve Account	326
Garn Act	437
grace period	166
Grantor Trust	50, 454
Hard Lockbox	132
High Net Worth Companies, Unincorporated Associations, Etc.	14
HRR certificates	28
HRR Certificates	258
Impermissible Asset Representations Reviewer Affiliate	401
Impermissible Operating Advisor Affiliate	401
Impermissible Risk Retention Affiliate	401
Impermissible TPP Affiliate	401
Indirect Participants	303
Initial Delivery Date	359
Initial Pool Balance	129
Initial Rate	167
Initial Requesting Certificateholder	404
In-Place Cash Management	132
Institutional Investor	16
Insurance and Condemnation Proceeds	325
Intercreditor Agreement	179
Interest Accrual Amount	281
Interest Accrual Period	281
Interest Distribution Amount	281
Interest Payment Differential	168
Interest Reserve Account	326
Interest Shortfall	281
Interested Person	366
Interest-Only Certificates	262
Interest-Only Expected Price	267
Intermediary	464
Interpolated Yield	263, 266
Investment Company Act	1
Investor Certification	296
Investor Q&A Forum	300
Investor Registry	301
IO Group YM Distribution Amount	287
Japanese Affected Investors	112
Japanese Retention Requirement	112
JAPANESE RETENTION REQUIREMENT	18
JFSA	18, 111
JRR Rule	111
JRR RULE	18
Largest Tenant	132
Lease Expiration	132
Liquidation Fee	337
Liquidation Proceeds	325, 337
Loan Per Net Rentable Area	132
Loan-Specific Directing Holder	374
Loan-to-Value Ratio	132
Loan-to-Value Ratio at Maturity or ARD	132
Loss of Value Payment	314
Lower-Tier Regular Interests	454
Lower-Tier REMIC	50
Lower-Tier REMIC Distribution Account	326
Lower-Tier REMICs	454
LTV	232
LTV Ratio	132
LTV Ratio at Maturity or ARD	132
MAI	315
Major Decision	369
Major Decision Reporting Package	369
Market Discount	459
MAS	16
Master Servicer Proposed Course of Action Notice	405
Master Servicer Remittance Date	321
Master Servicing Fee	334
Master Servicing Fee Rate	334
Material Breach	313
Material Defect	313
Maturity Date LTV Ratio	132
MFTII 2019-B3B4 Securitization	198
MFTII 2019-B3B4 TSA	181
Midland	249
MIFID II	13
MLPA	307
MOA	258
Modeling Assumptions	446
Modification Fees	339
Modified Mortgage Loan	344
Moffett Towers II - Buildings 3 & 4 A Notes	197
Moffett Towers II - Buildings 3 & 4 B Notes	197
Moffett Towers II - Buildings 3 & 4 Control Appraisal Period	203
Moffett Towers II - Buildings 3 & 4 Controlling A Note	202
Moffett Towers II - Buildings 3 & 4 Controlling Note	202
Moffett Towers II - Buildings 3 & 4 Intercreditor Agreement	198
Moffett Towers II - Buildings 3 & 4 Mortgage Loan	197
Moffett Towers II - Buildings 3 & 4 Noteholders	198

Moffett Towers II - Buildings 3 & 4 Notes	197
Moffett Towers II - Buildings 3 & 4 Pari Passu Companion Loans	197
Moffett Towers II - Buildings 3 & 4 Subordinate Companion Loan	197
Moffett Towers II - Buildings 3 & 4 Subordinate Companion Loan Noteholder	198
Moffett Towers II - Buildings 3 & 4 Whole Loan	197
Mortgage	130
Mortgage File	307
Mortgage Loan Seller	212, 237
Mortgage Loans	129
Mortgage Note	130
Mortgage Pool	129
Mortgage Rate	281
Mortgaged Property	130
Most Recent NOI	133
MPCC Data Tape	222
MPCC Deal Team	221
MPCC Mortgage Loans	220
MSA	133
MSC 2019-H7 PSA	181
MUFG	220
MUFG Principal Commercial Capital	220
MUFG Union Bank	220
MUFG VRR Interest Portion	257
Net Default Interest	334
Net Mortgage Rate	281
Net Operating Income	133
Net Prepayment Interest Excess	289
NFIP	82
NI 33-105	18
NKF	237
NOI	133
NOI Date	133
Non-Control Note	181
Non-Controlling Holder	181, 185
non-qualified intermediary	464
Nonrecoverable Advance	323
Non-Reduced Certificates	394
Non-Serviced Certificate Administrator	181
Non-Serviced Companion Loan	181
Non-Serviced Directing Holder	181
Non-Serviced Master Servicer	181
Non-Serviced Mortgage Loan	181
Non-Serviced Pari Passu Companion Loan	181
Non-Serviced Pari Passu Whole Loan	181
Non-Serviced PSA	181
Non-Serviced Securitization Trust	182
Non-Serviced Special Servicer	182
Non-Serviced Trustee	182
Non-Serviced Whole Loan	182
Non-U.S. Person	465
non-VRR certificates	28
Non-VRR Certificates	272
Non-VRR Percentage	260
Note B Control Appraisal Period	209
Notional Amount	274
NRA	133
NRSRO	474
NRSRO	294, 398
NRSRO Certification	297
Occupancy	133
Occupancy Date	133
offered certificates	27
Offered Certificates	272
Offsetting Modification Fees	340
OID Regulations	457
OLA	126
Operating Advisor Annual Report	378
Operating Advisor Consultation Event	379
Operating Advisor Consulting Fee	341
Operating Advisor Expenses	342
Operating Advisor Fee	341
Operating Advisor Fee Rate	341
Operating Advisor Standard	378
Operating Advisor Termination Event	382
Original Balance	133
P&I Advance	321
PAR	217
Pari Passu Companion Loan	129
Park Bridge Financial	256
Park Bridge Lender Services	256
Participants	303
Parties in Interest	470
Pass-Through Rate	279
PATRIOT Act	439
PCE	148
PCIS Persons	14
PCO	162
PCR	245
Periodic Payments	275
Permitted Investments	274, 327
Permitted Special Servicer/Affiliate Fees	340
PIPs	75, 150
Plans	470
PML	226, 235
PRC	15
Preliminary Dispute Resolution Election Notice	406
Prepayment Assumption	458
Prepayment Interest Excess	289
Prepayment Interest Shortfall	289
Prepayment Provision	134
PRIIPS Regulation	13
Prime Rate	325
principal balance certificates	3
Principal Balance Certificates	272
Principal Distribution Amount	282

Principal Shortfall	283
PrinREI	220, 253
PrinREI Primary Servicing Agreement	254
Privileged Information	381
Privileged Information Exception	381
Privileged Person	294
Prohibited Prepayment	289
Promotion of Collective Investment Schemes Exemptions Order	14
Proposed Course of Action	406
Proposed Course of Action Notice	406
Prospectus Directive	13
PSA	272
PSA Party Repurchase Request	405
PTCE	473
Purchase Price	314
Qualification Criteria	223
Qualified Intermediary	464
Qualified Investors	13
Qualified Replacement Special Servicer	394
Qualified Substitute Mortgage Loan	315
Qualifying CRE Loan Percentage	258
RAC No-Response Scenario	415
Rated Final Distribution Date	288
Rating Agencies	416
Rating Agency Confirmation	415
REA	62
Realized Loss	291
REC	147
Record Date	274
Registration Statement	469
Regular Certificates	272
Regular Interest Holder	457
Regular Interests	454
Regulation AB	417
Reimbursement Rate	325
Reinvestment Yield	168
Related Group	134
Related Master Servicer	254
Related Pooling and Servicing Agreement	254
Related Proceeds	324
Release Date	171
Relevant Member State	13
Relevant Persons	14
Relief Act	438
REMIC	454
REMIC Regulations	454
REO Account	327
REO Loan	284
REO Property	358
Repurchase Request	405
Requesting Certificateholder	407
Requesting Holders	348
Requesting Investor	306
Requesting Party	415
Required Risk Retention Percentage	258
Requirements	439
Residual Certificates	272
Resolution Failure	405
Resolved	405
Restricted Group	471
Restricted Mezzanine Holder	295
Restricted Party	381
Retaining Parties	258
Retaining Sponsor	257
Retaining Third-Party Purchaser	107, 258
Review Materials	386
Revised Rate	167
RevPAR	134
Risk Retention Affiliate	380
Risk Retention Affiliated	380
Risk Retention Consultation Party	295
RMBS	248
Rooms	137
Rule 17g-5	297
S&P	416
Scheduled Certificate Interest Payments	265
Scheduled Certificate Principal Payments	262
Scheduled Principal Distribution Amount	282
SEC	211, 220
Securities Act	417
Securitization Accounts	327
SEL	226, 235
Senior Certificates	272
Senior Principal Balance Certificates	272
Sequential Pay Event	204
Serviced AB Mortgage Loan	182
Serviced AB Whole Loan	182
Serviced Companion Loan	182
Serviced Mortgage Loan	182
Serviced Pari Passu Companion Loan	182
Serviced Pari Passu Mortgage Loan	182
Serviced Pari Passu Whole Loan	182
Serviced Subordinate Companion Loan	182
Serviced Whole Loan	182
Serviced Whole Loan Custodial Account	326
Servicer Termination Even	396
Servicing Advances	322
Servicing Compensation	335
Servicing Fee	334
Servicing Fee Rate	334
Servicing Shift Mortgage Loan	182
Servicing Shift PSA	182
Servicing Shift Securitization Date	183
Servicing Shift Whole Loan	183
Servicing Standard	320
Servicing Transfer Event	358
SF	134
SFA	16
SFO	15

Similar Law	470
Small Loan Appraisal Estimate	345
SMMEA	473
Soft Lockbox	134
Soft Springing Hard Lockbox	134
Sole Certificateholder	339
Special Servicer Decision	353
Special Servicing Fee	336
Specially Serviced Loans	357
Sponsor	212, 237
Springing Cash Management	134
Springing Hard Lockbox	134
Springing Soft Lockbox	134
Sq. Ft.	134
Square Feet	134
Startup Day	454
Stated Principal Balance	283
Subject Loans	342
Subordinate Certificates	272
Subordinate Companion Loan	129, 183
Subsequent Asset Status Report	359
Sub-Servicing Agreement	321
Sub-Servicing Entity	398
Swap-Priced Expected Price	265
Swap-Priced Principal Balance Certificates	262
T-12	134
Target Price	264
Tax Cuts and Jobs Act	457
TCO	162
Term to Maturity	134
Terms and Conditions	305
Tests	387
Title V	438
TMPs	464
Trailing 12 NOI	133
Transaction Parties	473
TRIPRA	82
Trust	246
Trust Directing Holder	367
Trust REMIC	50
Trust REMICs	454
TTM	134
U.S. Obligations	168
U.S. Person	465
UCC	425
Underwriter Entities	101
Underwriting Agreement	467
Underwritten EGI	134, 137
Underwritten Expenses	134
Underwritten NCF	135
Underwritten NCF Debt Yield	135
Underwritten NCF DSCR	135
Underwritten Net Cash Flow	135
Underwritten Net Cash Flow DSCR	135
Underwritten Net Operating Income	135
Underwritten Net Operating Income DSCR	137
Underwritten NOI	135
Underwritten NOI Debt Yield	135
Underwritten NOI DSCR	137
Underwritten Revenues	137
Units	137
Unscheduled Principal Distribution Amount	282
Unsolicited Information	387
Updated Appraisal	346
Upper-Tier REMIC	50, 454
Upper-Tier REMIC Distribution Account	326
USTs	149
UW EGI	134, 137
UW Expenses	134
UW NCF	135
UW NCF Debt Yield	135
UW NCF DSCR	135
UW NOI	135
UW NOI Debt Yield	135
UW NOI DSCR	137
Volcker Rule	111
Voting Rights	302
VRR Allocation Percentage	260
VRR Available Funds	258
VRR Interest	4, 257
VRR Interest Distribution Amount	260
VRR Percentage	260
VRR Principal Distribution Amount	260
VRR Realized Loss	259
VRR Realized Loss Interest Distribution Amount	260
VRR REMIC Regular Interests	454
VRR-A Risk Retention Consultation Party	295
VRR-B Risk Retention Consultation Party	295
WAC Rate	280
Weighted Average Mortgage Rate	137
Wells Fargo Bank	247, 248
Whole Loan	129, 183
Withheld Amounts	326
Woodlands Mall A Notes	189
Woodlands Mall Control Appraisal Period	195
Woodlands Mall Controlling Noteholder	193
Woodlands Mall Defaulted Note Purchase Date	196
Woodlands Mall Intercreditor Agreement	189
Woodlands Mall Major Decision	196
Woodlands Mall Mortgage Loan	189
Woodlands Mall Non-Controlling Note A Holder	195
Woodlands Mall Non-Controlling Note A Subordinate Class Representative	195

Woodlands Mall Note A Holder	189
Woodlands Mall Note A Holders	189
Woodlands Mall Note A Percentage Interest	192
Woodlands Mall Note A Rate	192
Woodlands Mall Note A Relative Spread	192
Woodlands Mall Note A-1-1	189
Woodlands Mall Note A-1-1 Holder	192
Woodlands Mall Note A-1-2	189
Woodlands Mall Note A-2	188
Woodlands Mall Note A-3	189
Woodlands Mall Note A-4	189
Woodlands Mall Note A-5	189
Woodlands Mall Note A-6	189
Woodlands Mall Note A-7	189
Woodlands Mall Noteholder	195
Woodlands Mall Noteholders	189
Woodlands Mall Purchase Notice	196
Woodlands Mall Senior Notes	189
Woodlands Mall Sequential Pay Event	193
Woodlands Mall Subordinate Companion Loan	189
Woodlands Mall Subordinate Companion Loan Holder	189
Woodlands Mall Subordinate Companion Loan Percentage Interest	192
Woodlands Mall Subordinate Companion Loan Rate	193
Woodlands Mall Subordinate Companion Loan Relative Spread	193
Woodlands Mall Whole Loan	189
Woodlands Mall Workout	190
Workout Fee	336
Workout-Delayed Reimbursement Amount	325
Yield-Priced Certificates	262
Yield-Priced Expected Price	267

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX A-1

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

[THIS PAGE INTENTIONALLY LEFT BLANK]

CD 2019-CD8

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			% of		Mortgage		Cut-off		General	Detailed			Interest	Original	Remaining	Original	Remaining
			Initial Pool	# of	Loan	Original	Date	Maturity	Property	Property	Interest	Administrative	Accrual	Term to	Term to	Amortization	Amortization	Origination
Loan	ID	Property Name(2)	Balance	Properties	Seller(1)	Balance($)(3)	Balance($)(3)	or ARD Balance($)	Type(5)	Type	Rate(6)	Fee Rate(7)	Basis	Maturity or ARD	Maturity or ARD	Term	Term	Date
Loan	1	888 Figueroa	9.2%	1	MPCC	75,000,000	75,000,000	75,000,000	Office	CBD	3.7250%	0.0242%	Actual/360	120	119	0	0	06/18/2019
Loan	2	Woodlands Mall(31)(32)(33)	8.6%	1	GACC	70,000,000	70,000,000	70,000,000	Retail	Super Regional Mall	4.2560%	0.0141%	Actual/360	120	120	0	0	07/05/2019
Loan	3	Hilton Penn’s Landing	8.6%	1	GACC	70,000,000	70,000,000	70,000,000	Hospitality	Full Service	4.8800%	0.0141%	Actual/360	120	120	0	0	07/10/2019
Loan	4	Uline Arena(33)	5.2%	1	CCRE	42,000,000	42,000,000	42,000,000	Mixed Use	Office/Retail	4.0400%	0.0165%	Actual/360	120	120	0	0	07/29/2019
Loan	5	171 N Aberdeen	5.1%	1	MPCC	41,000,000	41,000,000	41,000,000	Mixed Use	Multifamily/Office/Retail	4.6700%	0.0228%	Actual/360	120	113	0	0	12/10/2018
Loan	6	Lakewood Square	5.1%	1	GACC	41,000,000	41,000,000	41,000,000	Retail	Anchored	3.9700%	0.0141%	Actual/360	120	119	0	0	07/01/2019
Loan	7	505 Fulton Street	4.9%	1	CREFI	40,000,000	40,000,000	40,000,000	Retail	Anchored	3.5300%	0.0141%	Actual/360	120	119	0	0	07/03/2019
Loan	8	Pharr Town Center	4.9%	1	GACC	40,000,000	40,000,000	34,975,262	Retail	Anchored	4.4500%	0.0166%	Actual/360	120	120	360	360	07/08/2019
Loan	9	Wind Creek Leased Fee	4.9%	1	CCRE/GACC	40,000,000	40,000,000	34,243,441	Other	Leased Fee	4.3800%	0.0141%	Actual/360	120	120	420	420	07/23/2019
Loan	10	Moffett Towers II - Buildings 3 & 4(31)(32)	4.2%	1	GACC	34,450,000	34,450,000	34,450,000	Office	Suburban	3.7639%	0.0141%	Actual/360	120	119	0	0	06/19/2019
Loan	11	The Citizen Hotel Sacramento(31)(34)	4.2%	1	CREFI	34,000,000	34,000,000	34,000,000	Hospitality	Full Service	4.1100%	0.0141%	Actual/360	120	120	0	0	07/23/2019
Loan	12	Crescent Club(32)	3.4%	1	CCRE	27,500,000	27,500,000	27,500,000	Multifamily	High-Rise	3.1320%	0.0341%	Actual/360	120	120	0	0	07/26/2019
Loan	13	Victory Plaza(33)	3.3%	1	MPCC	27,000,000	27,000,000	27,000,000	Retail	Anchored	4.8600%	0.0528%	Actual/360	120	113	0	0	12/21/2018
Loan	14	Boca Raton Design Center	3.0%	1	MPCC	24,000,000	24,000,000	24,000,000	Mixed Use	Industrial/Self Storage	4.9500%	0.0228%	Actual/360	120	113	0	0	12/28/2018
Loan	15	Liberty MA Portfolio	2.5%	3	CCRE	20,000,000	20,000,000	14,568,744	Various	Various	4.3000%	0.0391%	Actual/360	120	120	300	300	07/26/2019
Property	15.01	10-14 New Bond	1.9%	1	CCRE	15,042,254	15,042,254		Industrial	Manufacturing
Property	15.02	151 West Boylston	0.4%	1	CCRE	3,154,930	3,154,930		Industrial	Flex
Property	15.03	8 New Bond	0.2%	1	CCRE	1,802,817	1,802,817		Mixed Use	Office/Industrial
Loan	16	1440 N Dayton	2.3%	1	MPCC	19,000,000	19,000,000	19,000,000	Office	CBD	4.0500%	0.0228%	Actual/360	120	119	0	0	06/28/2019
Loan	17	63 Spring Street	2.3%	1	MPCC	18,500,000	18,500,000	18,500,000	Mixed Use	Multifamily/Retail	4.1500%	0.0228%	Actual/360	120	118	0	0	05/28/2019
Loan	18	Visions Hotel Portfolio II	2.1%	10	CCRE	17,000,000	16,979,965	13,770,668	Hospitality	Various	4.5500%	0.0153%	Actual/360	120	119	360	359	06/11/2019
Property	18.01	Courtyard Horseheads	0.3%	1	CCRE	2,675,127	2,671,974		Hospitality	Limited Service
Property	18.02	Home2 Suites Oswego	0.3%	1	CCRE	2,157,360	2,154,818		Hospitality	Limited Service
Property	18.03	Holiday Inn & Suites Rochester Marketplace	0.3%	1	CCRE	2,071,066	2,068,625		Hospitality	Full Service
Property	18.04	Hampton Inn Corning Painted Post	0.2%	1	CCRE	1,898,477	1,896,240		Hospitality	Limited Service
Property	18.05	Home2 Suites Rochester Henrietta	0.2%	1	CCRE	1,725,888	1,723,854		Hospitality	Limited Service
Property	18.06	Holiday Inn Express Olean	0.2%	1	CCRE	1,605,076	1,603,184		Hospitality	Limited Service
Property	18.07	Fairfield Inn Watertown	0.2%	1	CCRE	1,397,970	1,396,322		Hospitality	Limited Service
Property	18.08	Holiday Inn Express Canandaigua	0.2%	1	CCRE	1,346,193	1,344,606		Hospitality	Limited Service
Property	18.09	Candlewood Suites Watertown	0.2%	1	CCRE	1,294,416	1,292,891		Hospitality	Limited Service
Property	18.10	Candlewood Suites Sayre	0.1%	1	CCRE	828,426	827,450		Hospitality	Limited Service
Loan	19	Hilton Garden Inn Sugarland	2.1%	1	MPCC	16,800,000	16,800,000	14,978,460	Hospitality	Select Service	5.3350%	0.0228%	Actual/360	120	113	360	360	12/28/2018
Loan	20	Timlin Portfolio(33)	1.8%	14	CREFI	14,850,000	14,850,000	12,541,491	Various	Various	4.0900%	0.0628%	Actual/360	120	120	360	360	07/19/2019
Property	20.01	Timlin Portfolio - Industrial	1.1%	12	CREFI	9,100,000	9,100,000		Industrial	Warehouse/Distribution
Property	20.02	Timlin Portfolio - Medical Office	0.5%	1	CREFI	4,250,000	4,250,000		Office	Medical Office
Property	20.03	Timlin Portfolio - Retail	0.2%	1	CREFI	1,500,000	1,500,000		Retail	Unanchored
Loan	21	The Real Real	1.8%	1	GACC	14,560,000	14,560,000	14,560,000	Office	CBD	4.5500%	0.0141%	Actual/360	120	120	0	0	07/15/2019
Loan	22	Heritage & Villa Apartments	1.5%	2	CCRE	12,000,000	12,000,000	10,588,424	Multifamily	Garden	4.8500%	0.0341%	Actual/360	120	120	360	360	07/26/2019
Property	22.01	Heritage Place Apartments	0.8%	1	CCRE	6,571,429	6,571,429		Multifamily	Garden
Property	22.02	Villa Glen Apartments	0.7%	1	CCRE	5,428,571	5,428,571		Multifamily	Garden
Loan	23	Cypress Corporate Plaza	1.1%	1	GACC	9,295,000	9,295,000	9,295,000	Office	Suburban	4.1500%	0.0141%	Actual/360	120	119	0	0	06/10/2019
Loan	24	Bountiful Plaza	1.1%	1	MPCC	8,900,000	8,900,000	7,863,956	Retail	Anchored	4.9100%	0.0228%	Actual/360	120	117	360	360	04/10/2019
Loan	25	Holiday Inn Express - Bluffton(33)	1.1%	1	CREFI	8,650,000	8,639,341	7,897,535	Hospitality	Limited Service	4.3500%	0.0141%	Actual/360	60	59	360	359	07/05/2019
Loan	26	Walmart Palm Desert	0.9%	1	MPCC	7,425,000	7,425,000	7,425,000	Retail	Single Tenant	5.1300%	0.0228%	Actual/360	120	112	0	0	11/15/2018
Loan	27	Surfside Storage	0.9%	1	CREFI	6,900,000	6,900,000	6,033,233	Self Storage	Self Storage	4.4500%	0.0141%	Actual/360	120	120	360	360	07/10/2019
Loan	28	Crown on 7th	0.8%	1	MPCC	6,780,000	6,780,000	6,780,000	Retail	Unanchored	4.4000%	0.0228%	Actual/360	120	120	0	0	07/16/2019
Loan	29	Compass Self Storage Largo	0.8%	1	CREFI	6,525,000	6,525,000	6,525,000	Self Storage	Self Storage	4.3900%	0.0978%	Actual/360	120	119	0	0	06/18/2019
Loan	30	Floresta	0.8%	1	MPCC	6,300,000	6,300,000	5,348,938	Industrial	Warehouse	4.2800%	0.0228%	Actual/360	120	119	360	360	06/26/2019
Loan	31	Giardino aPodments	0.8%	1	CCRE	6,240,000	6,240,000	6,240,000	Multifamily	Mid-Rise	4.5000%	0.0341%	Actual/360	120	120	0	0	07/19/2019
Loan	32	Landmark Self Storage	0.3%	1	CREFI	2,775,000	2,775,000	2,775,000	Self Storage	Self Storage	3.7700%	0.0141%	Actual/360	120	120	0	0	07/17/2019
Loan	33	183 Eldert	0.3%	1	CCRE	2,700,000	2,700,000	2,700,000	Multifamily	Low-Rise	4.8500%	0.0341%	Actual/360	120	120	0	0	07/18/2019

A-1-1

CD 2019-CD8

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

									Pari Passu	Pari Passu
			First				Monthly	Annual	Companion Loan	Companion Loan	Remaining			Crossed
			Payment	Maturity	ARD Loan	Final	Debt	Debt	Monthly Debt	Annual Debt	Interest Only		Cash	With	Related	Underwritten	Underwritten
Loan	ID	Property Name(2)	Date	or ARD Date	(Yes/No)	Maturity Date	Service($)(8)	Service($)(8)	Service($)	Service($)	Period	Lockbox(9)	Management(10)	Other Loans	Borrower	NOI DSCR(8)(11)	NCF DSCR(8)(11)
Loan	1	888 Figueroa	08/01/2019	07/01/2029	No	07/01/2029	236,046	2,832,552	125,891	1,510,694	119	Springing Hard	Springing	No		2.69x	2.53x
Loan	2	Woodlands Mall(31)(32)(33)	09/01/2019	08/01/2029	No	08/01/2029	251,715	3,020,578	638,636	7,663,637	120	Hard	Springing	No		4.04x	3.95x
Loan	3	Hilton Penn’s Landing	09/06/2019	08/06/2029	No	08/06/2029	288,620	3,463,444			120	Hard	Springing	No		2.52x	2.12x
Loan	4	Uline Arena(33)	09/06/2019	08/06/2029	No	08/06/2029	143,364	1,720,367	266,247	3,194,967	120	Hard	Springing	No		1.81x	1.75x
Loan	5	171 N Aberdeen	02/01/2019	01/01/2029	No	01/01/2029	161,774	1,941,293			113	Hard	Springing	No		1.90x	1.86x
Loan	6	Lakewood Square	08/06/2019	07/06/2029	No	07/06/2029	137,526	1,650,307			119	Hard	Springing	No		2.23x	2.10x
Loan	7	505 Fulton Street	08/06/2019	07/06/2029	No	07/06/2029	119,301	1,431,611	134,214	1,610,562	119	Springing Hard	Springing	No		2.78x	2.67x
Loan	8	Pharr Town Center	09/06/2019	08/06/2029	No	08/06/2029	201,488	2,417,850	151,116	1,813,388	36	Hard	Springing	No		1.42x	1.36x
Loan	9	Wind Creek Leased Fee	09/06/2019	08/06/2029	No	08/06/2029	186,341	2,236,093	496,599	5,959,187		Hard	In Place	No		1.27x	1.27x
Loan	10	Moffett Towers II - Buildings 3 & 4(31)(32)	08/06/2019	07/06/2029	Yes	06/06/2034	109,555	1,314,659	1,003,485	12,041,817	119	Hard	In Place	No		3.47x	3.46x
Loan	11	The Citizen Hotel Sacramento(31)(34)	09/06/2019	08/06/2029	No	08/06/2029	118,067	1,416,808			120	Hard	Springing	No		3.58x	2.95x
Loan	12	Crescent Club(32)	09/01/2019	08/01/2029	No	08/01/2029	72,772	873,263			120	Soft(Residential); Hard(Commercial)	In Place	No		4.61x	4.58x
Loan	13	Victory Plaza(33)	02/01/2019	01/01/2029	No	01/01/2029	110,869	1,330,425			113	Springing Hard	Springing	No	Group 1	2.09x	2.02x
Loan	14	Boca Raton Design Center	02/01/2019	01/01/2029	No	01/01/2029	100,375	1,204,500			113	Springing Hard	Springing	No		1.96x	1.89x
Loan	15	Liberty MA Portfolio	09/01/2019	08/01/2029	No	08/01/2029	108,908	1,306,900	84,404	1,012,847		Soft Springing Hard	Springing	No		1.66x	1.52x
Property	15.01	10-14 New Bond
Property	15.02	151 West Boylston
Property	15.03	8 New Bond
Loan	16	1440 N Dayton	08/01/2019	07/01/2029	No	07/01/2029	65,016	780,188			119	Hard	Springing	No		2.19x	2.14x
Loan	17	63 Spring Street	07/01/2019	06/01/2029	No	06/01/2029	64,868	778,413			118	Hard	Springing	No		1.66x	1.65x
Loan	18	Visions Hotel Portfolio II	08/06/2019	07/06/2029	No	07/06/2029	86,642	1,039,707	230,367	2,764,399		Springing Hard	Springing	No		2.33x	2.08x
Property	18.01	Courtyard Horseheads
Property	18.02	Home2 Suites Oswego
Property	18.03	Holiday Inn & Suites Rochester Marketplace
Property	18.04	Hampton Inn Corning Painted Post
Property	18.05	Home2 Suites Rochester Henrietta
Property	18.06	Holiday Inn Express Olean
Property	18.07	Fairfield Inn Watertown
Property	18.08	Holiday Inn Express Canandaigua
Property	18.09	Candlewood Suites Watertown
Property	18.10	Candlewood Suites Sayre
Loan	19	Hilton Garden Inn Sugarland	02/01/2019	01/01/2029	No	01/01/2029	93,657	1,123,880			29	Hard	Springing	No		1.65x	1.40x
Loan	20	Timlin Portfolio(33)	09/06/2019	08/06/2029	No	08/06/2029	71,669	860,026			24	Springing Hard	Springing	No		1.81x	1.66x
Property	20.01	Timlin Portfolio - Industrial
Property	20.02	Timlin Portfolio - Medical Office
Property	20.03	Timlin Portfolio - Retail
Loan	21	The Real Real	09/06/2019	08/06/2029	No	08/06/2029	55,973	671,681			120	Hard	Springing	No		1.87x	1.80x
Loan	22	Heritage & Villa Apartments	09/06/2019	08/06/2029	No	08/06/2029	63,323	759,876			36	Springing Soft	Springing	No		1.42x	1.33x
Property	22.01	Heritage Place Apartments
Property	22.02	Villa Glen Apartments
Loan	23	Cypress Corporate Plaza	08/06/2019	07/06/2029	No	07/06/2029	32,592	391,100			119	Hard	Springing	No		2.97x	2.80x
Loan	24	Bountiful Plaza	06/01/2019	05/01/2029	No	05/01/2029	47,289	567,465			33	Springing Hard	Springing	No	Group 1	1.59x	1.51x
Loan	25	Holiday Inn Express - Bluffton(33)	08/06/2019	07/06/2024	No	07/06/2024	43,061	516,729				Springing Hard	Springing	No		2.39x	2.13x
Loan	26	Walmart Palm Desert	01/01/2019	12/01/2028	No	12/01/2028	32,183	386,193			112	Hard	Springing	No		1.75x	1.68x
Loan	27	Surfside Storage	09/06/2019	08/06/2029	No	08/06/2029	34,757	417,079			36	Springing Hard	Springing	No		1.42x	1.40x
Loan	28	Crown on 7th	09/01/2019	08/01/2029	No	08/01/2029	25,205	302,463			120	Springing Hard	Springing	No		2.23x	2.13x
Loan	29	Compass Self Storage Largo	08/06/2019	07/06/2029	No	07/06/2029	24,202	290,426			119	Springing Soft	Springing	No		2.01x	1.98x
Loan	30	Floresta	08/01/2019	07/01/2029	No	07/01/2029	31,103	373,236			23	Springing Hard	Springing	No		2.72x	2.46x
Loan	31	Giardino aPodments	09/06/2019	08/06/2029	No	08/06/2029	23,725	284,700			120	Springing Soft	Springing	No		1.72x	1.69x
Loan	32	Landmark Self Storage	09/06/2019	08/06/2029	No	08/06/2029	8,839	106,071			120	Springing Hard	Springing	No		3.23x	3.15x
Loan	33	183 Eldert	09/01/2019	08/01/2029	No	08/01/2029	11,064	132,769			120	Springing Soft	Springing	No		1.45x	1.44x

A-1-2

CD 2019-CD8

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

							FIRREA	Cut-Off
			Grace	Payment	Appraised	Appraisal	Compliant	Date LTV	LTV Ratio at						Year
Loan	ID	Property Name(2)	Period(13)	Date	Value ($)(14)(15)	As-of Date	(Yes/No)	Ratio(11)(15)	Maturity or ARD(11)(15)	Address	City	County	State	Zip Code	Built
Loan	1	888 Figueroa	5	1	210,000,000	04/18/2019	Yes	54.8%	54.8%	888 South Figueroa Street	Los Angeles	Los Angeles	CA	90017	1985
Loan	2	Woodlands Mall(31)(32)(33)	1 business day once every 12 month period	1	953,400,000	04/20/2019	Yes	26.0%	26.0%	1201 Lake Woodlands Drive	The Woodlands	Montgomery	TX	77380	1994; 2003; 2016
Loan	3	Hilton Penn’s Landing	0	6	114,000,000	06/01/2019	Yes	61.4%	61.4%	201 South Christopher Columbus Boulevard	Philadelphia	Philadelphia	PA	19106	2000
Loan	4	Uline Arena(33)	0	6	212,000,000	07/01/2021	Yes	56.6%	56.6%	1140 3rd Street Northeast	Washington	District of Columbia	DC	20002	1945
Loan	5	171 N Aberdeen	5	1	73,100,000	10/09/2018	Yes	56.1%	56.1%	171 North Aberdeen Street	Chicago	Cook	IL	60607	2018
Loan	6	Lakewood Square	0	6	63,500,000	05/02/2019	Yes	64.6%	64.6%	4949-5227 Lakewood Boulevard	Lakewood	Los Angeles	CA	90712	1983
Loan	7	505 Fulton Street	0	6	175,000,000	06/18/2019	Yes	48.6%	48.6%	505 Fulton Street	Brooklyn	Kings	NY	11201	1890
Loan	8	Pharr Town Center	0	6	104,360,000	05/16/2019	Yes	67.1%	58.6%	600 North Jackson Road	Pharr	Hildalgo	TX	78577	2013-2019
Loan	9	Wind Creek Leased Fee	0	6	172,500,000	04/23/2019	Yes	85.0%	72.8%	77 Sands Boulevard	Bethlehem	Northampton	PA	18015	NAP
Loan	10	Moffett Towers II - Buildings 3 & 4(31)(32)	0	6	790,000,000	12/1/2019; 1/1/2020	Yes	44.3%	44.3%	1190 Discovery Way, 900 5th Avenue	Sunnyvale	Santa Clara	CA	94089	2019
Loan	11	The Citizen Hotel Sacramento(31)(34)	0	6	63,700,000	07/01/2020	Yes	53.4%	53.4%	926 J Street	Sacramento	Sacramento	CA	95814	2008
Loan	12	Crescent Club(32)	0	1	97,200,000	06/21/2019	Yes	28.3%	28.3%	41-23 Crescent Street	Long Island City	Queens	NY	11101	2012
Loan	13	Victory Plaza(33)	5	1	54,900,000	10/17/2018	Yes	49.2%	49.2%	13003-13075 Victory Boulevard	North Hollywood	Los Angeles	CA	91606	1949, 1977-1978
Loan	14	Boca Raton Design Center	5	1	38,200,000	11/02/2018	Yes	62.8%	62.8%	3100-3500 Northwest 2nd Avenue	Boca Raton	Palm Beach	FL	33431	1998
Loan	15	Liberty MA Portfolio	0	1	53,660,000	07/02/2019	Yes	66.2%	48.2%	Various	Worcester	Worcester	MA	01606	Various
Property	15.01	10-14 New Bond			38,900,000	07/02/2019	Yes			10-14 New Bond Street	Worcester	Worcester	MA	01606	1901
Property	15.02	151 West Boylston			10,100,000	07/02/2019	Yes			151 West Boylston Drive	Worcester	Worcester	MA	01606	1920
Property	15.03	8 New Bond			4,660,000	07/02/2019	Yes			8 New Bond Street	Worcester	Worcester	MA	01606	1890
Loan	16	1440 N Dayton	5	1	29,600,000	05/28/2019	Yes	64.2%	64.2%	1440 and 1448 North Dayton Street	Chicago	Cook	IL	60642	1923
Loan	17	63 Spring Street	5	1	29,800,000	02/05/2019	Yes	62.1%	62.1%	63 Spring Street	New York	New York	NY	10012	1910
Loan	18	Visions Hotel Portfolio II	0	6	105,000,000	05/01/2019	Yes	59.2%	48.0%	Various	Various	Various	Various	Various	Various
Property	18.01	Courtyard Horseheads			15,500,000	05/01/2019	Yes			202 Colonial Drive	Horseheads	Chemung	NY	14845	2016
Property	18.02	Home2 Suites Oswego			12,500,000	05/01/2019	Yes			252 New York State Route 104	Oswego	Oswego	NY	13126	2017
Property	18.03	Holiday Inn & Suites Rochester Marketplace			12,000,000	05/01/2019	Yes			800 Jefferson Road	Rochester	Monroe	NY	14623	1968
Property	18.04	Hampton Inn Corning Painted Post			11,000,000	05/01/2019	Yes			248 Town Center Road	Painted Post	Steuben	NY	14870	2014
Property	18.05	Home2 Suites Rochester Henrietta			10,000,000	05/01/2019	Yes			999 Jefferson Road	Rochester	Monroe	NY	14623	2014
Property	18.06	Holiday Inn Express Olean			10,500,000	05/01/2019	Yes			101 Main Street	Olean	Cattaraugus	NY	14760	1999
Property	18.07	Fairfield Inn Watertown			8,100,000	05/01/2019	Yes			250 Commerce Park Drive	Watertown	Jefferson	NY	13601	2012
Property	18.08	Holiday Inn Express Canandaigua			7,800,000	05/01/2019	Yes			330 Eastern Boulevard & 4420 Routes 5 & 20	Canandaigua	Ontario	NY	14424	2012
Property	18.09	Candlewood Suites Watertown			7,500,000	05/01/2019	Yes			26513 Herrick Drive	Evans Mills	Jefferson	NY	13637	2009
Property	18.10	Candlewood Suites Sayre			4,800,000	05/01/2019	Yes			2775 Elmira Street	Sayre	Bradford	PA	18840	2014
Loan	19	Hilton Garden Inn Sugarland	5	1	30,800,000	12/07/2018	Yes	54.5%	48.6%	722 Bonaventure Way	Sugar Land	Fort Bend	TX	77479	2007
Loan	20	Timlin Portfolio(33)	0	6	20,420,000	Various	Yes	72.7%	61.4%	Various	Various	Various	MI	Various	Various
Property	20.01	Timlin Portfolio - Industrial			12,050,000	Various	Yes			Various	Various	Various	MI	Various	Various
Property	20.02	Timlin Portfolio - Medical Office			5,640,000	06/01/2019	Yes			31815 Southfield Road	Beverly Hills	Oakland	MI	48025	1970
Property	20.03	Timlin Portfolio - Retail			2,730,000	06/01/2019	Yes			30730-80 Orchard Lake Road	Farmington Hills	Oakland	MI	48334	1989
Loan	21	The Real Real	0	6	22,400,000	12/01/2019	Yes	65.0%	65.0%	3317 Exposition Place	Los Angeles	Los Angeles	CA	90018	1950
Loan	22	Heritage & Villa Apartments	0	6	16,800,000	Various	Yes	71.4%	63.0%	Various	Various	Various	Various	Various	Various
Property	22.01	Heritage Place Apartments			9,200,000	06/26/2019	Yes			3830 Poplar Springs Drive	Meridian	Lauderdale	MS	39305	1968
Property	22.02	Villa Glen Apartments			7,600,000	06/24/2019	Yes			900 Division Street	Bessemer	Jefferson	AL	35020	1973
Loan	23	Cypress Corporate Plaza	0	6	14,900,000	05/13/2019	Yes	62.4%	62.4%	10805 Holder Street	Cypress	Orange	CA	90630	1989
Loan	24	Bountiful Plaza	5	1	12,900,000	01/05/2019	Yes	69.0%	61.0%	123, 155, 195 West 500 South & 545 South 200 West	Bountiful	Davis	UT	84010	1990, 2014
Loan	25	Holiday Inn Express - Bluffton(33)	0	6	14,100,000	06/11/2020	Yes	61.3%	56.0%	35 Bluffton Road	Bluffton	Beaufort	SC	29910	2002
Loan	26	Walmart Palm Desert	5	1	13,500,000	10/11/2018	Yes	55.0%	55.0%	72314 Highway 111	Palm Desert	Riverside	CA	92260	1989
Loan	27	Surfside Storage	0	6	10,490,000	06/24/2019	Yes	65.8%	57.5%	323 Alf Coleman Road	Panama City Beach	Bay	FL	32407	2004-2017
Loan	28	Crown on 7th	5	1	11,730,000	06/14/2019	Yes	57.8%	57.8%	5739, 5749 & 5801-5813 North 7th Street	Phoenix	Maricopa	AZ	85014	1959, 1966, 1979
Loan	29	Compass Self Storage Largo	0	6	10,250,000	04/23/2019	Yes	63.7%	63.7%	12700 Walsingham Road	Largo	Pinellas	FL	33774	1981-2016
Loan	30	Floresta	5	1	17,400,000	04/17/2019	Yes	36.2%	30.7%	3050, 3070, 3100 & 3120 Sirius Avenue	Las Vegas	Clark	NV	89102	1963
Loan	31	Giardino aPodments	0	6	9,600,000	05/30/2019	Yes	65.0%	65.0%	1514 Northwest 52nd Street	Seattle	King	WA	98107	2018
Loan	32	Landmark Self Storage	0	6	5,800,000	06/13/2019	Yes	47.8%	47.8%	5485 East Highway 150	Lincolnton	Lincoln	NC	28092	2007
Loan	33	183 Eldert	0	1	4,300,000	06/05/2019	Yes	62.8%	62.8%	183 Eldert Street	Brooklyn	Kings	NY	11207	1905

A-1-3

CD 2019-CD8

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

				Net	Units	Loan per Net						Second Most	Second	Second
			Year	Rentable Area	of	Rentable Area	Prepayment Provisions	Most Recent Operating	Most Recent	Most Recent	Most Recent	Recent Operating	Most Recent	Most Recent
Loan	ID	Property Name(2)	Renovated	(SF/Units/Rooms)(4)	Measure	(SF/Units/Rooms) $(4)(11)(15)	(# of payments)(16)(17)(18)	Statements Date	EGI ($)	Expenses($)	NOI($)(12)	Statements Date	EGI($)	Expenses($)
Loan	1	888 Figueroa	NAP	404,136	Sq. Ft.	285	L(25), DorYM1(88), O(7)	03/31/2019	14,936,640	5,254,851	9,681,789	12/31/2018	14,908,171	5,100,819
Loan	2	Woodlands Mall(31)(32)(33)	NAP	758,231	Sq. Ft.	327	L(24), D(91), O(5)	05/31/2019	53,807,988	10,101,329	43,706,659	12/31/2018	52,962,351	9,785,492
Loan	3	Hilton Penn’s Landing	2017-2018	350	Rooms	200,000	L(24), D(92), O(4)	05/31/2019	34,817,309	25,895,644	8,921,665	12/31/2018	33,883,722	25,895,811
Loan	4	Uline Arena(33)	2016	248,381	Sq. Ft.	483	YM1(24), DorYM1(90), O(6)	05/31/2019	7,638,927	4,040,587	3,598,340	12/31/2018	6,513,196	3,653,287
Loan	5	171 N Aberdeen	NAP	120,020	Sq. Ft.	342	L(31), D(82), O(7)
Loan	6	Lakewood Square	2002	187,542	Sq. Ft.	219	L(25), D(90), O(5)	03/31/2019	4,864,747	1,187,049	3,677,698	12/31/2018	4,853,269	1,155,774
Loan	7	505 Fulton Street	2013	114,209	Sq. Ft.	744	L(25), D(91), O(4)	05/31/2019	8,282,436	825,128	7,457,308	12/31/2018	9,569,700	832,107
Loan	8	Pharr Town Center	NAP	437,815	Sq. Ft.	160	L(24), D(92), O(4)	03/31/2019	8,576,261	2,873,627	5,702,634	12/31/2018	8,282,654	2,827,010
Loan	9	Wind Creek Leased Fee	NAP	2,608,541	Sq. Ft.	56	L(24), D(91), O(5)
Loan	10	Moffett Towers II - Buildings 3 & 4(31)(32)	NAP	701,266	Sq. Ft.	499	L(24), YM1(1), DorYM1(88), O(7)
Loan	11	The Citizen Hotel Sacramento(31)(34)	NAP	196	Rooms	173,469	L(24), D(93), O(3)	05/31/2019	22,354,546	16,501,536	5,853,010	12/31/2018	21,710,880	16,278,047
Loan	12	Crescent Club(32)	NAP	130	Units	211,538	L(24), D(93), O(3)	05/31/2019	5,334,258	1,109,303	4,224,955	12/31/2018	5,343,321	1,104,464
Loan	13	Victory Plaza(33)	2016-2017	136,580	Sq. Ft.	198	L(17), YM1(96), O(7)	03/31/2019	3,322,697	758,367	2,564,330	12/31/2018	3,169,173	715,508
Loan	14	Boca Raton Design Center	NAP	201,455	Sq. Ft.	119	L(31), D(85), O(4)	06/30/2019	3,286,733	956,632	2,330,101	12/31/2018	3,288,049	948,527
Loan	15	Liberty MA Portfolio	Various	360,469	Sq. Ft.	98	L(24), D(93), O(3)	04/30/2019	5,715,870	1,740,559	3,975,311	12/31/2018	5,498,954	1,740,559
Property	15.01	10-14 New Bond	2008	277,575	Sq. Ft.	96		04/30/2019	3,711,639	847,161	2,864,478	12/31/2018	3,514,047	847,161
Property	15.02	151 West Boylston	2014	50,370	Sq. Ft.	111		04/30/2019	1,286,704	550,616	736,089	12/31/2018	1,285,484	550,616
Property	15.03	8 New Bond	2015	32,524	Sq. Ft.	98		04/30/2019	717,527	342,783	374,744	12/31/2018	699,422	342,783
Loan	16	1440 N Dayton	2018	65,614	Sq. Ft.	290	L(25), D(90), O(5)	03/31/2019	333,843	341,775	-7,932	12/31/2018	313,477	321,529
Loan	17	63 Spring Street	2014	5,540	Sq. Ft.	3,339	L(26), D(90), O(4)	3/31/2019 Annualized	1,477,156	111,117	1,366,039	12/31/2018	1,445,152	114,796
Loan	18	Visions Hotel Portfolio II	Various	955	Rooms	65,054	L(25), D(91), O(4)	03/31/2019	24,478,404	15,120,031	9,358,373	12/31/2018	23,844,625	14,863,211
Property	18.01	Courtyard Horseheads	NAP	98	Rooms	99,758		03/31/2019	2,689,847	1,594,884	1,094,963	12/31/2018	2,622,608	1,580,289
Property	18.02	Home2 Suites Oswego	NAP	89	Rooms	88,585		03/31/2019	2,549,099	1,147,217	1,401,882	12/31/2018	1,978,583	1,016,078
Property	18.03	Holiday Inn & Suites Rochester Marketplace	2019	120	Rooms	63,073		03/31/2019	3,292,028	2,373,446	918,582	12/31/2018	3,376,073	2,434,683
Property	18.04	Hampton Inn Corning Painted Post	NAP	98	Rooms	70,796		03/31/2019	2,335,704	1,409,675	926,029	12/31/2018	2,367,623	1,434,682
Property	18.05	Home2 Suites Rochester Henrietta	NAP	89	Rooms	70,868		03/31/2019	2,988,510	1,850,421	1,138,089	12/31/2018	2,941,519	1,788,068
Property	18.06	Holiday Inn Express Olean	2016	76	Rooms	77,181		03/31/2019	2,292,219	1,387,128	905,091	12/31/2018	2,249,579	1,345,563
Property	18.07	Fairfield Inn Watertown	NAP	103	Rooms	49,601		03/31/2019	2,460,572	1,625,424	835,149	12/31/2018	2,494,622	1,630,513
Property	18.08	Holiday Inn Express Canandaigua	NAP	75	Rooms	65,596		03/31/2019	2,094,518	1,385,527	708,991	12/31/2018	1,998,337	1,308,081
Property	18.09	Candlewood Suites Watertown	NAP	112	Rooms	42,236		03/31/2019	2,216,056	1,267,597	948,459	12/31/2018	2,251,932	1,280,974
Property	18.10	Candlewood Suites Sayre	NAP	95	Rooms	31,868		03/31/2019	1,559,850	1,078,711	481,139	12/31/2018	1,563,748	1,044,280
Loan	19	Hilton Garden Inn Sugarland	NAP	202	Rooms	83,168	L(31), D(85), O(4)	05/31/2019	6,894,320	5,074,867	1,819,453	12/31/2018	7,167,402	5,241,293
Loan	20	Timlin Portfolio(33)	Various	210,816	Sq. Ft.	70	L(24), D(92), O(4)	03/30/2019	1,956,038	397,090	1,558,947	12/31/2018	1,976,943	371,382
Property	20.01	Timlin Portfolio - Industrial	Various	171,287	Sq. Ft.	53		03/30/2019	1,095,249	155,231	940,018	12/31/2018	1,096,898	136,069
Property	20.02	Timlin Portfolio - Medical Office	2015	30,878	Sq. Ft.	138		03/30/2019	655,411	204,388	451,022	12/31/2018	675,024	201,455
Property	20.03	Timlin Portfolio - Retail	2005	8,651	Sq. Ft.	173		03/30/2019	205,378	37,471	167,907	12/31/2018	205,021	33,859
Loan	21	The Real Real	2018	29,690	Sq. Ft.	490	L(24), D(91), O(5)
Loan	22	Heritage & Villa Apartments	NAP	243	Units	49,383	L(24), D(93), O(3)	05/31/2019	1,901,610	886,729	1,014,881	12/31/2017	1,760,030	884,571
Property	22.01	Heritage Place Apartments	NAP	127	Units	51,744		05/31/2019	1,032,234	496,149	536,085	12/31/2017	982,380	470,253
Property	22.02	Villa Glen Apartments	NAP	116	Units	46,798		05/31/2019	869,376	390,580	478,796	12/31/2017	777,650	414,318
Loan	23	Cypress Corporate Plaza	NAP	85,522	Sq. Ft.	109	L(25), D(90), O(5)	03/31/2019	1,384,205	852,057	532,148	12/31/2018	1,218,449	905,243
Loan	24	Bountiful Plaza	NAP	68,373	Sq. Ft.	130	L(14), YM1(99), O(7)	03/31/2019	1,167,717	313,129	854,588	12/31/2018	1,031,042	316,016
Loan	25	Holiday Inn Express - Bluffton(33)	2015	112	Rooms	77,137	L(25), D(29), O(6)	05/31/2019	3,438,489	2,167,458	1,271,031	12/31/2018	3,286,897	2,099,625
Loan	26	Walmart Palm Desert	NAP	45,648	Sq. Ft.	163	L(32), D(84), O(4)	03/31/2019	1,033,162	363,658	669,504	12/31/2018	721,721	57,176
Loan	27	Surfside Storage	NAP	81,450	Sq. Ft.	85	L(24), D(91), O(5)	06/30/2019	794,957	184,178	610,779	12/31/2018	785,108	192,888
Loan	28	Crown on 7th	2015, 2016, 2017	25,442	Sq. Ft.	266	L(24), D(89), O(7)	04/30/2019	837,628	197,277	640,351	12/31/2018	715,202	192,982
Loan	29	Compass Self Storage Largo	NAP	91,364	Sq. Ft.	71	L(25), D(92), O(3)	04/30/2019	953,272	323,113	630,159	12/31/2018	948,515	325,483
Loan	30	Floresta	NAP	199,435	Sq. Ft.	32	L(25), D(91), O(4)	4/30/2019 Annualized	1,333,723	214,499	1,119,224	12/31/2018	1,124,609	256,940
Loan	31	Giardino aPodments	NAP	62	Units	100,645	L(24), D(92), O(4)
Loan	32	Landmark Self Storage	2017	84,120	Sq. Ft.	33	L(24), YM1(93), O(3)	05/31/2019	526,895	179,879	347,016	12/31/2018	490,491	174,676
Loan	33	183 Eldert	2018	6	Units	450,000	L(24), D(93), O(3)	05/31/2019	194,064	20,303	173,761

A-1-4

CD 2019-CD8

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			Second	Third Most	Third	Third	Third
			Most Recent	Recent Operating	Most Recent	Most Recent	Most Recent	Underwritten NOI	Underwritten NCF	Underwritten	Underwritten	Underwritten	Underwritten	Underwritten	Underwritten	Underwritten	Ownership	Ground Lease
Loan	ID	Property Name(2)	NOI($)	Statements Date	EGI($)	Expenses($)	NOI($)	Debt Yield(11)	Debt Yield(11)	Revenue($)	EGI($)	Expenses($)	NOI ($)(12)	Reserves($)	TI/LC($)	NCF ($)	Interest	Expiration(19)
Loan	1	888 Figueroa	9,807,352	12/31/2017	14,519,558	4,343,871	10,175,687	10.1%	9.5%	19,934,661	17,410,098	5,742,216	11,667,882	80,827	606,204	10,980,851	Fee Simple
Loan	2	Woodlands Mall(31)(32)(33)	43,176,859	12/31/2017	51,530,705	10,009,375	41,521,330	17.4%	17.0%	56,897,203	53,931,267	10,814,593	43,116,674	151,646	758,231	42,206,797	Fee Simple
Loan	3	Hilton Penn’s Landing	7,987,911	12/31/2017	30,581,117	23,737,187	6,843,930	12.5%	10.5%	34,817,309	34,817,309	26,090,071	8,727,238	1,392,692		7,334,546	Leasehold	10/02/2029
Loan	4	Uline Arena(33)	2,859,908					7.4%	7.2%	14,470,452	13,322,582	4,431,507	8,891,075	24,838	248,381	8,617,856	Fee Simple
Loan	5	171 N Aberdeen						9.0%	8.8%	5,174,334	4,908,103	1,215,032	3,693,071	26,404	60,010	3,606,657	Fee Simple
Loan	6	Lakewood Square	3,697,495	12/31/2017	4,624,003	1,127,792	3,496,211	9.0%	8.4%	5,134,909	4,879,333	1,191,551	3,687,782	41,259	187,542	3,458,981	Fee Simple
Loan	7	505 Fulton Street	8,737,593	12/31/2017	9,688,129	883,675	8,804,454	9.9%	9.6%	10,027,509	9,606,189	1,161,763	8,444,426	17,131	293,224	8,134,071	Fee Simple
Loan	8	Pharr Town Center	5,455,644					8.6%	8.2%	9,390,414	8,952,839	2,942,618	6,010,221	52,538	218,908	5,738,775	Fee Simple
Loan	9	Wind Creek Leased Fee						7.1%	7.1%	10,402,235	10,402,235		10,402,235			10,402,235	Fee Simple
Loan	10	Moffett Towers II - Buildings 3 & 4(31)(32)						13.2%	13.2%	59,107,320	57,629,637	11,259,997	46,369,641	145,025		46,224,616	Fee Simple
Loan	11	The Citizen Hotel Sacramento(31)(34)	5,432,833	12/31/2017	20,601,861	15,840,158	4,761,703	14.9%	12.3%	22,354,546	22,354,546	17,279,442	5,075,104	894,182		4,180,922	Fee Simple
Loan	12	Crescent Club(32)	4,238,857	12/31/2017	5,321,470	1,181,343	4,140,127	14.6%	14.5%	6,245,187	5,847,996	1,819,317	4,028,679	28,924		3,999,755	Fee Simple
Loan	13	Victory Plaza(33)	2,453,665	12/31/2017	2,331,678	665,594	1,666,084	10.3%	9.9%	3,880,860	3,688,129	912,743	2,775,386	23,219	68,276	2,683,891	Fee Simple
Loan	14	Boca Raton Design Center	2,339,522	12/31/2017	3,181,622	980,412	2,201,210	9.8%	9.5%	3,430,442	3,290,829	934,514	2,356,315	38,229	39,912	2,278,174	Fee Simple
Loan	15	Liberty MA Portfolio	3,758,395	12/31/2017	4,686,493	1,458,815	3,227,678	10.9%	10.0%	6,169,598	5,713,521	1,854,129	3,859,392	54,070	270,352	3,534,970	Fee Simple
Property	15.01	10-14 New Bond	2,666,887	12/31/2017	2,760,566	695,256	2,065,310			4,083,892	3,732,100	968,845	2,763,255	41,636	208,181	2,513,438	Fee Simple
Property	15.02	151 West Boylston	734,869	12/31/2017	1,246,603	473,362	773,241			1,346,935	1,279,588	541,003	738,585	7,556	37,778	693,252	Fee Simple
Property	15.03	8 New Bond	356,640	12/31/2017	679,324	290,197	389,127			738,771	701,832	344,280	357,552	4,879	24,393	328,280	Fee Simple
Loan	16	1440 N Dayton	-8,052					9.0%	8.8%	2,489,221	2,304,521	597,247	1,707,274	13,123	23,918	1,670,233	Fee Simple
Loan	17	63 Spring Street	1,330,356	12/31/2017	1,507,057	111,117	1,395,940	7.0%	7.0%	1,496,958	1,428,072	138,912	1,289,160	1,308	1,140	1,286,712	Fee Simple
Loan	18	Visions Hotel Portfolio II	8,981,414	12/31/2017	21,496,761	13,798,733	7,698,028	14.3%	12.7%	24,478,404	24,478,404	15,598,613	8,879,791	979,136		7,900,655	Various
Property	18.01	Courtyard Horseheads	1,042,319	12/31/2017	2,345,420	1,477,187	868,233			2,689,847	2,689,847	1,650,391	1,039,456	107,594		931,862	Fee Simple
Property	18.02	Home2 Suites Oswego	962,505	12/31/2017	770,079	534,999	235,080			2,549,099	2,549,099	1,297,825	1,251,274	101,964		1,149,310	Fee Simple
Property	18.03	Holiday Inn & Suites Rochester Marketplace	941,390	12/31/2017	3,611,778	2,451,965	1,159,813			3,292,028	3,292,028	2,412,968	879,060	131,681		747,379	Leasehold	08/31/2050
Property	18.04	Hampton Inn Corning Painted Post	932,941	12/31/2017	2,338,694	1,376,969	961,725			2,335,704	2,335,704	1,481,764	853,939	93,428		760,511	Fee Simple
Property	18.05	Home2 Suites Rochester Henrietta	1,153,451	12/31/2017	2,843,589	1,680,601	1,162,988			2,988,510	2,988,510	1,943,923	1,044,587	119,540		925,047	Leasehold	12/31/2051
Property	18.06	Holiday Inn Express Olean	904,016	12/31/2017	2,120,985	1,328,436	792,549			2,292,219	2,292,219	1,398,357	893,862	91,689		802,173	Fee Simple
Property	18.07	Fairfield Inn Watertown	864,109	12/31/2017	2,395,724	1,559,674	836,050			2,460,572	2,460,572	1,599,236	861,336	98,423		762,913	Fee Simple
Property	18.08	Holiday Inn Express Canandaigua	690,256	12/31/2017	1,838,441	1,240,247	598,194			2,094,518	2,094,518	1,407,496	687,023	83,781		603,242	Fee Simple
Property	18.09	Candlewood Suites Watertown	970,958	12/31/2017	1,995,727	1,186,461	809,266			2,216,056	2,216,056	1,295,547	920,508	88,642		831,866	Fee Simple
Property	18.10	Candlewood Suites Sayre	519,468	12/31/2017	1,236,324	962,194	274,130			1,559,850	1,559,850	1,111,103	448,747	62,394		386,353	Leasehold	12/02/2041
Loan	19	Hilton Garden Inn Sugarland	1,926,109	12/31/2017	7,542,542	5,254,537	2,288,005	11.0%	9.4%	6,896,970	6,896,970	5,044,321	1,852,649	275,879		1,576,770	Fee Simple
Loan	20	Timlin Portfolio(33)	1,605,561	12/31/2017	1,847,003	379,433	1,467,570	10.5%	9.6%	2,367,322	2,163,710	607,475	1,556,235	59,428	69,771	1,427,037	Fee Simple
Property	20.01	Timlin Portfolio - Industrial	960,829	12/31/2017	1,000,358	145,784	854,574			1,329,675	1,263,191	333,838	929,353	46,247	21,960	861,146	Fee Simple
Property	20.02	Timlin Portfolio - Medical Office	473,569	12/31/2017	631,091	203,143	427,948			738,843	616,655	204,703	411,951	10,499	24,121	377,332	Fee Simple
Property	20.03	Timlin Portfolio - Retail	171,162	12/31/2017	215,554	30,506	185,048			298,805	283,865	68,934	214,931	2,682	23,690	188,559	Fee Simple
Loan	21	The Real Real						8.6%	8.3%	1,482,218	1,410,387	154,021	1,256,365	4,750	44,535	1,207,080	Fee Simple
Loan	22	Heritage & Villa Apartments	875,459					9.0%	8.5%	2,034,312	1,959,028	879,620	1,079,409	65,031		1,014,378	Fee Simple
Property	22.01	Heritage Place Apartments	512,127							1,110,240	1,056,823	497,886	558,937	33,332		525,604	Fee Simple
Property	22.02	Villa Glen Apartments	363,331							924,072	902,205	381,733	520,472	31,698		488,774	Fee Simple
Loan	23	Cypress Corporate Plaza	313,206	12/31/2017	1,136,067	691,722	444,345	12.5%	11.8%	2,178,193	2,017,711	855,273	1,162,438	27,367	38,485	1,096,586	Fee Simple
Loan	24	Bountiful Plaza	715,026	12/31/2017	1,085,061	269,190	815,871	10.2%	9.6%	1,296,807	1,176,878	272,922	903,956	15,726	34,186	854,044	Fee Simple
Loan	25	Holiday Inn Express - Bluffton(33)	1,187,272	12/31/2017	3,241,890	2,106,300	1,135,590	14.3%	12.7%	3,438,489	3,438,489	2,201,287	1,237,202	137,540		1,099,662	Fee Simple
Loan	26	Walmart Palm Desert	664,545	12/31/2017	988,391	246,534	741,857	9.1%	8.7%	1,050,310	997,794	320,934	676,860	6,847	22,824	647,189	Fee Simple
Loan	27	Surfside Storage	592,220	12/31/2017	766,014	177,718	588,297	8.6%	8.5%	892,949	794,957	201,166	593,791	8,145		585,646	Fee Simple
Loan	28	Crown on 7th	522,220	12/31/2017	505,138	149,726	355,412	9.9%	9.5%	992,693	916,377	242,726	673,651	4,071	25,442	644,138	Fee Simple
Loan	29	Compass Self Storage Largo	623,032	12/31/2017	848,607	318,504	530,103	8.9%	8.8%	1,052,783	953,272	369,746	583,526	9,136		574,389	Fee Simple
Loan	30	Floresta	867,669	12/31/2017	923,727	242,530	681,197	16.1%	14.6%	1,396,935	1,292,618	277,575	1,015,043	37,893	59,830	917,320	Fee Simple
Loan	31	Giardino aPodments						7.9%	7.7%	718,380	699,961	209,977	489,984	9,300		480,684	Fee Simple
Loan	32	Landmark Self Storage	315,816	12/31/2017	435,147	165,945	269,202	12.4%	12.1%	694,980	526,895	183,873	343,022	8,412		334,610	Fee Simple
Loan	33	183 Eldert						7.1%	7.1%	230,640	223,721	31,426	192,295	1,500		190,795	Fee Simple

A-1-5

CD 2019-CD8

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			Ground Lease			Lease			Lease			Lease
Loan	ID	Property Name(2)	Extension Terms(19)	Largest Tenant(21)(22)(23)	SF	Expiration	2nd Largest Tenant(20)(21)(23)	SF	Expiration	3rd Largest Tenant(20)(21)(22)(23)	SF	Expiration
Loan	1	888 Figueroa		NBC Operating (TJX Companies)	98,467	12/31/2031	State of CA	49,180	11/30/2024	GSA	42,610	10/31/2029
Loan	2	Woodlands Mall(31)(32)(33)		Forever 21	85,150	06/30/2025	Dick’s Sporting Goods	83,075	01/31/2027	Barnes & Noble Bookseller	30,471	01/31/2020
Loan	3	Hilton Penn’s Landing	1 24-year extension option, 1 21-year, 7 month extension opton	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	4	Uline Arena(33)		Recreational Equipment, Inc.	51,159	02/29/2032	RGN National Business Center	43,680	10/31/2033	Pact, Inc.	39,137	04/30/2035
Loan	5	171 N Aberdeen		Medici	63,815	09/30/2028	Industrious	41,612	12/31/2027	Northwestern Memorial Hospital	5,995	06/30/2029
Loan	6	Lakewood Square		Hobby Lobby	48,857	07/31/2022	Michaels Stores, Inc.	20,800	07/31/2022	Cost Plus	20,032	01/31/2023
Loan	7	505 Fulton Street		Nordstrom Rack	40,523	04/30/2024	H&M	29,600	01/31/2029	Old Navy	22,477	06/30/2025
Loan	8	Pharr Town Center		Academy	71,821	03/31/2031	Cinemark	63,504	12/31/2028	Main Event	58,000	08/31/2029
Loan	9	Wind Creek Leased Fee		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	10	Moffett Towers II - Buildings 3 & 4(31)(32)		Facebook, Inc.	701,266	05/31/2034	NAP	NAP	NAP	NAP	NAP	NAP
Loan	11	The Citizen Hotel Sacramento(31)(34)		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	12	Crescent Club(32)		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	13	Victory Plaza(33)		Vallarta Supermarket	31,117	11/30/2033	LA Fitness	28,830	12/31/2025	Petco	15,000	01/31/2028
Loan	14	Boca Raton Design Center		Broadbandone Inc.	32,850	01/31/2021	Twisters	14,750	05/31/2020	Kabafusion	7,000	12/31/2019
Loan	15	Liberty MA Portfolio
Property	15.01	10-14 New Bond		Central MA Spec. Ed	118,068	08/31/2027	A. Schulman, Inc.	73,859	09/30/2020	Reed Machinery, Inc	25,242	12/31/2021
Property	15.02	151 West Boylston		Commonwealth of Mass (DCF East)	24,268	08/03/2024	Commonwealth of Mass (Lottery)	17,400	01/22/2021	U.S Government (USDA Asian Beetle)	8,702	08/31/2019
Property	15.03	8 New Bond		Commonwealth of MA (DEP)	32,524	11/16/2024	NAP	NAP	NAP	NAP	NAP	NAP
Loan	16	1440 N Dayton		Ann & Robert H. Lurie Children’s Hospital of Chicago	41,696	05/31/2031	Fusion Learning, Inc.	10,248	10/31/2027	Nth Degree Fitness	3,368	08/31/2024
Loan	17	63 Spring Street		L’Occitane	800	01/31/2029	Brodo	300	03/31/2030	Baked by Melissa (Window)	40	08/31/2027
Loan	18	Visions Hotel Portfolio II
Property	18.01	Courtyard Horseheads		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	18.02	Home2 Suites Oswego		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	18.03	Holiday Inn & Suites Rochester Marketplace	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	18.04	Hampton Inn Corning Painted Post		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	18.05	Home2 Suites Rochester Henrietta	No	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	18.06	Holiday Inn Express Olean		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	18.07	Fairfield Inn Watertown		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	18.08	Holiday Inn Express Canandaigua		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	18.09	Candlewood Suites Watertown		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	18.10	Candlewood Suites Sayre	Yes	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	19	Hilton Garden Inn Sugarland		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	20	Timlin Portfolio(33)
Property	20.01	Timlin Portfolio - Industrial		Dal-Tile Corporation	21,744	06/30/2021	World Stone Group	17,250	05/31/2023	Suburban Motors	13,633	03/31/2020
Property	20.02	Timlin Portfolio - Medical Office		Krystyna Ejsmont, Inc.	3,750	02/28/2025	Cari M. Zupko, DDS, MS, PLLC	2,900	06/30/2022	Body of Learning	2,455	04/30/2024
Property	20.03	Timlin Portfolio - Retail		Vitamin Shoppe	4,672	10/31/2022	Aspen + Grey	2,080	05/31/2024	Batteries Plus	1,899	10/31/2023
Loan	21	The Real Real		The Real Real	29,690	06/30/2027	NAP	NAP	NAP	NAP	NAP	NAP
Loan	22	Heritage & Villa Apartments
Property	22.01	Heritage Place Apartments		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	22.02	Villa Glen Apartments		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	23	Cypress Corporate Plaza		Exemplis, LLC	22,889	01/31/2024	Rockwell Automation	17,622	11/22/2023	Bowermaster and Associates Insurance Agency, Inc	10,718	03/31/2022
Loan	24	Bountiful Plaza		Savers (Subleased to DownEast)	25,633	05/31/2024	Planet Fitness	18,472	05/31/2024	Carl’s JR	5,049	12/31/2027
Loan	25	Holiday Inn Express - Bluffton(33)		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	26	Walmart Palm Desert		Walmart	45,648	02/19/2027	NAP	NAP	NAP	NAP	NAP	NAP
Loan	27	Surfside Storage		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	28	Crown on 7th		The Smelly Dog	4,936	10/31/2028	Wildflower Bread Company	4,111	07/31/2027	Phoenix Ale Brewery Central Kitchen	3,617	01/31/2026
Loan	29	Compass Self Storage Largo		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	30	Floresta		MMC Inc	19,870	03/31/2022	All American Finishing	18,265	08/14/2019	Vegas VIP, LLC	15,000	03/31/2020
Loan	31	Giardino aPodments		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	32	Landmark Self Storage		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	33	183 Eldert		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-6

CD 2019-CD8

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

											Upfront
					Lease			Lease		Occupancy	Replacement
Loan	ID	Property Name(2)	4th Largest Tenant(21)(23)	SF	Expiration	5th Largest Tenant(20)(21)(23)	SF	Expiration	Occupancy	As-of Date	Reserves($)(25)
Loan	1	888 Figueroa	Englekirk Structural Engineers	19,516	03/31/2029	First Republic Bank	15,093	09/30/2027	84.8%	07/23/2019
Loan	2	Woodlands Mall(31)(32)(33)	Woodlands Financial Group	22,359	03/31/2027	Macy’s Children’s	17,161	01/31/2022	95.8%	05/28/2019
Loan	3	Hilton Penn’s Landing	NAP	NAP	NAP	NAP	NAP	NAP	86.8%	05/31/2019
Loan	4	Uline Arena(33)	Davis Memorial Goodwill	23,968	07/31/2035	Antunovich Associates	10,353	09/30/2029	92.1%	07/26/2019
Loan	5	171 N Aberdeen	Dream Town Shoes	3,546	07/31/2024	Capriotti’s Sandwich Shop	2,115	08/31/2027	100.0%	06/19/2019
Loan	6	Lakewood Square	CVS Pharmacy, Inc.	14,000	07/31/2021	CEC Entertainment, Inc.	12,185	02/05/2024	100.0%	03/31/2019
Loan	7	505 Fulton Street	TJ Maxx	21,609	04/30/2024	NAP	NAP	NAP	100.0%	07/01/2019
Loan	8	Pharr Town Center	Ross Dress for Less	28,000	01/31/2028	Buy Buy Baby	25,056	01/31/2028	97.3%	06/25/2019
Loan	9	Wind Creek Leased Fee	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	10	Moffett Towers II - Buildings 3 & 4(31)(32)	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	08/06/2019
Loan	11	The Citizen Hotel Sacramento(31)(34)	NAP	NAP	NAP	NAP	NAP	NAP	84.7%	05/31/2019
Loan	12	Crescent Club(32)	NAP	NAP	NAP	NAP	NAP	NAP	96.2%	06/24/2019	100,000
Loan	13	Victory Plaza(33)	CVS Pharmacy	13,478	10/21/2022	US Renal Care	12,199	12/31/2029	100.0%	07/22/2019
Loan	14	Boca Raton Design Center	MDG Advertising Inc.	5,950	08/31/2019	Merle Wood Associates	5,800	04/30/2020	95.9%	07/19/2019
Loan	15	Liberty MA Portfolio							86.1%	06/20/2019	100,000
Property	15.01	10-14 New Bond	United Rentals	10,150	02/28/2027	NAP	NAP	NAP	81.9%	06/20/2019
Property	15.02	151 West Boylston	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/20/2019
Property	15.03	8 New Bond	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/20/2019
Loan	16	1440 N Dayton	Codeverse	2,914	12/31/2026	NAP	NAP	NAP	88.7%	06/28/2019
Loan	17	63 Spring Street	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	05/01/2019
Loan	18	Visions Hotel Portfolio II							64.1%	03/31/2019
Property	18.01	Courtyard Horseheads	NAP	NAP	NAP	NAP	NAP	NAP	55.7%	03/31/2019
Property	18.02	Home2 Suites Oswego	NAP	NAP	NAP	NAP	NAP	NAP	61.5%	03/31/2019
Property	18.03	Holiday Inn & Suites Rochester Marketplace	NAP	NAP	NAP	NAP	NAP	NAP	62.2%	03/31/2019
Property	18.04	Hampton Inn Corning Painted Post	NAP	NAP	NAP	NAP	NAP	NAP	49.7%	03/31/2019
Property	18.05	Home2 Suites Rochester Henrietta	NAP	NAP	NAP	NAP	NAP	NAP	78.3%	03/31/2019
Property	18.06	Holiday Inn Express Olean	NAP	NAP	NAP	NAP	NAP	NAP	68.5%	03/31/2019
Property	18.07	Fairfield Inn Watertown	NAP	NAP	NAP	NAP	NAP	NAP	65.7%	03/31/2019
Property	18.08	Holiday Inn Express Canandaigua	NAP	NAP	NAP	NAP	NAP	NAP	61.8%	03/31/2019
Property	18.09	Candlewood Suites Watertown	NAP	NAP	NAP	NAP	NAP	NAP	68.9%	03/31/2019
Property	18.10	Candlewood Suites Sayre	NAP	NAP	NAP	NAP	NAP	NAP	69.5%	03/31/2019
Loan	19	Hilton Garden Inn Sugarland	NAP	NAP	NAP	NAP	NAP	NAP	66.2%	05/31/2019
Loan	20	Timlin Portfolio(33)							98.5%	06/01/2019	228,234
Property	20.01	Timlin Portfolio - Industrial	NorthStar Sourcing	13,633	04/30/2024	Global Alliance	12,657	06/30/2024	100.0%	06/01/2019
Property	20.02	Timlin Portfolio - Medical Office	Beverly Hills Group Therapy	2,250	08/31/2026	Paul Darmon, DDS, PC	2,000	06/30/2024	90.0%	06/01/2019
Property	20.03	Timlin Portfolio - Retail	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/01/2019
Loan	21	The Real Real	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	08/06/2019
Loan	22	Heritage & Villa Apartments							97.5%	05/31/2019
Property	22.01	Heritage Place Apartments	NAP	NAP	NAP	NAP	NAP	NAP	96.9%	05/31/2019
Property	22.02	Villa Glen Apartments	NAP	NAP	NAP	NAP	NAP	NAP	98.3%	05/31/2019
Loan	23	Cypress Corporate Plaza	Tad PGS, Inc dba Adecco	5,367	09/30/2024	Reid Group Enterprises, Inc dba Twentytwenty Insurance Services	5,037	05/31/2023	96.0%	04/30/2019
Loan	24	Bountiful Plaza	Corner Bakery	3,850	07/31/2024	Brain Balance Achievement Centers	3,562	12/31/2022	92.8%	05/31/2019
Loan	25	Holiday Inn Express - Bluffton(33)	NAP	NAP	NAP	NAP	NAP	NAP	71.3%	05/31/2019
Loan	26	Walmart Palm Desert	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	08/01/2019
Loan	27	Surfside Storage	NAP	NAP	NAP	NAP	NAP	NAP	98.3%	06/30/2019
Loan	28	Crown on 7th	Pubblico Italian Eatery	2,647	11/30/2027	The Womack	2,155	10/31/2026	100.0%	06/10/2019
Loan	29	Compass Self Storage Largo	NAP	NAP	NAP	NAP	NAP	NAP	89.1%	04/17/2019
Loan	30	Floresta	M-Core Construction	14,930	09/30/2020	All Convention Services, Inc.	10,000	02/28/2022	97.5%	06/26/2019
Loan	31	Giardino aPodments	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/30/2019
Loan	32	Landmark Self Storage	NAP	NAP	NAP	NAP	NAP	NAP	80.1%	06/10/2019
Loan	33	183 Eldert	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/24/2019	7,500

A-1-7

CD 2019-CD8

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			Monthly	Upfront	Monthly	Upfront	Monthly	Upfront	Monthly
			Replacement	TI/LC	TI/LC	Tax	Tax	Insurance	Insurance
Loan	ID	Property Name(2)	Reserves ($)(26)(27)(28)	Reserves ($)(25)	Reserves ($)(26)(28)	Reserves ($)(25)	Reserves ($)(26)	Reserves($)(25)	Reserves ($)(26)
Loan	1	888 Figueroa	5,050	1,645,592	17,055	314,024	78,506		Springing
Loan	2	Woodlands Mall(31)(32)(33)	Springing		Springing		Springing		Springing
Loan	3	Hilton Penn’s Landing	Greatest of (i) four percent (4.0%) of the projected Gross Revenue for the Property for the prior month as set forth in the most recent Approved Annual Budget, (ii) the then-current amount required by the Management Agreement and (iii) the then-current amount required by the Franchise Agreement for Approved Capital Expenditures and the repair and replacement of the FF&E			545,572	77,939	28,176	4,025
Loan	4	Uline Arena(33)	2,070		20,698	1,215,000	202,500		Springing
Loan	5	171 N Aberdeen	500	705,700	1,000	83,596	13,933	48,192	5,355
Loan	6	Lakewood Square	3,438		15,629	157,467	39,367		Springing
Loan	7	505 Fulton Street	1,428			77,234	38,617		Springing
Loan	8	Pharr Town Center	4,378	101,284	18,242		Springing	37,602	Springing
Loan	9	Wind Creek Leased Fee	Springing				Springing		Springing
Loan	10	Moffett Towers II - Buildings 3 & 4(31)(32)	Springing	23,165,933		525,523	87,587		Springing
Loan	11	The Citizen Hotel Sacramento(31)(34)	Greatest of (i) the deposit required by Franchisor on account of FF&E under the Franchise Agreement, (ii) 1/12th of 4% of the gross income for the Property during the immediately preceding calendar year, and (iii) 1/12th of 4% of the gross income for the Property in the projected budget for the immediately succeeding year			131,970	26,394	98,383	6,887
Loan	12	Crescent Club(32)	Springing			10,500	5,250	27,181	5,256
Loan	13	Victory Plaza(33)	1,932	1,164,688	8,523	82,970	21,530		Springing
Loan	14	Boca Raton Design Center	3,183		3,326	67,050	33,525	110,838	12,758
Loan	15	Liberty MA Portfolio	Springing	500,000	22,529	50,850	50,850	100,000
Property	15.01	10-14 New Bond
Property	15.02	151 West Boylston
Property	15.03	8 New Bond
Loan	16	1440 N Dayton	1,367	796,516	5,471	9,863	9,863	21,091	2,109
Loan	17	63 Spring Street	109		96	5,971	5,971	6,074	1,026
Loan	18	Visions Hotel Portfolio II	1/12th of 2% of the monthly Total Gross Revenues			950,268	112,167	83,002	27,620
Property	18.01	Courtyard Horseheads
Property	18.02	Home2 Suites Oswego
Property	18.03	Holiday Inn & Suites Rochester Marketplace
Property	18.04	Hampton Inn Corning Painted Post
Property	18.05	Home2 Suites Rochester Henrietta
Property	18.06	Holiday Inn Express Olean
Property	18.07	Fairfield Inn Watertown
Property	18.08	Holiday Inn Express Canandaigua
Property	18.09	Candlewood Suites Watertown
Property	18.10	Candlewood Suites Sayre
Loan	19	Hilton Garden Inn Sugarland	1/12th of 4% of the monthly Total Gross Revenues				51,049	19,132	9,566
Loan	20	Timlin Portfolio(33)	4,943	100,000	8,333	150,000	Springing	16,180	5,393
Property	20.01	Timlin Portfolio - Industrial
Property	20.02	Timlin Portfolio - Medical Office
Property	20.03	Timlin Portfolio - Retail
Loan	21	The Real Real	399	742,250	3,711	30,501	7,625	1,890	1,890
Loan	22	Heritage & Villa Apartments	5,419			97,736	12,217	70,083	7,008
Property	22.01	Heritage Place Apartments
Property	22.02	Villa Glen Apartments
Loan	23	Cypress Corporate Plaza	2,281	229,529	10,690	59,345	14,836	2,576	1,288
Loan	24	Bountiful Plaza	1,310	223,437	5,679	40,947	6,825		Springing
Loan	25	Holiday Inn Express - Bluffton(33)	Springing			79,870	11,410	22,494	4,499
Loan	26	Walmart Palm Desert	532		950		Springing		Springing
Loan	27	Surfside Storage	679			23,007	2,556	5,915	1,972
Loan	28	Crown on 7th	339	105,100	2,123	88,421	9,825	1,305	1,305
Loan	29	Compass Self Storage Largo	761			64,510	7,168		Springing
Loan	30	Floresta	3,158		2,500	59,004	4,917	27,324	2,732
Loan	31	Giardino aPodments	775			7,083	1,417		Springing
Loan	32	Landmark Self Storage	701			1,744	1,744	5,795	828
Loan	33	183 Eldert	Springing			1,500	750	2,668	334

A-1-8

CD 2019-CD8

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			Upfront	Upfront	Monthly	Other	Environmental
			Engineering	Other	Other	Reserves	Report	Engineering
Loan	ID	Property Name(2)	Reserve($)(25)	Reserves ($)(25)	Reserves ($)(26)(27)	Description	Date(29)(30)	Report Date	PML/SEL (%)
Loan	1	888 Figueroa		6,912,549		Free Rent Reserve ($312,549); Earnout Reserve ($6,600,000)	04/23/2019	04/23/2019	13.0%; 14.0%
Loan	2	Woodlands Mall(31)(32)(33)		2,174,886	Springing	Tenant Improvement Reserve ($2,174,886); Major Anchor Sweep Reserve Funds (Monthly Springing: Excess Cash Flow)	05/03/2019	04/28/2019	NAP
Loan	3	Hilton Penn’s Landing		51,250	483,334	Ground Rent Funds (Upfront: $51,250, Monthly Springing: $17,083); Seasonal Working Capital Reserve ($483,334 September-November); PIP Reserve (Monthly Springing: Excess Cash Flow)	06/13/2019	06/13/2019	NAP
Loan	4	Uline Arena(33)		22,995,169	Springing	Major Tenant Cash Trap Reserve (Monthly Springing: Excess Cash Flow); Free Rent Reserve ($3,300,274); PACT Gap Rent Reserve ($1,533,592); Why Hotel Gap Rent Reserve ($56,708); PACT Additional Gap Rent Reserve (Upfront: $191,699, Monthly: Springing); PACT Free Rent Reserve ($4,156,468); PACT Mezzanine Space Reserve ($1,000,000); PACT Post-Delivery Work Item Reserve ($225,000); Occupancy Reserve ($3,800,000); Why Hotel Free Rent Reserve ($86,497); Why Hotel Landlord Work Reserve ($415,183); Initial TI/LC ($8,229,748)	07/24/2019	07/24/2019	NAP
Loan	5	171 N Aberdeen		3,837,929		Free Rent ($537,929) Cash Collateral ($3,300,000)	10/19/2018	10/17/2018	NAP
Loan	6	Lakewood Square		45,000	Springing	Approved Leasing Expenses Reserve ($45,000); Lease Sweep Funds (Monthly Springing: Excess Cash Flow)	05/14/2019	05/15/2019	12.00%
Loan	7	505 Fulton Street			Springing	Condominium Common Charge Funds (Monthly: Springing)	06/25/2019	06/25/2019	NAP
Loan	8	Pharr Town Center			Springing	Cinemark Tenant Sweep Account Funds (Monthly Springing: Excess Cash Flow)	06/03/2019	06/03/2019	NAP
Loan	9	Wind Creek Leased Fee		1,365,880		Debt Service Reserve (Upfront: $1,365,879.90); Lease Sweep Funds (Monthly Springing: Excess Cash Flow)	07/17/2019	NAP	NAP
Loan	10	Moffett Towers II - Buildings 3 & 4(31)(32)		16,127,329	Springing	Rent Concession Reseve (Upfront: 16,127,329); Debt Service Reserve Funds (Monthly: Springing); Lease Sweep Funds (Monthly Springing: Excess Cash Flow)	05/13/2019	05/09/2019	3.00%
Loan	11	The Citizen Hotel Sacramento(31)(34)	24,375	6,147,912		PIP Reserve	06/28/2019	06/28/2019	16.00%
Loan	12	Crescent Club(32)	55,770				07/10/2019	07/09/2019	NAP
Loan	13	Victory Plaza(33)			Springing	Vallarta Trigger Reserve (Springing)	10/22/2018	10/22/2018	9.00%
Loan	14	Boca Raton Design Center					11/06/2018	11/06/2018	NAP
Loan	15	Liberty MA Portfolio	64,125		Springing	A. Shulman Reserve (Monthly Springing: Excess Cash Flow); Central MA Special Ed. Reserve (Monthly Springing: Excess Cash Flow)	07/11/2019	07/29/2019	NAP
Property	15.01	10-14 New Bond					07/11/2019	07/29/2019	NAP
Property	15.02	151 West Boylston					07/11/2019	07/29/2019	NAP
Property	15.03	8 New Bond					07/11/2019	07/29/2019	NAP
Loan	16	1440 N Dayton		162,792		Free Rent Holdback ($62,792); ADA Compliance Escrow ($100,000)	06/24/2019	10/12/2018	NAP
Loan	17	63 Spring Street	14,375		Springing	L’Occitane Reserve (Springing)	04/12/2019	04/12/2019	NAP
Loan	18	Visions Hotel Portfolio II		1,939,245	Springing	PIP Reserve ($1,900,000); Ground Rent Reserve (Upfront: $39,245, Monthly: Springing)	Various	05/01/2019	NAP
Property	18.01	Courtyard Horseheads					05/01/2019	05/01/2019	NAP
Property	18.02	Home2 Suites Oswego					05/01/2019	05/01/2019	NAP
Property	18.03	Holiday Inn & Suites Rochester Marketplace					05/01/2019	05/01/2019	NAP
Property	18.04	Hampton Inn Corning Painted Post					05/01/2019	05/01/2019	NAP
Property	18.05	Home2 Suites Rochester Henrietta					05/10/2019	05/01/2019	NAP
Property	18.06	Holiday Inn Express Olean					05/10/2019	05/01/2019	NAP
Property	18.07	Fairfield Inn Watertown					05/01/2019	05/01/2019	NAP
Property	18.08	Holiday Inn Express Canandaigua					05/02/2019	05/01/2019	NAP
Property	18.09	Candlewood Suites Watertown					05/01/2019	05/01/2019	NAP
Property	18.10	Candlewood Suites Sayre					05/01/2019	05/01/2019	NAP
Loan	19	Hilton Garden Inn Sugarland		5,264,750		PIP Reserve (Springing)	11/07/2018	11/07/2018	NAP
Loan	20	Timlin Portfolio(33)	71,766	47,646		Unfunded Obligations Reserve	Various	Various	NAP
Property	20.01	Timlin Portfolio - Industrial					06/07/2019	06/07/2019	NAP
Property	20.02	Timlin Portfolio - Medical Office					06/07/2019	06/07/2019	NAP
Property	20.03	Timlin Portfolio - Retail					06/10/2019	06/06/2019	NAP
Loan	21	The Real Real		400,652	11,147	Free Rent Reserve (Upfront: $400,652; Monthly: $11,147); Lease Sweep Funds (Monthly Springing: Excess Cash Flow)	06/13/2019	06/14/2019	14.00%
Loan	22	Heritage & Villa Apartments	90,638				Various	07/24/2019	NAP
Property	22.01	Heritage Place Apartments					06/13/2019	07/24/2019	NAP
Property	22.02	Villa Glen Apartments					06/12/2019	07/24/2019	NAP
Loan	23	Cypress Corporate Plaza	53,020		Springing	Lease Sweep Funds (Monthly Springing: Excess Cash Flow)	05/17/2019	05/17/2019	14.00%
Loan	24	Bountiful Plaza			Springing	Junior Anchor Lease First Renewal Reserve (Springing); Junior Anchor Lease Second Renewal Reserve (Springing)	03/13/2019	01/17/2019	8.00%
Loan	25	Holiday Inn Express - Bluffton(33)	22,563	2,865,776		PIP Reserve	06/18/2019	06/18/2019	NAP
Loan	26	Walmart Palm Desert					10/11/2018	10/11/2018	13.00%
Loan	27	Surfside Storage					05/16/2019	05/16/2019	NAP
Loan	28	Crown on 7th		4,362		Free Rent Reserve	06/12/2019	06/12/2019	NAP
Loan	29	Compass Self Storage Largo					04/12/2019	04/10/2019	NAP
Loan	30	Floresta	46,191	4,533		Code Violations Reserve	04/24/2019	04/24/2019	NAP
Loan	31	Giardino aPodments					06/21/2019	06/21/2019	8.00%
Loan	32	Landmark Self Storage					06/24/2019	06/24/2019	NAP
Loan	33	183 Eldert	1,800				06/18/2019	07/23/2019	NAP

A-1-9

CD 2019-CD8

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			Franchise
			Expiration	Loan
Loan	ID	Property Name(2)	Date	Purpose	Sponsor(24)	Guarantor	Previous Securitization	Non-Trust Pari Passu Original Balance
Loan	1	888 Figueroa	NAP	Refinance	David Taban	David Taban	NAP	40,000,000
Loan	2	Woodlands Mall(31)(32)(33)	NAP	Refinance	Brookfield Property REIT Inc.; Brookfield Property Partners L.P.; Brookfield Asset Management Inc.	BPR OP, LP (F/K/A GGP Operating Partnership, LP)	NAP	177,600,000
Loan	3	Hilton Penn’s Landing	02/28/2035	Refinance	Daniel J. Keating, III	Daniel J. Keating, III	NAP
Loan	4	Uline Arena(33)	NAP	Refinance	Norman Jemal	Norman Jemal	NAP	78,000,000
Loan	5	171 N Aberdeen	NAP	Refinance	Michael Golden; Thaddeus Wong	Michael Golden; Thaddeus Wong	NAP
Loan	6	Lakewood Square	NAP	Refinance	D. John Miller; Lindsay Parton; Eric Sahn	D. John Miller; Lindsay Parton; Eric Sahn	NAP
Loan	7	505 Fulton Street	NAP	Refinance	Albert Laboz; Jason Laboz; Joseph Jody Laboz	Albert Laboz; Jason Laboz; Joseph Jody Laboz	NAP	45,000,000
Loan	8	Pharr Town Center	NAP	Refinance	Herbert L. Levine	Herbert L. Levine	NAP	30,000,000
Loan	9	Wind Creek Leased Fee	NAP	Recapitalization	Jeffery Gural; Barry Gosin; James Kuhn; Michael Perrucci; Richard Fischbein	Jeffery Gural; Barry Gosin; James Kuhn; Michael Perrucci; Richard Fischbein	NAP	106,600,000
Loan	10	Moffett Towers II - Buildings 3 & 4(31)(32)	NAP	Refinance	The Jay Paul Company	Paul Guarantor LLC	NAP	315,550,000
Loan	11	The Citizen Hotel Sacramento(31)(34)	09/01/2040	Acquisition	Joao Woiler; Pedro Miranda	Joao Woiler; Pedro Miranda	NAP
Loan	12	Crescent Club(32)	NAP	Refinance	Leah Weiss; SW Trust	Leah Weiss; SW Trust	NAP
Loan	13	Victory Plaza(33)	NAP	Refinance	Steven Usdan; Helena Usdan; CCA Acquisition Company, LLC	Steven Usdan; Helena Usdan; CCA Acquisition Company, LLC	NAP
Loan	14	Boca Raton Design Center	NAP	Refinance	Timothy R. Lewis	Timothy R. Lewis	DBUBS 2011-LC2A
Loan	15	Liberty MA Portfolio		Refinance	Andrew M. Cable; Cabfam LLC	Andrew M. Cable; Cabfam LLC	NAP	15,500,000
Property	15.01	10-14 New Bond	NAP
Property	15.02	151 West Boylston	NAP
Property	15.03	8 New Bond	NAP
Loan	16	1440 N Dayton	NAP	Refinance	Sarah M. Potter; Thomas Melk	Sarah M. Potter; Thomas Melk	NAP
Loan	17	63 Spring Street	NAP	Refinance	Jack Terzi	Jack Terzi	NAP
Loan	18	Visions Hotel Portfolio II		Refinance	Arun Patel; Hemant Patel	Arun Patel; Hemant Patel	MSC 2019-H7	45,200,000
Property	18.01	Courtyard Horseheads	04/01/2036
Property	18.02	Home2 Suites Oswego	06/01/2037
Property	18.03	Holiday Inn & Suites Rochester Marketplace	12/21/2031
Property	18.04	Hampton Inn Corning Painted Post	11/30/2033
Property	18.05	Home2 Suites Rochester Henrietta	02/28/2034
Property	18.06	Holiday Inn Express Olean	08/12/2030
Property	18.07	Fairfield Inn Watertown	08/31/2034
Property	18.08	Holiday Inn Express Canandaigua	01/25/2022
Property	18.09	Candlewood Suites Watertown	06/30/2034
Property	18.10	Candlewood Suites Sayre	12/28/2021
Loan	19	Hilton Garden Inn Sugarland	12/31/2033	Acquisition	Tom Huang; Yongjian (Eugene) Ning; Ruoxu (Scott) Hu	Tom Huang; Yongjian (Eugene) Ning; Ruoxu (Scott) Hu	NAP
Loan	20	Timlin Portfolio(33)		Acquisition	Patrick Timlin	Patrick Timlin	NAP
Property	20.01	Timlin Portfolio - Industrial	NAP
Property	20.02	Timlin Portfolio - Medical Office	NAP
Property	20.03	Timlin Portfolio - Retail	NAP
Loan	21	The Real Real	NAP	Refinance	Mark Borman; Jeffrey Michael Weller; Mory Barak	Mark Borman; Jeffrey Michael Weller; Mory Barak	NAP
Loan	22	Heritage & Villa Apartments		Refinance	Heyme Bleier	Heyme Bleier	NAP
Property	22.01	Heritage Place Apartments	NAP
Property	22.02	Villa Glen Apartments	NAP
Loan	23	Cypress Corporate Plaza	NAP	Acquisition	Bryan S. Kang; Kyung Sup Choi	Bryan S. Kang; Kyung Sup Choi	NAP
Loan	24	Bountiful Plaza	NAP	Recapitalization	Steven Usdan; Helena Usdan; CCA Acquisition Company, LLC; Duane Moss	Steven Usdan; Helena Usdan; CCA Acquisition Company, LLC; Duane Moss	NAP
Loan	25	Holiday Inn Express - Bluffton(33)	07/03/2034	Refinance	Rakesh Chauhan; Manoj Chauhan; Andy Chopra	Rakesh Chauhan; Manoj Chauhan; Andy Chopra	CGCMT 2014-GC23
Loan	26	Walmart Palm Desert	NAP	Acquisition	Shayle Fox	Shayle Fox	NAP
Loan	27	Surfside Storage	NAP	Acquisition	Jacob Ramage	Jacob Ramage	NAP
Loan	28	Crown on 7th	NAP	Refinance	Niels Kreipke; Daniel W. Gosnell	Niels Kreipke; Daniel W. Gosnell	NAP
Loan	29	Compass Self Storage Largo	NAP	Acquisition	Robert J. Amsdell; Barry L. Amsdell	Robert J. Amsdell; Barry L. Amsdell	NAP
Loan	30	Floresta	NAP	Recapitalization	Robert A. Davidsohn; Luis Davidsohn	Robert A. Davidsohn; Luis Davidsohn	NAP
Loan	31	Giardino aPodments	NAP	Refinance	John Keister; Gary Mulhair; Sandra Mulhair; Dirk Mulhair	John Keister; Gary Mulhair; Sandra Mulhair; Dirk Mulhair	NAP
Loan	32	Landmark Self Storage	NAP	Refinance	Mark A. Robinson; Terrence L. Wilson	Mark A. Robinson; Terrence L. Wilson	NAP
Loan	33	183 Eldert	NAP	Refinance	Pinchas Halperin; Avrohom N. Neiman	Pinchas Halperin; Avrohom N. Neiman	NAP

A-1-10

CD 2019-CD8

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

					Existing		Future Debt
					Additional Sub Debt		Permitted
Loan	ID	Property Name(2)	Non-Trust Pari Passu Cut-off Date Balance	Non-Trust Pari Passu Balloon Balance	Amount	Existing Additional Sub Debt Description(31)(32)(34)	Type(33)
Loan	1	888 Figueroa	40,000,000	40,000,000		None	NAP
Loan	2	Woodlands Mall(31)(32)(33)	177,600,000	177,600,000	217,400,000	$177,400,000 B Note; $40,000,000 Mezzanine	Mezzanine
Loan	3	Hilton Penn’s Landing				None	NAP
Loan	4	Uline Arena(33)	78,000,000	78,000,000		None	Mezzanine
Loan	5	171 N Aberdeen				None	NAP
Loan	6	Lakewood Square				None	NAP
Loan	7	505 Fulton Street	45,000,000	45,000,000		None	NAP
Loan	8	Pharr Town Center	30,000,000	26,231,446		None	NAP
Loan	9	Wind Creek Leased Fee	106,600,000	91,258,770		None	NAP
Loan	10	Moffett Towers II - Buildings 3 & 4(31)(32)	315,550,000	315,550,000	240,000,000	$155,000,000 B Note; $85,000,000 Mezzanine	NAP
Loan	11	The Citizen Hotel Sacramento(31)(34)			11,950,000	$6,000,000 B Note; $5,950,000 Subordinate RASA Loan	NAP
Loan	12	Crescent Club(32)			34,000,000	Mezzanine	NAP
Loan	13	Victory Plaza(33)				None	Mezzanine
Loan	14	Boca Raton Design Center				None	NAP
Loan	15	Liberty MA Portfolio	15,500,000	11,290,777		None	NAP
Property	15.01	10-14 New Bond
Property	15.02	151 West Boylston
Property	15.03	8 New Bond
Loan	16	1440 N Dayton				None	NAP
Loan	17	63 Spring Street				None	NAP
Loan	18	Visions Hotel Portfolio II	45,146,730	36,613,777		None	NAP
Property	18.01	Courtyard Horseheads
Property	18.02	Home2 Suites Oswego
Property	18.03	Holiday Inn & Suites Rochester Marketplace
Property	18.04	Hampton Inn Corning Painted Post
Property	18.05	Home2 Suites Rochester Henrietta
Property	18.06	Holiday Inn Express Olean
Property	18.07	Fairfield Inn Watertown
Property	18.08	Holiday Inn Express Canandaigua
Property	18.09	Candlewood Suites Watertown
Property	18.10	Candlewood Suites Sayre
Loan	19	Hilton Garden Inn Sugarland				None	NAP
Loan	20	Timlin Portfolio(33)				None	Mezzanine
Property	20.01	Timlin Portfolio - Industrial
Property	20.02	Timlin Portfolio - Medical Office
Property	20.03	Timlin Portfolio - Retail
Loan	21	The Real Real				None	NAP
Loan	22	Heritage & Villa Apartments				None	NAP
Property	22.01	Heritage Place Apartments
Property	22.02	Villa Glen Apartments
Loan	23	Cypress Corporate Plaza				None	NAP
Loan	24	Bountiful Plaza				None	NAP
Loan	25	Holiday Inn Express - Bluffton(33)				None	Mezzanine
Loan	26	Walmart Palm Desert				None	NAP
Loan	27	Surfside Storage				None	NAP
Loan	28	Crown on 7th				None	NAP
Loan	29	Compass Self Storage Largo				None	NAP
Loan	30	Floresta				None	NAP
Loan	31	Giardino aPodments				None	NAP
Loan	32	Landmark Self Storage				None	NAP
Loan	33	183 Eldert				None	NAP

A-1-11

FOOTNOTES TO ANNEX A-1

(1)	GACC—German American Capital Corporation or one of its affiliates; CCRE—Cantor Commercial Real Estate Lending, L.P.; CREFI—Citi Real Estate Funding Inc; MPCC— MUFG Principal Commercial Capital, or one of its affiliates.

Loan No. 4 – Uline Arena— CCRE and Natixis Real Estate Capital LLC co-originated the Whole Loan. CCRE is contributing $42.0 million of the Uline Arena Mortgage Loan to CD 2019-CD8.

Loan No. 9 – Wind Creek Leased Fee—CCRE originated the Whole Loan, and is expected to sell a portion of its interest in the Whole Loan to DBR Investments Co. Limited (“DBRI”) DBRI is expected to subsequently sell its interest in the Whole Loan to its affiliate, GACC. CCRE is contributing $30.0 million and GACC is contributing $10.0 million of the Wind Creek Leased Fee Mortgage Loan to CD 2019-CD8.

Loan No. 10 – Moffett Towers II – Buildings 3 & 4 – Barclays Capital Real Estate Inc., Goldman Sachs Bank USA and Deutsche Bank AG, acting through its New York branch (“DBNY”) co-originated the Whole Loan. DBNY subsequently sold its interest in the Whole Loan to its affiliate, GACC. GACC is contributing $34,450,000 of the Moffett Towers II – Buildings 3 & 4 Mortgage Loan to CD 2019-CD8.

Loan No. 18 –Visions Hotel Portfolio II – The loan is part of a whole loan that was originated by Starwood Mortgage Capital LLC, a portion of which was subsequently acquired by CCRE.

(2)	With respect to the pari passu loans referenced below, the Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms) ($) are calculated based on the Mortgage Loan included in the issuing entity and the related pari passu companion loans in the aggregate and exclude the mezzanine debt and, in the case of any loans structured with A/B Notes, the secured subordinate debt. For additional information see “Description of the Mortgage Pool – The Whole Loans – General – Whole Loan Control Notes and Non-Control Notes” in this Preliminary Prospectus.

● Loan No. 1 – 888 Figueroa

● Loan No. 2 – Woodlands Mall

● Loan No. 4 – Uline Arena

● Loan No. 7 – 505 Fulton Street

● Loan No. 8 – Pharr Town Center

● Loan No. 9 – Wind Creek Leased Fee

● Loan No. 10 – Moffett Towers II – Buildings 3 & 4

● Loan No. 11 – The Citizen Hotel Sacramento

● Loan No. 15 – Liberty MA Portfolio

● Loan No. 18 – Visions Hotel Portfolio II

(3)	With respect to any Mortgaged Property securing a multi-property Mortgage Loan, the amounts listed under the headings “Original Balance ($)” and “Cut-off Date Balance ($)” reflect the Allocated Loan Amount related to such Mortgaged Property.

● Loan No. 15 – Liberty MA Portfolio

● Loan No. 18 – Visions Hotel Portfolio II

● Loan No. 20 - Timlin Portfolio

● Loan No. 22 – Heritage & Villa Apartments

A-1-12

With respect to Loan No. 20 – Timlin Portfolio - Industrial, the allocated loan amounts are set forth below (and in some cases individual appraised values were not obtained, as indicated below):

Property Name	Address	Appraised Value ($)	Allocated Loan Amount
600 Oliver property	598-600 Oliver Street, Troy, Michigan	(1)	$777,500
1415 Combermere property	1411-1415 Combermere Street, Troy, Michigan	(2)	$600,500
1441 Combermere property	1441 Combermere Street, Troy, Michigan	(2)	$560,000
1465 Combermere property	1463-1465 Combermere Street, Troy, Michigan	(2)	$712,000
Wayne property	12830-12852 Wayne Road, Livonia, Michigan	$890,000	$700,000
23460 Industrial property	23460 Industrial Park Road Farmington Hills, Michigan	$730,000	$512,000
Drake property	24600, 24620 and 24640 Drake Road, Farmington Hills, Michigan	$2,250,000	$1,725,000
1405 Combermere property	1405 Combermere Street, Tory, Michigan	(2)	$524,100
1339 Combermere property	1339 Combermere Street, Troy, Michigan	(2)	$672,000
1355 Combermere property	1351-1355 Combermere Street, Troy, Michigan	(2)	$651,400
550 Oliver property	550 Oliver Street, Troy, Michigan	(1)	$777,400
23640 Industrial property	23630-23640 Industrial Park Road, Farmington Hills, Michigan	$1,110,000	$888,000

(1)	Per the appraisal, the 600 Oliver property and the 550 Oliver property were valued at $2,130,000 and not as individual properties.

(2)	Per the appraisal, the 1415 Combermere property, 1441 Combermere property, 1465 Combermere property, 1405 Combermere property, 1339 Combermere property, and the 1355 Combermere property were valued at $4,940,000 and not as individual properties.

		NRA	Office			Retail			Multifamily			Industrial			Self Storage
Loan No.	Mortgage Loan	sq. ft.	NRA	% of NRA	Occ	NRA	% of NRA	Occ	Units	% of NRA	Occ	NRA	% of NRA	Occ	NRA	% of NRA	Occ
4	Uline Arena	248,381	181,685	73.1%	92.3%	66,696	26.9%	91.5%
5	171 N Aberdeen	120,020	41,612	34.7%	100.0%	14,593	12.2%	100.0%	75	53.2%	100.0%
14	Boca Raton Design Center	201,455										159,650	79.2%	97.5%	41,805	20.8%	89.6%
15	Liberty MA Portfolio	360,469	183,562	50.9%	100.0%							176,907	49.1%	100.0%
17	63 Spring Street	5,540				1,140	20.6%	100.0%	4	79.4%	100.0%
20	Timlin Portfolio	210,816	30,878	14.6%	90.0%	8,651	4.1%	100.0%				171,287	81.2%	100.0%

(4)	Loan No. 5 - 171 N Aberdeen – The Mortgaged Property is a mixed use building comprised of multifamily (100.0% leased to a co-living operator), office (100.0% leased to a co-working operator) and retail (100.0% leased to five tenants). These components generate 48.5%, 28.5% and 16.5% of Underwritten Revenue ($) respectively. The remainder of the Underwritten Revenues ($) is generated from parking income.

Loan No. 14 – Boca Raton Design Center– The Mortgaged Property is a mixed use building comprised of warehouse space and self storage units. The industrial component of the Mortgaged Property is 97.5% leased to approximately 76 distinct warehouse tenants. In addition, approximately 18.6% of Underwritten Revenue ($) income is generated through 265 climate controlled storage units. The Most Recent Physical Occupancy is based upon the warehouse and self storage components of the Mortgaged Property while the Second Most Recent Occupancy and Third Most Recent Occupany are based only on the industrial component of the Mortgaged Property.

Loan No. 15 – Liberty MA Portfolio – The Mortgaged Property consists of 183,562 sq. ft. of office space (50.9% of NRA) and 176,907 sq. ft. of industrial/warehouse space (49.1% of NRA).
Loan No. 17 – 63 Spring Street – The Mortgaged Property is a mixed use building comprised of multifamily and retail. The retail portion of the Mortgaged Property is 100.0% leased to three retail tenants. In addition, approximately 22.0% of Underwritten Revenue ($) income is generated through four free market residential units, of which one unit is month-to-month.

(5)	Loan No. 3 – Hilton Penn’s Landing – The ground sublease requires (i) that the Mortgaged Property be operated as a full service, open market, first class hotel affiliated by a flag with a nationally recognized hotel company containing no less than 300 nor more than 400 rooms, meeting rooms, ballroom, swimming pool, fitness center and other amenities, and a kitchen, storage, offices, gift shop, and a restaurant and club and a parking garage containing a minimum of 500 parking spaces which is open to the general public 365 days per year, (ii) that the ground subtenant will use not less than 5,000 square feet for ballroom space, not more than 4,000 sq. ft. for a restaurant, not more than 2,500 sq. ft. for ground floor retail use and not more than 750 sq. ft. for a gift shop, (iii) that the ground subtenant must reserve 10 parking spaces for the Independence Seaport Museum, five parking spaces for the ground sublessor, and make available 100 spaces to the ground sublessor, at the ground sublessor’s option, at an agreed upon rate, and (iv) that the ground subtenant may not change the hotel brand except to another brand reasonably approved by the ground sublessor with such approval based on industry standards for a first class full hotel in the city of Philadelphia, and may not change the hotel manager except to a hotel management company approved by the ground sublessor in its reasonable discretion.

(6)	Loan No. 10 – Moffett Towers II – Buildings 3 & 4 – The related Mortgage Loan has an anticipated repayment date (the “ARD”) of July 6, 2029 and a stated maturity date of June 6, 2034. If the Moffett Towers II – Buildings 3 & 4 Whole Loan is not paid by the ARD, from and after the ARD, the Moffett Towers II – Buildings 3 & 4 Senior Loans (as defined in Annex A-3 to the Preliminary Prospectus) and the Moffett Towers II – Buildings 3 & 4 Subordinate Loans (as definedin Annex A-3 to the Preliminary Prospectus) will accrue interest at the adjusted interest rate; however, interest accrued at the excess of the adjusted interest rate over the initial interest rate (“Excess Interest”) will be deferred. In addition, from and after the ARD, all excess cash flow from the Moffett Towers II – Buildings 3 & 4 Property after the payment of the reserves for tax and insurance, and mortgage and mezzanine loan interest calculated at the initial interest rate will be applied (i) first, to repay the outstanding principal balance of the Moffett

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Towers II – Buildings 3 & 4 Senior Loans, in the amount required to fully amortize (based on a 30-year amortization schedule) the outstanding principal balance of the entire Moffett Towers II – Buildings 3 & 4 Whole Loan, (ii) second, if the Moffett Towers II – Buildings 3 & 4 Senior Loan has been repaid in full, to repay the outstanding principal balance of the Moffett Towers II – Buildings 3 & 4 Subordinate Loans, in the amount required to fully amortize (based on a 30-year amortization schedule) the outstanding principal balance of the Moffett Towers II – Buildings 3 & 4 Whole Loan, (iii) third, if lender elects, to make reserve payments for capital expenditures, (iv) fourth, to pay operating costs, (v) fifth, to repay the outstanding principal balance of the Moffett Towers II – Buildings 3 & 4 Senior Loans until the entire outstanding principal balance is paid, (vi) sixth, to repay the outstanding principal balance of the Moffett Towers II – Buildings 3 & 4 Subordinate Loans until the entire outstanding principal balance is paid, (vii) seventh, to the payment of Excess Interest under the Moffett Towers II – Buildings 3 & 4 Senior Loans and (viii) eighth, to the payment of Excess Interest under the Moffett Towers II – Buildings 3 & 4 Subordinate Loans.

(7)	The Administrative Cost Rate includes the respective per annum rates applicable to the calculation of the servicing fee, any sub-servicing fee, trustee/certificate administrator fee, operating advisor fee, and CREFC® license fee with respect to each Mortgage Loan. For purposes of this Annex A-1, the definition of Administrative Fee Rate as it relates to any Non-Serviced Mortgage Loan includes the related Pari Passu Loan Primary Servicing Fee Rate which includes the “primary servicing fee rate” (as defined or set forth in the applicable pooling and servicing agreement) and any other related servicing or any sub-servicing fee rate (other than those payable to the applicable special servicer) applicable to such Non-Serviced Mortgage Loan that constitutes a portion of the “servicing fee rate” applicable to the other master servicer under the applicable other pooling and servicing agreement. See “Summary of Terms – Offered Certificates – Servicing and Administration Fees – Non-Serviced Whole Loans” in this Preliminary Prospectus.

(8)	Annual Debt Service ($), Monthly Debt Service ($), Underwritten NOI DSCR and Underwritten NCF DSCR for Mortgage Loans (i) except as described above for loans with planned amortization, with partial interest only periods are shown based on the monthly debt service payment immediately following the expiration of the interest only period and (ii) that are interest only until the related maturity date are shown based on the interest only payments during the 12 month period following the Cut off Date (or, in the case of Monthly Debt Service ($), the average of such interest only payments) without regard to leap year adjustments.

(9)	“Hard” generally means each tenant is required to transfer its rent directly to the lender controlled lockbox account. However, with respect to hospitality properties, “Hard” means all credit card receipts are deposited directly into the lockbox by the card processing company and all over the-counter cash and equivalents are required to be deposited by the property manager or borrower into the lockbox. “Soft” means the borrower has established a lockbox account that will be under lender control and the borrower or property manager is required to collect rents from the tenants and then deposit those rents into such lockbox account. “Springing Soft” means that upon the occurrence of a trigger event (as specified in the related Mortgage Loan Documents), the borrower is required to establish a lockbox account that will be under lender control and the borrower or property manager is required to collect rents from the tenants and then deposit those rents into such lockbox account. “Springing Hard” means that upon a trigger event (as specified in the related Mortgage Loan Documents), each tenant will be required to transfer its rent directly to a lender controlled lockbox. “Soft Springing Hard” means the borrower has established a lockbox account that will be under lender control and the borrower or property manager is required to collect rents from the tenants and then deposit those rents into such lockbox account, but upon a trigger event (as specified in the related Mortgage Loan Documents), each tenant will be required to transfer its rent directly to a lender controlled lockbox.

(10)	In Place” means that related property cash flows go through a waterfall of required reserve or other payment amounts due before the lender either (i) disburses excess cash to the related borrower or (ii) retains excess cash as additional collateral for the Mortgage Loan. “Springing” means that upon the occurrence of a trigger event, as defined in the related Mortgage Loan Documents, In Place cash management (as described above) will take effect, and will generally continue until all trigger events are cured (to the extent a cure is permitted under the related Mortgage Loan Documents).

Loan No. 9 – Wind Creek Leased Fee – The Wind Creek Leased Fee Whole Loan requires a hard lockbox and in place cash management. The borrower is required to establish a cash management account (which will also function as a lockbox account), and enter into a cash management agreement, within 45 days of the loan origination date.

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(11)

With respect to the loans referenced below structured with A/B Notes, the Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms) ($) calculations exclude the subordinate secured debt.

●    Loan No. 2 – Woodlands Mall

●    Loan No. 10 – Moffett Towers II – Buildings 3 & 4

●    Loan No. 11 – The Citizen Hotel Sacramento

(12)	Loan No. 1 – 888 Figueroa – The increase from Most Recent NOI($) (if past 2018) to Underwritten NOI ($) is primarily due to six new tenants for a total of approximately $1.87 million in U/W Base Rent. This is comprised of GSA: Office of Disability Adjudication & Review ($578,707 U/W Base Rent), State of CA: Dept of Rehabilitation ($537,360 U/W Base Rent), State of CA: Dept of Social Services-State Hearings ($348,720 U/W Base Rent), State of CA: Dept of Social Services ($236,200 U/W Base Rent), Dr. Jennifer Nguyen, DDS ($75,652 U/W Base Rent) and James Y. Wang MD ($96,478 U/W Base Rent). In addition, United Valet Parking, Inc. recently signed an amendment which increased annual rent by $420,000 effective May 1, 2019.

Loan No. 4 – Uline Arena –The increase from Historical NOI to Underwritten NOI ($) is primarily due to recently executed leases. U/W Base Rent includes contractual first year rent associated with Pact, Inc. ($2,300,388) and WHYHOTEL, Inc. ($340,250), which tenants have signed leases but are not yet in occupancy or paying rent. At origination, the Uline Arena borrower deposited $1,781,999 million into a gap rent reserve, which represents the total gap rent for Pact, Inc. and WHYHOTEL, Inc. Additionally, the increase in U/W Base Rent from T-12 5/31/2019 includes $2,075,116 of rent attributed to four new leases (15.8% of NRA) and one lease extension (19.3% of NRA) at the Uline Arena Property since April 2019. At origination, the Uline Arena borrower reserved $3,228,430 in a free rent reserve in connection with these leases.

Loan No. 7 – 505 Fulton Street – The increase from Most Recent NOI($) (if past 2018) to Underwritten NOI ($) is attributable to $245,250 of contractual rent steps through September 1, 2019 for H&M and $277,778 which represents the present value of rent steps for Old Navy. In addition, in December of 2018, H&M indicated that they had overpaid their percentage rent by $708,739. Subsequently, the landlord gave them a credit for $227,083 in December. In 2019, after further review, they H&M indicated that they had overpaid their percentage rent by an additional $236,754 for which they received a credit from January-April 2019, which represents the decrease in base rent in Most Recent NOI($) (if past 2018) The credit for their overpaid percentage rent is fully used. H&M is not currently paying percentage rent.

Loan No. 16 - 1440 N Dayton – The increase from Most Recent NOI($) (if past 2018) to Underwritten NOI ($) is primarily attributable to new leasing at the Mortgaged Property following the gut renovation and addition of the fourth floor that occurred between 2016 and 2018 with the first tenant taking occupancy in May 2017.

Loan No. 23 – Cypress Corporate Plaza – The increase from Most Recent NOI($) (if past 2018) to Underwritten NOI ($) is primarily attributable to leases executed in April 2019 accounting for 13.7% of NRA and 14.0% of Underwritten Base Rent at the Mortgaged Property, respectively.

Loan No. 28 – Crown on 7th – The increase from Most Recent NOI ($) to Underwritten NOI ($) is primarily attributable to new leasing at the Mortgaged Property.

(13)	The grace periods noted under “Grace Period” reflect the number of days of grace before a payment default is an event of default. Certain jurisdictions impose a statutorily longer grace period. Certain of the Mortgage Loans may additionally be subject to grace periods with respect to the occurrence of an event of default (other than a payment default) and/or commencement of late charges which are not addressed in Annex A 1 to this Preliminary Prospectus.

Loan No. 2 — Woodlands Mall - A grace period of one business day for monthly debt service is permitted once in every 12 month period.

(14)	In certain cases, in addition to an “as-is” value, the appraisal states an “as complete” or “as-stabilized” or “hypothetical” value for the related Mortgaged Property that assumes that certain events will occur with respect to retenanting, construction, renovation or repairs at such Mortgaged Property. The Appraised Value set forth on Annex A-1 is the “as-is” value unless otherwise specified in this Preliminary Prospectus. With respect to the Mortgaged Properties that secure the Mortgage Loans listed in the following table, the respective Cut-off Date LTV

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Ratio was calculated using the related “as complete”, “as-stabilized” or “hypothetical” Appraised Values, as opposed to the “as-is” Appraised Values, each as set forth in the following table:

Mortgage Loan	% of initial Pool Balance	Mortgage Loan Cut-off Date LTV Ratio (Other Than “As-Is”)	Mortgage Loan LTV Ratio at Maturity or ARO Ratio (Other Than “As-Is”)	Appraised Value (Other Than “As-Is”)	Mortgage Loan Cut-off Date LTV Ratio (“As-Is”)	Mortgage Loan LTV Ratio at Maturity or ARD Ratio (“As-ls”)	Appraised Value (“As-ls”)
888 Figueroa(1)	9.2%	54.8%	54.8%	$210,000,000	56.1%	56.1%	$205,000,000
Uilne Arena(2)	5.2%	56.6%	56.6%	$212,000,000	61.9%	61.9%	$194,000,000
Moffett Towers II – Buildings 3 & 4(3)	4.2%	44.3%	44.3%	$790,000,000	48.2%	48.2%	$726,000,000
The Citizen Hotel Sacramento(4)	4.2%	53.4%	53.4%	$63,700,000	59.3%	59.3%	$57,300,000
1440 N Dayton(5)	2.3%	64.2%	64.2%	$29,600,000	66.0%	66.0%	$28,800,000
Visions Hotel Portfolio II(6)	2.1%	59.2%	48.0%	$105,000,000	63.7%	51.6%	$97,600,000
Hilton Garden Inn Sugarland(7)	2.1%	54.5%	48.6%	$30,800,000	69.1%	61.6%	$24,300,000
The Real Real(8)	1.8%	65.0%	65.0%	$22,400,000	71.4%	71.4%	$20,400,000
Holiday Inn Express – Bluffton(9)	1.1%	61.3%	56.0%	$14,100,000	78.5%	71.8%	$11,000,000

(1) The Appraised Value (Other Than As-Is) reflects the “Hypothetical As-Leased value” appraised value, as of April 18, 2019, which assumes that (i) with respect to Suites 360, 700 and 900, the State of California and (ii) with respect to Suite 800, the GSA have taken occupancy and are paying rent and all lease up costs were incurred. Reserves were taken at origination for outstanding free rent for GSA and for all outstanding tenant improvements and leasing commissions.

(2) The Appraised Value (Other Than As-Is) is based on the “prospective value upon completion” appraised value as of July 1, 2021, which assumes that all tenants with executed leases are in occupancy and paying rent. The occupancy as of July 26, 2019 is 92.1%, which includes 69,901 sq. ft. that is leased to three different tenants but not yet occupied by such tenants. In addition, pursuant to certain leases, certain tenants are now or will at a future date be in a full or partial rent abatement period. At origination, the borrower reserved approximately $1.8 million for gap rent (related to the period prior to rent commencement with respect to two tenants) and $7.5 million for free (or partial) rent obligations (related to current or future rent abatement provisions in certain leases). The “as is” appraised value is $194 million.

(3) The Appraised Value (Other Than As-Is) is based on the “prospective market value upon stabilization” appraised value as of December 1, 2019 and January 1, 2020, which assumes that any remaining construction costs have been paid and that Facebook, the sole tenant, has taken occupancy, completed construction, and commenced rental payments (expected January 1, 2020 for Building 3 and December 1, 2019 for Building 4, pursuant to its leases). At origination, the borrower reserved $23,165,933 for remaining construction costs and $16,127,329 representing 100% of the free rent. The “as-is” appraised value of the Mortgaged Property as of May 3, 2019 was $726.0 million. The appraisal also employs the extraordinary assumption that the Mortgaged Property can be subdivided so that each building can be sold separately. Additionally, the Loan-to-Value Ratio is calculated including any related Pari Passu Companion Loans, but excludes the related Subordinate Companion Loans.

(4) The Appraised Value (Other Than As-Is) represents the “as complete” value of $63,700,000, effective July 1, 2020, which assumes the completion of certain required PIP at the Mortgaged Property. At origination, the borrower reserved $6,147,912, representing approximately 125% of the anticipated cost of completion of the PIP.

(5) The Appraised Value (Other Than As-Is) reflects the “Hypothetical As-Leased value” Appraised Value, as of May 28, 2019, which assumes that all lease-up costs for Ann & Robert H. Lurie Children’s Hospital of Chicago, Nth Degree Fitness and Codeverse, the first, third and fourth largest tenants, representing approximately 73.1% of NRA in the aggregate, have been expended. Reserves of approximately $859,308 were taken at origination for all outstanding free rent and tenant improvements and leasing commissions.

(6) The Appraised Value (Other Than As-Is) reflects an approximate 5.3% portfolio premium to the aggregate “As-Is” and “Hypothetical – As-Complete” Appraised Value of the individual Mortgaged Properties and an approximate 7.6% premium to the aggregate “As-Is” Appraised Value of the individual Mortgaged Properties. The aggregate “As-Is” and “Hypothetical – As-Complete” Appraised Value for the individual Mortgaged Properties as of May 1, 2019 is $99,700,000, based on the “As-Is” Appraised Value of each Mortgaged Property other than the Fairfield Inn Watertown Mortgaged Property and Candlewood Suites Watertown Mortgaged Property, for which “Hypothetical – As-Complete Market Values” of $8,100,000 and $7,500,000 (that assume scheduled property improvement plans have been completed at each property) are used. Based on such “Hypothetical – As Complete Market Values” and the “As-Is” Appraised Values of the other Mortgaged Properties, the Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD Ratio are 62.4% and 50.7%, respectively. At origination, the related borrower deposited $500,000 and $1,400,000 for PIP work at the Fairfield Inn Watertown Mortgaged Property and the Candlewood Suites Watertown Mortgaged Property, respectively. The “As-Is” Appraised Values for the Fairfield Inn Watertown Mortgaged Property and the Candlewood Suites Watertown Mortgaged Property are $7,500,000 and $6,000,000, respectively.

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(7) The Appraised Value (Other Than As-Is) reflects the “As-Complete” Appraised Value, as of December 7, 2019, which assumes completion of the franchisor-mandated PIP at the Mortgaged Property. At origination, the borrower deposited $5,264,750 with the lender, for the cost to complete the PIP at the Mortgaged Property.

(8) The Appraised Value (Other Than As-Is) is based on the “Prospective at Stabilization” appraised value as of December 1, 2019, which assumes the Mortgaged Property has achieved stabilization as of the future date. The appraisal notes that the Mortgaged Property may or may not achieve stabilization as of that date, and that four months of free rent remain after the stabilization date. The appraisal also notes that its prospective value by default assumes the tenant is in place and paying rent, and also that the Mortgaged Property has a certificate of occupancy and all final city approvals for use as a creative office. The tenant is expected to take occupancy in or around August 2019. The tenant has three months of free rent from September through November 2019, totaling $320,652, which was reserved for at origination. The tenant also has free rent for the months of August and September 2020 and August and September 2021, which were not reserved for at origination, other than an initial deposit of $80,000. The borrower is required to deposit with the lender $11,147 on each payment date from August 2019 through July 2020, and $17,814 on each payment date from August 2020 through July 2021, to be held and applied to pay the foregoing free rent for 2020 and 2021. The “as is” appraised value of the Mortgaged Property as of May 20, 2019 was $20,400,000.

(9) The Appraised Value (Other than As-Is) represents the “as complete” value of $14,100,000 as of June 11, 2020, which assumes the completion of certain required PIP at the Mortgaged Property. At origination, the borrower reserved $2,865,776, representing approximately 110% of the anticipated cost of completion of the PIP.

(15)	Loan No. 9 – Wind Creek Leased Fee – The Net Rentable Area (SF/Units/Rooms) shown is based on the total square footage of the land.

Loan No. 9 – Wind Creek Leased Fee – The Cut-off Date LTV and LTV Ratio at Maturity or ARD Ratios are based on the “as is” appraised value of the leased fee interest. The “as is” appraised value, inclusive of the Wind Creek Casino and Resort Bethlehem improvements is $1.14 billion, which results in a Cut-off Date LTV Ratio of 12.9%.

(16)	Prepayment Provisions are shown from the respective Mortgage Loan First Payment Date.

“L(x)” means lock-out for x payments.
“D(x)” means may be defeased for x payments.
“YM(x)” means may be prepaid for x payments with payment of a yield maintenance charge.
“YM1(x)” means may be prepaid for x payments with payment of the greater of a yield maintenance charge and 1% of the amount prepaid.
“DorYM1(x)” means may be prepaid for x payments with either defeasance or a yield maintenance charge or 1% of the amount prepaid.
“O(x)” means freely prepayable for x payments, including the maturity date or anticipated repayment date.

Certain of the Mortgage Loans permit the release of a portion of a Mortgaged Property (or an individual Mortgaged Property, in connection with a portfolio Mortgage Loan) under various circumstances, as described in this Preliminary Prospectus. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” in this Preliminary Prospectus. In addition, certain of the Mortgage Loans permit the borrower to prepay a portion of the Mortgage Loan to avoid or cure a cash sweep period due to a low debt yield or debt service coverage ratio trigger. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Voluntary Prepayments” in this Preliminary Prospectus.

(17)	Loan No. 1 – 888 Figueroa – The lockout period will be at least 25 payment dates beginning with and including the first payment date of August 1, 2019. The borrower has the option to (i) prepay the full $115.0 million 888 Figueroa Whole Loan after August 31, 2021, with payment of a yield maintenance premium, or (ii) defease the full $115.0 million 888 Figueroa Whole Loan at any time after the date that is the earlier to occur of (i) 25 payments after the closing date of the securitization that includes the last pari passu note to be securitized or (ii) August 1, 2023. For the purposes of this Preliminary Prospectus, the assumed lockout period of 25 payments is based upon the expected CD 2019-CD8 securitization closing date in August 2019. The actual lockout period may be longer.

Loan No. 2 – Woodlands Mall – The lockout period will be at least 24 payments beginning with and including the first payment date of September 1, 2019. The borrower has the option to defease the full $425.0 million Woodlands Mall Whole Loan after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) the third anniversary of the first payment date. The actual lockout period may be longer.

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Loan No. 4 – Uline Arena – The lockout period for defeasance will be at least 24 payment dates beginning with and including the first payment date of September 6, 2019. Defeasance of the full $120.0 million Uline Arena Whole Loan is permitted after the date that is the earlier to occur of (i) September 6, 2022 or (ii) two years after the closing date of the securitization that includes the last pari passu note to be securitized. The assumed defeasance lockout period of 24 payments is based on the expected CD 2019-CD8 securitization closing date in August 2019. The actual defeasance lockout period may be longer. In the case of a prepayment using Yield Maintenance, there is no lockout period.

Loan No. 7 – 505 Fulton Street - The lockout period will be at least 25 payment dates beginning with and including the First Due Date of August 6, 2019. Defeasance of the full $85.0 million 505 Fulton Whole Loan is permitted after the date that is the earlier to occur of (i) July 8, 2022 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 25 payments is based on the expected CGCMT 2019-GC41 securitization closing date in August 2019. The actual lockout period may be longer

Loan No. 8 – Pharr Town Center - The lockout period will be at least 24 payment dates beginning with and including the first payment date of September 6, 2019. Defeasance of the full $70.0 million Pharr Town Center Whole Loan is permitted after the date that is the earlier to occur of (i) July 8, 2022 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 24 payments is based on the expected CD 2019-CD8 securitization closing date in August 2019. The actual lockout period may be longer.

Loan No. 9 – Wind Creek Leased Fee – The lockout period will be at least 24 payment dates beginning with and including the first payment date of September 6, 2019. Defeasance of the full $146.6 million Wind Creek Leased Fee Whole Loan is permitted after the date that is the earlier to occur of (i) July 23, 2022 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 24 payments is based on the expected CD 2019-CD8 securitization closing date in August 2019. The actual lockout period may be longer.

Loan No. 10 – Moffett Towers II – Buildings 3 & 4 – The lockout period will be at least 25 payment dates beginning with and including the first payment date of August 6, 2019. Defeasance of the full $505.0 million Moffett Towers II – Buildings 3 & 4 Whole Loan is permitted after the date that is the earlier to occur of (i) June 19, 2022 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 25 payments is based on the expected CD 2019-CD8 securitization closing date in August 2019. The actual lockout period may be longer.

Loan No. 15 – Liberty MA Portfolio – The lockout period for defeasance will be at least 24 payment dates beginning with and including the first payment date of September 1, 2019. Following the lockout period, the borrower has the right to defease the Whole Loan in whole, but not in part, on any date after August 31, 2021. The lockout period will expire on the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized or (ii) June 1, 2023. The assumed lockout period of 24 months is based on the expected CD 2019-CD8 securitization closing date in August 2019. The actual lockout period may be longer.

Loan No. 18 – Visions Hotel Portfolio II – The lockout period will be at least 25 payment dates beginning with and including the first payment date of August 6, 2019. Defeasance of the full $62.2 million Visions Hotel Portfolio II Whole Loan is permitted after the date that is the earlier to occur of (i) June 11, 2022 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 25 payments is based on the expected CD 2019-CD8 securitization closing date in August 2019. The actual lockout period may be longer.

(18)	Partial release in connection with a partial prepayment or partial defeasance or substitution or a free release is permitted for the following loans. See “Description of the Mortgage Pool – Certain Terms of the Mortgage Loans – Partial Releases” in this Preliminary Prospectus for the terms of the releases.

● Loan No. 2 – Woodlands Mall

● Loan No. 15 – Liberty MA Portfolio

● Loan No. 18 – Visions Hotel Portfolio II

● Loan No. 20 - Timlin Portfolio

(19)	Loan No. 3 – Hilton Penn’s Landing - The initial term of the borrower’s ground lease with the Delaware River Waterfront Corporation expires in October 2029, at which point there are two (2) remaining extension options. The

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first extension option is for a term of 24 years, and the second for a term of 21 years and 7 months, providing for over 55 years of fully-extended term remaining. Annual rent through the remainder of the current term is fixed at $205,000. Annual rent during the first extension period increases to $292,000, and annual rent during the second extension period increases to $503,000.

Loan No. 18 – Visions Hotel Portfolio II – The Visions Hotel Portfolio II has three properties, Holiday Inn & Suites Rochester Marketplace, Home2 Suites Rochester Henrietta and Candlewood Suites Sayre, that operate under a ground lease. The Holiday Inn & Suites Rochester Marketplace ground lease expires in August 2050 and has no extension options. Annual rent under the Holiday Inn & Suites Rochester Marketplace ground lease is currently estimated by the appraiser to be $73,675 and is subject to increases as described in the ground lease. The Home2 Suites Rochester Henrietta ground lease expires in December 2051 and has no extension options. Annual rent under the Home2 Suites Rochester Henrietta ground lease is currently estimated by the appraiser to be $69,396 and is subject to increases as described in the ground lease. The intial term of the Candlewood Suites Sayre ground lease expires in December 2041, at which point there are four (5) remaining extension options. All four extension options are for a term of five (5) years. Annual rent under the Candlewood Suites Sayre ground lease is currently $59,400 and is subject to increases as described in the ground lease.

(20)	Loan No. 1 – 888 Figueroa – The 2nd Largest Tenant, State of CA, leases 49,180 sq. ft. at the Mortgaged Property that is comprised of six different suites (five different state agencies) with Lease Expirations that range from 2023 to 2027 (5,565 sq. ft. in 2023, 16,412 sq. ft. in 2024, 9,133 sq. ft. in 2026, and 18,070 sq. ft. in 2027). The 3rd Largest Tenant, GSA, leases a total of 42,610 sq. ft. of space that is comprised of seven different suites (all different agencies) with Lease Expirations that range from 2024 to 2029 (8,638 sq. ft. in 2024, 2,079 sq. ft. in 2025, 4,624 sq. ft. in 2026, 10,921 sq. ft. in 2027, 1,902 sq. ft. in 2028 and 14,446 sq. ft. in 2029). See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations—Other” in this Preliminary Prospectus.

Loan No. 14 – Boca Raton Design Center – The 5th Largest Tenant, Merle Wood Associates, leases 3,200 sq. ft. of space that expires on March 31, 2020 and 2,600 sq. ft. of space that expires on April 30, 2020.

Loan No. 23 – Cypress Corporate Plaza – The 2nd Largest Tenant, Rockwell Automation, leases 15,090 sq. ft. of space for which the lease term expires on November 22, 2023, and an additional 2,532 sq. ft. of space for which the lease term expires on September 22, 2023.

Loan No. 30 – Floresta – The 2nd Largest Tenant, All American Finishing, leases 13,330 sq. ft. of space that expires on August 14, 2019 and 4,935 sq. ft. of space that expires on August 31, 2020.

(21)	Loan No. 1 - 888 Figueroa – The Largest Tenant, NBC Operating (TJX Companies), has a one-time right to terminate its lease effective January 31, 2029 if the landlord cannot accommodate tenant’s request for a premises expansion. The 2nd Largest Tenant, State of CA leases six different suites, which include: the entire 2nd floor (16,412 sq. ft. expiring in 2024; on-going termination option beginning in 2020); 9,133 sq. ft. on the 3rd floor expiring in 2026 (on-going termination option beginning in 2022); 7,205 sq. ft. on the 7th floor expiring in 2027 (on-going termination option beginning in 2023); 10,865 sq. ft. on the 9th floor expiring in 2027 (on-going termination option beginning in 2023); and 5,565 sq. ft. on the 20th floor expiring in 2023 (on-going termination option beginning in November 2019). All termination options are subject to notice periods ranging from 30 days to 60 days. The 3rd Largest Tenant, GSA, leases seven different suites, which include: 6,555 sq. ft. on the 4th floor expiring in 2027 (on-going termination option in 2022); 2,079 sq. ft. on the 6th floor expiring in 2025 (on-going termination option beginning in 2020); 14,446 sq. ft. on the 8th floor expiring in 2029 (on-going termination option beginning in 2024); 4,366 sq. ft. on the 10th floor expiring in 2027 (on-going termination option beginning in 2022); 4,624 sq. ft. on the 11th floor expiring in 2026 (on-going termination option beginning in 2021); 8,638 sq. ft. on the 17th floor expiring in 2024 (termination option at any time with 90 days’ notice); and 1,902 sq. ft. on the 20th floor expiring in 2028 (on-going termination option beginning in 2023). All termination options are subject to notice periods ranging from 30 days to 120 days. Additionally there are termination options for Suites 700 and 900 if not delivered on time.

Loan No. 2 – Woodlands Mall - The Largest Tenant, Forever 21, has the right to terminate its lease at any time upon 180 days’ notice and payment of a termination fee equal to twelve months of minimum annual rent.

Loan No. 4 – Uline Arena – The 5th Largest Tenant, Antunovich Associates, has a one-time right to terminate its lease on October 1, 2025 if the tenant has not exercised its right of first offer to lease the space directly contiguous to the leased premises, provided Antunovich Associates provides the Uline Arena Borrower with 12 months prior written notice.

Loan No. 5 - 171 N Aberdeen – The 2nd Largest Tenant, Industrious, has a one-time right to terminate its lease effective April 30, 2026 with 12 months’ notice and payment of a termination fee equal to the unamortized tenant improvement allowance, rental abatement and leasing commissions discounted at an 8.0% rate. The 3rd Largest

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Tenant, Northwestern Memorial Hospital, has a one-time right to terminate its lease effective August 31, 2025 with nine months’ notice and payment of a termination fee equal to $341,586.56.

Loan No. 6 – Lakewood Square – The largest tenant, Hobby Lobby, has the right to terminate its lease at any time upon six months’ notice, provided that Hobby Lobby is not in default under its lease, if Hobby Lobby determines that the premises has become uneconomical for its current use.

Loan No. 13 – Victory Plaza – The Largest Tenant, Vallarta Supermarket, has a one-time right to terminate its lease effective November 30, 2022 if it is unable to obtain permits for tenant’s work by December 31, 2019 (“Required Permit Date”) by providing written notice to landlord on or prior to the Required Permit Date. In the event of such termination, (i) tenant may not proceed with tenant’s work and landlord shall have no TI allowance obligation ($1,000,000); and (ii) rent shall remain at $4.24 per sq. ft. from December 1, 2019 through November 30, 2022 (vs. bumping up to $7.49 per sq. ft.). The 5th Largest Tenant, US Renal Care, is currently terminable by either party upon written notice delivered to the other party by August 23, 2019. In addition, if the borrower fails to deliver the premises within 90 days after the required delivery date, US Renal Care has the right to terminate upon written notice; however, if the borrower causes the term commencement to occur within 10 business days after receipt of written notice, the termination notice is null and void. US Renal Care also has a one-time right to terminate its lease in year five of its lease term with written notice any time during the first 60 day of the 5th lease year and payment of a termination fee equal to the sum of (i) the unamortized amount of the tenant improvement allowance and leasing comissions, (ii) six months of minimum rent and estimated reimbursement charges that would have been payable by tenant during the six month period after the effective termination date and (iii) unamortized amount of the broker commissions paid by the lender.

Loan No. 16 – 1440 N Dayton – The 4th Largest Tenant, Codeverse, has a one-time right to terminate its lease effective June 30, 2024 with 9 months’ notice and payment of a termination fee equal to nine monthly base rent payments plus nine monthly escalation rent payments in addition to the unamortized amount, as of the early termination date, of the brokerage commissions and legal fees paid or incurred by landlord as well as all rent abatements and cash allowances provided by landlord which unamortized costs include interest at a rate of 8.0% per annum.

Loan No. 23 – Cypress Corporate Plaza – The 2nd Largest Tenant, Rockwell Automation, has a termination option commencing the last day of the 36th full calendar month of its lease (July 26, 2021), upon at least 180 days notice and payment of a termination fee. The 4th Largest Tenant, Tad PGS, has a termination option commencing the last day of the 48th full calendar month of its lease (February 3, 2022) upon at least 270 days notice and payment of a termination fee.

(22)	The following major tenants (listed on Annex A-1) are currently subleasing all or a significant portion of its leased space:

Loan No. 4 – Uline Arena – The Largest Tenant at the Uline Arena Property, Recreational Equipment, Inc., has subleased 1,052 sq. ft. of its space to La Columbe, which uses the space to operate a coffee shop within Recreational Equipment, Inc. La Columbe’s sublease expires in January 2027 and includes one five-year extension option. Under the sublease, La Columbe has an option to terminate if it fails to meet or exceed $600,000 in gross receipts for any calendar year after the fourth sublease year (2020) and Recreational Equipment, Inc. has a right to terminate the sublease if La Columbe fails to produce its gross receipt report. Notwithstanding the sublease, Recreational Equipment, Inc. remains liable for its obligations under the primary lease with the Uline Arena borrower.

Loan No. 5 - 171 N Aberdeen – The 3rd Largest tenant, Northwestern Memorial Hospital (5.0% of NRA), subleases its entire leased space to an affiliate, Northwestern Medical Faculty Foundation d/b/a Northwestern Medical Group.

Loan No. 24 - Bountiful Plaza – The Largest Tenant, Savers, (37.5% of NRA), subleases its space to DownEast through April 30, 2024, which is one month prior to the Savers lease expiration.

(23)	Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy may not be in physical occupancy, may not have begun paying rent or may be in negotiation. With respect to the largest 15 Mortgage Loans and certain tenants representing more than 25% of the NRA of a Mortgaged Property, see “Description of the Mortgage Pool—Tenant Issues—Other” in this Preliminary Prospectus.

The tenants shown in the Annex A-1 have signed leases but may or may not be open for business as of the Cut-off Date of the securitization.

A-1-20

Loan No. 1 – 888 Figueroa – The 2nd Largest Tenant, the State of California (“State of CA”), is leasing 49,180 sq. ft. of space through six separately leased suites, three of which, totaling 23,008 sq. ft. (5.7% of NRA), are not yet in occupancy. The State of CA is projected to take occupancy of and begin paying rent for said three suites between September 2019 and November 2019. In addition, the 3rd Largest Tenant, the General Services Administration (“GSA”), is leasing 42,610 sq. ft. of space through seven separately leased suites, one of which, consisting of 14,446 sq. ft. (3.58% of NRA), is not yet in occupancy or paying rent. The GSA is projected to take occupancy in November 2019. The GSA has four months of free rent for this suite.

Loan No. 4 – Uline Arena – The 3rd Largest Tenant, Pact, Inc., executed a lease in April 2019 for 37,144 sq. ft. of traditional office space and 1,993 sq. ft. of mezzanine office space, each of which expire in April 2035 and include one five-year renewal option and no termination options. The Pact, Inc. space is currently being built out, and Pact. Inc. is not in occupancy or paying rent under the lease. Per the terms of the Pact, Inc. lease, Pact, Inc. is required to take occupancy and begin paying rent by May 1, 2020 (absent construction delays caused by the landlord). With respect to the 1,993 sq.ft of mezzanine office space, such space requires government approval before any construction may commence. In the event the tenant does not receive government approval for all or a portion of the space, the total space leased by Pact, Inc. may be reduced.

Loan No. 4 – Uline Arena – The 4th Largest Tenant, Davis Memorial Goodwill, executed its lease in April 2019. It expires in July 2035, and includes one five-year renewal option and no termination options. Davis Memorial Goodwill is in the process of building out its space and is not yet in occupancy. Davis Memorial Goodwill is anticipated to take occupancy in October 2019.

Loan No. 10 – Moffett Towers II – Buildings 3 & 4 – The Sole Tenant, Facebook, has not completed its build-out. The leases commenced when Facebook took possession on May 1, 2019 with respect to Building 4 and June 1, 2019 with respect to Building 3. Facebook is required to begin paying rent on the rent commencement date, which is expected to occur on December 1, 2019 with respect to Building 4 and January 1, 2020 with respect to Building 3. At origination, the borrower funded a reserve in the amount of $16,127,329 in connection with such free rent periods. In addition, total rental income is inclusive of straight-line office rent and straight-line amenities rent.

Loan No. 13 – Victory Plaza – The 5th Largest Tenant, US Renal Care, executed a lease after loan origination and is not in occupancy or paying rent. The US Renal Care lease is expected to commence upon delivery of the possession of the premises to US Renal Care with the borrower’s work substantially completed, which delivery is required to occur within six weeks after the issuance of permits for the borrower’s work. Rent will commence 120 days from lease commencement.

Loan No. 21 –The Real Real—The Sole Tenant, The Real Real, is not yet in occupancy. The tenant is expected to take occupancy in or around August 2019. The tenant has three months of free rent from September through November 2019, totaling $320,652, which was reserved for at origination. The tenant also has free rent for the months of August and September 2020 and August and September 2021, which were not reserved for at origination, other than an initial deposit of $80,000. The borrower is required to deposit with the lender $11,147 on each payment date from August 2019 through July 2020, and $17,814 on each payment date from August 2020 through July 2021, to be held and applied to pay the foregoing free rent for 2020 and 2021.

(24)	The following loans have one or more borrowers that own all or a portion of the related Mortgaged Property as tenants-in-common. See “Description of the Mortgage Pool – Mortgage Pool Characteristics – Tenancies-in-Common” in this Preliminary Prospectus for further information.

● Loan No. 23 – Cypress Corporate Plaza

● Loan No. 24 – Bountiful Plaza

● Loan No. 26 – Walmart Palm Desert

(25)	All upfront reserve balances reflect the upfront reserve amount at loan origination. The current balance may be less than the amount shown.

(26)	All ongoing reserve balances reflect the ongoing reserve amount at loan origination. The current balance may be greater than or less than the amount shown. Monthly reserves required to be deposited in such accounts may be capped pursuant to the related Mortgage Loan documents.

Loan No. 3 – Hilton Penn’s Landing - Monthly seasonality reserve deposits will commence in September of the first year of the Mortgage Loan term, three months prior to the annual shortfall period (which is December through

A-1-21

February). The monthly deposits are equivalent to one third of the annual seasonality reserve (115.0% of the estimated total debt service shortfall).

Loan No. 4 – Uline Arena - The Uline Arena borrower is required to make monthly deposits in an amount equal to $20,698 into a rollover reserve account, subject to a cap of $496,762. The cap will be suspended if (i) occupancy at the Uline Arena Property falls below 80.0%, (ii) the debt service coverage ratio falls below 1.15x, or (iii) a cash trap period occurs.

Loan No. 9 – Wind Creek Leased Fee - On a monthly basis, immediately following the date on which a quarterly installment of base rent is paid under the ground lease (other than the first installment of rent due on July 30, 2019 under the ground lease documents), the borrower is required to deposit an amount equal to the monthly debt service payment amount due on each of the next two succeeding monthly payment dates, which amounts are required to be transferred into the interest reserve account.

Loan No 12 – Crescent Club – Monthly replacement reserve deposits will be suspended after the amount of funds in the replacement reserve equals or exceeds $100,000. After the amount of funds in the replacement reserve is less than $75,000, monthly replacement reserve deposits will be reinstated until the amount of funds in the replacement reserve again equals or exceeds $100,000.

Loan No. 15 – Liberty MA Portfolio - The borrower will not be obligated to make the monthly TI/LC reserve deposit at such time that (i) no event of default is continuing, (ii) the Central MA Spec. Ed. lease is extended for three years past the maturity date of the Liberty MA Portfolio Whole Loan, such extension is acceptable to the lender, and Central MA Special Education delivers an acceptable estoppel to the lender, and (iii) the debt service coverage ratio is greater than or equal to 1.25x.

(27)	Loan No. 3 – Hilton Penn’s Landing - With respect to Mortgage Loan No. 3, Hilton Penn’s Landing, the borrowers are required to make monthly seasonal working capital reserve deposits equal to $483,334 in September through November of 2019, and thereafter, on each monthly payment date from June through November of each year, the borrower is required to make monthly deposits of $241,667.

Loan No. 10 – Moffett Towers II – Buildings 3 & 4 - The Monthly Other Reserves ($) are capped at $24,544,310 (i.e., $35.00 per rentable square foot that is leased pursuant to the lease sweep lease in existence on the date hereof); or (ii) with respect to a lease sweep trigger continuing solely pursuant to clause (i)(b) of the defined term lease sweep period, $35.00 per rentable square foot of terminated space; or (iii) with respect to a lease sweep trigger continuing pursuant to a dark period event (clause (i)(c) of the defined term “Lease Sweep Period”), whether or not a lease sweep trigger pursuant to clauses (i)(b) and/or (i)(d) of the defined term “Lease Sweep Period” is concurrently continuing, $50.00 per rentable square foot of dark space; or (iv) with respect to a lease sweep trigger continuing pursuant to a Facebook downgrade event (clause (i)(f) of the defined term “Lease Sweep Period”), whether or not a lease sweep trigger pursuant to clauses (i)(b), (i)(c) and/or (i)(d) of the defined term “Lease Sweep Period” is concurrently continuing, $35,063,300.

Loan No. 18 – Visions Hotel Portfolio II - With respect to Mortgage Loan No. 18, Visions Hotel Portfolio II, the borrowers are required to make monthly FF&E deposits equal to 1/12 of: (i) 2% of annual gross revenue for the first two years of the loan term, (ii) 3% of annual gross revenue for the third, fourth and fifth years of the loan term and (iii) 4% of annual gross revenue thereafter.

Loan No. 24 - Bountiful Plaza – In the event either Savers or Planet Fitness fail to renew their leases 12 months prior to their respective lease expirations, the borrower is required to deposit either cash or a letter of credit in an amount equal to $120,000. If the borrower does not deposit said funds by June 1, 2023, then commencing on July 1, 2023 and continuing until November 1, 2023, the borrower must deposit $24,000 per month. In the event either Savers or Planet Fitness still has not renewed their leases six months prior to their respective lease expirations, the borrower must deposit either cash or a letter of credit in an amount equal to an additional $120,000. If the borrower does not deposit said funds by December 1, 2023, then commencing on January 1, 2024 and continuing until May 1, 2024, the borrower must deposit $24,000 per month. Failure to make said deposits will constitute a trigger event under the Bountiful Plaza loan documents.

(28)	Loan No. 1 – 888 Figueroa – On each payment date, the borrower is required to deposit $5,050 into a replacement reserve subject to a cap of $60,600. If during the loan term, the debt service coverage ratio is less than 1.25x, the monthly deposit is required to increase to $6,733 subject to a cap of $80,797. On each payment date, the borrower is required to deposit $17,055 into a TI/LC reserve subject to a cap of $204,660. If during the loan term, the debt service coverage ratio is less than 1.25x, the monthly deposit is required to increase to $34,110 subject to a cap of $409,320.

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Loan No. 18 – Visions Hotel Portfolio II - With respect to Mortgage Loan No. 18, Visions Hotel Portfolio II, the borrowers are required to make monthly FF&E deposits equal to 1/12 of: (i) 2% of annual gross revenue for the first two years of the loan term, (ii) 3% of annual gross revenue for the third, fourth and fifth years of the loan term and (iii) 4% of annual gross revenue thereafter.

Loan No. 19 - Hilton Garden Inn Sugarland – Commencing on the first payment date and continuing until the Mortgage Loan is paid in full, the borrower is required to deposit with the lender a monthly amount equal to $24,966.00 per month for FF&E Replacements, which amount shall be equal to 1/12 of four percent (4%) of the monthly Total Gross Revenues pursuant to the borrower’s current fiscal year budget for the Mortgaged Property approved by the lender to cover the projected cost of the FF&E Replacements. The monthy amount will be adjusted quarterly based on the lender’s review of the current fiscal year budget for the Mortgaged Property.

(29)	With respect to the Mortgage Loans identified below, the lender is insured under an environmental insurance policy obtained (i) in lieu of obtaining a Phase II Environmental Site Assessment, (ii) in lieu of providing an indemnity or guaranty from a sponsor or (iii) to address environmental conditions or concerns. For additional information, see “Risk Factors—Risks Related to the Mortgage Loans—Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses” and “Description of the Mortgage Pool – Mortgage Pool Characteristics – Environmental Considerations” in this Preliminary Prospectus.

Loan No.	Mortgage Loan	Mortgage Loan Cut-off Date Balance	% of Initial Outstanding Pool Balance	Maximum Policy Amount	Premium Paid in Full	Expiration Date
9	Wind Creek Leased Fee(1)	$40,000,000	4.9%	$10,000,000	Yes	05/31/2029
15	Liberty MA Portfolio	$20,000,000	2.5%	$3,000,000	Yes	07/26/2032
18	Visions Hotel Portfolio II(2)	$16,979,965	2.1%	$1,000,000	Yes	06/11/2032

(1)	The policy was purchased at the borrower’s election and was not required by the lender. The policy is cancellable at the borrower’s option.

(2)	The environmental insurance policy obtained only covers the Holiday Inn Express Olean Property.

(30)	Loan No. 14 - Boca Raton Design Center – The Phase I environmental report recommended that a Phase II report be completed for the Boca Raton Design Center Mortgaged Property to assess impacts to groundwater as a result of historical truss manufacturing facility. The Phase II investigation was completed and no further action is recommended at the Boca Raton Design Center Mortgaged Property.

Loan No. 16 - 1440 N Dayton – The Phase I environmental report recommended that a Phase II report be completed for the 1440 N Dayton Mortgaged Property to assess any potential impact related to historical operations. The Phase II investigation was completed and no further action is recommended at the 1440 N Dayton Mortgaged Property.

(31)

Loan No.	Mortgage Loan	A-Note Cut-off Date Balance	B-Note Cut-off Date Balance	Total Mortgage Debt Cut-off Date Balance(1)	Total Senior Notes U/W NCF DSCR	Total Mortgage Debt U/W NCF DSCR	Total Senior Notes Cut-off Date LTV	Total Mortgage Debt Cut- off Date LTV Ratio	Total Senior Notes U/W NOI Debt Yield	Total Mortgage Debt U/W NOI Debt Yield
2	Woodlands Mall	$247,600,000	$177,400,000	$425,000,000	3.95X	2.30x	26.0%	44.6%	17.4%	10.1%
10	Moffett Towers II – Buildings 3 & 4	$350,000,000	$155,000,000	$505,000,000	3.46X	2.40x	44.3%	63.9%	13.2%	9.2%
11	The Citizen Hotel Sacramento	$34,000,000	$6,000,000	$40,000,000	2.95X	2.06X	53.4%	62.8%	14.9%	12.7%

(1)	Total mortgage debt includes additional pari passu debt and excludes mezzanine debt.

(32)

Loan No.	Mortgage Loan	Mortgage Loan Cut-off Date Balance	% of Initial Outstanding Pool Balance	Intercreditor Agreement Required	Combined Minimum DSCR	Combined Maximum LTV	Combined Minimum Debt Yield
2	Woodlands Mall(1)	$70,000,000	8.6%	Yes	1.25x	52.0%	8.6%
4	Uline Arena	$42,000,000	5.2%	Yes	1.75x	57.7%	7.18%
13	Victory Plaza(2)	$27,000,000	3.3%	Yes	(2)	49.0%	8.6%
20	Timlin Portfolio	$14,850,000	1.8%	Yes	1.20x	80.0%	N/A
25	Holiday Inn Express- Bluffton	$8,639,341	1.1%	Yes	2.10x	61.35%	12.4%

(1)	Borrower shall have a one-time right to cause a Permitted Mezzanine Borrower to incur additional indebtedness in the form of a mezzanine loan, that will be in no event greater than $35,000,000.

(2)	The Combined Minimum DSCR can be no less than what it was at loan origination Which was 1.75x. Also subject to a lease rollover for any given year not greater than 30%.

A-1-23

(33)

Loan No.	Mortgage Loan	Mortgage Loan Cut-off Date Balance	% or Initial Outstanding Pool Balance	Mezzanine Debt Cut-off Date Balance	Annual Interest Rate on Mezzanine Loan	Mezzanine Loan Maturity Date or ARD	Intercreditor Agreement	Total Debt Cut-off Date LTV Ratio(1)	Total Debt U/W NCF DSCR(1)	Total Debt U/W NOI Debt Yield(1)
2	Woodlands Mall	$70,000,000	8.6%	$40,000,000	5.50000%	8/1/2029	Yes	48.8%	1.79x	9.3%
10	Moffett Towers II – Buildings 3 & 4	$34,450,000	4.2%	$85,000,000	5.75000%	7/6/2029	Yes	74.7%	1.91x	7 9%
12	Crescent Club	$27,500,000	3.4%	$34,000,000	5.10000%	8/1/2029	Yes	63.3%	1.08x(2)	6 6%

(1)	Calculated including any related pari passu companion loan(s), related subordinate companion loan (s) and mezzanine debt.

(2)	With respect to the Crescent Club mortgage loan, the total Debt U/W NCF DSCR is calculated (only for the mezzanine loan) based on an annual debt service amount equal to the aggregate of the first 12 principal and interest payments based on an assumed principal payment schedule.

(34)	Loan No. 11 – The Citizen Hotel Sacramento -The Mortgaged Property is subject to and encumbered by two (2) deeds of trust held by the Redevelopment Agency Successor Agency of the City of Sacramento (“RASA”), securing the repayment of (1) a $5,100,000 loan (the “Hotel Development Loan”) made in connection with the development of the hotel portion of The Citizen Hotel Sacramento Property and (2) $850,000 loan (the “Restaurant Development Loan” and collectively with the Hotel Development Loan, the “RASA Loans”). The Hotel Development Loan matures in 50 years following the date that amortization payments are first required, and The Restaurant Development Loan was recently extended and matures on December 1, 2023. Both the Hotel Development Loan and the Restaurant Development Loan bear no interest.

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ANNEX A-2

CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

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Annex A-2

Distribution of Cut-off Date Balances(1)
						Weighted Averages
Range of Cut-off Date Balances			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)(2)	U/W NCF DSCR	Cut-off Date LTV Ratio(3)	LTV Ratio at Maturity or ARD(2)(3)
$2,700,000	-	$7,499,999	8	$45,645,000	5.6%	4.5103%	118	1.93x	57.1%	55.1%
$7,500,000	-	$14,999,999	6	$68,244,341	8.4%	4.4698%	112	1.83x	67.5%	61.8%
$15,000,000	-	$24,999,999	6	$115,279,965	14.2%	4.5577%	117	1.79x	61.8%	56.1%
$25,000,000	-	$49,999,999	10	$366,950,000	45.2%	4.1016%	118	2.31x	56.7%	54.4%
$50,000,000	-	$75,000,000	3	$215,000,000	26.5%	4.2739%	120	2.86x	47.6%	47.6%
Total/Weighted Average			33	$811,119,305	100.0%	4.2661%	118	2.32x	55.9%	53.5%

Distribution of Mortgage Rates(1)
						Weighted Averages
Range of Mortgage Rates as of the Cut-off Date			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)(2)	U/W NCF DSCR	Cut-off Date LTV Ratio(3)	LTV Ratio at Maturity or ARD(2)(3)
3.1320%	-	3.9999%	6	$220,725,000	27.2%	3.6679%	119	2.88x	50.5%	50.5%
4.0000%	-	4.2499%	6	$137,645,000	17.0%	4.0863%	120	2.15x	59.7%	58.5%
4.2500%	-	4.7499%	13	$283,924,305	35.0%	4.4163%	117	2.22x	56.0%	50.7%
4.7500%	-	4.9999%	6	$144,600,000	17.8%	4.8867%	117	1.95x	60.7%	59.5%
5.0000%	-	5.3350%	2	$24,225,000	3.0%	5.2722%	113	1.49x	54.7%	50.6%
Total/Weighted Average			33	$811,119,305	100.0%	4.2661%	118	2.32x	55.9%	53.5%

A-2-1

Annex A-2

Property Type Distribution(1)(4)

						Weighted Averages
Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Number of Units/NRA/Rooms	Cut-off Date Balance per # of Units/NRA/Room	Mortgage Rate	Stated Remaining Term (Mos.)(2)	Occupancy	U/W NCF DSCR	Cut-off Date LTV Ratio(3)	LTV Ratio at Maturity or ARD(2)(3)
Retail	9	$242,605,000	29.9%	1,782,491	$321	4.2409%	119	98.1%	2.56x	49.3%	47.5%
Anchored	5	$156,900,000	19.3%	944,519	$329	4.1867%	118	98.9%	2.01x	58.8%	56.1%
Super Regional Mall	1	$70,000,000	8.6%	758,231	$327	4.2560%	120	95.8%	3.95x	26.0%	26.0%
Unanchored	2	$8,280,000	1.0%	34,093	$249	4.3438%	120	100.0%	2.04x	60.5%	58.5%
Single Tenant	1	$7,425,000	0.9%	45,648	$163	5.1300%	112	100.0%	1.68x	55.0%	55.0%
Office	6	$156,555,000	19.3%	1,317,106	$337	3.8849%	119	90.8%	2.61x	55.5%	55.2%
CBD	3	$108,560,000	13.4%	499,440	$313	3.8925%	119	87.5%	2.36x	57.8%	57.8%
Suburban	2	$43,745,000	5.4%	786,788	$416	3.8459%	119	99.2%	3.32x	48.1%	48.1%
Medical Office	1	$4,250,000	0.5%	30,878	$138	4.0900%	120	90.0%	1.66x	72.7%	61.4%
Hospitality	14	$146,419,305	18.1%	1,815	$158,231	4.6839%	115	80.3%	2.23x	58.5%	56.2%
Full Service	3	$106,068,625	13.1%	666	$188,825	4.6267%	120	85.6%	2.39x	58.8%	58.6%
Limited Service	10	$23,550,680	2.9%	947	$73,986	4.4766%	97	66.2%	2.10x	60.0%	50.9%
Select Service	1	$16,800,000	2.1%	202	$83,168	5.3350%	113	66.2%	1.40x	54.5%	48.6%
Mixed Use	5	$127,302,817	15.7%	607,920	$779	4.4341%	116	96.6%	1.79x	58.5%	58.3%
Office/Retail	1	$42,000,000	5.2%	248,381	$483	4.0400%	120	92.1%	1.75x	56.6%	56.6%
Multifamily/Office/Retail	1	$41,000,000	5.1%	120,020	$342	4.6700%	113	100.0%	1.86x	56.1%	56.1%
Industrial/Self Storage	1	$24,000,000	3.0%	201,455	$119	4.9500%	113	95.9%	1.89x	62.8%	62.8%
Multifamily/Retail	1	$18,500,000	2.3%	5,540	$3,339	4.1500%	118	100.0%	1.65x	62.1%	62.1%
Office/Industrial	1	$1,802,817	0.2%	32,524	$98	4.3000%	120	100.0%	1.52x	66.2%	48.2%
Multifamily	5	$48,440,000	6.0%	441	$170,405	3.8296%	120	97.2%	3.23x	45.6%	43.5%
High-Rise	1	$27,500,000	3.4%	130	$211,538	3.1320%	120	96.2%	4.58x	28.3%	28.3%
Garden	2	$12,000,000	1.5%	243	$49,507	4.8500%	120	97.5%	1.33x	71.4%	63.0%
Mid-Rise	1	$6,240,000	0.8%	62	$100,645	4.5000%	120	100.0%	1.69x	65.0%	65.0%
Low-Rise	1	$2,700,000	0.3%	6	$450,000	4.8500%	120	100.0%	1.44x	62.8%	62.8%
Other	1	$40,000,000	4.9%	2,608,541	$56	4.3800%	120	NAP	1.27x	85.0%	72.8%
Industrial	15	$33,597,183	4.1%	698,667	$74	4.2394%	120	91.4%	1.73x	62.3%	48.5%
Manufacturing	1	$15,042,254	1.9%	277,575	$96	4.3000%	120	81.9%	1.52x	66.2%	48.2%
Warehouse/Distribution	12	$9,100,000	1.1%	171,287	$53	4.0900%	120	100.0%	1.66x	72.7%	61.4%
Warehouse	1	$6,300,000	0.8%	199,435	$32	4.2800%	119	97.5%	2.46x	36.2%	30.7%
Flex	1	$3,154,930	0.4%	50,370	$111	4.3000%	120	100.0%	1.52x	66.2%	48.2%
Self Storage	3	$16,200,000	2.0%	256,934	$70	4.3094%	120	91.5%	1.93x	61.9%	58.3%
Total/Weighted Average	58	$811,119,305	100.0%			4.2661%	118	92.5%	2.32x	55.9%	53.5%

A-2-2

Annex A-2

Geographic Distribution(1)(4)

						Weighted Averages
State/Location			Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)(2)	U/W NCF DSCR	Cut-off Date LTV Ratio(3)	LTV Ratio at Maturity or ARD(2)(3)
California			8	$242,730,000	29.9%	4.0608%	118	2.53x	55.1%	55.1%
Southern(5)			6	$174,280,000	21.5%	4.1099%	118	2.27x	57.5%	57.5%
Northern(5)			2	$68,450,000	8.4%	3.9358%	119	3.21x	48.8%	48.8%
Texas			3	$126,800,000	15.6%	4.4602%	119	2.80x	42.7%	39.3%
Pennsylvania			3	$110,827,450	13.7%	4.6971%	120	1.81x	69.9%	65.4%
New York			13	$104,852,515	12.9%	3.7261%	119	2.87x	47.7%	45.9%
New York City			4	$88,700,000	10.9%	3.5761%	119	3.01x	45.6%	45.6%
New York State			9	$16,152,515	2.0%	4.5500%	119	2.08x	59.2%	48.0%
Illinois			2	$60,000,000	7.4%	4.4737%	115	1.95x	58.7%	58.7%
District of Columbia			1	$42,000,000	5.2%	4.0400%	120	1.75x	56.6%	56.6%
Other			28	$123,909,341	15.3%	4.5170%	114	1.78x	64.1%	57.3%
Total/Weighted Average			58	$811,119,305	100.0%	4.2661%	118	2.32x	55.9%	53.5%

Distribution of Cut-off Date LTV Ratios(1)(3)

						Weighted Averages
Range of LTV Ratios as of the Cut-off Date			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)(2)	U/W NCF DSCR	Cut-off Date LTV Ratio	LTV Ratio at Maturity or ARD(2)
26.0%	-	54.9%	10	$333,825,000	41.2%	3.9910%	119	3.06x	43.7%	43.3%
55.0%	-	59.9%	5	$114,184,965	14.1%	4.4343%	117	1.86x	56.8%	55.1%
60.0%	-	64.9%	9	$199,659,341	24.6%	4.4816%	116	2.06x	62.7%	62.5%
65.0%	-	69.9%	6	$96,600,000	11.9%	4.4796%	120	1.50x	66.5%	58.0%
70.0%	-	85.0%	3	$66,850,000	8.2%	4.3999%	120	1.37x	79.8%	68.5%
Total/Weighted Average			33	$811,119,305	100.0%	4.2661%	118	2.32x	55.9%	53.5%

Distribution of LTV Ratios at Maturity Date or ARD(1)(2)(3)

						Weighted Averages
Range of LTV Ratios as of the Maturity Date			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio	LTV Ratio at Maturity or ARD
26.0%	-	49.9%	10	$261,804,965	32.3%	4.1116%	118	3.04x	42.0%	39.4%
50.0%	-	54.9%	2	$109,000,000	13.4%	3.8451%	119	2.66x	54.4%	54.4%
55.0%	-	59.9%	7	$152,744,341	18.8%	4.4215%	114	1.70x	59.9%	57.0%
60.0%	-	72.8%	14	$287,570,000	35.5%	4.4837%	119	1.86x	67.1%	64.2%
Total/Weighted Average			33	$811,119,305	100.0%	4.2661%	118	2.32x	55.9%	53.5%

A-2-3

Annex A-2

Distribution of Underwritten NCF Debt Service Coverage Ratios(1)

						Weighted Averages
Range of Debt Service Coverage Ratios			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)(2)	U/W NCF DSCR	Cut-off Date LTV Ratio(3)	LTV Ratio at Maturity or ARD(2)(3)
1.27x	-	1.44x	6	$118,400,000	14.6%	4.6016%	119	1.34x	71.6%	62.5%
1.45x	-	1.74x	6	$75,915,000	9.4%	4.3915%	118	1.61x	65.6%	57.7%
1.75x	-	2.49x	13	$323,784,305	39.9%	4.5061%	116	2.00x	59.3%	58.5%
2.50x	-	3.49x	6	$195,520,000	24.1%	3.7797%	119	2.82x	51.7%	51.7%
3.50x	-	4.58x	2	$97,500,000	12.0%	3.9390%	120	4.13x	26.6%	26.6%
Total/Weighted Average			33	$811,119,305	100.0%	4.2661%	118	2.32x	55.9%	53.5%

Distribution of Original Terms to Maturity or ARD(1)(2)

						Weighted Averages
Range of Original Terms to Maturity			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio(3)	LTV Ratio at Maturity or ARD(3)
60	-	60	1	$8,639,341	1.1%	4.3500%	59	2.13x	61.3%	56.0%
120	-	120	32	$802,479,965	98.9%	4.2652%	119	2.32x	55.9%	53.5%
Total/Weighted Average			33	$811,119,305	100.0%	4.2661%	118	2.32x	55.9%	53.5%

Distribution of Remaining Terms to Maturity or ARD(1)(2)

						Weighted Averages
Range of Remaining Terms to Maturity			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio(3)	LTV Ratio at Maturity or ARD(3)
59	-	59	1	$8,639,341	1.1%	4.3500%	59	2.13x	61.3%	56.0%
112	-	120	32	$802,479,965	98.9%	4.2652%	119	2.32x	55.9%	53.5%
Total/Weighted Average			33	$811,119,305	100.0%	4.2661%	118	2.32x	55.9%	53.5%

Distribution of Underwritten NOI Debt Yields(1)

						Weighted Averages
Range of NOI Debt Yields as of the Cut-off Date			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)(2)	U/W NCF DSCR	Cut-off Date LTV Ratio(3)	LTV Ratio at Maturity or ARD(2)(3)
7.0%	-	8.9%	10	$196,425,000	24.2%	4.2936%	120	1.59x	67.3%	62.8%
9.0%	-	9.9%	7	$172,205,000	21.2%	4.2993%	117	2.08x	58.4%	57.8%
10.0%	-	12.4%	7	$165,325,000	20.4%	4.2409%	118	2.09x	57.5%	53.3%
12.5%	-	14.9%	7	$200,864,305	24.8%	4.2344%	117	2.86x	52.4%	51.3%
15.0%	-	17.4%	2	$76,300,000	9.4%	4.2580%	120	3.83x	26.8%	26.4%
Total/Weighted Average			33	$811,119,305	100.0%	4.2661%	118	2.32x	55.9%	53.5%

A-2-4

Annex A-2

Distribution of Amortization Types(1)

				Weighted Averages
Amortization Type	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)(2)	U/W NCF DSCR	Cut-off Date LTV Ratio(3)	LTV Ratio at Maturity or ARD(2)(3)
Interest Only	21	$585,300,000	72.2%	4.2143%	118	2.51x	52.5%	52.5%
Interest Only, then Amortizing	7	$105,750,000	13.0%	4.6140%	119	1.49x	64.6%	56.4%
Amortizing Balloon	4	$85,619,305	10.6%	4.3920%	114	1.58x	73.1%	60.4%
Interest Only-ARD	1	$34,450,000	4.2%	3.7639%	119	3.46x	44.3%	44.3%
Total/Weighted Average	33	$811,119,305	100.0%	4.2661%	118	2.32x	55.9%	53.5%

A-2-5

FOOTNOTES TO ANNEX A-2

(1)	The U/W NCF DSCR, Cut-off Date LTV Ratio, Maturity Date or ARD LTV, Underwritten NOI Debt Yield and Cut-off Date Balance per # of NRA/Units/Rooms calculations include any related pari passu companion loan(s) and exclude any related subordinate companion loan(s) and/or mezzanine loan(s).

(2)	With respect to the ARD Loan, the Original Term to Maturity or ARD, Remaining Term to Maturity or ARD, Maturity Date or ARD LTV Ratio, Stated Remaining Term (Mos.) and Maturity Date or ARD LTV is calculated through the related anticipated repayment date.

(3)	With respect to 9 mortgage loans (32.2%) (including 888 Figueroa, Uline Arena, Moffett Towers II – Buildings 3 & 4, The Citizen Hotel Sacramento, 1440 N Dayton, Visions Hotel Portfolio II, Hilton Garden Inn Sugarland, The Real Real and Holiday Inn Express - Bluffton), the Cut-off Date LTV and Maturity Date or ARD LTV have been calculated using a value other than the “As Is” appraised values. For additional information please see the footnotes to Annex A-1 in the Preliminary Prospectus.

(4)	Reflects allocated loan amount for properties securing multi-property Mortgage Loans.

(5)	Northern California properties have a zip code greater than 93600. Southern California properties have a zip code less than or equal to 93600.

A-2-6

ANNEX A-3

DESCRIPTION OF TOP FIFTEEN MORTGAGE LOANS AND ADDITIONAL MORTGAGE LOAN INFORMATION

A-3-1

888 South Figueroa Street Los Angeles, CA 90017	Collateral Asset Summary – Loan No. 1 888 Figueroa	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 54.8% 2.53x 10.1%

A-3-2

888 South Figueroa Street Los Angeles, CA 90017	Collateral Asset Summary – Loan No. 1 888 Figueroa	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 54.8% 2.53x 10.1%

888 Figueroa

Floor	Tenant	SF	Exp.
21	Fidelity National Title	9,251 SF	Exp. 9/2021
21	Superior Property Holdings	2,451 SF	Exp. 1/2021
21	Pexeso	3,456 SF	Exp. 4/2021
21	MVE + Partners, Inc	3,660 SF	Exp. 7/2021
20	Vacant	5,257 SF	
20	GSA: Dept of Justice	1,902 SF	Exp. 9/2028
20	Vacant	2,875 SF	
20	Vacant	1,916 SF	
20	State of CA: State Controllers Office	5,565 SF	Exp. 11/2023
19	Jade Enterprises, LLC	10,091 SF	Exp. 6/2029
19	Vacant	5,656 SF	
19	Vacant	2,242 SF	
19	Reuben Realty Inc	935 SF	Exp. 5/2020
18	Englekirk Structural Engineers	18,925 SF	Exp. 3/2029
17	RMC Water & Environment	5,483 SF	Exp. 3/2022
17	RPA Insurance Services LLC	1,009 SF	Exp. 6/2021
17	GSA: Alcohol & Tobacco, Firearms & Explosives	8,638 SF	Exp. 3/2024
17	Vacant	3,795 SF	
16	NBC Operating (TJX Companies)	18,925 SF	Exp. 12/2031
15	NBC Operating (TJX Companies)	18,731 SF	Exp. 12/2031
14	Vacant	7,104 SF	
14	NBC Operating (TJX Companies)	1,565 SF	Exp. 12/2031
14	NBC Operating (TJX Companies)	3,322 SF	Exp. 12/2031
14	NBC Operating (TJX Companies)	6,564 SF	Exp. 12/2031
12	NBC Operating (TJX Companies)	18,224 SF	Exp. 12/2031
11	NBC Operating (TJX Companies)	6,407 SF	Exp. 12/2031
11	NBC Operating (TJX Companies)	1,645 SF	Exp. 12/2031
11	GSA: Office of Inspector General	4,624 SF	Exp. 11/2026
11	NBC Operating (TJX Companies)	6,057 SF	Exp. 12/2031
10	Connect PR Corporation	7,957 SF	Exp. 10/2024
10	Law Office of Sean F Salamati	1,993 SF	Exp. 6/2021
10	James Y. Wang MD	2,636 SF	Exp. 4/2029
10	Vacant	1,859 SF	
10	GSA: Social Security Admin	4,366 SF	Exp. 8/2027
9	State of CA: Dept of Rehabilitation	10,865 SF	Exp. 10/2027
9	Vacant	5,476 SF	
8	GSA: Office of Disability Adjudication & Review	14,446 SF	Exp. 10/2029
8	Hinesreporters.com	1,579 SF	Exp. 2/2024
8	Vacant	529 SF	
8	Guckenheimer Corporate Dining	2,356 SF	Exp. 6/2021
7	State of CA: Dept of Social Services-State Hearings	7,205 SF	Exp. 9/2027
7	The Agency Legal Staffing	2,308 SF	Exp. 12/2024
7	Jung & Yuen, LLP	4,288 SF	Exp. 3/2020
7	Dr. Jennifer Nguyen DDS	2,067 SF	Exp. 1/2029
7	Johnson O'Connor Research	1,647 SF	Exp. 12/2019
6	Grammy Museum Foundation, Inc	11,457 SF	Exp. 3/2029
6	Grupo Deco American Corp	1,740 SF	Exp. 1/2023
6	Canon Business Process Service	2,658 SF	Exp. 7/2022
6	MP Monte Construction	1,033 SF	Exp. 11/2022
6	GSA: Alcohol & Tobacco, Tax & Trade Bureau	2,079 SF	Exp. 8/2025
5	Metro PCS	5,670 SF	Exp. 4/2023
5	Israel Discount Bank	8,179 SF	Exp. 11/2021
5	Vacant	4,969 SF	
4	John Stewart Company	4,261 SF	Exp. 6/2026
4	888 Tower, LP (BMO Space)	1,469 SF	
4	Vacant	480 SF	
4	GSA: DOT	6,555 SF	Exp. 6/2027
4	Vacant	2,501 SF	
4	The Guardian Life Insurance Co.	3,623 SF	Exp. 2/2020
3	First Republic Bank	5,044 SF	Exp. 9/2027
3	State of CA: Dept of Alcoholic Beverage Control	4,195 SF	Exp. 11/2026
3	State of CA: Dept of Social Services	4,938 SF	Exp. 10/2026
3	Vacant	2,637 SF	
2	State of CA: Employee Development Dept	16,412 SF	Exp. 11/2024
7–2	Parking Structure (7 stories total; ground floor retail)		
1	Denny's	4,500 SF	Exp. 12/2020
1	Mrs. Winston's Green Grocery	2,880 SF	Exp. 7/2026
1	Avis Rent A Car Systems, Inc	1,071 SF	Exp. 8/2021
1	Fatburger	1,482 SF	Exp. 6/2023
1	First Republic Bank	10,049 SF	Exp. 9/2027
1	Trimana	1,054 SF	Exp.10/2025
1	Lobby		
B	Vacant	4,283 SF	
B	Verizon Strg	75 SF	Exp. 5/2022
B	BMO Janitorial Supply	589 SF	
B	Englekirk	581 SF	Exp. 3/2029
B	Trimana	171 SF	Exp. 10/2025
B	BMO Supply Room	1,092 SF	
B	John Stewart Co.	212 SF	Exp. 11/2019
B	BMO Jade	442 SF	
B	888 Tower, LP	227 SF	
B	NBC Operating (TJX Companies)	9,198 SF	Exp. 12/2031
B	NBC Operating (TJX Companies)	7,829 SF	Exp. 12/2031
B	Vacant	4,840 SF	
B	Vacant	5,109 SF	

BMO = Borrower Management Office

VACANT | BUILDING | 2019 – 2020 | 2021 – 2022 | 2023 – 2024 | 2025+

A-3-3

888 South Figueroa Street Los Angeles, CA 90017	Collateral Asset Summary – Loan No. 1 888 Figueroa	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 54.8% 2.53x 10.1%

A-3-4

888 South Figueroa Street Los Angeles, CA 90017	Collateral Asset Summary – Loan No. 1 888 Figueroa	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 54.8% 2.53x 10.1%

Mortgage Loan Information
Loan Seller:	MPCC
Loan Purpose:	Refinance
Borrower Sponsor:	David Taban
Borrower:	888 Tower, LP
Original Balance(1):	$75,000,000
Cut-off Date Balance(1):	$75,000,000
% by Initial UPB:	9.2%
Interest Rate:	3.72500%
Payment Date:	1st of each month
First Payment Date:	August 1, 2019
Maturity Date:	July 1, 2029
Amortization:	Interest Only
Additional Debt(1):	$40,000,000 Pari Passu Debt
Call Protection(2):	L(25), DorYM1(88), O(7)
Lockbox / Cash Management:	Springing Hard / Springing

Reserves(3)
	Initial	Monthly	Cap
Taxes:	$314,024	$78,506	NAP
Insurance:	$0	Springing	NAP
Replacement(4):	$0	$5,050	$60,600
TI/LC(5):	$1,645,592	$17,055	$204,660
Free Rent:	$312,549	$0	NAP
Earnout(6):	$6,600,000	$0	NAP
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	CBD Office
Collateral:	Fee Simple
Location:	Los Angeles, CA
Year Built / Renovated:	1985 / NAP
Total Sq. Ft. (7):	404,136
Property Management:	Beverly Management Group, Inc.
Underwritten NOI(8):	$11,667,882
Underwritten NCF:	$10,980,851
Appraised Value(9):	$210,000,000
Appraisal Date:	April 18, 2019

Historical NOI
Most Recent NOI(8):	$9,681,789 (T-12 March 31, 2019)
2018 NOI:	$9,807,352 (December 31, 2018)
2017 NOI:	$10,175,687 (December 31, 2017)
2016 NOI:	$10,458,823 (December 31, 2016)

Historical Occupancy(10)
Most Recent Occupancy(11):	84.8% (July 23, 2019)
2018 Occupancy:	76.4% (December 31, 2018)
2017 Occupancy:	78.4% (December 31, 2017)
2016 Occupancy:	86.9% (December 31, 2016)

Financial Information(1)(7)(9)
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV Cut-off / Balloon	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$75,000,000
Pari Passu Notes	40,000,000
Whole Loan	$115,000,000	$285 / $285	54.8% / 54.8%	2.69x / 2.53x	10.1% / 9.5%	10.1% / 9.5%

(1)	The 888 Figueroa Loan (as defined below) is part of a whole loan evidenced by three pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $115.0 million.

(2)	The defeasance lockout period will be at least 25 payments beginning with and including the first payment date of August 1, 2019. The borrower has the option to (i) prepay the full $115.0 million 888 Figueroa Whole Loan (as defined below) after August 31, 2021, with payment of a yield maintenance premium, or (ii) defease the full $115.0 million 888 Figueroa Whole Loan at any time after the date that is 24 months after the closing date of the securitization that includes the last pari passu note to be securitized. The actual lockout period may be longer.

(3)	See “Initial and Ongoing Reserves” herein for further discussion of reserve requirements.

(4)	If during the loan term, the debt service coverage ratio is less than 1.25x, the monthly Replacement Reserve deposit will increase to $6,733 and the cap will increase to $80,797.

(5)	The Initial TI/LC Reserve includes outstanding tenant improvement and leasing commission obligations with respect to three recent leases (two with the State of California (“CA”) (Suites 360 and 700) and one with the General Services Administration (“GSA”) (Suite 800)). If during the loan term, the debt service coverage ratio is less than 1.25x, the monthly TI/LC Reserve deposit will increase to $34,110 and the cap will increase to $409,320.

(6)	An executed lease was received on July 19, 2019 that satisfies the Earnout Reserve requirements for a portion of the Earnout Reserve to be disbursed to borrower upon written request by borrower. The remaining amount retained in the Earnout Reserve will be an amount necessary to cover tenant improvements and leasing commissions, free rent (if applicable) and any other borrower obligations. This remaining amount is currently estimated to be approximately $650,000.

(7)	The Total Sq. Ft. is comprised of net rentable and usable sq. ft. All of the State of CA leases are based upon usable sq. ft. while the remaining leases are based upon net rentable sq. ft. The difference between rentable sq. ft. and usable sq. ft. is 9,154 sq. ft. Total Sq. Ft. would be 413,290 sq. ft. if reported based on net rentable area (“NRA”).

(8)	The increase from Most Recent NOI to Underwritten NOI was primarily due to six new leases for a total of approximately $1.87 million in U/W Base Rent. This is comprised of GSA: Office of Disability Adjudication & Review ($578,707 U/W Base Rent), State of CA: Dept of Rehabilitation ($537,360 U/W Base Rent), State of CA: Dept of Social Services-State Hearings ($348,720 U/W Base Rent), State of CA: Dept of Social Services ($236,200 U/W Base Rent), Dr. Jennifer Nguyen, DDS ($75,652 U/W Base Rent) and James Y. Wang MD ($96,478 U/W Base Rent). In addition, United Valet Parking, Inc. recently signed an amendment which increased annual rent by $420,000 effective May 1, 2019.

(9)	The Appraised Value reflects a “Hypothetical As-Leased” value as of April 18, 2019 that assumes suites 360, 700, 800 and 900 are occupied with tenants that are paying rent with all lease-up costs incurred. The “as is” appraised value of $205,000,000 as of April 18, 2019 results in a Cut-off Date LTV Ratio of 56.1%.

(10)	Historical occupancy at the property has averaged 86.7% since 2010. Occupancy dipped in late 2017 largely due to two tenants vacating three suites or approximately 7.2% of NRA. Both suites have since been re-leased. Prior to the dip, average occupancy was 91.2% from 2013 to 2016.

(11)	The Most Recent Occupancy includes four leases with tenants that were not in occupancy or paying rent as of loan origination. The related tenants include the State of CA: Dept of Social Services (“Suite 360”; 4,938 sq. ft. or 1.2% of NRA), State of CA: Dept of Social Services-State Hearings (“Suite 700”; 7,205 sq. ft. or 1.8% of NRA), and GSA: Office of Disability Adjudication & Review (“Suite 800”; 14,446 sq. ft. or 3.6% of NRA) and State of CA: Dept of Rehabilitation (“Suite 900”; 10,865 sq. ft. or 2.7% of NRA). All of the leases have been signed and occupancy is expected between September and November 2019. Occupancy without these tenants is 75.5%.

A-3-5

888 South Figueroa Street Los Angeles, CA 90017	Collateral Asset Summary – Loan No. 1 888 Figueroa	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 54.8% 2.53x 10.1%

The Loan. The 888 Figueroa mortgage loan (the “888 Figueroa Loan”) is part of a whole loan that has an outstanding principal balance as of the Cut-off Date of $115.0 million (the “888 Figueroa Whole Loan”) evidenced by three pari passu notes that are together secured by a first mortgage encumbering the borrower’s fee simple interest in a 404,136 sq. ft. office building located in Los Angeles, California (the “888 Figueroa Property”). The 888 Figueroa Loan, which is evidenced by the controlling note A-1, has an outstanding principal balance as of the Cut-off Date of $75.0 million. The non-controlling Notes A-2 and A-3 are currently held by MUFG Principal Commercial Capital and are expected to be contributed to one or more future securitization transactions.

The relationship between the holders of the 888 Figueroa Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool–The Whole Loans–The Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$75,000,000	$75,000,000	CD 2019-CD8	Yes
A-2, A-3	40,000,000	40,000,000	MUFG Principal Commercial Capital	No
Total	$115,000,000	$115,000,000

The 888 Figueroa Whole Loan, which accrues interest at an interest rate of 3.72500% per annum, was originated by MUFG Principal Commercial Capital on June 18, 2019, had an original principal balance of $115.0 million and has an outstanding principal balance as of the Cut-off Date of $115.0 million. The 888 Figueroa Whole Loan had an initial term of 120 months, has a remaining term of 119 months and is interest-only for the term of the loan. The 888 Figueroa Whole Loan has a maturity date of July 1, 2029. The proceeds of the 888 Figueroa Whole Loan were primarily used to refinance prior debt secured by the 888 Figueroa Property, pay closing costs, fund upfront reserves, and return a portion of equity to the borrower sponsor. Based on the Hypothetical As-Leased appraised value of $210,000,000 as of April 18, 2019, the 888 Figueroa Whole Loan Cut-off Date LTV is 54.8%. The most recent prior financing of the 888 Figueroa Property was not included in a securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$115,000,000	100.0%	Loan Payoff	$82,330,276	71.6%
			Closing Costs	311,753	0.3
			Upfront Reserves	8,872,166	7.7
			Return of Equity	23,485,806	20.4
Total Sources	$115,000,000	100.0%	Total Uses	$115,000,000	100.0%

The Borrower / Borrower Sponsor. The borrower is 888 Tower, LP, a California limited partnership and single purpose entity with two independent directors in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 888 Figueroa Whole Loan.

The borrower sponsor and non-recourse carveout guarantor is David Taban, the managing partner of Jade Enterprises, LLC (“Jade Enterprises”). Jade Enterprises is a family-owned, private commercial real estate investment and development company that is headquartered at the 888 Figueroa Property. Jade Enterprises has been in business for over 35 years and currently owns more than 100 properties totaling over 5 million sq. ft., with at least 3 million sq. ft. of office and medical office and 2 million sq. ft. of retail space. The firm has commercial properties across California and southern Nevada.

A-3-6

888 South Figueroa Street Los Angeles, CA 90017	Collateral Asset Summary – Loan No. 1 888 Figueroa	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 54.8% 2.53x 10.1%

The Property.

Tenant Summary(1)
Tenant	Ratings (Fitch/Moody’s/S&P)(2)	Net Rentable Area (Sq. Ft.)(3)	% of Net Rentable Area	U/W Base Rent PSF(4)	% of Total U/W Base Rent	Lease Expiration
NBC Operating (TJX Companies)(5)	NR/A2/A+	98,467	24.4%	$31.61	24.3%	12/31/2031
State of CA(6)	AA-/Aa3/AA-	49,180	12.2	$50.57	19.5	Various
GSA(7)	AAA/Aaa/AA+	42,610	10.5	$36.33	12.1	Various
First Republic Bank(8)	NR/Baa1/A-	15,093	3.7	$45.86	5.4	9/30/2027
Englekirk Structural Engineers(9)	NR/NR/NR	19,516	4.8	$34.32	5.2	3/31/2029
Grammy Museum Foundation, Inc	NR/NR/NR	11,457	2.8	$38.88	3.5	3/31/2029
Jade Enterprises, LLC(10)	NR/NR/NR	10,091	2.5	$39.00	3.1	6/30/2029
Fidelity National Title	A/A2/A	9,251	2.3	$36.41	2.6	9/30/2021
Israel Discount Bank	NR/NR/BBB+	8,179	2.0	$33.44	2.1	11/30/2021
Connect PR Corporation(11)	NR/NR/NR	7,957	2.0	$34.37	2.1	10/31/2024
Total / Wtd. Avg. Major Tenants		271,801	67.3%	$37.65	80.0%
Remaining Tenants(10)		70,717	17.5	$36.08	20.0
Total / Wtd. Avg. Occupied Collateral		342,518	84.8%	$37.32	100.0%
Vacant		61,618	15.2
Total		404,136	100.0%

(1)	Based on the underwritten rent roll dated July 23, 2019.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	The net rentable area (“NRA”) is a combination of net rentable sq. ft. and usable sq. ft. The State of CA leases are based on usable sq. ft. while the remaining leases are based upon net rentable sq. ft.

(4)	Includes contractual rent steps of $156,719 through February 1, 2020.

(5)	NBC Operating (TJX Companies) has a termination option that is effective prior to the lease expiration date, as described in “Major Tenants” below.

(6)	The State of CA leases six different suites (five different state agencies) with Lease Expirations that range from 2023 to 2027 (5,565 sq. ft. in 2023, 16,412 sq. ft. in 2024, 9,133 sq. ft. in 2026, and 18,070 sq. ft. in 2027). All leases have termination options that are effective prior to the lease expiration date, but none are currently active.

(7)	The GSA leases seven different suites (all different agencies) with Lease Expirations that range from 2024 to 2029 (8,638 sq. ft. in 2024, 2,079 sq. ft. in 2025, 4,624 sq. ft. in 2026, 10,921 sq. ft. in 2027, 1,902 sq. ft. in 2028 and 14,446 sq. ft. in 2029). All leases have termination options that are effective prior to the lease expiration date, as described in “Major Tenants” below, but none are currently active other than a termination option that is currently exercisable for 8,638 sq. ft. or 2.1% of NRA.

(8)	Includes 10,049 sq. ft. of retail space and 5,044 sq. ft. of office space. First Republic Bank pays $51.23 per sq. ft. NNN for its leased retail space and $35.15 per sq. ft. over a base year stop for its leased office space.

(9)	Includes 591 sq. ft. of storage space. Englekirk Structural Engineers pays $34.63 per sq. ft. over a base year stop for its leased office space and $24.24 per sq. ft. full service gross for its leased storage space.

(10)	Jade Enterprises, LLC is affiliated with the borrower sponsor and operates its private commercial real estate investment and development company in its leased space. There is an additional 4,419 sq. ft. included in the Remaining Tenants that is borrower space (janitorial, supply room, etc.); however, there is no lease and no base rent paid for this additional space.

(11)	Connect PR Corporation has a termination option that is effective on November 30, 2022 with six months’ notice.

Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF(3)	% U/W Base Rent Rolling(3)	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2019	2	1,859	0.5	1,859	0.5%	$35.77	0.5	0.5%
2020	4	13,346	3.3	15,205	3.8%	$35.55	3.7	4.2%
2021	9	33,426	8.3	48,631	12.0%	$36.76	9.6	13.8%
2022	4	9,249	2.3	57,880	14.3%	$37.75	2.7	16.6%
2023	4	14,457	3.6	72,337	17.9%	$44.51	5.0	21.6%
2024	5	36,894	9.1	109,231	27.0%	$42.26	12.2	33.8%
2025	3	3,304	0.8	112,535	27.8%	$33.58	0.9	34.7%
2026	5	20,898	5.2	133,433	33.0%	$45.21	7.4	42.1%
2027	6	44,084	10.9	177,517	43.9%	$44.41	15.3	57.4%
2028	1	1,902	0.5	179,419	44.4%	$40.30	0.6	58.0%
2029	7	60,213	14.9	239,632	59.3%	$37.53	17.7	75.7%
Thereafter	15	102,886	25.5	342,518	84.8%	$30.26	24.3	100.0%
Vacant	NAP	61,618	15.2	404,136	100.0%	NAP	NAP
Total / Wtd. Avg.	65	404,136	100.0%			$37.32	100.0%

(1)	Based on the underwritten rent roll dated July 23, 2019.

(2)	Certain tenants have more than one lease and/or multiple suites. Certain tenants have lease termination options that will become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in the lease rollover schedule.

(3)	Includes contractual rent steps of $156,719 through February 1, 2020. Annual U/W Base Rent PSF excludes vacant space.

A-3-7

888 South Figueroa Street Los Angeles, CA 90017	Collateral Asset Summary – Loan No. 1 888 Figueroa	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 54.8% 2.53x 10.1%

The 888 Figueroa Property is a Class A office building located at the northeast corner of South Figueroa Street and 9th Street in the Financial District of downtown Los Angeles, Los Angeles County, California. The 888 Figueroa Property consists of a 20-story, 404,136 sq. ft. urban high-rise office building with an adjacent seven-story parking structure on a 1.43-acre site. The parking structure has a small retail component on the ground level and the remaining levels provide parking for 610 vehicles (1.51/1,000 sq. ft.), including a rooftop outdoor patio/garden area. The 888 Figueroa Property is 84.8% leased as of July 23, 2019 by 36 distinct tenants. The top tenants at the 888 Figueroa Property based on underwritten base rent consist of NBC Operating (TJX Companies), State of CA and GSA (collectively representing 47.1% of NRA and 55.9% of U/W Base Rent (inclusive of rent steps)).

The 888 Figueroa Property was built in 1985 and the borrower sponsor has owned the property since August 2004. Since 2005, the borrower sponsor has invested approximately $4.2 million in capital improvements, $15.1 million in tenant improvements and $3.5 million in leasing commissions.

Major Tenants.

NBC Operating (TJX Companies) (TJX Companies is rated A2/A+ by Moody’s/S&P; 98,467 sq. ft.; 24.4% of NRA; 24.3% of U/W Base Rent): NBC Operating, LP, an operating subsidiary of The TJX Companies, Inc. (“TJX”), hereinafter “NBC (TJX),” leases 98,467 sq. ft. of office space through December 2031 with one, five-year renewal option. NBC (TJX) has a one-time right to terminate its lease effective on January 31, 2029 with 12 months’ notice if no earlier than 18 months and no later than 12 months prior to January 31, 2029 tenant requests to expand within the 888 Figueroa Property and (i) landlord has not been able to reasonably accommodate such request and (ii) tenant has leased alternative space of equal size (including the requested expansion space). The NBC (TJX) space consists of 17,027 sq. ft. on the basement level, 14,109 sq. ft. on the 11th floor, 11,451 sq. ft. on the 14th floor, and the entire 12th, 15th and 16th floors (55,880 sq. ft.). TJX is an off-price apparel and home fashions retailer in the United States and worldwide with over 4,300 stores. TJX operates its business in four main segments: Marmaxx (T.J. Maxx/Marshalls) and HomeGoods, both in the U.S., TJX Canada, and TJX international. NBC (TJX) has been a tenant at the 888 Figueroa Property since 1987, continuously expanding from its original 2,860 sq. ft. to its existing 98,467 sq. ft. Per the property manager, NBC (TJX)’s west coast buying branch operates out of the 888 Figueroa Property.

State of CA (AA-/Aa3/AA- by Fitch/Moody’s/S&P; 49,180 sq. ft.; 12.2% of NRA; 19.5% of U/W Base Rent): The State of CA, through its Department of General Services Real Estate Services Division (“RESD”), leases 49,180 sq. ft. of office space on behalf of five different agencies. These agencies include: Employment Development Department (“EDD”); State Controller; Department of Social Services; Department of Alcohol Beverage Control; and Department of Rehabilitation. The State of CA space consists of six different suites which include: the entire 2nd floor (16,412 sq. ft. expiring in 2024; on-going termination option beginning in 2020); 9,133 sq. ft. on the 3rd floor expiring in 2026 (on-going termination option beginning in 2022); 7,205 sq. ft. on the 7th floor expiring in 2027 (on-going termination option beginning in 2023); 10,865 sq. ft. on the 9th floor expiring in 2027 (on-going termination option beginning in 2023); and 5,565 sq. ft. on the 20th floor expiring in 2023 (on-going termination option beginning in November 2019). The State of CA has been a tenant at the 888 Figueroa Property since at least 2006. The largest agency, the EDD (4.1% of NRA), has been a tenant at the property since 2008. State of CA is not yet in occupancy or paying rent for its space in Suites 360, 700 and 900, which represent 5.7% of NRA and 8.8% of U/W Base Rent (termination options for Suites 700 and 900 if they are not delivered on time). Occupancy is expected between September and November 2019. The RESD is a full-service real estate organization that fulfills the state agencies’ facility and real property needs. RESD manages over 24 million sq. ft. of space in state owned or managed facilities.

GSA (AAA/Aaa/AA+ by Fitch/Moody’s/S&P; 42,610 sq. ft.; 10.5% of NRA; 12.1% of U/W Base Rent): The United States of America, acting by and through the designated representative of the GSA leases 42,610 sq. ft. on behalf of seven different agencies. These agencies include: Department of Transportation; Alcohol & Tobacco, Tax & Trade Bureau; Social Security Administration; Office of Inspector General; Alcohol & Tobacco, Firearms & Explosives; Department of Justice; and Office of Disability Adjudication & Review. The GSA space consists of seven different suites which include: 6,555 sq. ft. on the 4th floor expiring in 2027 (on-going termination option in 2022); 2,079 sq. ft. on the 6th floor expiring in 2025 (on-going termination option beginning in 2020); 14,446 sq. ft. on the 8th floor expiring in 2029 (on-going termination option beginning in 2024); 4,366 sq. ft. on the 10th floor expiring in 2027 (on-going termination option beginning in 2022); 4,624 sq. ft. on the 11th floor expiring in 2026 (on-going termination option beginning in 2021); 8,638 sq. ft. on the 17th floor expiring in 2024 (termination option at any time with 90 days’ notice); and 1,902 sq. ft. on the 20th floor expiring in 2028 (on-going termination option beginning in 2023). The GSA has been a tenant at the 888 Figueroa Property since at least 1994. The GSA is not yet in occupancy or paying rent for its space in Suite 800 which represents 3.6% of NRA and 4.5% of U/W Base Rent. Occupancy is expected in November 2019. The GSA has four months of free rent for Suite 800, which has been fully reserved for. The GSA is an independent agency of the United States Government that was established in 1949 to help manage and support the basic functioning of federal agencies.

Environmental Matters. The Phase I environmental report dated April 23, 2019, did not identify any recognized environmental conditions and recommended no further action at the 888 Figueroa Property.

The Market. The 888 Figueroa Property is located in Los Angeles, California, within the Financial District area of Downtown Los Angeles. Located at the corner of South Figueroa Street and 9th Street, the 888 Figueroa Property is within walking distance to public transportation, LA Live (a 4 million sq. ft. retail/entertainment/theater/hotel residential complex), the Staples Center and the Los Angeles Convention Center. The US-110 Freeway, which connects to both the I-10 and US-101 freeways, is 0.2 miles from the 888 Figueroa Property with access via 8th and 9th Streets.

A-3-8

888 South Figueroa Street Los Angeles, CA 90017	Collateral Asset Summary – Loan No. 1 888 Figueroa	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 54.8% 2.53x 10.1%

According to the appraisal, the 888 Figueroa Property is part of the Downtown Los Angeles Submarket. As of the first quarter of 2019, the Downtown Los Angeles Submarket contained approximately 63.8 million sq. ft. of office space, had a vacancy rate of 14.3% and average asking rents of $39.76 per sq. ft. According to the appraisal, the 888 Figueroa Property is part of a competitive set of eight office properties which reported an average vacancy of 8.2%.

In determining market rent for the 888 Figueroa Property, the appraiser identified the eight comparable office properties within a 2-mile radius listed in the table below.

Office Building Comparables(1)
Property Name Address, City, State	NRA (SF)	Year Built/ Renovated	Total Occupancy (%)	Tenant	Lease Start	Lease Term (years)	Rent PSF(2)
888 Figueroa Property 888 South Figueroa Street Los Angeles, CA	404,136(3)	1985	84.8%(3)	Various(3)	Various(3)	Various(3)	$37.32(3)(4)
777 Tower 777 S Figueroa Street Los Angeles, CA	1,018,633	1990	95.0%	Hartford Fire Insurance	Nov-18	5.5	$41.64
Figueroa at Wilshire 601 South Figueroa Street Los Angeles, CA	1,038,971	1990	92.0%	Various	Aug-18 to Jun-19	5.0-11.5	$28.00 NNN-$42.24
NineFifteen 915 Wilshire Boulevard Los Angeles, CA	390,312	1980/1994	90.0%	Various	Feb-18 to Jan-20	2.0-13.0	$40.00-$45.00
611 Wilshire 611 Wilshire Boulevard Los Angeles, CA	146,848	1958/1986	93.0%	New Tenant All American Creations	Mar-19 Dec-18	2.0 5.0	$30.00 NNN $29.40
Wedbush Center 1000 Wilshire Boulevard Los Angeles, CA	476,491	1987/2017	90.0%	Various	Dec-17 to Nov-18	5.0-7.0	$26.00 NNN -$27.00 NNN
801 Tower 801-813 S Figueroa Street Los Angeles, CA	458,631	1992	92.0%	New Tenant Kuwait Consulate	Mar-19 Feb-19	5.0 5.0	$44.00 $43.20
Wilshire-Grand Building 600 Wilshire Boulevard Los Angeles, CA	296,456	1981/2002	100.0%	New Tenant New Tenant	Dec-18 Dec-18	3.0 5.0	$42.00 $42.00
The BLOC 700 S Flower Street Los Angeles, CA	737,709	1973/2015	85.0%	Pfeiffer Partners Axos Financial	Sep-19 Apr-19	7.6 6.5	$41.40 $43.80
(1)	Source: Appraisal.

(2)	Rent PSF are full service gross unless noted otherwise.

(3)	Based on the underwritten rent roll dated July 23, 2019.

(4)	Represents the weighted average underwritten rent for in-place leases at the 888 Figueroa Property.

A-3-9

888 South Figueroa Street Los Angeles, CA 90017	Collateral Asset Summary – Loan No. 1 888 Figueroa	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 54.8% 2.53x 10.1%

Cash Flow Analysis.

Cash Flow Analysis
	2016	2017	2018	T-12 3/31/2019	U/W(1)(2)(3)	U/W PSF
Base Rent	$11,123,942	$10,873,345	$10,941,104	$10,839,066	$12,784,070	$31.63
Potential Income from Vacant Space	0	0	0	0	2,332,594	$5.77
Gross Potential Rent	$11,123,942	$10,873,345	$10,941,104	$10,839,066	$15,116,664	$37.40
Total Reimbursements	1,061,969	612,074	993,301	1,020,482	1,244,733	$3.08
Other Income(4)	3,021,835	3,034,139	2,973,766	3,077,092	3,573,264	$8.84
Net Rental Income	$15,207,746	$14,519,558	$14,908,171	$14,936,640	$19,934,661	$49.33
Less: Vacancy	0	0	0	0	(2,524,564)	($6.25)
Effective Gross Income	$15,207,746	$14,519,558	$14,908,171	$14,936,640	$17,410,098	$43.08
Total Fixed Expenses	973,968	974,209	996,779	1,025,057	1,463,527	$3.62
Total Variable Expenses	3,774,955	3,369,662	4,104,040	4,229,794	4,278,690	$10.59
Total Expenses	$4,748,923	$4,343,871	$5,100,819	$5,254,851	$5,742,216	$14.21
Net Operating Income	$10,458,823	$10,175,687	$9,807,352	$9,681,789	$11,667,882	$28.87
TI/LC	0	0	0	0	606,204	$1.50
Capital Expenditures	0	0	0	0	80,827	$0.20
Net Cash Flow	$10,458,823	$10,175,687	$9,807,352	$9,681,789	$10,980,851	$27.17
(1)	U/W Base Rent is based upon the underwritten rent roll dated July 23, 2019 and is inclusive of rent steps through February 1, 2020. U/W Base Rent includes rent from four leases where the related tenants are not in occupancy or paying rent. All of the leases are signed with expected occupancy between September and November 2019. All outstanding tenant improvements, leasing commissions and certain contractual free rent obligations were escrowed with the lender at loan origination.

(2)	The increase in U/W Base rent from T-12 3/31/2019 Base Rent is primarily due to six new leases for a total of approximately $1.87 million in U/W Base Rent. This is comprised of GSA: Office of Disability Adjudication & Review ($578,707 U/W Base Rent), State of CA: Dept of Rehabilitation ($537,360 U/W Base Rent), State of CA: Dept of Social Services-State Hearings ($348,720 U/W Base Rent), State of CA: Dept of Social Services ($236,200 U/W Base Rent), Dr. Jennifer Nguyen, DDS ($75,652 U/W Base Rent) and James Y. Wang MD ($96,478 U/W Base Rent).

(3)	Leases for nineteen tenants provide for an abatement of rent at certain points during the tenant’s lease term; however full contract rents were underwritten. These tenants have signed leases and are in occupancy and paying rent. The highest amount of free rent in any given year is in 2021, spread across thirteen tenants with a total of $241,607 or 2.2% of U/W Net Cash Flow. The borrower and non-recourse carve-out guarantor provided a carve-out guaranty for any loss or damage related to the contractual free rent and outstanding landlord obligations subject to a total combined amount of $1.5 million. The combined amount totaled approximately $1.3 million as of loan origination.

(4)	Other Income consists mainly of parking income and signage income with a small component of miscellaneous other income. The increase in U/W Other Income from T-12 Other Income is due to a recently signed amendment with United Valet Parking, Inc. which increased annual rent by $420,000 effective May 1, 2019.

Property Management.  The 888 Figueroa Property is managed by Beverly Management Group, Inc., an affiliate of the borrower sponsor.

Lockbox / Cash Management. The 888 Figueroa Whole Loan documents require a springing hard lockbox account with springing cash management. The lockbox account was set up, opened and under lender control at loan origination. Upon the occurrence and during the continuance of an 888 Figueroa Cash Sweep Trigger Event (as defined below), the borrower is required to deliver a tenant direction letter to each tenant directing each of them to remit their rent payments directly to the lender-controlled lockbox account. The borrower is also required to (and is required to cause the property manager to) deposit all revenue derived from the 888 Figueroa Property into the lockbox account within two business days of receipt. Following the occurrence of an 888 Figueroa Cash Sweep Trigger Event and until the occurrence of an 888 Figueroa Cash Sweep Cure (as defined below), all funds in the lockbox account are required to be swept on each business day into a lender-controlled cash management account and applied in accordance with the 888 Figueroa Whole Loan documents, and excess cash is required to be swept and held in a lender controlled account (the “888 Figueroa Sweep Account”) as additional collateral for the 888 Figueroa Whole Loan. Upon an 888 Figueroa Cash Sweep Cure, all funds in the lockbox account and 888 Figueroa Sweep Account are required to be swept to the borrower’s operating account.

An “888 Figueroa Cash Sweep Trigger Event” means the occurrence of any one or more of the following as determined by the lender in its sole discretion: (a) an event of default under the 888 Figueroa Whole Loan documents; (b) the debt service coverage ratio being less than 1.15x; (c) an NBC Operating Trigger Event (as defined below); or (d) in the event there is any prepayment premium amounts in excess of $600,000 (“Prepayment Premium Excess”) in connection with any application by the lender of the Earnout Reserve (as defined below) to reduce the loan amount and the borrower fails to pay the Prepayment Premium Excess in connection with any such application.

An “888 Figueroa Cash Sweep Cure” means the following, as determined by the lender in its sole discretion: (i) with respect to an 888 Figueroa Cash Sweep Trigger Event described in clause (a) above, upon the waiver by the lender of such event of default and no event of default exists for one quarter, or cure accepted by the lender of, such event of default, (ii) with respect to an 888 Figueroa Cash Sweep Trigger Event described in clause (b) above, the debt service coverage ratio exceeds 1.15x for one calendar quarter on an actual basis determined by the lender as of the last day of a calendar quarter, (iii) with respect to an 888 Figueroa Cash Sweep Trigger Event described in clause (c) above, an NBC Operating Cure Event (as defined below); or (iv) with respect to a 888 Figueroa Cash Sweep Trigger Event described in clause (d) above, the borrower has paid in full any Prepayment Premium Excess or alternatively, there is sufficient excess cash flow to satisfy any Prepayment Premium Excess due in connection with a reduction of the loan amount by the lender with the Earnout Reserve funds.

An “NBC Operating Trigger Event” means the following, as determined by the lender in its sole discretion: (a) NBC (TJX) files voluntary bankruptcy or insolvency proceedings, or any person files an involuntary bankruptcy or insolvency proceeding against NBC (TJX) and such involuntary filing is not dismissed within thirty (30) days of such involuntary filing; (b) NBC (TJX) provides notice of early termination

A-3-10

888 South Figueroa Street Los Angeles, CA 90017	Collateral Asset Summary – Loan No. 1 888 Figueroa	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 54.8% 2.53x 10.1%

of the NBC (TJX) lease; or (c) a default (including non-payment of rent or other financial obligations under the NBC (TJX) lease) exists under the NBC (TJX) lease after the expiration of any applicable notice and cure periods.

An “NBC Operating Cure Event” means the following, as determined by the lender in its sole discretion: (i) with respect to an NBC Operating Trigger Event described in clause (a) above, NBC (TJX) has (A) obtained the applicable bankruptcy court’s approval of its affirmation of the NBC (TJX) lease, and (B) delivered to the lender a new estoppel certificate in form and substance reasonably acceptable to the lender, which estoppel certificate must certify, among other things, that (1) the NBC (TJX) lease has been validly affirmed in the bankruptcy proceeding and remains in full force and effect on the same terms and conditions as the NBC (TJX) lease in effect as of the date of loan origination, unless approved by the lender in writing, (2) there is no default existing under the NBC (TJX) lease, (3) NBC (TJX) is in occupancy of, and open for business to the general public, (4) NBC (TJX) is paying full, unabated rent under the NBC (TJX) lease, and (5) the NBC (TJX) lease has not been amended or modified without the lender’s prior written consent; provided, however, with respect to an involuntary bankruptcy or insolvency proceeding, the NBC Operating Cure Event will be deemed to occur when such involuntary bankruptcy or insolvency proceeding is dismissed; (ii) with respect to an NBC Operating Trigger Event described in clause (b) above, (I) the borrower has re-let the entire space leased to NBC (TJX) or to one or more replacement tenants reasonably acceptable to the lender pursuant to executed leases containing terms and conditions reasonably acceptable to the lender, and (A) such replacement tenant’s lease is in full force and effect, and (B) such replacement tenant has commenced paying rent required under its lease, all as evidenced by an estoppel certificate from the replacement tenant in form and substance reasonably satisfactory to the lender; or (II) the borrower has re-let at least 75% of the space currently leased to NBC (TJX) to one or more replacement tenants reasonably acceptable to the lender pursuant to executed leases containing terms and conditions reasonably acceptable to the lender, and (A) such replacement tenant’s lease is in full force and effect, (B) such replacement tenant has commenced paying rent required under its lease, all as evidenced by an estoppel certificate from the replacement tenant in form and substance satisfactory to the lender, (C) not less than 75% of the entire premises is occupied under leases that have been approved by the lender or are otherwise in full compliance with the terms of the 888 Figueroa Whole Loan Documents, and (D) the debt service coverage ratio is equal to or greater than 1.85x, calculated as of the last day of a calendar quarter, as determined by the lender; or (iii) with respect to an NBC Operating Trigger Event described in clause (c) above, the curing of the applicable lease default under the NBC (TJX) lease.

Initial and Ongoing Reserves.

Tax Reserves. At loan origination, the borrower deposited $314,024 into a real estate tax reserve account. On each payment date, the borrower is required to deposit reserves of 1/12 of the taxes that the lender estimates will be payable over the next-ensuing 12-month period (initially estimated to be $78,506).

Insurance Reserves. Insurance escrows are waived so long as the 888 Figueroa Property is covered by an acceptable blanket policy (which is currently maintained) and an event of default has not occurred under the 888 Figueroa Whole Loan documents. If such conditions are no longer satisfied, on each payment date, the borrower will be required to fund an insurance reserve in a monthly amount equal to 1/12 of the amount that the lender estimates will be necessary to pay insurance premiums for the renewal of coverage.

Replacement Reserves. On each payment date, the borrower is required to deposit $5,050 into a replacement reserve for capital expenditures (subject to a cap of $60,600 with replenishment obligations). If during the loan term, the debt service coverage ratio is less than 1.25x, the monthly deposit will increase to $6,733 (subject to a cap of $80,797).

TI/LC Reserve. At loan origination, the borrower deposited $1,645,592 in outstanding tenant improvement and leasing commissions with respect to two new leases with the State of CA and one new lease with the GSA. On each payment date, the borrower is required to deposit $17,055 into a TI/LC reserve (subject to a cap of $204,660 with replenishment obligations). If during the loan term, the debt service coverage ratio is less than 1.25x, the monthly deposit will increase to $34,110 (subject to a cap of $409,320).

Free Rent Reserve. At loan origination, the borrower deposited $312,549 for outstanding free rent obligations related to the new GSA lease (Suite 800) which has an executed lease but rent payments have not yet commenced and the tenant has not yet taken occupancy.

Earnout Reserve. At loan origination, the borrower deposited $6,600,000 comprised of $6,000,000 in holdback funds and $600,000 in estimated prepayment premium funds as further described below.

Earnout Reserve. The Earnout Reserve includes (A) a $6,000,000 holdback to be maintained for as long as the lease for Suite 900 is not signed and (B) $600,000 for any potential prepayment premium in the event the escrow proceeds are applied against the loan amount. On July 19, 2019, the lender received a fully executed lease with the State of California for Suite 900 that satisfies the requirements for release of a portion of the $6,600,000 earnout reserve (leaving a reserve equal to the amount necessary to cover all tenant improvements and leasing commissions (currently estimated to be approximately $650,000), free rent (if applicable) and any other borrower obligations), which portion may be disbursed to the borrower upon written request by the borrower. If the Earnout Reserve is not fully disbursed within two years of loan origination, lender may either grant a one-year extension (if borrower is diligently pursuing a new lease) or use the escrow funds to pay-down the loan, which will require payment of the prepayment premium.

A-3-11

888 South Figueroa Street Los Angeles, CA 90017	Collateral Asset Summary – Loan No. 1 888 Figueroa	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 54.8% 2.53x 10.1%

Current Mezzanine or Subordinate Indebtedness. None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. None.

A-3-12

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A-3-13

1201 Lake Woodlands Drive The Woodlands, TX 77380	Collateral Asset Summary – Loan No. 2 Woodlands Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$70,000,000 26.0% 3.95x 17.4%

A-3-14

1201 Lake Woodlands Drive The Woodlands, TX 77380	Collateral Asset Summary – Loan No. 2 Woodlands Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$70,000,000 26.0% 3.95x 17.4%

NORDSTROM
jcpenney
Dillard's
macy's
ARHAUS
HOLLISTER
SEPHORA
ALDO
FOREVER 21
DICK'S
BANANA REPUBLIC
URBAN OUTFITTERS
pottery barn kids
LOFT
xfinity
BARNES & NOBLE
LEVEL ONE
Anchor
Non Anchor / In-line
Vacant

NORDSTROM
jcpenney
Dillard's
macy's
ARHAUS
EXPRESS
PACSUN
FOREVER 21
DICK'S
BARNES & NOBLE
LEVEL TWO
Anchor
Non Anchor / In-line
Vacant

A-3-15

1201 Lake Woodlands Drive The Woodlands, TX 77380	Collateral Asset Summary – Loan No. 2 Woodlands Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$70,000,000 26.0% 3.95x 17.4%

A-3-16

1201 Lake Woodlands Drive The Woodlands, TX 77380	Collateral Asset Summary – Loan No. 2 Woodlands Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$70,000,000 26.0% 3.95x 17.4%

A-3-17

1201 Lake Woodlands Drive The Woodlands, TX 77380	Collateral Asset Summary – Loan No. 2 Woodlands Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$70,000,000 26.0% 3.95x 17.4%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Refinance
Borrower Sponsors:	Brookfield Property REIT Inc.; Brookfield Property Partners L.P.; Brookfield Asset Management Inc.
Borrower:	The Woodlands Mall Associates, LLC
Original Balance(1):	$70,000,000
Cut-off Date Balance(1):	$70,000,000
% by Initial UPB:	8.6%
Interest Rate:	4.25600%
Payment Date:	1st of each month
First Payment Date:	September 1, 2019
Maturity Date:	August 1, 2029
Amortization:	Interest Only
Additional Debt(1)(2):	$177,600,000 Pari Passu Debt; $177,400,000 B Note; $40,000,000 Mezzanine Debt; Future Mezzanine Debt Permitted
Call Protection(3)(4):	L(24), D(91), O(5)
Lockbox / Cash Management:	Hard / Springing

Reserves(5)
	Initial	Monthly	Cap
Taxes:	$0	Springing	NAP
Insurance:	$0	Springing	NAP
Replacement:	$0	Springing	$377,291
TI/LC:	$0	Springing	$3,018,324
Outstanding Tenant Obligations:	$2,174,886	NAP	NAP
Major Anchor:	$0	Springing	(5)
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Super Regional Mall
Collateral:	Fee Simple
Location:	The Woodlands, TX
Year Built / Renovated:	1994; 2003; 2016 / NAP
Total Sq. Ft.(6):	758,231
Property Management:	Self-Managed
Underwritten NOI:	$43,116,674
Underwritten NCF:	$42,206,797
Appraised Value:	$953,400,000
Appraisal Date:	April 20, 2019

Historical NOI
Most Recent NOI:	$43,706,659 (T-12 May 31, 2019)
2018 NOI:	$43,176,859 (December 31, 2018)
2017 NOI:	$41,521,330 (December 31, 2017)
2016 NOI:	$37,955,056 (December 31, 2016)

Historical Occupancy(7)
Most Recent Occupancy:	95.8% (May 28, 2019)
2018 Occupancy:	94.2% (December 31, 2018)
2017 Occupancy:	95.8% (December 31, 2017)
2016 Occupancy:	96.1% (December 31, 2016)
Financial Information(1)(2)
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV Cut-off / Balloon	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$70,000,000
Pari Passu Notes	177,600,000
Total Senior Notes	$247,600,000	$327 / $327	26.0% / 26.0%	4.04x / 3.95x	17.4% / 17.0%	17.4% / 17.0%
B Note	177,400,000
Whole Loan	$425,000,000	$561 / $561	44.6% / 44.6%	2.35x / 2.30x	10.1% / 9.9%	10.1% / 9.9%
Mezzanine Loan(2)	40,000,000
Total Debt	$465,000,000	$613 / $561	48.8% / 44.6%	1.83x / 1.79x	9.3% / 9.1%	10.1% / 9.9%
(1)	The Woodlands Mall Loan (as defined below) is part of a whole loan evidenced by eight pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $247.6 million and one subordinate note with an outstanding principal balance as of the Cut-off Date of $177.4 million.

(2)	See “Current Mezzanine or Subordinate Indebtedness” and “Future Mezzanine or Subordinate Indebtedness Permitted” herein. The mezzanine loan was sold to a third party.

(3)	The lockout period will be at least 24 payments beginning with and including the first payment date of September 1, 2019. The borrower has the option to defease the full $425.0 million Woodlands Mall Whole Loan (as defined below) after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) the third anniversary of the first payment date. The actual lockout period may be longer.

(4)	See “Partial Releases” herein.

(5)	See “Initial and Ongoing Reserves” herein.

(6)	Based on total collateral sq. ft. of 758,231, which does not account for an additional 713,438 sq. ft. for Dillard’s (229,866 sq. ft.), Macy’s (199,019 sq. ft.), JCPenney (146,553 sq. ft.) and Nordstrom (138,000 sq. ft.), which are not part of the collateral.

(7)	Borrower provided information, reflects collateral occupancy only. Inclusive of the non-collateral anchors, 2016 Occupancy was 96.6%, 2017 Occupancy was 96.4%, 2018 Occupancy was 94.9% and Most Recent Occupancy was 97.8%.

A-3-18

1201 Lake Woodlands Drive The Woodlands, TX 77380	Collateral Asset Summary – Loan No. 2 Woodlands Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$70,000,000 26.0% 3.95x 17.4%

The Loan.    The Woodlands Mall loan (the “Woodlands Mall Loan”) is part of a whole loan (the “Woodlands Mall Whole Loan”) evidenced by eight pari passu notes with an aggregate principal balance as of the Cut-off Date of $247.6 million (the “Woodlands Mall Senior Notes”) and one subordinate note with a principal balance as of the Cut-off Date of $177.4 million (the “Woodlands Mall Subordinate Note”). The Woodlands Mall Whole Loan has an aggregate principal balance as of the Cut-off Date of $425.0 million and is secured by a first mortgage lien on the borrower’s fee simple interest in a 758,231 sq. ft. portion (the “Woodlands Mall Property”) of an approximately 1.47 million sq. ft. super regional mall located in The Woodlands, Texas (the “Woodlands Mall Shopping Center”). Only the non-controlling Note A-2 and Note A-6, with an aggregate outstanding principal balance as of the Cut-off Date of $70.0 million, are being contributed to the CD 2019-CD8 Trust and constitute the Woodlands Mall Loan.

The relationship between the holders of the Woodlands Mall Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The AB Whole Loans—Woodlands Mall Whole Loan” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-2, A-6	$70,000,000	$70,000,000	CD 2019-CD8	No
A-1-1, A-5, A-7	76,200,000	76,200,000	Benchmark 2019-B12(1)	No(1)
A-1-2, A-3, A-4	101,400,000	101,400,000	DBRI	No
Total Senior Notes	$247,600,000	$247,600,000
B	177,400,000	177,400,000	Benchmark 2019-B12 (Loan Specific Certificates)(1)	Yes(1)
Total	$425,000,000	$425,000,000

(1)	Anticipated to be transferred to the Benchmark 2019-B12 securitization upon the closing of such securitization. The holder of the Woodlands Mall Subordinate Note will have the right to appoint the special servicer of the Woodlands Mall Whole Loan and to direct certain decisions with respect to the Woodlands Mall Whole Loan, unless a control appraisal event exists under the related co-lender agreement; provided that after the occurrence of a control appraisal event with respect to the Woodlands Mall Subordinate Note, the holder of the Woodlands Mall Note A-1-1 will have such rights. For so long as the Woodlands Mall Subordinate Note is included in the Benchmark 2019-B12 securitization, if a control appraisal event does not exist, such rights will be exercised by the directing holder of the Benchmark 2019-B12 loan specific certificates, and if a control appraisal event exists, will be exercised by the directing holder of the Benchmark 2019-B12 securitization.

The Woodlands Mall Whole Loan has a 10-year term and is interest only for the entire term. The Woodlands Mall Whole Loan accrues interest at an interest rate of 4.25600% per annum. The Woodlands Mall Whole Loan proceeds, together with a mezzanine loan, were used to refinance existing debt, fund outstanding landlord obligations in connection with recent leasing, pay closing costs, and return equity to the borrower. Based on the “as is” appraised value of $953.4 million as of April 20, 2019, the Cut-off Date LTV Ratio for the Woodlands Mall Senior Notes is 26.0%, for the Woodlands Mall Whole Loan is 44.6% and for the Woodlands Mall Total Debt is 48.8%. The most recent financing of the Woodlands Mall Property was not included in a securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$425,000,000	91.4%	Loan Payoff	$322,891,259	69.4%
Mezzanine Loan	40,000,000	8.6	Upfront Reserves	2,174,886	0.5
			Closing Costs	3,880,393	0.8
			Return of Equity	136,053,462	29.3
Total Sources	$465,000,000	100.0%	Total Uses	$465,000,000	100.0%

The Borrower / Borrower Sponsors. The borrower is The Woodlands Mall Associates, LLC, a single purpose Delaware limited liability company structured to be bankruptcy-remote, with two independent directors in its organizational structure (the “Woodlands Mall Borrower”). The borrower sponsors are Brookfield Property REIT Inc., Brookfield Property Partners L.P. and Brookfield Asset Management Inc. and the non-recourse carveout guarantor is BPR OP, LP, each an affiliate of Brookfield Properties.

Brookfield Properties is a fully-integrated, global real estate services company, providing development and portfolio management capabilities across the real estate investment strategies of Brookfield Asset Management — a global alternative asset manager with over $365 billion in assets under management. Brookfield Properties manages or owns approximately 320 million sq. ft. of office, retail and multifamily commercial real estate worldwide. The Woodlands Mall Property has historically been indirectly owned by GGP Inc. In August 2018, GGP Inc. was acquired by Brookfield Property Partners L.P.

A-3-19

1201 Lake Woodlands Drive The Woodlands, TX 77380	Collateral Asset Summary – Loan No. 2 Woodlands Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$70,000,000 26.0% 3.95x 17.4%

The Property.

Tenant Summary(1)
Tenant	Ratings (Fitch/Moody’s/S&P)(2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF	% of Total U/W Base Rent	Lease Expiration
							Sales PSF(3)	Occupancy Cost(3)
Forever 21(4)	NR / NR / NR	85,150	11.2%	$20.53	5.4%	6/30/2025	$90	22.9%
Dick’s Sporting Goods	NR / NR / NR	83,075	11.0	$18.50	4.7	1/31/2027	$153	16.1%
Victoria’s Secret	NR / Ba1 / BB	9,474	1.2	$77.00	2.2	1/31/2027	$824	15.6%
Barnes & Noble	NR / NR / NR	30,471	4.0	$22.97	2.2	1/31/2020	$268	8.6%
Arhaus Furniture	NR / NR / NR	14,484	1.9	$45.92	2.0	1/31/2025	$480	11.9%
Express	NR / NR / NR	7,429	1.0	$85.89	2.0	1/31/2021	$364	23.6%
Pottery Barn	NR / NR / NR	13,363	1.8	$47.74	2.0	1/31/2022	$511	11.2%
Tyler’s	NR / NR / NR	17,116	2.3	$34.88	1.8	10/31/2023	$302	15.2%
Microsoft	AA+ / Aaa / AAA	6,506	0.9	$81.04	1.6	6/25/2024	$834	10.9%
Altar’d State	NR / NR / NR	6,809	0.9	$75.13	1.6	1/31/2025	$571	15.1%
Subtotal / Wtd. Avg.		273,877	36.1%	$30.28	25.5%
Remaining Tenants		452,171	59.6	$53.50	74.5
Occupied Subtotal / Wtd. Avg.(5)		726,048	95.8%	$46.39	100.0%
Vacant Space		32,183	4.2
Total / Wtd. Avg.		758,231	100.0%

(1)	Based on the underwritten rent roll dated May 28, 2019.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Sales PSF and Occupancy Cost are as of the trailing twelve months ending May 31, 2019.

(4)	Forever 21 has the right to terminate its lease at any time upon 180 days’ notice and payment of a termination fee equal to twelve months of minimum annual rent.

(5)	The Occupied Subtotal / Wtd. Avg. U/W Base Rent PSF excludes 25,819 sq. ft. which has no attributable base rent.

The following table presents certain information relating to the historical occupancy and tenant sales at the Woodlands Mall Property:

Historical Occupancy and Tenant Sales(1)(2)
	2010	2011	2012	2013	2014	2015	2016	2017	2018	Current(3)
Occupancy including non-collateral anchors(4)	93.1%	93.6%	96.1%	96.5%	97.7%	83.8%	96.6%	96.4%	94.9%	97.8%
Occupancy excluding non-collateral anchors(4)	91.4%	92.0%	95.4%	95.9%	97.3%	81.3%	96.1%	95.8%	94.2%	95.8%
In-line Tenant (<10,000 sq. ft.) Sales PSF(5)	NAP	NAP	NAP	NAP	NAP	NAP	$723	$711	$717	$708
In-line Tenant (<10,000 sq. ft.) Sales PSF (excl. Apple)	NAP	NAP	NAP	NAP	NAP	NAP	$622	$602	$590	$569
(1)	Historical Occupancy is based on the average of each respective year.

(2)	Not all tenants at the Woodlands Mall Property are required to report sales.

(3)	Current occupancy is based on the underwritten rent roll dated May 28, 2019, including recently executed leases. Current sales data is as of the trailing 12 months ending May 31, 2019.

(4)	In 2015, occupancy declined due to the Dick’s Sporting Goods box being added to the Woodlands Mall Property, but not capturing the Dick’s Sporting Goods lease as in-place given the store did not open for operation until October 2016.

(5)	Apple’s sales are based on the tenant’s 8,409 sq. ft. that it will be expanding into in December 2019 at the Woodlands Mall Property.

A-3-20

1201 Lake Woodlands Drive The Woodlands, TX 77380	Collateral Asset Summary – Loan No. 2 Woodlands Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$70,000,000 26.0% 3.95x 17.4%

Lease Rollover Schedule(1)(2)(3)
Year	Number of Leases Expiring(4)	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	1	1,917	0.3%	1,917	0.3%	$0.00	0.0%	0.0%
2019	15	36,616	4.8	38,533	5.1%	$47.44	5.3	5.3%
2020	21	70,726	9.3	109,259	14.4%	$42.61	9.3	14.6%
2021	20	35,940	4.7	145,199	19.1%	$76.41	8.5	23.1%
2022	15	75,799	10.0	220,998	29.1%	$47.76	11.1	34.2%
2023	11	44,434	5.9	265,432	35.0%	$52.06	7.1	41.3%
2024	16	68,633	9.1	334,065	44.1%	$44.93	9.5	50.8%
2025	15	145,211	19.2	479,276	63.2%	$38.33	17.1	68.0%
2026	14	33,746	4.5	513,022	67.7%	$72.29	7.5	75.5%
2027	8	124,644	16.4	637,666	84.1%	$28.37	10.9	86.4%
2028	13	31,094	4.1	668,760	88.2%	$71.25	6.8	93.2%
2029	9	38,371	5.1	707,131	93.3%	$42.66	5.0	98.2%
Thereafter	4	18,917	2.5	726,048	95.8%	$30.46	1.8	100.0%
Vacant	0	32,183	4.2	758,231	100.0%	NAP	NAP
Total / Wtd. Avg. (5)	162	758,231	100.0%			$46.39	100.0%
(1)	Based on the underwritten rent roll dated May 28, 2019.

(2)	Calculated based on the approximate square footage occupied by each collateral tenant.

(3)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Rollover Schedule.

(4)	Number of Leases Expiring excludes approximately 30 temporary/kiosk tenants which operate under short term leases.

(5)	The Total / Wtd. Avg. Annual U/W Base Rent PSF excludes 25,819 sq. ft. which has no attributable base rent.

The Woodlands Mall Property is a 758,231 sq. ft. portion of the Woodlands Mall Shopping Center, a two-level enclosed super regional mall that contains approximately 1.47 million sq. ft. of gross leasable area. The Woodlands Mall Shopping Center is anchored by Dillard’s, Macy’s, JCPenney, and Nordstrom, which each separately own their improvements and underlying land and as such are excluded from the Woodlands Mall Whole Loan collateral. The Woodlands Mall Shopping Center is also junior anchored by Dick’s Sporting Goods and Forever 21 (both part of the Woodlands Mall Whole Loan collateral). The four major non-collateral anchors (Dillard’s, Macy’s, JCPenney, and Nordstrom) have 2018 sales estimates of $41.0 million, $73.0 million, $15.0 million, and $34.2 million, respectively. The operating covenants of the non-collateral anchors have expired, other than Nordstrom, which expires in 2029. As of the trailing 12 months ending May 2019, Dick’s Sporting Goods and Forever 21 reported total sales of approximately $12.7 million and $7.6 million, respectively.

The Woodlands Mall Property consists of a broad merchandise mix with over 150 specialty retailers including Apple, Athleta, Banana Republic, Coach, Microsoft, Pink, Pottery Barn, Michael Kors, and Sephora. Additionally, there are five office suites at the Woodlands Mall Property, which comprise 38,087 sq. ft. The Woodlands Mall Property also features diverse dining options such as Brio, The Cheesecake Factory, Fleming’s Prime Steakhouse, Panera Bread, and P.F. Chang’s Asian Bistro, which are complemented by a ten-bay food court located in the lower level of the Woodlands Mall Property. The Apple store is expanding its footprint at the Woodlands Mall Property, and is expected to comprise 8,409 sq. ft. upon expansion, which is expected to be completed in December 2019 (current footprint is 6,311 sq. ft.). The borrower sponsor spent approximately $7.9 million associated with the Apple suite, which involved creation of the space in the center court of the Woodlands Mall Property, including structural work and removal of escalators. The borrower sponsor has turned over this raw space to Apple, and according to the borrower sponsor, Apple plans to invest significant capital to renovate space. As of the trailing 12 months ending May 2019, the Apple store generated sales of approximately $50.1 million ($7,934 PSF (based on sq. ft. prior to its expansion)). Other notable features at the Woodlands Mall Property include an outdoor lifestyle shopping area connected to the Woodlands waterway where visitors can experience water taxi service to surrounding offices and residences.

The Woodlands Mall Property has an in-place underwritten occupancy of 95.8% (excluding non-collateral anchors). As of the trailing 12 months ending May 2019, the Woodlands Mall Property generated in-line (<10,000 sq. ft.) sales of $708 PSF with an occupancy cost ratio of 13.4%. Excluding the Apple store, the Woodlands Mall Property generated in-line (<10,000 sq. ft.) sales of $569 PSF with an occupancy cost ratio of 16.8% over the same period.

Environmental Matters. According to a Phase I environmental report, dated May 3, 2019, there are no recognized environmental conditions or recommendations for further action at the Woodlands Mall Property, except that the following actions were recommended: (i) the biomedical waste generated from Unit 4010 (office dental unit) be disposed of in an appropriate manner by a contracted waste hauler, and (ii) continued implementation of the company-wide environmental / asbestos policy.

A-3-21

1201 Lake Woodlands Drive The Woodlands, TX 77380	Collateral Asset Summary – Loan No. 2 Woodlands Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$70,000,000 26.0% 3.95x 17.4%

The Market. The Woodlands Mall Property is located in The Woodlands, Texas a half-mile west of the intersection of I-45. The Woodlands Mall Property was originally built across 1994, 2003 and 2016 as a two-level enclosed shopping center. The Woodlands Mall Property is located within Houston’s largest mixed-use development known as The Woodlands, which is located approximately 30 miles north of Houston. Development of The Woodlands began in 1974 by The Woodlands Corporation, a subsidiary of Mitchell Energy and Development Corporation. The Woodlands is a master-planned community that includes residential, commercial, business, and industrial segments, and is designed to be a self-supporting economic entity. The Woodlands is home to more than nearly 112,000 residents and over 900 businesses employing an estimated 40,638 people. Single and multi-family home development totals over 26,000 homes with over five million sq. ft. of retail/general commercial space and seven million sq. ft. of office and industrial space. Based on current population projections, The Woodlands’ residential component is forecasted to be fully built out by 2020 and is projected to have approximately 130,000 residents.

The following table presents certain information relating to the primary competition for the Woodlands Mall Property:

Competitive Set Summary(1)
	Woodlands Mall Shopping Center(2)	Market Street at The Woodlands	Willowbrook Mall(3)	Deerbrook Mall(3)	Houston Premium Outlets
Distance from Subject	NAP	0.1 miles	15 miles	15 miles	20 miles
Property Type	Super Regional Mall	Lifestyle Center	Super Regional Center/Mall	Super Regional Center/Mall	Outlet Center
Year Built	1994, 2003, 2016	2003	1981	1984	2008
Total GLA	1,471,669	492,244	1,449,632	1,211,733	542,000
Total Occupancy	97.8%	98.0%	97.0%	99.0%	99.0%
Sales PSF	$680	$650	$610	$530	$500
Anchors & Jr. Anchors	Macy’s, Dillard’s, JCPenney, Nordstrom, Dick’s Sporting Goods, Forever 21	HEB, Cinemark	Macy’s, Dillard’s, JCPenney, Nordstrom Rack, Sears, Dick’s Sporting Goods, Forever 21	Macy’s, Dillard’s, JCPenney, Sears, Dick’s Sporting Goods, Forever 21, AMC 24	Saks Off Fifth, Forever 21, Nike Factory Store
(1)	Source: Appraisal.

(2)	Based on Woodlands Mall Shopping Center, including non-collateral anchors.

(3)	The Willowbrook Mall and Deerbrook Mall are owned by the borrower sponsor.

A-3-22

1201 Lake Woodlands Drive The Woodlands, TX 77380	Collateral Asset Summary – Loan No. 2 Woodlands Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$70,000,000 26.0% 3.95x 17.4%

Cash Flow Analysis.

Cash Flow Analysis
	2016	2017	2018	T-12 5/31/2019	U/W(1)	U/W PSF(2)
Base Rent	$28,621,745	$31,111,560	$32,538,184	$33,313,292	$32,484,623	$42.84
Rent Steps(3)	0	0	0	0	747,681	$0.99
Gross Up Vacancy	0	0	0	0	2,965,936	$3.91
Reimbursements	11,821,126	12,508,578	11,984,194	12,383,926	13,320,934	$17.57
Other Income(4)	6,723,425	8,189,537	8,267,824	8,220,484	7,378,029	$9.73
Vacancy & Credit Loss	(122,935)	(278,970)	172,149	(109,714)	(2,965,936)	($3.91)
Effective Gross Income	$47,043,362	$51,530,705	$52,962,351	$53,807,988	$53,931,267	$71.13
Real Estate Taxes	2,779,751	3,901,952	4,054,151	4,370,019	$5,083,264	$6.70
Insurance	224,629	212,697	111,713	116,909	116,928	$0.15
Management Fee	1,000,000	1,000,000	1,000,000	1,000,000	1,000,000	$1.32
Other Operating Expenses	5,083,926	4,894,727	4,619,627	4,614,401	4,614,401	$6.09
Total Operating Expenses	$9,088,306	$10,009,375	$9,785,492	$10,101,329	$10,814,593	$14.26
Net Operating Income	$37,955,056	$41,521,330	$43,176,859	$43,706,659	$43,116,674	$56.86
TI/LC	0	0	0	0	758,231	$1.00
Capital Expenditures	0	0	0	0	151,646	$0.20
Net Cash Flow	$37,955,056	$41,521,330	$43,176,859	$43,706,659	$42,206,797	$55.66
(1)	Based on the underwritten rent roll dated May 28, 2019.

(2)	U/W PSF is based on 758,231 sq. ft.

(3)	Includes $621,640 of contractual rent steps through June 1, 2020 and $126,041 for straight line average rent for Microsoft, Starbucks, Sephora, AT&T, Coach and Michael Kors.

(4)	U/W Other Income consists of % in lieu income ($550,214), overage rent ($722,055), specialty leasing income ($5,488,535), and miscellaneous income ($617,224), which includes parking revenue, carousel revenue and trash pad/recycling income.

Property Management.   The Woodlands Mall Property is self-managed.

Lockbox / Cash Management.     The Woodlands Mall Whole Loan is structured with a hard lockbox and springing cash management. The Woodlands Mall Borrower was required at loan origination to deliver letters to all tenants at the Woodlands Mall Property directing them to deposit all rents and payments into a lender controlled lockbox account. To the extent no Cash Sweep Period (as defined below) is continuing, all funds in the lockbox account are required to be transferred to or at the direction of the Woodlands Mall Borrower. Following the occurrence and during the continuance of a Cash Sweep Period, all funds in the lockbox account are required to be swept each business day to a segregated cash management account under the control of the lender and disbursed in accordance with the loan documents.

During the continuance of a Cash Sweep Period, all excess cash flow after debt service, reserves, operating expenses, extraordinary expenses and mezzanine debt service is required to remain in the lender controlled account and be held as additional collateral for the Woodlands Mall Whole Loan; provided, however, that if a Major Anchor Sweep Period (as defined below) is then continuing, to the extent described below, the excess cash flow is required to be deposited into a major anchor sweep reserve account to be applied pursuant to the loan documents.

A “Cash Sweep Period” means any period during the continuance of (i) an event of default under the loan documents, (ii) during a bankruptcy action of the Woodlands Mall Borrower or the non-recourse carveout guarantor, (iii) any Low DSCR Trigger Period (as defined below), (iv) a mezzanine loan default or (v) a Major Anchor Sweep Period (as defined below), until such time that the Woodlands Mall Borrower has cured the applicable Cash Sweep Period in accordance with the terms of the Woodlands Mall Whole Loan documents.

A “Low DSCR Trigger Period” means any period during the continuance of which (i) the debt service coverage ratio based on the Woodlands Mall Whole Loan is less than 2.00x or (ii) the combined debt service coverage ratio based on the Woodlands Mall Whole Loan and related mezzanine loan is less than 1.45x and will end if (a) a Woodlands Mall Whole Loan debt service coverage ratio of at least 2.00x and (b) a combined debt service coverage ratio of at least 1.45x, is achieved as of any debt service coverage ratio calculation date, as determined by the lender.

A “Major Anchor Sweep Period” will commence upon any of the following: (a) the early termination, early cancellation or early surrender of the Major Anchor (as defined below) premises or upon the Woodlands Mall Borrower’s receipt of notice by a Major Anchor of its intent to effect an early termination, early cancellation or early surrender with respect to its respective premises, (b) if a Major Anchor has ceased its business (“goes dark”) at substantially all of its space or (c) a bankruptcy action of any Major Anchor or its direct or indirect parent.

A Major Anchor Sweep Period will end (a) if such Major Anchor premises are owned by the Woodlands Mall Borrower or an affiliate of the Woodlands Mall Borrower, (i) the applicable Major Anchor lease has been renewed pursuant to its terms or (ii) a portion of the Major Anchor premises equal to at least the Occupancy Threshold (as defined below) has been re-tenanted to one or more retail or related uses (or such other use as is approved by the lender in its sole and absolute discretion) and in a manner which is not inconsistent with

A-3-23

1201 Lake Woodlands Drive The Woodlands, TX 77380	Collateral Asset Summary – Loan No. 2 Woodlands Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$70,000,000 26.0% 3.95x 17.4%

the operation of the balance of the Woodlands Mall Property and such Major Anchor premises have been re-tenanted pursuant to the loan documents, or (b) if such Major Anchor premises are not owned by the Woodlands Mall Borrower or an affiliate of the Woodlands Mall Borrower, a portion of the Major Anchor premises equal to at least the Occupancy Threshold has been re-tenanted to or is otherwise owned and occupied by one or more retail use (or such other use approved by the lender in its sole discretion) tenants or owner and operator.

A “Major Anchor” is any of (a) Nordstrom, (b) Macy’s, (c) Dillard’s, (d) JCPenney or (e) any other owner, operator or tenant with respect to substantially all of any space occupied by such anchor tenants.

The “Occupancy Threshold” is (i) if a Major Anchor premises are 150,000 sq. ft. or greater, then 65% of such Major Anchor premises occupied and open for business or (ii) if the Major Anchor premises are less than 150,000 sq. ft., then 80% of such Major Anchor premises occupied and open for business.

Initial and Ongoing Reserves.    At origination, the borrower deposited $2,174,886 into a reserve for outstanding tenant improvement allowances and/or leasing commissions in connection with leases at the Woodlands Mall Property.

Tax Escrows – On a monthly basis, during the continuance of a Cash Sweep Period, the borrower is required to escrow for real estate taxes in the amount of 1/12 of estimated annual property taxes.

Insurance Escrows – On a monthly basis, during the continuance of a Cash Sweep Period, the borrower is required to escrow for insurance premiums in the amount of 1/12 of estimated annual insurance premiums (waived if an acceptable blanket policy is in place and there is no event of default continuing).

Replacement Reserves – On a monthly basis, during the continuance of a Cash Sweep Period, the borrower is required to escrow approximately $15,720 for replacement reserve funds, subject to a cap of $377,291.

TI/LC Funds – On a monthly basis, during the continuance of a Cash Sweep Period, the borrower is required to escrow approximately $125,764 for tenant rollover funds, subject to a cap of $3,018,324.

During the continuance of a Major Anchor Sweep Period, all excess cash flow (after payment of all amounts due under the loan documents, including the monthly reserves) is required to be swept into a subaccount of the cash management account to be held as additional collateral for the Woodlands Mall Whole Loan until an aggregate amount equal to the Individual Major Anchor Cap (as defined below) for all Major Anchor Sweep Periods then existing has been deposited into such subaccount.

An “Individual Major Anchor Cap” means (x) if a Major Anchor Sweep Period has occurred with respect to either JCPenney or Nordstrom, an amount equal to the product obtained by multiplying $75.00 by the aggregate amount of gross leasable sq. ft. of the Major Anchor premises and (y) if a Major Anchor Sweep Period has occurred with respect to either Dillard’s or Macy’s, an amount equal to the product obtained by multiplying $100.00 by the aggregate amount of gross leasable sq. ft. of the Major Anchor.

Current Mezzanine or Subordinate Indebtedness.   In connection with the origination of the Woodlands Mall Whole Loan, Deutsche Bank AG, New York Branch (“DBNY”) provided a mezzanine loan with a principal balance of $40.0 million (the “Woodlands Mall Mezzanine Loan”) to an affiliate of the Woodlands Mall Borrower. The Woodlands Mall Mezzanine Loan is secured by a pledge of the direct equity interest in the Woodlands Mall Borrower and is co-terminous with the Woodlands Mall Whole Loan. The Woodlands Mall Mezzanine Loan accrues interest at a rate of 5.50000% per annum and is fully amortizing by the August 1, 2029 maturity date. The Woodlands Mall Mezzanine Loan was sold to a third party. Based on the combined Woodlands Mall Whole Loan and the Woodlands Mall Mezzanine Loan, the cumulative Cut-off Date LTV is 48.8%, the cumulative U/W NCF DSCR is 1.79x and the cumulative U/W NOI Debt Yield is 9.3%. The rights of the mezzanine lender under the Woodlands Mall Mezzanine Loan are further described under “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” in the Preliminary Prospectus.

Future Mezzanine or Subordinate Indebtedness Permitted. From and after the last securitization of any note comprising the Woodlands Mall Whole Loan and provided no event of default under the loan documents has occurred and is continuing, the Woodlands Mall Borrower will have a one-time right to cause a permitted mezzanine borrower to incur additional indebtedness secured by a pledge of the direct or indirect equity interest in the Woodlands Mall mezzanine borrower in the form of a junior mezzanine loan (the “Permitted Mezzanine Loan”), subject to the consent of the lender and the satisfaction of certain conditions, including but not limited to: (i) the principal amount of the Permitted Mezzanine Loan is not greater than an amount equal to the lesser of (A) $35,000,000; (B) the amount which will yield an aggregate loan-to-value ratio (including the Woodlands Mall Whole Loan and the proposed Permitted Mezzanine Loan) of 52.0%; (C) the amount which would yield a permitted mezzanine debt service coverage ratio that is 1.25x; and (D) the amount which will yield a combined debt yield of 8.6%; (ii) the Permitted Mezzanine Loan lender is not an affiliate of the Woodlands Mall Borrower; (iii) the Permitted Mezzanine Loan lender and the existing mezzanine loan lender have entered into an intercreditor agreement; (iv) the maturity date of the Permitted Mezzanine Loan is co-terminous with the maturity date of the Woodlands Mall Whole Loan and the Permitted Mezzanine Loan will fully amortize on the Woodlands Mall Whole Loan maturity date; (v) the lender has received a rating agency confirmation from the applicable rating agencies confirming that the Permitted Mezzanine Loan will not cause a downgrade, withdrawal or qualification of the then current rating of the securities or any class thereof; and (vi) the Woodlands Mall Borrower will pay all of the lender’s reasonable out-of-pocket costs and expenses in connection with such Permitted Mezzanine Loan.

A-3-24

1201 Lake Woodlands Drive The Woodlands, TX 77380	Collateral Asset Summary – Loan No. 2 Woodlands Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$70,000,000 26.0% 3.95x 17.4%

Acquired Expansion Parcels. The Woodlands Mall Borrower has the right, at its own expense, to acquire one or more parcels of land that constitutes an integral part of, or adjoins, the Woodlands Mall Shopping Center, including any major anchor premises, which land was not owned by the Woodlands Mall Borrower on the origination date (such acquired land, an “Expansion Parcel”), to become additional collateral for the Woodlands Mall Whole Loan, upon satisfaction of specified conditions including, among other things, that (i) there is no event of default, and (ii) the Woodlands Mall Borrower acquires a fee simple or leasehold interest in the applicable Expansion Parcel.

Partial Release and Substitution. The Woodlands Mall Borrower may obtain the release of (A) one or more vacant, non-income producing and unimproved parcels or outlots or (B) any Expansion Parcel, including any major anchor premises, but excluding any Acquired Parcel (as defined below), upon satisfaction of specified conditions including, among other things, that (i) there is no event of default, (ii) the parcel subject to the release is not necessary for the remaining Woodlands Mall Property to comply with zoning or legal requirements, (iii) confirmation that the release will not result in the downgrade, withdrawal or qualification of the then current rating assigned to any class of certificates (provided that such confirmation will not be required for release of an Expansion Parcel), (iv) the release will not result in a loan-to-value ratio that does not comply with REMIC guidelines and (v) the release will not result in a material diminution in the value of the Woodlands Mall Property. In addition, with respect to an Expansion Parcel that is a Major Anchor premises, such Major Anchor premises may be released with the reasonable consent of the lender to another retail operator that has agreed in writing to open and operate the Major Anchor premises for retail use within 24 months from the date of release and with respect to any Expansion Parcel, the release is conditioned upon no reserves having been expended with respect to such Expansion Parcel or the borrower shall have redeposited any amount so expended.

In addition, the Woodlands Mall Borrower is permitted to obtain the release of collateral parcels (an “Exchange Parcel”) from the lien of the mortgage in exchange for the substitution of new parcels in which the Woodlands Mall Borrower acquires a fee or leasehold interest (each, an “Acquired Parcel”) as collateral for the Woodlands Mall Whole Loan upon 20 days prior notice, subject to the satisfaction of certain conditions, including among other things, that: (i) the Exchange Parcel is vacant, non-income producing and unimproved or improved only by landscaping, utility facilities that are readily re-locatable or surface parking areas and the Exchange Parcel is not necessary for the Woodlands Mall Property to comply with any zoning, building, land use or parking or other legal requirements applicable to the Woodlands Mall Property, (ii) with respect to the Acquired Parcel, the Woodlands Mall Borrower has delivered, among other things (a) an environmental report acceptable to the lender, (b) title insurance, (c) if the Acquired Parcel is improved, a property condition report indicating that the Acquired Parcel is in good condition and (d) if repairs are recommended by the property condition report or if the environmental report discloses the presence of hazardous materials at the Acquired Parcel, in an amount equal to or greater than $21,250,000, cash or a guaranty from the guarantor in an amount equal to 125% of any estimated repairs or remediation costs, as applicable, (iii) the loan-to-value ratio of the remaining Woodlands Mall Property (after giving effect to such substitution) is equal to or less than 125% (in compliance with REMIC guidelines), provided that the borrower may prepay the Woodlands Mall Whole Loan in order to meet such condition, (iv) the borrower acquires fee or leasehold title in the Acquired Parcel and (v) the lender has received a rating agency confirmation from the applicable rating agencies. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” in the Preliminary Prospectus.

A-3-25

201 South Christopher Columbus Boulevard Philadelphia, PA 19106	Collateral Asset Summary – Loan No. 3 Hilton Penn’s Landing	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$70,000,000 61.4% 2.12x 12.5%

A-3-26

201 South Christopher Columbus Boulevard Philadelphia, PA 19106	Collateral Asset Summary – Loan No. 3 Hilton Penn’s Landing	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$70,000,000 61.4% 2.12x 12.5%

A-3-27

201 South Christopher Columbus Boulevard Philadelphia, PA 19106	Collateral Asset Summary – Loan No. 3 Hilton Penn’s Landing	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$70,000,000 61.4% 2.12x 12.5%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Refinance
Borrower Sponsor:	Daniel J. Keating, III
Borrower:	Penn’s Landing Partners Project, LLC
Original Balance:	$70,000,000
Cut-off Date Balance:	$70,000,000
% by Initial UPB:	8.6%
Interest Rate:	4.88000%
Payment Date:	6th of each month
First Payment Date:	September 6, 2019
Maturity Date:	August 6, 2029
Amortization:	Interest Only
Additional Debt:	None
Call Protection:	L(24), D(92), O(4)
Lockbox / Cash Management:	Hard / Springing

Reserves(1)
	Initial	Monthly	Cap
Taxes:	$545,572	$77,939	NAP
Insurance:	$28,176	$4,025	NAP
Ground Rent:	$51,250	Springing	NAP
FF&E:	$0	$112,885	NAP
Seasonality(2):	$0	$483,334	NAP
PIP:	$0	Springing	NAP
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Full Service Hospitality
Collateral:	Leasehold
Location:	Philadelphia, PA
Year Built / Renovated:	2000 / 2017-2018
Total Rooms:	350
Property Management:	Pyramid Philadelphia Management LLC
Underwritten NOI:	$8,727,238
Underwritten NCF:	$7,334,546
Appraised Value:	$114,000,000
Appraisal Date:	June 1, 2019

Historical NOI
Most Recent NOI:	$8,921,665 (T-12 May 31, 2019)
2018 NOI:	$7,987,911 (December 31, 2018)
2017 NOI:	$6,843,930 (December 31, 2017)
2016 NOI:	$6,749,991 (December 31, 2016)

Historical Occupancy
Most Recent Occupancy:	86.8% (May 31, 2019)
2018 Occupancy:	84.5% (December 31, 2018)
2017 Occupancy:	80.5% (December 31, 2017)
2016 Occupancy:	80.1% (December 31, 2016)

Financial Information
Tranche	Cut-off Date Balance	Balance per Room Cut-off / Balloon	LTV Cut-off / Balloon	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$70,000,000	$200,000 / $200,000	61.4% / 61.4%	2.52x / 2.12x	12.5% / 10.5%	12.5% / 10.5%

(1)	See “Initial and Ongoing Reserves” herein.

(2)	Monthly seasonality reserve deposits of $483,334 will be required in September, October and November of 2019, and thereafter, on each monthly payment date from June through November of each year, the borrower is required to make monthly deposits of $241,667 into the seasonality reserve.

A-3-28

201 South Christopher Columbus Boulevard Philadelphia, PA 19106	Collateral Asset Summary – Loan No. 3 Hilton Penn’s Landing	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$70,000,000 61.4% 2.12x 12.5%

The Loan.    The Hilton Penn’s Landing mortgage loan (the “Hilton Penn’s Landing Loan”) is a fixed rate loan secured by the borrower’s leasehold interest in a full service hospitality property located at 201 South Christopher Columbus Boulevard in Philadelphia, Pennsylvania (the “Hilton Penn’s Landing Property”). The Hilton Penn’s Landing Loan has an original and an outstanding principal balance as of the Cut-off Date of $70.0 million and accrues interest at an interest rate of 4.8800% per annum. The Hilton Penn’s Landing Loan proceeds, along with approximately $5.8 million of borrower sponsor equity, were used to refinance existing debt, fund reserves and pay closing costs. Based on the appraised value of $114.0 million as of June 1, 2019, the Cut-off Date LTV Ratio is 61.4%. The most recent financing of the Hilton Penn’s Landing Loan was not included in a securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$70,000,000	92.4%	Loan Payoff	$74,210,038	98.0%
Borrower Sponsor Equity	5,733,045	7.6	Upfront Reserves	624,998	0.8
			Closing Costs	898,010	1.2
Total Sources	$75,733,045	100.0%	Total Uses	$75,733,045	100.0%

The Borrower / Borrower Sponsor.    The borrower, Penn’s Landing Partners Project, LLC, is a single purpose Delaware limited liability company, structured to be a bankruptcy-remote entity with at least two independent directors. The borrower sponsor and non-recourse carveout guarantor is Daniel J. Keating, III.

Daniel J. Keating, III is a principal and founder at KMS Development, a Philadelphia based firm that originally developed the Hilton Penn’s Landing Property in 2000. Mr. Keating’s career spans over 40 years leading several companies in multiple areas of real estate including development, construction, environmental management and facility management. His projects include the redevelopment of the United States Postal Service property at 30th Street, the Pennsylvania Convention Center, The Phoenix Luxury Condominiums and Lincoln Financial Field, among others.

The Property. The Hilton Penn’s Landing Property consists of a 350 room, 23-story full service hotel located on South Christopher Boulevard along the Delaware River waterfront in the City of Philadelphia. The Hilton Penn’s Landing Property was originally built in 2000 as a Hyatt Regency, and later reflagged as a Hilton in February 2015. As part of the brand conversion process, the Hilton Penn’s Landing Property underwent a two-phase PIP renovation totaling approximately $13.6 million ($38,802 per room). Phase 1 of the renovation, which was completed in early 2017, encompassed the exteriors, meeting spaces, restaurant and public spaces. Phase 2 of the renovation, which started in December 2017 and was completed in April 2018, included the guestrooms and guest bathrooms. During this time, the borrower sponsor also replaced Hyatt as the operator with Pyramid Philadelphia Management LLC. The Hilton Penn’s Landing Property is subject to a franchise agreement with Hilton Franchise LLC. The current franchise agreement began in 2015 and has a 20 year term through February 28, 2035.

The Hilton Penn’s Landing Property’s 350 guestrooms are comprised of 209 king bedrooms, 133 double-queen bedrooms, and 8 king suites. All standard guestrooms and suites feature a work desk and chair, one or two nightstands, a dresser, flat screen televisions, sofa chair, mini refrigerator, microwave, iron with ironing board, and in-room coffee and tea maker. The suites have a separate living area with a pull-out sofa. The Hilton Penn’s Landing Property offers complimentary wireless internet access in all guestrooms, with higher speeds available for purchase. The indoor swimming pool, sauna, fitness center and administrative offices are located on the fourth floor, and the upper floors contain guestrooms and additional storage areas. The Hilton Penn’s Landing Property has two separate ballrooms and approximately 24,138 square feet of meeting space. The majority of meeting space is located on the second and third floors of the hotel, with one private dining room located on the first floor.

The Hilton Penn’s Landing Property also features one primary food and beverage outlet, Keating’s Rope & Anchor, Bar + Kitchen, which can seat approximately 200 guests, including dining area and bar/high-top seating. The waterfront restaurant serves contemporary American cuisine with an emphasis on sustainable seafood and locally sourced ingredients. The restaurant is open year-round for hotel guests and locals. Within the restaurant is a coffee shop and grab-n-go area called Perk’s Café, as well as a waterfront dining room that can be closed off for private events, called Admiral’s Quarters. Additionally, the lobby sundry shop offers snacks and beverages for purchase.

The Hilton Penn’s Landing Property also includes a six-story parking garage adjacent to the hotel building which can accommodate 483 automobiles. The garage is owned through a leasehold interest by the borrower, and is then sub-let to SP Parking, a large national parking operator which operates the garage and a valet service. The operator is required to pay rent equivalent to 62.0% of the net parking revenue, up to a threshold of $1.75 million, above which it is required to pay 78.0% of net revenue. Additionally, there is a small Avis car rental space at the Hilton Penn’s Landing Property for which Avis is required to pay an annual fee equal to the greater of (i) $66,000 or (ii) 10% of annual net rental revenue (time and mileage charges) derived from car rentals to guests and patrons of the hotel.

A-3-29

201 South Christopher Columbus Boulevard Philadelphia, PA 19106	Collateral Asset Summary – Loan No. 3 Hilton Penn’s Landing	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$70,000,000 61.4% 2.12x 12.5%

Historical Occupancy, ADR, RevPAR(1)
	Hilton Penn’s Landing Property			Competitive Set(2)			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2016(3)	80.1%	$179.90	$144.14	80.9%	$186.23	$150.60	99.0%	96.6%	95.7%
2017(3)	80.7%	$182.74	$147.53	78.9%	$181.69	$143.40	102.3%	100.6%	102.9%
2018(3)	84.5%	$190.74	$161.22	81.2%	$187.73	$152.41	104.1%	101.6%	105.8%
T-12 May 2019(4)	86.8%	$192.92	$167.46	75.2%	$191.80	$144.14	115.4%	100.6%	116.2%
(1)	Variances between the information presented above and the information presented in the Cash Flow Analysis table with respect to Occupancy, ADR and RevPAR at the Hilton Penn’s Landing Property are attributable to variances in reporting methodologies and/or timing differences.

(2)	The Competitive Set within the December 2018 and May 2019 hospitality research reports includes DoubleTree by Hilton Hotel Philadelphia Center City, Renaissance Philadelphia Downtown Hotel, Sheraton Hotel Philadelphia Society Hill, Loews Philadelphia and Sofitel Philadelphia. The Sheraton Hotel Philadelphia Society Hill had 180 rooms offline in the first quarter of 2019 and is expected to be converted to a Marriott by May of 2020, and the Sofitel recently completed a property improvement plan that took rooms offline during the first quarter of 2019.

(3)	Source: December 2018 hospitality research report.

(4)	Source: May 2019 hospitality research report.

Environmental Matters. The Phase I environmental report dated June 13, 2019 recommended no further action at the Hilton Penn’s Landing Property.

The Market. The Hilton Penn’s Landing Property is located on the east side of Philadelphia, near the downtown area known as Center City. Center City includes the Central Business District of Philadelphia and is the third-most-populous downtown area in the U.S. outside of New York City and Chicago. According to the appraisal, Center City’s population has grown 22% since 2000, reaching a 2018 estimate of approximately 193,000. The Hilton Penn’s Landing Property is in close proximity to multiple tourist attractions in Old City including Independence Hall, multiple museums, the Philadelphia Zoo, three major sports arenas, historical sites, and the Sugar House Casino.

According to the appraisal, the City of Philadelphia, primarily the Center City, is experiencing development, leading to growth of demand in the city. In 2018, 61 major development projects, totaling nearly $7.1 billion, were completed or underway within the Center City area. The largest major development that is under construction is Liberty Property Trust’s $1.5 billion Comcast Innovation and Technology Center, which upon completion in 2019, is expected to be the eighth-tallest building in the country and expected to be the largest development in the history of the city. The Hilton Penn’s Landing Property is located on the Delaware River adjacent to the Historic Old City neighborhood of Philadelphia, which has undergone growth and development of restaurants, shops, and amenities including the Penn’s Landing Capping Project. According to the appraisal, the $225 million Penn’s Landing Capping Project is scheduled to take place over the next three years. The 4.4 acre park is expected to include amenities such as a new skating rink, spray pools in the summer, a café, among a variety of other uses. The project is expected to bring approximately 1,500 new housing units and over 100,000 sq. ft. of commercial space online in the area surrounding the Hilton Penn’s Landing Property’s location on the waterfront (with no new hotels currently approved as a part of the plans). Because this takes place to the north of the Hilton Penn’s Landing Property, it is not expected to impact access to the Hilton Penn’s Landing Property which is via the entrance from I-95 on the south. However, there is no assurance that the project will be completed as described. Other tourist and group attractions to the area include Spruce Street Harbor Park, Independence Seaport Museum, Festival Pier, Great Plaza at Penn’s Landing concert venue and the Blue Cross RiverRink ice rink in the winter.

According to the appraisal, in 2018 leisure travel accounted for 34% of occupied hotel room nights in the Center City market, group and convention business generated 33% of occupied hotel room nights and commercial demand generated 29% of occupied hotel room nights. Leisure demand to the area is generated by a variety of tourist attractions, historic sites and entertainment options throughout Center City Philadelphia. Historic sites and parks include the Liberty Bell, First Bank of the U.S., Benjamin Franklin National Memorial, Independence Hall, Betsy Ross House, Rittenhouse Square, Penn’s Landing, and Eastern State Penitentiary, among others. There are also numerous performing arts organizations in the local market such as the Kimmel Center, Pennsylvania Ballet, Opera Philadelphia. Group meetings and convention demand is typically strongest during the spring and fall months. The majority of group business is due to the various headquarters and large regional offices in Center City as well as the Pennsylvania Convention Center. The impact of the Democratic National Convention in 2016 brought more than five million visitors to Independence National Historical Park in 2016. In 2018, the Pennsylvania Convention Center hosted 22 conventions and over 2,000 trade shows, with annual attendance over 1.2 million. Corporate demand comes from the numerous headquarters and regional offices in the Center City and immediate downtown Philadelphia area, as well as local commercial businesses. Nearby corporations include Comcast, DuPont, AmerisourceBergen, Aramark, Lincoln National, Crown Holdings, Campbell Soup, and Genesis Healthcare. Additionally, the Philadelphia International Airport is approximately 35 miles from the Hilton Penn’s Landing Property.

The appraisal noted two hotels that are under development in the immediate market, both of which are expected to be directly competitive with the Hilton Penn’s Landing Property. One hotel is a 755-room dual branded hotel which is anticipated to be completed in October 2019, with 295 rooms under the W Hotel brand and 460 rooms under the Element by Westin brand. Additionally there is a 203-room Hyatt Centric that is anticipated to open in June 2020.

A-3-30

201 South Christopher Columbus Boulevard Philadelphia, PA 19106	Collateral Asset Summary – Loan No. 3 Hilton Penn’s Landing	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$70,000,000 61.4% 2.12x 12.5%

The demand segmentation and estimated occupancy, ADR and RevPAR for the competitive set as of year-end 2018 is presented in the table below:

Demand Segmentation(1)(2)
Property	Rooms	Commercial	Group	Leisure	Estimated 2018 Occupancy	Estimated 2018 ADR	Estimated 2018 RevPAR
Hilton Penn’s Landing Property	350	25%	40%	35%	84.5%	$190.74	$161.22
DoubleTree Philadelphia Center City	481	40%	40%	20%	80.0 - 85.0%	$180 - $185	$145 - $150
Renaissance Philadelphia Downtown Hotel	152	40%	15%	45%	85.0 - 90.0%	$215 - $220	$185 - $190
Sheraton Hotel Philadelphia Society Hill	364	30%	40%	30%	75.0 - 80.0%	$180 - $185	$135 - $140
Loews Philadelphia	581	35%	45%	20%	80.0 - 85.0%	$185 - $190	$150 - $155
Sofitel Philadelphia	306	25%	45%	30%	80.0 - 85.0%	$190 - $195	$160 - $165
Total / Wtd. Avg.	2,234	33%	40%	27%	81.7%	$188.31	$153.80
(1)	Source: Appraisal.

(2)	Variances between the information presented above and the information presented in the Cash Flow Analysis table with respect to Occupancy, ADR and RevPAR at the Hilton Penn’s Landing Property are attributable to variances in reporting methodologies and/or timing differences.

Cash Flow Analysis.

Cash Flow Analysis
	2016	2017	2018	T-12 5/31/2019	U/W	U/W per Room
Rooms	350	350	350	350	350
Occupancy	80.1%	80.5%	84.5%	86.8%	86.8%
ADR	$179.56	$182.74	$190.74	$192.92	$192.92
RevPAR	$143.80	$147.13	$161.22	$167.46	$167.46

Room Revenue	$18,370,202	$18,847,457	$20,596,196	$21,392,922	$21,392,922	$61,122.63
Food & Beverage	10,334,148	10,079,216	11,310,656	11,448,759	11,448,759	$32,710.74
Other Revenue	1,673,119	1,654,444	1,976,870	1,975,628	1,975,628	$5,644.65
Total Revenue	$30,377,469	$30,581,117	$33,883,722	$34,817,309	$34,817,309	$99,478.03
Departmental Expenses	13,222,278	12,947,424	13,845,921	13,864,749	13,864,749	$39,613.57
Undistributed Expenses	8,804,484	9,072,511	9,508,390	9,596,008	9,596,008	$27,417.17
Gross Operating Profit	$8,350,707	$8,561,182	$10,529,411	$11,356,552	$11,356,552	$32,447.29
Management Fee	439,925	567,358	902,153	842,736	1,044,519	$2,984.34
Property Taxes	711,196	718,790	1,190,728	1,135,081	1,135,081	$3,243.09
Property Insurance	244,595	226,104	243,619	252,071	244,714	$699.18
Ground Rent	205,000	205,000	205,000	204,998	205,000	$585.71
Net Operating Income	$6,749,991	$6,843,930	$7,987,911	$8,921,665	$8,727,238	$24,934.97
FF&E(1)	1,215,099	1,223,245	1,355,349	1,392,692	1,392,692	$3,979.12
Net Cash Flow	$5,534,892	$5,620,685	$6,632,562	$7,528,973	$7,334,546	$20,955.85

(1)	U/W FF&E represents 4.0% of gross revenues.

Property Management. The Hilton Penn’s Landing Property is managed by Pyramid Philadelphia Management LLC, a third party manager.

Lockbox / Cash Management. The Hilton Penn’s Landing Loan is structured with a hard lockbox and springing cash management. All credit card receipts are required to be deposited directly into a clearing account controlled by the lender, and the borrower and the manager are required to deposit all other payments into the clearing account within one business day of receipt. Prior to a Trigger Period (as defined below), all amounts on deposit in the clearing account are required to be transferred into the borrower’s operating account on a daily basis. Following a Trigger Event, any transfers to the borrower’s account are required to cease and such sums on deposit in the clearing account are required to be transferred on a daily basis into a cash management account controlled by the lender. Funds on deposit in the lender-controlled cash management account are required to be disbursed in accordance with the Hilton Penn’s Landing Loan documents, with all excess cash remaining in the lender-controlled cash management account after payment of monthly amounts due under the Hilton Penn’s Landing Loan documents and approved budgeted property operating expenses to be applied (i) during the continuance of a Trigger Period resulting solely from a PIP Trigger Period (as defined below) or Franchise Trigger Period (as defined below) to be deposited into a PIP reserve, and applied to pay property improvement plan (“PIP”) expenses and (ii) during the continuance of any other Trigger Period, held in a lender controlled account as additional collateral for the Hilton Penn’s Landing Loan.

A “Trigger Period” will commence upon the first to occur of (a) an event of default under the mortgage loan documents, (b) the commencement of a Low DSCR Period (as defined below), (c) the commencement of a PIP Trigger Period or (d) the commencement of a Franchise Trigger Period (as defined below). A Trigger Period will end, (i) in the case of an event of default, if a cure of such event of default has been accepted by the lender, and (ii) in the case of a Low DSCR Period, a PIP Trigger Period or a Franchise Trigger Period, as specified in the definitions of such terms.

A-3-31

201 South Christopher Columbus Boulevard Philadelphia, PA 19106	Collateral Asset Summary – Loan No. 3 Hilton Penn’s Landing	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$70,000,000 61.4% 2.12x 12.5%

A “Low DSCR Period” will commence if the debt service coverage ratio falls below 1.25x (based on a 30-year amortization schedule) on the last day of any calendar quarter, and will end upon the debt service coverage ratio being at least 1.30x (based on a 30-year amortization schedule) for two consecutive calendar quarters.

A “PIP Trigger Period” will commence at any time the funds in the PIP reserve account are less than 110% of the estimated costs to then complete any PIP as reasonably determined by lender.

A “Franchise Trigger Period” will commence upon the termination, surrender, cancellation or expiration of the franchise agreement and will end upon the delivery to lender of a fully-executed replacement franchise agreement approved by the lender (and as to which rating agency confirmation has been obtained) that is in full force and effect having (a) an initial term of no less than 10 years and (b) a term that would result in the initial term extending not less than five full years beyond the Hilton Penn’s Landing Loan maturity date.

Initial and Ongoing Reserves.

Tax Reserve. At loan origination, the borrower deposited $545,572 into a real estate tax reserve account. On a monthly basis, the borrower is required to deposit an amount equal to 1/12 of the estimated annual real estate taxes, which currently equates to $77,939, into a tax reserve.

Insurance Reserve. At loan origination, the borrower deposited $28,176 into an insurance reserve account. The borrower is required to deposit into the insurance reserve account on a monthly basis, 1/12 of the annual insurance premiums, which is estimated to be $4,025. So long as an acceptable blanket policy is in place, monthly escrows for property and general liability insurance are waived. As of the Cut-off Date, an acceptable blanket policy is in place, however, the lender is collecting monthly escrows for flood insurance.

FF&E Reserve. The borrower is required to make monthly deposits into the FF&E reserve account equal to the greater of (i) 1/12 of 4.0% of the projected gross revenue for the Hilton Penn’s Landing Property generated during the prior month, (ii) the amount then required for such purpose under the franchise agreement, and (iii) the amount then required for such purpose under the management agreement.

Seasonality Reserve. On each monthly payment date occurring in September, October and November of 2019, the borrower is required to make monthly deposits of $483,334, and on each monthly payment date thereafter from June through November of each year, the borrower is required to make monthly deposits of $241,667 into the seasonality reserve.

PIP Reserve. If the franchisor requires the borrower to implement a PIP at the Hilton Penn’s Landing Property, the borrower is required to deposit all excess cash into the PIP reserve until such time as the amount on deposit is equal to 110% of the estimated costs to then complete a PIP.

Ground Rent Reserve. At loan origination, the borrower deposited $51,250 into a ground rent reserve, which amount is equal to three months of ground rent. During the continuance of a Trigger Period, the borrower is required to make monthly deposits into the ground rent reserve in an amount equal to the ground rent that will be payable under the ground lease for the succeeding month (initially $17,083).

Current Mezzanine or Subordinate Indebtedness. None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. None.

Ground Lease. The borrower’s leasehold interest in the improvements is held under a sublease with the Delaware River Waterfront Corporation (“DRWC”), a non-profit landowner that acts as a steward of the Delaware River waterfront. In turn, the DRWC is party to its own sublease that is a part of a chain of subleases, all of which are with governmental and quasi-governmental bodies, under various “prime” ground leases. Ultimately, the DRWC leases from the Redevelopment Authority of Philadelphia, the City of Philadelphia and the Commonwealth of Pennsylvania (both directly and through the Department of General Services), which together have a 100.0% fee interest in the site. The prime leases expire in April 2075, but in the event that any of the prime leases expire or are sooner terminated, the borrower’s sublease, via a non-disturbance and attornment agreement with the prime lessors (the Redevelopment Authority, the City and the Commonwealth) continues in full force and effect through the term of the lease.

The initial term of the borrower’s lease with the Delaware River Waterfront Corporation expires in October 2029, at which point there are two remaining extension options. The first extension option is for a term of 24 years and the second extension option is for a term of 21 years and 7 months, providing for over 55 years of fully-extended term remaining. Annual rent through the remainder of the current term through October 2029 is fixed at $205,000. Annual rent during the first extension period increases to $292,000, and annual rent during the second extension period increases to $503,000. The extension options are automatic unless the subtenant gives notice not to extend. Under a subordination, non-disturbance and attornment agreement among borrower, ground sublessor and lender, such notice is not effective unless the lender consents thereto.

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A-3-33

1140 3rd Street Northeast Washington, D.C. 20002	Collateral Asset Summary – Loan No. 4 Uline Arena	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$42,000,000 56.6% 1.75x 7.4%

A-3-34

1140 3rd Street Northeast Washington, D.C. 20002	Collateral Asset Summary – Loan No. 4 Uline Arena	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$42,000,000 56.6% 1.75x 7.4%

A-3-35

1140 3rd Street Northeast Washington, D.C. 20002	Collateral Asset Summary – Loan No. 4 Uline Arena	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$42,000,000 56.6% 1.75x 7.4%

Mortgage Loan Information
Loan Seller:	CCRE
Loan Purpose:	Refinance
Borrower Sponsor:	Norman Jemal
Borrower:	Jemal’s Uline L.L.C.
Original Balance(1):	$42,000,000
Cut-off Date Balance(1):	$42,000,000
% by Initial UPB:	5.2%
Interest Rate:	4.04000%
Payment Date:	6th of each month
First Payment Date:	September 6, 2019
Maturity Date:	August 6, 2029
Amortization:	Interest Only
Additional Debt(1)(2):	$78,000,000 Pari Passu Debt; Future Mezzanine Debt Permitted
Call Protection(3):	YM1(24), DorYM1(90), O(6)
Lockbox / Cash Management:	Hard / Springing

Reserves(4)
	Initial	Monthly	Cap
Taxes:	$1,215,000	$202,500	NAP
Insurance:	$0	Springing	NAP
Replacement:	$0	$2,070	$124,191
Rollover:	$0	$20,698	$496,762
Gap Rent:	$1,781,999	Springing	NAP
Free Rent:	$7,543,239	$0	NAP
Outstanding TI/LC:	$8,229,748	$0	NAP
Landlord Improvements:	$640,183	$0	NAP
Pact Inc. Mezzanine Space Reserve:	$1,000,000	$0	NAP
Occupancy Reserve:	$3,800,000	$0	NAP
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Mixed Use - Office/Retail
Collateral:	Fee Simple
Location:	Washington, DC
Year Built / Renovated:	1945 / 2016
Total Sq. Ft.:	248,381
Property Management:	LPC Commercial Services, Inc.
Underwritten NOI(6):	$8,891,075
Underwritten NCF:	$8,617,856
Appraised Value(5):	$212,000,000
Appraisal Date(5):	July 1, 2021

Historical NOI(6)
Most Recent NOI:	$3,598,340 (T-12 5/31/2019)
2018 NOI:	$2,859,908 (December 31, 2018)
2017 NOI(7):	NAP
2016 NOI(7) :	NAP

Historical Occupancy
Most Recent Occupancy(8):	92.1% (July 26, 2019)
2018 Occupancy:	69.7% (December 31, 2018)
2017 Occupancy(7):	NAP
2016 Occupancy(7):	NAP

Financial Information
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV Cut-off / Balloon	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$42,000,000
Pari Passu Notes	78,000,000
Whole Loan	$120,000,000	$483 / $483	56.6% / 56.6%	1.81x / 1.75x	7.4% / 7.2%	7.4% / 7.2%

(1)	The Uline Arena Loan (as defined below) is part of a whole loan evidenced by seven pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $120.0 million.

(2)	See “Future Mezzanine or Subordinate Indebtedness Permitted” herein.

(3)	The defeasance lockout period will be at least 24 payment dates beginning with and including the first payment date of September 6, 2019. Defeasance of the $120.0 million Uline Arena Whole Loan is permitted after the date that is the earlier to occur of (i) two years after the closing date of the securitization that holds the last portion of the Uline Arena Whole Loan to be securitized and (ii) three years from the first payment date of September 6, 2019. The assumed defeasance lockout period of 24 payments is based on the expected CD 2019-CD8 securitization closing date in August 2019. The actual defeasance lockout period may be longer. In the case of a prepayment using Yield Maintenance, there is no lockout period.

(4)	See “Initial and Ongoing Reserves” herein.

(5)	The appraised value used is a “Prospective Value Upon Completion,” which assumes that all tenants with executed leases are in occupancy and paying rent. As of July 26, 2019, the Uline Arena Property is 92.1% leased (which includes approximately 69,910 sq. ft. that is not yet occupied). At loan origination, the Uline Arena Borrower deposited approximately $1.8 million in a gap rent reserve, which represents the total underwritten rent for the time from the origination of the Uline Arena Whole Loan to the anticipated lease commencement dates and approximately $7.5 million in a free rent reserve for outstanding free rent for various tenants during the term of the Uline Arena Whole Loan. See “Gap Rent Reserve” and “Free Rent Reserve” below. The Cut-off Date LTV and Balloon LTV are based on the “Prospective Value Upon Completion.” The Cut-off Date LTV and Balloon LTV based on the “as is” value of $194.0 million is 61.9% and 61.9%, respectively.

(6)	Underwritten NOI is based on, with respect to tenants in a gap rent period or free rent period, the contractual rent that would otherwise be due absent such provisions, which amounts have been reserved with lender. The increase from Historical NOI to U/W NOI is primarily due to recently executed leases. Please see “Historical Cashflows” and “Initial and Ongoing Reserves” herein.

(7)	The Uline Arena Borrower Sponsor (as defined below) significantly redeveloped the Uline Arena Property in 2016 and 2017. As a result, 2016 and 2017 NOI and Occupancy are not applicable. For additional information on the renovation, see “The Property” herein.

(8)	Most Recent Occupancy includes three recently executed leases that include 69,910 sq. ft. for which such tenants are not yet in occupancy.

A-3-36

1140 3rd Street Northeast Washington, D.C. 20002	Collateral Asset Summary – Loan No. 4 Uline Arena	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$42,000,000 56.6% 1.75x 7.4%

Tenant Summary(1)
Tenant	Ratings (Fitch/Moody’s/S&P)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF	% of Total U/W Base Rent	Lease Expiration

Recreational Equipment, Inc. (“REI”)(2)	NR / NR / NR	51,159	20.6%	$35.00	15.0%	2/29/2032
RGN National Business Center (“Regus”)(3)	NR / NR / NR	43,680	17.6	$60.31	22.1	10/31/2033
Pact Inc.(4)	NR / NR / NR	39,137	15.8	$58.78	19.3	4/30/2035
Davis Memorial Goodwill(5)	NR / NR / NR	23,968	9.6	$53.04	10.7	7/31/2035
Antunovich Associates(6)(7)	NR / NR / NR	10,353	4.2	$55.35	4.8	9/30/2029
Subtotal/ Wtd. Avg.		168,297	67.8%	$50.92	71.8%
Remaining Leased		60,482	24.4	$55.60	28.2
Total / Wtd. Avg. Leased		228,779	92.1%	$52.16	100.0%
Vacant		19,602	7.9
Total		248,381	100.0%

(1)	Based on the underwritten rent roll dated as of July 26, 2019.

(2)	REI has the right to “go dark” at any time.

(3)	The recently executed Regus lease extension provides for a full rent abatement for five months in year one, two months in year two and two months in year three. At origination, the Uline Arena Borrower (as defined below) escrowed $1,844,607, which represents the total amount of free rent that would otherwise be due under the lease.

(4)	Pact Inc. is not yet in occupancy. Pact, Inc. executed its lease in April 2019 and is currently building out its space. The tenant is currently in a gap rent period and upon expiration of such period, the tenant will be in a partial rent abatement period. See “Major Tenants—Pact, Inc.” below.

(5)	Davis Memorial Goodwill is not yet in occupancy and is in a free rent period until August 2020. The Uline Arena Borrower reserved $1,254,644 in a free rent reserve, which represents the total amount of free rent otherwise due under the terms of its lease.

(6)	Antunovich Associates executed a new lease in September 2018 and has a free rent period in September 2019. The Uline Arena Borrower reserved $46,589 in a free rent reserve, which represents the total amount of free rent otherwise due under the terms of its lease.

(7)	Antunovich Associates has a right of first offer to lease additional space at the Uline Arena Property in the event such space becomes available for rent. Antunovich Associates has a termination option on October 1, 2025 if the tenant has not exercised its right of first offer, provided the tenant provides the Uline Arena Borrower with 12 months written notice.

Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2019	0	0	0.0	0	0.0%	$0.00	0.0	0.0%
2020	0	0	0.0	0	0.0%	$0.00	0.0	0.0%
2021	0	0	0.0	0	0.0%	$0.00	0.0	0.0%
2022	1	6,734	2.7	6,734	2.7%	$50.00	2.8	2.8%
2023	1	6,805	2.7	13,539	5.5%	$50.00	2.9	5.7%
2024	1	7,021	2.8	20,560	8.3%	$55.35	3.3	8.9%
2025	2	5,873	2.4	26,433	10.6%	$59.44	2.9	11.9%
2026	2	8,844	3.6	35,277	14.2%	$59.31	4.4	16.3%
2027	2	7,387	3.0	42,664	17.2%	$54.51	3.4	19.6%
2028	1	5,551	2.2	48,215	19.4%	$59.79	2.8	22.4%
2029	3	22,620	9.1	70,835	28.5%	$55.80	10.6	33.0%
Thereafter	5	157,944	63.6	228,779	92.1%	$50.63	67.0	100.0%
Vacant	NAP	19,602	7.9	248,381	100.0%	NAP	NAP	100.0%
Total / Wtd. Avg.	17	248,381	100.0%			$52.16	100.0%
(1)	Based on the underwritten rent roll dated July 26, 2019.

(2)	Certain tenants may have contraction or termination options that may become exercisable prior to the originally stated expiration date of the tenant that are not considered in this lease rollover schedule.

A-3-37

1140 3rd Street Northeast Washington, D.C. 20002	Collateral Asset Summary – Loan No. 4 Uline Arena	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$42,000,000 56.6% 1.75x 7.4%

The Loan.    The Uline Arena loan (the “Uline Arena Loan”) is a $42.0 million fixed rate loan evidenced by one pari passu note and secured by the Uline Arena Borrower’s fee simple interest in two contiguous class-A mixed-use office and retail buildings, consisting of 248,381 sq. ft. of rentable space, and an attached four-story parking garage, located at 1140 3rd Street Northeast, Washington, D.C. The Uline Arena Loan is part of a whole loan (the “Uline Arena Whole Loan”) with an original aggregate principal balance of $120.0 million. The Uline Arena Whole Loan, co-originated by CCRE and Natixis Real Estate Capital LLC (“Natixis”) is evidenced by seven promissory notes as described below. Only the controlling Note A-1 of the Uline Arena Whole Loan will be included in the CD 2019-CD8 mortgage trust and constitutes the Uline Arena Loan.

The relationship between the holders of the Uline Arena Whole Loan is governed by a co-lender agreement as described under the “Description of the Mortgage Pool-The Whole Loans-The Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$42,000,000	$42,000,000	CD 2019-CD8	Yes
A-2, A-3, A-4, A-5	42,000,000	42,000,000	CCRE(1)	No
A-6, A-7	36,000,000	36,000,000	Natixis(1)	No
Total	$120,000,000	$120,000,000
(1)	Expected to be included in a future securitization.

The Uline Arena Whole Loan has a 10-year interest only term and accrues interest at a fixed rate of 4.04000% per annum. The Uline Arena Whole Loan proceeds, along with $0.7 million of equity from the Uline Arena Borrower Sponsor, were used to repay existing debt of approximately $77.0 million, fund upfront reserves of approximately $24.2 million, repay existing preferred equity of approximately $18.4 million and pay closing costs of approximately $0.9 million. Based on the “Prospective Value Upon Completion” appraised value of $212.0 million as of July 1, 2021, which assumes that all tenants with executed leases are in occupancy and paying rent, the Cut-off Date LTV for the Uline Arena Whole Loan is 56.6%. Based on the “as is” appraised value of $194,000,000 as of June 28, 2019, the Cut-off Date LTV for the Uline Arena Whole Loan is 61.9%.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Proceeds	$120,000,000	99.5%	Existing Debt	$77,044,385	63.9%
Borrower Sponsor Equity	656,156	0.5	Preferred Equity Payoff	18,441,483	15.3
			Reserves	24,210,169	20.1
			Closing Costs	960,119	0.8
Total Sources	$120,656,156	100.0%	Total Uses	$120,656,156	100.0%

The Borrowers / Borrower Sponsors.    The borrower, Jemal’s Uline L.L.C. (the “Uline Arena Borrower”), is a single-purpose Delaware limited liability company, with two independent directors. The non-recourse carveout guarantor and borrower sponsor is Norman Jemal (the “Uline Arena Borrower Sponsor”), a principal and senior vice president of Douglas Development Corporation. Douglas Development Corporation employs approximately 100 people and has a current portfolio in excess of 10.0 million leasable sq. ft. and more than 5.0 million developable sq. ft., primarily in the Washington, D.C. area. Douglas Development Corporation is headquartered in Washington, D.C. and owns property in Washington D.C., New York, New Jersey, and Pennsylvania.

In addition to the non-recourse carveout guaranty, the Uline Arena Borrower Sponsor provided a guaranty related to gap rent for Pact and a completion guaranty of the Pact, Inc. space. See “Gap Rent Reserve” and “Landlord Improvement Reserve” below.

The Property. The Uline Arena Property consists of two contiguous buildings totaling 248,381 sq. ft. that contain mixed-use office (181,685 sq. ft.) and retail space (66,696 sq. ft.) and an attached four-story parking garage (167 spaces) located in Northeast Washington, D.C. The first building was constructed as an ice plant (the “Ice House Building”) and in 1945, the second building known as the arena (the “Arena Building”) was added. The Arena Building, which included an ice rink, was built as a venue to host professional sports, political and music events. The Uline Arena Borrower Sponsor acquired the Uline Arena Property in 2003 and had the Uline Arena Property added to the National Registry of Historic Places in 2007. The Arena building consists of 129,815 sq. ft. of office space (52.3% of NRA and 57.6% of U/W Base Rent) and 54,278 sq. ft. of retail space (21.9% of NRA and 14.8% of U/W Base Rent) and the Ice Plant building consists of 51,614 sq. ft. of office space (20.8% of NRA and 22.6% of U/W Base Rent) and 12,674 sq. ft. of retail space (5.1% of NRA and 5.1% of U/W Base Rent).

From May 2015 to March 2017, the Uline Arena Borrower Sponsor invested approximately $102.6 million ($413 PSF) to perform an extensive redevelopment of the Uline Arena Property, resulting in a total cost basis of approximately $150.2 million. The renovations at the Arena Building consisted of replacing the internal systems, lowering the ground-floor slab five feet by removing the original freezing equipment used for the ice rink and adding three floors of office space above the ground floor retail. At the Ice House building, the renovation consisted of rebuilding the infrastructure and developing the building into a four-story mixed use office/retail building; only the historic façade was saved. Additionally, the renovation included the construction of the four-story parking garage that contains 167 parking

A-3-38

1140 3rd Street Northeast Washington, D.C. 20002	Collateral Asset Summary – Loan No. 4 Uline Arena	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$42,000,000 56.6% 1.75x 7.4%

spaces, resulting in a parking ratio of 0.7 spaces per 1,000 sq. ft. As a result of the redevelopment, the Uline Arena Property was awarded LEED Gold status and was Energy Star certified.

As of July 26, 2019, the Uline Arena Property was 92.1% leased to 17 tenants.

Major Tenants.

Recreational Equipment, Inc. (51,159 sq. ft.; 20.6% of NRA; 15.0% of U/W Base Rent) Recreational Equipment, Inc. (“REI”) is an American retail and outdoor recreation services corporation that is currently headquartered in Kent, Washington and sells sporting goods, camping gear, travel equipment, and clothing. REI opened its store at the Uline Arena Property in October 2016 and it is REI’s fifth and largest flagship retail location. REI’s lease expires in February 2032, and includes two five-year renewal options and no termination options. Additionally, REI has subleased 1,052 sq. ft. of its space to La Columbe, which uses the space to operate a coffee shop within REI. La Columbe’s sublease expires in January 2027 and includes one five-year extension option. Under the sublease, La Columbe has an option to terminate if it fails to meet or exceed $600,000 in gross receipts for any calendar year after the fourth sublease year (2020) and REI has a right to terminate the sublease if La Columbe fails to produce its gross receipt report. Notwithstanding the sublease, REI remains liable for its obligations under the primary lease with the Uline Arena Borrower.

RGN National Business Center (43,680 sq. ft.; 17.6% of NRA; 22.1% of U/W Base Rent) RGN National Business Center (“Regus”) is a multinational corporation that provides serviced offices, virtual offices, meeting rooms, and videoconferencing to clients on a contract basis. Regus was founded in Brussels, Belgium in 1989 and its network includes almost 3,000 business centers in approximately 900 cities and 120 countries. Regus operates its “spaces” concept at the Uline Arena Property and has been an office tenant since November 2016. In July 2019 RGN executed a six-year lease extension that expires in October 2033, and includes one five-year renewal option and no termination options. The Regus extension lease provides a rent abatement for five months during year one of the lease, two months in year two of the lease and two months in year three of the lease. At origination, the Uline Arena Borrower escrowed with lender $1,103,342 related to contractually owed leasing commissions and $1,844,607 for the total amount of abated rent.

Pact Inc. (39,137 sq. ft.; 15.8% of NRA; 19.3% of U/W Base Rent) Pact, Inc. (“Pact”) is a nonprofit international development organization founded in 1971, that works in nearly 40 countries. According to Pact, in 2018, 2.5 million people gained access to improved health and social services and more than 1.1 million enjoyed increased net income and savings because of Pact’s work. Pact executed a lease in April 2019 for 37,144 sq. ft. of traditional office space and 1,993 sq. ft. of mezzanine office space, each of which expire in April 2035 and include one five-year renewal option and no termination options. The Pact space is currently being built out, and Pact is not in occupancy or paying rent under the lease. Under the terms of the Pact lease, Pact is required to take occupancy and begin paying rent by May 1, 2020 (absent construction delays caused by the landlord). During the period from the Uline Arena Whole Loan origination date through the date the tenant takes occupancy of its space, the tenant is in a gap rent period. For additional information with respect to the gap period and related reserves, see “Gap Rent Reserve” below. After the tenant takes occupancy, the Pact lease provides a 50% rent abatement and 50% abatement of tenant’s share of increased costs for the first 3.5 years of the lease. At origination, the borrower escrowed $5,242,165 related to contractually owed TI/LCs and $4,156,468 for the total amount of abated rent. In addition, the use of the mezzanine office space requires government approval. In the event the government does not approve construction of the mezzanine space (or approves construction of only a portion), the Pact tenant square footage will be reduced. The Uline Arena Whole Loan was structured with an earn-out reserve in the amount of $1,000,000 pending such approval. For additional information related to the earnout reserve, see “Pact, Inc. Mezzanine Space Reserve” below.

Davis Memorial Goodwill (23,968 sq. ft.; 9.6% of NRA; 10.7% of U/W Base Rent) Davis Memorial Goodwill (“Goodwill”) is a nonprofit organization that provides job training, employment placement services, and other community-based programs for people who have barriers preventing them from obtaining a job. Goodwill operates as a network of independent, community-based organizations in South Korea, Venezuela, Brazil, Mexico, Panama, Uruguay, the United States, Canada, and 12 other countries, with 158 local Goodwill branches in the United States and Canada. Goodwill executed its lease in April 2019. It expires in July 2035, and includes one five-year renewal option and no termination options. Goodwill is in the process of building out its space and is not yet in occupancy. Goodwill is anticipated to take occupancy in October 2019. Goodwill is in a free rent period through August 2020. At origination, the Uline Arena Borrower escrowed $1,748,029 related to contractually owed TI/LC’s and $1,254,645 in a free rent reserve.

Antunovich Associates, Inc (10,353 sq. ft.; 4.2% of NRA; 4.8% of U/W Base Rent) Antunovich Associates, Inc. (“Antunovich Associates”) is an architectural, planning and interior design firm with offices located in Chicago, Illinois, and Washington, D.C. Antunovich Associates, founded in 1990 by Joseph M. Antunovich, employs over 145 design professionals. Antunovich Associates executed its lease in September 2018. It expires in September 2029 and includes two five-year extension options. The lease provides for a right of first offer (“ROFO”) to lease the space directly contiguous to the leased premises and a termination option on October 1, 2025 if the tenant has not exercised its ROFO, provided Antunovich Associates provides the Uline Arena Borrower with 12 months prior written notice. The lease also provides for one month of free rent in September 2019. At origination, the Uline Arena Borrower escrowed $46,589 in a free rent reserve.

Environmental Matters. The Phase I environmental report dated July 24, 2019 did not identify any recognized environmental conditions and recommended no further action at the Uline Arena Property.

A-3-39

1140 3rd Street Northeast Washington, D.C. 20002	Collateral Asset Summary – Loan No. 4 Uline Arena	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$42,000,000 56.6% 1.75x 7.4%

The Market. The Uline Arena Property is located in the NoMa neighborhood of Washington, D.C. situated just South of Florida Avenue and Southeast of New York Avenue. The Uline Arena Property is bordered by M street, 2nd Street, L Street and 3rd street and is located approximately one block from the NoMa-Gallaudet metro station, which is Washington D.C.’s busiest metro line and less than a mile from Union Station. Since the NoMa-Gallaudet metro station opened in 2004, NoMa has become one of the fastest-growing neighborhoods in Washington, D.C. The immediate area consists of office and commercial uses located along the major thoroughfares that are interspersed with multi-family complexes.

According to the appraisal, the estimated 2018 populations within one-, three- and five-mile radii of the Uline Arena Property were 65,692, 388,927, and 803,286, respectively. The 2018 average household incomes within the same radii were $131,243, $119,377, and $112,802, respectively.

The appraiser concluded that the Uline Arena Property is located within the North of Massachusetts Avenue submarket, which, as of the first quarter of 2019, consisted of approximately 11.0 million sq. ft. with an overall market office vacancy of 8.5% and an overall retail market vacancy of 12.5%. Additionally, the North of Massachusetts Avenue submarket has average asking rents of $56.00 PSF for office space, $30.00 PSF for anchor retail space and $54.00 PSF for restaurant retail space.

The appraisal identified six comparable office leases that had rents ranging from $51.70 to $60.38 PSF with an average of $56.00 PSF and concluded a market rent of $56.00 PSF for the office tenants. The average underwritten base rent PSF of office tenants at the Uline Arena Property is $57.53 PSF.

Comparable Office Leases(1)
Property	Tenant Name	Lease Date	Tenant Leased Space	Lease Term (years)	U/W Base Rent PSF
Uline Arena(2)	Various	Various	167,733	9.1	$57.53
Union Center Plaza	Accenture	20-Jan	14,489	5.5	$51.70
Union Center Plaza	Children's Defense	19-Sep	22,111	11.0	$53.56
Capitol Plaza I	Vitas Healthcare	19-Mar	9,214	6.6	$58.20
Hancock S-Reit DC 1750 LLC	Array Architects	19-Jan	7,891	3.0	$60.38
National Guard Memorial	Amtrak	18-Aug	9,436	10.0	$57.23
1111 19th Street, NW	Mercy Corps	18-Jan	4,381	7.4	$54.92
(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated July 26, 2019 for the Uline Arena Property.

The appraisal identified three comparable retail anchor leases that had rents ranging from $27.00 to $31.20 PSF with an average of $29.61 PSF and concluded a market rent of $30.00 PSF for the retail anchor tenants. The average underwritten base rent PSF of retail anchor tenants at the Uline Arena Property is $35.00 PSF.

Comparable Retail Anchor Leases(1)
Property	Tenant Name	Lease Date	Tenant Leased Space	Lease Term (years)	U/W Base Rent PSF
Uline Arena(2)	REI	16-Oct	51,159	15.0	$35.00
Square 4037-Lot 0804	Target Corporation	19-Nov	67,592	10.0	$30.63
Shops at Georgetown Park	TJ Maxx	18-Sep	47,566	5.0	$27.00
Riverdale Park Station	Whole Foods	17-Apr	35,633	20.0	$31.20
(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated July 26, 2019 for the Uline Arena Property.

A-3-40

1140 3rd Street Northeast Washington, D.C. 20002	Collateral Asset Summary – Loan No. 4 Uline Arena	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$42,000,000 56.6% 1.75x 7.4%

The appraisal identified five comparable retail restaurant leases that had rents ranging from $46.80 to $62.76 PSF with an average of $54.31 PSF and concluded a market rent of $54.00 PSF for the retail restaurant tenants. The average underwritten base rent PSF of retail restaurant tenants at the Uline Arena Property is $50.79 PSF.

Comparable Retail Restaurant Leases(1)
Property	Tenant Name	Lease Date	Tenant Leased Space	Lease Term (years)	U/W Base Rent PSF
Uline Arena(2)	Various	Various	9,887	10.0	$50.79
Dupont Circle Retail	The Public Group	19-Jan	4,242	10.0	$60.20
Spring Valley Village	Pizzeria Paradiso	19-Feb	3,630	10.0	$46.80
Dupont Circle Retail	Chick-Fil-A	19-Jan	5,298	15.0	$62.76
Tenley Mall Bldg	Sribone LLC	19-Jan	3,670	10.5	$55.00
Spring Valley Village	Compass Coffee	18-Dec	2,878	10.0	$46.80
(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated July 26, 2019 for the Uline Arena Property.

Cash Flow Analysis.

Cash Flow Analysis
	2017	2018	T-12 5/31/2019	U/W	U/W PSF
Base Rent(1)(2)(3)	$3,651,472	$5,442,906	$6,624,243	$13,090,985	$52.71
Reimbursements	508,032	776,843	709,762	1,085,354	$4.37
Other Income(4)	113,060	293,447	304,921	294,113	$1.18
Less: Vacancy(5)	0	0	0	(1,147,870)	($4.62)
Effective Gross Income	$4,272,563	$6,513,196	$7,638,927	$13,322,582	$53.64
Total Operating Expenses	2,337,320	3,653,287	4,040,587	4,431,507	$17.84
Net Operating Income	$1,935,243	$2,859,908	$3,598,340	$8,891,075	$35.80
TI/LC	0	0	0	248,381	$1.00
Capital Expenditures	0	0	0	24,838	$0.10
Net Cash Flow	$1,935,243	$2,859,908	$3,598,340	$8,617,856	$34.70
(1)	U/W Base Rent includes contractual first year rent associated with Pact, Inc. ($2,300,388) and WHYHOTEL, Inc. ($340,250), which tenants have signed leases but are not yet in occupancy or paying rent. At origination, the Uline Arena Borrower deposited $1,781,999 million into a gap rent reserve, which represents the total gap rent for Pact, Inc. and WHYHOTEL, Inc. Additionally, the increase in U/W Base Rent from T-12 5/31/2019 includes $2,075,116 of rent attributed to four new leases at the Uline Arena Property since April 2019.

(2)	The increase in U/W Base Rent from T-12 5/31/2019 includes $2,075,116 of rent attributed to four new leases (15.4% of NRA) and one lease extension (17.6% of NRA) at the Uline Arena Property since April 2019. Regus (17.6% of NRA) is in occupancy and has scheduled rent abatement periods until September 2022. Davis Memorial Goodwill (9.6% of NRA) is not yet in occupancy and is in a free rent period until August 2020. WestEd (2.8% of NRA) is in occupancy and paying rent. Brilliant Collaboration’s LLC (1.2% of NRA) is in occupancy and is in a free rent period until January 2020. Ande Corporation (1.7% of NRA) is in occupancy and is in a free rent period until November 2019. At origination, the Uline Arena Borrower reserved $3,228,430 in a free rent reserve in connection with these leases.

(3)	U/W Base Rent is based on the underwritten rent roll dated July 26, 2019 and includes rent steps through July 2020 ($199,935).

(4)	Other Income consists of parking income from the collateral parking garage.

(5)	U/W Vacancy is based on in-place economic vacancy of 8.1%. As of July 26, 2019 the Uline Arena Property was 92.1% occupied.

Property Management.    The Uline Arena Property is managed by LPC Commercial Services, Inc. Douglas Development Corporation, which is an affiliate of the Uline Arena Borrower Sponsor, is the asset manager, and One Parking, Inc. is the parking facility manager.

Lockbox / Cash Management.     The Uline Arena Whole Loan is structured with a hard lockbox and springing cash management upon the occurrence and during the continuance of a Cash Trap Period (as defined below). The Uline Arena Borrower was required at origination to deliver tenant direction letters instructing all tenants to deposit rents into a lockbox account controlled by the lender. During the continuance of a Cash Trap Period, all funds in the lockbox account are required to be swept each business day into a cash management account controlled by the lender and disbursed on each payment date in accordance with the loan documents. If no Cash Trap Period is in effect, all excess cash flow is required to be returned to the Uline Arena Borrower. During a Cash Trap Period, all excess cash is required to be retained by lender and held as additional security for the Uline Arena Whole Loan (or otherwise applied at lender’s discretion).

A “Cash Trap Period” will commence upon the occurrence of (i) an event of default, (ii) the failure of the Uline Arena Borrower to maintain a debt service coverage ratio (as calculated pursuant to the loan documents) of 1.15x for two consecutive calendar quarters, or (iii) the commencement of a Major Tenant Cash Trap Period.

A Cash Trap Period will terminate upon (i) the payment in full of the Uline Arena Whole Loan and all other obligations under the Uline Arena Whole Loan, provided no other Cash Trap Period is then continuing, or (ii) with respect to clause (i) of the definition of Cash Trap Period above, the event of default giving rise to such Cash Trap Period has been cured, or (iii) with respect to clause (ii) of the definition

A-3-41

1140 3rd Street Northeast Washington, D.C. 20002	Collateral Asset Summary – Loan No. 4 Uline Arena	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$42,000,000 56.6% 1.75x 7.4%

of Cash Trap Period above, for a period of two consecutive calendar quarters subsequent to the commencement of the Cash Trap Period, the debt service coverage ratio is equal to or greater than 1.15x, or (iv) with respect to clause (iii) of the definition of Cash Trap Period above, such Major Tenant Cash Trap Period has terminated.

A “Major Tenant Cash Trap Period” will commence on the date (i) upon which a Major Tenant (as defined below) discontinues its business at its premises, vacates its premises or gives written notice that it intends to discontinue its business at its premises or to vacate its premises (and will continue with respect to clause (i) until such time that the related Major Tenant resumes operations for three consecutive months), (ii) that is twelve months prior to the expiration of a Major Lease (as defined below), (iii) that any Major Lease is surrendered, cancelled or terminated prior to its expiration date or that the Uline Arena Borrower or property manager receives notice from a Major Tenant of its intent to surrender, cancel, or terminate the applicable Major Lease (and will continue with respect to clauses (ii) and (iii) until such Major Tenant has renewed or extended its Major Lease, pursuant to terms acceptable to lender for a term of not less than five years), (iv) upon which a Major Tenant is in monetary or material non-monetary default beyond any applicable notice and cure periods under any Major Lease (and will continue with respect to clause (iv) until such time that the default has been cured and no other monetary or material non-monetary default occurs under the Major Lease for a period of three consecutive months following such cure), or (v) upon which a Major Tenant becomes a debtor in any bankruptcy or insolvency proceeding (and will continue with respect to clause (v) until the earlier to occur of the date on which (a) the related Major Tenant Lease is assumed by a third party, (b) such Major Tenant ceases to be a debtor in such proceeding (and the related Major Lease has not been rejected), or (c) such Major Lease is affirmed in the proceeding, provided, however, that if at a later date such Major Lease is rejected in the proceeding, such rejection will trigger a Major Tenant Cash Trap Period. Notwithstanding the forgoing, any Major Tenant Cash Trap Period will terminate at such time that the Uline Arena Borrower has entered into one or more new leases pursuant to terms acceptable to lender (including, among other requirements, that (i) the tenant is reasonably acceptable to lender and (ii) the new lease has a term of not less than five years and (x) in the event the lease demises the entire Major Tenant space, the new lease has an aggregate net effective annual rental acceptable to lender or (y) in the event the lease demises a portion of Major Tenant space, the new lease has an aggregate net effective annual rental that is equal to or greater than the net effective annual rent under the Major Lease for the applicable Major Tenant).

A “Major Tenant” means any tenant under a Major Lease.

A “Major Lease” means any lease which, either individually or when taken together with any other lease(s) with the same tenant or its affiliates, (i) that contains square footage equal to or exceeding 15% of the Uline Arena Property net rentable area or (ii) that requires base rent in an amount equal to or exceeding 15% of the gross income from operations.

Initial and Ongoing Reserves.

Tax Reserve. At loan origination, the Uline Arena Borrower deposited $1,215,500 into a real estate tax reserve account. The Uline Arena Borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12 of annual real estate taxes, which is estimated to be $202,500.

Insurance Reserve. The Uline Arena Borrower is required to deposit into the insurance reserve account on a monthly basis, 1/12 of the annual insurance premiums; provided that this requirement is waived at any time there is (i) no event of default under the Uline Arena Loan and (ii) an acceptable blanket insurance policy is in place.

Rollover Reserve. The Uline Arena Borrower is required to make monthly deposits in an amount equal to $20,698 into a rollover reserve account, subject to a cap of $496,762. The cap will be suspended if (i) occupancy at the Uline Arena Property falls below 80.0%, (ii) the debt service coverage ratio falls below 1.15x, or (iii) a Cash Trap Period occurs.

Replacement Reserve. The Uline Arena Borrower is required to make monthly deposits in an amount equal to $2,070 into a replacement reserve account, subject to a cap of $124,191.

Gap Rent Reserve. At loan origination, the Uline Arena Borrower deposited $1,781,999 into various upfront gap rent reserves. This upfront reserve amount consists of (a) $1,590,300, which represents the total underwritten rent for Pact ($1,533,592) and WHYHOTEL, Inc. ($56,708) for the period from the Uline Arena Whole Loan origination date to the anticipated rent commencement dates for Pact (May 1, 2020) and WHYHOTEL, Inc. (November 1, 2019) and (b) $191,699, which represents the one month of Pact’s unabated contractual rent. In the event that the landlord fails to complete work as described under Pact’s lease pursuant to the deadlines set forth in the Pact lease, the Uline Arena Borrower is required to make monthly deposits of $191,699 into the additional gap rent reserve account until such a time as the Uline Arena Borrower has provided evidence to the lender that it has completed such work. The monthly escrow payments described above have been guaranteed by the Uline Arena Borrower Sponsor.

Free Rent Reserve. At loan origination, the Uline Arena Borrower deposited $7,543,239 into a free rent reserve ($4,156,468 for Pact, $1,844,604 for RGN National Business Center, $1,254,644 for Davis Memorial Goodwill, $46,589 for Antunovich Associates, $86,497 for WHYHOTEL, Inc. and $154,437 for remaining tenants).

A-3-42

1140 3rd Street Northeast Washington, D.C. 20002	Collateral Asset Summary – Loan No. 4 Uline Arena	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$42,000,000 56.6% 1.75x 7.4%

Outstanding TI/LC Reserve. At loan origination, the Uline Arena Borrower deposited $8,229,748 into an outstanding TI/LC reserve account, which represents the contractual tenant improvements and leasing commissions owed in connection with recent leasing at the Uline Arena Property.

Landlord Improvement Reserve. At loan origination, the Uline Arena Borrower deposited $640,183 into a landlord improvement reserve account, which represents the estimated cost of the Uline Arena Borrower’s contractual obligation to complete the post-delivery work on the Pact space and the buildout of the WHYHOTELS, Inc. space. With respect to completion of the Pact space, the Uline Arena Borrower Sponsor has provided a completion guaranty.

Pact Inc. Mezzanine Space Reserve. At loan origination, the Uline Arena Borrower deposited $1,000,000 into a Pact, Inc. mezzanine space reserve account. The reserve will be released to the Uline Arena Borrower upon Pact obtaining government approval for the use of 100% of the 1,993 sq. ft. mezzanine space or a portion of the space as described below. If Pact obtains approval for use of more than 50% but less than 100% of the space, Pact’s rent related to the mezzanine space will be reduced accordingly, on a prorated basis, and amounts in this reserve account will be released to the Uline Arena Borrower in an amount equal to the percentage of the Pact mezzanine space for which Pact has received government approval and any remaining amounts will remain in this reserve account as additional collateral for the Uline Arena Whole Loan. However, the Uline Arena Borrower may obtain any remaining amounts in the earnout reserve upon the leasing of other currently vacant space at the Uline Arena Property at a contractual rent equal to or greater than the rent attributed to the mezzanine space in the Pact lease, provided the lease is reasonably acceptable to lender.

Occupancy Reserve. At loan origination, the Uline Arena Borrower deposited $3,800,000 into an occupancy reserve account, which amount will be released to the Uline Arena Borrower upon the debt yield of the Uline Arena Property being equal to or greater than 7.2% (without including the free rent reserve amounts and gap rent reserve amounts attributed to WHYHOTEL, Inc. in the calculation).

Current Mezzanine or Subordinate Indebtedness. None.

Future Mezzanine or Subordinate Indebtedness Permitted. The Uline Arena Whole Loan documents permit mezzanine debt (the “Mezzanine Financing”) from an acceptable mezzanine lender, secured by a pledge of 100% of the equity interest held by the mezzanine borrower in the borrower, provided the following conditions, among others, are met: (i) the aggregate loan-to-value ratio (based on the Uline Arena Whole Loan and the Mezzanine Financing) does not exceed 57.7%, (ii) the debt service coverage ratio (calculated using debt service payments due under the Uline Arena Whole Loan assuming a 30-year amortization schedule and the Mezzanine Financing) is not less than 1.75x, (iii) the actual combined debt yield (based on the Uline Arena Whole Loan and the Mezzanine Financing) is less than 7.18%, (iv) the Uline Arena Whole Loan and the Mezzanine Financing are co-terminous, (v) the mezzanine lender executes an intercreditor agreement acceptable to the lender, (vi) cash management is in place, and (vii) the terms and documentation of the Mezzanine Financing are acceptable to the lender.

Partial Release. None.

A-3-43

171 North Aberdeen Street Chicago, IL 60607	Collateral Asset Summary – Loan No. 5 171 N Aberdeen	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,000,000 56.1% 1.86x 9.0%

A-3-44

171 North Aberdeen Street Chicago, IL 60607	Collateral Asset Summary – Loan No. 5 171 N Aberdeen	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,000,000 56.1% 1.86x 9.0%

A-3-45

171 North Aberdeen Street Chicago, IL 60607	Collateral Asset Summary – Loan No. 5 171 N Aberdeen	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,000,000 56.1% 1.86x 9.0%

Mortgage Loan Information
Loan Seller:	MPCC
Loan Purpose:	Refinance
Borrower Sponsors:	Michael Golden; Thaddeus Wong
Borrower:	Aberdeen Developers LLC
Original Balance:	$41,000,000
Cut-off Date Balance:	$41,000,000
% by Initial UPB:	5.1%
Interest Rate:	4.67000%
Payment Date:	1st of each month
First Payment Date:	February 1, 2019
Maturity Date:	January 1, 2029
Amortization:	Interest Only
Additional Debt:	None
Call Protection:	L(31), D(82), O(7)
Lockbox / Cash Management:	Hard / Springing

Reserves(1)
	Initial	Monthly	Cap
Taxes:	$83,596	$13,933	NAP
Insurance:	$48,192	$5,355	NAP
Replacement:	$0	$500	$18,003
TI/LC:	$705,700	$1,000	$36,006
Free Rent:	$537,929	$0	NAP
Cash Collateral(2):	$3,300,000	$0	NAP
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Mixed Use – Multifamily/Office/Retail
Collateral:	Fee Simple
Location:	Chicago, IL
Year Built / Renovated:	2018 / NAP
Total Sq. Ft. (3):	120,020
Property Management:	Luxury Property Management LLC
Underwritten NOI:	$3,693,071
Underwritten NCF:	$3,606,657
Appraised Value:	$73,100,000
Appraisal Date:	October 9, 2018

Historical NOI(4)
Most Recent NOI:	NAP
2018 NOI:	NAP
2017 NOI:	NAP
2016 NOI:	NAP

Historical Occupancy(4)
Most Recent Occupancy:	100.0% (June 19, 2019)
2018 Occupancy:	NAP
2017 Occupancy:	NAP
2016 Occupancy:	NAP

Financial Information
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV Cut-off / Balloon	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$41,000,000	$342 / $342	56.1% / 56.1%	1.90x / 1.86x	9.0% / 8.8%	9.0% / 8.8%
(1)	See “Initial and Ongoing Reserves” herein.

(2)	The conditions for release of the Cash Collateral reserve were met shortly after loan origination. The current balance is $0.

(3)	Total Sq. Ft. consists of 14,593 sq. ft. of retail on the street level, 41,612 sq. ft. of co-working office space and 63,815 sq. ft. of co-living multifamily (75 units; 175 beds).

(4)	Historical NOI and Historical Occupancy are not applicable because the 171 N Aberdeen Property (as defined below) was completed in 2018.

A-3-46

171 North Aberdeen Street Chicago, IL 60607	Collateral Asset Summary – Loan No. 5 171 N Aberdeen	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,000,000 56.1% 1.86x 9.0%

The Loan. The 171 N Aberdeen mortgage loan (the “171 N Aberdeen Loan”) is a fixed rate loan secured by a first mortgage encumbering the borrower’s fee simple interest in a Class A, 100.0% occupied mixed use property located in Chicago, Illinois (the “171 N Aberdeen Property”). The 171 N Aberdeen Loan, which accrues interest at an interest rate of 4.67000% per annum, was originated by MUFG Principal Commercial Capital on December 10, 2018, had an original principal balance of $41.0 million and has an outstanding principal balance as of the Cut-off Date of $41.0 million. The 171 N Aberdeen Loan had an initial term of 120 months, has a remaining term of 113 months and is interest-only for the term of the loan. The 171 N Aberdeen Loan proceeds were used to refinance prior debt secured by the 171 N Aberdeen Property, pay closing costs, and fund upfront reserves. Based on the “as is” Appraised Value of $73,100,000 as of October 9, 2018, the 171 N Aberdeen Loan Cut-off Date LTV is 56.1%. The most recent prior financing of the 171 N Aberdeen Property was not included in a securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$41,000,000	99.6%	Loan Payoff	$35,995,205	87.4%
Sponsor Equity	184,329	0.4	Upfront Reserves	4,675,417	11.4
			Closing Costs	513,707	1.2
Total Sources	$41,184,329	100.0%	Total Uses	$41,184,329	100.0%

The Borrower / Borrower Sponsors. The borrower under the 171 N Aberdeen Loan is Aberdeen Developers LLC, a Delaware limited liability company and single purpose entity with two independent directors in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 171 N Aberdeen Loan.

The borrower sponsors and non-recourse carveout guarantors are Michael Golden and Thaddeus Wong, co-founders of Chicago-based @properties. Established in 2000, @properties is a full-service real estate company with divisions for residential and commercial brokerage, development marketing, relocation, property management and institutional-advisory services. Over the past 18 years, the company has completed more than 60,000 real estate transactions. Today, @properties has 30 offices in the city of Chicago, surrounding suburbs, southwest Michigan and southeast Wisconsin.

The Property.

Tenant Summary(1)
Tenant	Ratings (Fitch/Moody’s/S&P)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF(2)	% of Total U/W Base Rent	Lease Expiration

Medici	NR / NR / NR	63,815	53.2%	$32.12	51.3%	9/30/2028
Industrious(3)	NR / NR / NR	41,612	34.7	$29.42	30.6	12/31/2027
Northwestern Memorial Hospital(4)	NR / NR / NR	5,995	5.0	$55.50	8.3	6/30/2029
Dream Town Shoes(5)	NR / NR / NR	3,546	3.0	$42.46	3.8	7/31/2024
Capriotti’s Sandwich Shop	NR / NR / NR	2,115	1.8	$45.00	2.4	8/31/2027
Barre 3 Studio	NR / NR / NR	1,937	1.6	$48.00	2.3	6/30/2024
J&V Stoken	NR / NR / NR	1,000	0.8	$50.00	1.3	7/31/2025
Total / Wtd. Avg. Occupied		120,020	100.0%	$33.29	100.0%
Vacant		0	0.0
Total		120,020	100.0%

(1)	Based on the underwritten rent roll dated June 19, 2019.

(2)	Includes contractual rent steps of $32,854 through February 1, 2020.

(3)	Industrious has the right to terminate its lease on April 30, 2026 with 12 months’ notice and payment of a termination fee equal to the unamortized tenant improvement allowance, rent abatement and leasing commissions discounted at 8%.

(4)	Northwestern Memorial Hospital has the right to terminate its lease on August 31, 2025 with nine months’ notice and payment of a $341,587 fee.

(5)	Includes 596 sq. ft. of storage space. Dream Town Shoes pays $47 per sq. ft. for its leased retail space and $20 per sq. ft. for its leased storage space.

A-3-47

171 North Aberdeen Street Chicago, IL 60607	Collateral Asset Summary – Loan No. 5 171 N Aberdeen	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,000,000 56.1% 1.86x 9.0%

Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF(3)	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2019	0	0	0.0	0	0.0%	$0.00	0.0	0.0%
2020	0	0	0.0	0	0.0%	$0.00	0.0	0.0%
2021	0	0	0.0	0	0.0%	$0.00	0.0	0.0%
2022	0	0	0.0	0	0.0%	$0.00	0.0	0.0%
2023	0	0	0.0	0	0.0%	$0.00	0.0	0.0%
2024	2	5,483	4.6	5,483	4.6%	$44.42	6.1	6.1%
2025	1	1,000	0.8	6,483	5.4%	$50.00	1.3	7.4%
2026	0	0	0.0	6,483	5.4%	$0.00	0.0	7.4%
2027	2	43,727	36.4	50,210	41.8%	$30.17	33.0	40.4%
2028	1	63,815	53.2	114,025	95.0%	$32.12	51.3	91.7%
2029	1	5,995	5.0	120,020	100.0%	$55.50	8.3	100.0%
Thereafter	0	0	0.0	120,020	100.0%	$0.00	0.0	100.0%
Vacant	NAP	0	0.0	120,020	100.0%	NAP	NAP
Total / Wtd. Avg.	7	120,020	100.0%			$33.29	100.0%
(1)	Based on the underwritten rent roll dated June 19, 2019.

(2)	Certain tenants have lease termination options that will become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in the lease rollover schedule.

(3)	Includes contractual rent steps of $32,854 through February 1, 2020.

The 171 N Aberdeen Property is a Class A mixed use building located at 171 N. Aberdeen Street in the Fulton Market neighborhood of Chicago, Cook County, Illinois. The 171 N Aberdeen Property is comprised of an eleven-story, mixed use building containing a total of 120,020 sq. ft. on a 0.66-acre site. The 171 N Aberdeen Property was constructed in 2018 for a cost of approximately $61 million. The 171 N Aberdeen Property consists of 14,593 sq. ft. (12.2% of net rentable area and 18.1% of U/W Base Rent) of retail space on the street level, 41,612 sq. ft. (34.7% of net rentable area and 30.6% of U/W Base Rent) of co-working office space on the fourth and fifth floors, 63,815 sq. ft. (53.2% of net rentable area and 51.3% of U/W Base Rent) of co-living multifamily (75 units; 175 beds) on floors six through ten, and a 140-stall parking garage (1.17 per 1,000 sq. ft.) on the second and third floors. The co-living component was originally designed and constructed as a standard apartment building with a mix of studio, one and two bedroom units. Shortly before completion of construction, the borrower was approached by co-living operator, Medici (d/b/a Quarters), offering to master lease the entire space. The studio floor plans remain the same today, but the one and two bedroom units were converted to two, three, four and five bedroom floorplans by removing interior living room and dining areas and converting these spaces to additional bedrooms. See sample illustration below which shows the conversion of a two-bedroom standard unit into a five-bedroom co-living unit by adding non-structural demising walls to the living room and master bedroom:

Project amenities include the parking garage, fitness center, common area laundry, a dedicated residential lobby with ping pong table and the 11th floor amenity space that features a dedicated common area kitchen/lounge and outdoor deck with seating, grilling stations and a pergola for the use of Medici tenants only. The remainder of the 11th floor consists of bathrooms, a game room, dog run and multiple rooftop deck areas with seating. The 171 N Aberdeen Property is currently 100.0% occupied by seven tenants.

A-3-48

171 North Aberdeen Street Chicago, IL 60607	Collateral Asset Summary – Loan No. 5 171 N Aberdeen	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,000,000 56.1% 1.86x 9.0%

Major Tenants.

Medici (63,815 sq. ft.; 53.2% of NRA; 51.3% of U/W Base Rent). Medici occupies 63,815 sq. ft. through September 30, 2028 with two, five-year renewal options. The lease is guaranteed by Medici Living Holding GMBH. Established in 2012, Medici Living Group provides co-living services worldwide. For its co-living brands, Medici Living (student co-living) and Quarters (co-living for young professionals), the group leases existing assets as well as new buildings. Residential units are furnished by Medici. Overall, the portfolio of Medici Living Group encompasses 1,800 rooms worldwide, which are 96% occupied. The 171 N Aberdeen Property is Medici’s first location in Chicago and it is operated under the Quarters brand. According to the property manager, the Medici space at the 171 N Aberdeen Property was 97% occupied as of June 2019. At the time of the lender’s site visit in late 2018, the average stay for a Medici tenant was approximately nine months with leases generally ranging from three to 12 months in term according to the Quarters manager at the 171 N Aberdeen Property. According to the appraisal, rents for the Quarters space started at $1,137 per month per bed for a three-occupant unit to as high as $2,637 per bed for a single-bed unit as of June 29, 2018. Pursuant to the Medici lease, Medici delivered to the borrower a $2 million letter of credit as a security deposit which may be drawn upon to cure any outstanding default. The letter of credit may be reduced commencing in the fifth lease year. See “Letters of Credit” herein.

Industrious (41,612 sq. ft.; 34.7% of NRA; 30.6% of U/W Base Rent). Industrious occupies 41,612 sq. ft. through December 31, 2027 with three, five-year renewal options. Industrious has a one-time termination option effective April 30, 2026 with payment of a termination fee. Founded in 2013 and headquartered in New York, Industrious is a large flexible workspace provider in the U.S. with over 75 locations in more than 40 U.S. cities. The company offers common office space and hospitality services for companies to share, socialize and collaborate. It serves a range of clients from small businesses to Fortune 500 companies. In Chicago alone, Industrious currently operates seven locations inclusive of the 171 N Aberdeen Property, and has one more location coming soon in the Central Loop submarket. At the time of the lender’s site visit in late 2018, two larger tenants occupied most of the fifth floor (which would represent just under 50% of the Industrious space) and the average lease term for tenants renting the co-working space was twelve months. According to the property manager, the Industrious space at the 171 N Aberdeen Property was 94% occupied as of June 2019. According to the Industrious web-site, Industrious tenants can rent a shared desk space for $423 per month and individual offices ranging from $972 to $2,453 per month. Pursuant to the Industrious lease, Industrious delivered to the borrower a $1.3 million letter of credit as a security deposit which may be drawn upon to cure any outstanding default. The letter of credit may be reduced commencing in the seventh lease year. See “Letters of Credit” herein.

Environmental Matters. The Phase I environmental report dated October 19, 2018, did not identify any recognized environmental conditions and recommended no further action at the 171 N Aberdeen Property.

The Market. The 171 N Aberdeen Property is located at the southeast corner of Lake Street and Aberdeen Street in the Fulton Market neighborhood of Chicago, Illinois. Access to I-90/94 is less than a mile from the 171 N Aberdeen Property. The neighborhood has experienced multiple redevelopments over the past several years subsequent to the construction of the Morgan CTA elevated “L” train station, providing access to the green and pink lines. The 171 N Aberdeen Property has access to the Morgan Street CTA “L” train station a couple of blocks to the east. In addition, the 171 N Aberdeen Property is less than a mile west of Ogilvie Transportation Center and just over a mile west of Union Station, two of the area’s primary commuter rail stations. The 171 N Aberdeen Property is one block north of the newly constructed 575,000 sq. ft. McDonald’s corporate headquarters and two blocks southwest of Google’s 535,000 sq. ft. regional headquarters. According to the appraisal, demographics for 2018 include a median household income of $114,668 within a 0.5-mile radius and $100,465 within a one-mile radius.

Per the appraisal, the 171 N Aberdeen Property is located in the Fulton Market/Far West Loop office submarket which contained approximately 2.8 million sq. ft. of office space and reported a vacancy rate of 5.1% and gross asking rents of $44.17 per sq. ft. for Class A space as of second quarter 2018. Per the appraisal, the 171 N Aberdeen Property is part of the City West apartment submarket which contains approximately 101,116 units and reported a vacancy rate of 5.3% and asking rents of $2,406 per unit as of second quarter 2018.

A-3-49

171 North Aberdeen Street Chicago, IL 60607	Collateral Asset Summary – Loan No. 5 171 N Aberdeen	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,000,000 56.1% 1.86x 9.0%

The following table presents comparable multifamily properties with respect to the 171 N Aberdeen Property:

Multifamily Comparables(1)
Property Name Address, City, State	No. Units	Year Built/Renovated	Total Occupancy (%)	Avg. Mo. Rent Per Unit	Avg. Mo. Rent PSF
171 N Aberdeen 171 North Aberdeen Street Chicago, IL	75(2)	2018	100.0%(2)(3)	NAP	$3.28(4)
Common Racine 1831 S. Racine Avenue Chicago, IL	12	1941/2018	100.0%	$4,073	$4.90
“L” Logan Square 2211 N. Milwaukee Avenue Chicago, IL	120	2017	98.0%	$2,469	$2.90
Buckingham Student 59 East Van Buren Street Chicago, IL	129	1927/2007	98.0%	$3,614	$4.00
Tailor Lofts 315 South Peoria Chicago, IL	135	1920/2010	96.0%	$3,956	$2.91
University Center Student 525 South State Street Chicago, IL	504	2004	94.0%	$4,005	$5.01
Madison Throop Place 1247-49 W Madison Street Chicago, IL	72	2015	100.0%	$3,149	$3.05
The Madison At Racine 1164 W. Madison Street Chicago, IL	216	2014	98.0%	$2,581	$3.10
The Gateway 11 S. Green Street Chicago, IL	167	2015	98.0%	$2,698	$3.48
		Comparable	Average:	$3,318	$3.67
(1)	Source: Appraisal.

(2)	Represents multifamily space only. There are 75 units (175 beds). Medici master leases the entire multifamily space on a PSF basis (63,815 sq. ft.).

(3)	Based upon the underwritten rent roll dated June 19, 2019.

(4)	Represents underwritten rents and reimbursements for the Medici space based upon the underwritten rent roll dated June 19, 2019.

A-3-50

171 North Aberdeen Street Chicago, IL 60607	Collateral Asset Summary – Loan No. 5 171 N Aberdeen	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,000,000 56.1% 1.86x 9.0%

The following table presents comparable office properties with respect to the 171 N Aberdeen Property:

Office Comparables(1)
Property Name Address, City, State	Office Area (NRA)	Year Built	Total Occupancy (%)	Tenant	Lease Term (years)	Rent PSF	Lease Type
171 N Aberdeen 171 N Aberdeen Street Chicago, IL	41,612(2)	2018	100.0%(2)	Industrious	10.0	$29.42(2)	NNN
1K Fulton 1000 West Fulton Market Chicago, IL	526,096	1923	99.0%	Various	10.0-14.0	$20.00-$30.00	NNN
Fulton West 1330 West Fulton Street Chicago, IL	287,754	2017	83.0%	Various	5.0-13.1	$29.00-$33.50	NNN
WeWork Fulton Market 210-220 N Green St Chicago, IL	85,772	1895	100.0%	WeWork	15.3	$30.00	Mod Gross
210 Carpenter 210 North Carpenter Street Chicago, IL	203,589	2018	39.0%(3)	rEvolution Marketing	10.0	$33.75	NNN
Loft Building/Creative Space 401 North Morgan Street Chicago, IL	81,251	1916	85.0%	Listen, LLC Threadless Bucketfeet	3.0 10.2 4.1	$26.00 $26.52 $26.52	NNN
412 North Wells Street 412 North Wells Street Chicago, IL	42,561	2017	100.0%	RXBar	11.3	$33.00	NNN
(1)	Source: Appraisal.

(2)	Represents office space only per the Industrious lease and underwritten rent roll dated June 19, 2019.

(3)	Under construction.

Cash Flow Analysis.

Cash Flow Analysis(1)
	U/W	U/W PSF
Base Rent(2)	$3,962,710	$33.02
Contractual Rent Steps(3)	32,854	$0.27
Gross Up Vacancy	0	$0.00
Gross Potential Rent	$3,995,565	$33.29
Total Reimbursement Revenue	844,984	$7.04
Parking Income(4)	333,785	$2.78
Net Rental Income	$5,174,334	$43.11
Less: Vacancy(5)	(266,230)	($2.22)
Effective Gross Income	$4,908,103	$40.89
Total Expenses	$1,215,032	$10.12
Net Operating Income	$3,693,071	$30.77
TI/LC and Capital Expenditures	86,414	$0.72
Net Cash Flow	$3,606,657	$30.05
(1)	Historical cash flow information is not applicable because the 171 N Aberdeen Property was completed in 2018.

(2)	Based on the underwritten rent roll dated June 19, 2019.

(3)	Includes Contractual Rent Steps through February 1, 2020.

(4)	Parking income is generated from a mix of tenants at the 171 N Aberdeen Property as well as companies and individuals with offices in the area.

(5)	The U/W Vacancy is 5.5% based on the appraiser’s submarket vacancy for multifamily, office and retail (on a weighted average basis). The 171 N Aberdeen Property is 100.0% occupied as of June 19, 2019.

Property Management. The 171 N Aberdeen Property is managed by Luxury Property Management LLC, an affiliate of the borrower sponsor.

Letters of Credit. Pursuant to the Industrious lease, Industrious delivered to the borrower a $1.3 million letter of credit issued by Wells Fargo Bank, N.A. in favor of the borrower (“Industrious LOC”). So long as Industrious is not in default, the Industrious LOC may be reduced starting in the seventh lease year (2024) by $100,000 per year such that the Industrious LOC balance will be $900,000 at expiration of the original 10-year term of the Industrious lease. Pursuant to the Medici lease, Medici delivered to the borrower a $2 million letter of credit issued by Silicon Valley Bank in favor of the borrower (“Medici LOC”). So long as Medici is not in default, the Medici LOC may be reduced starting in the fifth lease year (2022) by $200,000 per year such that the Medici LOC balance will be $800,000 at expiration of the original 10-year term of the Medici lease. The Industrious LOC and Medici LOC are hereinafter defined as the “Tenant Letters of Credit.” As evidenced by a fully executed assignment of proceeds instrument, approved by the lender and acknowledged by both banks, the borrower has assigned to the lender all of the borrower’s rights to receive the proceeds of said Tenant Letters of Credit

A-3-51

171 North Aberdeen Street Chicago, IL 60607	Collateral Asset Summary – Loan No. 5 171 N Aberdeen	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,000,000 56.1% 1.86x 9.0%

and has delivered the original Tenant Letters of Credit to the lender. Lender will hold such Tenant Letters of Credit and assignment of the proceeds as additional security for the 171 N Aberdeen Loan. In the event (i) either of the Tenant Letters of Credit are not renewed at least 30 days prior to the expiration date of the respective Tenant Letters of Credit, (ii) an event of default by either Industrious or Medici under the terms of their respective leases occurs, or (iii) the right to draw on either of the Tenant Letters of Credit is otherwise triggered pursuant to the respective leases, then borrower must promptly make presentment and draw upon the respective Tenant Letters of Credit and the bank must pay the proceeds directly to the lender. Any such proceeds will be deposited into a reserve account controlled by the lender to be applied in accordance with the respective lease.

Lockbox/Cash Management. The 171 N Aberdeen Loan is structured with a hard lockbox and springing cash management. The 171 N Aberdeen Loan documents require the borrower to direct tenants to pay rent directly to a lender-controlled lockbox account and require that all other funds received by the borrower with respect to the 171 N Aberdeen Property be deposited into such lockbox account within two business days following receipt. All funds deposited into the lockbox account are required to be transferred on each business day to or at the direction of the borrower unless a 171 N Aberdeen Cash Sweep Trigger Event (as defined below) exists. Following the occurrence of a 171 N Aberdeen Cash Sweep Trigger Event and until the occurrence of a 171 N Aberdeen Cash Sweep Cure (as defined below), all funds in the lockbox account are required to be swept on each business day into a lender-controlled cash management account and applied in accordance with the 171 N Aberdeen Loan documents, and excess cash is required to be swept and held in a lender controlled account (the “171 N Aberdeen Sweep Account”) as additional collateral for the 171 N Aberdeen Loan. Upon a 171 N Aberdeen Cash Sweep Cure, all funds in the lockbox account and 171 N Aberdeen Sweep Account are required to be swept to the borrower’s operating account.

A “171 N Aberdeen Cash Sweep Trigger Event” means the occurrence of any one or more of the following as determined by the lender in its sole discretion: (a) an event of default under the 171 N Aberdeen Loan documents; (b) the debt service coverage ratio being less than 1.20x; (c) a Medici Trigger Event (as defined below); or (d) an Industrious Trigger Event (as defined below).

A “171 N Aberdeen Cash Sweep Cure” means the following, as determined by the lender in its sole discretion: (i) with respect to a 171 N Aberdeen Cash Sweep Trigger Event described in clause (a) above, upon the waiver by the lender of, or cure accepted by the lender of, such event of default, (ii) with respect to a 171 N Aberdeen Cash Sweep Trigger Event described in clause (b) above, the debt service coverage ratio exceeds 1.25x for two consecutive calendar quarters as of the last day of a calendar quarter, (iii) with respect to a 171 N Aberdeen Cash Sweep Trigger Event described in clause (c) above, a Medici Cure Event (as defined below); or (iv) with respect to a 171 N Aberdeen Cash Sweep Trigger Event described in clause (d) above, an Industrious Cure Event (as defined below).

A “Medici Trigger Event” means the following, as determined by the lender in its sole discretion: (a) Medici ceases to operate its business in all or a majority of the space under the Medici lease; (b) Medici files voluntary bankruptcy or insolvency proceedings, or any person files an involuntary bankruptcy or insolvency proceeding against Medici; (c) Medici provides notice of early termination of the Medici lease; (d) a default (including non-payment of rent or other financial obligations under the Medici lease) exists under the Medici lease after the expiration of any applicable notice and cure periods; or (e) Medici fails to renew its lease at market terms acceptable to the lender at least nine months prior the then current expiration date of the Medici lease.

A “Medici Cure Event” means the following, as determined by the lender in its sole discretion: (i) with respect to a Medici Trigger Event described in clause (a) above: (A) Medici has notified the borrower in writing that Medici has rescinded its notice to "go dark," and (B) Medici has resumed operations in the space occupied by Medici and has continuously remained in occupancy and open for no less than 60 consecutive days; (ii) with respect to a Medici Trigger Event described in clause (b) above, Medici has (A) obtained the applicable bankruptcy court's approval of its affirmation of the Medici lease, and (B) delivered to the lender a new estoppel certificate reasonably acceptable to the lender, certifying that (1) the Medici lease has been validly affirmed in the bankruptcy proceeding and remains in full force and effect on the same terms and conditions as in effect as of the loan origination date, unless approved by the lender in writing, (2) there is no default existing under the Medici lease, (3) Medici is in occupancy and open for business to the general public, (4) Medici is paying full, unabated rent, and (5) the Medici lease has not been amended or modified without the lender's prior written consent; provided, however, with respect to an involuntary bankruptcy or insolvency proceeding, the Medici Cure Event will be deemed to occur when such involuntary bankruptcy or insolvency proceeding is dismissed; (iii) with respect to a Medici Trigger Event described in clause (c) above, the borrower has re-let the entire space leased to Medici or to one or more replacement tenants reasonably acceptable to the lender pursuant to executed leases containing terms and conditions reasonably acceptable to the lender, and (A) such replacement tenant’s lease is in full force and effect, and (B) such replacement tenant has commenced paying rent required under its lease, all as evidenced by an estoppel certificate from the replacement tenant in form and substance reasonably satisfactory to the lender; (iv) with respect to a Medici Trigger Event described in clause (d) above, the curing of the applicable lease default; and (v) with respect to a Medici Trigger Event described in clause (e) above, (A) Medici has executed a new lease or extension of the Medici lease at the terms stated in such Medici lease or at market terms reasonably acceptable to the lender, or (B) the borrower has re-let the entire space leased to Medici to one or more replacement tenants reasonably acceptable to the lender at market terms.

An “Industrious Trigger Event” means the following, as determined by the lender in its sole discretion: (a) Industrious ceases to operate its business in all or a majority of the space under the Industrious lease; (b) Industrious files voluntary bankruptcy or insolvency proceedings, or any person files an involuntary bankruptcy or insolvency proceeding against Industrious; (c) Industrious provides notice of early termination of the Industrious lease; (d) a default (including non-payment of rent or other financial obligations under the Industrious lease) exists under the Industrious lease after the expiration of any applicable notice and cure periods; or (e) the mutual extension option per the Industrious lease is not exercised at least twelve months prior to the then current expiration date of the Industrious lease.

A-3-52

171 North Aberdeen Street Chicago, IL 60607	Collateral Asset Summary – Loan No. 5 171 N Aberdeen	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,000,000 56.1% 1.86x 9.0%

An “Industrious Cure Event” means the following, as determined by the lender in its sole discretion: (i) with respect to an Industrious Trigger Event described in clause (a) above: (A) Industrious has notified the borrower in writing that Industrious has rescinded its notice to "go dark," and (B) Industrious has resumed operations in the space occupied by Industrious and has continuously remained in occupancy and open for no less than 60 consecutive days; (ii) with respect to an Industrious Trigger Event described in clause (b) above, Industrious has (A) obtained the applicable bankruptcy court's approval of its affirmation of the Industrious lease, and (B) delivered to the lender a new estoppel certificate reasonably acceptable to the lender, certifying that (1) the Industrious lease has been validly affirmed in the bankruptcy proceeding and remains in full force and effect on the same terms and conditions as in effect as of the loan origination date, unless approved by the lender in writing, (2) there is no default existing under the Industrious lease, (3) Industrious is in occupancy and open for business to the general public, (4) Industrious is paying full, unabated rent, and (5) the Industrious lease has not been amended or modified without the lender's prior written consent; provided, however, with respect to an involuntary bankruptcy or insolvency proceeding, the Industrious Cure Event will be deemed to occur when such involuntary bankruptcy or insolvency proceeding is dismissed; (iii) with respect to an Industrious Trigger Event described in clause (c) above, borrower has re-let the entire space leased to Industrious or to one or more replacement tenants reasonably acceptable to the lender pursuant to executed leases containing terms and conditions reasonably acceptable to the lender, and (A) such replacement tenant’s lease is in full force and effect, and (B) such replacement tenant has commenced paying rent required under its lease, all as evidenced by an estoppel certificate from the replacement tenant in form and substance reasonably satisfactory to the lender; (iv) with respect to an Industrious Trigger Event described in clause (d) above, the curing of the applicable lease default; and (v) with respect to an Industrious Trigger Event described in clause (e) above, (A) Industrious has executed a new lease or extension of the Industrious lease at the terms stated in such Industrious lease or at market terms reasonably acceptable to the lender, or (B) borrower has re-let the entire space leased to Industrious to one or more replacement tenants reasonably acceptable to the lender at market terms.

Initial and Ongoing Reserves.

Tax Reserve. At loan origination, the borrower deposited $83,596 into a real estate tax reserve account. On each payment date, the borrower is required to deposit into a real estate tax reserve an amount equal to 1/12 of the real estate taxes that the lender estimates will be payable over the next-ensuing 12-month period (initially estimated to be $13,933 per month).

Insurance Reserve. At loan origination, the borrower deposited $48,192 into an insurance reserve account. On each payment date, the borrower is required to deposit into an insurance reserve an amount equal to 1/12 of the insurance premiums that the lender estimates will be payable over the next-ensuing 12-month period (initially estimated to be $5,355 per month).

Replacement Reserve. On each payment date, the borrower is required to deposit approximately $500 into a replacement reserve for capital expenditures (subject to a cap of $18,003 with replenishment obligations).

TI/LC Reserve. At loan origination, the borrower deposited $705,700 in outstanding tenant improvements and leasing commissions associated with three tenants. Since loan origination, all but $160,000 has been released. On each payment date, the borrower is required to deposit approximately $1,000 into a TI/LC reserve (subject to a cap of $36,006 with replenishment obligations).

Free Rent Reserve. At loan origination, the borrower deposited $537,929 of outstanding free rent obligations associated with four tenants with executed leases for which rent payments had not yet commenced. The current reserve balance is $33,164.

Cash Collateral Reserve. At loan origination, the borrower deposited $3,300,000 in cash collateral to be held until the Tenant Letters of Credit were fully assigned to the lender. The conditions for release of the Cash Collateral Reserve were met shortly after loan origination and the balance is now $0.

Current Mezzanine or Subordinate Indebtedness. None.

Future Subordinate or Mezzanine Indebtedness. None.

Partial Release. None.

A-3-53

4949-5227 Lakewood Boulevard Lakewood, CA 90712	Collateral Asset Summary – Loan No. 6 Lakewood Square	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,000,000 64.6% 2.10x 9.0%

A-3-54

4949-5227 Lakewood Boulevard Lakewood, CA 90712	Collateral Asset Summary – Loan No. 6 Lakewood Square	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,000,000 64.6% 2.10x 9.0%

Michaels
Where Creativity Happens
CATHERINES
HOBBY LOBBY
COIN LAUNDRY
BPM HEALTH AND FITNESS, LLC
LUXE NAIL & BEAUTY BAR
ELIAS & ETHAN ART STUDIOS, LLC
FIRST FINANCIAL CREDIT UNION
The Little Gym Serious Fun.
Jenny Craig
6 DEGREE FITNESS
SCHEFFEL EYE CARE
PINK BEAUTY
SMOKE4LESS
DA & GA LEGACY INC.
NATURWAY
Great Clips
KINECTA FEDERAL CREDIT UNION
The UPS Store
CHECK 'N GO OF CALIFORNIA, INC
WASABI JAPANESE GRILL
HARDWICK STREET
Phenix
PIMENTA AVENUE
World Market
COAST DENTAL SERVICES, INC.
EMPLOYBRIDGE LLC
SUBWAY
PIE VENTURE, LLC
Yogurtland
CAFE RIO
CHASE
FARMERS & MERCHANTS BANK
CVS
CEC ENTERTAINMENT, INC.
avenue
FIRST FINANCIAL BANK
LAKEWOOD BOULEVARD
Anchor / Major
Inline
Not Part of Collateral

A-3-55

4949-5227 Lakewood Boulevard Lakewood, CA 90712	Collateral Asset Summary – Loan No. 6 Lakewood Square	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,000,000 64.6% 2.10x 9.0%

A-3-56

4949-5227 Lakewood Boulevard Lakewood, CA 90712	Collateral Asset Summary – Loan No. 6 Lakewood Square	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,000,000 64.6% 2.10x 9.0%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Refinance
Borrower Sponsors:	D. John Miller; Lindsay Parton; Eric Sahn
Borrower:	Lakewood Associates, LLC
Original Balance:	$41,000,000
Cut-off Date Balance:	$41,000,000
% by Initial UPB:	5.1%
Interest Rate:	3.97000%
Payment Date:	6th of each month
First Payment Date:	August 6, 2019
Maturity Date:	July 6, 2029
Amortization:	Interest Only
Additional Debt:	None
Call Protection:	L(25), D(90), O(5)
Lockbox / Cash Management:	Hard / Springing

Reserves(1)
	Initial	Monthly	Cap
Taxes:	$157,467	$39,367	NAP
Insurance:	$0	Springing	NAP
Replacement:	$0	$3,438	NAP
TI/LC:	$0	$15,629	$562,626
Approved Leasing Expenses:	$45,000	$0	NAP
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Anchored Retail
Collateral:	Fee Simple
Location:	Lakewood, CA
Year Built / Renovated:	1983 / 2002
Total Sq. Ft.:	187,542
Property Management:	DJM Capital Partners, Inc.
Underwritten NOI:	$3,687,782
Underwritten NCF:	$3,458,981
Appraised Value:	$63,500,000
Appraisal Date:	May 2, 2019

Historical NOI
Most Recent NOI:	$3,677,698 (T-12 March 31, 2019)
2018 NOI:	$3,697,495 (December 31, 2018)
2017 NOI:	$3,496,211 (December 31, 2017)
2016 NOI:	$3,274,770 (December 31, 2016)

Historical Occupancy
Most Recent Occupancy:	100.0% (March 31, 2019)
2018 Occupancy:	100.0% (December 31, 2018)
2017 Occupancy:	97.6% (December 31, 2017)
2016 Occupancy:	95.5% (December 31, 2016)

Financial Information
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV Cut-off / Balloon	U/W DSCR NOI / NCF(3)	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$41,000,000	$219 / $219	64.6% / 64.6%	2.23x / 2.10x	9.0% / 8.4%	9.0% / 8.4%
(1)	See “Initial and Ongoing Reserves” herein.

A-3-57

4949-5227 Lakewood Boulevard Lakewood, CA 90712	Collateral Asset Summary – Loan No. 6 Lakewood Square	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,000,000 64.6% 2.10x 9.0%

The Loan.    The Lakewood Square loan (the “Lakewood Square Loan”) is a fixed rate loan secured by the borrower’s fee simple interest in an anchored retail property located in Lakewood, California (the “Lakewood Square Property”). The Lakewood Square Loan had an original and an outstanding principal balance as of the Cut-off Date of $41.0 million and accrues interest at an interest rate of 3.97000% per annum. The Lakewood Square Loan proceeds were used to refinance existing debt, cover closing costs, fund upfront reserves and return equity to the borrower. Based on the “as is” appraised value of $63.5 million as of May 2, 2019, the Cut-off Date LTV Ratio is 64.6%. The most recent prior financing of the Lakewood Square Loan was not included in a securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$41,000,000	100.0%	Loan Payoff	$37,429,987	91.3%
			Upfront Reserves	202,467	0.5
			Closing Costs	624,621	1.5
			Return of Equity	2,742,925	6.7
Total Sources	$41,000,000	100.0%	Total Uses	$41,000,000	100.0%

The Borrower / Borrower Sponsors. The borrower is Lakewood Associates, LLC, a single purpose Delaware limited liability company structured to be bankruptcy-remote, with two independent directors in its organizational structure. The borrower sponsors and non-recourse carveout guarantors are D. John Miller, Lindsay Parton and Eric Sahn.

D. John Miller and Lindsay Parton are principals at DJM Capital (“DJM”). DJM provides private equity investment, development and asset management services within the real estate sector. DJM has experience across property types including office, industrial and residential product types. DJM has a current portfolio of over 2 million sq. ft. Eric Sahn is the CEO of Real Property Venture Capital, a firm he founded in 2018, which provides advisory services and capital for real estate investment start-ups. Eric Sahn was previously the CFO of DJM.

The Property.

Tenant Summary(1)
Tenant	Ratings (Fitch/Moody’s/S&P)(2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF	% of Total U/W Base Rent	Lease Expiration
							Sales PSF(3)	Occupancy Cost(3)
Anchor/Subanchor Tenants
Hobby Lobby(4)	NR / NR / NR	48,857	26.1%	$12.00	14.6%	7/31/2022	$152	7.9%
Michaels	NR / NR / BB-	20,800	11.1	$15.25	7.9	7/31/2022	$267	5.7%
Cost Plus World Market(5)	NR / Baa3 / BB+	20,032	10.7	$19.45	9.7	1/31/2023	$206	9.5%
CVS Pharmacy	NR / Baa2 / BBB	14,000	7.5	$24.20	8.4	7/31/2021	NAV	NAV
Chuck E Cheese’s	NR / Caa2 / B-	12,185	6.5	$21.00	6.4	2/5/2024	$158	13.3%
Subtotal / Wtd. Avg.		115,874	61.8%	$16.29	46.9%
Remaining Inline Tenants (<10,000 SF)		71,668	38.2	$29.78	53.1
Occupied Subtotal / Wtd. Avg.		187,542	100.0%	$21.44	100.0%
Vacant Space		0	0.0
Total / Wtd. Avg.		187,542	100.0%

(1)	Based on the underwritten rent roll dated March 31, 2019.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Sales PSF and Occupancy Cost are as of 2018, except for Hobby Lobby which reflects Sales PSF as of the trailing 12 months ending July 2018.

(4)	The Lakewood Square Property was formerly anchored by a Vons grocery store from 1983 to May 2015. In May 2015, the Vons space went dark following the Safeway/Albertsons merger. Vons continued to pay rent until Hobby Lobby assumed the lease and took occupancy in January 2017. As a holdover from the assumption of the Vons lease, if at any time Hobby Lobby determines that the premises has become uneconomical for its continued use, and provided Hobby Lobby is not in default under its lease, Hobby Lobby may notify the landlord of its intent to terminate its lease on the first rent payment date occurring six months after the date of delivery of such notice.

(5)	Cost Plus World Market has the right to terminate its lease upon written notice, if its gross sales from February 1 through the following January 31st are less than $3.75 million. Notice must be given no later than March 31st following the measuring period, in which event the lease would terminate on January 31st the following year. As of 2018, Cost Plus World Market’s sales were approximately $4.12 million. In 2017, Cost Plus World Market exercised its five-year renewal option.

A-3-58

4949-5227 Lakewood Boulevard Lakewood, CA 90712	Collateral Asset Summary – Loan No. 6 Lakewood Square	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,000,000 64.6% 2.10x 9.0%

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2019	2	3,835	2.0	3,835	2.0%	$33.60	3.2	3.2%
2020	8	16,929	9.0	20,764	11.1%	$29.65	12.5	15.7%
2021	1	14,000	7.5	34,764	18.5%	$24.20	8.4	24.1%
2022	6	76,875	41.0	111,639	59.5%	$13.95	26.7	50.8%
2023	7	44,220	23.6	155,859	83.1%	$24.68	27.1	77.9%
2024	6	22,633	12.1	178,492	95.2%	$28.75	16.2	94.1%
2025	3	9,050	4.8	187,542	100.0%	$26.23	5.9	100.0%
2026	0	0	0.0	187,542	100.0%	$0.00	0.0	100.0%
2027	0	0	0.0	187,542	100.0%	$0.00	0.0	100.0%
2028	0	0	0.0	187,542	100.0%	$0.00	0.0	100.0%
2029	0	0	0.0	187,542	100.0%	$0.00	0.0	100.0%
Thereafter	0	0	0.0	187,542	100.0%	$0.00	0.0	100.0%
Vacant	NAP	0	0.0	187,542	100.0%	NAP	NAP
Total / Wtd. Avg.	33	187,542	100.0%			$21.44	100.0%

(1)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Rollover Schedule.

(2)	Based on the underwritten rent roll dated March 31, 2019.

The Lakewood Square Property is a community shopping center located at the intersection of Lakewood Boulevard and Hardwick Street in Lakewood, Los Angeles County, California. Developed in 1983 and most recently renovated and expanded in 2002, the Lakewood Square Property has a net rentable area of 187,542 sq. ft. and is comprised of six parcels encompassing approximately 14.2 acres. Since 2013, the borrower sponsors have invested approximately $2.8 million in tenant improvements, leasing commissions and landlord work at the Lakewood Square Property. Onsite parking includes 898 parking spaces, which equates to approximately 4.8 spaces per 1,000 SF of net rentable area.

As of March 31, 2019, the Lakewood Square Property was 100.0% leased to a mix of 33 national, regional and local tenants. The Lakewood Square Property is anchored by Hobby Lobby and sub-anchored by Michaels (rated BB- by S&P), Cost Plus World Market (rated Baa3/BB+ by Moody’s/S&P), Chuck E Cheese’s (rated Caa2/B- by Moody’s/S&P) and CVS Pharmacy (rated Baa2/BBB by Moody’s/S&P). The anchor tenants (excluding Hobby Lobby) have been at the Lakewood Square Property for over 18 years and 48.7% (by NRA) of the tenants have been at the Lakewood Square Property for over 15 years. According to the borrower sponsor, Hobby Lobby spent approximately $1.4 million ($25 PSF) to build out its space and took occupancy in January 2017. Over the last ten years beginning in 2009, the Lakewood Square Property had an average occupancy rate of 95.9%.

Environmental Matters. According to a Phase I environmental report, dated May 14, 2019, there are no recognized environmental conditions or recommendations for further action at the Lakewood Square Property, except that the following actions were recommended: (i) continued implementation of the asbestos policy and (ii) continued compliance and adherence to the covenant and environmental use restriction on the Lakewood Square Property due to a former dry cleaner operation (which constitutes a controlled recognized environmental condition).

The Market. The Lakewood Square Property is located along Lakewood Boulevard between two major submarket arterials, Hardwick Street (estimated average daily traffic count of 39,659 vehicles per day) and Candlewood Street (estimated average daily traffic count of 19,659 vehicles per day). The city of Lakewood is located approximately 10 miles north of the city of Long Beach and the Pacific Ocean, approximately 26 miles northwest of Newport, and approximately 20 miles south of downtown Los Angeles. The Lakewood Square Property benefits from access via major freeways and thoroughfares throughout the region including Interstate-605 a North/South thoroughfare connecting east Los Angeles (approximately 2.5 miles from the Lakewood Square Property) and I-405 with access to West Los Angeles and Santa Monica through Orange County neighborhoods and further down to San Diego (approximately 3.0 miles from the Lakewood Square Property). As of 2018, the population within a 1-, 3- and 5-mile radius was 23,717, 247,012 and 728,995, respectively and the median household income over the same period was $80,865, $65,614 and $61,731, respectively.

The Lakewood Square Property is located across the street from the Lakewood Center Mall, which provides a complementary shopping center for the Lakewood Square Property. The Macerich owned Lakewood Center Mall is a Class A mall anchored by Costco, Target, Macy’s, JCPenney and Home Depot, with an occupancy rate of approximately 97%. The Lakewood Center Mall is rated A- by Green Street Advisors and has estimated sales of $491 PSF.

According to a market research report, the Lakewood Square Property is located in the Mid-Cities retail submarket. As of the first quarter of 2019, the Mid-Cities retail submarket consisted of approximately 50.2 million SF, which represents approximately 11.4% of the Los Angeles market. Since 2014, the Mid-Cities retail submarket vacancy has remained between 3.8% and 4.9% with an average of 4.4%. As of the first quarter of 2019, approximately 48.2 million SF of available retail space was occupied (including sublet space), resulting in a vacancy rate of 4.1% for the Mid-Cities retail submarket. Over the same period, the submarket’s net absorption was a positive 101,165 SF.

A-3-59

4949-5227 Lakewood Boulevard Lakewood, CA 90712	Collateral Asset Summary – Loan No. 6 Lakewood Square	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,000,000 64.6% 2.10x 9.0%

The following table presents certain information relating to the competitive set and comparable leases for the Lakewood Square Property:

Competitive Set & Comparable Leases (Anchor/Subanchors)(1)
Property Name	Location	Year Built / Renovated	Tenant Name	Lease Area	Lease Date	Lease Term	Base Rent PSF
Lakewood Square Property	Lakewood, CA	1983 / 2002	Various	Various	Various	Various	$16.29(2)
Kenneth Hahn Plaza	Willowbrook, CA	1987 / NAP	dd’s Discounts	22,224	Sept-17	10.0	$18.00
Harbor Freight	Lynwood, CA	2017 / NAP	Harbor Freight	18,525	Mar-17	10.1	$18.24
99 Cents Store	Hawthorne, CA	1960 / NAP	99 Cents Only	15,000	Feb-17	10.0	$18.67
Sears Outlet	Torrance, CA	1994 / NAP	Sears Outlet	47,328	May-17	7.0	$23.16
Smart & Final Extra	Long Beach, CA	1999 / NAP	Smart & Final Extra	30,000	Mar-18	15.0	$18.24
99 Cents Only	Huntington Park, CA	1928 / NAP	99 Cents Only	12,373	Feb-17	10.0	$20.21
(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated March 31, 2019. The Base Rent PSF represents the weighted average base rent PSF for the anchor/subanchor tenants.

Competitive Set & Comparable Leases (In-line Tenants <10,000 SF)(1)
Property Name	Location	Year Built / Renovated	NRA	Occupancy	Tenant Name	Lease Area	Lease Date	Lease Term	Base Rent PSF
Lakewood Square Property	Lakewood, CA	1983 / 2002	71,668	100.0%	Various	Various	Various	Various	$29.78(2)
Carwood Center	Lakewood, CA	1986 / 2002	180,326	96.0%	Fitness Body Boot Camp	2,922	Nov-18	5.0	$19.80
Long Beach Exchange	Long Beach, CA	2018 / NAP	265,249	85.0%	GrandVision	1,585	Oct-18	10.0	$58.00
Summerwood Shopping Center	Lakewood, CA	1968 / NAP	178,770	100.0%	Burger IM	1,470	Oct-17	10.0	$39.00
Plaza 183	Cerritos, CA	1978 / 2015	360,867	100.0%	Confidential	1,500	Oct-18	5.0	$42.00
Cerritos Plaza	Cerritos, CA	1976 / NAP	215,307	99.0%	Sharkys Cuts for Kids	1,182	May-19	5.0	$33.00
Regency Centre	Lakewood, CA	1995 / 2003	219,092	97.0%	Unicare Health & Therapy	1,761	Apr-18	5.0	$30.00
Long Beach Towne Center	Long Beach, CA	1999 / NAP	1,369,486	99.0%	Sprint PCS	4,530	Apr-19	3.0	$36.00
Wrigley Market Place	Long Beach, CA	1999 / NAP	129,891	100.0%	Jamba Juice	1,400	Apr-18	10.0	$33.00
(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated March 31, 2019. The Base Rent PSF represents the weighted average base rent PSF for the in-line tenants.

Cash Flow Analysis.

Cash Flow Analysis(1)
	2016	2017	2018		U/W	U/W
				T-12 3/31/2019		PSF
Base Rent(1)	$3,540,099	$3,673,373	$3,821,541	$3,850,649	$4,021,759	$21.44
Rent Steps(2)	0	0	0	0	59,791	$0.32
Gross Up Vacancy	0	0	0	0	0	$0.00
Gross Potential Rent	$3,540,099	$3,673,373	$3,821,541	$3,850,649	$4,081,550	$21.76
Reimbursements	1,013,019	964,905	1,004,926	990,714	1,029,975	$5.49
Other Income	19,034	(14,275)	26,802	23,384	23,384	$0.12
Vacancy & Credit Loss	0	0	0	0	(255,576)	($1.36)
Effective Gross Income	$4,572,152	$4,624,003	$4,853,269	$4,864,747	$4,879,333	$26.02

Real Estate Taxes	417,174	438,415	456,105	458,642	475,875	$2.54
Insurance	23,273	31,593	28,911	28,911	28,911	$0.15
Management Fee	191,217	186,428	190,552	192,553	195,173	$1.04
Other Operating Expenses	665,718	471,357	480,206	506,943	491,591	$2.62
Total Operating Expenses	$1,297,382	$1,127,792	$1,155,774	$1,187,049	$1,191,551	$6.35

Net Operating Income	$3,274,770	$3,496,211	$3,697,495	$3,677,698	$3,687,782	$19.66
TI/LC	0	0	0	0	187,542	$1.00
Capital Expenditures	0	0	0	0	41,259	$0.22
Net Cash Flow	$3,274,770	$3,496,211	$3,697,495	$3,677,698	$3,458,981	$18.44
(1)	U/W Base Rent is based on the underwritten rent roll dated March 31, 2019.

(2)	Represents contractual rent steps through August 2020.

A-3-60

4949-5227 Lakewood Boulevard Lakewood, CA 90712	Collateral Asset Summary – Loan No. 6 Lakewood Square	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,000,000 64.6% 2.10x 9.0%

Property Management.   The Lakewood Square Property is managed by DJM Capital Partners, Inc., an affiliate of the borrower.

Lockbox / Cash Management.  The Lakewood Square Loan is structured with a hard lockbox and springing cash management. All tenants at the Lakewood Square Property are required to deposit all rents and payments into a lender controlled lockbox account. To the extent no Trigger Period (as defined below) is continuing, all funds in the lockbox account are required to be transferred to or at the direction of the borrower. Following the occurrence and during the continuance of a Trigger Period, all funds in the lockbox account are required to be swept each business day to a cash management account under the control of the lender and disbursed in accordance with the loan documents. During the continuance of a Trigger Period, excess cash flow after payment of debt service, reserves, and operating and extraordinary expenses is required to be deposited (i) if a Lease Sweep Period (as defined below) is continuing, into a lease sweep reserve account to the extent described below, or (ii) if no Lease Sweep Period is continuing, to a cash sweep account to be held as additional security for the Lakewood Square Loan during the continuance of such Trigger Period.

A “Trigger Period” means any period during the continuance of (i) an event of default under the loan documents, (ii) a Low DSCR Trigger Period (as defined below) or (iii) a Lease Sweep Period, until such time the borrower has cured the applicable Trigger Period in accordance with the terms of the loan documents.

A “Low DSCR Trigger Period” means any period during the continuance of which the debt service coverage ratio is less than 1.20x and will end on the date a debt service coverage ratio of at least 1.25x is achieved for two consecutive calendar quarters.

A “Lease Sweep Period” will commence upon the first monthly payment date following the occurrence of (a) with respect to each Lease Sweep Lease (as defined below), the earlier to occur of (1) six months prior to the earliest expiration date and (2) upon the date required under such Lease Sweep Lease by which the tenant is required to give notice of its exercise of a renewal option, (b) the date that a Lease Sweep Lease (or any material portion thereof) is surrendered, cancelled or terminated prior to its expiration date or the borrower receives notice from a tenant under a Lease Sweep Lease that it intends to surrender, cancel or terminate its Lease Sweep Lease (or a material portion thereof) prior to its current expiration, (c) the date that a tenant under a Lease Sweep Lease discontinues its business or “goes dark” in all or any material portion of the space demised pursuant to its Lease Sweep Lease, (d) upon a default under a Lease Sweep Lease beyond any applicable cure period, or (e) the occurrence of an insolvency proceeding for a tenant under a Lease Sweep Lease.

A Lease Sweep Period will end upon, (i) with respect to clauses (a), (b) and (c) above, the entirety of the Lease Sweep Lease space is leased pursuant to one or more leases on market terms and with an initial term of at least five years (and lender determines that a sufficient amount to cover the re-tenanting costs (i.e. tenant improvements, leasing commissions, free rent periods, etc.) have been accumulated in the Lease Sweep account), (ii) with respect to clause (a), above, the date the subject tenant under the Lease Sweep Lease exercises its renewal or extension option (and lender determined that a sufficient amount to cover leasing costs relating to said extension (i.e. tenant improvements, leasing commissions, free rent periods, etc.) have been accumulated in the Lease Sweep account), (iii) with respect to clause (d) above, the date the subject default is cured, (iv) with respect to clause (e) above, either (1) the applicable tenant insolvency proceeding has terminated or (2) the Lease Sweep Lease has been assigned in a manner reasonably satisfactory to the lender and (v) with respect to clause (a), (b), (c), (d) and (e) above, the date on which the lease sweep funds in the lease sweep reserve account collected with respect to the Lease Sweep Lease in question (including any lease termination payments with respect to such Lease Sweep Lease deposited into the lease sweep reserve account) is equal to the Lease Sweep Deposit Amount (as defined below) applicable to such Lease Sweep Lease space, unless the applicable Lease Sweep Lease space has been leased pursuant to one or more leases which, in the aggregate, (x) require the borrower to incur expenses, including the payment of brokerage commissions, completion of tenant improvements or payment of tenant allowances, and/or (y) provide for free rent periods and/or rent abatement periods with respect to rent amounts, which, in the lender’s determination, exceed the Lease Sweep Deposit Amount applicable to such Lease Sweep Lease space.

A “Lease Sweep Lease” means (a) the Hobby Lobby lease or (b) any replacement lease that, either individually, or when taken together with any other lease with the same tenant or its affiliates, and assuming the exercise of all expansion rights and all preferential rights to lease additional space contained in such lease, covers the majority of the applicable space demised under the foregoing lease.

A “Lease Sweep Deposit Amount” is an amount equal to the total rentable sq. ft. of the applicable Lease Sweep Lease multiplied by $25.00.

Initial and Ongoing Reserves.    At origination, the borrower deposited (i) $157,467 into a tax reserve account and (ii) $45,000 into a reserve account for a tenant doing business as La Michoacana, for outstanding leasing obligations.

Tax Escrows – On a monthly basis, the borrower is required to deposit 1/12 of the estimated annual taxes, which currently equates to $39,367.

Insurance Escrows – On a monthly basis, if an acceptable blanket policy is no longer in place, the borrower is required to deposit 1/12 of the estimated annual insurance premiums into the insurance reserve account.

Replacement Reserves – On a monthly basis, the borrower is required to deposit $3,438 into a replacement reserve account.

Rollover Reserves – On a monthly basis, the borrower is required to deposit $15,629 ($1.00 PSF) into a rollover reserve account, subject to a cap of three years of collections equal to $562,626.

A-3-61

4949-5227 Lakewood Boulevard Lakewood, CA 90712	Collateral Asset Summary – Loan No. 6 Lakewood Square	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,000,000 64.6% 2.10x 9.0%

Lease Sweep Reserve – During the continuance of a Lease Sweep Period, all excess cash flow (after payment of all amounts due under the loan documents, including the monthly reserves) is required to be swept into the lease sweep reserve account.

Current Mezzanine or Subordinate Indebtedness.   None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release and Substitution. None.

A-3-62

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A-3-63

505 Fulton Street Brooklyn, NY 11201	Collateral Asset Summary – Loan No. 7 505 Fulton Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 48.6% 2.67x 9.9%

A-3-64

505 Fulton Street Brooklyn, NY 11201	Collateral Asset Summary – Loan No. 7 505 Fulton Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 48.6% 2.67x 9.9%

A-3-65

505 Fulton Street Brooklyn, NY 11201	Collateral Asset Summary – Loan No. 7 505 Fulton Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 48.6% 2.67x 9.9%

Mortgage Loan Information
Loan Seller:	CREFI
Loan Purpose:	Refinance
Borrower Sponsors:	Albert Laboz; Jason Laboz; Joseph Jody Laboz
Borrower:	Triad Master Owner LLC
Original Balance(1):	$40,000,000
Cut-off Date Balance(1):	$40,000,000
% by Initial UPB:	4.9%
Interest Rate:	3.53000%
Payment Date:	6th of each month
First Payment Date:	August 6, 2019
Maturity Date:	July 6, 2029
Amortization:	Interest Only
Additional Debt(1):	$45,000,000 Pari Passu Debt
Call Protection:	L(25), D(91), O(4)
Lockbox / Cash Management:	Springing Hard / Springing
Reserves(2)
	Initial	Monthly	Cap
Taxes:	$77,234	$38,617	NAP
Insurance:	$0	Springing	NAP
Replacement:	$0	$1,428	$17,131
TI/LC:	$0	$0	NAP
Condominium Common Charges:	$0	Springing	NAP
Other:	$0	$0	NAP

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Anchored Retail
Collateral:	Fee Simple
Location:	Brooklyn, NY
Year Built / Renovated:	1890 / 2013
Total Sq. Ft.:	114,209
Property Management:	Self-Managed
Underwritten NOI(3):	$8,444,426
Underwritten NCF:	$8,134,071
Appraised Value:	$175,000,000
Appraisal Date:	June 18, 2019

Historical NOI
Most Recent NOI(3):	$7,457,308 (T-12 May 31, 2019)
2018 NOI:	$8,737,593 (December 31, 2018)
2017 NOI:	$8,804,454 (December 31, 2017)
2016 NOI:	$8,836,998 (December 31, 2016)

Historical Occupancy
Most Recent Occupancy:	100.0% (July 1, 2019)
2018 Occupancy:	100.0% (December 31, 2018)
2017 Occupancy:	100.0% (December 31, 2017)
2016 Occupancy:	100.0% (December 31, 2016)

Financial Information(1)
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV Cut-off / Balloon	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$40,000,000
Pari Passu Notes	45,000,000
Whole Loan	$85,000,000	$744 / $744	48.6% / 48.6%	2.78x / 2.67x	9.9% / 9.6%	9.9% / 9.6%
(1)	The 505 Fulton Street Loan (as defined below) is part of a whole loan evidenced by two pari passu notes with an aggregate outstanding balance as of the Cut-off Date of $85.0 million.

(2)	See “Initial and Ongoing Reserves” herein.

(3)	The increase from Most Recent NOI to Underwritten NOI is attributable to $245,250 of contractual rent steps through September 1, 2019 for H&M and $277,778 which represents the present value of rent steps for Old Navy. In addition, in December of 2018, H&M indicated that they had overpaid their percentage rent by $708,739. Subsequently, the landlord gave them a credit for $227,083 in December. In 2019, H&M indicated that they had overpaid their percentage rent by an additional $236,754, for which they received a credit from January-April 2019, which represents the decrease in Base Rent in T-12 5/31/2019. The credit for their overpaid percentage rent is fully used. H&M is not currently paying percentage rent (See “Major Tenants” below).

A-3-66

505 Fulton Street Brooklyn, NY 11201	Collateral Asset Summary – Loan No. 7 505 Fulton Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 48.6% 2.67x 9.9%

The Loan. The 505 Fulton Street mortgage loan (the “505 Fulton Street Loan”) is part of a whole loan (the “505 Fulton Street Whole Loan”) evidenced by two pari passu notes that are together secured by a first mortgage encumbering the borrower’s fee simple interest in a portion of a Class A retail condominium located in Brooklyn, New York (the “505 Fulton Street Property”). The 505 Fulton Street Loan, which is evidenced by the non-controlling note A-1, has an outstanding principal balance as of the Cut-off Date of $40.0 million and represents approximately 4.9% of the Initial Pool Balance.

The relationship between the holders of the 505 Fulton Street Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool–The Whole Loans–The Non-Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$40,000,000	$40,000,000	CD 2019-CD8	No
A-2	45,000,000	45,000,000	CGCMT 2019-GC41(1)	Yes
Total	$85,000,000	$85,000,000
(1)	Expected to be contributed to the CGCMT 2019-GC41 transaction, which is scheduled to close on or about August 20, 2019.

The 505 Fulton Street Whole Loan, which accrues interest at an interest rate of 3.53000% per annum, was originated by Citi Real Estate Funding Inc. on July 3, 2019, had an original principal balance of $85.0 million and has an outstanding principal balance as of the Cut-off Date of $85.0 million. The 505 Fulton Street Whole Loan had an initial term of 120 months, has a remaining term of 119 months and is interest-only for the term of the loan. The 505 Fulton Street Whole Loan has a maturity date of July 6, 2029. The proceeds of the 505 Fulton Street Whole Loan were primarily used to refinance prior debt secured by the 505 Fulton Street Property, return equity to the borrower sponsor, pay origination costs and fund upfront reserves.

The most recent prior financing of the 505 Fulton Street Property was not included in a securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$85,000,000	100.0%	Loan Payoff	$64,909,586	76.4%
			Closing Costs	1,894,880	2.2
			Upfront Reserves	77,234	0.1
			Return of Equity	18,118,300	21.3
Total Sources	$85,000,000	100.0%	Total Uses	$85,000,000	100.0%

The Borrower / Borrower Sponsor.    The borrower is Triad Master Owner LLC, a Delaware limited liability company and single purpose entity with one independent director. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 505 Fulton Street Whole Loan.

The borrower sponsors and non-recourse carveout guarantors are Albert Laboz, Jason Laboz and Joseph Jody Laboz of United American Land, LLC (“UAL”). UAL is a family-owned real estate development, investment and management company based out of New York City. As of July 2019, UAL owned and managed approximately 50 properties located throughout Manhattan, Brooklyn and Queens. With a goal of restoring, improving and reinventing historic buildings in TriBeCa, Soho, the Flatiron district and Brooklyn, UAL seeks to add value to its acquisitions via conversion from commercial use to luxury residences, or through upgraded retail use. Some of UAL’s owned buildings include 319 Broadway, The Constable Building and Soho Mews in New York City.

A-3-67

505 Fulton Street Brooklyn, NY 11201	Collateral Asset Summary – Loan No. 7 505 Fulton Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 48.6% 2.67x 9.9%

The Property.

Tenant Summary(1)
Tenant	Ratings (Fitch/Moody’s/S&P)(2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF(3)	% of Total U/W Base Rent(3)	Lease Expiration	Sales PSF	Sales Date	Occupancy Cost(4)
Old Navy(5)	NR / Baa2 / BB+	22,477	19.7%	$145.83	35.7%	6/30/2025	$426	T-12 6/30/2018	40.0%
H&M	NR / NR / NR	29,600	25.9	$100.35	32.3	1/31/2029	$537	T-12 12/31/2018	18.7%
Nordstrom Rack(6)	BBB+ / Baa1 / BBB+	40,523	35.5	$52.25	23.0	4/30/2024	$396	T-12 4/30/2018	14.3%
TJ Maxx(7)	NR / A2 / A+	21,609	18.9	$38.18	9.0	4/30/2024	$424	T-12 1/31/2018	10.1%
Total / Wtd. Avg. Major Tenants		114,209	100.0%	$80.47	100.0%
Total / Wtd. Avg. Occupied Collateral		114,209	100.0%	$80.47	100.0%
Vacant		0	0.0
Total		114,209	100.0%

(1)	Based on the underwritten rent roll dated July 1, 2019.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Includes the present value of rent steps for Old Navy through its lease term ($277,778) and contractual rent steps through September 1, 2019 for H&M ($245,250).

(4)	Occupancy Cost is calculated using the most recent tenant reported sales and the U/W gross rent.

(5)	Old Navy has two, five-year renewal options under its lease.

(6)	Nordstrom Rack has four, five-year renewal options under its lease.

(7)	TJ Maxx has three, five-year renewal options under its lease.

Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF(3)	% U/W Base Rent Rolling(3)	Cumulative % of U/W Base Rent(3)
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2019	0	0	0.0	0	0.0%	$0.00	0.0	0.0%
2020	0	0	0.0	0	0.0%	$0.00	0.0	0.0%
2021	0	0	0.0	0	0.0%	$0.00	0.0	0.0%
2022	0	0	0.0	0	0.0%	$0.00	0.0	0.0%
2023	0	0	0.0	0	0.0%	$0.00	0.0	0.0%
2024	2	62,132	54.4	62,132	54.4%	$47.36	32.0	32.0%
2025	1	22,477	19.7	84,609	74.1%	$145.83	35.7	67.7%
2026	0	0	0.0	84,609	74.1%	$0.00	0.0	67.7%
2027	0	0	0.0	84,609	74.1%	$0.00	0.0	67.7%
2028	0	0	0.0	84,609	74.1%	$0.00	0.0	67.7%
2029	1	29,600	25.9	114,209	100.0%	$100.35	32.3	100.0%
Thereafter	0	0	0.0	114,209	100.0%	$0.00	0.0	100.0%
Vacant	NAP	0	0.0	114,209	100.0%	NAP	NAP	100.0%
Total / Wtd. Avg.	4	114,209	100.0%			$80.47	100.0%
(1)	Based on the underwritten rent roll dated July 1, 2019.

(2)	Certain tenants have lease termination options that may become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in the lease rollover schedule.

(3)	Includes the present value of rent steps for Old Navy through its lease term ($277,778) and contractual rent steps through September 1, 2019 for H&M ($245,250).

The 505 Fulton Street Property is the 114,209 sq. ft. retail condominium portion of an eight-story, newly renovated mixed use building located at 505 Fulton Street in Brooklyn, New York. The entire building, which consists of 300,000 sq. ft., includes approximately 200,000 sq. ft. of upper level luxury apartment rentals, which are not included as collateral for the 505 Fulton Street Whole Loan. The retail condominium unit holds 46.78% of the common elements of the condominium regime and the residential condo unit holds 53.22% of the common elements of the condominium regime. The retail condominium appoints one manager and the residential condominium appoints two managers to a three manager board. Voting is generally by majority vote of the common interest holders. Certain decisions require a higher voting threshold and/or the consent of mortgagees. The residential condominium is currently owned by an affiliate of the related borrower owner of the retail condominium. The building, which was originally constructed in 1890 and known as the Offerman Building, was landmarked in 2005 and previously utilized as retail space on the lower floors and office space on the upper floors. In 2011, the borrower sponsor began repositioning the property into a retail and multifamily mixed use building through a $44.6 million renovation. The renovation of the retail portion was completed in 2013, followed by the completion of the luxury multifamily units (known as The Offerman House) which began leasing in 2017. The 505 Fulton Street Property was 100.0% leased by Old Navy, TJ Maxx, H&M and Nordstrom Rack as of the underwritten rent roll dated July 1, 2019. There is currently a temporary certificate of occupancy (“TCO”) at the property, which expires in September 2019. The borrower has covenanted to cause the board of managers (or an affiliate of the borrower) to continuously maintain the TCO and obtain a permanent certificate of occupancy, and the loan will be recourse to the borrower for losses in connection with the failure to maintain the TCO and obtain a permanent certificate of occupancy.

A-3-68

505 Fulton Street Brooklyn, NY 11201	Collateral Asset Summary – Loan No. 7 505 Fulton Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 48.6% 2.67x 9.9%

Tax Abatement. The 505 Fulton Street Property benefits from a 25-year Industrial & Commercial Incentive Program (“ICIP”) tax abatement that began in 2014 after completion of the repositioning. The ICIP abatement assumes that taxes are payable on the subject land based on current assessments; however, the assessment for the improvements is 100% exempt from real estate taxes for the first 15 years and is reduced by 10% annually until the exemption expires in the 2039/2040 tax year. According to the appraisal, the estimated transitional assessed value for the land and improvements for the 2019/2020 tax year was equal to $3,368,160 and $14,493,062, respectively. Taxes were underwritten at the 2019/2020 abated tax amount of $443,682, which includes $86,012 of business improvement district taxes.

Major Tenants.

Old Navy (22,477 sq. ft.; 19.7% of NRA; 35.7% of U/W Base Rent): Old Navy occupies 22,477 sq. ft. of retail space through June 2025 with two, five-year renewal options. In connection with the exercise of the first renewal option, Old Navy must renew at an annual base rent of $4,427,500 and in connection with the exercise of the second renewal option, Old Navy would be required to pay an annual base rent equal to the greater of (i) $5,091,625 and (ii) 95% of fair market rent. Old Navy’s space consists of 17,512 sq. ft. of ground floor retail space and 4,965 sq. ft. of mezzanine level space (utilized for administrative and storage purposes only). U/W Base Rent per sq. ft. for Old Navy is equal to $145.83 (which is inclusive of the present value of rent steps through the remaining term of the original lease ($12.36 per sq. ft.)). As of the trailing 12-month period ending June 2018, Old Navy reported sales of $426 per sq. ft. (equal to gross sales of approximately $9.6 million). Old Navy is required to pay percentage rent equal to (i) 10% of all gross sales for the applicable reporting period in excess of $18.0 million but equal to or less than $23.0 million and (ii) 5% of all gross sales for the applicable reporting period in excess of $23.0 million.

Old Navy is owned by The Gap Inc. (rated Baa2 by Moody’s and BB+ by S&P). The Gap Inc. is an American global apparel retailer that was founded in 1969 and is currently headquartered in San Francisco, California. The Gap Inc. currently operates approximately 3,700 owned and franchised stores globally and over the years has extended its original brand to include GapBody, GapKids and babyGap and has added brands such as Banana Republic, Old Navy, Athleta and Hill City. Old Navy opened its first store in 1994 in the United States and has since expanded to more than 1,100 stores around the world. According to The Gap Inc.’s 2018 annual report, Old Navy has increased net sales on a comparable store basis by 1.0%, 6.0% and 3.0% for the fiscal years ended 2016, 2017 and 2018, respectively.

H&M (29,600 sq. ft.; 25.9% of NRA; 32.3% of U/W Base Rent): H&M occupies 12,600 sq. ft. of ground floor retail space and 17,000 sq. ft. of retail space on the lower level of the 505 Fulton Street Property through January 2029 with no renewal options. U/W Base Rent per sq. ft. for H&M is $100.35 (which includes $8.29 of contractual rent steps occurring on September 1, 2019). As of the trailing 12-month period ending December 2018, H&M reported sales of $537 per sq. ft. (equal to gross sales of approximately $15.9 million). H&M is required to pay percentage rent equal to (i) 10% of all gross sales for the applicable reporting period in excess of the First H&M Sales Threshold (as defined below), not to exceed $23.8 million and (ii) 7% of all gross sales for the applicable reporting period in excess of the Second H&M Sales Threshold (as defined below).

“First H&M Sales Threshold” means approximately $17.8 million for years seven through nine, $19.4 million for years 10 through 12 and $21.2 million for years 13 through 15 of the lease term.

“Second H&M Sales Threshold” means approximately $23.8 million for years seven through nine, $25.9 million for years 10 through 12 and $28.2 million for years 13 through 15 of the lease term.

H&M, founded in 1947 by Erling Persson, is a retail company headquartered in Stockholm, Sweden that engages in the sale of clothing, accessories, footwear, cosmetics and home textiles. As of year-end 2018, H&M operated approximately 5,000 stores, with over 550 stores located in the United States. According to H&M’s Q2 2019 report, net sales increased by approximately 11.0% to $11.3 billion for the period beginning December 1, 2018 and ending May 31, 2019 when compared to the same six month period from the year prior.

Environmental Matters. The Phase I environmental report dated June 25, 2019 recommended no further action at the 505 Fulton Street Property other than the implementation of an asbestos operations and maintenance plan, which has been established.

The Market. The 505 Fulton Street Property is located in Brooklyn in Kings County, New York which is part of the New York-Jersey City-White Plains metro area. According to the appraisal, the 505 Fulton Street Property is located at the northeast corner of Fulton and Bridge Streets in Downtown Brooklyn, along the Fulton Street Mall, which is a pedestrian mall that runs along Fulton Street between Boerum Place and Flatbush Avenue. The surrounding area is primarily a commercial area and, according to the appraisal, it is the office and retail center of the Borough of Brooklyn. Downtown Brooklyn is New York City’s third largest central business district after Midtown and Downtown Manhattan. According to the appraisal, residential development activity over the past few years has increased the residential population within Downtown Brooklyn. The majority of office buildings, shopping areas and government uses are located in the northwest portion of Downtown Brooklyn, west of Flatbush Avenue and north of Atlantic Avenue where the Fulton Mall and MetroTech Center are located.

The 505 Fulton Street Property is located just south of the MetroTech Center office complex, a 7.6 million square foot commercial, academic and high technology complex on a ten-block 16-acre site in the center of Downtown Brooklyn. Also within close proximity are Brooklyn’s Borough Hall and Civic Center, the New York Supreme Court, Kings County Family Court, District Attorney, Police and Fire Department Headquarters, NYC Department of Administration, NYC Human Resources Administration, and various other city, state, and federal agencies. In addition, there are several institutional tenants in the local area such as Berkeley College, Saint Francis College,

A-3-69

505 Fulton Street Brooklyn, NY 11201	Collateral Asset Summary – Loan No. 7 505 Fulton Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 48.6% 2.67x 9.9%

Polytechnic Institute of New York University, and Long Island University, which support the approximately 60,000 college students in Downtown Brooklyn.

The 505 Fulton Street Property is immediately adjacent to the 2/3 subway lines at the Hoyt-Street – Fulton Street station and the G line at Fulton Street Station. In addition, the subject is located within close proximity to approximately 10 subway lines and 12 bus lines. Additionally, the 505 Fulton Street Property is located five blocks northwest of the Atlantic Terminal transit station, which is the third largest transportation center in New York City. According to the appraisal, the terminal complex, which is used by over 100,000 commuters daily, is a multi-level underground transfer center serving 10 subway lines and the Long Island Railroad. The Brooklyn and Manhattan Bridge ramps are less than 12 blocks to the north of the 505 Fulton Street Property. Additionally, the Brooklyn-Queens Expressway, with access ramps in the neighborhood, provides two routes to LaGuardia Airport and JFK International Airport, the Verrazano Bridge, Staten Island and New Jersey. According to the appraisal, the year-end population in a 0.5-, 1.0- and 1.5-mile radius was 33,432, 132,998 and 245,347, respectively, with an average household income in a 0.5-, 1.0- and 1.5-mile radius of $141,305, $147,730 and $134,183, respectively.

The 505 Fulton Street Property is located within the Downtown retail submarket of Brooklyn. According to a third party report, as of year-end 2018, the Downtown Brooklyn retail submarket contained approximately 6.7 million sq. ft. of retail space, had a direct vacancy rate of 4.0% and market rent of $75.89 per SF.

In determining market rent for the 505 Fulton Street Property, the appraiser identified the eleven comparable retail tenants or space offerings located in the Fulton Street retail corridor of Brooklyn listed in the table below.

Retail Rent Comparables(1)
Property Name	Tenant	Lease Term	Lease Start Date	Lease Type	Rent per SF (Grade)	Rent per SF (Upper Level)	Rent per SF (Lower Level)
505 Fulton Street Property(2)	NAP	11.6(3)	March 2014(3)	Gross	$250.00(3)	$60.00(3)	$40.00(3)
1 Flatbush Avenue	Offering	10.0	—	Gross	$300.00	$125.00	$80.00
493 Fulton Street	Offering	10.0	—	Gross	$250.00	$100.00	NAP
522 Fulton Street	Offering	10.0	—	Gross	$235.00	NAP	$25.00
519 Fulton Street	Offering	10.0	—	Gross	$215.00	$35.00-40.00	$25.00
166 Flatbush Avenue	Chick-fil-A	10.0	September 2018	Gross	$250.00	NAP	NAP
300 Ashland Place	Whole Foods	10.0	January 2017	Gross	$160.00	NAP	$30.00
113-123 Flatbush Avenue	Apple	10.0	April 2016	Gross	$210.00	NAP	NAP
425 Fulton Street	Zumies	10.0	December 2016	Gross	$235.00	NAP	$25.00
468 Fulton Street	Footaction Agent 23	10.0	June 2016	Gross	$260.00	$20.00-40.00	$30.00
447 Fulton Street	Ann Taylor	10.0	January 2016	Gross	$325.00	NAP	NAP
1 Dekalb Avenue	Trader Joe’s	10.0	September 2015	Gross	NAP	NAP	$70.00
(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated July 1, 2019.

(3)	Represents the appraisal’s market rent conclusions for the 505 Fulton Street Property.

Market Rent Analysis(1)
	NRA(2)	Appraisal Market Rent PSF (Gross)	U/W Base Rent PSF (Gross)(2)	% Below Market
H&M
Ground Floor	12,600	$250.00
Lower Level	17,000	$40.00
Sub-Total/Wtd. Avg.	29,600	$129.39	$100.70	28.5%
Old Navy
Ground Floor	17,512	$250.00
Mezzanine	4,965	$45.00
Sub-Total/Wtd. Avg.	22,477	$204.72	$170.62	20.0%
Nordstrom Rack
Second Floor	40,523	$60.00	$56.52	6.2%
TJ Maxx
Lower Level	21,609	$40.00	$42.64	-6.2%
Total/Wtd. Avg.	114,209	$102.68	$87.80	16.9%
(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated July 1, 2019.

A-3-70

505 Fulton Street Brooklyn, NY 11201	Collateral Asset Summary – Loan No. 7 505 Fulton Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 48.6% 2.67x 9.9%

Cash Flow Analysis.

Cash Flow Analysis
	2016	2017	2018	T-12 5/31/2019(1)	U/W(1)	U/W PSF(1)
Base Rent(2)	$8,250,000	$8,345,245	$8,185,283	$7,475,799	$9,190,528	$80.47
Reimbursements	701,691	713,737	807,699	806,637	836,982	$7.33
Other Income(3)	629,147	629,147	576,718	0	0	$0.00
Gross Up Vacancy	0	0	0	0	0	$0.00
Gross Potential Rent	$9,580,838	$9,688,129	$9,569,700	$8,282,436	$10,027,509	$87.80
Less: Vacancy(4)	0	0	0	0	(421,320)	($3.69)
Effective Gross Income	$9,580,838	$9,688,129	$9,569,700	$8,282,436	$9,606,189	$84.11
Total Variable Expenses(5)	258,185	357,580	326,861	319,883	640,144	$5.61
Total Fixed Expenses(6)	485,655	526,095	505,246	505,245	521,619	$4.57
Net Operating Income	$8,836,998	$8,804,454	$8,737,593	$7,457,308	$8,444,426	$73.94
Capital Expenditures	0	0	0	0	17,131	$0.15
TI/LC	0	0	0	0	293,224	$2.57
Net Cash Flow	$8,836,998	$8,804,454	$8,737,593	$7,457,308	$8,134,071	$71.22

(1)	The increase from T-12 5/31/2019 Net Operating Income to U/W Net Operating Income is attributable to $245,250 of contractual rent steps through September 1, 2019 for H&M and $277,778, which represents the present value of rent steps through the lease term for Old Navy. In addition, in December of 2018, H&M indicated that they had overpaid their percentage rent by $708,739. Subsequently, the landlord gave them a rent credit for $227,083 in December. In 2019, after further review, H&M indicated that they had overpaid their percentage rent by an additional $236,754, for which they received a rent credit from January-April 2019, which represents the decrease in Base Rent in T-12 5/31/2019. The credit for their overpaid percentage rent is fully used. H&M is not currently paying percentage rent.

(2)	U/W Base Rent is based on the underwritten rent roll dated July 1, 2019 and includes the present value of rent steps through the lease term for Old Navy ($277,778) and contractual rent steps through September 1, 2019 for H&M ($245,250).

(3)	Other Income consists of percentage rent.

(4)	U/W Vacancy represents the underwritten economic vacancy of 4.2%.

(5)	Historical Total Variable Expenses do not include any management fee since the 505 Fulton Street Property is self-managed. The U/W Total Variable Expenses include an underwritten management fee equal to 3.0% of effective gross income.

(6)	Historical and U/W Total Fixed Expenses represent the abated real estate taxes at the 505 Fulton Street Property. See “Tax Abatement” above.

Property Management.   The 505 Fulton Street Property is self-managed by the borrower sponsor.

Lockbox / Cash Management.     The loan documents require a springing hard lockbox and springing cash management. The 505 Fulton Street Whole Loan requires that following the occurrence of a 505 Fulton Street Trigger Period (as defined below) the borrower or property manager, as applicable, (i) deposit into the lockbox account, immediately after receipt, all rents and other revenue of any kind received by the borrower or the property manager with respect to the 505 Fulton Street Property and (ii) within five days after the occurrence of a 505 Fulton Street Trigger Period, deliver tenant direction letters to the tenants directing such tenants to pay all rents into the lockbox account. Upon the occurrence and during the continuance of a 505 Fulton Street Trigger Period, all funds in the lockbox account are required to be swept daily to a cash management account under the control of the lender to be applied and disbursed in accordance with the 505 Fulton Street Whole Loan documents and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the 505 Fulton Street Whole Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the 505 Fulton Street Whole Loan. To the extent that no 505 Fulton Street Trigger Period is continuing, all excess cash flow funds are required to be disbursed to the borrower.

A “505 Fulton Street Trigger Period” will commence upon the occurrence of (i) an event of default, (ii) the debt yield being less than 7.25% or (iii) the occurrence of a Specified Tenant Trigger Period (as defined below), and will end, (a) with respect to clause (i) upon a cure, if applicable, of the event of default, (b) with respect to clause (ii), if the debt yield is at least 7.25% for two consecutive calendar quarters, and (c) with respect to clause (iii), a Specified Tenant Trigger Period ceasing to exist.

A “Specified Tenant Trigger Period” means a period (a) commencing on the first to occur of (i) any Specified Tenant (defined below) being in monetary or material non-monetary default under the Specified Tenant lease beyond applicable notice and cure periods, (ii) any Specified Tenant (or any permitted assignee or subtenant) failing to be in actual, physical possession of its space, failing to operate in its premises for the purpose contemplated under its lease and/or “going dark” (except in connection with a repair, alteration or re-stocking of the Specified Tenant space for a period not to exceed 90 days or with respect to a casualty or condemnation and the Specified Tenant space is subject to ongoing restoration in accordance with the 505 Fulton Street Whole Loan documents), (iii) any Specified Tenant giving written notice to the borrower that it is terminating its lease for all or any portion of its space, (iv) any termination or cancellation of any Specified Tenant lease and/or any Specified Tenant lease failing to otherwise be in full force and effect, (v) any bankruptcy or similar insolvency of any Specified Tenant and/or guarantor of a Specified Tenant lease, or (vi) any Specified Tenant failing to extend or renew the applicable Specified Tenant lease on or prior to the earlier of 12 months prior to the expiration of the current term or the date upon which the Specified Tenant lease obligates the Specified Tenant to renew its lease in accordance with the applicable terms for a minimum of five years and (b) expiring upon the lender’s receipt of such reasonably satisfactory evidence of (A) the applicable cure of such trigger or (B) the borrower leasing the entire Specified Tenant space (or applicable portion thereof) in accordance with the 505 Fulton Street Whole Loan documents and the applicable tenant thereunder is in actual, physical occupancy and open for business in the space demised under the lease and paying the full amount of rent due thereunder.

A-3-71

505 Fulton Street Brooklyn, NY 11201	Collateral Asset Summary – Loan No. 7 505 Fulton Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 48.6% 2.67x 9.9%

A “Specified Tenant” means (i) any tenant whose lease, individually or when aggregated with all other leases at the 505 Fulton Street Property with the same tenant, or any affiliate of such tenant, either (a) accounts for 20.0% or more of total rental income for the 505 Fulton Street Property, or (b) demises 20.0% or more of the 505 Fulton Street Property’s total square footage and (ii) any other subsequent lessee(s) of the Specified Tenant space.

Initial and Ongoing Reserves.    On the origination date of the 505 Fulton Street Whole Loan, the borrower funded a tax reserve of $77,234.

Tax Reserves. On each payment date, the borrower is required to deposit reserves of 1/12 of the taxes that the lender estimates will be payable over the next-ensuing 12-month period (initially estimated to be $38,617).

Insurance Reserves. At the lender’s option, insurance escrows are waived so long as the 505 Fulton Street Property is covered by an acceptable blanket policy (which is currently maintained). If such conditions are no longer satisfied, on each payment date, the borrower will be required to fund an insurance reserve in a monthly amount equal to 1/12 of the amount that the lender estimates will be necessary to pay insurance premiums for the renewal of coverage.

Replacement Reserves. On each payment date, the borrower is required to deposit $1,428 into a replacement reserve for capital expenditures (subject to a cap of $17,131).

Condominium Common Charges Reserves. From and after any time in which the board of managers imposes condominium common charges on the borrower, on each payment date, the borrower will be required to deposit an amount equal to one-twelfth (1/12) of the condominium common charges that the lender estimates will be payable during the next ensuing 12 months in order to accumulate sufficient funds to pay all such condominium common charges at least 30 days prior to their respective due dates. Condominium common charges are currently not being charged at the 505 Fulton Street Property, therefore the condominium common charges are currently waived.

Current Mezzanine or Subordinate Indebtedness.  None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. None.

A-3-72

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A-3-73

600 North Jackson Road Pharr, TX 78577	Collateral Asset Summary – Loan No. 8 Pharr Town Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 67.1% 1.36x 8.6%

A-3-74

600 North Jackson Road Pharr, TX 78577	Collateral Asset Summary – Loan No. 8 Pharr Town Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 67.1% 1.36x 8.6%

A-3-75

600 North Jackson Road Pharr, TX 78577	Collateral Asset Summary – Loan No. 8 Pharr Town Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 67.1% 1.36x 8.6%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Refinance
Borrower Sponsor:	Herbert L. Levine
Borrower:	PTC TX Holdings, LLC
Original Balance(1):	$40,000,000
Cut-off Date Balance(1):	$40,000,000
% by Initial UPB:	4.9%
Interest Rate:	4.45000%
Payment Date:	6th of each month
First Payment Date:	September 6, 2019
Maturity Date:	August 6, 2029
Amortization:	Interest only for the first 36 months, 360 months thereafter
Additional Debt(1):	$30,000,000 Pari Passu Debt
Call Protection(2):	L(24), D(92), O(4)
Lockbox / Cash Management:	Hard / Springing

Reserves(3)
	Initial	Monthly	Cap
Taxes:	$0	Springing	NAP
Insurance:	$37,602	Springing	NAP
Replacement:	$0	$4,378	NAP
TI/LC:	$101,284	$18,242	$1,150,000
Cinemark Tenant Sweep:	$0	Springing	$1,250,000
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Anchored Retail
Collateral:	Fee Simple
Location:	Pharr, TX
Year Built / Renovated:	2013-2019 / NAP
Total Sq. Ft.:	437,815
Property Management:	Levcor, Inc.
Underwritten NOI:	$6,010,221
Underwritten NCF:	$5,738,775
Appraised Value:	$104,360,000
Appraisal Date:	May 16, 2019

Historical NOI(4)
Most Recent NOI:	$5,702,634 (T-12 March 31, 2019)
2018 NOI:	$5,455,644 (December 31, 2018)
2017 NOI:	NAP
2016 NOI:	NAP

Historical Occupancy(4)
Most Recent Occupancy:	97.3% (June 25, 2019)
2018 Occupancy:	96.0% (December 31, 2018)
2017 Occupancy:	NAP
2016 Occupancy:	NAP

Financial Information(1)
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV Cut-off / Balloon	U/W DSCR NOI / NCF(5)	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$40,000,000
Pari Passu Notes	30,000,000
Whole Loan	$70,000,000	$160 / $140	67.1% / 58.6%	1.42x / 1.36x	8.6% / 8.2%	9.8% / 9.4%
(1)	The Pharr Town Center Loan (as defined below) is part of a whole loan evidenced by two pari passu notes with an aggregate outstanding balance as of the Cut-off Date of $70.0 million.

(2)	The lockout period will be at least 24 payments beginning with and including the first payment date of September 6, 2019. Defeasance of the full $70.0 million Pharr Town Center Whole Loan (as defined below) is permitted after the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu companion loan to be securitized and (ii) July 8, 2022. The actual lockout period may be longer.

(3)	See “Initial and Ongoing Reserves” herein.

(4)	Historical NOI and Historical Occupancy are unavailable because the property was not substantially completed until 2017.

(5)	Based on amortizing debt service payments. Based on interest only payments for the first 36 months, the U/W NOI DSCR and U/W NCF DSCR are 1.90x and 1.82x, respectively.

A-3-76

600 North Jackson Road Pharr, TX 78577	Collateral Asset Summary – Loan No. 8 Pharr Town Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 67.1% 1.36x 8.6%

The Loan.  The Pharr Town Center loan (the “Pharr Town Center Loan”) is part of a whole loan (the “Pharr Town Center Whole Loan”) evidenced by two pari passu promissory notes with an aggregate principal balance as of the Cut-off Date of $70,000,000. The Pharr Town Center Whole Loan is secured by a first mortgage lien on the borrower’s fee simple interest in an anchored retail center in Pharr, Texas (the “Pharr Town Center Property”). Only the controlling Note A-1, with an outstanding principal balance as of the Cut-off Date of $40,000,000, is being contributed to the CD 2019-CD8 mortgage trust and constitutes the Pharr Town Center Loan.

The relationship between the holders of the Pharr Town Center Whole Loan will be governed by a co-lender agreement as described under the “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$40,000,000	$40,000,000	CD 2019-CD8	Yes
A-2	30,000,000	30,000,000	DBRI	No
Whole Loan	$70,000,000	$70,000,000

The Pharr Town Center Whole Loan has a 10-year term and is interest only for 36 months, and thereafter amortizes based on a 360 month amortization period. The Pharr Town Center Whole Loan accrues interest at an interest rate of 4.45000% per annum. The Pharr Town Center Whole Loan proceeds, along with approximately $9.2 million of borrower sponsor equity, were used to refinance existing debt, fund reserves and pay closing costs. Based on the appraised value of $104.4 million as of May 16, 2019 (which includes $4,380,000 representing the net present value, as determined in the appraisal, of remaining sales tax reimbursements due with respect to the Pharr Town Center Property pursuant to an agreement with the City of Pharr), the Cut-off Date LTV Ratio is 67.1%. The most recent financing of the Pharr Town Center Property was not included in a securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$70,000,000	88.4%	Loan Payoff	$77,511,456	97.9%
Sponsor Equity	9,185,024	11.6	Upfront Reserves	138,885	0.2
			Closing Costs	1,534,683	1.9
Total Sources	$79,185,024	100.0%	Total Uses	$79,185,024	100.0%

The Borrower / Borrower Sponsor. The borrower is PTC TX Holdings, LLC a single purpose Delaware limited liability company structured to be bankruptcy-remote, with two independent directors in its organizational structure. The borrower sponsor and non-recourse carveout guarantor is Herbert L. Levine.

Mr. Levine founded Levcor, Inc. in 1980 (nearly 40 years ago) and serves as its President. Mr. Levine has been involved in the development, leasing and management of over 25.0 million sq. ft. of retail centers and office buildings during his career. Levcor has 19 current projects in Texas and North Carolina with Pharr Town Center being the largest by square footage.

The Property.

Tenant Summary(1)
Tenant	Ratings (Fitch/Moody’s/S&P)(2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF	% of Total U/W Base Rent	Lease Expiration
							Sales PSF(3)	Occupancy Cost(3)
Anchor/Subanchor Tenants
Academy	NR / Caa1 / CCC+	71,821	16.4%	$10.29	12.8%	3/31/2031	$278	5.8%
Cinemark	NR / NR / BB	63,504	14.5	$15.50	17.0	12/31/2028	$252	8.5%
Main Event	NR / B3 / B-	58,000	13.2	$12.00	12.1	8/31/2029	$155	11.6%
Ross Dress for Less	NR / A2 / A-	28,000	6.4	$11.50	5.6	1/31/2028	$464	3.8%
Buy Buy Baby	NR / Baa3 / BB+	25,056	5.7	$7.00	3.0	1/31/2028	$191	6.8%
TJ Maxx	NR / A2 / A+	22,000	5.0	$10.00	3.8	5/31/2026	$477	3.3%
Bealls	NR / NR / NR	21,000	4.8	$11.00	4.0	1/31/2027	$143	11.9%
Jo-Ann Stores	NR / NR / NR	20,157	4.6	$11.25	3.9	1/31/2027	NAV	NAV
Subtotal / Wtd. Avg.		309,538	70.7%	$11.61	62.2%
Remaining Major Tenants (>10,000 SF)(4)		85,278	19.5	$13.96	20.6
Remaining Inline Tenants (<10,000 SF)(5)		31,167	7.1	$31.20	17.2
Occupied Subtotal / Wtd. Avg.		425,983	97.3%	$13.56	100.0%
Vacant Space		11,832	2.7
Total / Wtd. Avg.		437,815	100.0%

(1)	Based on the underwritten rent roll dated June 25, 2019.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Sales PSF and Occupancy Costs are as of December 31, 2018.

(4)	Major Tenants % of Total U/W Base Rent is inclusive of Crunch Fitness.

(5)	Inline Tenants % of Total U/W Base Rent is inclusive of Sprint Spectrum LP (Tower).

A-3-77

600 North Jackson Road Pharr, TX 78577	Collateral Asset Summary – Loan No. 8 Pharr Town Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 67.1% 1.36x 8.6%

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2019	1	2,500	0.6	2,500	0.6%	$21.60	0.9	0.9%
2020	0	0	0.0	2,500	0.6%	$0.00	0.0	0.9%
2021	2	3,300	0.8	5,800	1.3%	$26.36	1.5	2.4%
2022	6	26,188	6.0	31,988	7.3%	$19.96	9.1	11.5%
2023	1	1,300	0.3	33,288	7.6%	$23.00	0.5	12.0%
2024	3	14,556	3.3	47,844	10.9%	$20.41	5.1	17.2%
2025	0	0	0.0	47,844	10.9%	$0.00	0.0	17.2%
2026	4	39,400	9.0	87,244	19.9%	$12.65	8.6	25.8%
2027	3	43,657	10.0	130,901	29.9%	$13.92	10.5	36.3%
2028	6	159,254	36.4	290,155	66.3%	$13.16	36.3	72.6%
2029	3	64,007	14.6	354,162	80.9%	$13.18	14.6	87.2%
Thereafter	1	71,821	16.4	425,983	97.3%	$10.29	12.8	100.0%
Vacant	NAP	11,832	2.7	437,815	100.0%	NAP	NAP
Total / Wtd. Avg.	30	437,815	100.0%			$13.56	100.0%
(1)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Rollover Schedule.

(2)	Based on the underwritten rent roll dated June 25, 2019.

The Pharr Town Center Property is a Class A, 437,815 sq. ft., 32-unit lifestyle center located at 600 North Jackson Road at US Expressway 83 in Pharr, Texas. The Pharr Town Center Property is located along the southern border of Texas and is part of the greater Rio Grande Valley area (“RGV”). The borrower sponsor constructed the Pharr Town Center Property in phases from 2013 to 2019 and substantially completed it in 2017.

As of March 31, 2019, the Pharr Town Center Property was 97.3% leased to 30 local and national tenants, including a major cinema, a sports and outdoor goods retailer, off-price clothing stores, home goods stores, a bowling and entertainment center, a health club, and restaurants. The Pharr Town Center Property is anchored by Academy Sports & Outdoors (71,821 sq. ft.; 16.4% of the NRA; 12.8% of U/W Base Rent; lease expiration 3/31/2031), Cinemark (63,504 sq. ft.; 14.5% of the NRA; 17.0% of the U/W Base Rent; lease expiration 12/31/2028), and Main Event (58,000 sq. ft.; 13.2% of the NRA; 12.1% of the U/W Base Rent; lease expiration 8/31/2029). The tenancy has a weighted average remaining lease term of 8.6 years while the anchors display a weighted average remaining lease term of 10.6 years. In addition, the tenancy includes six investment grade tenants representing approximately 22.8% of the net rentable area.

The Pharr Town Center Property is subject to an agreement with the City of Pharr (the “TIF Agreement”) which provides for the City to create Tax Increment Reinvestment Zone #3 (“TIRZ #3”) with respect to the Pharr Town Center Property, and to reimburse the borrower 25% of the City’s sales taxes collected each year within TIRZ #3 up to a maximum aggregate reimbursement of $8,000,000. The TIF Agreement terminates on December 31, 2029, or until such earlier date as the reimbursement reaches $8,000,000. The Cinemark theater tenant and a restaurant tenant at the Pharr Town Center Property are excluded from TIRZ #3. The TIF Agreement may also be terminated by the City (i) upon a default by borrower of its obligations under the TIF Agreement after written notice from the City of the default and a 30 day cure period, which may be extended as is reasonably necessary if the borrower is diligently pursuing a cure, or (ii) if the borrower is convicted of a violation of 8 U.S.C. Section 1324a (f) due to employing undocumented workers. As of December 31, 2018, approximately $1.02 million of sales tax reimbursements had been received under the TIF Agreement.

Environmental Matters. According to a Phase I environmental report, dated June 3, 2019, there are no recognized environmental conditions or recommendations for further investigation at the Pharr Town Center Property.

The Market. The Pharr Town Center Property is located in the McAllen Retail Market (the “Market”), which is home to 1.3 million people, 12 international ports of entry, 11 major medical centers, 25 bank brands, 21 golf courses, and over $41.0 billion in cross-border annual cargo trade. This Market also has the highest retail sales per household in Texas and an average vacancy rate of 5.4% as of the trailing five-year period ending the first quarter of 2019. The Pharr International Bridge, located 10 miles south of the Pharr Town Center Property, accommodates the entry of 60% of the produce consumed in the United States. The Pharr Town Center Property is located in the Pharr Retail Submarket, which as of the first quarter of 2019, had a vacancy rate of 4.9%. The Pharr Town Center Property has significant frontage on the north side of Pharr and McAllen’s major east-west thoroughfare, U.S. Expressway 83 (Interstate 2). As a result, the Pharr Town Center Property is visible to more than 150,000 vehicles that pass by the location daily on Interstate 2 East and West, while simultaneously offering ingress/egress to the Pharr Town Center Property from West Frontage Road, North Jackson Road, and West Polk Avenue leading to a high volume of shoppers from the surrounding areas. According to the appraisal, as of 2018, the population within a 1-mile, 3-mile and 5-mile radius was 9,667, 103,969 and 244,607, respectively. Over the same period, within a 1-mile, 3-mile and 5-mile radius, the average household income was $44,150, $57,946 and $62,012, respectively.

According to a market research report, the Pharr Town Center Property is located in the Pharr retail submarket. As of the first quarter of 2019, the Pharr retail submarket consisted of approximately 2.9 million sq. ft., which represents approximately 7.8% of the Market. Since 2017, the Pharr retail submarket vacancy has remained between 10.7% and 3.5% with an average of 5.1%. As of the first quarter of 2019, approximately 2.8 million sq. ft. of available retail space was occupied (including sublet space), resulting in a vacancy rate of 5.0% for the Pharr retail submarket. Over the same period, the submarket’s net absorption was a negative 702 sq. ft.

A-3-78

600 North Jackson Road Pharr, TX 78577	Collateral Asset Summary – Loan No. 8 Pharr Town Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 67.1% 1.36x 8.6%

The following tables present certain information relating to the competitive set and comparable leases for the Pharr Town Center Property:

Competitive Set & Comparable Leases (Anchor Retail Tenant)(1)
Property Name	Location	Tenant Name	Lease Area	Lease Date	Lease Term	Base Rent PSF
Pharr Town Center Property	Pharr, TX	Academy	71,821(2)	Mar-16(2)	15.0(2)	$10.29(2)
NAV	Southeast	Academy	87,117	Jun-11	20.0	$9.10
NAV	East	Academy	100,005	May-12	15.0	$7.00
NAV	Northwest	Dick’s Sporting Goods	105,000	Oct-16	15.0	$13.84
NAV	South	Academy	63,079	Oct-16	15.0	$9.96
NAV	Southwest	Gander Mountain	52,000	Nov-14	15.0	$14.25
NAV	Northwest	HEB	71,709	Oct-12	25.0	$8.00
(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated June 25, 2019. The Base Rent PSF represents the weighted average base rent PSF for the anchor retail tenant.

Competitive Set & Comparable Leases (Inline Tenants)(1)
Property Name	Location	Year Built / Renovated	Tenant Name	Lease Area	Lease Date	Lease Term	Base Rent PSF
Pharr Town Center Property	Pharr, TX	2013-2019 / NAP	Various	Various(2)	Various(2)	Various(2)	$31.20(2)
1919 W Expressway 83	Weslaco, TX	2015 / NAP	Verizon	2,997	Sept-16	10.0	$30.00
83 Citrus Grove	McAllen, TX	2012 / NAP	1130 Design Development	1,744	May-16	3.0	$24.00
McAllen Retail	McAllen, TX	2011 / NAP	Jason’s Deli	4,772	Sept-18	5.0	$35.00
(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated June 25, 2019. The Base Rent PSF represents the weighted average base rent PSF for the inline tenants.

Cash Flow Analysis.

Cash Flow Analysis(1)
	2018		U/W	U/W
		T-12 3/31/2019		PSF
Base Rent	$5,468,287	$5,538,684	$5,775,376	$13.19
Rent Steps(2)	0	0	49,695	$0.11
Gross Up Vacancy	0	0	367,384	$0.84
Gross Potential Rent	$5,468,287	$5,538,684	$6,192,455	$14.14
Reimbursements	2,283,014	2,349,633	2,559,037	$5.85
Other Income(3)	559,154	715,744	638,921	$1.46
Vacancy & Credit Loss	(27,801)	(27,801)	(437,575)	($1.00)
Effective Gross Income	$8,282,654	$8,576,261	$8,952,839	$20.45

Real Estate Taxes	1,768,212	1,781,995	1,876,572	$4.29
Insurance	136,806	142,549	166,195	$0.38
Management Fee	346,722	343,041	358,114	$0.82
Other Operating Expenses	575,270	606,042	541,738	$1.24
Total Operating Expenses	$2,827,010	$2,873,627	$2,942,618	$6.72

Net Operating Income	$5,455,644	$5,702,634	$6,010,221	$13.73
TI/LC	0	0	218,908	$0.50
Capital Expenditures	0	0	52,538	$0.12
Net Cash Flow	$5,455,644	$5,702,634	$5,738,775	$13.11
(1)	Historical Cash flows are unavailable because the Pharr Town Center Property was not substantially completed until 2017.

(2)	Represents contractual rent steps through August 2020.

(3)	Other Income represents sales tax reimbursements under the TIF Agreement and % rent stemming from Buy Buy Baby. Underwritten Other Income includes $500,900 in sales tax reimbursements under the TIF Agreement, and $138,021 in % rent.

Property Management.   The Pharr Town Center Property is managed by Levcor, Inc., an affiliate of the borrower.

Lockbox / Cash Management.  The Pharr Town Center Whole Loan is structured with a hard lockbox and springing cash management. All tenants at the Pharr Town Center Property are required to deposit all rents and payments into a lender controlled lockbox account. To the extent no Trigger Period (as defined below) is continuing, all funds in the lockbox account are required to be transferred to or at the direction of the borrower. Following the occurrence and during the continuance of a Trigger Period, all funds in the lockbox account are required to be swept each business day to a cash management account under the control of the lender and disbursed in accordance with the loan documents, and all excess cash flow after debt service, reserves, operating expenses and extraordinary expenses is required to remain in the lender controlled account and be held as additional collateral for the Pharr Town Center Whole Loan; provided, however, that if a Cinemark Tenant Trigger Period (as defined below) is then continuing, to the extent described below, the excess cash flow is

A-3-79

600 North Jackson Road Pharr, TX 78577	Collateral Asset Summary – Loan No. 8 Pharr Town Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 67.1% 1.36x 8.6%

required to be deposited into a Cinemark sweep reserve account to be applied pursuant to the loan documents to tenant improvements and leasing commissions with respect to the Cinemark space.

A “Trigger Period” means any period during the continuance of (i) an event of default under the loan documents, (ii) a Low DSCR Trigger Period (as defined below), or (iii) the commencement of a Cinemark Tenant Trigger Period until such time the borrower has cured the applicable Trigger Period in accordance with the terms of the loan documents.

A “Low DSCR Trigger Period” means any period during the continuance of which the amortizing debt service coverage ratio is less than 1.20x and will end on the date an amortizing debt service coverage ratio of at least 1.20x is achieved for two consecutive calendar quarters.

A “Cinemark Tenant Trigger Period” means any period commencing upon Cinemark (i) being in monetary or other material default under its lease beyond 30 days, (ii) failing to be in physical possession of its space or going dark in its space, (iii) giving notice of termination or cancellation of its lease, (iv) cancelling or terminating its lease, (v) becoming (or its parent becoming) bankrupt or insolvent or (vi) the Cinemark tenant extension deadlines (which are December 31, 2027 and June 30, 2028) unless Cinemark has entered into a lease extension for all of its space, which lease extension provides for economic terms comparable to existing local market rates, provided that net effective rent may not be less than that under the Cinemark lease, and has an initial term of not less than five years from and after December 31, 2028, without any unilateral termination rights (a “Cinemark Tenant Lease Extension”). A Cinemark Tenant Trigger Period will end upon (1) lender’s receipt of evidence that either (a) the Cinemark Tenant Cure Conditions (as defined below) have been satisfied, or (b) the borrower has entered into a replacement lease for all the Cinemark space entered into in accordance with the loan documents which provides for economic terms comparable to existing local market rates and has an initial term of not less than five years, and the tenant is in occupancy of such space and open for business and all free rent periods have elapsed and all landlord obligations have been paid or reserved for, (2) (a) with respect to a Cinemark Tenant Trigger Period relating to the December 31, 2027 extension deadline, borrower depositing cash or delivering a letter of credit to the lender in the amount of $625,000, or (b) with respect to a Cinemark Tenant Trigger Period relating to the June 30, 2028 extension deadline, borrower depositing cash sufficient to bring the balance of the Cinemark Tenant Sweep Reserve (described below under “Initial and Ongoing Reserves”) to $1,250,000 or delivering a letter of credit to the lender in the amount of $1,250,000.

“Cinemark Tenant Cure Conditions” means each of the following, as applicable (i) Cinemark has cured all monetary or material nonmonetary defaults under the Cinemark lease, (ii) Cinemark is in actual, physical possession of the Cinemark space, open to the general public for business during customary hours and not “dark” in all of the Cinemark space, (iii) Cinemark has irrevocably revoked or rescinded all termination or cancellation notices with respect to the Cinemark lease and has reaffirmed the Cinemark lease as being in full force and effect, (iv) in the event the Cinemark Tenant Trigger Period is due to Cinemark’s failure to extend or renew the Cinemark lease in accordance with clauses (vi) or (vii) of the definition of “Cinemark Tenant Trigger Period”, the Pharr Town Center borrower and Cinemark have entered into the Cinemark Tenant Lease Extension and the tenant is in occupancy of its space and open for business and all free rent periods have elapsed and all landlord obligations have been paid or reserved for, (v) with respect to any applicable bankruptcy or insolvency proceedings involving Cinemark, its parent and/or the Cinemark lease, Cinemark and its parent are no longer insolvent or subject to any bankruptcy or insolvency proceedings and has affirmed the Cinemark lease pursuant to final, non-appealable order of a court of competent jurisdiction and (vi) Cinemark is paying full, unabated rent under the Cinemark lease.

Initial and Ongoing Reserves.    At origination, the borrower deposited $101,284 into a rollover reserve for outstanding tenant improvements and leasing commissions.

Tax Escrows – Solely during a Trigger Period, on a monthly basis, the borrower is required to deposit 1/12 of the estimated annual taxes.

Insurance Escrows – At origination, the borrower deposited $37,602, which equates to three months of estimated insurance premiums, to be held by lender in the event the borrower does not timely make its blanket premium financing payment. On a monthly basis, if an acceptable blanket policy is no longer in place, the borrower is required to deposit 1/12 of the estimated annual insurance premiums into the insurance reserve account.

Replacement Reserves – On a monthly basis, the borrower is required to deposit $4,378 into a replacement reserve account.

Rollover Reserves – On a monthly basis, the borrower is required to deposit $18,242 and any lease termination payment into a rollover reserve account, subject to a cap equal to $1,150,000, provided that lease termination payments are not credited against the cap.

Cinemark Tenant Sweep Reserve – During the continuance of a Cinemark Tenant Trigger Period, all excess cash flow (after payment of all amounts due under the loan documents, including the monthly reserves) is required to be swept into a subaccount of the cash management account to be held as additional collateral for the Pharr Town Center Whole Loan and applied to pay tenant improvements and leasing commissions relating to the Cinemark space, provided that such deposits are not required at any time the amount in such subaccount equals or exceeds $1,250,000.

Current Mezzanine or Subordinate Indebtedness.   None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release and Substitution. None.

A-3-80

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A-3-81

77 Sands Boulevard Bethlehem, PA 18015	Collateral Asset Summary – Loan No. 9 Wind Creek Leased Fee	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 85.0% 1.27x 7.1%

A-3-82

77 Sands Boulevard Bethlehem, PA 18015	Collateral Asset Summary – Loan No. 9 Wind Creek Leased Fee	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 85.0% 1.27x 7.1%

LEHIGH RIVER
BUS PARKING
SELF PARKING LOT
HOTEL/OUTLETS/EVENT PARKING
HOTEL/OUTLETS/EVENT PARKING
BUS PARKING
EVENT CENTER
HOTEL
OUTLETS
CASINO
BUS BAY
PARKING GARAGE
OUTLETS PARKING
WIND CREEK
CASINO & HOTEL
RT. 412 NORTH
RT. 412 SOUTH
FROM I-78
TO I-78

A-3-83

77 Sands Boulevard Bethlehem, PA 18015	Collateral Asset Summary – Loan No. 9 Wind Creek Leased Fee	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 85.0% 1.27x 7.1%

A-3-84

77 Sands Boulevard Bethlehem, PA 18015	Collateral Asset Summary – Loan No. 9 Wind Creek Leased Fee	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 85.0% 1.27x 7.1%

Mortgage Loan Information
Loan Sellers(1):	CCRE/GACC
Loan Purpose:	Recapitalization
Borrower Sponsors:	Jeffrey Gural; Barry Gosin; James Kuhn; Michael Perrucci; Richard Fischbein
Borrower:	Ground Landlord, LLC
Original Balance(2):	$40,000,000
Cut-off Date Balance(2):	$40,000,000
% by Initial UPB:	4.9%
Interest Rate:	4.38000%
Payment Date:	6th of each month
First Payment Date:	September 6, 2019
Maturity Date:	August 6, 2029
Amortization:	420 months
Additional Debt:	$106,600,000 Pari Passu Debt
Call Protection(3):	L(24), D(91), O(5)
Lockbox / Cash Management:	Hard / In Place

Reserves(4)
	Initial	Monthly	Cap
Taxes:	$0	Springing	NAP
Insurance:	$0	Springing	NAP
Replacement:	$0	Springing	NAP
Lease Sweep:	$0	Springing	NAP
Debt Service:	$1,365,880	(4)	NAP
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Land – Leased Fee
Collateral:	Fee Simple
Location:	Bethlehem, PA
Year Built / Renovated:	NAP / NAP
Total Sq. Ft.(5):	2,608,541
Property Management:	Self-Managed
Underwritten NOI:	$10,402,235
Underwritten NCF:	$10,402,235
Appraised Value(6):	$172,500,000
Appraisal Date:	April 23, 2019

Historical NOI(7)
Most Recent NOI:	NAP
2018 NOI:	NAP
2017 NOI:	NAP
2016 NOI:	NAP

Historical Occupancy(7)
Most Recent Occupancy:	NAP
2018 Occupancy:	NAP
2017 Occupancy:	NAP
2016 Occupancy:	NAP

Financial Information(2)
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV Cut-off / Balloon	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$40,000,000
Pari Passu Notes	106,600,000
Whole Loan	$146,600,000	$56 / $48	85.0% / 72.8%	1.27x / 1.27x	7.1% / 7.1%	8.3% / 8.3%
(1)	The Wind Creek Leased Fee Loan (as defined below) was originated by Cantor Commercial Real Estate Lending, L.P. (“CCRE”) and Notes A-2, A-3, A-4, A-5 and A-6 are expected to be sold to DBR Investments Co. Limited (“DBRI”), an affiliate of GACC. Note A-1 and Note A-2, in the aggregate Cut-off Date Balance of $40.0 million will constitute the Wind Creek Leased Fee Loan. CCRE will act as seller with respect to Note A-1 in the Cut-off Date Balance of $30.0 million and GACC will act as seller with respect to Note A-2 in the Cut-off Date Balance of $10.0 million.

(2)	The Wind Creek Leased Fee Loan is part of a whole loan evidenced by six pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $146.6 million.

(3)	The lockout period will be at least 24 payments beginning with and including the first payment date of September 6, 2019. Defeasance of the full $146.6 million Wind Creek Leased Fee Whole Loan (as defined below) is permitted after the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu companion loan to be securitized and (ii) July 23, 2022. The actual lockout period may be longer.

(4)	See “Initial and Ongoing Reserves” herein.

(5)	The Total Sq. Ft. represents the total sq. ft. of the land of the Wind Creek Leased Fee Property (as defined below).

(6)	Based on the “as is” appraised value of the leased fee interest. The “as is” appraised value, inclusive of the Wind Creek Casino and Resort Bethlehem improvements is $1.14 billion, which results in a Cut-off Date LTV Ratio of 12.9%.

(7)	The ground lease related to the Wind Creek Leased Fee Property was executed in May 2019 and as a result, Historical NOI and Historical Occupancy information is not available.

A-3-85

77 Sands Boulevard Bethlehem, PA 18015	Collateral Asset Summary – Loan No. 9 Wind Creek Leased Fee	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 85.0% 1.27x 7.1%

The Loan.    The Wind Creek Leased Fee loan (the “Wind Creek Leased Fee Loan”) is part of a whole loan (the “Wind Creek Leased Fee Whole Loan”) consisting of six senior pari passu promissory notes with an aggregate original principal balance of $146.6 million. The Wind Creek Leased Fee Whole Loan is secured by the borrower’s fee simple interest in the land underlying the Wind Creek Casino and Resort Bethlehem located in Bethlehem, Pennsylvania (the “Wind Creek Leased Fee Property”). Only the non-controlling Note A-1 and non-controlling Note A-2, with an aggregate outstanding principal balance as of the Cut-off Date of $40.0 million, are being contributed to the CD 2019-CD8 Trust and constitute the Wind Creek Leased Fee Loan. CCRE will act as seller with respect to Note A-1 in the Cut-off Date Balance of $30.0 million and GACC will act as seller with respect to Note A-2 in the Cut-off Date Balance of $10.0 million.

The relationship between the holders of the Wind Creek Leased Fee Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans— The Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1, A-2	$40,000,000	$40,000,000	CD 2019-CD8(1)(4)	No
A-3	45,000,000	45,000,000	CGCMT 2019-GC41(2)	No
A-4, A-5, A-6	61,600,000	61,600,000	DBRI(3)(4)	Yes
Whole Loan	$146,600,000	$146,600,000
(1)	CCRE will act as seller with respect to Note A-1 in the Cut-off Date Balance of $30.0 million and GACC will act as seller with respect to Note A-2 in the Cut-off Date Balance of $10.0 million. Jeffrey Gural, Barry Gosin and James Kuhn, three of the borrower sponsors, are in senior management positions at Newmark Group, Inc. (“Newmark”) or an affiliate of Newmark, which entities are affiliated with CCRE.

(2)	Expected to be contributed to the CGCMT 2019-GC41 transaction.

(3)	Expected to be contributed to one or more future securitization transactions.

(4)	Notes A-2, A-3, A-4, A-5 and A-6 are expected to be sold to DBRI.

The Wind Creek Leased Fee Whole Loan has a 10-year term and amortizes on a 35-year schedule. The Wind Creek Leased Fee Whole Loan accrues interest at a rate equal to 4.38000% per annum. The Wind Creek Leased Fee Whole Loan proceeds were used to pay closing costs, fund upfront reserves and recapitalize the borrower. Based on the “as is” appraised value of $172.5 million as of April 23, 2019, the Cut-off Date LTV Ratio is 85.0%. The “as is” appraised value, inclusive of the Wind Creek Casino and Resort Bethlehem improvements is $1.14 billion, which results in a Cut-off Date LTV Ratio of 12.9%.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$146,600,000	100.0%	Equity Recapitalization	$142,698,954	97.3%
			Closing Costs	2,535,166	1.7
			Reserves	1,365,880	0.9
Total Sources	$146,600,000	100.0%	Total Uses	$146,600,000	100.0%

The Borrower / Borrower Sponsors.    The borrower is Ground Landlord, LLC, a single purpose Delaware limited liability company structured to be bankruptcy remote with two independent directors in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Wind Creek Leased Fee Whole Loan. The borrower sponsors and non-recourse carveout guarantors under the Wind Creek Leased Fee Whole Loan are Jeffrey Gural, Barry Gosin, James Kuhn, Michael Perrucci and Richard Fischbein.

Jeffrey Gural is the chairman of GFP Real Estate LLC (formerly Newmark Holdings and Newmark Knight Frank). GFP Real Estate LLC has an ownership interest in more than 50 properties, most of which are located in New York City. Jeffrey Gural is responsible for all future acquisitions and the managing and leasing of the over 11.0 million sq. ft. Barry Gosin has served as chief executive officer of Newmark Group, Inc. (which operates as Newmark Knight Frank), one of the world’s leading commercial real estate advisory firms, since 1979. Barry Gosin spearheaded Newmark Knight Frank’s merger with BGC Partners in 2011. James Kuhn joined Newmark Knight Frank in 1992 and is currently a principal and president of brokerage services. Since merger with BCG Partners, he has led Newmark Knight Frank in the acquisition of 23 companies. Mike Perrucci is the co-founder and partner of the law firm Florio Perrucci Steinhardt & Cappelli and the owner of Peron Construction, Inc., a real estate development company. Richard Fischbein is a litigation attorney and a partner at the law firm Olshan Frome Wolosky (“Olshan”). Prior to joining Olshan, Richard Fischbein was a partner at Hiscock & Barclay and a founding partner of the New York City law firm, Fischbein Badillo Wagner and Harding.

The Property. The Wind Creek Leased Fee Property is the fee simple interest in the land underlying the Wind Creek Casino and Resort Bethlehem, a gaming, hotel, retail and dining resort (“Wind Creek Resort”) located in Bethlehem, Pennsylvania. The Wind Creek Leased Fee Property consists of 56.2 acres (2,608,541 sq. ft.). The Wind Creek Resort, which opened in 2009, features a 282 room hotel, a 146,000 sq. ft. casino (2,829 slot machines, 216 live dealer stadium gaming, 189 banked table games, and 26 poker tables according to management), four operated restaurants, two operated lounges, three leased restaurants, a leased food court (eight outlets), a leased nightclub, a leased event center, 12,272 sq. ft. of meeting space, an indoor pool, a fitness room, a lobby workstation, a gift shop, vending areas, leased and operated retail outlets, and entertainment venues.

The Wind Creek Resort is managed by Wind Creek Hospitality (“Wind Creek”), which is the principal gaming and hospitality entity for the Poarch Band of Creek Indians. Wind Creek’s portfolio consists of nine properties located throughout the United States and Caribbean. In addition to their $1.3 billion investment to acquire the leasehold interest in the Wind Creek Resort, Wind Creek reportedly plans to invest

A-3-86

77 Sands Boulevard Bethlehem, PA 18015	Collateral Asset Summary – Loan No. 9 Wind Creek Leased Fee	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 85.0% 1.27x 7.1%

approximately $190 million to add a 300-room hotel and an indoor waterpark. The investment plan is not limited to the Wind Creek Leased Fee Property as Wind Creek reportedly plans to acquire over 100 acres in the surrounding area. Additionally, there is future potential for sports gambling at the Wind Creek Resort. Wind Creek has also retained the previous management team of Sands Bethlehem, which should facilitate transition of the casino operations. According to the Pennsylvania gaming regulatory authority, as of the trailing 12 months ending May 31, 2019, the gaming revenue for the Wind Creek Resort was approximately $523.7 million.

In May 2019, the borrower sponsors entered into a 40-year ground lease with Sands Bethpage Gaming LLC, an affiliate of Wind Creek, as tenant. In connection with the origination of the Wind Creek Leased Fee Whole Loan, the borrower sponsors transferred their interest in the ground lease to the borrower. The ground lease has a 40-year term ending in 2059 and includes eight, 25-year extension options, resulting in a fully-extended maturity date of 2259. The ground leasehold interest is subject to a condominium regime. There are two condominium units in the condominium, the gaming unit, which is owned by the ground lease tenant under the ground lease, and the retail unit, which is owned by an affiliate of the ground lease tenant. The owner of the retail unit guarantees performance of the lease obligations by the tenant under the ground lease.

The annual rent is $9.5 million, payable quarterly, with contractual consumer price index increases of up to 2.0% annually (the “Base Rent”). The Base Rent will decrease in the following two scenarios:

If Base Rent exceeds 3.0% of gross slot machine revenue and gross table game revenue from all of Wind Creek’s, its subtenants’, operators’ and affiliates within a 50-mile radius (as determined in accordance with Pennsylvania Gaming Law as of the date of the ground lease and as reported to the Pennsylvania Gaming Control Board) (the “Wind Creek Gaming Proceeds”) for the immediately preceding year, then the Base Rent will be adjusted to 3.0% of the Wind Creek Gaming Proceeds. In no event will the Base Rent be reduced as described in this paragraph if such reduction in the Wind Creek Gaming Proceeds is solely attributable to casualty, condemnation and/or a temporary closure in furtherance of a capital improvement.

During a period after the commencement date of the ground lease where (i) Wind Creek Gaming Proceeds decrease below $475,439,460 for a trailing four-quarter period and (ii) any of the following events occurs: (a) the addition of live table games or internet gaming at the Resorts World Casino in New York, New York; (b) the addition of live table games or internet gaming at the Empire City Casino in Yonkers, New York; (c) the opening of any new gaming or internet gaming facility in the following regions: New York City, Westchester County, Rockland County, Suffolk County, or Nassau County; (d) the opening of any gaming facility anywhere in the state of New Jersey outside of Atlantic County; (e) the opening of any gaming facility in Pennsylvania within 50 miles of the Wind Creek Casino and Resort Bethlehem premises; and (f) the opening of any internet gaming facility in Pennsylvania (in each case with respect to items (c)-(f), by an entity that is not Wind Creek or an affiliate of Wind Creek.) (each of items (a) through (e), “Competitive Gaming Projects”) (a “Competitive Gaming Period”), base rent will be adjusted to 90% of the then-applicable Base Rent; provided that Base Rent will only be adjusted one time during a Competitive Gaming Period, notwithstanding the number of Competitive Gaming Projects that open.

In no event will the Base Rent decrease below $8,500,000 (the “Base Rent Floor”). See “Description of the Mortgage Pool—Tenant Issues—Other” in the Preliminary Prospectus.

The ground tenant has a right of first offer to purchase the Mortgaged Property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” in the Preliminary Prospectus.

Environmental Matters. According to Phase I environmental reports, each dated July 17, 2019, there are no recognized environmental conditions at the Wind Creek Leased Fee Property. The environmental report identified a controlled recognized environmental condition related to the Wind Creek Leased Fee Property constituting part of a larger property historically operated for steel manufacturing, and recommended continued compliance with activity and use limitations and other terms contained in two recorded environmental covenants.

The Market. The Wind Creek Leased Fee Property is located in Bethlehem, Pennsylvania, less than 70 miles from midtown Manhattan and less than 60 miles from Philadelphia, PA, providing a getaway for two densely populated MSAs. Bethlehem can be accessed through four major highways including I-78, a major east/west highway that provides access to the Holland Tunnel in New York City, U.S. Route 22, a major freeway providing access to Cincinnati, Ohio in the west and to Newark, New Jersey to the east, Pennsylvania Route 33, a north-south route that runs from the Poconos in the North to Northampton County in the south, and I-476, a northeast extension of the Pennsylvania Turnpike providing direct access to Philadelphia. According to the appraisal, within a 25 mile-, 50 mile- and 75 mile radius, the estimated population in 2019 is approximately 1.18 million, 7.41 million and 19.61 million, respectively.

A-3-87

77 Sands Boulevard Bethlehem, PA 18015	Collateral Asset Summary – Loan No. 9 Wind Creek Leased Fee	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 85.0% 1.27x 7.1%

Cash Flow Analysis.

Cash Flow Analysis(1)
	U/W	U/W PSF(2)
Base Rent	$9,500,000	$3.64
Rent Steps(3)	902,235	$0.35
Gross Potential Rent	$10,402,235	$3.99
Other Income	0	$0.00
Effective Gross Income	$10,402,235	$3.99
Total Operating Expenses(4)	0	$0.00
Net Operating Income	$10,402,235	$3.99
Replacement Reserves	0	$0.00
Net Cash Flow	$10,402,235	$3.99

(1)	See “Description of the Mortgage Pool-Mortgage Pool Characteristics—Property Types—Leased Fee” and “Risk Factors—Risks Related to the Mortgage Loans—Leased Fee Properties have Special Risks” sections in the Preliminary Prospectus.

(2)	The U/W PSF is based on the total sq. ft. of the land.

(3)	Rent Steps represent the average increase in the annual base rent over the life of the Wind Creek Leased Fee Whole Loan, which assumes contractual consumer price index increases of 2.0% annually.

(4)	The tenant leasing the improvements located at the Wind Creek Leased Fee Property is responsible for all expenses.

Property Management.   The Wind Creek Leased Fee Property is self-managed.

Lockbox / Cash Management.    The Wind Creek Leased Fee Whole Loan requires a hard lockbox and in place cash management. The borrower is required to establish a cash management account (which will also function as a lockbox account), and enter into a cash management agreement, within 45 days of the loan origination date. Upon establishment of the lender controlled cash management account, the borrower is required to cause tenants to deposit rents directly into such cash management account. In addition, the borrower and the property manager are required to deposit all rents and gross revenue from the Wind Creek Leased Fee Property into such cash management account within two business days of receipt. Funds in the cash management account are required to be applied as set forth in the loan documents. Excess cash flow after payment of debt service, reserves, and any budgeted or extraordinary expenses is required to be released to the borrower; provided that if a Lease Sweep Period (as defined below) is continuing excess cash flow is required to be deposited in to a lease sweep reserve as described below, and if any other Trigger Period (as defined below) is continuing, excess cash flow is required to be deposited into an account to be held as additional security for the Wind Creek Leased Fee Whole Loan during the continuance of such Trigger Period.

A “Trigger Period” commences upon the occurrence of (i) an event of default, (ii) the commencement of a Low DSCR Period (as defined below), (iii) the commencement of a Lease Sweep Period; and ends if, (A) with respect to a Trigger Period continuing pursuant to clause (i), the event of default commencing the Trigger Period has been cured and such cure has been accepted by the lender, (B) with respect to a Trigger Period continuing due to clause (ii), the Low DSCR Period has ended pursuant to the definition of such term, or (C) with respect to a Trigger Period continuing due to clause (iii), such Lease Sweep Period has ended pursuant to the definition of such term.

A “Low DSCR Period” commences if the debt service coverage ratio falls below 1.05x and ends if the debt service coverage ratio is at least 1.10x for two consecutive calendar quarters.

A “Lease Sweep Period” will commence upon the first monthly payment date following the occurrence of (a) with respect to each Lease Sweep Lease (as defined below), the tenant under Lease Sweep Lease exercises its right to terminate its lease, (b) the date that a Lease Sweep Lease is surrendered, cancelled or terminated prior to its expiration date, (c) the date that a tenant under a Lease Sweep Lease discontinues its business or “goes dark”; provided that a Lease Sweep Period will not be triggered under this clause (c) for so long as the Lease Sweep Business Discontinuance Conditions (as defined below) are met, (d) upon a monetary or material non-monetary default under a Lease Sweep Lease beyond any applicable cure period, (e) the occurrence of an insolvency proceeding for a tenant under a Lease Sweep Lease.

A Lease Sweep Period will end upon, (i) with respect to clauses (a), (b) and (c) above, the entirety of the Lease Sweep Lease space is leased pursuant to an approved triple net lease, (ii) with respect to clause (a), if such termination option under is not validly exercised by the tenant under the applicable Lease Sweep Lease by the latest exercise date specified in the Lease Sweep Lease, (iii) with respect to clause (d) above, the date the subject default is cured and (iv) with respect to clause (e) above, either (1) the applicable tenant insolvency proceeding has terminated or (2) the Lease Sweep Lease has been assigned to an acceptable third party.

A “Lease Sweep Lease” means (a) an Approved Triple Net Lease or (b) any replacement lease that covers all or any portion of the applicable Lease Sweep Lease space.

A-3-88

77 Sands Boulevard Bethlehem, PA 18015	Collateral Asset Summary – Loan No. 9 Wind Creek Leased Fee	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 85.0% 1.27x 7.1%

An “Approved Triple Net Lease” means either the ground lease entered into at origination or a lease entered into by the borrower, as landlord, after origination, which is approved in writing by the lender, covers the entire Wind Creek Leased Fee Property, has an initial term that extends at least 30 years beyond the end of the term of the Wind Creek Leased Fee Whole Loan and is a triple net lease.

“Lease Sweep Business Discontinuance Conditions” means the satisfaction of all of the following: (i) the applicable tenant under a Lease Sweep Lease is discontinuing its business either (x) in connection with alterations to the improvements (situated on the Wind Creek Leased Fee Property) owned or leased by such tenant under a Lease Sweep Lease made in accordance with the terms of the Lease Sweep Lease and, in the lender’s reasonable judgment, the tenant under the Lease Sweep Lease has sufficient funds to fully complete such alterations or (y) in connection with the restoration of the improvements (situated on the Wind Creek Leased Fee Property) owned or leased by such tenant under the Lease Sweep Lease as a result of a casualty or condemnation or other similar proceeding made in accordance with the terms of the Lease Sweep Lease and, in the lender’s reasonable judgment, (i) there are sufficient insurance proceeds or condemnation awards, as applicable, to fully complete such restoration, (ii) the applicable tenant has commenced and is diligently pursuing completion of such alterations or restoration, as applicable, (iii) to the extent the improvements were operated as a casino prior to the commencement of the applicable Lease Sweep Period, the lender is satisfied that such discontinuance will not in any way affect the ability to operate the improvements as a casino following the completion of the restoration or otherwise jeopardize the approvals, and (iv) the lender is satisfied that such alterations or restoration, as applicable, are completed by the earlier to occur of (x) the date that is six months prior to the stated maturity date and (y) the date that is four months following the date such alterations or restoration work (as applicable) was commenced.

Initial and Ongoing Reserves. At origination, the borrower deposited $1,365,880 into an interest reserve for payment of the first two debt service payments of the Wind Creek Leased Fee Whole Loan.

Tax Reserve. On a monthly basis, the borrower is required to deposit an amount equal to 1/12 of the estimated annual real estate taxes into a tax reserve. Notwithstanding, so long as (i) there is no event of default and (ii) an Approved Triple Net Lease (as defined below) is in full force and effect and is required to pay all real estate taxes, the monthly reserve requirement is waived.

Insurance Reserve. On a monthly basis, the borrower is required to deposit an amount equal to 1/12 of the estimated annual insurance premiums into an insurance reserve. Notwithstanding, so long as (i) there is no event of default and (ii) an Approved Triple Net Lease is in full force and effect and is required to pay all insurance premiums, the monthly insurance reserve requirement with respect to insurance being maintained by the ground tenant under its ground lease will be waived. In addition, as long as the Wind Creek Leased Fee Property is covered by an acceptable blanket policy (which is currently maintained), the monthly insurance requirement will be waived with respect to the insurance so maintained.

Replacement Reserve. On a monthly basis, the borrower is required to deposit an amount the lender reasonably determines will be needed in order to accumulate sufficient funds to pay all approved capital expenditures into a replacement reserve. Notwithstanding, so long as (i) there is no event of default and (ii) an Approved Triple Net Lease is in full force and effect and is required to pay all costs and expenses of a capital nature, the monthly reserve requirement is waived.

Interest Reserve. On a monthly basis, immediately following the date on which a quarterly installment of base rent is paid under the ground lease (other than the first installment of rent due on July 30, 2019 under the ground lease documents), the borrower is required to deposit an amount equal to the monthly debt service payment amount due on each of the next two succeeding monthly payment dates, which amounts are required to be transferred into the interest reserve account.

Lease Sweep Reserve: On each monthly payment date during the continuance of a Lease Sweep Period (as defined below), the borrower will be required to deposit all excess cash into the lease sweep reserve account.

Current Mezzanine or Subordinate Indebtedness. None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. None.

A-3-89

1190 Discovery Way, 900 5th Avenue Sunnyvale, CA 94089	Collateral Asset Summary – Loan No. 10 Moffett Towers II – Buildings 3 & 4	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$34,450,000 44.3% 3.46x 13.2%

A-3-90

1190 Discovery Way, 900 5th Avenue Sunnyvale, CA 94089	Collateral Asset Summary – Loan No. 10 Moffett Towers II – Buildings 3 & 4	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$34,450,000 44.3% 3.46x 13.2%

A-3-91

1190 Discovery Way, 900 5th Avenue Sunnyvale, CA 94089	Collateral Asset Summary – Loan No. 10 Moffett Towers II – Buildings 3 & 4	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$34,450,000 44.3% 3.46x 13.2%

A-3-92

1190 Discovery Way, 900 5th Avenue Sunnyvale, CA 94089	Collateral Asset Summary – Loan No. 10 Moffett Towers II – Buildings 3 & 4	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$34,450,000 44.3% 3.46x 13.2%

Mortgage Loan Information
Loan Seller(1):	GACC
Loan Purpose:	Refinance
Borrower Sponsor:	The Jay Paul Company
Borrower:	MT2 B3-4 LLC
Original Balance(2):	$34,450,000
Cut-off Date Balance(2):	$34,450,000
% by Initial UPB:	4.2%
Interest Rate(3):	3.76386%
Payment Date:	6th of each month
First Payment Date:	August 6, 2019
Anticipated Repayment Date(3):	July 6, 2029
Maturity Date(3):	June 6, 2034
Amortization(3):	Interest Only, ARD
Additional Debt(2)(4):	$315,550,000 Pari Passu Debt; $155,000,000 B Note; $85,000,000 Mezzanine
Call Protection(5):	L(24), YM1(1), DorYM1(88), O(7)
Lockbox / Cash Management:	Hard / In Place

Reserves(6)
	Initial	Monthly	Cap
Taxes:	$525,523	$87,587	NAP
Insurance:	$0	Springing	NAP
Replacement:	$0	Springing	NAP
TI/LC:	$23,165,933	$0	NAP
Free Rent:	$16,127,329	$0	NAP
Lease Sweep:	$0	Springing	$21,037,980
Debt Service:	$0	Springing	(6)
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Suburban Office
Collateral:	Fee Simple
Location:	Sunnyvale, CA
Year Built / Renovated:	2019 / NAP
Total Sq. Ft.:	701,266
Property Management:	Paul Holdings, Inc. d/b/a Jay Paul Company
Underwritten NOI:	$46,369,641
Underwritten NCF:	$46,224,616
Appraised Value(7):	$790,000,000
Appraisal Date:	December 1, 2019; January 1, 2020

Historical NOI(8)
Most Recent NOI:	NAP
2018 NOI:	NAP
2017 NOI:	NAP
2016 NOI:	NAP

Historical Occupancy(8)
Most Recent Occupancy:	100.0% (August 6, 2019)
2018 Occupancy:	NAP
2017 Occupancy:	NAP
2016 Occupancy:	NAP

Financial Information
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV Cut-off / Balloon	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$34,450,000
Pari Passu Notes	315,550,000
Total Senior Notes	$350,000,000	$499 / $499	44.3% / 44.3%	3.47x / 3.46x	13.2% / 13.2%	13.2% / 13.2%
B Note	155,000,000
Whole Loan	$505,000,000	$720 / $720	63.9% / 63.9%	2.41x / 2.40x	9.2% / 9.2%	9.2% / 9.2%
Mezzanine Loan	85,000,000
Total Debt	$590,000,000	$841 / $841	74.7% / 74.7%	1.91x / 1.91x	7.9% / 7.8%	7.9% / 7.8%
(1)	The Moffett Towers II – Buildings 3 & 4 Loan (as defined below) was co-originated by Deutsche Bank AG, acting through its New York Branch (“DBNY”), Barclays Capital Real Estate Inc. (“BCREI”) and Goldman Sachs Bank USA (“GS Bank”).

(2)	The Moffett Towers II – Buildings 3 & 4 Loan is part of a whole loan evidenced by 11 senior pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $350.0 million and three subordinate notes with an outstanding principal balance as of the Cut-off Date of $155.0 million.

(3)	The Moffett Towers II – Buildings 3 & 4 Whole Loan (as defined below) has an anticipated repayment date (the “ARD”) of July 6, 2029 and a stated maturity date of June 6, 2034. If the Moffett Towers II – Buildings 3 & 4 Whole Loan is not paid by the ARD, from and after the ARD, the Moffett Towers II – Buildings 3 & 4 Senior Loans (as defined below) and the Moffett Towers II – Buildings 3 & 4 Subordinate Loans (as defined below) will accrue interest at the Adjusted Interest Rate (defined below); however, interest accrued at the excess of the Adjusted Interest Rate over the initial interest rate (“Excess Interest”) will be deferred. In addition, from and after the ARD, all excess cash flow from the Moffett Towers II – Buildings 3 & 4 Property after the payment of the reserves for tax and insurance, and mortgage and mezzanine loan interest calculated at the initial interest rate will be applied (i) first, to repay the outstanding principal balance of the Moffett Towers II – Buildings 3 & 4 Senior Loans, in the amount required to fully amortize (based on a 30-year amortization schedule) the outstanding principal balance of the entire Moffett Towers II – Buildings 3 & 4 Whole Loan, (ii) second, if the Moffett Towers II – Buildings 3 & 4 Senior Loans have been repaid in full, to repay the outstanding principal balance of the Moffett Towers II – Buildings 3 & 4 Subordinate Loans, in the amount required to fully amortize (based on a 30-year amortization schedule) the outstanding principal balance of the Moffett Towers II – Buildings 3 & 4 Whole Loan, (iii) third, if lender elects, to make reserve payments for capital expenditures, (iv) fourth, to pay operating costs, (v) fifth, to repay the outstanding principal balance of the Moffett Towers II – Buildings 3 & 4 Senior Loans until the entire outstanding principal balance is paid, (vi) sixth, to repay the outstanding principal balance of the Moffett Towers II – Buildings 3 & 4 Subordinate Loans until the entire outstanding principal balance is paid, (vii) seventh, to the payment of Excess Interest under the Moffett Towers II – Buildings 3 & 4 Senior Loans and (viii) eighth, to the payment of Excess Interest under the Moffett Towers II – Buildings 3 & 4 Subordinate Loans.

(4)	See “Future Mezzanine or Subordinate Indebtedness Permitted” herein.

(5)	The lockout period for defeasance will be at least 24 payments beginning with and including the first payment date of August 6, 2019. Defeasance of the full $505.0 million Moffett Towers II – Buildings 3 & 4 Whole Loan is permitted after the earlier to occur of (i) two years after the closing date of the securitization that includes the last companion loan to be securitized and (ii) June 19, 2022.

(6)	See “Initial and Ongoing Reserves” herein.

(7)	The Cut-off Date LTV Ratio and Balloon LTV Ratio are calculated utilizing the “prospective at stabilization” appraised value of $790,000,000, which assumes that any remaining construction costs have been paid and that Facebook, Inc. (“Facebook”) the sole tenant, has taken occupancy, completed construction, and commenced rental payments (expected January 1, 2020 for Building 3 and December 1, 2019 for Building 4, pursuant to its leases). The Cut-off Date LTV Ratio and Balloon LTV Ratio calculated based on the “as is” appraised value of $726,000,000 for the Moffett Towers II – Buildings 3 & 4 Senior Loans is 48.2%, for the Moffett Towers II – Buildings 3 & 4 Whole Loan is 69.6%, and for the Moffett Towers II – Buildings 3 & 4 Total Debt is 81.3%. In addition, the appraisal concluded a “hypothetical go dark” appraised value of $610,000,000 as of May 3, 2018, equating to a Cut-off Date LTV and Balloon LTV for the Moffett Towers II – Buildings 3 & 4 Senior Notes of 57.4%, for the Moffett Towers II – Buildings 3 & 4 Whole Loan of 82.8% and for the Moffett Towers II – Buildings 3 & 4 Total Debt of 96.7%. At origination, the borrower reserved $23,165,933 for remaining construction costs and $16,127,329 representing 100% of the free rent.

(8)	The Moffett Towers II – Buildings 3 & 4 Property was constructed in 2019 and has been fully leased since June 1, 2019.

A-3-93

1190 Discovery Way, 900 5th Avenue Sunnyvale, CA 94089	Collateral Asset Summary – Loan No. 10 Moffett Towers II – Buildings 3 & 4	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$34,450,000 44.3% 3.46x 13.2%

The Loan.    The Moffett Towers II – Buildings 3 & 4 loan (the “Moffett Towers II – Buildings 3 & 4 Loan”) is part of a whole loan (the “Moffett Towers II – Buildings 3 & 4 Whole Loan”) evidenced by 11 senior pari passu notes with an aggregate principal balance as of the Cut-off Date of $350.0 million (the “Moffett Towers II – Buildings 3 & 4 Senior Loans”) and three subordinate pari passu promissory notes with an aggregate principal balance as of the Cut-off Date of $155.0 million (the “Moffett Towers II – Buildings 3 & 4 Subordinate Loans”). The Moffett Towers II – Buildings 3 & 4 Whole Loan has an aggregate principal balance as of the Cut-off Date of $505.0 million and is secured by a first mortgage lien on the borrower’s fee simple interest in two office buildings located in Sunnyvale, California (collectively, the “Moffett Towers II – Buildings 3 & 4 Property”). Only the non-controlling Note A-2-B, with an outstanding principal balance as of the Cut-off Date of $34.45 million, is being contributed to the CD 2019-CD8 Trust and constitutes the Moffett Towers II Building 3 & 4 Loan.

The relationship between the holders of the Moffett Towers II - Buildings 3 & 4 Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans— The AB Whole Loans—Moffett Towers II – Buildings 3 & 4 Whole Loan” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-2-B	$34,450,000	$34,450,000	CD 2019-CD8	No
A-1-A, A-2-A, A-3-A, B-1, B-2, B-3	160,000,000	160,000,000	MFTII 2019-B3B4	Yes
A-1-B, A-1-D, A-1-E	139,750,000	139,750,000	BCREI	No
A-2-C, A-3-C	55,250,000	55,250,000	CGMT 2019-GC41(1)	No
A-1-C	50,000,000	50,000,000	BANK 2019-BNK19	No
A-3-B	65,550,000	65,550,000	GS Bank	No
Whole Loan	$505,000,000	$505,000,000
(1)	Expected to be contributed to the CGCMT 2019-GC41 transaction.

The Moffett Towers II – Buildings 3 & 4 Whole Loan was co-originated by DBNY, BCREI and GS Bank on June 19, 2019. The Moffett Towers II – Buildings 3 & 4 Whole Loan had an initial term of 120 months to the ARD and has a remaining term of 119 months to the ARD as of the Cut-off Date. The stated maturity date is June 6, 2034 (the “Moffett Towers II – Buildings 3 & 4 Stated Maturity Date”). The Moffett Towers II – Buildings 3 & 4 Whole Loan requires interest-only payments during its term until the ARD. From the first due date after the ARD until the Moffett Towers II – Buildings 3 & 4 Stated Maturity Date, the Moffett Towers II – Buildings 3 & 4 Whole Loan will amortize on a 30-year schedule.

The Moffett Towers II – Buildings 3 & 4 Senior Loans (including the Moffett Towers II – Buildings 3 & 4 Loan) and the Moffett Towers II – Buildings 3 & 4 Subordinate Loans accrue interest at a per annum interest rate (the “Adjusted Interest Rate”) equal to (i) prior to the ARD, 3.76386% and (ii) from and after the ARD, the sum of (a) 3.76386% plus (b) the positive difference between the Moffett Towers II – Buildings 3 & 4 Adjusted Blended Interest Rate and 3.76386%. The “Moffett Towers II – Buildings 3 & 4 Adjusted Blended Interest Rate” means a rate per annum equal to the greater of (a) 5.26386% or (b) the rate for U.S. dollar swaps with a 10-year maturity, as of two business days prior to the ARD, determined as provided in the loan documents, plus 1.50%. In addition, to the extent that there is excess cash flow after the payment of reserves, the excess cash flow will be applied as described in footnote 3 above.

Based on the “prospective at stabilization” appraised value of $790.0 million as of December 1, 2019 and January 1, 2020, which assumes that any remaining construction costs have been paid and that Facebook, the sole tenant, has taken occupancy, completed construction, and commenced rental payments (expected January 1, 2020 for Building 3 and December 1, 2019 for Building 4, pursuant to its leases), the Cut-off Date LTV for the Moffett Towers II – Buildings 3 & 4 Senior Loans is 44.3%, for the Moffett Towers II – Buildings 3 & 4 Whole Loan is 63.9%, and for the Moffett Towers II – Buildings 3 & 4 Total Debt is 74.7%. Based on the “as is” appraised value of $726.0 million as of May 3, 2019, the Cut-off Date LTV and the Balloon LTV for the Moffett Towers II – Buildings 3 & 4 Senior Loans is 48.2%, for the Moffett Towers II – Buildings 3 & 4 Whole Loan is 69.6%, and for the Moffett Towers II – Buildings 3 & 4 Total Debt is 81.3%. In addition, the appraisal concluded a “hypothetical go dark” appraised value of $610,000,000 as of May 3, 2018, equating to a Cut-off Date LTV and Balloon LTV for the Moffett Towers II – Buildings 3 & 4 Senior Notes of 57.4%, for the Moffett Towers II – Buildings 3 & 4 Whole Loan of 82.8% and for the Moffett Towers II – Buildings 3 & 4 Total Debt of 96.7%. At origination, the borrower reserved $23,165,933 for remaining construction costs and $16,127,329 representing 100% of the free rent.

A-3-94

1190 Discovery Way, 900 5th Avenue Sunnyvale, CA 94089	Collateral Asset Summary – Loan No. 10 Moffett Towers II – Buildings 3 & 4	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$34,450,000 44.3% 3.46x 13.2%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$505,000,000	85.6%	Loan Payoff	$408,943,870	69.3%
Mezzanine Loan	85,000,000	14.4	Upfront Reserves	39,818,785	6.7
			Closing Costs	26,972,612	4.6
			Return of Equity	114,264,733	19.4
Total Sources	$590,000,000	100.0%	Total Uses	$590,000,000	100.0%

The Borrower / Borrower Sponsor.    The borrower is MT2 B3-4 LLC, a single purpose Delaware limited liability company structured to be bankruptcy remote, with two independent directors in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Moffett Towers II – Buildings 3 & 4 Whole Loan. The non-recourse carveout guarantor under the Moffett Towers II – Buildings 3 & 4 Whole Loan is Paul Guarantor LLC. Paul Guarantor LLC is wholly owned by the Jay Paul Revocable Living Trust, of which Joseph K. Paul is trustee and grantor.

Joseph K. Paul is the founder of The Jay Paul Company, the borrower sponsor, a privately held real estate firm based in San Francisco, California. Founded in 1975, The Jay Paul Company concentrates on the acquisition, development, and management of commercial properties throughout California. The Jay Paul Company has developed over 11.0 million sq. ft. of institutional quality space. The Jay Paul Company’s portfolio includes other properties in Moffett Park, including Moffett Gateway, Moffett Towers, Moffett Towers II, and Moffett Place.

The Property.

Tenant Summary(1)
Tenant / Building	Ratings (Fitch/Moody’s/S&P)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF(2)	% of Total U/W Base Rent	Lease Expiration

Facebook(3) / Building 3	NR / NR / NR	350,633	50.0%	$55.60	50.0%	5/31/2034
Facebook(3) / Building 4	NR / NR / NR	350,633	50.0	$55.60	50.0	5/31/2034
Total / Wtd. Avg. Occupied		701,266	100.0%	$55.60	100.0%
Vacant		0	0
Total		701,266	100.0%

(1)	Based on the underwritten rent roll dated as of August 6, 2019.

(2)	U/W Base Rent PSF reflect the contractual base rent for the office portion as of May 1, 2019 for Building 4 and June 1, 2019 for Building 3 as well as the tenant's pro rata share of the amenity facility ($1,282,856 or $641,428 per building) and contractual rent steps through May 1, 2020 for Building 4 and June 1, 2020 for Building 3. Facebook is currently in a free rent period, as described below, and is anticipated to begin paying annual base rent of $52.20 PSF in December 2019 and January 2020 for Building 4 and Building 3, respectively.

(3)	Facebook has taken possession of both its spaces and has commenced with the design of the build out of the spaces. Facebook took possession of Building 3 in June 2019, is currently in a free rent period, and is anticipated to begin paying rent in January 2020. Facebook took possession of Building 4 in May 2019, is also currently in a free rent period, and is anticipated to begin paying rent in December 2019. We cannot assure you that this tenant will begin paying rent as anticipated or at all. See “—Escrows” below

Lease Rollover Schedule(1)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF(2)	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2019	0	0	0.0	0	0.0%	$0.00	0.0	0.0%
2020	0	0	0.0	0	0.0%	$0.00	0.0	0.0%
2021	0	0	0.0	0	0.0%	$0.00	0.0	0.0%
2022	0	0	0.0	0	0.0%	$0.00	0.0	0.0%
2023	0	0	0.0	0	0.0%	$0.00	0.0	0.0%
2024	0	0	0.0	0	0.0%	$0.00	0.0	0.0%
2025	0	0	0.0	0	0.0%	$0.00	0.0	0.0%
2026	0	0	0.0	0	0.0%	$0.00	0.0	0.0%
2027	0	0	0.0	0	0.0%	$0.00	0.0	0.0%
2028	0	0	0.0	0	0.0%	$0.00	0.0	0.0%
2029	0	0	0.0	0	0.0%	$0.00	0.0	0.0%
Thereafter	2	701,266	100.0	701,266	100.0%	$55.60	100.0	100.0%
Vacant	NAP	NAP	NAP			NAP	NAP
Total / Wtd. Avg.	2	701,266	100.0%			$55.60	100.0%
(1)	Based on the underwritten rent roll dated August 6, 2019.

(2)	Annual U/W Base Rent PSF reflect the contractual base rent for the office portion as of May 1, 2019 for Building 4 and June 1, 2019 for Building 3 as well as the tenant's pro rata share of the amenity facility ($1,282,856 or $641,428 per building) and contractual rent steps through May 1, 2020 for Building 4 and June 1, 2020 for Building 3. Facebook is currently in a free rent period, described below, and is expected to begin paying annual base rent of $52.20 per sq. ft. in December 2019 and January 2020 for Building 4 and Building 3, respectively.

A-3-95

1190 Discovery Way, 900 5th Avenue Sunnyvale, CA 94089	Collateral Asset Summary – Loan No. 10 Moffett Towers II – Buildings 3 & 4	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$34,450,000 44.3% 3.46x 13.2%

The Moffett Towers II – Buildings 3 & 4 Property consists of two identical, newly-constructed, eight-story Class A office buildings totaling 701,266 sq. ft. located in Sunnyvale, California. The Moffett Towers II – Buildings 3 & 4 Property is 100.0% leased to Facebook on two separate 350,633 sq. ft., triple-net, substantially identical leases through May 31, 2034, each with two, seven-year extension options and no early termination rights. Facebook took possession of Building 3 in June 2019, is currently in a free rent period, and is anticipated to begin paying rent in January 2020. Facebook took possession of Building 4 in May 2019, is also currently in a free rent period, and is anticipated to begin paying rent in December 2019. At origination, $16,127,329, representing 100% of the free rent, was reserved with the lender.

Facebook has a right of first refusal to purchase the Moffett Towers II – Buildings 3 & 4 Property if the borrower is willing and able to accept an offer to sell the Moffett Towers II – Buildings 3 & 4 Property to one of Facebook’s competitors (currently defined as Alphabet Inc., Amazon, Inc., Apple Inc. and Microsoft Corporation) that remains active so long as Facebook has not assigned its leases to an unaffiliated third party and is not in material monetary default under its leases. This list of Facebook competitors may be updated once each calendar year; provided that (a) the list of Facebook competitors may only provide up to four entities at any time and (b) those entities must be in a similar industry which offers a similar product or service as the sole tenant.

The Moffett Towers II – Buildings 3 & 4 Property comprises a portion of the approximately 1.8 million sq. ft., five-building Moffett Towers II office campus (the “Moffett Towers II Campus”) located on 47.4 acres in Sunnyvale, California. The first phase of the Moffett Towers II Campus development included Moffett Towers II Building 1, Moffett Towers II Building 2 (both leased to Amazon), an enclosed parking structure, an adjacent surface parking lot, and a 59,648 sq. ft. fitness/amenities building. The second phase of the Moffett Towers II Campus development consists of Moffett Towers II Building 5 (also leased to Facebook) and an enclosed parking structure. The third and final phase consists of Moffett Towers II Building 4 (“Building 4”) (completed in May 2019), Moffett Towers II Building 3 (“Building 3”) (completed in June 2019), and an additional parking structure (expected completion in 2019).

The Moffett Towers II – Buildings 3 & 4 Property also features access to a 59,648 square foot non-collateral fitness/amenities building and separate parking structures with an overall parking ratio of 3.3 spaces per 1,000 square feet. In connection with the fitness/amenities space and parking structure (the “Common Areas”), the borrower is subject to a declaration of covenants, conditions, restrictions and easement and charges agreement (the “CCR”) made by MT II LLC, an affiliate of the borrower sponsor (the “Project CCR”). The Project CCR grants the borrower non-exclusive easement rights over the Common Areas. Ownership of the Common Areas governed by the Project CCR is held by Moffett Towers II Association LLC (the “Association”), an affiliate of the borrower sponsor, whose membership is comprised of the borrower and the owners of buildings 1, 2 and 5. The Association is obligated to maintain insurance coverage for the Common Areas and is also responsible for the maintenance of the Common Areas, subject to the terms of the Facebook leases. The Project CCR delineates shares of the voting interest in the Association based on the number of buildings at the Moffett Towers II Campus, with each completed building entitled to a proportionate share of the voting interest. Each building is entitled to a one-fifth share (20.0%) of the voting interest in the Association.

The borrower may consent to a subdivision of the Common Areas to a reduced common area parcel and a separate parcel owned by and on which an affiliate of the borrower may construct an office building, additional parking and other common area improvements. Such subdivision would be subject to certain conditions, including but not limited to, lender's consent not to be unreasonably withheld and provided that the release may not adversely affect use or access to or from the common area and the Moffett Towers II – Buildings 3 & 4 Property.

Facebook, the sole tenant, is a global technology and media company focused on building products that enable people to connect and share with friends and family through mobile devices, personal computers and other digital platforms. Facebook’s products include Facebook, Instagram, Messenger, WhatsApp and Oculus. As of year end 2018, Facebook reported that daily and monthly active users were 1.52 billion and 2.32 billion, respectively, representing a 9% increase year-over-year. Facebook’s reported 2018 revenue was $55.84 billion, up 37% from year end 2017. Facebook executed their leases at the Moffett Towers – Buildings 3 & 4 Property in March 2018 and took possession of the spaces in May and June 2019. According to the borrower sponsor, Facebook is currently utilizing Level10 (Jay Paul Company’s related contracting company) to complete their build out of Building 5 (non-collateral) and is expected to move employees into that building by August 2019. Facebook is expected to begin their first phase of Building 3 build out in August 2019 and move employees in by the end of 2019 or early 2020. The last building which Facebook is expected to phase in will be Building 4. In connection with its buildout, Facebook was provided with a tenant improvement allowance of $23,165,933 by the borrower, which amount has been fully reserved with the lender.

Environmental Matters. According to Phase I environmental reports, each dated May 13, 2019, there are no recognized environmental conditions or recommendations for further action at the Moffett Towers II – Buildings 3 & 4 Property.

The Market. The Moffett Towers II – Buildings 3 & 4 Property is located in Moffett Park, in the Sunnyvale submarket within Silicon Valley. Moffett Park is a 519-acre area comprised of recently developed office spaces and research and development buildings. Notable technology firms currently in Moffett Park include Google Inc., Hewlett Packard, Juniper Networks, Amazon.com, Lockheed-Martin, Microsoft, Motorola, NetApp and Rambus. The Moffett Towers II – Buildings 3 & 4 Property is north of State Highway 237, which forms the southern border of the Moffett Park area and provides access from Interstate 680 and Interstate 280 to the northeast and U.S. Highway

A-3-96

1190 Discovery Way, 900 5th Avenue Sunnyvale, CA 94089	Collateral Asset Summary – Loan No. 10 Moffett Towers II – Buildings 3 & 4	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$34,450,000 44.3% 3.46x 13.2%

101 in Sunnyvale to the southwest. U.S. Highway 101 runs northward through San Francisco and southward through San Jose, terminating in the City of Los Angeles. The Santa Clara County Transit System station is located across the street from the Moffett Towers II Campus and services the surrounding residential communities.

According to the appraisal, the Moffett Towers II – Buildings 3 & 4 Property is located in the Moffett Park office submarket of Silicon Valley. The appraisal notes that at the end of the first quarter of 2019, this submarket contained about 10.3 million sq. ft. of office inventory, or about 11.9% of the entire Silicon Valley office inventory of approximately 86.8 million sq. ft. The appraisal concluded overall vacancy in the Moffett Park office submarket was 0.8% as of the first quarter of 2019. The appraisal concludes that the overall average asking rental rate for office space in Sunnyvale, which includes the Moffett Park submarket, is $6.55 per square foot per month.

Comparable Office Leases(1)
Property Name / Location	Year Built	Stories	Tenant Name	Tenant Leased Space	Lease Date / Term	Lease Term (years)	Monthly Base Rent PSF
Moffett Towers II – Buildings 3 & 4 1190 Discovery Way and 900 5th Avenue Sunnyvale, CA	2019	8	Facebook	701,266(2)	Various(3)	11.7(3)	$4.35(3)
1001 N. Shoreline Blvd. Mountain View, CA	2017	4	Google	132,960	April 2018	12.0	$5.60
221 N. Mathilda Ave. Sunnyvale, CA	2018	3	23 and ME	154,987	May 2019	12.0	$5.80
520 Almanor Ave. Sunnyvale, CA	2019	4	Nokia, Inc	231,000	April 2019	12.5	$4.84
1111 Lockheed Martin Way Sunnyvale, CA	2017	8	Amazon	350,633	November 2017	10.5	$4.30
599 North Mathilda Ave. Sunnyvale, CA	2000	3	LinkedIn	76,031	January 2019	5.3	$4.18
(1)	Source: Appraisal.

(2)	Facebook’s lease began in May 2019 for Building 4 and June 2019 for Building 3. The lease terms for Building 3 and Building 4 are 180 months and 181 months, respectively.

(3)	Based on the underwritten rent roll dated August 6, 2019.

Cash Flow Analysis.

Cash Flow Analysis(1)(2)(1)
	U/W	U/W PSF(3)
Base Rent	$37,708,475	$53.77
In-Place U/W Amenities Rent	1,282,857	$1.83
Straight-Line Office Rent	8,564,468	$12.21
Straight-Line Amenities Rent	291,524	$0.42
Total Rental Revenue	$47,847,323	$68.23
Reimbursements	11,259,997	$16.06
Vacancy Loss	(1,477,683)	($2.11)
Effective Gross Income	$57,629,637	$82.18
Total Expenses	11,259,997	$16.06
Net Operating Income	$46,369,641	$66.12
Capital Expenditures	145,025	$0.21
Net Cash Flow	$46,224,616	$65.92
(1)	Historical financial information is not available, as the Moffett Towers II – Buildings 3 & 4 Property was built in 2019.

(2)	U/W PSF reflects the contractual base rent for the office portion as of May 1, 2019 for Building 4 and June 1, 2019 for Building 3 as well as the tenant's pro rata share of the amenity facility ($1,282,856 or $641,428 per building) and contractual rent steps through May 1, 2020 for Building 4 and June 1, 2020 for Building 3. Facebook is currently in a free rent period at both buildings and is anticipated to begin paying annual base rent of $52.20 per sq. ft. in December 2019 and January 2020 for Building 4 and Building 3, respectively.

Property Management.    The Moffett Towers II – Buildings 3 & 4 Property is currently managed by Paul Holdings, Inc. d/b/a Jay Paul Company, an affiliate of the borrower.

Lockbox / Cash Management.     The Moffett Towers II – Buildings 3 & 4 Whole Loan is structured with a hard lockbox and in-place cash management. The borrower is required to cause tenants to deposit rents directly into a lender-controlled lockbox account. In addition, the borrower and the property manager are required to deposit all rents and gross revenue from the Moffett Towers II – Buildings 3 & 4 Property into such lockbox account within one business day of receipt. On each business day, all funds in the lockbox account are required to be swept into a lender-controlled cash management account.

A-3-97

1190 Discovery Way, 900 5th Avenue Sunnyvale, CA 94089	Collateral Asset Summary – Loan No. 10 Moffett Towers II – Buildings 3 & 4	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$34,450,000 44.3% 3.46x 13.2%

On each due date prior to the ARD, all amounts in the cash management account are required to be applied to the payment of interest on the Moffett Towers II – Buildings 3 & 4 Whole Loan, the funding of required reserves, operating expenses, the payment of interest on the Moffett Towers II – Buildings 3 & 4 Mezzanine Loan, and payment of the property manager’s fees (subject to an annual fee cap of 3% of rents per calendar year (the “Annual Management Fee Cap”), with any remaining amounts to be applied as follows:

(a)	for so long as no Moffett Towers II – Buildings 3 & 4 Trigger Period is continuing, to the property manager and the borrower;

(b)	during the continuance of a Moffett Towers II – Buildings 3 & 4 Lease Sweep Period, (1) to the lease sweep account (subject to a cap equal to the applicable Moffett Towers II – Buildings 3 & 4 Lease Sweep Reserve Threshold, in which case any amounts exceeding such cap will be used to fund a debt service reserve, until (except in the case of an insolvency proceeding involving Facebook) the aggregate amount on reserve in such accounts equals the applicable reserved amount described in the definition of “Moffett Towers II – Buildings 3 & 4 Lease Sweep Period”) and (2) any remaining amounts, (x) if no other Moffett Towers II – Buildings 3 & 4 Trigger Period is continuing, to the property manager and the borrower, and (y) if another Moffett Towers II – Buildings 3 & 4 Trigger Period is continuing, as set forth in clause (c) below; and

(c)	during the continuance of a Moffett Towers II – Buildings 3 & 4 Trigger Period (other than a Moffett Towers II – Buildings 3 & 4 Lease Sweep Period), to an excess cash flow reserve to be held as additional collateral for the Moffett Towers II – Buildings 3 & 4 Whole Loan (in the case of a Moffett Towers II – Buildings 3 & 4 Trigger Period as described in clause (ii) of the definition thereof), subject to a cap of $35,063,300, with any excess amounts disbursed to the property manager and the borrower; and

On each due date from and after the ARD, all amounts in the cash management account are required to be applied to the payment of interest on the Moffett Towers II – Buildings 3 & 4 Whole Loan, the funding of required tax and insurance reserves, and the payment of interest on the Moffett Towers II – Buildings 3 & 4 Mezzanine Loan, with any remaining amounts to be applied as follows:

(a)	to repay the outstanding principal balance of the Moffett Towers II - Buildings 3 & 4 Senior Loans, in the amount required to fully amortize (based on a 30-year amortization schedule) the outstanding principal balance of the entire Moffett Towers - Buildings 3 & 4 Whole Loan;

(b)	if the Moffett Towers - Buildings 3 & 4 Senior Loans have been repaid in full, to repay the outstanding principal balance of the Moffett Towers II - Buildings 3 & 4 Subordinate Loans, in the amount required to fully amortize (based on a 30-year amortization schedule) the outstanding principal balance of the Moffett Towers II - Buildings 3 & 4 Whole Loan;

(c)	if lender elects, to make reserve payments for capital expenditures;

(d)	to pay operating expenses, subject to the Annual Management Fee Cap;

(e)	to repay the outstanding principal balance of the Moffett Towers II - Buildings 3 & 4 Senior Loans until the entire outstanding principal balance is paid;

(f)	to repay the outstanding principal balance of the Moffett Towers II - Buildings 3 & 4 Subordinate Loans until the entire outstanding principal balance is paid;

(g)	to the payment of Excess Interest under the Moffett Towers II - Buildings 3 & 4 Senior Loans; and

(h)	eighth, to the payment of Excess Interest under the Moffett Towers II - Buildings 3 & 4 Subordinate Loans.

A “Moffett Towers II – Buildings 3 & 4 Lease Sweep Reserve Threshold” means (a) with respect to a Moffett Towers II – Buildings 3 & 4 Lease Sweep Period continuing under clauses (iii) and/or (v) of the definition thereof, $21,037,980 or (b) with respect to a Moffett Towers II – Buildings 3 & 4 Lease Sweep Period continuing under clauses (i) and/or (ii) of the definition thereof, $30 per rentable sq. ft. of dark space and/or terminated space, as applicable.

A “Moffett Towers II – Buildings 3 & 4 Trigger Period” means each period (i) during the continuance of an event of default under the Moffett Towers II – Buildings 3 & 4 Whole Loan or the Moffett Towers II – Buildings 3 & 4 Mezzanine Loan, (ii) commencing when both (a) the entire Moffett Towers II – Buildings 3 & 4 Property is not leased to Facebook or a subsequent investment grade tenant and (b) either (1) the debt service coverage ratio (as calculated under the loan documents) of the Moffett Towers II – Buildings 3 & 4 Whole Loan, determined as of the last day of any fiscal quarter, is less than 1.90x, or (2) the aggregate debt service coverage ratio (as calculated under the loan documents) of the Moffett Towers II – Buildings 3 & 4 Whole Loan and the Moffett Towers II – Buildings 3 & 4 Mezzanine Loan, determined as of the last day of any fiscal quarter, is less than 1.50x, and ending when either (A) the debt service coverage ratio (as calculated under the loan documents) of the Moffett Towers II – Buildings 3 & 4 Whole Loan and the aggregate debt service coverage ratio (as calculated under the loan documents) of the Moffett Towers II – Buildings 3 & 4 Whole Loan and the Moffett Towers II – Buildings 3 & 4 Mezzanine Loan, in each case determined as of the last day of any two consecutive fiscal quarters, is at least 1.90x and 1.50x,

A-3-98

1190 Discovery Way, 900 5th Avenue Sunnyvale, CA 94089	Collateral Asset Summary – Loan No. 10 Moffett Towers II – Buildings 3 & 4	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$34,450,000 44.3% 3.46x 13.2%

respectively, or (B) at least $35,063,300 is reserved as excess collateral, (iii) during the continuance of a Moffett Towers II – Buildings 3 & 4 Lease Sweep Period, or (iv) from and after the ARD.

A “Moffett Towers II – Buildings 3 & 4 Lease Sweep Period” means, prior to the ARD, any period (i) commencing upon the date that Facebook (or any replacement tenant) cancels, terminates or delivers notice of cancellation or termination of any of its leases with respect to all or a material portion of the related space (at least 40,000 or more sq. ft. of space (or, if a full floor of space is less than 40,000 sq. ft. of space, a full floor of space)) and ending when (a) both (1) one or more replacement tenants acceptable to the lender is in possession and paying rent under one or more qualified replacement leases and (2) each of the debt service coverage ratio (as calculated under the loan documents) of the Moffett Towers II – Buildings 3 & 4 Whole Loan and the aggregate debt service coverage ratio (as calculated under the loan documents) of the Moffett Towers II – Buildings 3 & 4 Whole Loan and the Moffett Towers II – Buildings 3 & 4 Mezzanine Loan is at least equal to the respective debt service coverage ratio immediately prior to such period or (b) $35.00 per sq. ft. for the applicable terminated space has been reserved, (ii) commencing upon the date that Facebook (or any replacement tenant) goes dark at 20% or more of one of its leased spaces (unless such tenant or replacement tenant is an investment grade entity) and ending when (a) one or more replacement tenants acceptable to the lender is in possession of such space and paying rent under a qualified replacement lease or an investment grade subtenant has assumed such lease or (b) $50.00 per sq. ft. for the applicable terminated space has been reserved, (iii) during the continuance of a default of a lease of Facebook (or any replacement tenant) beyond any applicable notice and cure period and ending when (a) such default is cured and no other default occurs for three consecutive months following such cure or (b) $35.00 per sq. ft. for the applicable terminated space has been reserved, (iv) commencing upon the occurrence of an insolvency proceeding involving Facebook (or any replacement tenant) and ending when such insolvency proceedings have been terminated and each applicable lease has been affirmed, assumed or assigned in a manner satisfactory to the lender, or (v) commencing upon the date on which Facebook becomes rated by at least two of Fitch, Moody’s and S&P and is subsequently downgraded below investment grade and ending when (a) one or more replacement tenants acceptable to the lender is in possession and paying rent under one or more qualified replacement leases, (b) Facebook (or its parent) is restored as an investment grade entity or the entirety of the applicable space has been sublet to an investment grade subtenant which is paying rent at a contract rate no less than that of the rate under the Facebook lease or (c) $35,063,300 has been reserved.

Initial and Ongoing Reserves.

Tax Reserve. At loan origination, the borrower deposited $525,523 into a real estate tax reserve account. On a monthly basis, the borrowers are required to deposit an amount equal to 1/12 of the estimated annual real estate taxes, which currently equate to $87,587, into a tax reserve.

Insurance Reserve. Insurance escrows are waived so long as the Moffett Towers II – Buildings 3 & 4 Property is covered by an acceptable blanket policy (which is currently maintained). If such condition is no longer satisfied, on each monthly payment date, the borrower will be required to fund an insurance reserve equal to 1/12 of the amount that the lender estimates will be necessary to pay the annual insurance premiums.

Replacement Reserve. On a monthly basis, during the continuance of a Moffett Towers II – Buildings 3 & 4 Trigger Period, the borrower is required to escrow an amount equal to approximately $12,085 into a capital expenditure reserve.

Rollover Reserve. At loan origination, the borrower deposited $23,165,933 for outstanding tenant improvements relating to the Facebook space.

Free Rent Reserve. At loan origination, the borrower deposited $16,127,329 for outstanding rent concessions due under the Facebook lease. This reserve is inclusive of both free rent and gap rent. The rent concession reserve will be drawn down from August 2019 to December 2019.

Lease Sweep Reserve: On each monthly payment date during the continuance of a Lease Sweep Period, but only until the aggregate lease sweep funds transferred in the lease sweep account during the lease sweep in question (inclusive of the initial lease termination payment application made into the lease sweep account with respect to such Lease Sweep Period) equals the Moffett Towers II – Buildings 3 & 4 Lease Sweep Reserve Threshold , borrower is required to pay to lender, (i), the Required Minimum Monthly Lease Sweep Deposit Amount and (ii) available cash. The “Required Minimum Monthly Lease Sweep Deposit Amount” is equal to $1,031,600.

Debt Service Reserve: If, during a Lease Sweep Period, the aggregate lease sweep funds transferred into the lease sweep account during the Moffett Towers II – Buildings 3 & 4 Lease Sweep Period in question equals the Moffett Towers II – Buildings 3 & 4 Lease Sweep Reserve Threshold, then on each monthly payment date during such Moffett Towers II – Buildings 3 & 4 Lease Sweep Period, all Required Minimum Monthly Lease Sweep Deposit Amounts (as defined below) and available cash required to be deposited must be deposited into the Debt Service Reserve account.

Current Mezzanine or Subordinate Indebtedness. Concurrently with the origination of the Moffett Towers II – Buildings 3 & 4 Whole Loan, GS Bank, DBNY and BCREI made an $85,000,000 mezzanine loan (the “Moffett Towers II – Buildings 3 & 4 Mezzanine Loan”) to MT2 B3-4 Mezz LLC, the sole member of the borrower, which is secured by a pledge of the sole member’s ownership interest in the borrower. The Moffett Towers II – Buildings 3 & 4 Mezzanine Loan is coterminous with the Moffett Towers II – Buildings 3 & 4 Whole Loan

A-3-99

1190 Discovery Way, 900 5th Avenue Sunnyvale, CA 94089	Collateral Asset Summary – Loan No. 10 Moffett Towers II – Buildings 3 & 4	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$34,450,000 44.3% 3.46x 13.2%

and accrues interest at a per annum rate equal to (i) prior to the ARD, 5.75% and (ii) from and after the ARD, the greater of (a) 7.25% and (b) the rate for U.S. dollar swaps with a 10-year maturity, as of two business days prior to the ARD, plus 1.50%. The lenders of the Moffett Towers II – Buildings 3 & 4 Whole Loan and the Moffett Towers II – Buildings 3 & 4 Mezzanine Loan entered into an intercreditor agreement that provides for customary consent rights, cure rights and the right to purchase the defaulted mortgage loan. The Moffett Towers II – Buildings 3 &4 Mezzanine Loan was sold to a third party. See “Description of the Mortgage Pool—Additional Indebtedness—Existing Mezzanine Debt” in the Preliminary Prospectus.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. None; however, see “The Property” above regarding the release of a portion of the Common Area.

A-3-100

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A-3-101

926 J Street Sacramento, CA 95814	Collateral Asset Summary – Loan No. 11 The Citizen Hotel Sacramento	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$34,000,000 53.4% 2.95x 14.9%

Mortgage Loan Information
Loan Seller:	CREFI
Loan Purpose:	Acquisition
Borrower Sponsors:	Joao Woiler; Pedro Miranda
Borrower:	CL1 Sacramento, LLC
Original Balance(1):	$34,000,000
Cut-off Date Balance(1):	$34,000,000
% by Initial UPB:	4.2%
Interest Rate:	4.11000%
Payment Date:	6th of each month
First Payment Date:	September 6, 2019
Maturity Date:	August 6, 2029
Amortization:	Interest Only
Additional Debt(1):	$6,000,000 B Note, $5,950,000 Subordinate RASA Loans
Call Protection:	L(24), D(93), O(3)
Lockbox / Cash Management:	Hard / Springing

Reserves
	Initial	Monthly	Cap
Taxes:	$131,970	$26,394	NAP
Insurance:	$98,383	$6,887	NAP
FF&E:	$0	(3)	NAP
Other(4):	$6,172,287	$0	NAP
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Full Service Hospitality
Collateral:	Fee Simple
Location:	Sacramento, CA
Year Built / Renovated:	2008 / NAP
Total Rooms:	196
Property Management:	Interstate Management Company, LLC
Underwritten NOI:	$5,075,104
Underwritten NCF:	$4,180,922
Appraised Value(2):	$63,700,000
Appraisal Date:	July 1, 2020

Historical NOI
Most Recent NOI:	$5,853,010 (T-12 May 31, 2019)
2018 NOI:	$5,432,833 (December 31, 2018)
2017 NOI:	$4.761.703 (December 31, 2017)
2016 NOI:	$3,273,794 (December 31, 2016)

Historical Occupancy
Most Recent Occupancy:	84.7% (T12 May 31, 2019)
2018 Occupancy:	84.5% (December 31, 2018)
2017 Occupancy:	89.2% (December 31, 2017)
2016 Occupancy:	83.7% (December 31, 2016)

Financial Information
Tranche	Cut-off Date Balance	Balance per Room Cut-off / Balloon	LTV Cut-off / Balloon(2)	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$34,000,000	$173,469 / $173,469	53.4% / 53.4%	3.58x / 2.95x	14.9% / 12.3%	14.9% / 12.3%
B Note	$6,000,000
Whole Loan	$40,000,000	$204,082 / $204,082	62.8% / 62.8%	2.51x / 2.06x	12.7% / 10.5%	12.7% / 10.5%
(1)	The Citizen Hotel Sacramento mortgage loan (“The Citizen Hotel Sacramento Loan”) is part of a whole loan evidenced by two promissory notes in the aggregate outstanding principal balance as of the Cut-off Date of $40 million (“The Citizen Hotel Sacramento Whole Loan”). The Citizen Hotel Sacramento Loan represents a senior interest, and the related B note represents a subordinate interest, in The Citizen Hotel Sacramento Whole Loan. See "Whole Loan Summary" herein.

(2)	The Appraised Value represents an “As Complete” value, as of July 1, 2020, which assumes the completion of the required PIP at the Citizen Hotel Sacramento Property (as defined below). At origination, the borrower reserved $6,147,912, which is approximately 125% of the anticipated cost of the required PIP. The “as is” appraised value of $57,300,000 as of June 13, 2019 results in a Cut-off LTV and Balloon LTV of 59.3% for the Citizen Hotel Sacramento loan and 69.8% for the Citizen Hotel Sacramento Whole Loan.

(3)	On each monthly payment date, the borrower is required to deposit into a furniture, fixtures and equipment (“FF&E”) reserve an amount equal to the greater of (i) the deposit required by the franchisor on account of FF&E under the franchise agreement, (ii) 1/12th of 4% of the gross income for the Citizen Hotel Sacramento Property during the immediately preceding calendar year, and (iii) 1/12th of 4% of the gross income for the Citizen Hotel Sacramento Property in the projected budget for the immediately succeeding year.

(4)	At origination, the borrower was required to fund a $6,147,912 PIP reserve, and an initial payment of $24,375 for an engineering reserve.

A-3-102

926 J Street Sacramento, CA 95814	Collateral Asset Summary – Loan No. 11 The Citizen Hotel Sacramento	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$34,000,000 53.4% 2.95x 14.9%

The relationship between the holders of The Citizen Hotel Sacramento Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The AB Whole Loans—The Citizen Hotel Sacramento Whole Loan” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A	$34,000,000	$34,000,000	CD 2019-CD8	No
B	6,000,000	6,000,000	KCM Sacramento LLC	Yes(1)
Whole Loan	$40,000,000	$40,000,000

(1) With respect to The Citizen Hotel Sacramento Whole Loan, the initial Control Note is Note B. Following the occurrence (and during the continuance) of a Note B control appraisal period (within the meaning of the related co-lender agreement), Note A will be the Control Note. See “Description of the Mortgage Pool—The Whole Loans—The AB Whole Loans—The Citizen Hotel Sacramento Whole Loan” in the Preliminary Prospectus.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$34,000,000	53.3%	Purchase Price	$56,000,000	88.2%
B Note	6,000,000	9.4	Upfront Reserves	6,402,639	10.1
Principal’s New Cash Distribution	21,229,157	33.4	Closing Costs	1,114,931	1.8
Other Sources	2,288,414	3.6
Total Sources	$63,517,570	100.0%	Total Uses	$63,517,570	100.0%

The Borrower / Borrower Sponsors. The borrower is CL1 Sacramento, LLC, a Delaware limited liability company structured to be bankruptcy remote with one independent director in its organizational structure. The borrower sponsors and non-recourse carveout guarantors are Joao Woiler and Pedro Miranda.

Mr. Pedro Miranda was previously the founder and CEO of Itacare Capital, a publicly traded investment company focused on Brazilian real estate. Mr. Miranda has over 20 years of real estate and finance experience, and has taken two financial companies public raising a total of $500 million. Mr. Joao Woiler is an experienced owner and operator of full-service hotels, and was previously the Executive Vice President of Regalia Group, the developer of Regalia on the Ocean, a $340 million residential tower in Sunny Isles and One Thousand Museum by Zaha Hadid, a $600 million residential condo, both in Miami, Florida.

The Property. The Citizen Hotel Sacramento property (“The Citizen Hotel Sacramento Property”) is a 196-room full service hospitality property in Sacramento, California. The Citizen Hotel Sacramento Property was originally built in 1925 as the California State Life Insurance Building. The 16-story office building closed in 2006 for extensive renovations and redevelopment and was reopened in December 2008 as a boutique concept known as The Citizen Hotel Sacramento. In 2015, the hotel was rebranded as a part of Marriot’s Autograph Collection, with a 21-year franchise agreement that expires September 1, 2040. The Citizen Hotel Sacramento Property features a fitness center, two-computer business center, 9,403 SF of meeting and banquet space, the Grange Restaurant & Bar, and off-site valet parking.

The Citizen Hotel Sacramento Property has a room mix of 101 king, 45 double/double, 28 queen, 14 one-bedroom suites, with five junior suites, two penthouse suites, and one governor’s suite. The guestroom bathrooms are standard in size, featuring a shower-in-tub or standalone shower and single sink with marble vanity area.

The hotel includes a 2,280 SF Plaza Park Ballroom, which is located on the ground floor and can accommodate large group events. Supporting the ballroom is the Quorum Room, located on the second floor, which features two flexible salons. Additionally, the hotel features a Metropolitan Terrace, which is located on the seventh floor. Furthermore the Scandal Lounge, located on the second floor above the lobby, is expected to be repurposed and converted into a lobby bar.

The Citizen Hotel Sacramento Property is subject to and encumbered by two deeds of trust held by the Redevelopment Agency Successor Agency of the City of Sacramento ("RASA"), securing the repayment of (1) a $5,100,000 loan (the "Hotel Development Loan") made in connection with the development of the hotel portion of the Citizen Hotel Sacramento Property (the "Hotel") and (2) an $850,000 loan (the "Restaurant Development Loan" and collectively with the Hotel Development Loan, the "RASA Loans") made in connection with the development of the restaurant portion of the Citizen Hotel Sacramento Property (the "Restaurant"). Each of the RASA Loans is interest-free. The Hotel Development Loan matures fifty years following the date that amortization payments are first required, a determination made based on revenue and net operating income generated by the Hotel. The Restaurant Development Loan was recently extended and matures on December 1, 2023, and amortization payments will commence upon the occurrence of a percentage rent under an imputed (or, if applicable, actual) lease for the operation of the Restaurant. Pursuant to a Subordination Agreement between the Citizen Hotel Sacramento Loan lender and RASA, the RASA Loans are fully subordinate to the Citizen Hotel Sacramento Loan and RASA is prohibited from exercising any of its rights to foreclose on the deed of trust securing the RASA Loans without the consent of the Citizen Hotel Sacramento Loan lender for so long as the Citizen Hotel Sacramento Loan remains outstanding.

A-3-103

926 J Street Sacramento, CA 95814	Collateral Asset Summary – Loan No. 11 The Citizen Hotel Sacramento	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$34,000,000 53.4% 2.95x 14.9%

Historical Occupancy, ADR, RevPAR(1)(2)
	Citizen Hotel Sacramento			Competitive Set			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2017	89.2%	$186.67	$166.57	80.9%	$169.94	$137.50	110.3%	109.8%	121.1%
2018	84.4%	$210.31	$177.60	81.2%	$179.14	$145.53	104.0%	117.4%	122.0%
YTD March 2019	87.2%	$231.68	$201.98	81.8%	$194.61	$159.13	106.6%	119.0%	126.9%
(1)	Source: Appraisal.

(2)	Variances between the information presented above and the information presented in the Cash Flow Analysis table with respect to Occupancy, ADR and RevPAR at The Citizen Hotel Sacramento Property are attributable to variances in reporting methodologies and/or timing differences.

Cash Flow Analysis.

Cash Flow Analysis(1)
	2015	2016	2017	2018	T-12 5/31/2019	U/W	U/W per Room
Occupancy	78.2%	83.7%	89.2%	84.4%	84.7%	84.7%
ADR	$165.97	$171.46	$186.67	$210.31	$215.05	$215.05
RevPAR	$129.71	$143.49	$166.57	$177.60	$182.12	$182.12

Room Revenue	$9,279,585	$10,293,484	$11,916,737	$12,705,848	$13,028,607	$13,028,607	$66,472.48
F&B Revenue	7,710,422	7,530,950	7,689,358	7,843,694	8,091,983	8,091,983	$41,285.63
Other Revenue(1)	823,674	903,983	995,766	1,161,338	1,233,956	1,233,956	$6,295.69
Total Revenue	$17,813,681	$18,728,417	$20,601,861	$21,710,880	$22,354,546	$22,354,546	$114,053.81

Total Departmental Expense	$9,947,822	$10,049,674	$10,154,992	$10,408,249	$10,562,738	$10,562,738	$53,891.52
Total Undistributed Expense	3,746,628	4,603,382	5,127,368	5,290,549	$5,478,614	5,946,818	$30,340.91
Total Fixed Charges	1,401,231	801,567	557,798	579,249	460,184	769,887	$3,927.99
Total Operating Expenses	$15,095,681	$15,454,623	$15,840,158	$16,278,047	$16,501,536	$17,279,442	$88,160.42

Net Operating Income	$2,718,000	$3,273,794	$4,761,703	$5,432,833	$5,853,010	$5,075,104	$25,893.39
FF&E Expenses	712,444	749,137	824,074	868,435	894,182	894,182	$4,562.15
Net Cash Flow	$2,005,556	$2,524,657	$3,937,629	$4,564,398	$4,958,828	$4,180,922	$21,331.23

(1)	Other Income includes minor operating revenue, parking, and miscellaneous income.

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A-3-105

41-23 Crescent Street Long Island City, NY 11101	Collateral Asset Summary – Loan No. 12 Crescent Club	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$27,500,000 28.3% 4.58x 14.6%

Mortgage Loan Information
Loan Seller:	CCRE
Loan Purpose:	Refinance
Borrower Sponsors:	Leah Weiss; SW Trust
Borrower:	Crescent Club LLC
Original Balance:	$27,500,000
Cut-off Date Balance:	$27,500,000
% by Initial UPB:	3.4%
Interest Rate:	3.13200%
Payment Date:	1st of each month
First Payment Date:	September 1, 2019
Maturity Date:	August 1, 2029
Amortization:	Interest Only
Additional Debt(1):	$34,000,000 Mezzanine Debt
Call Protection:	L(24), D(93), O(3)
Lockbox / Cash Management:	Soft (Residential) Hard (Commercial) / In Place

Reserves
	Initial	Monthly	Cap
Taxes:	$10,500	$5,250	NAP
Insurance:	$27,181	$5,256	NAP
Replacement:	$100,000	Springing	$100,000
Immediate Repairs:	$55,770	$0	NAP
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	High-Rise Multifamily
Collateral:	Fee Simple
Location:	Long Island City, NY
Year Built / Renovated:	2012 / NAP
Units(2):	130
Property Management:	Skyline Property Management NY Inc, d/b/a Prospect Management
Underwritten NOI:	$4,028,679
Underwritten NCF:	$3,999,755
Appraised Value:	$97,200,000
Appraisal Date:	June 21, 2019

Historical NOI
Most Recent NOI:	$4,224,955 (T-12 May 31, 2019)
2018 NOI:	$4,238,857 (December 31, 2018)
2017 NOI:	$4,140,127 (December 31, 2017)
2016 NOI(3):	NAV

Historical Occupancy
Most Recent Occupancy:	96.2% (June 24, 2019)
2018 Occupancy:	98.0% (December 31, 2018)
2017 Occupancy:	96.0% (December 31, 2017)
2016 Occupancy:	97.0% (December 31, 2016)

Financial Information
Tranche	Cut-off Date Balance	Balance per Unit Cut-off / Balloon	LTV Cut-off / Balloon	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$27,500,000	$211,538 / $211,538	28.3% / 28.3%	4.61x / 4.58x	14.6% / 14.5%	14.6% / 14.5%
Mezzanine Loan(1)	34,000,000
Total Debt	$61,500,000	$473,077 / $411,859	63.3% / 55.1%	1.09x / 1.08x	6.6% / 6.5%	7.5% / 7.5%
(1)	The mezzanine loan is currently held by John Hancock Life Insurance Company (U.S.A).

(2)	The Crescent Club property is comprised of 130 residential units and 7,649 sq. ft. of commercial space. The commercial income represents 7.2% of the effective gross income at the Crescent Club property. The residential units were 96.2% occupied and the commercial units were 100.0% occupied as of June 24, 2019.

(3)	The Crescent Club borrower sponsor acquired the Crescent Club Property in 2016. As a result, 2016 NOI is not available.

A-3-106

41-23 Crescent Street Long Island City, NY 11101	Collateral Asset Summary – Loan No. 12 Crescent Club	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$27,500,000 28.3% 4.58x 14.6%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$27,500,000	44.7%	Prior Loan Payoff	$60,386,317	98.2%
Mezzanine Loan	34,000,000	55.3	Return of Equity	303,402	0.5
			Reserves	193,451	0.3
			Closing Costs	616,830	1.0
Total Sources	$61,500,000	100.0%	Total Uses	$61,500,000	100.0%

The Borrower Sponsor The sponsor and non-recourse guarantor for the Crescent Club loan is Leah Weiss. In addition, SW Trust is a non-recourse guarantor. Leah Weiss is the trustee of SW Trust and has been actively involved with Weiss Realty for over 40 years. Weiss Realty is a family based real estate firm with 39 properties encompassing approximately 7.0 million sq. ft. of real estate. The majority of their properties are located in the New York metropolitan area throughout Brooklyn, Queens, Manhattan, the Bronx, Rockland County, and Albany.

The Property The Crescent Club property is a 130-unit, rent-stabilized multifamily property with ground floor retail space and a 29-car parking garage located at 41-23 Crescent Street in Long Island City, New York. The property was 96.2% (residential) and 100.0% (retail) occupied as of June 24, 2019. The property is comprised of 130 residential units (108,531 sq. ft.), 2 retail units (7,649 sq. ft.), and a 29-car parking garage. The restaurant tenant has two 5-year renewal options when its lease expires in July 2024. The Crescent Club property offers a unit-mix of 13 studio units, 71 one-bedrooms, 41 two-bedrooms, and 5 three-bedroom apartments. Amenities at the Crescent Club property include a lobby/concierge desk, roof deck, fitness center, outdoor yoga, resident lounge, kids room, and storage units.

The Crescent Club property benefits from a 421-a tax incentive program, of which it is in year nine of 15 of the tax exemption. Established as a benefit for rent-stabilized apartment buildings, the 421-a tax exemption in place at the Crescent Club property lasts for 15 years, providing the Crescent Club borrower a 100% exemption from any increases in the Crescent Club property’s real estate taxes for 11 years, then phasing out the exemption by 20% every year thereafter. The lender underwrote taxes to the average taxes over the term of the Crescent Club loan. Current unabated taxes are equal to $1,079,437 compared to underwritten abated taxes of $742,235. For additional information, see “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in the Preliminary Prospectus.

Unit Mix(1)
Type	# of Units	Occupied Units	% Occupied	Avg. sq. ft. per Unit	Total sq. ft.	Avg. Rent per Unit
Studio	13	13	100.0%	524	6,816	$2,626
1BR / 1BA	71	67	94.4	692	49,143	$3,180
2BR / 2BA	41	40	97.6	1,111	45,536	$4,358
3BR / 2BA	1	1	100.0	1,436	1,436	$5,975
3BR / 2.5BA	4	4	100.0	1,400	5,600	$5,936
Total / Wtd. Avg.	130	125	96.2%	835	108,531	$3,603
Retail Sq. Ft./Rent PSF	2	2	100%	3,825	7,649	$30
(1)	Based on the underwritten rent roll dated as of June 24, 2019.

Cash Flow Analysis.

Cash Flow Analysis
	2017	2018	T-12 5/31/2019	U/W(1)	U/W per Unit
Base Rent	$5,014,853	$4,993,797	$4,974,405	$5,620,259	$43,232.76
Other Income(2)	275,033	296,609	307,425	421,177	$3,239.82
Less: Vacancy	0	0	0	(245,869)	($1,891.30)
Effective Gross Income(3)	$5,321,470	$5,343,321	$5,334,258	$5,847,996	$44,984.58
Total Operating Expenses(4)	1,181,343	1,104,464	1,109,303	1,819,317	$13,994.75
Net Operating Income	$4,140,127	$4,238,857	$4,224,955	$4,028,679	$30,989.84
TI/LC	0	0	0	0	$0.00
Capital Expenditures	0	0	0	28,924	$222.49
Net Cash Flow	$4,140,121	$4,238,857	$4,224,955	$3,999,755	$30,767.35
(1)	Based on the underwritten rent roll dated as of June 24, 2019.

(2)	Other Income consists of rent from the retail tenants and parking income.

(3)	The increase from T-12 Effective Gross Income to U/W Effective Gross Income is primarily due to new residential leases as well as a new management company.

(4)	The Crescent Club property benefits from a 421-a tax incentive program, of which it is in year nine of 15 of the tax exemption. The lender underwrote taxes to the average taxes over the term of the Crescent Club loan. Current unabated taxes are equal to $1,079,437 compared to underwritten abated taxes of $742,235.

A-3-107

13003 -13075 Victory Boulevard North Hollywood, CA 91606	Collateral Asset Summary – Loan No. 13 Victory Plaza	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$27,000,000 49.2% 2.02x 10.3%

Mortgage Loan Information
Loan Seller:	MPCC
Loan Purpose:	Refinance
Borrower Sponsors:	Steven Usdan; Helena Usdan; CCA Acquisition Company, LLC
Borrower:	KW Victory Plaza Loan, LLC
Original Balance:	$27,000,000
Cut-off Date Balance:	$27,000,000
% by Initial UPB:	3.3%
Interest Rate:	4.86000%
Payment Date:	1st of each month
First Payment Date:	February 1, 2019
Maturity Date:	January 1, 2029
Amortization:	Interest Only
Additional Debt(1):	Future Mezzanine Debt Permitted
Call Protection:	L(17), YM1(96), O(7)
Lockbox / Cash Management:	Springing Hard / Springing

Reserves
	Initial	Monthly	Cap
Taxes:	$82,970	$21,530	NAP
Insurance:	$0	Springing	NAP
Replacement:	$0	$1,932	$46,368
TI/LC(2):	$1,164,688	$8,523	$204,552
Other(3):	$0	Springing	NAP
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Anchored Retail
Collateral:	Fee Simple
Location:	North Hollywood, CA
Year Built / Renovated:	1949, 1977-1978 / 2016-2017
Total Sq. Ft.:	136,580
Property Management:	Arcadia Management Group, Inc.
Underwritten NOI:	$2,775,386
Underwritten NCF:	$2,683,891
Appraised Value:	$54,900,000
Appraisal Date:	October 17, 2018

Historical NOI(4)
Most Recent NOI(5):	$2,564,330 (T-12 March 31, 2019)
2018 NOI:	$2,453,665 (December 31, 2018)
2017 NOI:	$1,666,084 (December 31, 2017)
2016 NOI:	$1,446,345 (December 31, 2016)

Historical Occupancy(4)
Most Recent Occupancy(5):	100.0% (July 22, 2019)
2018 Occupancy:	89.8% (December 31, 2018)
2017 Occupancy:	82.3% (December 31, 2017)
2016 Occupancy;	80.7% (December 31, 2016)
Financial Information
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV Cut-off / Balloon	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$27,000,000	$198 / $198	49.2% / 49.2%	2.09x / 2.02x	10.3% / 9.9%	10.3% / 9.9%
(1)	Future mezzanine debt is permitted provided that, among other things, (i) the combined debt service coverage ratio is no less than what it was at loan origination (1.75x), (ii) the combined loan-to-value ratio is no more than 49.0%, (iii) the combined debt yield is no less than 8.6% and (iv) lease rollover in any given year of the remainder of the loan term shall not exceed 30% of net rentable area (“NRA”).

(2)	The Initial TI/LC Reserve includes outstanding tenant improvement obligations with respect to the Vallarta Supermarket (“Vallarta”) and Laque Nail Bar leases.

(3)	The Other Reserve includes the Vallarta trigger escrow (“Vallarta Trigger Escrow”). In the event a Vallarta cash management trigger event occurs during the loan term, under certain circumstances the borrower may cure such Vallarta trigger event by depositing $250,000 into the Vallarta Trigger Escrow.

(4)	The increase in NOI and Occupancy from 2016 to 2018 was due to a $10.3 million renovation and repositioning of the asset between 2016 and 2017.

(5)	The Most Recent NOI and Most Recent Occupancy include a lease with US Renal Care (8.9% of NRA and 11.5% of U/W Base Rent). US Renal Care is not in occupancy or paying rent and because the lease was signed after origination of the loan, there is no escrow for outstanding tenant improvements, leasing commissions or free rent. The US Renal Care lease is expected to commence upon delivery of the possession of the premises to US Renal Care with the borrower’s work substantially completed, which delivery is required to occur within six weeks after the issuance of permits for the borrower’s work (“Required Delivery Date”). Rent will commence 120 days from lease commencement.

A-3-108

13003 -13075 Victory Boulevard North Hollywood, CA 91606	Collateral Asset Summary – Loan No. 13 Victory Plaza	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$27,000,000 49.2% 2.02x 10.3%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$27,000,000	100.0%	Loan Payoff	$24,696,683	91.5%
			Upfront Reserves	1,247,658	4.6%
			Closing Costs	576,145	2.1%
			Return of Equity	479,514	1.8%
Total Sources	$27,000,000	100.0%	Total Uses	$27,000,000	100.0%

The Borrower / Borrower Sponsors. The borrower is KW Victory Plaza Loan, LLC, a Delaware limited liability company. The borrower is a joint venture between CCA Acquisition Company, LLC (“CCA”) and Kennedy-Wilson, Inc. (“KW”).

The borrower sponsors and nonrecourse carveout guarantors are Steven Usdan, Helena Usdan, and CCA Acquisition Company, LLC. CCA was formed in 1998 by carveout guarantor, president and managing member, Steve Usdan. Since then CCA has acquired, re-developed or developed over 6.8 million sq. ft. of retail space, consisting of over 73 properties. CCA’s current portfolio consists of 42 commercial properties totaling over 4.1 million sq. ft. KW, headquartered in Beverly Hills, California, is a real estate investment company that has been in business for over 30 years and has 344 employees in 17 global offices as of the first quarter of 2019. KW has ownership interests in approximately 53 million sq. ft. of property globally.

The Property. The property is a 136,580 sq. ft. anchored neighborhood shopping center (the “Victory Plaza Property”) located in the North Hollywood area within Los Angeles. A majority of the Victory Plaza Property was constructed in 1977/1978, with the CitiBank building constructed in 1949. The borrower acquired the Victory Plaza Property in early 2014 and spent approximately $10.3 million on renovating and repositioning the asset in 2016/2017. Renovations consisted of a gut rehabilitation/construction of the Petco and Chipotle/Blaze buildings, tenant improvements, façade and sign renovation, new HVAC, roof replacement, and parking lot improvements. The Victory Plaza Property is improved with two multi-tenant retail buildings, one single-tenant bank branch building and a two-tenant pad building situated on a 12.2-acre site. Parking for the Victory Plaza Property includes 730 surface parking spaces, resulting in a parking ratio of approximately 5.35 spaces per 1,000 sq. ft.

The Victory Plaza Property is currently 100.0% leased by 23 tenants. The largest tenant, Vallarta Supermarket, occupies 31,117 sq. ft. (22.8% of NRA) through November of 2033. Vallarta had an original lease expiration of 2022 but executed a lease amendment on October 18, 2018 which extended the term to 2033. The borrower agreed to provide a TI allowance of $1 million and according to the store manager, Vallarta expects to spend another $1 million to $2 million of their own money to remodel the store in 2019. Since acquiring the Victory Plaza Property, the borrower has executed renewals or new leases for all but two tenants (97.1% of the NRA) including all of the anchor and junior anchor spaces (Vallarta, LA Fitness, Petco, CVS Pharmacy and US Renal Care), taking occupancy from 80.7% in 2016 to 100.0% in 2019.

A-3-109

13003 -13075 Victory Boulevard North Hollywood, CA 91606	Collateral Asset Summary – Loan No. 13 Victory Plaza	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$27,000,000 49.2% 2.02x 10.3%

Tenant Summary(1)
Tenant	Ratings (Fitch/Moody’s/S&P)(2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF(3)	% of Total U/W Base Rent(3)	Lease Expiration	YE 2018 Sales PSF	YE 2018 Occupancy Cost

LA Fitness	NR / NR / NR	28,830	21.1%	$20.81	19.8%	12/31/2025	NAP	NAP
Petco	NR / B3 / NR	15,000	11.0	$24.00	11.9	01/31/2028	NAP	NAP
US Renal Care(4)	NR / B3 / B	12,199	8.9	$28.50	11.5	12/31/2029	NAP	NAP
Vallarta Supermarket(5)	NR / NR / NR	31,117	22.8	$7.49	7.7	11/30/2033	$593	2.3%
Fashion Q	NR / NR / NR	4,000	2.9	$40.74	5.4	10/31/2020	$221	21.6%
CitiBank	A+ / Aa3 / A+	3,324	2.4	$47.02	5.2	09/30/2024	NAP	NAP
Laque Nail Bar	NR / NR / NR	3,504	2.6	$34.63	4.0	06/30/2026	NAP	NAP
Uncle Tony's Pizza	NR / NR / NR	2,600	1.9	$42.96	3.7	11/30/2022	NAP	NAP
Blaze Pizza(6)	NR / NR / NR	2,398	1.8	$46.00	3.6	06/30/2027	$436	11.9%
Fashion Q Shoes	NR / NR / NR	2,450	1.8	$40.74	3.3	10/31/2020	$134	35.5%
Subtotal / Wtd. Avg.		105,422	77.2%	$21.85	76.1%
Remaining Tenants		31,158	22.8	$23.23	23.9
Subtotal / Wtd. Avg. Occupied		136,580	100.0%	$22.16	100.0%
Vacant Space		0	0.0
Total / Wtd. Avg.		136,580	100.0%

(1)	Based on the underwritten rent roll dated as of July 22, 2019.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	U/W Base Rent PSF includes rent steps through February 1, 2020.

(4)	The US Renal Care lease is currently terminable by either party upon written notice delivered to the other party by August 23, 2019. In addition, if the borrower fails to deliver the premises within 90 days after the Required Delivery Date, US Renal Care has the right to terminate upon written notice; however, if the borrower causes the term commencement to occur within 10 business days after receipt of written notice, the termination notice is null and void. US Renal Care also has the one-time right to terminate its lease effective in year five of its lease term (2024) upon six months’ notice, which notice must be provided within the first 60 days of the fifth year, and payment of a termination fee equal to the sum of unamortized tenant improvements, unamortized leasing commissions and an amount equal to six months of rent and estimated NNN charges.

(5)	Vallarta Supermarket has the one-time right to terminate its lease effective November 30, 2022 if tenant is unable to obtain permits for tenant’s work by December 31, 2019 (the “Required Permit Date”) by providing written notice to the borrower on or prior to the Required Permit Date ("Permit Contingency"). In the event the tenant elects to terminate its lease because of the Permit Contingency, (i) the tenant may not proceed with the tenant's work and the borrower will not have the related $1,000,000 TI allowance obligation; and (ii) rent will remain at $4.24 per sq. ft. from December 1, 2019 through November 30, 2022 (instead of increasing to $7.49 per sq. ft.). Vallarta Supermarket’s work includes a small expansion, a new loading dock at the rear of the building and an interior remodel.

(6)	Blaze Pizza has the one-time right to terminate its lease upon written notice to the borrower within 60 days after the expiration of the fifth lease year (2022), if gross sales for the fourth lease year do not equal or exceed $1,300,000. Blaze Pizza must pay a termination fee in an amount equal to 50% of the tenant allowance plus $36,000.

A-3-110

13003 -13075 Victory Boulevard North Hollywood, CA 91606	Collateral Asset Summary – Loan No. 13 Victory Plaza	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$27,000,000 49.2% 2.02x 10.3%

Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF(3)	% U/W Base Rent Rolling(3)	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2019	0	0	0.0	0	0.0%	$0.00	0.0	0.0%
2020	4	9,950	7.3	9,950	7.3%	$39.66	13.0	13.0%
2021	0	0	0.0	9,950	7.3%	$0.00	0.0	13.0%
2022	4	18,878	13.8	28,828	21.1%	$13.80	8.6	21.6%
2023	2	2,141	1.6	30,969	22.7%	$37.15	2.6	24.3%
2024	1	3,324	2.4	34,293	25.1%	$47.02	5.2	29.4%
2025	1	28,830	21.1	63,123	46.2%	$20.81	19.8	49.3%
2026	1	3,504	2.6	66,627	48.8%	$34.63	4.0	53.3%
2027	4	7,378	5.4	74,005	54.2%	$40.59	9.9	63.2%
2028	3	18,284	13.4	92,289	67.6%	$27.15	16.4	79.6%
2029	2	13,174	9.6	105,463	77.2%	$29.28	12.7	92.3%
Thereafter	1	31,117	22.8	136,580	100.0%	$7.49	7.7	100.0%
Vacant	NAP	0	0.0	136,580	100.0%	NAP	NAP
Total / Wtd. Avg.	23	136,580	100.0%			$22.16	100.0%

(1)	Based on the underwritten rent roll dated July 22, 2018.

(2)	Certain tenants may have termination options that may become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in this lease rollover schedule.

(3)	Includes contractual rent steps of $120,673 through February 1, 2020.

Cash Flow Analysis
	2016	2017	2018	T-12 3/31/2019	U/W(1)(2)	U/W (PSF)
Base Rent	$1,572,890	$1,936,372	$2,496,698	$2,534,214	$2,906,417	$21.28
Potential Income from Vacant Space	0	0	0	0	0	$0.00
Rent Steps(3)	0	0	0	0	120,673	$0.88
Total Reimbursement Revenue	334,367	395,004	639,491	777,885	827,545	$6.06
Percentage Rent	9,134	0	25,142	0	0	$0.00
Other Income(4)	5,000	302	7,842	10,598	26,225	$0.19
Less: Vacancy(5)	0	0	0	0	(192,731)	($1.41)
Effective Gross Income	$1,921,391	$2,331,678	$3,169,173	$3,322,697	$3,688,129	$27.00
Total Expenses	475,046	665,594	715,508	758,367	912,743	$6.68
Net Operating Income(6)	$1,446,345	$1,666,084	$2,453,665	$2,564,330	$2,775,386	$20.32
TI/LC	0	0	0	0	68,276	$0.50
Capital Expenditures	0	0	0	0	23,219	$0.17
Net Cash Flow	$1,446,345	$1,666,084	$2,453,665	$2,564,330	$2,683,891	$19.65
(1)	The U/W Base Rent was based on the underwritten rent roll dated July 22, 2019.

(2)	U/W Base Rent includes rent from US Renal Care ($347,672 or 11.5% of U/W Base Rent) which is not in occupancy or paying rent. The lease was executed on July 10, 2019 which was after origination of the loan, therefore there is no escrow for outstanding tenant improvements, leasing commissions, or free rent. The US Renal Care lease is expected to commence upon delivery of the possession of the premises to US Renal Care with the borrower’s work substantially completed (approximately six weeks after the issuance of permits for the borrower’s work) and rent will commence 120 days from lease commencement.

(3)	Contractual rent steps were underwritten through February 1, 2020.

(4)	U/W Other Income includes income from a cell tower lease. This income was historically included in Base Rent.

(5)	Vacancy is underwritten at 5.0%.

(6)	The increase in Net Operating Income (“NOI”) from 2016 to 2018 was due to a $10.3 million renovation and repositioning of the asset between 2016 and 2017. The increase from T-12 3/31/2019 NOI to U/W NOI is due to the new lease with US Renal Care.

A-3-111

3100-3500 Northwest 2nd Avenue Boca Raton, FL 33431	Collateral Asset Summary – Loan No. 14 Boca Raton Design Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$24,000,000 62.8% 1.89x 9.8%

Mortgage Loan Information
Loan Seller:	MPCC
Loan Purpose:	Refinance
Borrower Sponsor:	Timothy R. Lewis
Borrower:	Boca Raton Design Center, LLC
Original Balance:	$24,000,000
Cut-off Date Balance:	$24,000,000
% by Initial UPB:	3.0%
Interest Rate:	4.95000%
Payment Date:	1st of each month
First Payment Date:	February 1, 2019
Maturity Date:	January 1, 2029
Amortization:	Interest Only
Additional Debt:	None
Call Protection:	L(31), D(85), O(4)
Lockbox / Cash Management:	Springing Hard / Springing

Reserves
	Initial	Monthly	Cap
Taxes:	$67,050	$33,525	$0
Insurance:	$110,838	$12,758	$0
Replacement:	$0	$3,183	$0
TI/LC:	$0	$3,326	$80,000
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Mixed Use – Industrial/Self Storage
Collateral:	Fee Simple
Location:	Boca Raton, FL
Year Built / Renovated:	1998 / NAP
Total Sq. Ft.(1):	201,455
Property Management:	Lewis Property Management Company
Underwritten NOI:	$2,356,315
Underwritten NCF:	$2,278,174
Appraised Value:	$38,200,000
Appraisal Date:	November 2, 2018

Historical NOI
Most Recent NOI:	$2,330,101 (T-12 June 30, 2019)
2018 NOI:	$2,339,522 (December 31, 2018)
2017 NOI:	$2,201,210 (December 31, 2017)
2016 NOI:	$2,274,589 (December 31, 2016)

Historical Occupancy(2)
Most Recent Occupancy:	95.9% (July 19, 2019)(3)
2018 Occupancy:	97.0% (December 31, 2018)
2017 Occupancy:	97.0% (December 31, 2017)
2016 Occupancy:	97.0% (December 31, 2016)

Financial Information
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV Cut-off / Balloon	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$24,000,000	$119 / $119	62.8% / 62.8%	1.96x / 1.89x	9.8% / 9.5%	9.8% / 9.5%
(1)	Total Sq. Ft. consists of 159,650 sq. ft. of industrial space and 41,805 sq. ft. of self storage space.

(2)	Historical Occupancy represents only the industrial component of the Boca Raton Design Center Property (as defined below).

(3)	Most Recent Occupancy represents the combined occupancy for industrial and self storage components at the Boca Raton Design Center Property. The remaining historical occupancies represent only the industrial component of the Boca Raton Design Center Property.

A-3-112

3100-3500 Northwest 2nd Avenue Boca Raton, FL 33431	Collateral Asset Summary – Loan No. 14 Boca Raton Design Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$24,000,000 62.8% 1.89x 9.8%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$24,000,000	100.0%	Loan Payoff(1)	$14,476,500	60.3%
			Upfront Reserves	177,889	0.7
			Closing Costs	304,432	1.3
			Return of Equity	9,041,179	37.7
Total Sources	$24,000,000	100.0%	Total Uses	$24,000,000	100.0%
(1)	Loan Payoff represents existing debt comprised of (i) a $13,511,936 mortgage originated by UBS (DBUBS 2011-LC2A) and (ii) defeasance costs of $964,564.

The Borrower / Borrower Sponsor. The borrower under the Boca Raton Design Center loan is Boca Raton Design Center, LLC a Delaware limited liability company and single purpose entity.

The borrower sponsor and non-recourse carveout guarantor is Timothy R. Lewis, founder of Lewis Rental Properties. Established in 1970, Lewis Rental Properties operates light industrial and warehouse rentals and mini storage in South Florida. All of the Lewis Rental Properties are family owned, operated and maintained.

The Property. The property consists of 201,455 square feet of mixed use space, which includes 159,650 sq. ft. of industrial space and a 41,805 sq. ft. self storage facility (265 climate controlled units) on an 11.32 acre site (the “Boca Raton Design Center Property”). The Boca Raton Design Center Property improvements were developed in 1998 by the borrower and consist of eleven buildings. Nine of the buildings are used for industrial space and two buildings are used as a two-story self storage facility. The industrial space is improved with 18’ clear heights, average finish of 20% and bay sizes ranging between 800 sq. ft. to 4,000 sq. ft. The two self-storage buildings have 69 first floor drive in garage units and 196 units on the second floor which are accessible via oversized elevators and stairs. Parking is provided by 356 surface parking spaces resulting in a parking ratio of approximately 1.8 spaces per 1,000 sq. ft. of rentable area.

The top five tenants at the Boca Raton Design Center Property based on net rentable area consist of Broadbandone Inc., Twisters, Kabafusion, MDG Advertising Inc. and Merle Wood Associates. The industrial component of the Boca Raton Design Center Property was 97.5% occupied by 76 distinct tenants as of the rent roll dated July 19, 2019. The self storage component of the Boca Raton Design Center Property was 89.6% occupied on a square foot basis and 79.2% on a per unit basis as of the rent roll dated July 19, 2019.

Industrial Tenant Summary(1)
Tenant	Credit Rating (Moody’s/Fitch/S&P)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF	% of Total U/W Base Rent	Lease Expiration(2)
Broadbandone Inc.	NR/NR/NR	32,850	20.6%	$17.58	21.2%	01/31/2021
Twisters	NR/NR/NR	14,750	9.2	16.25	8.8	05/31/2020
Kabafusion	NR/NR/NR	7,000	4.4	16.76	4.3	12/31/2019
MDG Advertising Inc.	NR/NR/NR	5,950	3.7	17.79	3.9	08/31/2019
Merle Wood Associates(3)	NR/NR/NR	5,800	3.6	17.50	3.7	Various
Sub Total / Wtd. Avg.		66,350	41.6%	$17.21	41.9%
Remaining Tenants		89,350	56.0%	$17.76	58.1%
Sub Total / Wtd. Avg.		155,700	97.5%	$17.52	100.0%
Vacant Space		3,950	2.5
Total / Wtd. Avg.		159,650	100.0%
(1)	Based on the underwritten rent roll dated as of July 19, 2019 for the industrial component of the Boca Raton Design Center Property.

(2)	Industrial leases at the Boca Raton Design Center Property are typically signed for one year with automatic lease extensions and 3% rent increases (unless tenant provides 60 days’ notice to vacate).

(3)	Merle Wood Associates leases 3,200 sq. ft. of space that expires on March 31, 2020 and 2,600 sq. ft. of space that expires on April 30, 2020.

A-3-113

3100-3500 Northwest 2nd Avenue Boca Raton, FL 33431	Collateral Asset Summary – Loan No. 14 Boca Raton Design Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$24,000,000 62.8% 1.89x 9.8%

The following table presents certain information relating to the lease rollover schedule of the industrial component at the Boca Raton Design Center Property:

Industrial Lease Rollover Schedule(1)(2)(3)
Year	# of Leases Expiring(2)	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2019	41	54,700	34.3	54,700	34.3%	$17.41	34.9	34.9%
2020	38	65,700	41.2	120,400	75.4%	$17.46	42.0	76.9%
2021	1	32,850	20.6	153,250	96.0%	$17.58	21.2	98.1%
2022	0	0	0.0	153,250	96.0%	$0.00	0.0	98.1%
2023	1	2,450	1.5	155,700	100.0%	$21.00	1.9	100.0%
2024	0	0	0.0	155,700	100.0%	$0.00	0.0	100.0%
2025	0	0	0.0	155,700	100.0%	$0.00	0.0	100.0%
2026	0	0	0.0	155,700	100.0%	$0.00	0.0	100.0%
2027	0	0	0.0	155,700	100.0%	$0.00	0.0	100.0%
2028	0	0	0.0	155,700	100.0%	$0.00	0.0	100.0%
2029	0	0	0.0	155,700	100.0%	$0.00	0.0	100.0%
Thereafter	0	0	0.0	155,700	100.0%	$0.00	0.0	100.0%
Vacant	NAP	3,950	2.5	159,650	100.0%	NAP	NAP
Total / Wtd. Avg.	81	159,650	100.0%			$17.52	100.0%

(1)	Based on the underwritten rent roll dated as of July 19, 2019 for the industrial component at the Boca Raton Design Center Property.

(2)	Certain tenants have more than one lease and/or multiple suites.

(3)	Industrial leases at the Boca Raton Design Center Property are typically signed for one year with automatic lease extensions and 3% rent increases (unless tenant provides 60 days’ notice to vacate).

Cash Flow Analysis
	2016	2017	2018	T-12 6/30/2019	U/W	U/W PSF
Base Rent(1)	$2,471,319	$2,543,917	$2,629,343	$2,641,975	$2,728,259	$17.09
Potential Income from Vacant Space	0	0	0	0	64,000	$0.40
Rent Steps	0	0	0	0	0	$0.00
Total Reimbursement Revenue	0	0	0	0	0	$0.00
Other Income(2)	631,182	637,705	658,706	644,758	638,183	$4.00
Percentage Rent	0	0	0	0	0	$0.00
Less: Vacancy and Credit Loss(3)	0	0	0	0	(139,613)	($0.87)
Effective Gross Income	$3,102,501	$3,181,622	$3,288,049	$3,286,733	$3,290,829	$20.61
Total Expenses	827,912	980,412	948,527	956,632	934,514	$5.85
Net Operating Income	$2,274,589	$2,201,210	$2,339,522	$2,330,101	$2,356,315	$14.76
TI/LC	0	0	0	0	39,912	$0.25
Capital Expenditures	0	0	0	0	38,229	$0.24
Net Cash Flow	$2,274,589	$2,201,210	$2,339,522	$2,330,101	$2,278,174	$14.27
(1)	The U/W Base Rent PSF was based on the underwritten rent roll dated as of July 19, 2019 for the industrial component at the Boca Raton Design Center Property.

(2)	Other Income consists mainly of income from the 265 self storage units at the Boca Raton Design Property along with other miscellaneous income and late fees. T-12 6/30/2019 Other Income is based on the trailing 12 months of rent collected for the self storage units.

(3)	Vacancy and Credit Loss is underwritten at 5.0%.

A-3-114

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A-3-115

Various Worcester, MA 01606	Collateral Asset Summary – Loan No.15 Liberty MA Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$20,000,000 66.2% 1.52x 10.9x

Mortgage Loan Information
Loan Seller:	CCRE
Loan Purpose:	Refinance
Borrower Sponsors:	Andrew M. Cable; Cabfam LLC
Borrowers:	10-14 Liberty New Bond LLC; Liberty Norton Drive LLC; Liberty West Boylston Drive LLC
Original Balance(1):	$20,000,000
Cut-off Date Balance(1):	$20,000,000
% by Initial UPB:	2.5%
Interest Rate:	4.30000%
Payment Date:	1st of each month
First Payment Date:	September 1, 2019
Maturity Date:	August 1, 2029
Amortization:	Amortizing Balloon
Additional Debt:	$15,500,000 Pari Passu Debt
Call Protection(2):	L(24), D(93), O(3)
Lockbox / Cash Management:	Soft Springing Hard / Springing

Reserves
	Initial	Monthly	Cap
Taxes:	$50,850	$50,850	NAP
Insurance:	$100,000	$0	NAP
Replacement:	$100,000	Springing	$100,000
TI/LC:	$500,000	$22,529(3)	NAP
Immediate Repairs:	$64,125	$0	NAP
Other(4):	$0	Springing	NAP
Property Information
Single Asset / Portfolio:	Portfolio of 3 properties
Property Type:	Industrial / Office
Collateral:	Fee Simple
Location:	Worcester, MA
Year Built / Renovated:	Various/Various
Total Sq. Ft.:	360,469
Property Management:	Liberty Properties Corp.
Underwritten NOI:	$3,859,392
Underwritten NCF:	$3,534,970
Appraised Value:	$53,660,000
Appraisal Date:	July 2, 2019

Historical NOI(5)
Most Recent NOI:	$3,975,311 (T-12 April 30, 2019)
2018 NOI:	$3,758,395 (December 31, 2018)
2017 NOI:	$3,227,678 (December 31, 2017)
2016 NOI:	$2,349,936 (December 31, 2016)

Historical Occupancy
Most Recent Occupancy:	86.1% (June 20, 2019)
2018 Occupancy:	86.0% (December 31, 2018)
2017 Occupancy:	86.0% (December 31, 2017)
2016 Occupancy:	90.2% (December 31, 2016)

Financial Information
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV Cut-off / Balloon	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$20,000,000
Pari Passu Notes	$15,500,000
Whole Loan	$35,500,000	$98 / $72	66.2% / 48.2%	1.66x / 1.52x	10.9% / 10.0%	14.9% / 13.7%
(1)	The Liberty MA Portfolio loan is part of a whole loan evidenced by three pari passu promissory notes in the aggregate outstanding principal balance as of the Cut-off Date of $40 million. See “Whole Loan Summary” chart herein.

(2)	The lockout period will be at least 24 payments beginning with and including the first payment date of September 1, 2019. Defeasance of the full $35.5 million Liberty MA Portfolio Whole Loan is permitted after the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu companion loan to be securitized and (ii) September 1, 2023. The Liberty MA Portfolio Whole Loan permits the partial defeasance and release of individual properties. See “Description of the Mortgage Pool— Certain Terms of the Mortgage Loans—Partial Releases” in the Preliminary Prospectus for additional information.

(3)	The borrower will not be obligated to make the monthly TI/LC reserve deposit if (i) no event of default is continuing, (ii) the Central MA Spec. Ed. lease is extended for three years past the maturity date of the Liberty MA Portfolio Whole Loan, such extension is acceptable to the lender, and Central MA Special Education delivers an acceptable estoppel to the lender, and (iii) the debt service coverage ratio is greater than or equal to 1.25x.

(4)	In the event A. Shulman, Inc. or Central MA Spec. Ed fails to renew their lease (12 and 18 months prior to the end of each tenant’s lease, respectively), gives notice to vacate or “go dark”, among other things, the Liberty MA Portfolio borrower is required to deposit excess cash flow into a reserve account.

(5)	See “Cash Flow Analysis” herein for further discussion of historical operating performance.

A-3-116

Various Worcester, MA 01606	Collateral Asset Summary – Loan No.15 Liberty MA Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$20,000,000 66.2% 1.52x 10.9x

The relationship between the holders of the Liberty MA Portfolio Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans— The Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$20,000,000	$20,000,000	CD 2019-CD8	Yes
A-2	10,000,000	10,000,000	CCRE	No
A-3	5,500,000	5,500,000	CCRE	No
Whole Loan	$35,500,000	$35,500,000

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$35,500,000	100.0%	Loan Payoff	$22,104,032	62.3%
			Return of Equity	12,050,686	33.9
			Closing Costs	630,307	1.8
			Reserves	714,975	2.0
Total Sources	$35,500,000	100.0%	Total Uses	$35,500,000	100.0%

The Borrower Sponsor The borrower sponsors and non-recourse carveout guarantors for the Liberty MA Portfolio Whole Loan are Andrew M. Cable and Cabfam LLC. Andrew M. Cable is the President of Liberty Companies, which was established in 1980 by Austin Cable. Located in Newton, Massachusetts, Liberty Companies’ management team has over 50 years of combined experience in developing and marketing more than 30 million sq. ft. of industrial, manufacturing, office, R&D and retail properties throughout the U.S. Liberty Companies currently manages more than five million sq. ft. of industrial and office properties located primarily in New England.

The Property. The Liberty MA Portfolio properties (the “Liberty MA Portfolio Properties”) are comprised of one mixed use property and two industrial properties totaling 360,469 sq. ft. located in Worcester, Massachusetts along Interstate 190, the main North/South thoroughfare in Central Massachusetts.

The 10-14 New Bond Street property consists of 277,575 sq. ft. (77.0% of NRA), 118,068 sq. ft. of which is office/classroom space and 159,507 sq. ft. of which is industrial space. Additionally, the property contains 20 loading docks, three drive-in dock doors and 25-30 foot clear heights. The 10-14 New Bond Street property was built in 1901, underwent a renovation in 2008 and in 2017, the Liberty MA Portfolio borrower invested $13.5 million in tenant improvements for Central Massachusetts Special Education Collaborative, which occupies 118,068 sq. ft. The remaining space at the 10-14 New Bond Street property is leased by A. Schulman, Inc., Reed Machinery, Inc. and United Rentals. The 10-14 New Bond Street property is currently 81.9% occupied.

The 151 West Boylston Street property consists of 50,370 sq. ft. (14.0% of NRA), 32,970 sq. ft. of which is office space and 17,400 sq. ft. of which is industrial space. The 151 West Boylston Street property was built in 1920 and underwent a renovation in 2014. The 151 West Boylston Street property consists of 32,970 sq. ft. of office space and 17,400 sq. ft. of industrial space with 15 to 25 foot clear heights. The 151 West Boylston Street property is currently 100% occupied by three tenants. These three tenants are Massachusetts State Lottery, US Department of Agriculture and Massachusetts Department of Children & Families.

The 8 New Bond Street property consists of 32,524 sq. ft. (9.0% of NRA) of office space. The 8 New Bond Street property was built in 1890 and underwent a renovation in 2015. The 8 New Bond Street property is currently 100.0% occupied by Massachusetts Department of Environmental Protection.

As of June 20, 2019, the Liberty MA Portfolio Properties were 86.1% occupied by eight tenants.

A-3-117

Various Worcester, MA 01606	Collateral Asset Summary – Loan No.15 Liberty MA Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$20,000,000 66.2% 1.52x 10.9x

Tenant Summary(1)
Tenant / Building	Ratings (Fitch/Moody’s/S&P)(2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF	% of Total U/W Base Rent	Lease Expiration

Central MA Spec. Ed(3)	NR/NR/NR	118,068	32.8%	$17.67	40.5%	8/31/2027
A. Schulman, Inc.	NR/NR/NR	73,859	20.5	$5.63	8.1	9/30/2020
Commonwealth of MA (DEP)(4)	AA+/Aa1/AA	32,524	9.0	$22.71	14.3	11/16/2024
Reed Machinery, Inc	NR/NR/NR	25,242	7.0	$5.45	2.7	12/31/2021
Commonwealth of Mass (DCF East)(5)	AA+/Aa1/AA	24,268	6.7	$26.39	12.4	8/3/2024
Subtotal/ Wtd. Avg.		273,961	76.0%	$14.67	78.0%
Remaining Occupied		36,252	10.1	$21.47	22.0
Total / Wtd. Avg. Occupied		310,213	86.1%	$15.46	100.0%
Vacant		50,256	13.9
Total		360,469	100.0%
(1)	Based on the underwritten rent roll dated as of June 20, 2019.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Central MA Spec. Ed does not have any appropriations clause or early termination options.

(4)	In the event that the Commonwealth of Massachusetts fails to provide specific appropriations to Commonwealth of MA (DEP), the tenant may terminate its lease at the commencement of the applicable fiscal year.

(5)	In the event that the Commonwealth of Massachusetts fails to provide specific appropriations to Commonwealth of Mass (DCF East), the tenant may terminate its lease at the commencement of the applicable fiscal year.

Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2019	1	8,702	2.4	8,702	2.4%	$23.50	4.3	4.3%
2020	1	73,859	20.5	82,561	22.9%	$5.63	8.7	12.9%
2021	2	42,642	11.8	125,203	34.7%	$12.58	11.2	24.1%
2022	0	0	0.0	125,203	34.7%	$0.00	0.0	24.1%
2023	0	0	0.0	125,203	34.7%	$0.00	0.0	24.1%
2024	2	56,792	15.8	181,995	50.5%	$24.29	28.7	52.9%
2025	0	0	0.0	181,995	50.5%	$0.00	0.0	52.9%
2026	0	0	0.0	181,995	50.5%	$0.00	0.0	52.9%
2027	2	128,218	35.6	310,213	86.1%	$17.64	47.1	100.0%
2028	0	0	0.0	310,213	86.1%	$0.00	0.0	100.0%
2029	0	0	0.0	310,213	86.1%	$0.00	0.0	100.0%
Thereafter	0	0	0.0	310,213	86.1%	$0.00	0.0	100.0%
Vacant	NAP	50,256	13.9	360,469	100.0%	NAP	NAP	100.0%
Total / Wtd. Avg.	8	360,469	100.0%			$15.46	100.0%
(1)	Based on the underwritten rent roll dated June 20, 2019.

(2)	Certain tenants may have contraction or termination options that may become exercisable prior to the originally stated expiration date of the tenant that are not considered in this lease rollover schedule.

Cash Flow Analysis.

Cash Flow Analysis
	2016	2017	2018	T-12 4/30/2018	U/W	U/W PSF
Gross Potential Rent(1)	$3,925,203	$4,127,691	$4,575,309	$4,672,388	$5,149,131	$14.28
Total Recoveries	520,941	558,801	923,645	1,043,482	1,020,467	$2.83
Gross Potential Income	$3,816,143	$4,686,493	$5,498,954	$5,715,870	$6,169,598	$17.12
Less: Vacancy(2)	0	0	0	0	(456,077)	($1.27)
Effective Gross Income	$3,816,143	$4,686,493	$5,498,954	$5,715,870	$5,713,521	$15.85
Total Operating Expenses	1,466,207	1,458,815	1,740,559	1,740,559	1,854,129	$5.14
Net Operating Income	$2,349,936	$3,227,678	$3,758,395	$3,975,311	$3,859,392	$10.71
TI/LC	0	0	0	0	270,352	$0.75
Capital Expenditures	0	0	0	0	54,070	$0.15
Net Cash Flow	$2,349,936	$3,227,678	$3,758,395	$3,975,311	$3,534,970	$9.81
(1)	U/W Gross Potential Rent is based on the underwritten rent roll dated June 20, 2019 and includes rent steps through January 2020 ($122,647).

(2)	U/W Vacancy is based on in-place economic vacancy of 7.4%. As of June 20, 2019 the Liberty MA Portfolio Properties were 86.1% occupied.

A-3-118

ANNEX B

FORM OF REPORT TO CERTIFICATEHOLDERS

B-1

[THIS PAGE INTENTIONALLY LEFT BLANK]

	CD 2019-CD8 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-CD8	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	9/17/19
Corporate Trust Services		Record Date:	8/30/19
8480 Stagecoach Circle		Determination Date:	9/11/19
Frederick, MD 21701-4747

DISTRIBUTION DATE STATEMENT

STATEMENT SECTIONS	PAGE(s)
Certificate Distribution Detail	2
Certificate Factor Detail	3
Reconciliation Detail	4
Other Required Information	5
Cash Reconciliation Detail	6
Current Mortgage Loan and Property Stratification Tables	7 - 9
Mortgage Loan Detail	10
NOI Detail	11
Principal Prepayment Detail	12
Historical Detail	13
Delinquency Loan Detail	14
Specially Serviced Loan Detail	15 - 16
Advance Summary	17
Modified Loan Detail	18
Historical Liquidated Loan Detail	19
Historical Bond / Collateral Realized Loss Reconciliation	20
Interest Shortfall Reconciliation Detail	21 - 22
Supplemental Reporting	23

Depositor	Master Servicer	Special Servicer	Operating Advisor

Deutsche Mortgage & Asset Receiving Corporation	Midland Loan Services, a Division of PNC Bank,	Midland Loan Services, a Division of PNC Bank,	Park Bridge Lender Services LLC
	National Association	National Association
60 Wall Street	10851 Mastin Street	10851 Mastin Street	600 Third Avenue,
New York, NY 10005	Building 82, Suite 300	Building 82, Suite 300	40th Floor
	Overland Park, KS 66210	Overland Park, KS 66210	New York, NY 10016
Contact: Helaine M. Kaplan
Email: cmbs.requests@db.com	Contact: Heather Wagner	Contact: Heather Wagner	Contact: David Rodgers
Phone Number: (212) 250-5270	Phone Number: (913) 253-9570	Phone Number: (913) 253-9570	Phone Number: (212) 230-9025

This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.

Please visit www.ctslink.com for additional information and if applicable, any special notices and any credit risk retention notices. In addition, certificateholders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

	CD 2019-CD8 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-CD8	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	9/17/19
Corporate Trust Services		Record Date:	8/30/19
8480 Stagecoach Circle		Determination Date:	9/11/19
Frederick, MD 21701-4747

Certificate Distribution Detail

Class	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-M		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
J-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
VRR Interest		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

	CD 2019-CD8 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-CD8	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	9/17/19
Corporate Trust Services		Record Date:	8/30/19
8480 Stagecoach Circle		Determination Date:	9/11/19
Frederick, MD 21701-4747

Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-M		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
H-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
J-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
VRR Interest		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount

X-A		0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000
X-F		0.00000000	0.00000000	0.00000000	0.00000000

	CD 2019-CD8 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-CD8	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	9/17/19
Corporate Trust Services		Record Date:	8/30/19
8480 Stagecoach Circle		Determination Date:	9/11/19
Frederick, MD 21701-4747

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Interest Reconciliation

Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Interest Shortfall/(Excess)	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-M	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
J-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
VRR-Interest	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

	CD 2019-CD8 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-CD8	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	9/17/19
Corporate Trust Services		Record Date:	8/30/19
8480 Stagecoach Circle		Determination Date:	9/11/19
Frederick, MD 21701-4747

Other Required Information

Available Distribution Amount (1)	0.00

Controlling Class Information		Appraisal Reduction Amount

Controlling Class:		Loan Number	Appraisal	Cumulative	Most Recent
Effective as of: mm/dd/yyyy			Reduction	ASER	App. Reduction
			Effected	Amount	Date
Controlling Class Representative:
Effective as of: mm/dd/yyyy

Total

(1) The Available Distribution Amount includes any Prepayment Fees.

	CD 2019-CD8 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-CD8	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	9/17/19
Corporate Trust Services		Record Date:	8/30/19
8480 Stagecoach Circle		Determination Date:	9/11/19
Frederick, MD 21701-4747

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed

Interest:			Fees:
Scheduled Interest	0.00		Master Servicing Fee - Midland Loan Services	0.00
Interest reductions due to Nonrecoverability Determinations	0.00		Trustee Fee - Wells Fargo Bank, N.A.	0.00
Interest Adjustments	0.00		Certificate Administrator Fee - Wells Fargo Bank, N.A.	0.00
Deferred Interest	0.00		CREFC® Intellectual Property Royalty License Fee	0.00
ARD Interest	0.00		Operating Advisor Fee - Park Bridge Lender Services LLC	0.00
Default Interest and Late Payment Charges	0.00		Asset Representations Reviewer Fee - Park Bridge Lender Services LLC	0.00
Net Prepayment Interest Shortfall	0.00		Total Fees		0.00
Net Prepayment Interest Excess	0.00
Extension Interest	0.00
Interest Reserve Withdrawal	0.00
Total Interest Collected		0.00	Additional Trust Fund Expenses:
			Reimbursement for Interest on Advances	0.00
Principal:			ASER Amount	0.00
Scheduled Principal	0.00		Special Servicing Fee	0.00
Unscheduled Principal	0.00		Attorney Fees & Expenses	0.00
Principal Prepayments	0.00		Bankruptcy Expense	0.00
Collection of Principal after Maturity Date	0.00		Taxes Imposed on Trust Fund	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Non-Recoverable Advances	0.00
Excess of Prior Principal Amounts paid	0.00		Workout-Delayed Reimbursement Amounts	0.00
Curtailments	0.00		Other Expenses	0.00
Negative Amortization	0.00		Total Additional Trust Fund Expenses		0.00
Principal Adjustments	0.00
Total Principal Collected		0.00	Interest Reserve Deposit		0.00

			Payments to Certificateholders & Others:
Other:			Interest Distribution	0.00
Prepayment Penalties/Yield Maintenance Charges	0.00		Principal Distribution	0.00
Repayment Fees	0.00		Prepayment Penalties/Yield Maintenance Charges	0.00
Borrower Option Extension Fees	0.00		Borrower Option Extension Fees	0.00
Excess Liquidation Proceeds	0.00		Net Swap Counterparty Payments Received	0.00
Net Swap Counterparty Payments Received	0.00		Total Payments to Certificateholders & Others		0.00
Total Other Collected		0.00	Total Funds Distributed		0.00
Total Funds Collected		0.00

	CD 2019-CD8 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-CD8	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	9/17/19
Corporate Trust Services		Record Date:	8/30/19
8480 Stagecoach Circle		Determination Date:	9/11/19
Frederick, MD 21701-4747

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							State (3)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Debt Yield Ratio (4)

Debt Yield Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals

See footnotes on last page of this section.

	CD 2019-CD8 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-CD8	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	9/17/19
Corporate Trust Services		Record Date:	8/30/19
8480 Stagecoach Circle		Determination Date:	9/11/19
Frederick, MD 21701-4747

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Debt Service Coverage Ratio							Property Type (3)

Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Note Rate							Seasoning

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

	CD 2019-CD8 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-CD8	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	9/17/19
Corporate Trust Services		Record Date:	8/30/19
8480 Stagecoach Circle		Determination Date:	9/11/19
Frederick, MD 21701-4747

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)							Remaining Stated Term (Fully Amortizing Loans)

Anticipated Remaining Term (2)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Remaining Amortization Term (ARD and Balloon Loans)							Age of Most Recent NOI

Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-Off Date balance of each property as disclosed in the offering document.

The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the “State” and “Property” stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The “State” and “Property” stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a “hope note”) of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

Note: There are no Hyper-Amortization Loans included in the Mortgage Pool.

	CD 2019-CD8 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-CD8	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	9/17/19
Corporate Trust Services		Record Date:	8/30/19
8480 Stagecoach Circle		Determination Date:	9/11/19
Frederick, MD 21701-4747

Mortgage Loan Detail

Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code						(2) Resolution Strategy Code									(3) Modification Code

MF	-	Multi-Family	SS	-	Self Storage	1	-	Modification	7	-	REO	11	-	Full Payoff	1	-	Maturity Date Extension	6	-	Capitalization on Interest
RT	-	Retail	98	-	Other	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties	2	-	Amortization Change	7	-	Capitalization on Taxes
HC	-	Health Care	SE	-	Securities	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD	3	-	Principal Write-Off	8	-	Other
IN	-	Industrial	CH	-	Cooperative Housing	4	-	Extension			to Master Servicer	98	-	Other	4	-	Blank	9	-	Combination
MH	-	Mobile Home Park	WH	-	Warehouse	5	-	Note Sale	10	-	Deed in Lieu Of				5	-	Temporary Rate Reduction	10	-	Forbearance
OF	-	Office	ZZ	-	Missing Information	6	-	DPO			Foreclosure
MU	-	Mixed Use	SF	-	Single Family
LO	-	Lodging

	CD 2019-CD8 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-CD8	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	9/17/19
Corporate Trust Services		Record Date:	8/30/19
8480 Stagecoach Circle		Determination Date:	9/11/19
Frederick, MD 21701-4747

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI (1)	Most Recent NOI (1)	Most Recent NOI Start Date	Most Recent NOI End Date

Total

(1) The Most Recent Fiscal NOI and Most Recent NOI fields correspond to the financial data reported by the Master Servicer. An NOI of 0.00 means the Master Servicer did not report NOI figures in their loan level reporting.

	CD 2019-CD8 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-CD8	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	9/17/19
Corporate Trust Services		Record Date:	8/30/19
8480 Stagecoach Circle		Determination Date:	9/11/19
Frederick, MD 21701-4747

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document	Principal Prepayment Amount		Prepayment Penalties
		Cross-Reference	Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Charge

Totals

	CD 2019-CD8 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-CD8	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	9/17/19
Corporate Trust Services		Record Date:	8/30/19
8480 Stagecoach Circle		Determination Date:	9/11/19
Frederick, MD 21701-4747

Historical Detail

Delinquencies													Prepayments				Rate and Maturities
Distribution	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.		WAM
Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Amount	#	Amount	Coupon	Remit

Note: Foreclosure and REO Totals are excluded from the delinquencies.

	CD 2019-CD8 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-CD8	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	9/17/19
Corporate Trust Services		Record Date:	8/30/19
8480 Stagecoach Circle		Determination Date:	9/11/19
Frederick, MD 21701-4747

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

		(1) Status of Mortgage Loan								(2) Resolution Strategy Code

A	-	Payment Not Received	0	- Current	4	-	Performing Matured Balloon	1	-	Modification	7	-	REO	11	-	Full Payoff
		But Still in Grace Period	1	- 30-59 Days Delinquent	5	-	Non Performing Matured Balloon	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties
		Or Not Yet Due	2	- 60-89 Days Delinquent	6	-	121+ Days Delinquent	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD
B	-	Late Payment But Less	3	- 90-120 Days Delinquent				4	-	Extension			to Master Servicer	98	-	Other
		Than 30 Days Delinquent						5	-	Note Sale	10	-	Deed In Lieu Of
** Outstanding P & I Advances include the current period advance.

	CD 2019-CD8 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-CD8	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	9/17/19
Corporate Trust Services		Record Date:	8/30/19
8480 Stagecoach Circle		Determination Date:	9/11/19
Frederick, MD 21701-4747

Specially Serviced Loan Detail - Part 1

Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	DSCR Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

	CD 2019-CD8 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-CD8	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	9/17/19
Corporate Trust Services		Record Date:	8/30/19
8480 Stagecoach Circle		Determination Date:	9/11/19
Frederick, MD 21701-4747

Specially Serviced Loan Detail - Part 2

Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment from Special Servicer

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

	CD 2019-CD8 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-CD8	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	9/17/19
Corporate Trust Services		Record Date:	8/30/19
8480 Stagecoach Circle		Determination Date:	9/11/19
Frederick, MD 21701-4747

Advance Summary

Loan Group	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

	CD 2019-CD8 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-CD8	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	9/17/19
Corporate Trust Services		Record Date:	8/30/19
8480 Stagecoach Circle		Determination Date:	9/11/19
Frederick, MD 21701-4747

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

	CD 2019-CD8 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-CD8	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	9/17/19
Corporate Trust Services		Record Date:	8/30/19
8480 Stagecoach Circle		Determination Date:	9/11/19
Frederick, MD 21701-4747

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

	CD 2019-CD8 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-CD8	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	9/17/19
Corporate Trust Services		Record Date:	8/30/19
8480 Stagecoach Circle		Determination Date:	9/11/19
Frederick, MD 21701-4747

Historical Bond/Collateral Loss Reconciliation Detail

Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

	CD 2019-CD8 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-CD8	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	9/17/19
Corporate Trust Services		Record Date:	8/30/19
8480 Stagecoach Circle		Determination Date:	9/11/19
Frederick, MD 21701-4747

Interest Shortfall Reconciliation Detail - Part 1

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees			ASER	(PPIS) Excess	Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out

Totals

	CD 2019-CD8 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-CD8	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	9/17/19
Corporate Trust Services		Record Date:	8/30/19
8480 Stagecoach Circle		Determination Date:	9/11/19
Frederick, MD 21701-4747

Interest Shortfall Reconciliation Detail - Part 2

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds	Comments
			Current Month	Left to Reimburse Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

	CD 2019-CD8 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-CD8	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	9/17/19
Corporate Trust Services		Record Date:	8/30/19
8480 Stagecoach Circle		Determination Date:	9/11/19
Frederick, MD 21701-4747

Supplemental Reporting

Disclosable Special Servicer Fees, Loan Event of Default, Servicer Termination Event or Special Servicer Termination Event information would be disclosed here.

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX C

FORM OF OPERATING ADVISOR ANNUAL REPORT

Report Date: If during the prior calendar year, (i) any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan was a Specially Serviced Loan at any time or (ii) the Operating Advisor was entitled to consult with the Special Servicer with respect to any Major Decision, this report will be delivered no later than [INSERT DATE], pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of August 1, 2019 (the “Pooling and Servicing Agreement”), among Deutsche Mortgage & Asset Receiving Corporation, as the depositor, Midland Loan Services, a Division of PNC Bank, National Association, as the master servicer and the special servicer, Wells Fargo Bank, National Association, as the certificate administrator and trustee and Park Bridge Lender Services LLC, as the operating advisor and the asset representations reviewer.
Transaction: CD 2019-CD8 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2019-CD8
Operating Advisor: Park Bridge Lender Services LLC
Special Servicer for period: Midland Loan Services, a Division of PNC Bank, National Association
Directing Certificateholder: Eightfold Real Estate Capital Fund V, L.P. (or its affiliate)

I.	Population of Mortgage Loans that Were Considered in Compiling this Report

1.	The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

a.	[●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of an Asset Status Report.

b.	Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which an Asset Status Report has been issued. The Asset Status Reports may not yet be fully implemented.

2.	[●] Mortgage Loans were the subject of a Major Decision as to which the operating advisor has consultation rights pursuant to the Pooling and Servicing Agreement.

II.	Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement) has undertaken a limited review of the Special Servicer’s reported actions on the loans identified in this report. Based solely on such limited review and subject to the assumptions, limitations and qualifications set forth herein, the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer [is/is not] operating in compliance with the Servicing Standard with respect to its performance of its duties under the Pooling and Servicing Agreement during the prior calendar year on an “asset-level basis”. [The Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer has failed to materially comply with the Servicing Standard as a result of the following material deviations.]

●	[LIST OF MATERIAL DEVIATIONS]

In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION]

[ADD RECOMMENDATION OF REPLACEMENT OF SPECIAL SERVICER, IF APPLICABLE]

In connection with the assessment set forth in this report, the Operating Advisor:

1.	Reviewed the Asset Status Reports, the Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations, net present value calculations, Appraisal Reduction Amount calculations and [LIST OTHER REVIEWED INFORMATION] for the following [●] Specially Serviced Loans: [List related Mortgage Loans]

2.	Consulted with the Special Servicer as provided under the PSA. The Operating Advisor’s analysis of the Asset Status Reports (including related net present value calculations and Appraisal Reduction calculations) related to the Specially Serviced Loans should be considered a limited investigation and not be considered a full or limited audit, legal review or legal opinion. For instance, we did not review each page of the Special Servicer’s policy and procedure manuals (including amendments and appendices), re-engineer the quantitative aspects of their net present value calculator, visit any property, visit the Special Servicer, visit the Directing Holder or interact with any borrower. In addition, our review of the net present value calculations and Appraisal Reduction calculations is limited to the mathematical accuracy of the calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

III.	Specific Items of Review

In rendering our assessment herein, we examined and relied upon the accuracy and completeness of the item listed below.

1.	The Operating Advisor reviewed the following items in connection with the generation of this report: [LIST MATERIAL ITEMS].

2.	During the prior year, the Operating Advisor consulted with the Special Servicer regarding its strategy plan for a limited number of issues related to the following Specially Serviced Loans: [LIST]. The Operating Advisor participated in discussions and made strategic observations and recommended alternative courses of action to the extent it deemed such observations and recommendations appropriate. The Special Servicer [agreed with/did not agree with] the material recommendations made by the Operating Advisor. Such recommendations generally included the following: [LIST].

3.	Appraisal Reduction Amount calculations and non-discretionary portions of net present value calculations:

4.	The Operating Advisor [received/did not receive] information necessary to recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portions of the applicable formulas required to be utilized in connection with any Appraisal Reduction Amount calculations or net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan prior to the utilization by the Special Servicer.

a.	The Operating Advisor [agrees/does not agree] with the [mathematical calculations] [and/or] [the application of the applicable non-discretionary portions of the formula] required to be utilized for such calculation.

b.	After consultation with the special servicer to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations, such inaccuracy [has been/ has not been] resolved.

5.	The following is a general discussion of certain concerns raised by the Operating Advisor discussed in this report: [LIST CONCERNS].

6.	In addition to the other information presented herein, the Operating Advisor notes the following additional items, if any: [LIST ADDITIONAL ITEMS].

IV.	Assumptions, Qualifications and Disclaimers Related to the Work Product Undertaken and Opinions Related to this Report

1.	As provided in the PSA, the Operating Advisor (i) is not required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the Special Servicer’s obligations under the PSA that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial and (ii) will not be required to provide or obtain a legal opinion, legal review or legal conclusion.

2.	In rendering our assessment herein, we have assumed that all executed factual statements, instruments, and other documents that we have relied upon in rendering this assessment have been executed by persons with legal capacity to execute such documents.

3.	Except as may have been reflected in any Major Decision Reporting Package or any Asset Status Report that is delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement, the Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Holder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have any obligation to speak with the Directing Holder or borrower directly. As such, the Operating Advisor relied upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report. The services that we perform are not designed and cannot be relied upon to detect fraud or illegal acts should any exist.

4.	The Special Servicer has the legal authority and responsibility to service any Specially Serviced Loans pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth therein or the actions of the Special Servicer.

5.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of any communication held between it and the Special Servicer regarding any Specially Serviced Loans and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.

6.	There are many tasks that the Special Servicer undertakes on an ongoing basis related to Specially Serviced Loans. These include, but are not limited to, assumptions, ownership changes, collateral substitutions, capital reserve changes, etc. The Operating Advisor does not participate in any discussions regarding such actions. As such, Operating Advisor has not assessed the Special Servicer’s operational compliance with respect to those types of actions.

7.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the Certificate Administrator through the Certificate Administrator’s website.

8.

This report does not constitute recommendations to buy, sell or hold any security, nor does the Operating Advisor take into account market prices of securities or financial markets generally when performing its limited review of the Special Servicer as described above. The Operating Advisor does not have a fiduciary relationship with any Certificateholder or any other party or individual. Nothing is intended to or should be construed as creating a fiduciary relationship between the Operating Advisor and any Certificateholder, party or individual.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement.

ANNEX D-1

MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Each Mortgage Loan Seller will in its respective Mortgage Loan Purchase Agreement make, with respect to each Mortgage Loan sold by it that is included in the issuing entity, representations and warranties generally to the effect set forth below, as of the Closing Date, or as of such other date specifically provided in the applicable representation and warranty, subject to exceptions set forth in Annex D-2, Annex D-3, Annex D-4 and Annex D-5, respectively, to this prospectus. Prior to the execution of the related final Mortgage Loan Purchase Agreement, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex D-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement. In addition, solely for purposes of this Annex D-1 and the related exceptions set forth in Annex D-2, Annex D-3, Annex D-4 or Annex D-5, as applicable, the term “Mortgage Loans” and “Mortgage Notes” will refer to such mortgage loans and mortgage notes sold by the applicable mortgage loan seller.

Each Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions to such representations and warranties), serves to contractually allocate risk between the related Mortgage Loan Seller, on the one hand, and the issuing entity, on the other. We present the representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the Mortgage Loans, the related Mortgaged Properties or other matters. We cannot assure you that the Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1)        Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Whole Loan, each Mortgage Loan is a whole loan and not a participation interest in a Mortgage Loan. Each Mortgage Loan that is part of a Whole Loan is a portion of a whole loan evidenced by a Mortgage Note At the time of the sale, transfer and assignment to Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Non-Serviced Mortgage Loan, to the trustee for the related Non-Serviced Securitization Trust), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to Purchaser constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

(2)        Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases, Rents and Profits (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Borrower, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with the

D-1-1

mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Borrower with respect to any of the related Mortgage Notes, Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.

(3)        Mortgage Provisions. The Loan Documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)        Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Loan Documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Borrower nor the related guarantor has been released from its material obligations under the Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Mortgage Loan consented to by the Mortgage Loan Seller on or after July 29, 2019.

(5)        Hospitality Provisions. The Loan Documents for each Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise or license agreement includes an executed comfort letter or similar agreement signed by the related Borrower and franchisor or licensor of such property that, subject to the applicable terms of such franchise or license agreement and comfort letter or similar agreement, is enforceable by the Trust (or, in the case of a Non-Serviced Mortgage Loan, by the Non-Serviced Securitization Trust) against such franchisor or licensor either (A) directly or as an assignee of the originator, or (B) upon the Mortgage Loan Seller’s or its designee’s providing notice of the transfer of the Mortgage Loan to the Trust (or, in the case of a Non-Serviced Mortgage Loan, by the seller of the note which is contributed to the Non-Serviced Securitization Trust or its designee providing notice of the transfer of such note to the Non-Serviced Securitization Trust) in accordance with the terms of such executed comfort letter or similar agreement, which the Mortgage Loan Seller or its designee (except in the case of a Non-Serviced Mortgage Loan) shall provide, or if neither (A) nor (B) is applicable, except in the case of a Non-Serviced Mortgage Loan, the Mortgage Loan Seller or its designee shall apply for, on the Trust’s behalf, a new comfort letter or similar agreement as of the Closing Date. The mortgage or related security agreement for each Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office. For the avoidance of doubt, no representation is made as to the perfection of any security interest in revenues to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

(6)        Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases, Rents and Profits to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee) constitutes a legal, valid and binding assignment to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee). Each related Mortgage and Assignment of Leases, Rents and Profits is freely assignable without the consent of the related Borrower. Each related Mortgage is a legal, valid and enforceable first lien on the related Borrower’s fee or leasehold interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined

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below) and the exceptions to paragraph (7) set forth in Annex D-2, Annex D-3, Annex D-4 or Annex D-5 (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only)(subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in this prospectus to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.

(7)        Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer)(the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Mortgage Loan is cross-collateralized and cross-defaulted with another Mortgage Loan or a Whole Loan or is part of a Whole Loan that is cross-collateralized and cross-defaulted with another Whole Loan (each a “Crossed Mortgage Loan”), the lien of the Mortgage for another Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan or with the Whole Loan of which such Crossed Mortgage Loan is a part, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(8)        Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are, as of origination, and to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (6) above), and equipment and other personal property financing). Except as set forth in Annex D-2, Annex D-3, Annex D-4 or Annex

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D-5, as applicable, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Borrower.

(9)        Assignment of Leases, Rents and Profits. There exists as part of the related Mortgage File an Assignment of Leases, Rents and Profits (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions (and, in the case of a Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases, Rents and Profits constituting security for the entire Whole Loan), each related Assignment of Leases, Rents and Profits creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, Rents and Profits, subject to applicable law, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(10)      UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Borrower and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Loan Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(11)      Condition of Property. The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

(12)      Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

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(13)      Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(14)      Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Borrower, guarantor, or Borrower’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Borrower’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Borrower’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Loan Documents or (f) the current principal use of the Mortgaged Property.

(15)      Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to each Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Loan Documents are being conveyed by the Mortgage Loan Seller to Purchaser or its servicer (or, with respect to any Non-Serviced Mortgage Loan, to the depositor or servicer for the related Non-Serviced Securitization Trust).

(16)      No Holdbacks. The Stated Principal Balance as of the Cut-off Date of the Mortgage Loan set forth on the mortgage loan schedule attached as Exhibit A to the MLPA has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Borrower or other considerations determined by Mortgage Loan Seller to merit such holdback).

(17)      Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Loan Documents and having a claims-paying or financial strength rating meeting the Insurance Ratings Requirements (as defined below) in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Borrower and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Ratings Requirements” means either (i) a claims paying or financial strength rating of any of the following; (a) at least “A-:VIII” from A.M. Best Company, (b) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (c) at least “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc., and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc.

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Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Borrower is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Borrower is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures owned by the Borrower and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the SEL or PML, as applicable.

The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related Mortgage Loan (or Whole Loan, if applicable), the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan (or Whole Loan, if applicable) together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a Mortgage Loan that is a Non-Serviced Mortgage Loan, the applicable Other Trustee). Each related Mortgage Loan obligates the related Borrower to maintain all such insurance and, at such Borrower’s failure to do so, authorizes the lender to maintain such insurance at the Borrower’s cost and expense and to charge such Borrower for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as

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may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(18)      Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(19)      No Encroachments. To Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

(20)      No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

(21)      REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(but determined without regard to the rule in the U.S. Department of Treasury Regulations (the “Treasury Regulations”) Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Borrower at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan (or related Whole Loan); or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Section 1.860G-2(a)(1)(ii) of the Treasury Regulations). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield

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maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Section 1.860G-1(b)(2) of the Treasury Regulations. All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(22)      Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(23)      Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.

(24)      Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

(25)      Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which as the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the Mortgage Loan. The terms of the Loan Documents require the Borrower to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(26)      Licenses and Permits. Each Borrower covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The Mortgage Loan requires the related Borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(27)      Recourse Obligations. The Loan Documents for each Mortgage Loan provide that (a) the related Borrower and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Borrower and/or its principals specified in the related Loan Documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents (if after an event of default under the Mortgage Loan), insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property (but in some cases, only to the extent there is sufficient cash flow generated by

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the related Mortgaged Property to prevent such waste), and (iv) any breach of the environmental covenants contained in the related Loan Documents, and (b) the Mortgage Loan shall become full recourse to the related Borrower and at least one individual or entity, if the related Borrower files a voluntary petition under federal or state bankruptcy or insolvency law.

(28)      Mortgage Releases. The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (33)), of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (33)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Borrower’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan (or related Whole Loan)) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (or Whole Loan, as applicable) outstanding after the release, the Borrower is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan, in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Borrower can be required to pay down the principal balance of the Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, condemnation proceeds may not be required to be applied to the restoration of the Mortgaged Property or released to the Borrower, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan (or related Whole Loan)) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (or Whole Loan, as applicable).

No Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC Provisions.

(29)      Financial Reporting and Rent Rolls. Each Mortgage Loan requires the Borrower to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements.

(30)      Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as

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“TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in Annex D-2, Annex D-3, Annex D-4 or Annex D-5, as applicable; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Borrower under each Mortgage Loan is required to carry terrorism insurance, but in such event the Borrower shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at such time, and if the cost of terrorism insurance exceeds such amount, the Borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(31)      Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Borrower, is directly or indirectly pledged, transferred or sold (in each case a “Transfer”), other than as related to (i) family and estate planning Transfers or Transfers upon death or legal incapacity, (ii) Transfers to certain affiliates as defined in the related Loan Documents, (iii) Transfers of less than, or other than, a controlling interest in the related Borrower, (iv) Transfers to another holder of direct or indirect equity in the Borrower, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) Transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (28) and (33) in this prospectus or the exceptions thereto set forth in Annex D-2, Annex D-3, Annex D-4 or Annex D-5, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on Schedule D-1 to Annex D-2, Annex D-3, Annex D-4 or Annex D-5, or future permitted mezzanine debt in each case as set forth on Schedule D-2 to Annex D-2, Annex D-3, Annex D-4 or Annex D-5 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan as set forth on Schedule D-3 to Annex D-2, Annex D-3, Annex D-4 or Annex D-5 or (iv) Permitted Encumbrances. The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(32)      Single-Purpose Entity. Each Mortgage Loan requires the Borrower to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Loan Documents and the organizational documents of the Borrower with respect to each Mortgage Loan with a Cut-off Date Stated Principal Balance in excess of $5 million provide that the Borrower is a Single-Purpose Entity, and each Mortgage Loan with a Cut-off Date Stated Principal Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Borrower. For this purpose, a “Single-Purpose Entity” shall

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mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-off Date Stated Principal Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Borrower for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(33)      Defeasance. With respect to any Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance”), (i) the Loan Documents provide for Defeasance as a unilateral right of the Borrower, subject to satisfaction of conditions specified in the Loan Documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Borrower is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium), and if the Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the Mortgage Loan; (iv) the Borrower is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the Borrower would continue to own assets in addition to the Defeasance collateral, the portion of the Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Borrower is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Borrower is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(34)      Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.

(35)      Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land, or with respect to air rights leases, the air, and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns, the Mortgage Loan Seller represents and warrants that:

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(a)            The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b)            The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Mortgage Loan Seller since the origination of the Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;

(c)            The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)            The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)            The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)             The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)            The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)            A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)              The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j)              Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the

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related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k)            In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l)             Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(36)      Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(37)      Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex D-1.

(38)      No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the date hereof, no Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex D-1. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Loan Documents.

(39)      Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, no Borrower, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(40)      Organization of Borrower. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Borrower delivered by the Borrower in connection with the origination of such Mortgage Loan, the Borrower is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no Mortgage Loan has a Borrower that is an Affiliate of another Borrower under another Mortgage Loan. (An “Affiliate” for purposes of this paragraph (40) means, a Borrower that is under direct or indirect common ownership and control with another Borrower.)

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(41)      Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Borrower and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Borrower that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Borrower was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Borrower having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(42)      Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Borrower or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the Mortgage Loan.

(43)      Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the mortgage loan schedule attached as Exhibit A to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the MLPA to be contained therein.

(44)      Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the Trust, except (i) with respect to any Mortgage Loan that is part of a Whole Loan, any other mortgage loan that is part of such Whole Loan and (ii) with respect to any Crossed Mortgage Loan, any mortgage loan that is part of a Whole Loan that is cross-collateralized and cross-defaulted with such Mortgage Loan or with a Whole Loan of which such Mortgage Loan is a part.

(45)      Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by the Mortgage Loan Seller to the related Borrower other than in accordance with the Loan Documents, and, to the Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related Borrower or an affiliate for, or on account of, payments due on the Mortgage

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Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Loan Documents). Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Borrower under a Mortgage Loan, other than contributions made on or prior to the date hereof.

(46)      Compliance with Anti-Money Laundering Laws. Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan, the failure to comply with which would have a material adverse effect on the Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth in this prospectus, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in this prospectus.

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ANNEX D-2
EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
FOR GERMAN AMERICAN CAPITAL CORPORATION

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
3	Hilton Penn’s Landing	(7) Permitted Liens; Title Insurance	The ground sublease for the Mortgaged Property requires (i) that the Mortgaged Property be operated as a full service, open market, first class hotel affiliated by a flag with a nationally recognized hotel company containing no less than 300 nor more than 400 rooms, meeting rooms, ballroom, swimming pool, fitness center and other amenities, and a kitchen, storage, offices, gift shop, and a restaurant and club and a parking garage containing a minimum of 500 parking spaces which is open to the general public 365 days per year, (ii) that the ground subtenant will use not less than 5,000 square feet for ballroom space, not more than 4,000 square feet for a restaurant, not more than 2,500 square feet for ground floor retail use and not more than 750 square feet for a gift shop, (iii) that the ground subtenant must reserve 10 parking spaces for the Independence Seaport Museum, five parking spaces for the ground sublessor, and make available 100 spaces to the ground sublessor, at the ground sublessor’s option, at an agreed upon rate, and (iii) that the ground subtenant may not change the hotel brand except to another brand reasonably approved by the ground sublessor with such approval based on industry standards for a first class full hotel in the city of Philadelphia, and may not change the hotel manager except to a hotel management company approved by the ground sublessor in its reasonable discretion.
10	Moffett Towers II – Buildings 3 & 4	(7) Permitted Liens; Title Insurance	Facebook, the sole tenant at the Mortgaged Property, has a right of first refusal to purchase the Mortgaged Property if the landlord receives an offer to purchase the Mortgaged Property from a “Facebook Competitor”. Pursuant to the tenant’s lease, a Facebook Competitor is currently defined as (i) Alphabet Inc., (ii) Amazon, Inc., (iii) Apple Inc. and (iv) Microsoft Corporation. This list of Facebook Competitors may be updated once each calendar year; provided that (a) the list of Facebook Competitors may only provide up to four (4) entities at any time and (b) those entities must be in a similar industry which offers a similar product or service as the sole tenant. The sole tenant will not have any right of first refusal with respect to (a) a sale of the Mortgaged Property through a judicial or nonjudicial foreclosure, trustee’s sale, receiver’s sale, or other action or proceeding pursuant to the deed of trust, or by deed in lieu thereof or (b) a sale to any party other than a Facebook Competitor. However the right of first refusal would apply to subsequent transfers.
9	Wind Creek Leased Fee	(7) Permitted Liens; Title Insurance

The sole tenant of the Mortgaged Property has a right of first offer to purchase the Mortgaged Property. Such right of first offer does not apply to a transfer or sale of the Mortgaged Property in connection with a foreclosure by a mortgagee of the Mortgaged Property, but would apply to subsequent transfers.

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
In addition, in the event that the borrower fails to comply with certain covenants relating to the gaming license of the sole tenant at the Mortgaged Property, and fails to timely cure such breach, the sole tenant may require the borrower to sell its interest in the land prior to or on the date so required by the applicable gaming authorities, and the tenant shall have a right of first offer to purchase the Mortgaged Property.
6	Lakewood Square	(7) Permitted Liens; Title Insurance	The largest tenant, Hobby Lobby, has a right of first refusal to purchase its premises or any portion thereof. Pursuant to a subordination, non-disturbance and attornment agreement, such right of first refusal is not exercisable in connection with any exercise of remedies pursuant to the mortgage, including (i) a purchase of the Mortgaged Property at a foreclosure sale, (ii) a transfer of the Mortgaged Property to the lender pursuant to a deed-in-lieu or otherwise, or (iii) any subsequent sale of the Mortgaged Property by the lender or its designee after such foreclosure or deed-in-lieu of foreclosure. However, such right of first refusal would apply to subsequent transfers.
9	Wind Creek Leased Fee	(11) Condition of Property	No property condition report was prepared with respect to the Mortgaged Property.
10	Moffett Towers II – Buildings 3 & 4	(17) Insurance	The Mortgage Loan documents require that, provided no event of default is continuing, if the lender has the right or option pursuant to the Mortgage Loan documents to apply the net proceeds to the payment of the related debt, but any controlling provision in the sole tenant’s lease requires application thereof to the restoration of the related Mortgaged Property or any portion thereof or use of such net proceeds in another manner, then the lender is required to disburse such net proceeds to the extent (and only to the extent) required to enable the Mortgagor to satisfy its obligations under such lease (or to enable the lender to satisfy its obligations under any subordination and non-disturbance (or similar) agreement relating to the lease). The sole tenant’s lease requires payment of certain insurance proceeds to the tenant without restoration under certain circumstances.
8	Pharr Town Center	(17) Insurance	The Borrower is permitted under the Mortgage Loan documents to pay insurance premiums pursuant to a premium financing arrangement. Although the insurance policies require the insurers to send the required notice of cancellation to the lender, the premium financing company will have the right to direct the insurer to cancel the insurance policies prior to the end of the notice period.
9	Wind Creek Leased Fee	(17) Insurance

The Mortgage Loan documents provide that to the extent that there is a conflict between the provisions of the ground lease between the borrower and the sole tenant at the Mortgaged Property (or any successor ground lease approved by the lender), with respect to the participation of the lender and the borrower in (and the actual adjustment/settlement of) any casualty or condemnation proceedings, requirements relating to restoration or payment or application of net proceeds, the provisions of such ground lease shall control.

D-2-2

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

The ground lease provides that the proceeds of any casualty shall be provided to the tenant (or its leasehold mortgagee), to be applied to restoration, provided that if the restoration cost would reasonably be anticipated to be greater than the Casualty Threshold (as defined below) or the casualty occurs within five years of expiration of the applicable term of the ground lease, the tenant has the right to terminate the lease, in which case the lease requires that the casualty proceeds be distributed as follows: (i) the landlord shall receive an amount not to exceed $80,000,000; (ii) the tenant (or its leasehold mortgagee) shall receive an amount not to exceed $920,000,000, and (iii) any balance shall be distributed, pari passu, 8% to the landlord and 92% to the tenant. The original principal balance of the related Whole Loan is $146,600,000.

“Casualty Threshold” means $15,000,000, subject to increase based on a consumer price index adjustment.

In the event that casualty proceeds are in excess of $50,000,000 and the tenant has elected to restore the improvements at the Mortgaged Property, the casualty proceeds are required to be paid to a depositary that is a leasehold mortgagee with respect to the leasehold interest of the sole tenant, or that is an “institutional lender” as defined in the ground lease.

10	Moffett Towers II – Buildings 3 & 4	(18) Access; Utilities; Separate Tax Lots	The Mortgaged Property is a portion of tax parcel 110-01-039. All other documentation necessary to effectuate the creation of two separate tax parcels constituting solely the Mortgaged Property has been submitted to and/or filed with the applicable governmental authority and the issuance of a separate tax ID number for such separate tax parcel is anticipated to occur in October 2019. The Mortgage Loan documents provide all taxes and governmental assessments due and owing in respect of the Mortgaged Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established or are insured against by the Title Insurance Policy; however, the Mortgage Loan documents do not require the related Borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which such Mortgaged Property is a part until the separate tax lots are created.
23	Cypress Corporate Plaza	(27) Recourse Obligations	There are two non-recourse carveout guarantors, one related to each tenant-in-common. The liability of the guarantor related to KSY Cypress SPE, LLC is limited to that arising from the acts of KSY Cypress SPE, LLC, including its affiliates.
3	Hilton Penn’s Landing	(34) Ground Leases

(34)(e) The ground sublease requires the consent of the ground sublessor (not to be unreasonably withheld) to any assignment of the Mortgaged Property, other than to a “qualified transferee,” which is defined as an entity that (i) has a minimum of $10,000,000 in net assets, (ii) has a good reputation and sufficient experience to run a hotel as intended, (iii) possesses sufficient business experience within its subject industry, (iv) does not have (and has not a

D-2-3

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

principal that has) any felony convictions, (v) is not barred from business with the City of Philadelphia or the Commonwealth of Pennsylvania, (vi) is not in default with any agreements with the City or the Commonwealth or the ground sublessor, (vii) has not been adjudicated a tax delinquent, and (viii) is capable of obtaining all necessary licenses and permits. In addition, each person having an interest in the qualified transferee must be known in the community as being of good moral character, free from indictments and convictions as felons. However, a transfer or vesting of the leasehold interest under the ground sublease or any part thereof to a leasehold mortgagee or its affiliated operating company, either through foreclosure proceedings, transfer in lieu of foreclosure or otherwise by operation of law, does not require the consent of the ground sublessor, provided, it shall be a condition of the validity of such transfer or vesting of interest that, if requested by the ground sublessor, any person or persons claiming the leasehold interest thereunder shall promptly execute and deliver to the ground sublessor a written assumption of the obligations of the ground subtenant under the ground sublease. In addition, if the lender becomes the holder of the ground sublease by foreclosure or assignment in lieu thereof or by virtue of a new lease, the lender has the right to assign the ground sublease without the ground sublessor’s prior consent, provided that the restrictions on transfer to persons barred from doing business with the City of Philadelphia or the Commonwealth of Pennsylvania and to any person adjudicated a tax delinquent, will apply to such assignment. In addition, the restrictions on assignment of the ground sublease would apply to any subsequent transfers.

(34)(i) The exception to Representation (7) with respect to the Mortgage Loan is also an exception to Representation 34(i).

2	Woodlands Mall	(28) Mortgage Releases

The Borrower is permitted to obtain the release of (a) one or more parcels (including air rights parcels) or outlots which are vacant, non-income producing and unimproved, or improved only by landscaping, utility facilities or surface parking areas, and (b) one or more parcels acquired after origination, in each case without the payment or defeasance of a release price, subject to the satisfaction of certain conditions, including, but not limited to: (i) no event of default has occurred or is continuing, (ii) the loan-to-value ratio immediately following the release is less than or equal to 125%, (iii) with respect to parcels acquired after origination, if such acquired parcel is an anchor parcel, it must be released to another retail operator that has agreed in writing to open and operate the anchor premises for retail use within 24 months from the date of release and (iv) with respect to parcels acquired after origination, either no reserve funds have been expended on such parcel or the Borrower shall have deposited the amount so expended into the applicable reserve prior to the release.

D-2-4

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
In addition, the Borrower is permitted to obtain the release of one or more portions of the Mortgaged Property (an “Exchange Parcel”) without the payment or defeasance of a release price in connection with the substitution of such portion of the Mortgaged Property with real property reasonably equivalent in value to the Exchange Parcel located at or adjacent to the shopping center in which the Exchange Parcel is located (an “Acquired Parcel”), provided that, among other conditions, (i) no event of default has occurred or is continuing (ii) the Exchange Parcel is vacant, non-income-producing and unimproved (unless these requirements are waived by lender) or improved only by landscaping, utility facilities that are readily relocatable or surface parking areas and the Exchange Parcel is not necessary for the Mortgaged Property to comply with any zoning, building, land use or parking or other applicable legal requirements, (iii) Borrower delivers or causes to be delivered to lender a copy of the deed or ground lease conveying to Borrower all right, title and fee or leasehold interest, as applicable, in and to the Acquired Parcel, (iv) Borrower delivers an opinion of counsel stating that the substitution would not constitute a “significant modification” of the Mortgage Loan under Section 1001 of the Code or otherwise cause a tax to be imposed on a “prohibited transaction” by any REMIC trust and (v) the LTV ratio immediately after the substitution is less than or equal to 125%.
2, 3, 6, 8, 9, 10, 21, 23	All GACC Mortgage Loans	(30) Acts of Terrorism Exclusion	All exceptions to Representation 17 are also exceptions to this Representation 30.
2	Woodlands Mall	(32) Single Purpose Entity	The Borrower is a newly formed entity; however, shortly before the closing date another entity, Woodlands Anchor Acquisition, LLC, a Delaware limited liability company, (“Anchor Affiliate”) merged into the Borrower. Anchor Affiliate owned, at the time of such merger, certain parking areas and outlot parcels which are a part of the contiguous shopping mall, and upon such merger said real property became the property of Borrower (and a portion of the property securing the Mortgage Loan). Anchor Affiliate previously owned a parcel on which a Nordstrom store was located, which it conveyed to Nordstrom in fee simple absolute prior to such merger.
2	Woodlands Mall	(33) Defeasance	The Loan Documents require the Borrower to pay for all reasonable out-of-pocket costs and expenses incurred by the lender in connection with defeasance (but accountants’ fees and opinions of counsel are not expressly enumerated in the provision). In addition, the reasonable out-of-pocket expenses of the servicer or trustee which the Borrower is required to pay are capped at $10,000.

D-2-5

SCHEDULE D-1

GERMAN AMERICAN CAPITAL CORPORATION

LOANS WITH EXISTING MEZZANINE DEBT

Loan No.	Mortgage Loan
2	Woodlands Mall
10	Moffett Towers II – Buildings 3 & 4

D-2-6

SCHEDULE D-2

GERMAN AMERICAN CAPITAL CORPORATION

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Loan No.	Mortgage Loan
2	Woodlands Mall

D-2-7

SCHEDULE D-3

GERMAN AMERICAN CAPITAL CORPORATION

CROSSED MORTGAGE LOANS

None

D-2-8

ANNEX D-3

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
FOR MUFG PRINCIPAL COMMERCIAL CAPITAL

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
24	Bountiful Plaza	(7) Permitted Liens; Title Insurance	Carl’s JR, the third largest tenant at the Mortgaged Property, leasing 7.38% of the net rentable area, has a right of first refusal and a right of first offer to purchase its leased premises at the Mortgaged Property in the event of a proposed transfer of such leased premises. None of such rights of first refusal and first offer is applicable to a transfer of said premises in connection with any foreclosure sale, deed in lieu of foreclosure or otherwise or any subsequent transfer thereafter, except for a disposition after foreclosure in which the purchase price for the sale of the leased premises is paid directly and immediately to the lender and is sufficient to pay in full the then outstanding indebtedness under the Mortgaged Loan, including any applicable premium.
26	Walmart Palm Desert	(17) Insurance

The Mortgage Loan documents allow the borrower to rely on self-insurance by Wal-Mart Stores, Inc. (“Wal-Mart”), the sole tenant at the Mortgaged Property, provided that (i) such self-insurance satisfies the insurance requirements as set forth in the Mortgage Loan documents (ii) Wal-Mart maintains a net worth of more than $250,000,000, (iii) no event of default by Wal-Mart or its lease guarantor (if applicable) beyond any applicable notice and cure period has occurred under Wal-Mart’s lease or the lease guaranty (if applicable) and (iv) the lender is provided with written evidence confirming Wal-Mart’s agreement to provide self-insurance pursuant to the terms of its lease.

Under its lease, Wal-Mart is required to carry throughout the lease term, at its sole cost and expense, commercial general liability insurance for the premises provided by either (i) insurance companies carrying an AM Best rating of A-VII or better or (ii) self-insurance, so long as Wal-Mart maintains a net worth of more than $250,000,000. Wal-Mart currently carries property insurance on the Mortgaged Property, using self-insurance and third-party insurance, and the Borrower carries loss of rents coverage as well as terrorism and liability coverages.

26	Walmart Palm Desert	(19) No Encroachments	An adjacent Jiffy Lube service shop encroaches onto a portion of the Mortgaged Property by approximately 11 feet. Said encroachment does not materially adversely affect any easements or improvements. A loss carve-out was added to the Mortgage Loan agreement in connection with said encroachment.

D-3-1

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
13	Victory Plaza	(32) Single-Purpose Entity	A non-consolidation opinion was not delivered in connection with the origination of the Mortgage Loan and the Cut-off Date principal balance of the Mortgage Loan is above $20 million.
14	Boca Raton Design Center	(32) Single-Purpose Entity	A non-consolidation opinion was not delivered in connection with the origination of the Mortgage Loan and the Cut-off Date principal balance of the Mortgage Loan is above $20 million.
24	Bountiful Plaza	(32) Single-Purpose Entity	One of the two TIC borrowers, Community Centers of America Auburn, LLC, is a recycled single-purpose entity that previously owned a real estate property in Auburn, CA, that is not part of the Mortgaged Property, which property was sold in December 2018.
13, 24	Victory Plaza and Bountiful Plaza	(40) Organization of Borrower	The borrowers under each of the related Mortgage Loans are Affiliates of each other.

D-3-2

SCHEDULE D-1

MUFG PRINCIPAL COMMERCIAL CAPITAL

LOANS WITH EXISTING MEZZANINE DEBT

None

D-3-3

SCHEDULE D-2

MUFG PRINCIPAL COMMERCIAL CAPITAL

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Loan No.	Mortgage Loan
13	Victory Plaza

D-3-4

SCHEDULE D-3

MUFG PRINCIPAL COMMERCIAL CAPITAL

CROSSED MORTGAGE LOANS

None

D-3-5

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX D-4

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
FOR CANTOR COMMERCIAL REAL ESTATE LENDING, L.P.

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
4	Uline Arena	(7) Permitted Liens; Title Insurance (12) Taxes and Assessments	One of the tax lots underlying the Mortgaged Property (“Lot 43”) was erroneously removed from the tax rolls in 2017. Accordingly, property taxes may not have been paid for Lot 43 from 2017 through the present.
9	Wind Creek Leased Fee	(7) Permitted Liens; Title Insurance	The sole tenant of the Mortgaged Property has a right of first offer to purchase the Mortgaged Property. Such right of first offer does not apply to a transfer or sale of the Mortgaged Property in connection with a foreclosure by a mortgagee of the Mortgaged Property.
18	Visions Hotel Portfolio II	(7) Permitted Liens; Title Insurance	The Courtyard Horseheads Mortgaged Property and the Fairfield Inn Watertown Mortgaged Property are each subject to a franchise agreement between Marriott International, Inc., as franchisor, and the related Borrower, as franchisee. Pursuant to the terms of the franchise agreements, in the event that there is a proposed transfer of (i) the related Mortgaged Property, (ii) the Borrower’s ownership interest under the related franchise agreement or (iii) an ownership interest or other interest in the Borrower or an affiliate of the Borrower, in each case, to a competitor of the franchisor, the franchisor will have, among other things, a right of first refusal to purchase or lease the related Mortgaged Property at the same purchase price or lease price, as applicable, and upon the same terms as those contained in the offer from such competitor.
9	Wind Creek Leased Fee	(11) Condition of Property	No property condition report was prepared with respect to the Mortgaged Property.

D-4-1

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
9	Wind Creek Leased Fee	(17) Insurance (30) Acts of Terrorism Exclusion

The Mortgage Loan documents provide that to the extent that there is a conflict between the provisions of the ground lease between the borrower and the sole tenant at the Mortgaged Property (or any successor ground lease approved by the lender),  with respect to the participation of the lender and the borrower in (and the actual adjustment/settlement of) any casualty or condemnation proceedings, requirements relating to restoration or payment or application of net proceeds, the provisions of such ground lease shall control.

The ground lease provides that the proceeds of any casualty shall be provided to the tenant (or its leasehold mortgagee), to be applied to restoration, provided that if the restoration cost would reasonably be anticipated to be greater than the Casualty Threshold (as defined below)  or the casualty occurs within five years of expiration of the applicable term of the ground lease, the tenant has the right to terminate the lease, in which case the lease requires that the casualty proceeds be distributed as follows: (i) the landlord shall receive an amount not to exceed $80,000,000; (ii) the tenant (or its leasehold mortgagee) shall receive an amount not to exceed $920,000,000, and (iii) any balance shall be distributed, pari passu, 8% to the landlord and 92% to the tenant.  The original principal balance of the related Whole Loan is $146,600,000.

“Casualty Threshold” means $15,000,000, subject to increase based on a consumer price index adjustment.

In the event that casualty proceeds are in excess of $50,000,000 and the tenant has elected to restore the improvements at the Mortgaged Property, the casualty proceeds are required to be paid to a depositary that is a leasehold mortgagee with respect to the leasehold interest of the sole tenant, or that is an “institutional lender” as defined in the ground lease.

18	Visions Hotel Portfolio II	(17) Insurance	The Mortgage Loan documents require the Mortgagor to maintain business interruption and rental loss insurance with a coverage period of 12 months, rather than 18 months.
18	Visions Hotel Portfolio II	(17) Insurance	With respect to the Holiday Inn Express Canandaigua Mortgaged Property, (i) the combined building limit for the National Flood Insurance Program policy and excess flood insurance policy being maintained by the Borrower is less than the insurable value of the Mortgaged Property and (ii) the Borrower’s excess flood insurance policy contains a 90% insurance-to-value provision.
18	Visions Hotel Portfolio II	(25) Local Law Compliance (26) Licenses and Permits	The Holiday Inn & Suites Rochester Marketplace Mortgaged Property is legal non-conforming as to use.

D-4-2

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
18	Visions Hotel Portfolio II	(32) Single-Purpose Entity	The Borrower previously operated certain hotel properties other than the Mortgaged Properties pursuant to various unrecorded operating leases.

D-4-3

SCHEDULE D-1

CANTOR COMMERCIAL REAL ESTATE LENDING, L.P.

LOANS WITH EXISTING MEZZANINE DEBT

Loan No.	Mortgage Loan
12	Crescent Club

D-4-4

SCHEDULE D-2

CANTOR COMMERCIAL REAL ESTATE LENDING, L.P.

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Loan No.	Mortgage Loan
4	Uline Arena

D-4-5

SCHEDULE D-3

CANTOR COMMERCIAL REAL ESTATE LENDING, L.P.

CROSSED MORTGAGE LOANS

None

D-4-6

ANNEX D-5

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
FOR CITI REAL ESTATE FUNDING INC.

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
11	The Citizen Hotel Sacramento	(7) Permitted Liens; Title Insurance	The mortgaged property is encumbered by two loans made by the City of Sacramento’s redevelopment agency in connection with the initial construction and development of the hotel and retail space. The loans are made subject and subordinate to the Mortgage Loan pursuant to a subordination and standstill agreement.
25	Holiday Inn Express – Bluffton	(7) Permitted Liens; Title Insurance	The building rooftop tenant, Cellco Partnership d/b/a Verizon Wireless, has a right of first refusal which applies in the event the landlord elects to (i) sell or transfer the property or (ii) grant an easement or other interest to a third party relating to the space occupied by the tenant for the purpose of operating and maintaining communications facilities or the management thereof.
7	505 Fulton Street	(17) Insurance

Proceeds of insurance are to be held by an insurance trustee selected by the board of managers of the condominium regime in place at the mortgaged property and must be disbursed in accordance with the terms and provisions of the condominium documents. The condominium estoppel executed and delivered to the lender by the board of managers requires that the insurance trustee shall have a capital surplus of undivided profits of at least $500,000,000, and be required to have a credit rating of at least “A” by S&P Global Ratings, “A2” by Moody’s Investor Service, Inc., or “A” by Fitch, Inc. or an equivalent rating by any other statistical rating agency in the event any of the foregoing have not rated any such insurance trustee.

7, 11, 20, 25, 27, 29, 32	All CREFI Mortgage Loans	(17) Insurance	The Mortgage Loan documents may permit the borrower to cause the insurance required at the Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant at the Mortgaged Property.
7, 11, 20, 25, 27, 29, 32	All CREFI Mortgage Loans	(30) Acts of Terrorism Exclusion	The Mortgage Loan documents may permit the borrower to cause the insurance required at the Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant at the Mortgaged Property.

D-5-1

SCHEDULE D-1

CITI REAL ESTATE FUNDING INC.

LOANS WITH EXISTING MEZZANINE DEBT

None

D-5-2

SCHEDULE D-2

CITI REAL ESTATE FUNDING INC.

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Loan No.	Mortgage Loan
20	Timlin Portfolio
25	Holiday Inn Express - Bluffton

D-5-3

SCHEDULE D-3

CITI REAL ESTATE FUNDING INC.

CROSSED MORTGAGE LOANS

None

D-5-4

ANNEX E

CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

Period	Balance($)	Period	Balance($)
1	16,457,000.00	59	16,456,814.53
2	16,457,000.00	60	16,212,946.51
3	16,457,000.00	61	15,968,134.70
4	16,457,000.00	62	15,701,415.39
5	16,457,000.00	63	15,454,622.84
6	16,457,000.00	64	15,185,979.25
7	16,457,000.00	65	14,937,190.78
8	16,457,000.00	66	14,687,439.37
9	16,457,000.00	67	14,374,321.10
10	16,457,000.00	68	14,122,388.09
11	16,457,000.00	69	13,848,750.50
12	16,457,000.00	70	13,594,782.13
13	16,457,000.00	71	13,319,167.16
14	16,457,000.00	72	13,063,147.81
15	16,457,000.00	73	12,806,137.39
16	16,457,000.00	74	12,527,567.04
17	16,457,000.00	75	12,268,482.31
18	16,457,000.00	76	11,987,896.76
19	16,457,000.00	77	11,726,721.80
20	16,457,000.00	78	11,464,535.70
21	16,457,000.00	79	11,140,142.39
22	16,457,000.00	80	10,875,682.43
23	16,457,000.00	81	10,589,874.79
24	16,457,000.00	82	10,323,283.35
25	16,457,000.00	83	10,035,404.97
26	16,457,000.00	84	9,766,665.70
27	16,457,000.00	85	9,496,885.85
28	16,457,000.00	86	9,205,909.90
29	16,457,000.00	87	8,933,957.75
30	16,457,000.00	88	8,640,871.40
31	16,457,000.00	89	8,366,730.30
32	16,457,000.00	90	8,091,527.58
33	16,457,000.00	91	7,755,331.57
34	16,457,000.00	92	7,477,758.38
35	16,457,000.00	93	7,179,211.13
36	16,457,000.00	94	6,899,405.84
37	16,457,000.00	95	6,598,690.07
38	16,457,000.00	96	6,316,635.53
39	16,457,000.00	97	6,033,488.58
40	16,457,000.00	98	5,729,526.37
41	16,457,000.00	99	5,444,104.53
42	16,457,000.00	100	5,137,932.25
43	16,457,000.00	101	4,850,218.06
44	16,457,000.00	102	4,561,389.43
45	16,457,000.00	103	4,232,372.81
46	16,457,000.00	104	3,941,149.12
47	16,457,000.00	105	3,629,340.27
48	16,457,000.00	106	3,335,779.70
49	16,457,000.00	107	3,021,700.55
50	16,457,000.00	108	2,725,785.14
51	16,457,000.00	109	2,428,723.36
52	16,457,000.00	110	2,111,242.75
53	16,457,000.00	111	1,811,799.27
54	16,457,000.00	112	1,492,004.81
55	16,457,000.00	113	1,190,161.34
56	16,457,000.00	114	911,197.21
57	16,457,000.00	115	580,378.78
58	16,457,000.00	116	299,088.73
		117 and thereafter	0.00

E-1

[THIS PAGE INTENTIONALLY LEFT BLANK]

No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	11
Important Notice About Information Presented in This Prospectus	12
Summary of Terms	19
Risk Factors	53
Description of the Mortgage Pool	129
Transaction Parties	212
Credit Risk Retention	257
Description of the Certificates	272
Description of the Mortgage Loan Purchase Agreements	307
Pooling and Servicing Agreement	318
Certain Legal Aspects of Mortgage Loans	423
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	439
Pending Legal Proceedings Involving Transaction Parties	441
Use of Proceeds	441
Yield and Maturity Considerations	441
Material Federal Income Tax Considerations	454
Certain State and Local Tax Considerations	466
Method of Distribution (Conflicts of Interest)	467
Incorporation of Certain Information by Reference	469
Where You Can Find More Information	469
Financial Information	469
Certain ERISA Considerations	470
Legal Investment	473
Legal Matters	474
Ratings	474
Index of Defined Terms	477

ANNEX A-1	CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES	A-1-1
ANNEX A-2	CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES	A-2-1
ANNEX A-3	DESCRIPTION OF TOP FIFTEEN MORTGAGE LOANS AND ADDITIONAL MORTGAGE LOAN INFORMATION	A-3-1
ANNEX B	FORM OF REPORT TO
	CERTIFICATEHOLDERS	B-1
ANNEX C	FORM OF OPERATING ADVISOR ANNUAL REPORT	C-1
ANNEX D-1	MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	D-1-1
ANNEX D-2	EXCEPTIONS TO GACC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	D-2-1
ANNEX D-3	EXCEPTIONS TO MPCC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	D-3-1
ANNEX D-4	EXCEPTIONS TO CCRE LENDING MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	D-4-1
ANNEX D-5	EXCEPTIONS TO CREFI MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	D-5-1
ANNEX E	CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE	E-1

Dealers will be required to deliver a prospectus when acting as underwriters of these certificates and with respect to unsold allotments or subscriptions. In addition, all dealers selling these certificates will deliver a prospectus until the date that is ninety days from the date of this prospectus.

$677,165,000
(Approximate)

Deutsche Mortgage & Asset

Receiving Corporation

Depositor

CD 2019-CD8 Mortgage Trust
Issuing Entity

CD 2019-CD8
Mortgage Trust Commercial

Mortgage Pass-Through Certificates,
Series 2019-CD8

Class A-1	$10,401,000
Class A-2	$7,644,000
Class A-SB	$16,457,000
Class A-3	$75,000,000 - $257,000,000
Class A-4	$258,081,000 - $440,081,000
Class X-A	$598,653,000
Class A-M	$49,070,000
Class B	$40,237,000
Class C	$38,275,000

PROSPECTUS

Deutsche Bank Securities

Co-Lead Manager and Joint Bookrunner

Cantor Fitzgerald & Co.

Co-Lead Manager and Joint Bookrunner

Citigroup

Co-Lead Manager and Joint Bookrunner

MUFG

Co-Manager

Academy Securities

Co-Manager

Drexel Hamilton

Co-Manager

August          , 2019